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INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(4)
Registration No. 333-190227

PROSPECTUS

128,000,000 Class A Shares
Representing Limited Partner Interests

This is the initial public offering of our Class A shares. We are a recently formed Delaware limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes. Upon completion of this offering, we will own 21.1% of the limited partner interests in Plains AAP, L.P., which directly owns all of the incentive distribution rights and indirectly owns the 2% general partner interest in Plains All American Pipeline, L.P. (NYSE: PAA), which we refer to as PAA. PAA is a publicly traded Delaware limited partnership that is engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as the processing, transportation, fractionation, storage and marketing of natural gas liquids. PAA also owns and operates natural gas storage facilities.

Before this offering, there has been no public market for our Class A shares. We have been approved to list our Class A shares on the New York Stock Exchange under the symbol "PAGP."

Investing in our Class A shares involves risks. Please read "Risk Factors" beginning on page 25.

These risks include the following:

  •
  Our cash flow will be entirely dependent upon the ability of PAA to make cash distributions to Plains AAP, and the ability of Plains AAP to make cash distributions to us.

  •
  The incentive distributions Plains AAP is entitled to receive may be limited or modified without the consent of our shareholders, which may reduce cash distributions to you.

  •
  Our shareholders will not elect or have the power to remove our general partner and until certain conditions are met will not vote in the election of our general partner's directors. Upon completion of this offering, the Existing Owners will own a sufficient number of shares to allow them to prevent the removal of our general partner.

  •
  You will experience immediate and substantial dilution of $22.40 per Class A share in the net tangible book value of your Class A shares. Net tangible book value excludes a deferred tax asset of $1.027 billion. Including the deferred tax asset, you would experience dilution of $14.38 per Class A share in the net tangible book value of your Class A share.

  •
  Conflicts of interest may arise as a result of our organizational structure and the relationships among us, PAA, our respective general partners, the Existing Owners and affiliated entities.

  •
  If PAA were to become subject to entity-level taxation for federal or state tax purposes, then our cash available for distribution to you would be substantially reduced.

	Per Class A Share	Total
Initial public offering price	$22.00	$2,816,000,000
Underwriting discount	$0.66	$84,480,000
Proceeds to us (before expenses)	$21.34	$2,731,520,000

We have granted the underwriters a 30-day option to purchase up to an additional 19,200,000 Class A shares on the same terms and conditions as set forth above if the underwriters sell more than 128,000,000 Class A shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Class A shares on or about October 21, 2013.

Barclays	Goldman, Sachs & Co.	J.P. Morgan

BofA Merrill Lynch	Citigroup	UBS Investment Bank	Wells Fargo Securities

Deutsche Bank Securities	Morgan Stanley	Raymond James	RBC Capital Markets

Baird	Oppenheimer & Co.		Stifel
BBVA	BNP PARIBAS	DNB Markets	ING

Mitsubishi UFJ Securities	Mizuho Securities	Piper Jaffray	PNC Capital Markets LLC
Scotiabank / Howard Weil	SMBC Nikko	SOCIETE GENERALE	SunTrust Robinson Humphrey
BB&T Capital Markets	CIBC	Ladenburg Thalmann & Co. Inc.	Regions Securities LLC
Simmons & Company International	Stephens Inc.	Tudor, Pickering, Holt & Co.	U.S. Capital Advisors

Prospectus dated October 15, 2013

Permian

PLAINS GP HOLDINGS

PLAINS ALL AMERICAN PIPELINE, L.P.
Cushing

FORT SASKATCHEWAN
EDMONTON
KERROBERT
EMPRESS
REGINA
MANITOU
FT. LARAMIE
SALT LAKE CITY
MARTINEZ
RICHMOND
S. CAL LPG
LA AREA
BUMSTEAD
CUSHING
WICHITA FALLS
MIDLAND
EAST TEXAS
CORPUS CHRISTI
PINE PRAIRIE
ST. JAMES
S. PINES
MOBILE
PATOKA
TIRZAH
YORKTOWN
PHILADELPHIA AREA
SCHAEFFERSTOWN
BLUEWATER
SARNIA
WINDSOR
ALTO
Crude Oil Pipelines
NGL Pipelines
Major 3rd Party Pipelines
Crude Rail / Storage Facilities
NGL Rail/Storage Facilities
Crude Storage Facilities
NGL Storage Facilities
Natural Gas Storage Facilities
Refined Products Facilities
Gas Processing Facilities
NGL Fractionation
Major Crude Oil/NGL Producing Basin

Pipelines	18,800 miles
Liquids Storage	119 MMBbls
Natural Gas Storage	93 Bcf
Fractionation Facilities	211,000 BBls/d
Processing Plants	11
Crude & NGL Rail Facilities	23
Crude & NGL Railcars	5,380
Truck Fleet	1,508 Trailers; 815 Trucks
Barge Fleet	104 Barges; 51 Tugs
Crude & NGL Tariff Volumes	>3.5 MMBbls/d

(As of 12/31/12)

St. James

Canada

Eagle Ford

Bakken

Mid-Continent

i

        You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus prepared by or on behalf of us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus or any free writing prospectus. If anyone provides you with additional, different or inconsistent information you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. Unless otherwise indicated, you should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or any sale of Class A shares offered hereby.

        Except as otherwise indicated, the information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional Class A shares from us. All references in this prospectus to:

  •
  "our," "we," and "us" refer to Plains GP Holdings, L.P. and its wholly owned subsidiaries, after giving effect to the reorganization transactions described in "Organizational Structure";

  •
  "shares" refer to the Class A shares and Class B shares representing limited partner interests in us following this offering, and references to our "shareholders" refer to the persons holding such limited partner interests;

  •
  "PAA" refer to Plains All American Pipeline, L.P. (NYSE: PAA) and its operating subsidiaries collectively, or to Plains All American Pipeline, L.P., individually, as the context may require;

  •
  "PAA GP" refer to PAA GP LLC, the general partner of PAA;

v

  •
  "AAP" refer to Plains AAP, L.P., which owns a 100% membership interest in PAA GP;

  •
  "GP LLC" refer to Plains All American GP LLC, the general partner of AAP;

  •
  our "general partner" refer to PAA GP Holdings LLC;

  •
  our "partnership agreement" refer to the Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P. to be adopted in connection with the closing of this offering;

  •
  "affiliates" of our general partner do not include the Existing Owners, other than PAA Management, L.P.; and

  •
  "Existing Owners" refer to the entities and individuals that own capital interests in AAP and GP LLC as of the date of this prospectus, including, but not limited to, PAA Management, L.P. ("PAA Management") and certain entities and individuals affiliated with Occidental Petroleum Corporation ("Oxy"), The Energy & Minerals Group ("EMG"), and Kayne Anderson Investment Management Inc ("Kayne Anderson"). Unless the context requires otherwise, references to Kayne Anderson also include KA First Reserve XII, LLC.

        Except as otherwise indicated, all discussions in this prospectus regarding ownership in us or AAP assume no conversion of Class B Units (representing profits interests) in AAP held by members of PAA management, which we refer to as AAP management units. Please see "Summary—Organizational Structure" for a diagram depicting our organizational structure immediately following the completion of this offering (assuming the underwriters' option to purchase additional Class A shares is not exercised).

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical consolidated financial statements and pro forma condensed consolidated financial statements and the notes to those financial statements, and the other documents to which we refer for a more complete understanding of this offering. Furthermore, you should carefully read "Risk Factors" and "Forward-Looking Statements" for more information about important risks that you should consider before making a decision to purchase Class A shares in this offering. We include a glossary of some of the terms used in this prospectus as Appendix B.

Plains GP Holdings, L.P.

        We are a recently formed Delaware limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes. Our only cash-generating assets at the closing of this offering will consist of 128,000,000 Class A Units in AAP, which we refer to as AAP units, which represent a 21.1% limited partner interest in AAP (19.7% economic interest including the dilutive effect of the AAP management units). AAP currently owns all of the incentive distribution rights, or IDRs, and an indirect 2% general partner interest in PAA.

        PAA is a publicly traded limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids ("NGL"). PAA is one of the largest publicly traded partnerships with an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. As of June 30, 2013, the market capitalization of PAA's common units totaled approximately $19 billion, and on an average daily basis, PAA transported over 3.5 million barrels of crude oil and NGL on its pipelines.

        PAA's principal business strategy is to provide competitive and efficient midstream transportation, terminalling, storage, processing, fractionation and supply and logistics services to producers, refiners and other customers. Toward this end, PAA endeavors to address regional supply and demand imbalances for crude oil and NGL in the United States and Canada by combining the strategic location and capabilities of its transportation, terminalling, storage, processing and fractionation assets with its extensive supply, logistics and distribution expertise. To a lesser extent, PAA also engages in similar activities for natural gas and refined products.

        Since its initial public offering in 1998, PAA has delivered significant growth, increasing its net income and total assets from $6 million and $607 million, respectively, in 1998 to approximately $1.1 billion and $19 billion, respectively, in 2012. An investor that purchased common units in PAA's initial public offering and held such units continuously through August 15, 2013 would have received cumulative distributions equal to approximately 215% of such investor's initial investment and, including price appreciation, realized a total compounded annual return (assuming reinvestment of distributions) of approximately 20% over that approximately 15-year period. Distributions from PAA to AAP increased from $1.3 million in 1999 (the first full year following PAA's initial public offering) to an annualized aggregate distribution of approximately $381 million for the distribution paid with respect to the quarter ended June 30, 2013, which represents a compound annual growth rate of approximately 50%.

        PAA believes it is well positioned to continue to generate attractive distribution growth over the next several years. Changing supply and demand dynamics for North American crude oil continue to create opportunities for midstream providers of logistics and infrastructure assets. As a result of advances in horizontal drilling and fracturing technology over the last several years and their application to various large scale resource plays, certain historical trends have been reversed as domestic oil supplies have increased substantially and are expected to continue to increase over at least the next five years. As a leading provider of North American crude oil logistics services, PAA believes it is well positioned to benefit from these industry fundamentals and market conditions. PAA has a major asset presence in some of the most active resource plays in North America, including the Permian Basin in West Texas, the Eagle Ford Shale in South Texas, the Bakken Shale and Niobrara play in the Rockies, the Mid-Continent Region of Oklahoma and Kansas, and various areas throughout Western Canada.

        As evidenced by PAA's large and diverse organic growth project portfolio, which consists primarily of fee-based opportunities, with minimal commodity exposure, and includes approximately $1.6 billion of growth capital in its 2013 capital plan and between $1.3 and $1.5 billion in its preliminary 2014 capital plan, PAA expects to continue growing its presence in North America through the construction of new infrastructure. PAA believes that the diversity and balance of its organic growth project portfolio (which includes a relatively large number of projects spread across multiple regions and resources plays) reduces its overall exposure to any one project or region. In addition, PAA believes that the rates of return on its organic growth projects are generally well in excess of its cost of capital and the rates of return typically available through acquisitions.

        PAA also intends to continue pursuing acquisition opportunities as a part of its growth strategy. In the past five years, PAA has completed and integrated over 32 acquisitions with an aggregate purchase price of approximately $5.2 billion. We believe PAA's significant and expanding asset base, its commercial presence in significant producing and consuming regions of North America and its business model provide it with the opportunity for continued growth for the next several years.

        As a result of our ownership of an interest in PAA's IDRs through our ownership interest in AAP, we are positioned to grow our distribution disproportionately relative to the growth rate of PAA's common unit distributions. As demonstrated by the graph on page 6, distributions by PAA to AAP will grow at a multiple of the underlying rate of growth of PAA's distributions. Accordingly, our primary business objective is to increase our cash available for distribution to our Class A shareholders through the execution by PAA of its business strategy. In addition, we may facilitate PAA's growth activities through various means, including, but not limited to, modifying PAA's IDRs, making loans, purchasing equity interests or providing other forms of financial support to PAA.

        Unless we directly acquire and hold assets or businesses in the future, our cash flows will be generated solely from the cash distributions we receive from AAP. AAP does not own any common units in PAA and currently receives all of its cash flows from distributions on its direct ownership of PAA's IDRs and its indirect interest in PAA's 2% general partner interest. AAP's ownership of these interests entitles it to receive, with respect to a given quarter, approximately 10% of all cash distributed in such quarter up to the cash distribution level of $0.3375 per common unit of PAA and 50% of all cash distributed in such quarter above the cash distribution level of $0.3375 per common unit. Such amounts do not take into account temporary and permanent reductions in IDR payments that the Existing Owners have voluntarily approved in connection with past acquisition activities or that may be implemented with respect to future activities.

        We expect our initial quarterly cash distribution rate to be $0.14904 per Class A share, or $0.5962 on an annualized basis (though in each case the actual distribution paid in the first quarter following this offering will be prorated as described under "—The Offering—Cash Distributions"). In general, distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares. We anticipate that available deductions will offset our taxable income for an extended period of time following the closing of this offering. During this period, which we estimate will include, at a minimum, each of the periods ending December 31, 2014, 2015 and 2016, none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. Please read "—The Offering—Material Tax Consequences."

        Although not required to do so, in response to past requests by PAA management in connection with PAA's acquisition activities, the Existing Owners have approved temporary and permanent reductions in IDR payments. Such modifications were implemented with a view toward enhancing PAA's competitiveness for such acquisitions and managing the overall cost of equity capital while achieving an appropriate balance between short-term and long-term accretion to PAA's limited partners and the holders of its general partner interest and IDRs. While these IDR reductions reduced the amount of cash that would otherwise have been distributed in respect of the IDRs, we believe they have contributed to long-term accretion in the amount of distributions paid with respect to the IDRs through participation in PAA growth opportunities that may not have been available in the absence of such reductions.

        The Existing Owners have approved IDR reductions in connection with the closing of four prior PAA acquisitions: the Pacific Energy Partners, L.P. acquisition in 2006, the Rainbow Pipeline Company acquisition in 2008, the Vulcan Gas Storage acquisition in 2009, and the BP Canada Energy Company acquisition in 2012 (the "BP NGL Acquisition"). For the period from 2006 through the distribution date for the second quarter of 2013, these IDR reductions have totaled $105.5 million in the aggregate. Currently, the following IDR reductions are in place: $15.0 million in 2013 (all of which will have been satisfied following the distribution with respect to the quarter ended September 30, 2013), $11.3 million in 2014, and $10.0 million per year thereafter. Our general partner may, in certain circumstances, similarly support PAA in the future by agreeing to waive, modify or otherwise adjust payments relating to PAA's IDRs. Any such waiver, modification or other adjustment to the IDRs will require the consent of our general partner, but not our shareholders.

        We, the Existing Owners and the members of PAA management who hold AAP management units will each receive our proportionate share of the distributions received by AAP from PAA, after deducting certain general, administrative and other similar expenses, our public company expenses, payments of principal and interest on AAP's outstanding indebtedness, taxes and any capital contributed (or amounts retained for future contribution) by AAP to maintain its indirect 2% general partner interest in PAA upon the issuance of additional PAA common units, except to the extent funded by debt. We intend to pay to our Class A shareholders, on a quarterly basis, distributions equal to the cash AAP distributes to us, less direct expenses, income taxes and any reserves established by our general partner.

        The cash distributions AAP receives from PAA are tied to (i) PAA's per unit distribution level and (ii) the number of PAA common units outstanding. An increase in either factor (assuming the other factor remains constant or increases) will generally, absent additional IDR reductions, result in an increase in the amount of cash distributions AAP receives from PAA, a portion of which we, in turn, receive from AAP. Because the IDRs currently participate at the maximum percentage participation rate of 48% of any cash distributed in excess of the cash distribution level of $0.3375 per PAA common unit, any future growth in distributions we receive from AAP will not result from an increase in the percentage participation rate associated with the IDRs.

        Since its initial public offering, the growth of PAA's business has resulted in significant increases in both its per unit distribution level and outstanding equity capitalization. Since May 2004, on a split-adjusted basis, PAA has increased its quarterly cash distribution by approximately 113% from $0.28125 per common unit, or $1.125 on an annualized basis, to $0.6000 per common unit, or $2.40 on an annualized basis, for the quarter ended September 30, 2013. During the same period, PAA issued a total of approximately 218 million common units, representing an increase of approximately 175% of total common units outstanding.

        The graph below illustrates the historical growth in PAA's actual distributions per unit, the number of PAA common units outstanding and the aggregate distributions paid by PAA during each of the periods presented.

Note:
Historical PAA distributions per unit and PAA units outstanding adjusted for two-for-one unit split completed on October 1, 2012.

(1)
Represents estimated distributions to be paid during 2013, assuming the distribution paid in respect of the third quarter is $0.6000 per unit.

(2)
Represents average units outstanding as of the record date for each quarterly distribution paid during the period. The average units outstanding during the 2013 period assume units outstanding on the record date for the distribution to be paid in the fourth quarter equal the number of units outstanding as of September 27, 2013.

        The graph below illustrates the historical growth in PAA's annual distributions paid in respect of the 2% general partner interest and the IDRs. These distributions to AAP have grown at a compound annual growth rate (CAGR) of approximately 47% since 2004 (based on an assumed annual distribution rate of $2.33 per unit for 2013, as described below).

Note:
Amounts shown in the graph are historical aggregate distributions by PAA to AAP and are net of IDR reductions. Amounts shown in the graph have also not been reduced for amounts payable by AAP to AAP management units, which are quantified below the graph as "AAP Management Unit Distributions." Neither the amounts shown in the graph nor the AAP Management Unit Distributions take into account the funding of any contribution necessary to maintain AAP's indirect 2% general partner interest in PAA. Please read "—Our Financial Strategy" and "Management—AAP Management Units."

(1)
Represents estimated distributions to be paid during 2013, assuming the distribution paid in respect of the third quarter is $0.6000 per unit.

        The graph set forth below illustrates the impact on distributions from PAA to AAP as a result of PAA raising or lowering its annualized quarterly cash distribution from PAA's distribution with respect to the third quarter of 2013 of $0.6000 per unit, or $2.40 on an annualized basis, based on AAP's direct and indirect ownership of partnership interests in PAA as of the closing of this offering and assuming that PAA's outstanding partnership interests remain constant. This information is presented for illustrative purposes only and is not intended to be a prediction of future performance.

Note:
Amounts shown in the graph represent potential distributions by PAA to AAP assuming different hypothetical PAA distributions per common unit and are net of permanent $10 million annual IDR reductions associated with the BP NGL Acquisition. Amounts shown in the graph have not been reduced for amounts payable by AAP to AAP management units, which are quantified below the graph as "AAP Management Unit Distributions."

        The impact on AAP of changes in PAA's per unit cash distribution levels will vary depending on several factors, including the number of PAA's outstanding common units on the record date for cash distributions and the impact of the IDR structure. In addition, the level of cash distributions AAP receives is subject to risks associated with the underlying business of, and an investment in, PAA. Please read "Risk Factors."

Plains All American Pipeline, L.P.

General

        PAA manages its operations through three operating segments: (i) Transportation, (ii) Facilities, and (iii) Supply and Logistics. Following is a description of the activities and assets for each of PAA's business segments as of December 31, 2012:

        Transportation Segment.    PAA's transportation segment operations generally consist of fee-based activities associated with transporting crude oil and NGL on pipelines, gathering systems, trucks and barges. PAA generates revenue through a combination of tariffs, third-party leases of pipeline capacity and other transportation fees. As of December 31, 2012, PAA employed a variety of owned or leased long-term physical assets throughout the United States and Canada in this segment, including approximately:

  •
  17,400 miles of active crude oil, NGL and refined products pipelines and gathering systems;

  •
  23 million barrels of active, above-ground tank capacity used primarily to facilitate pipeline throughput;

  •
  582 trailers (primarily in Canada); and

  •
  104 transport and storage barges and 51 transport tugs through its interest in Settoon Towing, LLC ("Settoon Towing").

        PAA also includes in this segment its equity earnings from its investments in Settoon Towing and the White Cliffs, Butte, Frontier and Eagle Ford pipeline systems, in which it owns noncontrolling interests.

        Facilities Segment.    PAA's facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products, NGL and natural gas, NGL fractionation and isomerization services and natural gas and condensate processing services. PAA generates revenue through a combination of month-to-month and multi-year leases and processing arrangements. As of December 31, 2012, PAA owned, operated or employed a variety of long-term physical assets throughout the United States and Canada in this segment, including:

  •
  approximately 74 million barrels of crude oil and refined products storage capacity primarily at its terminalling and storage locations;

  •
  approximately 22 million barrels of NGL storage capacity;

  •
  approximately 93 billion cubic feet ("Bcf") of natural gas storage working capacity;

  •
  approximately 16 Bcf of base gas in storage facilities;

  •
  11 natural gas processing plants located throughout Canada and the Gulf Coast area of the United States;

  •
  seven fractionation plants located throughout Canada and the United States with an aggregate gross processing capacity of approximately 197,100 barrels per day, and an isomerization and fractionation facility in California with an aggregate processing capacity of approximately 14,000 barrels per day;

  •
  approximately 1,400 miles of active pipelines that support PAA's facilities assets, consisting primarily of NGL and natural gas pipelines; and

  •
  23 crude oil and NGL rail terminals located throughout the United States and Canada.

        Supply and Logistics Segment.    PAA's supply and logistics segment operations generally consist of the following merchant-related activities:

  •
  the purchase of U.S. and Canadian crude oil at the wellhead, the bulk purchase of crude oil at pipeline, terminal and rail facilities, and the purchase of cargos at their load port and various other locations in transit;

  •
  the storage of inventory during contango market conditions and the seasonal storage of NGL;

  •
  the purchase of NGL from producers, refiners, processors and other marketers;

  •
  the resale or exchange of crude oil and NGL at various points along the distribution chain to refiners or other resellers to maximize profits; and

  •
  the transportation of crude oil and NGL on trucks, barges, railcars, pipelines and ocean-going vessels from various receipt points to market hub locations or directly to end users such as refineries, processors and fractionation facilities.

        In addition to substantial working inventories associated with PAA's merchant activities, as of December 31, 2012, the supply and logistics segment also owned significant volumes of crude oil and NGL classified as long-term assets for linefill or minimum inventory requirements and employs a variety of owned or leased physical assets throughout the United States and Canada, including approximately:

  •
  11 million barrels of crude oil and NGL linefill in pipelines owned by PAA;

  •
  5 million barrels of crude oil and NGL linefill in pipelines owned by third parties and other long-term inventory;

  •
  815 trucks and 926 trailers; and

  •
  5,380 railcars (net of railcars subleased to other parties).

        For additional information regarding PAA's assets, please read "Business of Plains All American Pipeline, L.P."

PAA's Primary Growth Drivers

        The changing supply and demand dynamics for North American crude oil continue to create opportunities for midstream providers of logistics and infrastructure assets. As a result of advances in horizontal drilling and fracturing technology over the last several years and their application to various large scale resource plays, certain historical trends have been reversed as domestic oil supplies have increased substantially and are expected to continue to increase over the next five years and potentially beyond. This production is being developed both in mature producing areas such as the Rockies, the Permian Basin in West Texas and the Mid-Continent region, as well as in less mature, but rapidly growing areas such as the Eagle Ford Shale in South Texas and the Bakken Shale in North Dakota. Actual and anticipated production increases in all of these regions combined with actual and anticipated volumes from Canada have strained or are expected to strain existing transportation, terminalling and downstream infrastructure. These changes have resulted in significant alterations to historical patterns of crude oil movements among regions of the U.S. For example, the quantity of crude oil transported from the Gulf Coast area into the Midwest has declined, but the overall change in crude oil flows has resulted in an increased demand for storage and terminalling services at Cushing, Oklahoma and Patoka, Illinois.

        In addition to overall production growth, significant shifts in the type and location of crude oil being produced from these regions have resulted in additional strains on existing infrastructure. Notably, the increase in domestic production of light, sweet crude is inconsistent with the sizeable, multi-year investments made by a number of U.S. refining companies in order to expand their capabilities to process heavier, sour grades of crude oil. This divergence between readily available supplies of light sweet crude and increased refinery demand for heavy sour crude has begun to cause differentials between crude oil grades and qualities to change relative to historical levels and become much more dynamic and volatile.

        Overall, volatility of multiple aspects of the crude oil market, including absolute price, market structure and grade and location differentials, has increased over time and PAA expects volatility to continue. Some factors that PAA believes are causing and will continue to cause volatility in the market include:

  •
  the multi-year narrowing of the gap between crude oil supply and demand in North America;

  •
  fluctuations in international supply and demand related to the economic environment, geopolitical events and armed conflicts;

  •
  regional supply and demand imbalances and changes in refinery capacity and specific capabilities;

  •
  significant fluctuations in absolute price as well as grade and location differentials;

  •
  political instability in critical producing nations; and

  •
  policy decisions made by various governments around the world attempting to navigate energy challenges.

        The complexity and volatility of the crude oil market creates opportunities to solve the logistical inefficiencies inherent in the business. The combination of (i) a significant increase in North American production volumes, (ii) a change in crude oil qualities and related differentials, and (iii) a high utilization of existing pipeline and terminal infrastructure, together with resulting increased volatility in crude oil markets, has stimulated multiple industry initiatives to build new pipeline and terminal infrastructure, convert certain pipeline assets to alternative service or reverse flows and expand the use of trucks, rail and barges for the movement of crude oil and condensate.

        As a midstream company primarily focused on North American crude oil logistics and infrastructure, PAA believes that it is well positioned to benefit from these industry fundamentals and market conditions. PAA expects to do this through the construction of new infrastructure and the acquisition of existing infrastructure, and by supporting such constructed or acquired assets with a commercial presence in significant producing and consuming regions of North America.

        Organic Growth Projects.    PAA's strategic asset location and its relationships with customers provide it with opportunities for organic growth through the construction of additional assets that are complementary to its existing asset base or the expansion of its asset base into new businesses or market areas. Over the past fifteen years, PAA has implemented internal expansion capital projects totaling over $5.0 billion, of which approximately $2.4 billion was invested over the 2009 to 2012 period. PAA believes that the diversity and balance of its organic project portfolio (i.e., relatively large number of projects that are small to medium sized and spread across multiple geographic regions) reduces its overall exposure to cost overruns, timing delays and other adverse market developments with respect to a particular project or region. PAA's 2013 capital plan is representative of the diversity and balance of its overall organic project portfolio. The following expansion projects are included in PAA's 2013 capital plan as of August 2013:

Basin/ Region	Project	2013 Plan Amount(1) ($ in millions)	Description
Permian	Cactus Pipeline	75	310 miles of new pipeline; 200,000 Bbls/d capacity pipeline from the Permian Basin to the Eagle Ford JV Pipeline
	Spraberry Area Pipeline Projects	40	New pipeline systems, expansion of existing area system and multiple producer connections
Eagle Ford	Pipeline Gathering Projects and Related Facilities	90	Gardendale Gathering System expansion and new condensate stabilization facility
	PAA/Enterprise Products Partners Eagle Ford Joint Venture	70	New pipeline; 1,800,000 Bbls of storage capacity along system and marine terminal dock at Corpus Christi, TX
Mid-Continent	Mississippian Lime Pipeline	170	190 miles of new pipeline; 150,000 Bbls/d of capacity from Coldwater, KS to Cushing, OK
	Western Oklahoma Extension	45	95 miles of new pipeline; 75,000 Bbls/d of capacity from Reydon, OK to Orion Station in Major County, OK
	Cushing Terminal Projects	30	1,000,000 Bbls of additional storage capacity and manifold enhancements

Basin/ Region	Project	2013 Plan Amount(1) ($ in millions)	Description
Rockies/Williston	White Cliffs Pipeline Expansion	90	35.7% interest in 80,000 Bbls/d expansion of capacity
East Coast	Yorktown, Virginia Terminal Projects	100	140,000 Bbls/d of additional rail unloading capacity; dock and terminal enhancements
Gulf Coast	Gulf Coast Pipeline	95	40 miles of new pipeline originating at PAA's Ten Mile terminal in Mobile County, AL
	St. James Terminal Projects	55	1,100,000 Bbls of additional storage capacity; pipeline connections; dock enhancement
	Gulf Coast Gas Processing Facility Enhancements	35	Seven miles of new pipeline, customer connections and compression expansion at Patterson, LA gas processing facility
Canada	Rainbow II Pipeline	135	187 miles of new pipeline; 35,000 Bbls/d of capacity from Edmonton to Nipisi, Alberta
	Fort Saskatchewan Facility Expansions	75	Development of three additional propane caverns and the conversion of two existing caverns from propane service to condensate service
Other	Rail Terminal Projects	80	Includes new rail facilities and terminal construction and expansion projects located at or near Tampa, CO; Bakersfield, CA; and Van Hook, ND
	PAA Natural Gas Storage	44	Miscellaneous projects
	Shafter Expansion	25	15-mile NGL pipeline system; 10,000 Bbls/d of capacity from Elk Hills, CA to Shafter, CA
	Other Projects	346

Primarily multiple, smaller projects comprised of pipeline connections, upgrades and truck stations, new tank construction and refurbishing, pipeline linefill purchases and carry-over of capital from prior year projects

	Total	$1,600

(1)
Represents the portion of the total project cost expected to be incurred during 2013.

        Acquisitions.    The acquisition of midstream assets and businesses that are strategic and complementary to PAA's existing operations constitutes an integral component of its business strategy and growth objectives. Such assets and businesses include crude oil, refined products and NGL logistics assets, natural gas storage assets and other energy assets that have characteristics and opportunities similar to these business lines and enable PAA to leverage its assets, knowledge and skill sets. Over the past fifteen years, PAA has completed and integrated over 80 acquisitions with an aggregate purchase price of approximately $10.5 billion, which figures include 32 acquisitions totaling approximately $5.2 billion in aggregate purchase price over the last five years.

        Consistent with its business strategy, PAA is continuously engaged in discussions with potential sellers regarding the possible purchase of assets and operations that are strategic and complementary to PAA's existing operations. For more information about PAA's acquisition strategy, please read "Business of Plains All American Pipeline, L.P.—PAA's Primary Growth Drivers—Acquisitions."

PAA's Business Strategy

        PAA's principal business strategy is to provide competitive and efficient midstream transportation, terminalling, storage, processing, fractionation and supply and logistics services to producers, refiners and other customers. Toward this end, PAA endeavors to address regional supply and demand imbalances for crude oil and NGL in the United States and Canada by combining the strategic location and capabilities of its transportation, terminalling, storage, processing and fractionation assets with its extensive supply, logistics and distribution expertise. To a lesser extent, PAA also engages in similar activities for natural gas and refined products. We believe PAA's successful execution of this strategy will enable it to generate sustainable earnings and cash flow. PAA intends to manage and grow its business by:

  •
  commercially optimizing its existing assets and realizing cost efficiencies through operational improvements;

  •
  using its transportation (including pipeline, rail, barge and truck), terminalling, storage, processing and fractionation assets in conjunction with its supply and logistics activities to capitalize on inefficient energy markets and to address physical market imbalances, mitigate inherent risks and increase margin;

  •
  developing and implementing internal growth projects that (i) address evolving crude oil and NGL needs in the midstream transportation and infrastructure sector and (ii) are well positioned to benefit from long-term industry trends and opportunities;

  •
  selectively pursuing strategic and accretive acquisitions that complement its existing asset base and distribution capabilities; and

  •
  capitalizing on the anticipated long-term growth in demand for natural gas storage services in North America by owning and operating high-quality natural gas storage facilities and providing its current and future customers reliable, competitive and flexible natural gas storage and related services through its ownership interest in PAA Natural Gas Storage, L.P. ("PNG").

PAA's Financial Strategy

        We believe that a major factor in PAA's continued success is its ability to maintain a competitive cost of capital and access to the capital markets. In that regard, PAA intends to maintain a credit profile that it believes is consistent with investment grade credit ratings. PAA has targeted a general credit profile with the following attributes:

  •
  an average long-term debt-to-total capitalization ratio of approximately 45% to 50%;

  •
  a long-term debt-to-adjusted EBITDA multiple averaging between 3.5x and 4.0x;

  •
  an average total debt-to-total capitalization ratio of approximately 60%; and

  •
  an average adjusted EBITDA-to-interest coverage multiple of approximately 3.3x or better.

        The first two of these four metrics include long-term debt as a critical measure. PAA also incurs short-term debt in connection with its supply and logistics activities that involve the simultaneous purchase and forward sale of crude oil, NGL and natural gas. The crude oil, NGL and natural gas purchased in these transactions are hedged. PAA does not consider the working capital borrowings associated with these activities to be part of its long-term capital structure. These borrowings are self-liquidating as they are repaid with sales proceeds. PAA also incurs short-term debt to fund New York Mercantile Exchange, or NYMEX, and IntercontinentalExchange, or ICE, margin requirements. In certain market conditions, these routine short-term debt levels may increase significantly above baseline levels.

        In order for PAA to maintain its targeted credit profile and achieve growth through internal growth projects and acquisitions, PAA intends to fund approximately 55% of the capital requirements associated with these activities with equity and cash flow in excess of distributions. From time to time, PAA may be outside the parameters of its targeted credit profile as, in certain cases, these capital expenditures and acquisitions may be financed initially using debt or there may be delays in realizing anticipated synergies from acquisitions or contributions from capital expansion projects to adjusted EBITDA.

Our Financial Strategy

        Our financial strategy is designed to be complementary with PAA's financial and business strategies. Because our only cash-generating assets at the closing of this offering will consist of our partnership interests in AAP, which currently derives all of its cash flows from PAA's distributions, we intend to maintain a level of indebtedness at AAP such that it will not be material in relation to PAA's adjusted EBITDA or other financial metrics used in the evaluation of its business. As of June 30, 2013, AAP had $203 million of debt outstanding under its credit facility. In connection with future PAA equity issuances, we expect AAP may fund any capital contribution required to maintain its indirect 2% general partner interest in PAA with credit facility borrowings. We do not anticipate that additional debt associated with these contributions will be material to PAA's consolidated credit profile, as such equity issuances are typically used to pay down existing debt or fund PAA's growth through acquisitions or organic growth opportunities. We would expect to fund direct acquisitions made by us, if any, with a combination of debt and equity.

        In September 2013, AAP amended its credit agreement to increase the term loan facility from $200 million to $500 million and to increase the aggregate commitments under the revolving credit facility from $25 million to $75 million. Proceeds from borrowings related to the increase in the term loan facility were used to fund a distribution to the Existing Owners.

PAA's Competitive Strengths

        We believe that the following competitive strengths position PAA to successfully execute its principal business strategy:

  •
  many of PAA's transportation segment and facilities segment assets are strategically located and operationally flexible;

  •
  PAA possesses specialized crude oil market knowledge;

  •
  PAA's supply and logistics activities typically generate a base level of margin with the opportunity to realize incremental margins;

  •
  PAA has the evaluation, integration and engineering skill sets and the financial flexibility to continue to pursue acquisition and expansion opportunities; and

  •
  PAA has an experienced management team whose interests are aligned with those of its unitholders.

 Organizational Structure

        The diagram below depicts our organizational structure immediately following the completion of this offering (assuming the underwriters' option to purchase additional Class A shares is not exercised):

(1)
We will initially own the remaining 21.1% of the membership interests in our general partner, which percentage corresponds to our ownership percentage of AAP units (21.1%) following this offering (representing a 19.7% economic interest in AAP, including the dilutive effect of the AAP management units).

(2)
Represents the number of AAP units for which the AAP management units would be exchangeable, assuming a conversion rate of 0.90 AAP units for each AAP management unit. The AAP management units are entitled to certain proportionate distributions paid by AAP. Please see "Management—AAP Management Units."

(3)
Represents direct ownership of approximately 10.7 million PAA common units by the Existing Owners as of September 30, 2013, based on information provided by the Existing Owners.

Recapitalization

        We are a Delaware limited partnership formed in July 2013. Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes.

        The Existing Owners currently directly or indirectly own all of the ownership interests in AAP and GP LLC (other than the AAP management units). In connection with the completion of this offering, certain restructuring transactions will be effected, which will result in the revised organizational structure depicted above under "—Organizational Structure."

        Upon completion of these transactions, our sole assets will consist of (i) a 100% member interest in GP LLC, which holds a non-economic general partner interest in AAP, (ii) 128,000,000 AAP units (representing 21.1% of the limited partner interests, and an approximate 19.7% economic interest (including the dilutive effect of the AAP management units) in AAP, which directly or indirectly owns all of the IDRs and the 2% general partner interest in PAA), and (iii) 21.1% of the membership interests in our general partner. Please read "Organizational Structure—Recapitalization."

Our Class A Shares and Class B Shares

        Our partnership agreement provides for two classes of shares, Class A shares and Class B shares, representing limited partner interests in us. Only the holders of our Class A shares are entitled to participate in our distributions. Each Class A share will also be entitled to one vote on the limited matters to be voted on by our shareholders.

        Class B shares are not entitled to receive distributions but will be entitled to vote on the same basis as the Class A shares. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. We do not intend to list Class B shares on any stock exchange. All of our Class B shares will initially be owned by the Existing Owners. For a description of the rights and privileges of shareholders under our partnership agreement, including voting rights, please read "Description of Our Partnership Agreement."

Exchangeable LP Structure

        The Existing Owners and any permitted transferees of their AAP units will each have the right to exchange (the "Exchange Right") all or a portion of their AAP units into Class A shares at an exchange ratio of one Class A share for each AAP unit exchanged. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares and units representing membership interests in our general partner ("general partner units") are transferred by the exercising party to us.

        For purposes of any transfer or exchange of AAP units initially owned by the Existing Owners and our Class B shares, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement will contain provisions effectively linking each such AAP unit with one of our Class B shares and a general partner unit. Class B shares and general partner units cannot be transferred without transferring an equal number of AAP units and vice versa.

        Additionally, if the Class A shares are publicly traded at any time after December 31, 2015, a holder of vested AAP management units will be entitled to exchange his or her AAP management units for AAP units and a like number of Class B shares based on a conversion ratio calculated in accordance with the AAP limited partnership agreement (which conversion ratio will not be more than one-to-one and is expected to be approximately 0.90 AAP units for each AAP management unit as of the date of the distribution that will be paid with respect to the third quarter of 2013). Following any such exchange, the holder will have the Exchange Right for our Class A shares described above. Holders of AAP management units who exchange for AAP units and Class B shares will not receive general partner units and thus will not need to include any general partner units in a transfer or the excercise of their Exchange Right.

        The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications. For additional information, please read "Certain Relationships and Related Party Transactions—Limited Partnership Agreement of Plains AAP, L.P."

Ownership of Our General Partner; Election of Directors

        Following the recapitalization transactions referenced above under "—Recapitalization," the Existing Owners will own 78.9% of the membership interests in PAA GP Holdings LLC, our general partner, and will have the ability to appoint all the members of our general partner's board of directors. Our general partner's limited liability company agreement will include provisions linking the ownership of the membership interests in our general partner to the ownership of the outstanding AAP units. Membership interests in our general partner will not be allowed to be transferred without transferring the same number of AAP units and vice versa. As the Existing Owners reduce their ownership of AAP units through this offering and in connection with future exchanges of AAP units and Class B shares for Class A shares following this offering, the Existing Owners' ownership interest in our general partner will be reduced, and our ownership interest in our general partner will be proportionately increased. At the closing of this offering, we will own 21.1% of the membership interests in our general partner. When the overall direct and indirect economic interest of the Existing Owners and their permitted transferees in AAP falls below 40% (calculated as described below), the following changes to our governance arrangements will be triggered: (i) within a certain period of time, our general partner's board of directors will be staggered into three classes; (ii) within a certain time period and subject to certain limitations, our Class A and Class B shareholders, voting together as a single class, will have the right to elect certain of our directors; and (iii) except for any party that already has the right to designate a director on our general partner's board of directors, any person or group (as such term is defined pursuant to applicable securities laws) that owns of record at least 10% of our combined Class A and Class B shares will be entitled to nominate a single director for election at an annual meeting. The 40% threshold referred to above will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Existing Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP units based on the applicable conversion factor and attributes the ownership of such AAP units to the Existing Owners. Please read "Description of our Partnership Agreement—Public Election of Directors Following Trigger Date."

Holding Company Structure

        Our post-offering organizational structure will allow the Existing Owners to retain a direct equity ownership in AAP, an entity that is classified as a partnership for U.S. federal income tax purposes. Investors in this offering will, by contrast, hold a direct equity ownership in us in the form of Class A shares, and an indirect ownership interest in AAP through our ownership of AAP units. Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes.

        Pursuant to our partnership agreement and the AAP partnership agreement, our capital structure and the capital structure of AAP will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the AAP units and our Class B shares, on the one hand, and our Class A shares, on the other hand.

        The holders of interests in AAP units, including us, will be subject to tax on their proportionate share of any taxable income of AAP and will be allocated their proportionate share of any taxable loss of AAP. The AAP partnership agreement provides, to the extent cash is available, for tax related distributions pro rata to the holders of AAP units if GP LLC, as the general partner of AAP, determines that the taxable income of AAP will give rise to taxable income for an AAP unitholder.

        For additional information, please read "Organizational Structure—Holding Company Structure" and "Certain Relationships and Related Party Transactions—Limited Partnership Agreement of Plains AAP, L.P."

Business Opportunities

        In connection with the closing of this offering, we, our general partner, AAP, PAA, PAA GP and GP LLC will enter into an administrative agreement to address, among other things, potential conflicts with respect to business opportunities that may arise among us, our general partner, AAP, PAA, PAA GP and GP LLC. The agreement will provide that if any business opportunity is presented to us, our general partner, AAP, PAA, PAA GP or GP LLC, then PAA will have the first right to pursue such business opportunity. We will have the right to pursue and/or participate in such business opportunity if invited to do so by PAA, or if PAA abandons the business opportunity and GP LLC so notifies our general partner. Affiliates of our general partner and the Existing Owners will not be prohibited from engaging in other businesses or activities that might be in direct competition with us except to the extent they compete using our confidential information.

Our and PAA's Management

        PAA GP Holdings LLC, our general partner, will manage our operations and activities, including, among other things, establishing the quarterly cash distribution for our Class A shares and cash reserves it believes are prudent to provide for the proper conduct of our business. GP LLC, as the general partner of AAP, who is the managing member of PAA GP, will be responsible for the management of PAA's operations and activities; however, as the managing member of GP LLC, we will effectively control the business and affairs of AAP and PAA. Our general partner will be responsible for exercising on our behalf any rights we have as the managing member of GP LLC.

        Our general partner's limited liability company agreement will provide for a board of directors consisting of seven members. Each of Oxy Holding Company (Pipeline), Inc., (an affiliate of Occidental Petroleum Corporation), EMG Investment, LLC (an affiliate of The Energy & Minerals Group) and KAFU Holdings, L.P. (an affiliate of Kayne Anderson Investment Management Inc.) will, for so long as such entity and its affiliates continue to own at least a 10% limited partner interest in AAP (excluding for this purpose the AAP management units but including any indirect ownership interest in AAP through ownership of Class A shares), be entitled to designate one director to our general partner's board of directors. The limited liability company agreement will further provide that the Chief Executive Officer of our general partner will serve as a director and chairman of the board of our general partner. The remaining three members of our general partner's board of directors will initially be elected by the vote of the majority in interest of our general partner's members and thereafter as provided in our general partner's limited liability company agreement. Please read "Management—Election of Directors." These remaining three directors must be independent and qualify for service on the audit committee in accordance with applicable NYSE and SEC rules. It is anticipated that one of the independent directors of GP LLC will serve as a director of our general partner.

        In connection with the recapitalization of AAP, the size and make-up of GP LLC's board of directors will not change; however, the limited liability company agreement for GP LLC will be amended and restated in connection with closing to provide, among other things, that (i) GP LLC's Chief Executive Officer will continue to be a member of GP LLC's board and will serve as its chairman, (ii) the designated directors on our general partner's board of directors will be automatic appointees to GP LLC's board of directors, and (iii) the remaining four members of GP LLC's board of directors will initially consist of the four independent directors currently serving on GP LLC's board of directors and thereafter will be appointed by majority vote of our general partner's board of directors, acting on our behalf as the managing member of GP LLC.

        For additional information regarding our governance and related matters, please read "Management—Election of Directors."

Administrative Agreement

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by GP LLC, and AAP will pay GP LLC an annual fee for general and administrative services. This fee will initially be $1.5 million per year and will be subject to adjustment on an annual basis, beginning on January 1, 2015, based on the Consumer Price Index. The fee will also be subject to adjustment if a material event occurs that impacts the general and administrative services provided to us, such as acquisitions, entering into new lines of business or changes in laws, regulations, listing requirements or accounting rules. In addition to the general and administrative services provided to us by GP LLC, we also expect to incur direct annual expenses of approximately $1.5 million per year for recurring costs associated with being a separate publicly traded entity, including expenses associated with (i) compensation for new directors, (ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting. All of these direct expenses to the extent such expenses and expenditures exceed or are in addition to those contemplated in the above fee, other than income taxes payable by us, will be borne by AAP.

        In addition to the fee and expenses described above, AAP will reimburse GP LLC for expenses incurred (i) on our behalf, (ii) on behalf of our general partner, or (iii) for any other purpose related to our business and activities or those of our general partner. AAP will also reimburse our general partner for any additional expenses incurred on our behalf or to maintain our legal existence and good standing. There is no limit on the amount of fees and expenses AAP may be required to pay to affiliates of our general partner on our behalf pursuant to the administrative agreement.

Principal Executive Offices

        Our principal executive offices are located at 333 Clay Street, Suite 1600, Houston, Texas 77002, and our phone number is (713) 646-4100. Our website address will be www.paagp.com. We expect to make our periodic reports and other information filed or furnished to the Securities and Exchange Commission available, free of charge, on our website. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

Risk Factors

        An investment in our Class A shares involves risks. For more information about these and other risks, please read "Risk Factors." You should consider carefully these risk factors together with all of the other information included in this prospectus before you invest in our Class A shares.

Recent Developments

Potential Acquisition of PNG by PAA

        On August 27, 2013, PAA delivered a proposal to PNG to acquire all of the outstanding common units of PNG that are held by unitholders other than PAA for consideration of 0.435 PAA common units for each outstanding PNG common unit held by such unitholders. There are approximately 33.0 million PNG common units owned by unitholders other than PAA and consummation of the transaction as proposed would result in the issuance of approximately 14.3 million additional PAA common units. At the time of the proposal, PAA owned approximately 28.2 million common units of

PNG, which represented approximately 46% of PNG's issued and outstanding common units. PAA also owns PNG's general partner, as well as all of PNG's incentive distribution rights, all 11.9 million of its Series A subordinated units and all 13.5 million of its Series B subordinated units.

        PAA's proposal assumes the transaction will close prior to the end of 2013 and the payment of a regular quarterly distribution by PNG in November equal to the common unit distribution paid by PNG in August 2013. Although the issuance of common units by PAA in connection with the consummation of the proposed transaction would increase the distributions paid to PAA's general partner and thus to PAGP, there can be no assurance that the final terms of a transaction will not, similar to prior acquisition transactions by PAA, include temporary or permanent reductions in IDR payments. Please read "Risk Factors—The IDRs AAP is entitled to receive may be limited or modified without the consent of our shareholders, which may reduce cash distributions to you." Moreover, consummation of the proposed transaction is subject to a number of conditions, including the approval of GP LLC, approval of a committee of independent directors established by the board of directors of PNG's general partner, approval of PNG's unitholders, and the negotiation and execution of a definitive agreement. Accordingly, there can be no assurance that a definitive agreement will be executed or that any transaction will be approved or consummated.

PAA Distribution Announcement

        On October 1, 2013, PAA announced that it (i) will pay a quarterly cash distribution of $0.60 per PAA common unit ($2.40 on an annualized basis) on November 14, 2013 to holders of record on November 1, 2013 and (ii) is targeting to deliver an approximate 10% increase in its annualized distribution rate during the period from November 2013 through November 2014.

 The Offering

Class A shares offered to the public	128,000,000 Class A shares.
We may issue up to 19,200,000 additional Class A shares if the underwriters exercise in full their option to purchase additional Class A shares from us.
Class A shares outstanding after this offering

128,000,000 Class A shares (147,200,000 Class A shares if the underwriters exercise in full their option to purchase additional Class A shares from us). If all outstanding Class B shares and AAP units held by the Existing Owners were exchanged for newly issued Class A shares on a one-for-one basis, 606,029,773 Class A shares would be outstanding.

Class B shares outstanding after this offering

478,029,773 Class B shares (458,829,773 Class B shares if the underwriters exercise in full their option to purchase additional Class A shares from us), or one Class B share for each AAP unit held by the Existing Owners immediately following this offering. Class B shares have voting rights, but no right to receive distributions. Each Class B share, when combined with an AAP unit held by an Existing Owner, may be exchanged for a Class A share, in which case the Class B share would be cancelled.

Use of proceeds

We expect to receive approximately $2.727 billion of net proceeds from the sale of the Class A shares, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We will distribute the net proceeds of this offering along with 478,029,773 of our Class B shares to certain of the Existing Owners (or in the case of EMG, certain members of EMG), subject to adjustment for certain expenses as provided in the contribution agreement, in exchange for their sale to us of a 21.1% limited partner interest in AAP (represented by 128,000,000 AAP units) and 21.1% of the membership interests in our general partner. We will use the net proceeds resulting from any issuance of Class A shares upon the exercise of the underwriters' option to acquire an equivalent number of Class B shares, AAP units and general partner units from Oxy. Upon such acquisition, such Class B shares will be cancelled and the associated AAP units and general partner units will thereafter be owned by us. Please read "Use of Proceeds" and "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Ownership of General Partner Entities."

Cash distributions

Upon the closing of this offering, we expect to pay quarterly distributions at an initial rate of $0.14904 per Class A share ($0.5962 per Class A share on an annual basis) to the extent we have sufficient cash distributions from AAP after payment of income taxes, if any, and reserves established by our general partner. We refer to the resulting amount of cash as "available cash." Our ability to pay cash distributions at this initial rate is subject to various restrictions and other factors described in more detail under the caption "Our Cash Distribution Policy and Restrictions on Distributions."

We will pay you a prorated cash distribution for the first quarter that we are publicly traded. This cash distribution will be paid for the period beginning on the closing date of this offering and ending on the last day of that fiscal quarter. We expect to pay this cash distribution in February 2014. Any distributions received by AAP from PAA related to periods prior to the closing of this offering will be distributed to the Existing Owners.

Our pro forma available cash for each of the year ended December 31, 2012 and the twelve months ended June 30, 2013 would have been approximately $76 million. These amounts would have been sufficient for us to pay our aggregate annualized initial quarterly distribution of approximately $76 million on all of our Class A shares for such periods.

We believe that we will have sufficient available cash to pay the full annualized initial quarterly distribution for the twelve months ending September 30, 2014. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Shareholder Lock-Up

Pursuant to the terms of the shareholder and registration rights agreement, Existing Owners affiliated with Oxy, Kayne Anderson, EMG and PAA Management have agreed not to sell, transfer, pledge or otherwise dispose of any of their Class A shares issuable upon exercise of the Exchange Right for a period of 15 months following the closing of this offering, except for certain permitted transfers. Please read "Certain Relationships and Related Party Transactions—Lock-Up Agreement."

Issuance of additional securities

We can issue an unlimited number of additional Class A shares and other equity interests without the consent of our shareholders. Please read "Description of Our Partnership Agreement—Issuance of Additional Securities."

Limited voting rights

Our general partner will manage and operate us. You will have only limited voting rights on matters affecting our business. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law or our partnership agreement.

Our shareholders will not have the ability to elect our general partner or initially vote in the election of the directors of our general partner. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of our outstanding shares, including any shares owned by our general partner, the Existing Owners (or certain transferees in private, non-exchange transactions) and their respective affiliates, voting together as a single class. Following the completion of this offering, the Existing Owners will own a sufficient number of our shares to prevent the removal of our general partner. Please read "Description of Our Partnership Agreement—Limited Voting Rights."

Voting power of Class A shares immediately after giving effect to this offering	21.1% (or 100% if all outstanding Class B shares and AAP units held by the Existing Owners were exchanged for newly issued Class A shares on a one-for-one basis).

24.3% if the underwriters exercise in full their option to purchase additional Class A shares from us (or 100% if all outstanding Class B shares and AAP units held by the Existing Owners were exchanged for newly issued Class A shares on a one-for-one basis).

Voting power of Class B shares immediately after giving effect to this offering	78.9% (or none if all outstanding Class B shares and AAP units held by the Existing Owners were exchanged for newly issued Class A shares on a one-for-one basis).

75.7% if the underwriters exercise in full their option to purchase additional Class A shares from us (or none if all outstanding Class B shares and AAP units held by the Existing Owners were exchanged for newly issued Class A shares on a one-for-one basis).

Limited call right

If at any time our general partner, the Existing Owners (or certain transferees in private, non-exchange transactions) and their respective affiliates own more than 80% of our outstanding Class A shares and Class B shares on a combined basis, our general partner will have the right, but not the obligation, to purchase all of the outstanding Class A shares, other than those owned by our general partner, the Existing Owners (or certain transferees in private, non-exchange transactions) and their respective affiliates, at a price not less than the then current market price of such shares. At the completion of this offering, our general partner will not own any of our outstanding shares and the Existing Owners will own approximately 78.9% of our outstanding shares (75.7% if the underwriters exercise in full their option to purchase additional Class A shares from us).

Material tax consequences

Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes. Distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares. Like distributions on corporate stock, our distributions will only be treated as dividends to the extent of our current or accumulated earnings and profits (as computed for federal income tax purposes). Our initial acquisition of interests in AAP will result in deductions that we anticipate will offset a substantial portion of our taxable income for an extended period of time following closing. In addition, as the Existing Owners exchange their retained interests in AAP and Class B shares in us into our Class A shares in the future, we expect to benefit from additional tax deductions resulting from those exchanges, the amount of which will vary depending on the value of the Class A shares at the time of the exchange. For additional information relating to our exchangeable structure, please read "Organizational Structure."

We estimate that for an extended period of time following the closing of this offering, which we estimate will include, at a minimum, each of the periods ending December 31, 2014, 2015 and 2016, none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. Distributions not treated as taxable dividends will reduce your tax basis in your Class A shares, or will be taxable as capital gain to the extent they exceed your tax basis in your Class A shares.

Agreement to be bound by the partnership agreement	By purchasing a Class A share, you will be deemed to have agreed to be bound by all the terms of our partnership agreement.
Listing and trading symbol	We have been approved to list our Class A shares on the New York Stock Exchange under the symbol "PAGP."

 Summary Historical and Pro Forma Financial Data

        We were formed in July 2013 and, therefore, do not have historical financial statements. Upon completion of this offering, we will own and control GP LLC and will own an approximate 21.1% limited partner interest in AAP. Accordingly, the historical consolidated financial data below are of GP LLC. We have no separate operating activities apart from those conducted by PAA, and our cash flows will consist solely of distributions from AAP related to its direct and indirect ownership of partnership interests in PAA.

        The summary historical statements of operations and cash flow data for the years ended December 31, 2010, 2011 and 2012, and the balance sheet data as of December 31, 2011 and 2012 are derived from the audited financial statements of GP LLC included elsewhere in this prospectus. The summary historical statements of operations and cash flow data for the six months ended June 30, 2012 and 2013, and the balance sheet data as of June 30, 2013 are derived from the unaudited financial statements of GP LLC included elsewhere in this prospectus. The summary historical balance sheet data as of December 31, 2010 and June 30, 2012 are derived from unaudited financial statements of GP LLC that are not included elsewhere in this prospectus.

        The summary pro forma financial data presented for the year ended December 31, 2012 and as of and for the six months ended June 30, 2013 reflects our historical operating results as adjusted to give pro forma effect to the following transactions, as if such transactions had occurred on January 1, 2012:

  •
  completion of the BP NGL Acquisition and certain other acquisitions during the year ended December 31, 2012;

  •
  closing the AAP credit agreement amendment, thereby giving effect to incremental borrowings in September 2013 of $300 million under the AAP term loan facility and the related distribution of the proceeds of these borrowings to the Existing Owners;

  •
  the transactions contemplated by the contribution agreement described in this prospectus under the caption "Organizational Structure—Recapitalization" and "Certain Relationships and Related Party Transactions—Contribution Agreement"; and

  •
  the sale of 128,000,000 Class A shares in this offering and application of the net proceeds from this offering, as described in "Use of Proceeds" and "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Ownership of General Partner Entities."

        We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical financial statements referenced above and our pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        For a description of all of the assumptions used in preparing the unaudited pro forma financial statements, you should read the notes to the pro forma financial statements. The pro forma financial data should not be considered as indicative of the historical results we would have had or the results that we will have after this offering.

	Consolidated Historical for Plains All American GP LLC					Pro Forma for Plains GP Holdings, L.P.
				Six Months Ended June 30,			Six Months Ended June 30, 2013
	Year Ended December 31,
						Year Ended December 31, 2012
	2010	2011	2012	2012	2013
	(in millions, except per share amounts)
Statement of operations data:
Total revenues	$25,893	$34,275	$37,797	$19,004	$20,915	$38,729	$20,915
Net income	$501	$987	$1,118	$619	$834	$1,146	$818
Net income attributable to the parent	$2	$2	$3	$1	$2	$40	$25
Pro forma per share data:
Pro forma basic net income per Class A share						$0.31	$0.19
Pro forma diluted net income per Class A share						$0.29	$0.18
Balance sheet data (at end of period):
Total assets	$13,734	$15,414	$19,259	$17,833	$19,265		$20,292
Long-term debt	$4,831	$4,720	$6,520	$5,933	$6,513		$6,813
Total debt	$6,161	$5,406	$7,606	$6,992	$7,418		$7,718
Members' Equity/Partners' Capital:
Members' Equity/Partners' Capital (excluding noncontrolling interests)	$—	$—	$—	$—	$—		$976
Noncontrolling interests	4,391	5,794	6,968	6,466	7,451		7,202

Total Members' Equity/Partners' Capital	$4,391	$5,794	$6,968	$6,466	$7,451		$8,178

Other data:
Net cash provided by operating activities	$248	$2,357	$1,232	$344	$1,334
Net cash used in investing activities	$(851)	$(2,020)	$(3,392)	$(2,038)	$(932)
Net cash provided by/(used in) financing activities	$613	$(337)	$2,159	$1,682	$(406)
Capital expenditures:
Acquisitions	$407	$1,404	$2,286	$1,656	$1
Internal growth projects	$355	$531	$1,185	$511	$830
Maintenance	$93	$120	$170	$76	$82

RISK FACTORS

        You should consider carefully the following risk factors, together with all of the other information included in this prospectus, in your evaluation of an investment in our Class A shares. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations. In that case, we might not be able to pay or sustain our expected initial quarterly distribution on our Class A shares, the trading price of our Class A shares could decline and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Our cash flow will be entirely dependent upon the ability of PAA to make cash distributions to AAP, and the ability of AAP to make cash distributions to us.

        The source of our earnings and cash flow will initially consist exclusively of cash distributions from AAP, which will initially consist exclusively of cash distributions from PAA. The amount of cash that PAA will be able to distribute to its partners, including AAP, each quarter principally depends upon the amount of cash it generates from its business. For a description of certain factors that can cause fluctuations in the amount of cash that PAA generates from its business, please read "—Risks Related to PAA's Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." PAA may not have sufficient available cash each quarter to continue paying distributions at its current level or at all. If PAA reduces its per unit distribution, either because of reduced operating cash flow, higher expenses, capital requirements or otherwise, we will have less cash available for distribution to you and would likely be required to reduce our per share distribution to you. You should also be aware that the amount of cash PAA has available for distribution depends primarily upon PAA's cash flow, including cash flow from the release of financial reserves as well as borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, PAA may make cash distributions during periods when it records losses and may not make cash distributions during periods when it records profits.

        Furthermore, AAP's ability to distribute cash to us and our ability to distribute cash received from AAP to our Class A shareholders is limited by a number of factors, including:

  •
  AAP's payment of costs and expenses associated with our, GP LLC's and its operations, including expenses we will incur as a result of being a public company, to the extent they are not subject to reimbursement by PAA, which costs and expenses are not subject to a limit pursuant to the administrative agreement;

  •
  our payment of any income taxes;

  •
  interest expense and principal payments on any future indebtedness incurred by AAP or us;

  •
  restrictions on distributions contained in AAP's and PAA's respective credit facilities and any future debt agreements entered into by AAP, PAA or us;

  •
  reserves necessary for us to pay a ratable amount to AAP as necessary to permit AAP to make required capital contributions to PAA to maintain PAA GP's 2% general partner interest in PAA, as required by the partnership agreement of PAA upon the issuance of additional partnership interests by PAA; and

  •
  reserves our general partner establishes for the proper conduct of our business, to comply with applicable law or any agreement binding on us or our subsidiaries (exclusive of PAA and its subsidiaries), which reserves are not subject to a limit pursuant to our partnership agreement.

        A material increase in amounts paid or reserved with respect to any of these factors could restrict our ability to pay quarterly distributions to our Class A shareholders.

        We believe that we will have sufficient available cash to pay the full initial quarterly distribution on all of our Class A shares. For additional information, please read "Our Cash Distribution Policy and Restrictions on Distributions." In the future, we can provide no assurance that we will be able to pay distributions at or above our estimated initial quarterly distribution of $0.14904 per Class A share, or $0.5962 on an annualized basis. The actual amount of cash that is available for distribution to our Class A shareholders will depend on numerous factors, many of which are beyond our control or the control of our general partner.

The IDRs AAP is entitled to receive may be limited or modified without the consent of our shareholders, which may reduce cash distributions to you.

        We own a 21.1% limited partner interest in AAP, which owns all of the IDRs, which entitle AAP to receive increasing percentages (up to a maximum of 48%, to the extent not modified) of any cash distributed by PAA in excess of $0.225 per PAA common unit in any quarter. The vast majority of the cash flow we receive from AAP is derived from its ownership of these IDRs. For the twelve months ending September 30, 2014, approximately 96.0% of the cash that we expect to receive from AAP will be attributable to AAP's ownership of the IDRs. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

        PAA, like other publicly traded partnerships, will generally only undertake an acquisition or expansion capital project if, after giving effect to related costs and expenses, the transaction would be expected to be accretive, meaning it would increase cash distributions per unit in future periods. Because AAP currently participates in the IDRs at all levels, including the highest sharing level of 48%, to the extent not modified, it is harder for an acquisition or capital project to show accretion for the common unitholders of PAA than if the IDRs received less incremental cash flow. We therefore expect that AAP may determine, in certain cases, to propose a reduction to the IDRs to facilitate a particular acquisition or expansion capital project. Any such reduction of IDRs will reduce the amount of cash that would have otherwise been distributed by AAP to us, which will in turn reduce the cash distributions we would otherwise be able to pay to you. Please read "Our Cash Distribution Policy and Restrictions on Distributions—The IDRs that AAP Owns May Be Limited or Modified Without Your Consent" for a discussion of historical and ongoing IDR reductions. Our shareholders will not be able to vote on, or otherwise prohibit our general partner from taking, similar actions in the future and our general partner may elect to modify the incentive distributions without considering the interests of the holders of the Class A shares. In addition, there can be no guarantee that the expected benefits of any IDR modification will be realized.

A reduction in PAA's distributions will disproportionately affect the amount of cash distributions to which AAP is currently entitled.

        AAP's ownership of PAA's IDRs entitle it to receive increasing percentages, ranging from 13% up to 48%, to the extent not modified, of all cash distributed by PAA in excess of $0.225 per PAA common unit per quarter. A decrease in the amount of distributions paid by PAA to less than $0.3375 per PAA common unit per quarter would reduce AAP's percentage of incremental cash distributions in excess of $0.225 per PAA common unit per quarter from 48% to as low as 13%. As a result, any such reduction in quarterly cash distributions from PAA would have the effect of disproportionately reducing the amount of distributions that AAP receives from PAA in respect of the IDRs as compared to cash distributions PAA makes with respect to its 2% general partner interest and common units.

If distributions on our Class A shares are not paid with respect to any fiscal quarter, including those at the anticipated initial distribution rate, our Class A shareholders will not be entitled to receive that quarter's payments in the future.

        Our distributions to our Class A shareholders will not be cumulative. Consequently, if distributions on our Class A shares are not paid with respect to any fiscal quarter, including those at the anticipated initial distribution rate, our Class A shareholders will not be entitled to receive that quarter's payments in the future.

The amount of cash that we and PAA distribute each quarter may limit our ability to grow.

        Because we distribute all of our available cash, our growth may not be as fast as the growth of businesses that reinvest their available cash to expand ongoing operations. In fact, because currently our cash flow is generated solely from distributions we receive from AAP, which are derived from AAP's direct and indirect partnership interests in PAA, our growth will initially be completely dependent upon PAA. The amount of distributions received by AAP is based on PAA's per unit distribution paid on each PAA common unit and the number of PAA common units outstanding. Please read "Plains All American Pipeline, L.P.'s Cash Distribution Policy." If we issue additional Class A shares or we were to incur debt or be required to pay taxes, the payment of distributions on those additional Class A shares or interest on that debt or payment of such taxes could increase the risk that we will be unable to maintain or increase our cash distribution levels.

Our rate of growth may be reduced to the extent we purchase equity interests from PAA, which will reduce the relative percentage of the cash we receive from the IDRs.

        Our business strategy includes, where appropriate, supporting the growth of PAA by making loans, purchasing equity interests or providing other forms of financial support to PAA to provide funding for the acquisition of a business or asset or for an internal growth project. To the extent we purchase equity interests from PAA that are not entitled to distributions or do not receive distributions at the same rates as the IDRs, the rate of our distribution growth may be reduced, at least in the short term, as less of our cash distributions will come from our ownership of IDRs, whose distributions increase at a faster rate than PAA's common units and any similar equity interests PAA may issue in the future.

Restrictions in AAP's and PAA's respective credit facilities could limit AAP's ability to make distributions to us, thereby limiting our ability to make distributions to our Class A shareholders.

        AAP's and PAA's respective credit facilities contain various operating and financial restrictions and covenants. AAP's and PAA's respective ability to comply with these restrictions and covenants may be affected by events beyond their control, including prevailing economic, financial and industry conditions. If AAP or PAA is unable to comply with these restrictions and covenants, any indebtedness under these credit facilities may become immediately due and payable and AAP's and PAA's respective lenders' commitment to make further loans under these credit facilities may terminate. AAP or PAA might not have, or be able to obtain, sufficient funds to make these accelerated payments.

        AAP's payment of principal and interest on any indebtedness will reduce its cash distributions to us, thereby reducing our cash available for distribution on our Class A shares. AAP's credit facility will limit our ability to pay distributions to our Class A shareholders during an event of default or if an event of default would result from the distribution.

        For more information regarding AAP's credit facility, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." For more information regarding PAA's credit facilities, please see "—Risks Related to PAA's Business—The terms of PAA's indebtedness may limit its ability to borrow additional funds or capitalize on business opportunities. In addition, PAA's future debt level may limit its future financial and operating flexibility."

Substantially all of AAP's assets, including the IDRs and its indirect 2% general partner interest in PAA, are pledged under AAP's credit facility.

        Substantially all of AAP's assets, including the IDRs and its indirect 2% general partner interest in PAA, are pledged as security under AAP's credit facility. AAP's credit facility contains customary and other events of default. Upon an event of default, the lenders under AAP's credit facility could foreclose on AAP's assets, including the IDRs and its indirect 2% general partner interest in PAA, which are the only assets from which our cash flows are derived. This would have a material adverse effect on our business, financial condition and results of operations.

Our shareholders will not elect or have the power to remove our general partner and until certain conditions are met will not vote in the election of our general partner's directors. Upon completion of this offering, the Existing Owners will own a sufficient number of shares to allow them to prevent the removal of our general partner.

        Our shareholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. The board of directors of our general partner, including our independent directors, will initially be designated and elected by the Existing Owners or their designees. Our shareholders initially will not have the ability to elect our general partner or the members of the board of directors of our general partner. When the overall direct and indirect economic interest of the Existing Owners and their permitted transferees in AAP falls below 40% (calculated as described below), subject to certain time and other limitations, which we refer to as a "trigger date," our shareholders will have the right to elect certain of our general partner's directors. The 40% threshold referred to above will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Existing Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP units based on the applicable conversion factor and attributes the ownership of such AAP units to the Existing Owners. However, as a result of our resulting governance arrangements, including a staggered board of directors, limitations on director nomination rights and the 20% voting limitation in our partnership agreement, it will be difficult for one or more of our shareholders to gain control of our general partner's board of directors. Moreover, a period of up to three years, in certain circumstances, may lapse between the occurrence of a trigger date and the first meeting of shareholders called to elect members of our board of directors. Please read "Management—Election of Directors."

        In addition, if our Class A shareholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner may not be removed except by vote of the holders of at least 66 2/3% of our outstanding shares (including both Class A and Class B shares). At the completion of this offering and assuming no exercise of the underwriters' option to purchase additional Class A shares, the Existing Owners will own 78.9% of our outstanding shares. This ownership level will enable the Existing Owners to prevent our general partner's removal. Please read "Description of Our Partnership Agreement—Withdrawal or Removal of the General Partner."

        As a result of these provisions, the price at which our shares will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

You will experience immediate and substantial dilution of $22.40 per Class A share in the net tangible book value of your Class A shares. Net tangible book value excludes a deferred tax asset of $1.027 billion. Including the deferred tax asset, you would experience dilution of $14.38 per Class A share in the net tangible book value of your Class A share.

        The initial public offering price of our Class A shares is substantially higher than the pro forma net tangible book value per share immediately after the offering. If you purchase Class A shares in this offering you will incur immediate and substantial dilution in the pro forma net tangible book value per share from the price you pay for the Class A shares. Please read "Dilution."

Our general partner may cause us to issue additional Class A shares or other equity securities, including equity securities that are senior to our Class A shares, or cause AAP to issue additional securities, in each case without your approval, which may adversely affect you.

        Our general partner may cause us to issue an unlimited number of additional Class A shares or other equity securities of equal rank with the Class A shares, or cause AAP to issue additional securities, in each case without shareholder approval. In addition, we may issue an unlimited number of shares that are senior to our Class A shares in right of distribution, liquidation and voting. Except for Class A shares issued in connection with the exercise of an Exchange Right, which will result in the cancellation of an equivalent number of Class B shares and therefore have no effect on the total number of outstanding shares, the issuance of additional Class A shares or our other equity securities of equal or senior rank, or the issuance by AAP of additional securities, will have the following effects:

  •
  each shareholder's proportionate ownership interest in us may decrease;

  •
  the amount of cash available for distribution on each Class A share may decrease;

  •
  the relative voting strength of each previously outstanding Class A share may be diminished;

  •
  the ratio of taxable income to distributions may increase; and

  •
  the market price of the Class A shares may decline.

        Please read "Description of Our Partnership Agreement—Issuance of Additional Securities."

If PAA's unitholders remove PAA GP, AAP may be required to sell or exchange its indirect general partner interest and its IDRs and we would lose the ability to manage and control PAA.

        We currently manage our investment in PAA through our membership interest in GP LLC, the general partner of AAP. PAA's partnership agreement, however, gives unitholders of PAA the right to remove PAA GP upon the affirmative vote of holders of 66 2/3% of PAA's outstanding units. If PAA GP withdraws as general partner in compliance with PAA's partnership agreement or is removed as general partner of PAA where cause (as defined in PAA's partnership agreement) does not exist and a successor general partner is elected in accordance with PAA's partnership agreement, AAP could elect to receive cash in exchange for its 2% general partner interest and the IDRs (if then owned by AAP). If PAA GP withdraws in circumstances other than those described in the preceding sentence and a successor general partner is elected in accordance with PAA's partnership agreement, the successor general partner will have the option to purchase the 2% general partner interest and the IDRs (if then owned by AAP) for their fair market value. If PAA GP or the successor general partner do not exercise their options, PAA GP's interests would be converted into common units based on an independent valuation. In each case, PAA GP would also lose its ability to manage PAA. Please read "Material Provisions of the Partnership Agreement of Plains All American Pipeline, L.P."

        In addition, if PAA GP is removed as general partner of PAA, we would face an increased risk of being deemed an investment company. Please read "—If in the future we cease to manage and control PAA, we may be deemed to be an investment company under the Investment Company Act of 1940."

You may not have limited liability if a court finds that shareholder action constitutes control of our business.

        Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our shareholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under our partnership agreement constituted participation in the "control" of our business. Additionally, the limitations on the liability of holders of limited partner interests for the liabilities of a limited partnership have not been clearly established in many jurisdictions.

        Furthermore, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a shareholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read "Description of Our Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations on liability to a shareholder.

If in the future we cease to manage and control PAA, we may be deemed to be an investment company under the Investment Company Act of 1940.

        If we cease to indirectly manage and control PAA and are deemed to be an investment company under the Investment Company Act of 1940, we would either have to register as an investment company under the Investment Company Act of 1940, obtain exemptive relief from the Securities and

Exchange Commission or modify our organizational structure or our contractual rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict the ability of PAA and us to borrow funds or engage in other transactions involving leverage, require us to add additional directors who are independent of us and our affiliates, and adversely affect the price of our Class A shares.

Our partnership agreement restricts the rights of shareholders owning 20% or more of our shares.

        Our shareholders' voting rights are restricted by the provision in our partnership agreement generally providing that any shares held by a person or group that owns 20% or more of any class of shares then outstanding, other than our general partner, the Existing Owners (or certain transferees in private, non-exchange transactions), their respective affiliates and persons who acquired such shares with the prior approval of our general partner's board of directors, cannot be voted on any matter. In addition, our partnership agreement contains provisions limiting the ability of our shareholders to call meetings or to acquire information about our operations, as well as other provisions limiting our shareholders' ability to influence the manner or direction of our management. As a result, the price at which our Class A shares will trade may be lower because of the absence or reduction of a takeover premium in the trading price.

If PAA's general partner, which is owned by AAP, is not fully reimbursed or indemnified for obligations and liabilities it incurs in managing the business and affairs of PAA, its value, and, therefore, the value of our Class A shares, could decline.

        AAP, GP LLC and their affiliates may make expenditures on behalf of PAA for which PAA GP will seek reimbursement from PAA. Under Delaware partnership law, PAA GP has unlimited liability for the obligations of PAA, such as its debts and environmental liabilities, except for those contractual obligations of PAA that are expressly made without recourse to the general partner. To the extent PAA GP incurs obligations on behalf of PAA, it is entitled to be reimbursed or indemnified by PAA. If PAA is unable or unwilling to reimburse or indemnify PAA GP, PAA GP may not be able to satisfy those liabilities or obligations, which would reduce AAP's cash flows to us.

The price of our Class A shares may be volatile, and a trading market that will provide you with adequate liquidity may not develop.

        Prior to this offering there has been no public market for our Class A shares. An active market for our Class A shares may not develop or may not be sustained after this offering. The initial public offering price of our Class A shares will be determined by negotiations between us and the underwriters, based on several factors that we discuss in the "Underwriting" section of this prospectus. This price may not be indicative of the market price for our Class A shares after this initial public offering. The market price of our Class A shares could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may be unable to resell your Class A shares at or above the initial public offering price. The following factors, among others, could affect our Class A share price:

  •
  PAA's operating and financial performance and prospects and the trading price of its common units;

  •
  the level of PAA's quarterly distributions and our quarterly distributions;

  •
  quarterly variations in the rate of growth of our financial indicators, such as distributable cash flow per Class A share, net income and revenues;

  •
  changes in revenue or earnings estimates or publication of research reports by analysts;

  •
  speculation by the press or investment community;

  •
  sales of our Class A shares by our shareholders;

  •
  the exercise by the Existing Owners of their exchange rights with respect to any retained AAP units;

  •
  announcements by PAA or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, securities offerings or capital commitments;

  •
  general market conditions;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  adverse changes in tax laws or regulations;

  •
  domestic and international economic, legal and regulatory factors related to PAA's performance; and

  •
  other factors described in these "Risk Factors."

Our Class A shares and PAA's common units may not trade in relation or proportion to one another.

        Our Class A shares and PAA's common units may not trade in simple relation or proportion to one another. Instead, while the trading prices of our Class A shares and PAA's common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

  •
  with respect to the first $0.225 of distributable cash flow per common unit, PAA's cash distributions to its common unitholders have a priority over distributions on its IDRs;

  •
  our cash flow is more volatile than the cash flow paid to PAA's common unitholders because we participate in tiered incentive distributions associated with the IDRs in PAA while PAA's common unitholders participate in all distributions made by PAA;

  •
  we expect to pay federal income taxes in the future; and

  •
  we may enter into other businesses separate and apart from PAA or any of its affiliates.

An increase in interest rates may cause the market price of our shares to decline.

        Like all equity investments, an investment in our Class A shares is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited partnership interests. Reduced demand for our Class A shares resulting from investors seeking other more favorable investment opportunities may cause the trading price of our Class A shares to decline.

Future sales of our Class A shares in the public market could reduce our Class A share price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

        Subject to certain limitations and exceptions, holders of AAP units may exchange their AAP units (together with a corresponding number of Class B shares) for Class A shares (on a one-for-one basis, subject to customary conversion rate adjustments for equity splits and reclassification and other similar transactions) and then sell those Class A shares. We may also issue additional Class A shares or convertible securities in subsequent public or private offerings.

        We cannot predict the size of future issuances of our Class A shares or securities convertible into Class A shares or the effect, if any, that future issuances and sales of our Class A shares will have on the market price of our Class A shares. Sales of substantial amounts of our Class A shares (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our Class A shares.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A shares.

        Certain of our affiliates, the Existing Owners, and the directors and officers of our general partner have entered into lock-up agreements with respect to any sale of their Class A shares (following an exchange), pursuant to which they are subject to certain resale restrictions for a period of 180 days following the effective date of the registration statement of which this prospectus forms a part. The representative of the underwriters to this offering, at any time and without notice, may release all or any portion of the Class A shares subject to the foregoing lock-up agreements. If the restrictions under the lock-up agreements are waived, then the applicable Class A shares will be available for sale into the public markets, which could cause the market price of our Class A shares to decline and impair our ability to raise capital.

The Existing Owners hold a majority of the combined voting power of our Class A and Class B shares.

        Immediately following this offering, the Existing Owners will hold approximately 78.9% of the combined voting power of our Class A and Class B shares (or 75.7% if the underwriters exercise their option to purchase additional Class A shares in full). The Existing Owners are entitled to act separately in their own respective interests with respect to their partnership interests in us, and will initially have the ability to elect all of the members of our board of directors. Please read "Management—Election of Directors." In addition, they will be able to determine the outcome of all matters requiring shareholder approval, including certain mergers and other material transactions, and will be able to cause or prevent a change in the composition of our board of directors or a change in control of our company that could deprive our shareholders of an opportunity to receive a premium for their Class A shares as part of a sale of our company. So long as the Existing Owners continue to own a significant amount of our outstanding shares, even if such amount is less than 50%, they will continue to be able to strongly influence all matters requiring shareholder approval, regardless of whether or not other shareholders believe that the transaction is in their own best interests.

If we or PAA fail to develop or maintain an effective system of internal controls, our ability to accurately report our financial results or prevent fraud could be adversely affected. As a result, our shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A shares.

        Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a publicly traded partnership. We are not currently required to comply with the SEC's rules implementing Section 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a publicly traded company, we will be required to comply with the SEC's rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a publicly traded company, we will need to implement additional internal controls, reporting systems and procedures. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results will be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our Class A shares.

A valuation allowance on our deferred tax asset could reduce our earnings.

        A significant deferred tax asset will be recorded as a result of certain of the transactions described in "Organizational Structure—Recapitalization." U.S. generally accepted accounting principles, or GAAP, require that a valuation allowance must be established for deferred tax assets when it is more likely than not that they will not be realized. If we were to determine that a valuation allowance was appropriate for our deferred tax asset, we would be required to take an immediate charge to earnings with a corresponding reduction of partners' equity and increase in balance sheet leverage as measured by debt to total capitalization.

The NYSE does not require a limited partnership like us to comply with certain of its corporate governance requirements.

        Because we are a limited partnership, the NYSE does not require our general partner to have a majority of independent directors on its board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, our shareholders will not have the same protections afforded to certain corporations that are subject to all of the NYSE corporate governance requirements. In addition, as a limited partnership we are not required to seek shareholder approval for issuances of Class A shares, including issuances in excess of 20% of our outstanding equity securities, or for issuances of equity to certain affiliates.

We may incur liability as a result of our ownership of our and PAA's general partner.

        Under Delaware law, a general partner of a limited partnership is generally liable for the debts and liabilities of the partnership for which it serves as general partner, subject to the terms of any indemnification agreements contained in the partnership agreement and except to the extent the partnership's contracts are non-recourse to the general partner. As a result of our structure, we indirectly own and control the general partner of PAA and own a portion of our general partner's membership interests. Our percentage ownership of our general partner is expected to increase over time as the Existing Owners exercise their exchange rights. To the extent the indemnification provisions in the applicable partnership agreement or non-recourse provisions in our contracts are not sufficient to protect us from such liability, we may in the future incur liabilities as a result of our ownership of these general partner entities. Please read "Conflicts of Interest, Fiduciary Duties and Administrative Agreement."

Risks Related to Conflicts of Interest

        Our existing organizational structure and the relationships among us, PAA, our respective general partners, the Existing Owners and affiliated entities present the potential for conflicts of interest. Moreover, additional conflicts of interest may arise in the future among us and the entities affiliated with any general partner or similar interests we acquire or among PAA and such entities. For a further discussion of conflicts of interest that may arise, please read "Conflicts of Interest, Fiduciary Duties and Administrative Agreement."

Conflicts of interest may arise as a result of our organizational structure and the relationships among us, PAA, our respective general partners, the Existing Owners and affiliated entities.

        Our partnership agreement defines the duties of our general partner (and, by extension, its officers and directors). Our general partner's board of directors or its conflicts committee will have authority on our behalf to resolve any conflict involving us and they have broad latitude to consider the interests of all parties to the conflict.

        Conflicts of interest may arise between us and our shareholders, on the one hand, and our general partner and its owners and affiliated entities, on the other hand, or between us and our shareholders, on the one hand, and PAA and its unitholders, on the other hand. For a description of circumstances in which conflicts could arise, please read "Conflicts of Interest, Fiduciary Duties and Administrative Agreement—Potential for Conflicts." The resolution of these conflicts may not always be in our best interest or that of our shareholders.

Our partnership agreement defines our general partner's duties to us and contains provisions that reduce the remedies available to our shareholders for actions that might otherwise be challenged as breaches of fiduciary or other duties under state law.

        Our partnership agreement contains provisions that substantially reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

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  permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, the Existing Owners, our affiliates or any limited partner. Examples include its right to vote membership interests in our general partner held by us, the exercise of its limited call right, its rights to transfer or vote any shares it may own, and its determination whether or not to consent to any merger or consolidation of our partnership or amendment to our partnership agreement;

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  generally provides that our general partner will not have any liability to us or our shareholders for decisions made in its capacity as a general partner so long as it acted in good faith which, pursuant to our partnership agreement, requires a subjective belief that the determination, or other action or anticipated result thereof is in, or not opposed to, our best interests;

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  generally provides that any resolution or course of action adopted by our general partner and its affiliates in respect of a conflict of interest will be permitted and deemed approved by all of our partners, and will not constitute a breach of our partnership agreement or any duty stated or implied by law or equity if the resolution or course of action in respect of such conflict of interest is:

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  approved by a majority of the members of our general partner's conflicts committee after due inquiry, based on a subjective belief that the course of action or determination that is the subject of such approval is fair and reasonable to us;

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  approved by majority vote of our Class A shares and Class B shares (excluding shares owned by our general partner and its affiliates, but including shares owned by the Existing Owners) voting together as a single class;

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  determined by our general partner (after due inquiry) to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

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  determined by our general partner (after due inquiry) to be fair and reasonable to us, which determination may be made taking into account the circumstances and the relationships among the parties involved (including our short-term or long-term interests and other arrangements or relationships that could be considered favorable or advantageous to us).

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  provides that, to the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, our general partner or the conflicts committee of our general partner's board of directors with respect to any matter relating to us, it shall be presumed that our general partner or the conflicts committee of our general partner's board of directors acted in a manner that satisfied the contractual standards set forth in our partnership agreement, and in any proceeding brought by any limited partner or by or on behalf of such limited partner or any other limited partner or our partnership challenging any such action or inaction of, or determination made by, our general partner, the person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption; and

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  provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal.

        Please read "Conflicts of Interest, Fiduciary Duties and Administrative Agreement."

The Existing Owners may have interests that conflict with holders of our Class A shares.

        Immediately following this offering (assuming that the underwriters do not exercise their option to purchase additional Class A shares), the Existing Owners will own 78.9% of our outstanding shares and 78.9% of the AAP units. In addition, the Existing Owners own a portion of PAA's common units. As a result, the Existing Owners may have conflicting interests with holders of Class A shares. For example, the Existing Owners may have different tax positions from us which could influence their decisions regarding whether and when to cause us to dispose of assets. Please read "Certain Relationships and Related Party Transactions—Limited Partnership Agreement of Plains AAP, L.P."

        Furthermore, conflicts of interest could arise in the future between us, on the one hand, and the Existing Owners, on the other hand, concerning among other things, a decision whether to modify or limit the IDRs in the future or potential competitive business activities or business opportunities. These conflicts of interest may not be resolved in our favor.

If we are presented with business opportunities, PAA will have the first right to pursue such opportunities.

        Pursuant to the administrative agreement, we have agreed to certain business opportunity arrangements to address potential conflicts with respect to business opportunities that may arise among us, our general partner, PAA, PAA GP, AAP and GP LLC. If a business opportunity is presented to us, our general partner, PAA, PAA GP, AAP or GP LLC, then PAA will have the first right to pursue such business opportunity. We will have the right to pursue and/or participate in such business opportunity if invited to do so by PAA, or if PAA abandons the business opportunity and GP LLC so notifies our general partner. This agreement limits our ability to pursue business opportunities. Please read "Certain Relationships and Related Party Transactions—Administrative Agreement" and "Conflicts of Interest, Fiduciary Duties and Administrative Agreement."

Our general partner's affiliates and the Existing Owners may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. The restrictions contained in our general partner's limited liability company agreement are subject to a number of exceptions. Affiliates of our general partner and the Existing Owners will not be prohibited from engaging in other businesses or activities that might be in direct competition with us except to the extent they compete using our confidential information. For additional information regarding these agreements, please read "Certain Relationships and Related Party Transactions" and "—Limited Partnership Agreement of Plains AAP, L.P."

Our general partner has a call right that may require you to sell your Class A shares at an undesirable time or price.

        If at any time more than 80% of our outstanding Class A shares and Class B shares on a combined basis (including Class A shares issuable upon the exchange of Class B shares) are owned by our general partner, the Existing Owners (or certain transferees in private, non-exchange transactions) or their respective affiliates, our general partner will have the right (which it may assign to any of its affiliates, the Existing Owners or us), but not the obligation, to acquire all, but not less than all, of the remaining Class A shares held by public shareholders at a price equal to the greater of (x) the current market price of such shares as of the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner, the Existing Owners (or certain transferees in private, non-exchange transactions) or their respective affiliates for such shares during the 90 day period preceding the date such notice is first mailed. As a result, you may be required to sell your Class A shares at an undesirable time or price and may not receive any return of or on your investment. You may also incur a tax liability upon a sale of your Class A shares. Upon completion of this offering, the Existing Owners will own 78.9% of the Class A shares and Class B shares on a combined basis. For additional information about the call right, please read "Description of Our Partnership Agreement—Limited Call Right."

Risks Related to PAA's Business

PAA may not be able to fully implement or capitalize upon planned growth projects.

        PAA has a number of organic growth projects that involve the construction of new midstream energy infrastructure assets or the expansion or modification of existing assets. Many of these projects involve numerous regulatory, environmental, commercial, economic, weather-related, political and legal uncertainties (including uncertainties associated with any government shutdown) that are beyond its control, including the following:

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  As these projects are undertaken, required approvals, permits and licenses may not be obtained, may be delayed or may be obtained with conditions that materially alter the expected return associated with the underlying projects;

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  Despite the fact that PAA will expend significant amounts of capital during the construction phase of these projects, revenues associated with these organic growth projects will not materialize until the projects have been completed and placed into commercial service, and the amount of revenue generated from these projects could be significantly lower than anticipated for a variety of reasons;

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  PAA may not be able to secure, or PAA may be significantly delayed in obtaining, all of the rights of way or other real property interests PAA needs to complete such projects, or the costs PAA incurs in order to obtain such rights of way or other interests may be greater than PAA anticipated;

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  PAA may construct pipelines, facilities or other assets in anticipation of market demand that dissipates or market growth that never materializes;

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  Due to unavailability or costs of materials, supplies, power, labor or equipment, the cost of completing these projects could turn out to be significantly higher than PAA budgeted and the time it takes to complete construction of these projects and place them into commercial service could be significantly longer than planned; and

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  The completion or success of PAA's projects may depend on the completion or success of third-party facilities over which PAA has no control.

        As a result of these uncertainties, the anticipated benefits associated with PAA's capital projects may not be achieved. In turn, this could negatively impact PAA's cash flow and its ability to make or increase cash distributions to its partners.

PAA's results of operations are influenced by the overall forward market for crude oil, and certain market structures or the absence of pricing volatility may adversely impact its results.

        Results from PAA's supply and logistics segment are influenced by the overall forward market for crude oil. A contango market is favorable to commercial strategies that are associated with storage capacity as it allows a party to simultaneously purchase crude oil at current prices for storage and sell at higher prices for future delivery. Wide contango spreads combined with price structure volatility generally have a favorable impact on PAA's results. A backwardated market (meaning that the price of crude oil for future deliveries is lower than current prices) has a positive impact on lease gathering margins because in certain circumstances crude oil gatherers can capture a premium for prompt deliveries; however, in this environment there is little incentive to store crude oil as current prices are above future delivery prices. In either case, margins can be improved when prices are volatile. The periods between these two market structures are referred to as transition periods. If the market is in a backwardated to transitional structure, PAA's results from its supply and logistics segment may be less than those generated during the more favorable contango market conditions. Additionally, a prolonged transition period or a lack of volatility in the pricing structure may further negatively impact PAA's results. Depending on the overall duration of these transition periods, how PAA has allocated its assets to particular strategies and the time length of its crude oil purchase and sale contracts and storage lease agreements, these transition periods may have either an adverse or beneficial effect on its aggregate segment profit. A prolonged transition from a backwardated market to a contango market, or vice versa (essentially a market that is neither in pronounced backwardation nor contango), represents the least beneficial environment for PAA's supply and logistics segment.

A natural disaster, catastrophe, terrorist attack or other event, including attacks on PAA's electronic and computer systems, could interrupt its operations and/or result in severe personal injury, property damage and environmental damage, which could have a material adverse effect on its financial position, results of operations and cash flows.

        Some of PAA's operations involve risks of personal injury, property damage and environmental damage, which could curtail its operations and otherwise materially adversely affect its cash flow. Virtually all of PAA's operations are exposed to potential natural disasters, including hurricanes, tornadoes, storms, floods and/or earthquakes. The location of PAA's assets and its customers' assets in the U.S. Gulf Coast region makes them particularly vulnerable to hurricane or tropical storm risk. In addition, since the September 11, 2001 terrorist attacks, the U.S. government has issued warnings that energy assets, specifically the nation's pipeline infrastructure, may be future targets of terrorist organizations. Terrorists may target PAA's physical facilities and hackers may attack its electronic and computer systems.

        If one or more of PAA's facilities, including electronic and computer systems, or any facilities or businesses that deliver products, supplies or services to PAA or that it relies on in order to operate its business, are damaged by severe weather or any other disaster, accident, catastrophe, terrorist attack or event, its operations could be significantly interrupted. These interruptions could involve significant damage or injury to people, property or the environment, and repairs could take from a week or less for minor incidents to six months or more for major interruptions. Any such event that interrupts the revenues generated by its operations, or which causes PAA to make significant expenditures not covered by insurance, could reduce its cash available for distribution to its partners and, accordingly, adversely affect its financial condition and the market price of its securities.

If PAA does not make acquisitions or if it makes acquisitions that fail to perform as anticipated, its future growth may be limited.

        PAA's ability to grow its distributions depends in part on its ability to make acquisitions that result in an increase in operating surplus per unit. If PAA is unable to make such accretive acquisitions either because PAA is (i) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with the sellers, (ii) unable to raise financing for such acquisitions on economically acceptable terms or (iii) outbid by competitors, PAA's future growth will be limited. As a result, PAA may not be able to complete the number or size of acquisitions that it has targeted internally or to continue to grow as quickly as it has historically.

        In evaluating acquisitions, PAA generally prepares one or more financial cases based on a number of business, industry, economic, legal, regulatory and other assumptions applicable to the proposed transaction. Although PAA expects a reasonable basis will exist for those assumptions, the assumptions will generally involve current estimates of future conditions. Realization of many of the assumptions will be beyond PAA's control. Moreover, the uncertainty and risk of inaccuracy associated with any financial projection will increase with the length of the forecasted period. Some acquisitions may not be accretive in the near term, and will be accretive in the long term only if PAA is able to timely and effectively integrate the underlying assets and such assets perform at or near the levels anticipated in its acquisition projections.

PAA's acquisition strategy involves risks that may adversely affect its business.

        Any acquisition involves potential risks, including:

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  performance from the acquired businesses or assets that is below the forecasts PAA used in evaluating the acquisition;

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  a significant increase in PAA's indebtedness and working capital requirements;

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  the inability to timely and effectively integrate the operations of recently acquired businesses or assets;

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  the incurrence of substantial unforeseen environmental and other liabilities arising out of the acquired businesses or assets for which PAA is not indemnified by a credit-worthy party, including liabilities arising from the operation of the acquired businesses or assets prior to PAA's acquisition;

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  risks associated with operating in lines of business that are distinct and separate from PAA's historical operations;

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  customer or key employee loss from the acquired businesses; and

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  the diversion of management's attention from other business concerns.

        Any of these factors could adversely affect PAA's ability to achieve anticipated levels of cash flows from its acquisitions, realize other anticipated benefits and its ability to pay distributions to its partners or meet its debt service requirements.

PAA's growth strategy requires access to new capital. Tightened capital markets or other factors that increase its cost of capital could impair its ability to grow.

        PAA continuously considers potential acquisitions and opportunities for organic growth projects. Acquisition transactions can be effected quickly, may occur at any time and may be significant in size relative to its existing assets and operations. PAA's ability to fund its capital projects and make acquisitions depends on whether it can access the necessary financing to fund these activities. Any limitations on its access to capital or increase in the cost of that capital could significantly impair its growth strategy, its ability to maintain its targeted credit profile, including maintaining its credit ratings, could affect PAA's cost of capital as well as its ability to execute its growth strategy. In addition, a variety of factors beyond its control could impact the availability or cost of capital, including domestic or international economic conditions, changes in key benchmark interest rates, the adoption of new or amended banking or capital market laws or regulations, the re-pricing of market risks and volatility in capital and financial markets.

        Due to these factors, PAA cannot be certain that funding for its capital needs will be available from bank credit arrangements or capital markets on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, PAA may be unable to implement its development plans, enhance its existing business, complete acquisitions and construction projects, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on its revenues and results of operations.

Loss of PAA's investment grade credit rating or the ability to receive open credit could negatively affect its ability to purchase crude oil, natural gas and NGL supplies or to capitalize on market opportunities.

        PAA believes that, because of its strategic asset base and complementary business model, PAA will continue to benefit from swings in market prices and shifts in market structure during periods of volatility in the crude oil, natural gas and NGL markets. The extent to which PAA is able to capture that benefit, however, is subject to numerous risks and uncertainties, including whether PAA will be able to maintain an attractive credit rating and continue to receive open credit from its suppliers and trade counterparties. PAA's senior unsecured debt is currently rated as "investment grade" by Standard & Poor's and Moody's Investors Service. A downgrade by either of such rating agencies could increase its borrowing costs, reduce its borrowing capacity and cause its counterparties to reduce the amount of open credit it receives from them. This could negatively impact PAA's ability to capitalize on market opportunities. For example, PAA's ability to utilize its crude oil storage capacity for merchant activities to capture contango market opportunities (meaning that the price of crude oil for future deliveries is higher than current prices) is dependent upon having adequate credit facilities, both in terms of the total amount of credit facilities and the cost of such credit facilities, which enables PAA to finance the storage of the crude oil from the time it completes the purchase of the oil until the time it completes the sale of the oil.

PAA is exposed to the credit risk of its customers in the ordinary course of its business activities.

        Risks of nonpayment and nonperformance by customers are a significant consideration in PAA's business. Although PAA has credit risk management policies and procedures that are designed to mitigate and limit its exposure in this area, there can be no assurance that PAA has adequately assessed and managed the creditworthiness of its existing or future counterparties or that there will not be an unanticipated deterioration in their creditworthiness or unexpected instances of nonpayment or nonperformance, all of which could have an adverse impact on PAA's cash flow and its ability to pay or increase its cash distributions to its partners.

        In those cases in which PAA provides division order services for crude oil purchased at the wellhead, it may be responsible for distribution of proceeds to all parties. In other cases, PAA pays all of or a portion of the production proceeds to an operator who distributes these proceeds to the various interest owners. These arrangements expose PAA to operator credit risk, and there can be no assurance that PAA will not experience losses in dealings with such operators and other parties.

PAA's risk policies cannot eliminate all risks. In addition, any non-compliance with its risk policies could result in significant financial losses.

        Generally, it is PAA's policy to establish a margin for crude oil or other products it purchases by selling such products for physical delivery to third-party users, or by entering into a future delivery obligation under derivative contracts. Through these transactions, PAA seeks to maintain a position that is substantially balanced between purchases on the one hand, and sales or future delivery obligations on the other hand. PAA's policy is not to acquire and hold physical inventory or derivative products for the purpose of speculating on commodity price changes. These policies and practices cannot, however, eliminate all risks. For example, any event that disrupts PAA's anticipated physical supply of crude oil or other products could expose PAA to risk of loss resulting from price changes. PAA is also exposed to basis risk when crude oil or other products are purchased against one pricing index and sold against a different index. Moreover, PAA is exposed to some risks that are not hedged, including risks on certain of its inventory, such as linefill, which must be maintained in order to transport crude oil on its pipelines. In an effort to maintain a balanced position, specifically authorized personnel can purchase or sell an aggregate limit of up to 800,000 barrels of crude oil, refined products and NGL. Although this activity is monitored independently by PAA's risk management function, it exposes PAA to risks within predefined limits and authorizations.

        In addition, PAA's operations involve the risk of non-compliance with its risk policies. PAA has taken steps within its organization to implement processes and procedures designed to detect unauthorized trading; however, it can provide no assurance that these steps will detect and prevent all violations of its risk policies and procedures, particularly if deception, collusion or other intentional misconduct is involved.

PAA's operations are also subject to laws and regulations relating to protection of the environment and wildlife, operational safety, climate change and related matters that may expose PAA to significant costs and liabilities.

        PAA's operations involving the storage, treatment, processing and transportation of liquid hydrocarbons, including crude oil, NGL and refined products, as well as its operations involving the storage of natural gas, are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment. PAA's operations are also subject to laws and regulations relating to protection of the environment and wildlife, operational safety, climate change and related matters. Compliance with all of these laws and regulations increases PAA's overall cost of doing business, including its capital costs to construct, maintain and upgrade equipment and facilities. For example, the adoption of legislation or regulatory programs to reduce emissions of greenhouse gases, including cap and trade programs, could require it to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory and remedial liabilities, the issuance of injunctions that may subject PAA to additional operational requirements and constraints or claims of damages to property or persons resulting from its operations. The laws and regulations applicable to PAA's operations are subject to change and interpretation by the relevant governmental agency, including the possibility that exemptions it currently qualifies for may be modified or changed in ways that require it to incur significant additional compliance costs. Any such change or interpretation adverse to PAA could have a material adverse effect on its operations, revenues, expenses and profitability.

        PAA has a history of incremental additions to the miles of pipelines it owns. PAA has also increased its terminal and storage capacity and operates several facilities on or near navigable waters and domestic water supplies. Although PAA has implemented programs intended to maintain the integrity of its assets (discussed below), as it acquires additional assets it historically has observed an increase in the number of releases of liquid hydrocarbons into the environment. These releases expose PAA to potentially substantial expense, including clean-up and remediation costs, fines and penalties and third-party claims for personal injury or property damage related to past or future releases. Some of these expenses could increase by amounts disproportionately higher than the relative increase in pipeline mileage and the increase in revenues associated therewith. PAA's refined products pipeline and terminal assets are also subject to significant compliance costs and liabilities. In addition, because of their increased volatility and tendency to migrate farther and faster than crude oil, releases of refined products into the environment can have a more significant impact than crude oil and require significantly higher expenditures to respond and remediate. The incurrence of such expenses not covered by insurance, indemnity or reserves could materially adversely affect PAA's results of operations.

        PAA currently devotes substantial resources to comply with DOT-mandated pipeline integrity rules. The 2006 Pipeline Safety Act requires the DOT to issue regulations for certain pipelines that were not previously subject to regulation. The DOT regulations include requirements for the establishment of pipeline integrity management programs and for protection of "high consequence areas" where a pipeline leak or rupture could produce significant adverse consequences. PAA has also developed and implemented certain pipeline integrity measures that go beyond regulatory mandate, some of which are now incorporated into the 2010 Consent Decrees. Please read "Business of Plains All American Pipeline, L.P.—Regulation."

        For 2013 and beyond, it will continue to focus on pipeline integrity management as a primary operational emphasis. In that regard, PAA has implemented programs intended to maintain the integrity of its assets, with a focus on risk reduction through testing, enhanced corrosion control, leak detection and damage prevention. PAA has an internal review process pursuant to which it examines various aspects of its pipeline and gathering systems that are not subject to the DOT pipeline integrity management mandate. The purpose of this process is to review the surrounding environment, condition and operating history of these pipeline and gathering assets to determine if such assets warrant additional investment or replacement. Accordingly, in addition to potential cost increases related to unanticipated regulatory changes or injunctive remedies resulting from regulatory agency enforcement actions, PAA may elect (as a result of its own internal initiatives) to spend substantial sums to ensure the integrity of and upgrade its pipeline systems to maintain environmental compliance and, in some cases, PAA may take pipelines out of service if it believes the cost of upgrades will exceed the value of the pipelines. PAA cannot provide any assurance as to the ultimate amount or timing of future pipeline integrity expenditures but any such expenditures could be significant. Please read "Business of Plains All American Pipeline, L.P.—Environmental, Health and Safety Regulation—United States."

PAA's profitability depends on the volume of crude oil, refined product, natural gas and NGL shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of its facilities, which can be negatively impacted by a variety of factors outside of its control.

        PAA's profitability could be materially impacted by a decline in the volume of crude oil, natural gas, refined product and NGL transported, gathered, stored or processed at its facilities. A material decrease in crude oil or natural gas production or crude oil refining, as a result of depressed commodity prices, natural decline rates attributable to oil and natural reservoirs, a decrease in exploration and development activities, supply disruptions, economic conditions or otherwise, could result in a decline in the volume of crude oil, natural gas, refined product or NGL handled by its facilities and other energy logistics assets.

        For example, a portion of PAA's transportation segment profit is derived from pipeline transportation tariffs associated with the Santa Ynez and Point Arguello fields located offshore California and the onshore fields in the San Joaquin Valley. PAA expects that there will continue to be natural production declines from each of these fields as the underlying reservoirs are depleted. In addition, any significant production disruption from OCS fields and the San Joaquin Valley due to production problems, transportation problems, earthquakes or other reasons could have a material adverse effect on PAA's business.

        In addition, catastrophic accidents, such as the 2010 explosion and sinking of the Deepwater Horizon drilling rig in the Gulf of Mexico and the resulting oil spill, could lead to increased governmental regulation of PAA's industry's operations in a number of areas, including health and safety, environmental and licensing, any of which could restrict the supply of crude oil available for transportation and have a negative impact on its profitability.

        Also, third-party shippers generally do not have long-term contractual commitments to ship crude oil on PAA's pipelines. A decision by a shipper to substantially reduce or cease to ship volumes of crude oil on its pipelines could cause a significant decline in its revenues.

        To maintain the volumes of crude oil PAA purchases in connection with its operations, it must continue to contract for new supplies of crude oil to offset volumes lost because of natural declines in crude oil production from depleting wells or volumes lost to competitors. Generally, because producers experience inconveniences in switching crude oil purchasers, such as delays in receipt of proceeds while awaiting the preparation of new division orders, producers typically do not change purchasers on the basis of minor variations in price. Thus, PAA may experience difficulty acquiring crude oil at the wellhead in areas where relationships already exist between producers and other gatherers and purchasers of crude oil.

Fluctuations in demand, which can be caused by a variety of factors outside of PAA's control, can negatively affect its operating results.

        Demand for crude oil and other hydrocarbon products PAA handles is dependent upon a variety of factors, including price, the impact of future economic conditions, fuel conservation measures, alternative fuel requirements, governmental regulation, including climate change regulations, and technological advances in fuel economy and energy generation devices. For example, the adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could increase the cost of consuming crude oil and other hydrocarbon products, thereby causing a reduction in the demand for such products. Demand also depends on the ability and willingness of shippers having access to PAA's transportation assets to satisfy their demand by deliveries through those assets.

        Fluctuations in demand for crude oil, such as those caused by refinery downtime or shutdowns, can have a negative effect on PAA's operating results. Specifically, reduced demand in an area serviced by its transportation systems will negatively affect the throughput on such systems. Although the negative impact may be mitigated or overcome by PAA's ability to capture differentials created by demand fluctuations, this ability is dependent on location and grade of crude oil, and thus is unpredictable.

        Fluctuations in demand for NGL products, whether because of general or industry specific economic conditions, new government regulations, global competition, reduced demand by consumers for products made with NGL products, increased competition from petroleum-based feedstocks due to pricing differences, mild winter weather for some NGL products, particularly propane or other reasons, could result in a decline in the volume of NGL products PAA handles or a reduction of the fees it charges for its services. Also, increased supply of NGL products could reduce the value of NGL PAA handles and reduce the margins realized by it.

        NGL and products produced from NGL also compete with products from global markets. Any reduced demand or increased supply for ethane, propane, normal butane, iso-butane or natural gasoline in the markets PAA accesses for any of the reasons stated above could adversely affect demand for the services it provides as well as NGL prices, which could negatively impact its operating results.

PAA's assets are subject to federal, state and provincial regulation. Rate regulation or a successful challenge to the rates it charges on its U.S. and Canadian pipeline systems may reduce the amount of cash it generates.

        PAA's U.S. interstate common carrier liquids pipelines, which include both crude oil and refined products pipelines, are subject to regulation by the FERC under the ICA. The ICA requires that tariff rates for liquids pipelines be just and reasonable and non-discriminatory. PAA is also subject to the Pipeline Safety Regulations of the DOT. PAA's intrastate pipeline transportation activities are subject to various state laws and regulations as well as orders of regulatory bodies.

        For PAA's U.S. interstate common carrier liquids pipelines subject to FERC regulation under the ICA, shippers may protest its pipeline tariff filings, file complaints against its existing rates or the FERC can investigate on its own initiative. Under certain circumstances, the FERC could limit PAA's ability to set rates based on its costs, or could order PAA to reduce its rates and could require the payment of reparations to complaining shippers for up to two years prior to the complaint. Natural gas storage facilities are subject to regulation by the FERC and certain state agencies.

        PAA's Canadian pipelines are subject to regulation by the NEB and by provincial authorities. Under the National Energy Board Act, the NEB could investigate the tariff rates or the terms and conditions of service relating to a jurisdictional pipeline on its own initiative upon the filing of a toll or tariff application, or upon the filing of a written complaint. If the NEB found the rates or terms of service relating to such pipeline to be unjust or unreasonable or unjustly discriminatory, the NEB could require PAA to change its rates, provide access to other shippers or change its terms of service. A provincial authority could, on the application of a shipper or other interested party, investigate the tariff rates or PAA's terms and conditions of service relating to its provincially regulated proprietary pipelines. If it found PAA's rates or terms of service to be contrary to statutory requirements, it could impose conditions it considers appropriate. A provincial authority could declare a pipeline to be a common carrier pipeline, and require PAA to change its rates, provide access to other shippers or otherwise alter its terms of service. Any reduction in PAA's tariff rates would result in lower revenue and cash flows.

Some of PAA's operations cross the U.S./Canada border and are subject to cross-border regulation.

        PAA's cross-border activities subject it to regulatory matters, including import and export licenses, tariffs, Canadian and U.S. customs and tax issues and toxic substance certifications. Such regulations include the Short Supply Controls of the Export Administration Act, the North American Free Trade Agreement and the Toxic Substances Control Act. Violations of these licensing, tariff and tax reporting requirements could result in the imposition of significant administrative, civil and criminal penalties.

PAA's sales of oil, natural gas, NGL and other energy commodities, and related transportation and hedging activities, expose it to potential regulatory risks.

        The Federal Trade Commission, the FERC and the Commodity Futures Trading Commission hold statutory authority to monitor certain segments of the physical and futures energy commodities markets. These agencies have imposed broad regulations prohibiting fraud and manipulation of such markets. With regard to PAA's physical sales of oil, natural gas, NGL or other energy commodities, and any related transportation and/or hedging activities that it undertakes, it is required to observe the market-related regulations enforced by these agencies, which hold substantial enforcement authority. PAA's sales may also be subject to certain reporting and other requirements. Additionally, to the extent that PAA enters into transportation contracts with natural gas pipelines that are subject to FERC regulation, it is subject to FERC requirements related to the use of such capacity. Any failure on PAA's part to comply with the regulations and policies of the FERC, the Federal Trade Commission or the Commodity Futures Trading Commission could result in the imposition of civil and criminal penalties. Failure to comply with such regulations, as interpreted and enforced, could have a material adverse effect on PAA's business, results of operations, financial condition and its ability to make cash distributions to its partners.

The adoption and implementation of new statutory and regulatory requirements for derivative transactions could have an adverse impact on PAA's ability to hedge risks associated with its business and increase the working capital requirements to conduct these activities.

        The Dodd Frank Wall Street Reform and Consumer Protection Act enacted in 2010 (the "Dodd Frank Act") provides for new statutory and regulatory requirements for swaps and other financial derivative transactions, including oil and gas hedging transactions. The Dodd Frank Act requires the CFTC, federal regulators of banks and other financial institutions, or the prudential regulators, and the SEC to promulgate rules implementing the new law.

        In its rulemaking under the Dodd Frank Act the CFTC has issued final regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. However, the position limits rule was vacated by the United States District Court for the District of Columbia in September 2012 and the CFTC has stated that it will appeal the District Court's decision. The CFTC also has finalized other regulations, including critical rulemakings on the definition of "swap," "security-based swap," "swap dealer" and "major swap participant." The CFTC also has issued rules that will require certain derivatives transactions to comply with clearing and trade-execution requirements (or take steps to qualify for an exemption to such requirements). The CFTC has not yet released final rules on margin or collateral requirements, and it is possible that any new rules will increase the amount of cash or collateral required to support exchange and over-the-counter derivative transactions. Other regulations also remain to be finalized, and the CFTC recently has delayed the compliance dates for various regulations already finalized. The Dodd Frank Act also may require the counterparties to PAA's derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty. As a result it is not possible at this time to predict with certainty the full effects of the Dodd Frank Act and CFTC rules on PAA and the timing of such effects.

        The majority of PAA's financial derivative transactions used for hedging purposes are currently executed and cleared over exchanges that already require the posting of margins or letters of credit based on initial and variation margin requirements. Depending on the rules and definitions adopted by the CFTC, PAA might, in the future, be required to provide additional cash margin or new cash collateral for its commodities hedging transactions (whether cleared over an exchange or over-the-counter). PAA intends to utilize the end-user exception to the clearing requirement in an effort to avoid margin requirements expected to be associated with clearing hedging transactions.

        Posting of additional cash margin or collateral could affect PAA's liquidity (defined as unrestricted cash on hand plus available credit under its revolving credit facility) and reduce PAA's ability to use cash for capital expenditures or other partnership purposes. A requirement to post additional cash margin or collateral could therefore reduce its ability to execute hedges necessary to reduce commodity price exposures thus protecting cash flows. PAA is at risk for reduced liquidity unless and until the CFTC adopts rules and definitions that relieve companies such as PAA from requirements to post additional cash margins or collateral for its exchange or over-the-counter derivative hedging activities. Even if PAA itself is not required to post additional cash margin or collateral for its derivative contracts, the banks and other derivatives dealers who are its contractual counterparties will be required to comply with other new requirements under the Dodd Frank Act and related rules, and the costs of their compliance will likely be passed on to customers such as PAA, thus decreasing the benefits to it of hedging transactions and reducing its profitability. In addition, implementation of the Dodd Frank Act and related rules and regulations could reduce the overall liquidity and depth of the markets for financial and other derivatives PAA utilizes in connection with its business, which could expose it to additional risks or limit the opportunities it is able to capture by limiting the extent to which it is able to execute its hedging strategies.

Legislation and regulatory initiatives relating to hydraulic fracturing could reduce domestic production of crude oil and natural gas.

        Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons from unconventional geological formations. Recent advances in hydraulic fracturing techniques have resulted in significant increases in crude oil and natural gas production in many basins in the United States and Canada. The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production, and it is typically regulated by state and provincial oil and gas commissions. Hydraulic fracturing has been subject to increased scrutiny due to public concerns that it could result in contamination of drinking water supplies, and there have been a variety of legislative and regulatory proposals to prohibit, restrict or more closely regulate various forms of hydraulic fracturing. Any legislation or regulatory initiatives that curtail hydraulic fracturing could reduce the production of crude oil and natural gas in the United States or Canada, and could thereby reduce demand for PAA's transportation, terminalling and storage services as well as its supply and logistics services.

PAA may not be able to compete effectively in its transportation, facilities and supply and logistics activities, and its business is subject to the risk of a capacity overbuild of midstream energy infrastructure in the areas where it operates.

        PAA faces competition in all aspects of its business and can give no assurances that it will be able to compete effectively against its competitors. In general, competition comes from a wide variety of players in a wide variety of contexts, including new entrants and existing players and in connection with day-to-day business, organic growth projects, acquisitions and joint venture activities. Some of its competitors have capital resources many times greater than PAA's and control greater supplies of crude oil, natural gas or NGL.

        A significant driver of competition in some of the markets where PAA operates (including, for example, the Eagle Ford, Permian Basin and Rockies\Bakken areas) is the rapid development of new midstream energy infrastructure capacity driven by the combination of (i) significant increases in oil and gas production and development in the applicable production areas, both actual and anticipated, (ii) low barriers to entry and (iii) generally widespread access to relatively low cost capital. While this environment presents opportunities for PAA, it is also exposed to the risk that these areas become overbuilt, resulting in an excess of midstream energy infrastructure capacity. Most midstream projects require several years of "lead time" to develop and companies like PAA that develop such projects are exposed (to varying degrees depending on the contractual arrangements that underpin specific projects) to the risk that expectations for oil and gas development in the particular area may not be realized or that too much capacity is developed relative to the demand for services that ultimately materializes. In addition, as an established player in some markets, PAA also faces competition from aggressive new entrants to the market who are willing to provide services at a discount in order to establish relationships and gain a foothold in the market. If PAA experiences a significant capacity overbuild in one or more of the areas where it operates, it could have a significant adverse impact on its financial position, cash flows and ability to pay or increase distributions to its unitholders.

        With respect to PAA's crude oil activities, its competitors include other crude oil pipelines, the major integrated oil companies, their marketing affiliates, refiners, industrial companies, independent gatherers, investment banks, brokers and marketers of widely varying sizes, financial resources and experience. PAA competes against these companies on the basis of many factors, including geographic proximity to production areas, market access, rates, terms of service, connection costs and other factors.

        With respect to PAA's natural gas storage operations, the principal elements of competition are rates, terms of service, supply and market access and flexibility of service. Its natural gas storage facilities compete with several other storage providers, including regional storage facilities and utilities. Certain pipeline companies have existing storage facilities connected to their systems that compete with some of PAA's facilities.

        With regard to PAA's NGL operations, it competes with large oil, natural gas and natural gas liquids companies that may, relative to PAA, have greater financial resources and access to supplies of natural gas and NGL. The principal elements of competition are rates, processing fees (e.g., extraction premiums) paid to the owners or aggregators of natural gas to be processed, geographic proximity to the natural gas or NGL mix, available processing and fractionation capacity, transportation alternatives and their associated costs, and access to end user markets.

PAA may in the future encounter increased costs related to, and lack of availability of, insurance.

        Over the last several years, as the scale and scope of PAA's business activities has expanded, the breadth and depth of available insurance markets has contracted. As a result of these factors and other market conditions, premiums and deductibles for certain insurance policies has increased substantially. Accordingly, PAA can give no assurance that it will be able to maintain adequate insurance in the future at rates or on other terms it considers commercially reasonable. In addition, although PAA believes that it currently maintains adequate insurance coverage, insurance will not cover many types of interruptions or events that might occur and will not cover all risks associated with its operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. The occurrence of a significant event, the consequences of which are either not covered by insurance or not fully insured, or a significant delay in the payment of a major insurance claim, could materially and adversely affect PAA's financial position, results of operations and cash flows.

The terms of PAA's indebtedness may limit its ability to borrow additional funds or capitalize on business opportunities. In addition, PAA's future debt level may limit its future financial and operating flexibility.

        As of June 30, 2013, PAA's consolidated debt outstanding was approximately $7.2 billion, consisting of approximately $6.3 billion principal amount of long-term debt (including senior notes) and approximately $0.9 billion of short-term borrowings (including current maturities of senior notes). As of June 30, 2013, it had approximately $2.6 billion of available borrowing capacity under its senior unsecured revolving credit facility, its senior secured hedged inventory facility and PNG's credit agreement.

        The amount of PAA's current or future indebtedness could have significant effects on its operations, including, among other things:

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  a significant portion of PAA's cash flow will be dedicated to the payment of principal and interest on its indebtedness and may not be available for other purposes, including the payment of distributions on its units and capital expenditures;

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  credit rating agencies may view PAA's debt level negatively;

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  covenants contained in PAA's existing debt arrangements will require it to continue to meet financial tests that may adversely affect its flexibility in planning for and reacting to changes in its business;

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  PAA's ability to obtain additional financing for working capital, capital expenditures, acquisitions and general partnership purposes may be limited;

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  PAA may be at a competitive disadvantage relative to similar companies that have less debt; and

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  PAA may be more vulnerable to adverse economic and industry conditions as a result of its significant debt level.

        PAA's credit agreements prohibit distributions on, or purchases or redemptions of, units if any default or event of default is continuing. In addition, the agreements contain various covenants limiting its ability to, among other things, incur indebtedness if certain financial ratios are not maintained, grant liens, engage in transactions with affiliates, enter into sale-leaseback transactions and sell substantially all of PAA's assets or enter into a merger or consolidation. PAA's credit facility treats a change of control as an event of default and also requires it to maintain a certain debt coverage ratio. PAA's senior notes do not restrict distributions to unitholders, but a default under its credit agreements will be treated as a default under the senior notes. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities and Indentures."

        PAA's ability to access capital markets to raise capital on favorable terms will be affected by its debt level, its operating and financial performance, the amount of its current maturities and debt maturing in the next several years, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade its credit ratings, then it could experience an increase in its borrowing costs, face difficulty accessing capital markets or incurring additional indebtedness, be unable to receive open credit from its suppliers and trade counterparties, be unable to benefit from swings in market prices and shifts in market structure during periods of volatility in the crude oil market or suffer a reduction in the market price of its common units. If PAA is unable to access the capital markets on favorable terms at the time a debt obligation becomes due in the future, it might be forced to refinance some of its debt obligations through bank credit, as opposed to long-term public debt securities or equity securities, or sell assets. The price and terms upon which it might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that PAA's leverage may adversely affect its future financial and operating flexibility and thereby impact its ability to pay, cash distributions at expected rates.

Increases in interest rates could adversely affect PAA's business.

        As of June 30, 2013, PAA had approximately $7.2 billion of consolidated debt, of which approximately $6.4 billion was at fixed interest rates and approximately $0.8 billion was at variable interest rates (which excludes $100 million of variable rate debt when giving consideration to interest rate derivatives that swap floating rate debt for fixed). PAA is exposed to market risk due to the floating interest rates on its credit facilities. Its results of operations, cash flows and financial position could be adversely affected by significant increases in interest rates above current levels. Additionally, increases in interest rates could adversely affect PAA's supply and logistics segment results by increasing interest costs associated with the storage of hedged crude oil and NGL inventory.

Changes in currency exchange rates could adversely affect PAA's operating results.

        Because PAA is a U.S. dollar reporting company and also conduct operations in Canada, it is exposed to currency fluctuations and exchange rate risks that may adversely affect the U.S. dollar value of its earnings, cash flow and partners' capital under applicable accounting rules.

An impairment of goodwill or intangibles could reduce PAA's earnings.

        At June 30, 2013, PAA had approximately $2.5 billion of goodwill and approximately $433 million of intangibles. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the acquired tangible and separately measurable intangible net assets. GAAP requires PAA to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. GAAP requires that PAA amortize finite-lived intangibles over their estimated useful lives and test all of its intangibles for impairment when events or circumstances indicate the carrying value may not be recoverable. If PAA were to determine that any of its goodwill or intangibles were impaired, it would be required to take an immediate charge to earnings with a corresponding reduction of partners' equity and increase in balance sheet leverage as measured by debt to total capitalization.

Marine transportation of crude oil has inherent operating risks.

        PAA's supply and logistics operations include purchasing crude oil that is carried on third-party tankers or barges. Such waterborne cargos are at risk of being damaged or lost because of events such as marine disaster, inclement weather, mechanical failures, grounding or collision, fire, explosion, environmental accidents, piracy, terrorism and political instability. Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues, termination of contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates and damage to PAA's reputation and customer relationships generally. Although certain of these risks may be covered under PAA's insurance program, any of these circumstances or events could increase PAA's costs or lower its revenues.

PAA is dependent on use of third-party assets for certain of its operations.

        Certain of PAA's business activities require the use of third-party assets over which it may have little or no control. For example, a portion of PAA's storage and distribution business conducted in the Los Angeles basin (acquired in connection with the Pacific merger) receives waterborne crude oil through dock facilities operated by a third party in the Port of Long Beach. If at any time PAA's access to this dock was denied, and if access to an alternative dock could not be arranged, the volume of crude oil that it presently receives from its customers in the Los Angeles basin may be reduced, which could result in a reduction of facilities segment revenue and cash flow.

Non-utilization of certain assets, such as PAA's leased rail cars, could significantly reduce its profitability due to fixed costs incurred to obtain the right to use such assets.

        From time to time in connection with PAA's business, it may lease or otherwise secure the right to use certain third-party assets (such as rail cars, trucks, barges, ships, pipeline capacity, storage capacity and other similar assets) with the expectation that the revenues PAA generates through the use of such assets will be greater than the fixed costs it incurs pursuant to the applicable leases or other arrangements. However, when such assets are not utilized or are under-utilized, PAA's profitability is negatively impacted because the revenues it earns are either non-existent or reduced, but it remains obligated to continue paying any applicable fixed charges, in addition to the potential of incurring other costs attributable to the non-utilization of such assets. For example, in connection with its rail operations, PAA leases all of its rail cars, typically pursuant to five-year leases that obligate it to pay the applicable lease rate without regard to utilization. If business conditions are such that a portion of PAA's rail fleet is not utilized for any period of time due to reduced demand for the services they provide, it will still be obligated to pay the applicable fixed lease rate for such rail cars. In addition, during the period of time that PAA is not utilizing such rail cars, it will incur incremental costs associated with the cost of storing such rail cars and will continue to incur costs for maintenance and upkeep. As of December 31, 2012, PAA leased 5,830 rail cars and its annualized lease costs for the year ended December 31, 2012 were over $45 million and are estimated to be over $65 million for the year ended December 31, 2013. Non-utilization of its leased rail cars and other similar assets in connection with its business could have a significant negative impact on PAA's profitability and cash flows.

Cost reimbursements due to PAA's general partner may reduce PAA's cash available for distribution to its partners.

        Prior to making any distribution to its partners, PAA will reimburse PAA GP and its affiliates, including officers and directors, for all expenses incurred on PAA's behalf (other than expenses related to the AAP management units). The reimbursement of expenses and the payment of fees could adversely affect PAA's ability to make distributions to its partners. PAA GP has sole discretion to determine the amount of these expenses. In addition, PAA GP and its affiliates may provide PAA with services for which PAA will be charged reasonable fees as determined by its general partner.

Cash distributions are not guaranteed and may fluctuate with PAA's performance and the establishment of financial reserves.

        Because distributions on PAA's partnership interests are dependent on the amount of cash it generates, distributions to PAA's common unitholders may fluctuate based on PAA's performance, which will result in fluctuations in the amount of distributions ultimately received by AAP. The actual amount of cash that is available to be distributed each quarter will depend on numerous factors, some of which are beyond PAA's control and the control of PAA GP. Cash distributions are dependent primarily on cash flow, including cash flow from financial reserves and working capital borrowings, and not solely on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when PAA records losses and might not be made during periods when it records profits.

Tax Risks

        As our only cash-generating assets at the closing of this offering will consist of our partnership interest in AAP and its related direct and indirect interests in PAA, our tax risks are primarily derivative of the tax risks associated with an investment in PAA.

The tax treatment of PAA depends on its status as a partnership for U.S. federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states. If the Internal Revenue Service ("IRS") were to treat PAA as a corporation or PAA becomes subject to additional amounts of entity-level taxation for state or foreign tax purposes, it would reduce the amount of cash available for distribution to us and increase the portion of our distributions treated as taxable dividends.

        We currently own a 21.1% limited partner interest in AAP, which indirectly owns PAA's 2% general partner interest, and directly owns all of PAA's IDRs. Accordingly, the value of our indirect investment in PAA, as well as the anticipated after-tax economic benefit of an investment in our Class A shares, depends largely on PAA being treated as a partnership for federal income tax purposes, which requires that 90% or more of PAA's gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code").

        Despite the fact that PAA is a limited partnership under Delaware law and, unlike us, has not elected to be treated as a corporation for federal income tax purposes, it is possible, under certain circumstances, for PAA to be treated as a corporation for federal income tax purposes. Although we do not believe, based on its current operations, that PAA will be so treated, a change in PAA's business could cause it to be treated as a corporation for federal income tax purposes or otherwise subject it to federal income taxation as an entity.

        If PAA were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income taxes at varying rates. Distributions to PAA's partners, including AAP, would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to PAA's partners. Because a tax would be imposed upon PAA as a corporation, its cash available for distribution would be substantially reduced. Therefore, treatment of PAA as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to us, likely causing a substantial reduction in the value of our Class A shares.

        Current law may change, causing PAA to be treated as a corporation for federal income tax purposes or otherwise subjecting PAA to entity-level taxation. In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, PAA is subject to entity-level tax on the portion of its income apportioned to Texas in the prior year. Imposition of any similar taxes on PAA in additional states will reduce its cash available for distribution to its partners.

        PAA's partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects PAA to taxation as a corporation or otherwise subjects PAA to entity-level taxation for federal income tax purposes, PAA's minimum quarterly distribution and target distribution amounts will be adjusted to reflect the impact of that law on PAA. If this were to happen, the amount of distributions AAP receives from PAA and our resulting cash flows could be reduced substantially, which would adversely affect our ability to pay distributions.

        Moreover, if PAA were treated as a corporation we would not be entitled to the deductions associated with our initial acquisition of interests in AAP or subsequent exchanges of retained AAP interests and Class B shares for our Class A shares. As a result, if PAA were treated as a corporation, (i) our liability for taxes would likely be higher, further reducing our cash available for distribution, and (ii) a greater portion of the cash we are able to distribute will be treated as a taxable dividend.

The tax treatment of publicly traded partnerships such as PAA could be subject to potential legislative, judicial, or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present U.S. federal income tax treatment of publicly traded partnerships, including PAA, may be modified by administrative, legislative or judicial changes, or differing interpretations at any time. Any modifications to the U.S. federal income tax laws that may be applied retroactively or prospectively could make it more difficult or impossible to meet the expectation of future cash distributions or reduce the cash available for distributions to our shareholders. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which PAA relies for its treatment as a partnership for U.S. federal income tax purposes. PAA is unable to predict whether any of these changes or other proposals will be reintroduced or ultimately will be enacted. Any such changes could negatively impact the value of our indirect investment in PAA. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes.

The sale or exchange of 50% or more of PAA's capital and profits interests during any twelve-month period will result in its termination as a partnership for federal income tax purposes.

        PAA will be considered to have constructively terminated as a partnership for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in its capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. PAA's termination would, among other things, result in the closing of its taxable year for all unitholders, which would result in PAA filing two tax returns for one fiscal year and could result in a deferral of depreciation deductions allowable in computing PAA's taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of PAA's taxable year may also result in more than twelve months of PAA's taxable income or loss being includable in his taxable income for the year of termination. PAA's termination currently would not affect its classification as a partnership for federal income tax purposes, but it would result in PAA being treated as a new partnership for tax purposes. If PAA were treated as a new partnership, PAA would be required to make new tax elections and could be subject to penalties if it was unable to determine that a termination occurred. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, among other things, the partnership may be permitted to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Taxable gain or loss on the sale of our Class A shares could be more or less than expected.

        If a holder sells our Class A shares, the holder will recognize a gain or loss equal to the difference between the amount realized and the holder's tax basis in those Class A shares. To the extent that the amount of our distributions exceeds our current and accumulated earnings and profits, the distributions will be treated as a tax free return of capital and will reduce a holder's tax basis in the Class A shares.

We do not expect to have any earnings and profits for an extended period of time following the closing of this offering. Because our distributions in excess of our earnings and profits decrease a holder's tax basis in Class A shares, such excess distributions will result in a corresponding increase in the amount of gain, or a corresponding decrease in the amount of loss, recognized by the holder upon the sale of the Class A shares. Please read "Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Gain on Disposition of Class A Shares" for a further discussion of the foregoing.

Our current tax treatment may change, which could affect the value of our Class A shares or reduce our cash available for distribution.

        Our expectation that our initial acquisition of interests in AAP will result in deductions that will offset a substantial portion of our taxable income for an extended period of time following the closing of this offering and that such deductions will also result in our distributions not constituting taxable dividends for an extended period of time thereafter is based on current law with respect to the amortization of basis adjustments associated with our acquisition of interests in AAP. Similarly, our expectation that exchanges by the Existing Owners of their retained interests in AAP and Class B shares in us for our Class A shares in the future will result in additional tax deductions is based on current law with respect to such exchanges. Changes in federal income tax law relating to such tax treatment could result in (i) our being subject to additional taxation at the entity level with the result that we would have less cash available for distribution, and (ii) a greater portion of our distributions being treated as taxable dividends. Moreover, we are subject to tax in numerous jurisdictions. Changes in current law in these jurisdictions, particularly relating to the treatment of deductions attributable to acquisitions of interests in AAP, could result in our being subject to additional taxation at the entity level with the result that we would have less cash available for distribution.

Any decrease in our Class A share price could adversely affect our amount of cash available for distribution.

        Changes in certain market conditions may cause our Class A share price to decrease. If our Existing Owners exchange their retained interests in AAP and Class B shares in us for our Class A shares at a point in time when our Class A share price is below the price at which Class A shares are being sold in this offering, the ratio of our income tax deductions to gross income would decline. This decline could result in our being subject to tax sooner than expected, our tax liability being greater than expected, or a greater portion of our distributions being treated as taxable dividends.

The IRS Forms 1099-DIV that you receive from your broker may over-report your dividend income with respect to our shares for U.S. federal income tax purposes, and failure to report your dividend income in a manner consistent with the IRS Forms 1099-DIV that you receive from your broker may cause the IRS to assert audit adjustments to your U.S. federal income tax return. If you are a non-U.S. holder of our shares, your broker or other withholding agent may overwithhold taxes from dividends paid to you, in which case you generally would have to timely file a U.S. tax return or an appropriate claim for refund in order to claim a refund of the overwithheld taxes.

        Distributions we pay with respect to our shares will constitute "dividends" for U.S. federal income tax purposes only to the extent of our current and accumulated earnings and profits. Distributions we pay in excess of our earnings and profits will not be treated as "dividends" for U.S. federal income tax purposes; instead, they will be treated first as a tax-free return of capital to the extent of your tax basis in your shares and then as capital gain realized on the sale or exchange of such shares. Please read "Material U.S. Federal Income Tax Consequences." We may be unable to timely determine the portion of our distributions that is a "dividend" for U.S. federal income tax purposes.

        If you are a U.S. holder of our shares, the IRS Forms 1099-DIV may not be consistent with our determination of the amount that constitutes a "dividend" to you for U.S. federal income tax purposes or you may receive a corrected IRS Form 1099-DIV (and you may therefore need to file an amended federal, state or local income tax return). We will attempt to timely notify you of available information to assist you with your income tax reporting (such as posting the correct information on our website). However, the information that we provide to you may be inconsistent with the amounts reported to you by your broker on IRS Form 1099-DIV, and the IRS may disagree with any such information and may make audit adjustments to your tax return.

        If you are a non-U.S. holder of our shares, "dividends" for U.S. federal income tax purposes will be subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividends are effectively connected with your conduct of a U.S. trade or business. Please read "Material U.S. Federal Income Tax Consequences—Consequences to Non-U.S. Holders." In the event that we are unable to timely determine the portion of our distributions that is a "dividend" for U.S. federal income tax purposes, or your broker or withholding agent chooses to withhold taxes from distributions in a manner inconsistent with our determination of the amount that constitutes a "dividend" for such purposes, your broker or other withholding agent may overwithhold taxes from distributions paid to you. In such a case, you generally would have to timely file a U.S. tax return or an appropriate claim for refund in order to obtain a refund of the overwithheld tax.

FORWARD-LOOKING STATEMENTS

        All statements included in this prospectus, other than statements of historical fact, are forward-looking statements, including but not limited to statements incorporating the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast," as well as similar expressions and statements regarding our or PAA's business strategy, plans and objectives for future operations. The absence of such words, expressions or statements, however, does not mean that the statements are not forward-looking. Any such forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. The most important of these factors include, but are not limited to:

  •
  our ability to pay distributions to our Class A shareholders;

  •
  our expected receipt of, and amounts of, distributions from AAP;

  •
  PAA's failure to implement or capitalize, or delays in implementing or capitalizing, on planned internal growth projects;

  •
  unanticipated changes in crude oil market structure, grade differentials and volatility (or lack thereof);

  •
  the availability of, and PAA's ability to consummate, acquisition or combination opportunities;

  •
  PAA's successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from its historical operations;

  •
  the occurrence of a natural disaster, catastrophe, terrorist attack or other event, including attacks on PAA's electronic and computer systems;

  •
  tightened capital markets or other factors that increase PAA's cost of capital or limit PAA's access to capital;

  •
  maintenance of PAA's credit rating and its ability to receive open credit from its suppliers and trade counterparties;

  •
  continued creditworthiness of, and performance by, PAA's counterparties, including financial institutions and trading companies with which it does business;

  •
  the effectiveness of PAA's risk management activities;

  •
  environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

  •
  declines in the volume of crude oil, refined product and NGL shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of PAA's facilities, whether due to declines in production from existing oil and gas reserves, failure to or slowdown in the development of additional oil and gas reserves or other factors;

  •
  shortages or cost increases of supplies, materials or labor;

  •
  fluctuations in refinery capacity in areas supplied by PAA's mainlines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transportation throughput requirements;

  •
  PAA's ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

  •
  the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

  •
  non-utilization of PAA's assets and facilities;

  •
  the effects of competition;

  •
  interruptions in service on third-party pipelines;

  •
  increased costs or lack of availability of insurance;

  •
  fluctuations in the debt and equity markets, including the price of PAA's units at the time of vesting under its long-term incentive plans;

  •
  the currency exchange rate of the Canadian dollar;

  •
  weather interference with business operations or project construction;

  •
  risks related to the development and operation of PAA's facilities;

  •
  factors affecting demand for natural gas and natural gas storage services and rates;

  •
  general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; and

  •
  other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the storage of natural gas and the processing, transportation, fractionation, storage and marketing of natural gas liquids.

        Other factors described elsewhere in this prospectus, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read "Risk Factors." Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

 ORGANIZATIONAL STRUCTURE

        The diagram below depicts our simplified organizational structure immediately following the completion of this offering (assuming the underwriters' option to purchase additional Class A shares is not exercised):

(1)
We will initially own the remaining 21.1% of the membership interests in our general partner, which percentage corresponds to our ownership percentage of AAP units (21.1%) following this offering (representing a 19.7% economic interest in AAP, including the dilutive effect of the AAP management units).

(2)
Represents the number of AAP units for which the AAP management units would be exchangeable, assuming a conversion ratio of 0.90 AAP units for each AAP management unit. The AAP management units are entitled to certain proportionate distributions paid by AAP. Please see "Management—AAP Management Units."

(3)
Represents direct ownership of approximately 10.7 million PAA common units by the Existing Owners as of September 30, 2013 based on information provided by the Existing Owners.

 Recapitalization

        We are a Delaware limited partnership formed in July 2013. Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes.

        The Existing Owners currently directly or indirectly own all of the ownership interests in AAP and GP LLC (other than the AAP management units). In connection with the completion of this offering, the following transactions will be effected, which will result in the revised organizational structure depicted above under "Organizational Structure";

  •
  The existing 1% general partner interest in AAP currently held by GP LLC will be converted into a non-economic general partner interest and a limited partner interest in AAP represented by 6,500,000 AAP units. Such AAP units will be distributed by GP LLC to the Existing Owners;

  •
  The Existing Owners will contribute their respective membership interests in GP LLC to our general partner in exchange for membership interests in our general partner, and our general partner will then contribute such interests in GP LLC to us in exchange for the continuation of its non-economic general partner interest in us. In exchange for these contributions, we will issue (through our general partner) a total of 478,029,773 Class B shares to the Existing Owners;

  •
  Certain of the Existing Owners (or in the case of EMG, certain members of EMG) will sell to us (i) 128,000,000 AAP units (representing a 21.1% limited partner interest, and an approximate 19.7% economic interest (including the dilutive effect of the AAP management units), in AAP) and (ii) an aggregate 21.1% of the membership interests in our general partner, in exchange for the right to receive an amount equal to the net proceeds of this offering, subject to adjustment for certain expenses as provided in the contribution agreement. Please read "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Ownership of General Partner Entities."

  •
  We will issue 128,000,000 of our Class A shares to the public;

  •
  The AAP limited partnership agreement will be amended and restated to provide that (i) the number of AAP units held by us and the Existing Owners will be adjusted so that the relative limited partner interest in AAP held by us and the Existing Owners stays the same after increasing the number of AAP units we own so that it equals the number of Class A shares issued to the public, (ii) each Existing Owner will have the right to exchange its AAP units and a like number of Class B shares and general partner units for Class A shares on a one-for-one basis, as described below under "—Exchangeable LP Structure," and (iii) each holder of AAP management units will receive, upon the exchange of any such AAP management units into AAP units and a like number of Class B shares, an associated right to exchange such AAP units and Class B shares for Class A shares on a one-for-one basis, as described below under "—Exchangeable LP Structure";

  •
  We will receive, after deducting underwriting discounts and commissions and offering expenses, net proceeds of approximately $2.727 billion from the issuance and sale of 128,000,000 Class A shares, and we will distribute these proceeds to the Existing Owners (or in the case of EMG, certain members of EMG) as described above; and

  •
  We will also enter into an administrative agreement as described under "Certain Relationships and Related Party Transactions—Administrative Agreement."

        Upon completion of the recapitalization described above, our sole assets will consist of (i) a 100% member interest in GP LLC, which holds a non-economic general partner interest in AAP, (ii) 128,000,000 AAP units (representing 21.1% of the limited partner interests, and an approximate 19.7% economic interest (including the dilutive effect of the AAP management units), in AAP, which directly or indirectly owns all of the IDRs and the 2% general partner interest in PAA), and

(iii) 128,000,000 general partner units representing 21.1% of the membership interests in our general partner.

Our Class A Shares and Class B Shares

        Our partnership agreement provides for two classes of shares, Class A shares and Class B shares, representing limited partner interests in us. Only the holders of our Class A shares are entitled to participate in our distributions. Each Class A share will also be entitled to one vote on the limited matters to be voted on by our shareholders.

        Class B shares are not entitled to receive distributions but will be entitled to vote on the same basis as the Class A shares. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. We do not intend to list Class B shares on any stock exchange. All of our Class B shares will initially be owned by the Existing Owners.

Exchangeable LP Structure

        The Existing Owners and any permitted transferees of their AAP units will each have the right to exchange (the "Exchange Right") all or a portion of their AAP units into Class A shares at an exchange ratio of one Class A share for each AAP unit exchanged. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares and general partner units are transferred by the exercising party to us.

        For purposes of any transfer or exchange of AAP units initially owned by the Existing Owners and our Class B shares, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement will contain provisions effectively linking each such AAP unit with one of our Class B shares and one general partner unit. Our Class B shares and general partner units cannot be transferred without transferring an equal number of AAP units and vice versa.

        Additionally, if the Class A shares are publicly traded at any time after December 31, 2015, a holder of vested AAP management units will be entitled to exchange his or her AAP management units for AAP units and a like number of Class B shares based on a conversion ratio calculated in accordance with the AAP limited partnership agreement (which conversion ratio will not be more than one-to-one and is expected to be approximately 0.90 AAP units for each AAP management unit as of the date of the distribution that will be paid with respect to the third quarter of 2013). Following any such exchange, the holder will have the Exchange Right for our Class A shares. Holders of AAP management units who exchange for AAP units and Class B shares will not receive general partner units and thus will not need to include any general partner units in a transfer or the exercise of their Exchange Right.

        The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications. For additional information, please read "Certain Relationships and Related Party Transactions—Limited Partnership Agreement of Plains AAP, L.P."

Ownership of Our General Partner; Election of Directors

        Following the recapitalization transactions referenced above under "—Recapitalization," the Existing Owners will own 78.9% of the membership interests in PAA GP Holdings LLC, our general partner, and will have the ability to appoint all the members of our general partner's board of directors. Our general partner's limited liability company agreement will include provisions linking the ownership of the general partner units to the ownership of the outstanding AAP units. General partner units will not be allowed to be transferred without transferring the same number of AAP units and vice versa. As the Existing Owners reduce their ownership of AAP units through this offering and in connection with future exchanges of AAP units and Class B shares for Class A shares following this offering, the Existing Owners' ownership interest in our general partner will be reduced, and our ownership interest in our general partner will be proportionately increased. At the closing of this offering, we will own 21.1% of the membership interests in our general partner. When the overall direct and indirect economic interest of the Existing Owners and their permitted transferees in AAP falls below 40% (calculated as described below), the following changes to our governance arrangements will be triggered: (i) within a certain period of time, our general partner's board of directors will be staggered into three classes; (ii) subject to certain limitations, our Class A and Class B shareholders, voting together as a single class, will have the right to elect certain of our directors; and (iii) except for any party that already has the right to designate a director on our general partner's board of directors, any person or group (as such term is defined pursuant to applicable securities laws) that owns of record at least 10% of our combined Class A and Class B shares will be entitled to nominate a single director for election at an annual meeting. The 40% threshold referred to above will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Existing Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP units based on the applicable conversion factor and attributes the ownership of such AAP units to the Existing Owners. Please read "Description of our Partnership Agreement—Public Election of Directors Following Trigger Date."

Holding Company Structure

        Our post-offering organizational structure will allow the Existing Owners to retain a direct equity ownership in AAP, an entity that is classified as a partnership for U.S. federal income tax purposes. Investors in this offering will, by contrast, hold a direct equity ownership in us in the form of Class A shares, and an indirect ownership interest in AAP through our ownership of AAP units. Although we were formed as a limited partnership, we will elect to be taxed as a corporation for U.S. federal income tax purposes.

        Pursuant to our partnership agreement and the AAP partnership agreement, our capital structure and the capital structure of AAP will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the AAP units and our Class B shares, on the one hand. and our Class A shares, on the other hand.

        The holders of interests in AAP units, including us, will be subject to tax on their proportionate share of any taxable income of AAP and will be allocated their proportionate share of any taxable loss of AAP. The AAP partnership agreement provides, to the extent cash is available, for tax related distributions pro rata to the holders of AAP units if GP LLC, as the general partner of AAP, determines that the taxable income of AAP will give rise to taxable income for an AAP unitholder. Generally, these tax distributions will be computed based on our estimate of the taxable income of AAP that is allocable to a holder of AAP units, multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of AAP's income).

        We may accumulate cash balances in future years resulting from distributions from AAP. To the extent we do not distribute such cash balances as a distribution on our Class A shares and instead decide to hold or recontribute such cash balances to AAP for use in its operations, holders who exchange AAP units and Class B shares for Class A shares in the future could also benefit from any value attributable to such accumulated cash balances.

        For additional information, please read "Certain Relationships and Related Party Transactions—Limited Partnership Agreement of Plains AAP, L.P."

USE OF PROCEEDS

        We expect to receive approximately $2.727 billion of net proceeds from the sale of the Class A shares, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        We will distribute the net proceeds of this offering along with 478,029,773 of our Class B shares to certain of the Existing Owners (or in the case of EMG, certain members of EMG), subject to adjustment for certain expenses as provided in the contribution agreement, in exchange for their sale to us of a 21.1% limited partner interest in AAP (represented by 128,000,000 AAP units) and 21.1% of the membership interests in our general partner. Please read "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Ownership of General Partner Entities."

        If the underwriters exercise their option to purchase additional Class A shares, we intend to use the proceeds resulting from any issuance of Class A shares upon such exercise to acquire an equivalent number of Class B shares, AAP units and general partner units from Oxy. Upon such acquisition, such Class B shares will be cancelled and the associated AAP units and general partner units will thereafter be owned by us.

 CAPITALIZATION

        We were formed in July 2013 and, therefore, do not have historical financial statements. The following table sets forth the consolidated historical capitalization as of June 30, 2013:

  •
  on an actual basis for GP LLC;

  •
  on an as adjusted basis for GP LLC to give effect to the incremental borrowings in September 2013 of $300 million under the AAP term loan facility and the related distribution of the proceeds of these borrowings to the Existing Owners; and

  •
  on an as further adjusted basis for Plains GP Holdings, L.P. to give effect to the transactions under "Organizational Structure" that will occur simultaneously with the closing of this offering, and the application of the net proceeds from this offering as set forth under "Use of Proceeds."

        The historical financial data of GP LLC presented in the table below is derived from and should be read in conjunction with GP LLC's historical financial statements, including the accompanying notes, included elsewhere in this prospectus. There have been no material changes to the capitalization of GP LLC since June 30, 2013.

	As of June 30, 2013
	Plains All American GP LLC Historical	Plains All American GP LLC As Adjusted	Plains GP Holdings, L.P. As Further Adjusted
	(in millions)
Short-Term Debt:
Debt Obligations of AAP:
AAP senior secured revolving credit facility	$3	$3	$3
Debt Obligations of PAA:
PAA senior secured hedged inventory facility(1)	575	575	575
PAA senior unsecured revolving credit facility(1)	25	25	25
PNG senior unsecured revolving credit facility	49	49	49
PAA 5.63% senior notes due December 2013	250	250	250
Other	3	3	3

Total Short-Term Debt	905	905	905
Long-Term Debt:
Debt Obligations of AAP:
AAP term loan	200	500	500
Debt Obligations of PAA:
Senior notes, net of unamortized discount(1)	6,011	6,011	6,011
Long-term debt under credit facilities and other	302	302	302

Total Long-Term Debt	6,513	6,813	6,813

Total Debt	$7,418	$7,718	$7,718

Members' Equity/Partners' Capital
Members' Equity/Partners' Capital (excluding noncontrolling interests)	$—	$—	$976
Noncontrolling interests	7,451	7,151	7,202

Total Members' Equity/Partners' Capital	$7,451	$7,151	$8,178

Total Capitalization, Including Short-Term Debt	$14,869	$14,869	$15,896

(1)
In August 2013, PAA completed the issuance and sale of $700 million aggregate principal amount of 3.850% senior notes due 2023. The net proceeds of $693 million were used to repay all indebtedness outstanding under the PAA senior unsecured revolving credit facility and the PAA senior secured hedged inventory facility. The remaining net proceeds after repayment of such indebtedness were used for general partnership purposes of PAA.

 DILUTION

        Purchasers of Class A shares in this offering will experience immediate and substantial dilution in the net tangible book value per share for accounting purposes. Dilution is the amount by which the offering price paid by the purchasers of Class A shares sold in this offering will exceed the pro forma net tangible book value per Class A share after the offering. Net tangible book value per share is determined by dividing our tangible net worth (tangible assets less total liabilities) by the total number of outstanding shares. Our pro forma net tangible book value deficiency as of June 30, 2013 would have been approximately $51 million, or $0.40 per share, after giving effect to (i) the incremental borrowings in September 2013 of $300 million under the AAP term loan facility and the related distribution of the proceeds of these borrowings to the Existing Owners and (ii) the transactions described under "Organizational Structure." The pro forma net tangible book value deficiency per share assumes the underwriters' option to purchase additional Class A shares is not exercised. The following table illustrates this dilution per share.

Initial public offering price per Class A share		$22.00
Net tangible book value per share before the offering	$—
Decrease per share attributable to purchasers in the offering	(0.40)

Less: Pro forma net tangible book value per share after the offering(1)(2)		(0.40)

Immediate dilution in net tangible book value per share to purchasers in the offering		$22.40	(2)

(1)
Determined by dividing the total number of Class A shares to be outstanding after the offering (128,000,000 Class A shares) into our pro forma net tangible value deficiency of approximately $51 million. The pro forma net tangible value deficiency of approximately $51 million was calculated by subtracting the following items from our as adjusted total partners' capital reflected under "Capitalization" as of June 30, 2013: (i) pro forma noncontrolling interests of $7.202 billion and (ii) a deferred tax asset of $1.027 billion that was associated with the transactions described in "Organizational Structure."

(2)
The pro forma net tangible value when including the deferred tax asset would have been approximately $976 million, or $7.63 per share, resulting in dilution of $14.38 per share.

        The following table sets forth the number of Class A and Class B shares that we will issue and the total consideration contributed to us by the Existing Owners and paid by the purchasers of Class A shares, calculated before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us (in millions, except per share amounts):

			Total Consideration
	Shares Acquired
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing Owners—Class B(1)	478	78.9%	$(51)	(1.9)%	$(0.11)
New investors—Class A	128	21.1%	2,816	101.9%	$22.00

Total	606	100%	$2,765	100%

(1)
Total consideration contributed by the Existing Owners reflects the contribution of (i) AAP units representing a limited partnership interest in AAP and (ii) their membership interest in GP LLC, which were recorded at historical cost in accordance with GAAP. As adjusted for the distribution of the proceeds of the borrowings discussed above, the historical carrying value of the net assets contributed is negative. Furthermore, book value of the consideration provided by the Existing Owners, as of June 30, 2013, after giving effect to the application of the net proceeds of the offering, is as follows:

(In millions)
Book value of net assets contributed	$(51)
Less: Distribution to Existing Owners from net proceeds of this offering	2,727

Total consideration	$(2,778)

 OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy in conjunction with the more detailed information regarding the factors and assumptions upon which our cash distribution policy is based in "—Assumptions and Considerations Related to the Estimated Minimum Necessary PAA Adjusted EBITDA" below. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and material risks inherent in our and PAA's business.

        For additional information regarding our historical and pro forma operating results, you should refer to GP LLC's audited historical financial statements for the years ended December 31, 2010, 2011 and 2012, GP LLC's unaudited historical financial statements for the six months ended June 30, 2012 and 2013, and our pro forma financial statements for the six months ended June 30, 2013 and the year ended December 31, 2012, each included elsewhere in this prospectus.

General

        Rationale for Our Cash Distribution Policy.    Our partnership agreement requires us to distribute all of our available cash quarterly. Generally, our available cash is all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from AAP in respect of such quarter) after the payment of our expenses and the establishment of cash reserves. Our partnership agreement will not restrict our ability to borrow to pay distributions.

        Our cash flow is generated solely from distributions we receive from AAP. AAP currently receives all of its cash flows from distributions on its direct and indirect partnership interests in PAA. AAP is therefore entirely dependent upon the ability of PAA to make cash distributions to its partners. We currently have no independent operations. Accordingly, we believe we will initially have low cash requirements. Therefore, we believe that our investors are best served by our distributing all of our available cash to our Class A shareholders as described below.

        Restrictions and Limitations on Our Cash Distribution Policy.    There is no guarantee that our Class A shareholders will receive quarterly distributions from us or that we will receive quarterly distributions from AAP. Neither we nor PAA have a legal obligation to pay distributions, except as provided in our partnership agreements.

        The requirements in our and PAA's partnership agreements to distribute all of our respective available cash quarterly are subject to certain restrictions. These restrictions include the following:

  •
  The amount of cash that PAA can distribute each quarter is subject to restrictions under its credit facilities, which prohibit distributions on, or purchases or redemptions of, units if any default or event of default is continuing. These credit facilities contain various covenants limiting PAA's ability to, among other things, incur indebtedness if certain financial ratios are not maintained, grant liens, engage in transactions with affiliates, enter into sale-leaseback transactions, and sell substantially all of its assets or enter into a merger or consolidation. In addition, these credit facilities treat a change of control or failure to maintain a certain debt coverage ratio as an event of default. PAA's senior notes do not restrict distributions to unitholders, but are subject to certain other restrictive covenants. A default under PAA's credit facilities will be treated as a default under its senior notes. These financial tests and covenants are described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and in Note 8 to GP LLC's Consolidated Financial Statements. Should PAA be unable to comply with the restrictions under its debt agreements, PAA would be prohibited from making cash distributions to AAP, which in turn would prevent AAP from making cash distributions to us.

  •
  The amount of cash we have available for distribution will be subject to restrictions on distributions under AAP's credit facility. Specifically, AAP's credit facility contains material financial tests and covenants that it must satisfy. These financial tests and covenants are described in Note 8 to GP LLC's Consolidated Financial Statements. Should AAP be unable to satisfy these restrictions under its credit facility, AAP would be prohibited from making cash distributions to us, and we would be prohibited from making cash distributions to you, notwithstanding our stated cash distribution policy.

  •
  PAA's general partner has authority under PAA's partnership agreement to establish cash reserves that are necessary or appropriate in its reasonable discretion for the proper conduct of PAA's business, to comply with applicable law or any agreement binding on PAA and its subsidiaries and to provide for future cash distributions to PAA's unitholders. The establishment of those reserves could result in a reduction in cash distributions that AAP would otherwise receive from PAA, which in turn could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy. Any determination to establish cash reserves made by PAA's general partner in its reasonable discretion will be binding on PAA's unitholders as well as the holders of its general partner interest and IDRs.

  •
  Our general partner will have authority under our partnership agreement to establish cash reserves. The establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated cash distribution policy. Any determination to establish cash reserves made by our general partner in good faith will be binding on our shareholders. Our partnership agreement provides that in order for a determination by our general partner to be made in good faith, it must subjectively believe the determination is in, or not opposed to, our best interests.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, PAA may not make a distribution to AAP, AAP may not make a distribution to us and we may not make a distribution to you if such distribution would cause PAA's or AAP's or our liabilities to exceed the fair value of each party's respective assets, as applicable.

  •
  We may lack sufficient cash to pay distributions to our Class A shareholders due to increases in our, AAP's or PAA's operating or general and administrative expenses, principal and interest payments on debt, working capital requirements, taxes and other anticipated cash needs.

        Our Cash Distribution Policy Limits Our Ability to Grow.    Because we distribute all of our available cash, our growth may not be as fast as the growth of businesses that reinvest their available cash to expand ongoing operations. In fact, because currently our only cash-generating assets are indirect partnership interests in PAA, our growth will be completely dependent upon PAA. The amount of cash distributions AAP receives from PAA is based on PAA's per unit distribution paid on each PAA common unit. Accordingly, the cash distribution received by AAP is derived from two factors: (i) PAA's per unit distribution level and (ii) the number of PAA common units outstanding. An increase in either factor (assuming the other factor remains constant or increases) will generally, absent additional IDR reductions, result in an increase in the amount of cash distributions AAP receives from PAA, a portion of which we, in turn, receive from AAP. Please read "Plains All American Pipeline, L.P.'s Cash Distribution Policy." If we issue additional shares or we were to incur debt or be required to pay taxes, the payment of distributions on those additional shares, interest on that debt or payment of such taxes could increase the risk that we will be unable to maintain or increase our cash distribution levels. There are no limitations in our partnership agreement on our ability to incur indebtedness or to issue additional shares, including shares ranking senior to our Class A shares.

        PAA's Ability to Grow is Dependent on its Ability to Access External Growth Capital.    Consistent with the terms of its partnership agreement, PAA distributes its available cash each quarter to its partners. In determining the amount of cash available for distribution, PAA sets aside cash reserves, which it uses, among other things, to fund a portion of its acquisitions and growth capital expenditures. Additionally, PAA has relied upon external financing sources, including commercial borrowings and other debt and equity issuances, to fund its acquisition and growth capital expenditures. Accordingly, to the extent PAA does not have sufficient cash reserves or is unable to finance growth externally, its ability to grow will likely be impaired. If PAA issues additional units, the payment of distributions on those additional units may increase the risk that PAA will be unable to maintain or increase its per unit distribution level, which in turn may impact the available cash AAP receives from PAA and we have to distribute to our Class A shareholders. There are no current limitations in PAA's partnership agreement on its ability to incur indebtedness or to issue additional units, including units ranking senior to its common units. The incurrence of additional debt by PAA to finance its growth strategy would result in increased interest expense to PAA, which in turn may reduce its cash distributions to AAP and reduce the available cash that we have to distribute to our Class A shareholders.

        The IDRs that AAP Owns May Be Limited or Modified Without Your Consent.    We own a 21.1% limited partnership interest in AAP, which owns all of the IDRs, which entitle AAP to receive increasing percentages (up to a maximum of 48%, to the extent not modified) of any cash distributed by PAA in excess of $0.2250 per PAA unit in any quarter. The vast majority of the cash flow AAP receives from PAA is provided by these IDRs. For the twelve months ended September 30, 2013, approximately 96.0% of the pro forma cash that AAP would have received from PAA would have been attributable to its ownership of the IDRs.

        PAA, like other publicly traded partnerships, will generally only undertake an acquisition or expansion capital project if, after giving effect to related costs and expenses, the transaction would be expected to be accretive, meaning it would increase cash distributions per unit in future periods. Because AAP currently participates in the IDRs at the highest sharing level, it is harder for an acquisition or capital project to show accretion for the common unitholders of PAA than if the IDRs received less incremental cash flow. We therefore expect that AAP may determine, in certain cases, to propose a reduction to the IDRs to facilitate a particular acquisition or expansion capital project. Such a reduction may relate to all of the cash flow on the IDRs or only to the expected cash flow from the transaction and may be either temporary or permanent in nature. Any such reduction of the IDRs will reduce the amount of cash that would have otherwise been distributed by AAP to us, which will in turn reduce the cash distributions we would otherwise be able to pay to you.

        Although not required to do so, in response to past requests by PAA management in connection with PAA's acquisition activities, the Existing Owners have approved temporary and permanent reductions in IDR payments. Such modifications were implemented with a view toward enhancing PAA's competitiveness for such acquisitions and managing the overall cost of equity capital while achieving an appropriate balance between short-term and long-term accretion to PAA's limited partners and the holders of its general partner interest and IDRs. While these IDR reductions reduced the amount of cash that would otherwise have been distributed in respect of the IDRs, we believe they have contributed to long-term accretion in the amount of distributions paid with respect to the IDRs through participation in PAA growth opportunities that may not have been available in the absence of such reductions.

        The Existing Owners have approved IDR reductions in connection with the closing of four prior PAA acquisitions: the Pacific Energy Partners, L.P. acquisition in 2006, the Rainbow Pipeline Company acquisition in 2008, the Vulcan Gas Storage acquisition in 2009, and the BP NGL Acquisition in 2012. For the period from 2006 through the distribution date for the second quarter of 2013, these IDR reductions have totaled $105.5 million in the aggregate. Currently, the following IDR reductions are in place: $15.0 million in 2013 (all of which will have been satisfied following the distribution with respect to the quarter ended September 30, 2013), $11.3 million in 2014, and $10.0 million per year thereafter. Our general partner may, in certain circumstances, similarly support PAA in the future by agreeing to waive, modify or otherwise adjust payments relating to PAA's IDRs.

        Our general partner has the right to approve any waiver, reduction, limitation or modification to PAA's IDRs without the consent of our shareholders. In determining whether or not to approve any such modification, our general partner's board of directors may consider whatever information it subjectively believes is adequate in making such determination and must make such determination in "good faith" as such term is defined under applicable Delaware law and in our partnership agreement. Any determination with respect to such modification could include consideration of one or more financial cases based on a number of business, industry, economic, legal, regulatory and other assumptions applicable to the proposed transaction. The assumptions will generally involve current estimates of future conditions, which are difficult to predict and realization of many of the assumptions will be beyond our general partner's control. Moreover, the uncertainty and risk of inaccuracy associated with any financial projection will increase with the length of the forecasted period. To the extent such assumptions are not realized, the expected benefits from increases in distributions from PAA to AAP may not materialize, and our distributions to our Class A shareholders may be reduced.

AAP Management Units

        The amount of cash available for distribution from AAP will be reduced by amounts to which the AAP management units, each representing a profits interest in AAP, are entitled. In August 2007, the equity owners of AAP authorized the issuance of the AAP management units to certain senior members of PAA's management. The AAP management units are subject to restrictions on transfer and become earned in various increments upon the achievement of certain PAA distribution levels (or in some cases, within 180 days thereafter). As of the date of the distribution that was paid with respect to the second quarter of 2013, approximately 97% of the outstanding AAP management units were earned or will be earned within 180 days. When earned, the AAP management units are limited to proportionate participation in cash distributions paid by AAP above $11.0 million (as adjusted for debt service costs and excluding special distributions funded by debt) per quarter. As of the date hereof and giving effect to the consummation of the offering and related transactions, up to 52,125,935 AAP management units have been authorized for issuance. There are 48,642,833 AAP management units currently outstanding, which, based on the conversion ratio of approximately 0.90 AAP units for each AAP management unit as of the date of the distribution that will be paid with respect to the third quarter of 2013, would equate to 43,970,227 AAP units. Assuming all authorized AAP management units are issued, the maximum participation would be approximately 8% of the amount of distributed cash flow in excess of $11.0 million per quarter.

        Additionally, if the Class A shares are publicly traded at any time after December 31, 2015, a holder of vested AAP management units will be entitled to exchange his or her AAP management units for AAP units and a like number of Class B shares based on a conversion ratio calculated in accordance with the AAP limited partnership agreement (which conversion ratio will not be more than one-to-one and is expected to be approximately 0.90 AAP units for each AAP management unit as of the date of the distribution that will be paid with respect to the third quarter of 2013). Following any such exchange, the holder will have the Exchange Right for our Class A shares.

        As provided in AAP's partnership agreement, holders of AAP management units that are earned or vested will be obligated to fund a portion of AAP's obligation to contribute additional capital to PAA in the event of an equity issuance by PAA in order to maintain AAP's indirect 2% general partner interest in PAA.

        For more detail about the AAP management units, including the ability of AAP to call the AAP management units under certain circumstances, please read "Management—AAP Management Units."

Our Initial Distribution Rate

        Our Cash Distribution Policy.    Following the closing of this offering, we expect that our initial quarterly distribution will, subject to pro-ration as described below, be equal to $0.14904 per Class A share, or $0.5962 per Class A share on an annualized basis. This equates to an aggregate cash distribution of approximately $19.1 million per quarter, or approximately $76.3 million per year. If the underwriters exercise their option to purchase additional Class A shares, we intend to use the proceeds from any such exercise to acquire an equivalent number of Class B shares, AAP units and general partner units from Oxy in addition to a proportionate percentage of the membership interests in our general partner. Upon such acquisition, such Class B shares will be cancelled and the associated AAP units and membership interests will thereafter be owned by us. As a result, the exercise of the underwriters' option to purchase additional Class A shares is expected to have no impact on the expected per share distributions to be received by holders of Class A shares.

        Our ability to make cash distributions at the initial distribution rate will be subject to the factors described above under the caption "—Restrictions and Limitations on Our Cash Distribution Policy." We cannot assure you that any distributions will be declared or paid by us. Please read "Risk Factors—Risks Inherent in an Investment in Us—Our cash flow will be entirely dependent upon the ability of PAA to make cash distributions to AAP, and the ability of AAP to make cash distributions to us."

        We will pay our cash distributions within 55 days after the end of each fiscal quarter to holders of record on or about the first of the month in which the distribution is paid. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately following the indicated distribution date. We will pay you a prorated cash distribution for the first quarter that we are a publicly traded partnership. This prorated cash distribution will be paid for the period beginning on the closing date of this offering and ending on the last day of that fiscal quarter. Any distributions received by AAP from PAA related to periods prior to the closing of this offering will be distributed to the Existing Owners. We expect to pay this cash distribution in February 2014.

        The following table sets forth the estimated aggregate distribution amounts payable on our Class A shares during the year following the closing of this offering at our initial distribution rate of $0.14904 per Class A share per quarter (or $0.5962 per Class A share on an annualized basis).

	No Exercise of the Underwriters' Option to Purchase Additional Class A Shares			Full Exercise of the Underwriters' Option to Purchase Additional Class A Shares
		Initial Quarterly Distribution			Initial Quarterly Distribution
	Number of Shares	One Quarter	Four Quarters	Number of Shares	One Quarter	Four Quarters
Distributions to Class A shareholders	128,000,000	$19,076,807	$76,307,226	147,200,000	$21,938,238	$87,753,310

        Our cash distributions will not be cumulative. Consequently, if we do not pay distributions on our Class A shares with respect to any fiscal quarter at the anticipated initial quarterly distribution, our Class A shareholders will not be entitled to receive that fiscal quarter's payment in the future.

        Our cash distribution policy is consistent with the terms of our partnership agreement. Under our partnership agreement, available cash is defined to mean generally, for each fiscal quarter, all cash on hand at the date of determination of available cash in respect of such quarter (including expected distributions from AAP in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to:

  •
  comply with applicable law;

  •
  comply with any agreement binding upon us or our subsidiaries (exclusive of PAA and its subsidiaries);

  •
  provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

  •
  permit us to pay a ratable amount to AAP as necessary to permit AAP to make required capital contributions to PAA to maintain PAA GP's 2% general partner interest upon the issuance of additional partnership securities by PAA; or

  •
  otherwise provide for the proper conduct of our business, including with respect to the matters described under "Description of Our Partnership Agreement—Purpose."

        Our available cash will also include cash on hand resulting from borrowings made after the end of the quarter.

        Our partnership agreement provides that any determination made by our general partner in its capacity as our general partner, including a determination with respect to establishing cash reserves, must be made in "good faith" and that any such determination will not be the subject of any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or at equity. Our partnership agreement also provides that, in order for a determination by our general partner to be made in "good faith," our general partner must subjectively believe that the determination is in, or not opposed to, our best interests.

        PAA's Cash Distribution Policy.    Like us, PAA is required pursuant to its partnership agreement to distribute its available cash to its partners on a quarterly basis. Under PAA's partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from PAA's business in excess of the amount its general partner determines is necessary or appropriate to provide for the proper conduct of its business, to comply with applicable law or any agreement binding on PAA and its subsidiaries and to provide for future distributions to PAA's unitholders for any one or more of the upcoming four quarters. PAA's general partner's determination of available cash takes into account the possibility of establishing cash reserves in some quarterly periods that it may use to pay cash distributions in other quarterly periods, thereby enabling it to maintain relatively consistent cash distribution levels even if PAA's business experiences fluctuations in its cash from operations due to seasonal and cyclical factors. Its general partner's determination of available cash also allows PAA to maintain reserves to provide funding for its growth opportunities, and it has been a historical practice of PAA to reserve some of its available cash to fund growth projects. PAA makes its quarterly distributions from cash generated from its operations, and those distributions have grown over time as its business has grown, primarily as a result of numerous acquisitions and organic expansion projects that have been funded through external financing sources and cash from operations.

        The following table sets forth, for the periods indicated, the amount of quarterly cash distributions PAA paid for each of its partnership interests, including the 2% general partner interest and the IDRs, with respect to the quarter indicated. The actual cash distributions paid by PAA to its partners occur within 45 days after the end of each quarter. Since May 2004, on a split adjusted basis, PAA has increased its quarterly cash distribution by approximately 113% from $0.28125 per common unit, or $1.125 on an annualized basis, to $0.6000 per common unit, or $2.40 on an annualized basis, for the quarter ended September 30, 2013. Such increase equates to a compounded annual growth rate in PAA distributions of 8.3%.

	PAA's Cash Distribution History(1)(2)
	Cash Distribution Per Limited Partner Unit	PAA Limited Partner Units Outstanding(3)	Total PAA Cash Distributions	Distributions on General Partner Interest(4)	Distributions on Incentive Distribution Rights(5)	Pro Forma Distributions to Plains GP Holdings, L.P.(6)
	(in millions, except cash distribution per limited partner unit)
2009
First Quarter	$0.4525	257.3	$151	$2	$32
Second Quarter	$0.4525	257.9	$151	$2	$32
Third Quarter	$0.4600	272.3	$163	$3	$35
Fourth Quarter	$0.4638	272.3	$166	$3	$37
2010
First Quarter	$0.4675	272.3	$169	$3	$40
Second Quarter	$0.4713	272.8	$172	$3	$41
Third Quarter	$0.4750	272.8	$174	$3	$42
Fourth Quarter	$0.4788	282.4	$184	$3	$46
2011
First Quarter	$0.4850	298.3	$198	$3	$51
Second Quarter	$0.4913	298.7	$202	$3	$52
Third Quarter	$0.4975	298.8	$207	$3	$55
Fourth Quarter	$0.5125	310.8	$226	$3	$63
2012
First Quarter	$0.5225	322.6	$237	$3	$65	$13
Second Quarter	$0.5325	327.8	$247	$4	$69	$14
Third Quarter	$0.5425	334.0	$259	$4	$74	$15
Fourth Quarter	$0.5625	336.2	$274	$4	$81	$16
2013
First Quarter	$0.5750	339.1	$285	$4	$86	$17
Second Quarter	$0.5875	342.7	$296	$4	$91	$18
Third Quarter(7)	$0.6000	343.0	$305	$4	$95	$19

(1)
Amounts may not recalculate due to rounding. Gives effect to two-for-one unit split effected by PAA on October 1, 2012.

(2)
Reflects cash distributions earned in each quarter indicated, but paid within 45 days of the end of each quarter.

(3)
Represents units outstanding as of the record date for each quarterly distribution.

(4)
Amounts represent distributions paid to AAP for its indirect 2% general partner interest in PAA.

(5)
Amounts reflect distributions paid to AAP for its direct ownership of PAA's IDRs, net of the impact of IDR reductions related to certain acquisitions.

(6)
Represents pro forma distributions from AAP based on historical distributions received from PAA. Pro forma distributions from AAP are net of (i) interest expense related to borrowings under AAP's term loan facility and senior secured revolving credit facility, including pro forma interest expense associated with AAP's increased borrowings under these facilities following the September 2013 amendment to the AAP credit agreement (ii) pro forma general and administrative expenses, including an annual fee for general and administrative services and other expenses associated with our becoming a publicly traded entity, which will be borne by AAP, and (iii) payments made in respect of the AAP management units. These amounts assume no other cash reserves established by AAP's general partner.

(7)
Distributions with respect to the third quarter of 2013 assume 342,950,166 PAA limited partner units outstanding. Distributions are payable on November 14, 2013.

Overview of Presentation

        In the sections that follow, we present the basis for our belief that we will be able to pay our initial quarterly distribution of $0.14904 per Class A share for each quarter during the twelve months ending September 30, 2014. In those sections, we present:

  •
  our "Unaudited Pro Forma Available Cash to Pay Distributions for the Year Ended December 31, 2012 and the Twelve Months Ended June 30, 2013," in which we present the amount of available cash we would have had available for distribution to our Class A shareholders on a pro forma basis for the year ended December 31, 2012 and for the twelve months ended June 30, 2013; and

  •
  our "Estimated Minimum Cash Available for Distribution Based upon Estimated Minimum Adjusted EBITDA of Plains All American Pipeline, L.P." in which we present our estimate of the minimum amount of PAA Adjusted EBITDA necessary for PAA to pay distributions to its partners, including AAP, which would enable us to have sufficient available cash to pay our aggregate annualized initial quarterly distribution during the twelve months ending September 30, 2014 on all of the Class A shares expected to be outstanding upon completion of this offering.

        References to pro forma financial statements refer to the pro forma financial statements included elsewhere in this prospectus.

Unaudited Pro Forma Available Cash to Pay Distributions for the Year Ended December 31, 2012 and the Twelve Months Ended June 30, 2013

        Our pro forma available cash for each of the year ended December 31, 2012 and the twelve months ended June 30, 2013 would have been approximately $76 million. This amount would have been sufficient for us to pay our aggregate annualized initial quarterly distribution of approximately $76 million on all of our Class A shares for each such period.

        Pro forma cash available for distribution includes the annual fee we will pay GP LLC for general and administrative services, which we expect will initially be $1.5 million per year, and estimated direct annual expenses of approximately $1.5 million per year for recurring costs associated with being a separate publicly traded entity, including expenses associated with (i) compensation for new directors, (ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting. All of these anticipated expenses, other than income taxes payable by us, will be borne by AAP. Please read "Certain Relationships and Related Party Transactions—Administrative Agreement."

        The pro forma estimated amounts, upon which pro forma cash available for distribution is based, were derived from the audited and unaudited financial statements and pro forma financial statements included elsewhere in this prospectus. However, cash available for distribution is generally a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. We derived the amounts of pro forma cash available for distribution in the manner described in the table below.

        The following table illustrates, on a pro forma basis, for the year ended December 31, 2012 and for the twelve months ended June 30, 2013, the amount of cash that would have been available for distributions to our Class A shareholders. Certain of the pro forma adjustments presented below are explained in the accompanying footnotes.

 Plains GP Holdings, L.P.
Unaudited Pro Forma Available Cash

	Year Ended December 31, 2012	Twelve Months Ended June 30, 2013
	(in millions, except share or per share amounts)
Plains All American Pipeline, L.P.
Net Income	$1,127	$1,339
Plus:
Income tax expense—current and deferred	54	95
Interest expense, net of capitalized interest and interest income	288	300
Depreciation and amortization expense	482	509

PAA EBITDA(1)	1,951	2,243
Adjustments:
(Gains)/losses from derivative activities net of inventory valuation adjustments(2)	74	37
Equity-indexed compensation expense(3)	59	62
Significant acquisition related expenses	14	1
Net (gain)/loss on foreign currency revaluation(4)	7	(14)
Other selected items impacting comparability	2	(1)

PAA Adjusted EBITDA	2,107	2,328
Less:
Undistributed equity earnings from unconsolidated affiliates	2	1
Interest expense, net	(288)	(300)
Current income tax expense	(53)	(85)
Maintenance capital expenditures(5)	(170)	(178)
Distributions to noncontrolling interests	(48)	(49)

Available cash for distribution by PAA	$1,550	$1,717

Pro forma cash distributed by PAA(6):
Distributions to AAP:
2% general partner interest	$17	$17
IDRs	381	381

Total distributions to AAP	398	398
Distributions to PAA public unitholders	823	823

Total pro forma cash distributions by PAA	$1,221	$1,221

PAA's Excess(7)	$329	$496
Debt Coverage Ratio(8)
Long-Term Debt-to-EBITDA	3.0x	2.7x
Plains AAP, L.P.
Pro forma cash distributions received by AAP from PAA(6)	$398	$398
Less:
Debt service and other(9)	(10)	(10)
General and administrative expenses(10)	(3)	(3)
Cash reserves	—	—

Pro forma cash available for distribution by AAP	$385	$385

	Year Ended December 31, 2012	Twelve Months Ended June 30, 2013
	(in millions, except share or per share amounts)
Pro forma cash distributed by AAP:
Pro forma distribution to Existing Owners	$283	$283
Pro forma distribution to AAP management units	26	26
Pro forma distribution to us	76	76

Total pro forma cash distributions by AAP	$385	$385

Plains GP Holdings, L.P.
Pro forma cash distributions received from AAP	$76	$76
Less:
Income taxes	—	—
Cash reserves	—	—

Pro forma cash available for distribution to Class A shareholders	$76	$76

Expected distribution per share (128,000,000 Class A shares)	$0.5962	$0.5962

Distributions to Class A shareholders	$76	$76

(1)
We have reconciled PAA's net income to PAA's EBITDA in the table above. The table below reconciles PAA's net cash flow provided by operating activities to PAA's EBITDA.

	Year Ended December 31, 2012	Twelve Months Ended June 30, 2013
Net cash provided by operating activities	$1,240	$2,231
Net change in assets and liabilities, net of acquisitions	471	(254)
Other items not affecting cash flows from operating activities:
Equity-indexed compensation expense	(101)	(119)
Current income tax expense	53	85
Interest expense	288	300

PAA EBITDA	$1,951	$2,243

(2)
We use derivative instruments for risk management purposes and our related processes include specific identification of hedging instruments to an underlying hedged transaction. Although we identify an underlying transaction for each derivative instrument we enter into, there may not be an accounting hedge relationship between the instrument and the underlying transaction. In the course of evaluating our results of operations, we identify the earnings that were recognized during the period related to derivative instruments for which the identified underlying transaction does not occur in the current period and exclude the related gains and losses in determining Adjusted EBITDA. We also exclude the impact of inventory valuation adjustments.

(3)
Includes equity-indexed compensation expense associated with awards that will or may be settled in units. The awards that will or may be settled in units are included in PAA's diluted earnings per unit calculation when the applicable performance criteria have been met. We present the compensation expense associated with these awards as an adjustment to EBITDA in the table above, as the dilutive impact of the outstanding awards is included in PAA's diluted earnings per unit calculation and the majority of the awards are expected to be settled in units. The portion of compensation expense associated with awards that are certain to be settled in cash are not considered an adjustment to EBITDA in calculating Adjusted EBITDA in the table above.

(4)
During each of the year ended December 31, 2012 and the twelve months ended June 30, 2013, there were fluctuations in the value of the Canadian dollar to the U.S. dollar, resulting in gains and losses that were not related to PAA's core operating results for the period.

(5)
Maintenance capital expenditures are defined as capital investments for the replacement of partially or fully depreciated assets in order to maintain the service capability, level of production and/or functionality of PAA's existing assets.

(6)
Reflects pro forma distributions for the periods shown. These amounts assume 342,950,166 PAA common units were outstanding at December 31, 2012 and June 30, 2013, respectively, and PAA's quarterly distribution rate for the quarter ended September 30, 2013 of $0.6000 per unit, or $2.40 on an annualized basis. Amounts include the current impact of the IDR reduction in connection with the BP NGL Acquisition of $3.75 million per quarter.

(7)
Assumes such amount is reserved by PAA GP.

(8)
PAA and its subsidiaries are parties to various credit agreements that require PAA to maintain certain financial ratios. The PAA senior unsecured revolving credit facility and the PAA senior secured hedged inventory facility require PAA to maintain a debt-to-EBITDA coverage ratio of not greater than 5.00 to 1.00 or 5.50 to 1.00 on all outstanding debt during an acquisition period (generally, the period consisting of three fiscal quarters following an acquisition greater than $150 million). As indicated by the table, PAA's pro forma EBITDA amounts would have been sufficient to satisfy the ratios. The debt coverage ratios reflected in this table are calculated by dividing the long-term debt (reflecting consolidated funded debt as defined in the credit agreement) outstanding at December 31, 2012 and June 30, 2013 by the pro forma "PAA Adjusted EBITDA" included in the table.

(9)
Reflects cash interest expense related to borrowings under AAP's senior secured revolving credit facility and term loan facility, including pro forma interest expense associated with the additional $300 million of borrowings under the term loan facility following the September 2013 amendment to the AAP credit agreement.

(10)
Reflects estimated cash expenses associated with being a publicly traded company. We expect to incur incremental general and administrative expenses of $3.0 million on an annual basis. This amount includes an annual fee for general and administrative services that we will pay to GP LLC. The fee will initially be $1.5 million per year and will be subject to adjustment on an annual basis based on the Consumer Price Index and for certain other events. In addition to this fee, we expect to incur direct annual expenses of approximately $1.5 million for costs associated with becoming a publicly traded entity, including expenses associated with (i) compensation for new directors, (ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting. All of these anticipated expenses will be borne by AAP. Please read "Certain Relationships and Related Party Transactions—Administrative Agent."

Estimated Minimum Cash Available for Distribution Based upon Estimated Minimum Adjusted EBITDA of Plains All American Pipeline, L.P.

        In the table below, we estimate that in order for us to receive from AAP the $76 million necessary for us to pay the initial quarterly distribution of $0.14904 per share on all our Class A shares for each quarter in the twelve months ending September 30, 2014, PAA's Adjusted EBITDA for that period will have to be at least $1,863 million.

        PAA's estimated minimum Adjusted EBITDA of $1,863 million for the twelve months ending September 30, 2014 disclosed in the table is only intended to be an indicator or benchmark of the amount management considers to be the lowest amount of PAA Adjusted EBITDA needed to generate sufficient available cash to make cash distributions to our Class A shareholders at our initial distribution rate of $0.14904 per Class A share per quarter (or $0.5962 per Class A share on an annualized basis). This estimate of PAA's Adjusted EBITDA should not be viewed as management's projection of PAA's expected operating results or cash generation for the period. Similarly, such estimate is not intended to modify or replace the guidance that PAA provides on a quarterly basis. Management of PAA believes that PAA's Adjusted EBITDA for the twelve months ending September 30, 2014 will exceed the amount presented below. For comparison, PAA's actual Adjusted EBITDA for the twelve months ended June 30, 2013 was $2,328 million.

        Please read "—Assumptions and Considerations Related to the Estimated Minimum Cash Available for Distribution Based upon Estimated Minimum Adjusted EBITDA of Plains All American Pipeline, L.P." for a discussion of the material assumptions underlying our belief that PAA will be able to generate sufficient Adjusted EBITDA to provide us with the estimated minimum cash distributions. Although we believe that these assumptions are reasonable in light of our current expectations regarding future events, the assumptions underlying the estimated minimum cash distributions to be received from PAA are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If the estimated minimum Adjusted EBITDA of PAA is not achieved, we may not be able to pay the initial quarterly distribution on all of our Class A shares. Consequently, the statement that we believe that cash distributions from PAA will be sufficient to allow us to pay the initial quarterly distribution on all of our Class A shares for the four consecutive quarters ending September 30, 2014 should not be regarded as a representation by us or the underwriters or any other person that we will declare and make such distributions.

        The accompanying prospective information was prepared in accordance with PAA's and our accounting policies; however, it was not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In the view of our management, the prospective financial information has been prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the assumptions on which we base our belief that we can generate the estimated minimum Adjusted EBITDA necessary for us to have sufficient cash available for distributions to pay the initial quarterly distribution to all of our Class A shareholders. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this prospectus relates only to GP LLC's historical information. Such report does not extend to the prospective financial information and should not be read to do so.

        When reading these sections, you should keep in mind the risk factors and other cautionary statements under "Risk Factors" in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial condition and consolidated results of operations to vary significantly from those set forth below.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the estimated cash available for distribution or to update our estimate to reflect events or circumstances after the date of this prospectus.

Plains GP Holdings, L.P
Estimated Minimum Cash Available for Distribution
Based on Estimated Minimum Adjusted EBITDA of Plains All American Pipeline, L.P(1)
(Unaudited)

		Three Months Ending
	Twelve Months Ending September 30, 2014	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014
	(in millions, except share and per share amounts)
Plains All American Pipeline, L.P.
Net revenues(2) (including equity in earnings)	$3,453	$890	$890	$837	$837
Less:
Field operating costs:	1,300	325	325	325	325
General and administrative expenses	290	72	72	73	73

Adjusted segment profit	1,863	493	493	439	439
Less:
Depreciation and amortization expense	350	87	87	88	88
Interest expense, net	345	85	86	87	87
Income tax expense—current and deferred	66	18	18	15	15
Other (income) expense	—	—	—	—	—

Adjusted net income	1,102	303	302	249	249
Plus:
Depreciation and amortization expense	350	87	87	88	88
Interest expense, net	345	85	86	87	87
Income tax expense—current and deferred	66	18	18	15	15

Estimated minimum adjusted EBITDA	$1,863	$493	$493	$439	$439

Adjustments:
Undistributed equity earnings from unconsolidated affiliates	—	—	—	—	—
Interest expense, net	(345)	(85)	(86)	(87)	(87)
Current income tax expense	(48)	(13)	(13)	(11)	(11)
Expansion capital expenditures(3)	(1,400)	(350)	(350)	(350)	(350)
Debt financing for expansion capital expenditures(3)	1,400	350	350	350	350
Maintenance capital expenditures	(195)	(49)	(49)	(49)	(48)
Distributions to non-controlling interests	(51)	(12)	(13)	(13)	(13)

Estimated minimum cash available for distribution by PAA	$1,224	$334	$332	$279	$280

Debt Coverage Ratio
Long-Term Debt-to-EBITDA(3)	3.9x
Estimated minimum cash distributions to all PAA partners:(4)
Estimated Minimum Cash Distributions to AAP
2% general partner interest	$17	$4	$4	$4	$4
IDRs	383	96	96	96	96

Total estimated minimum cash distributions to AAP	400	100	100	100	100
Estimated minimum cash distributions to PAA's public unitholders	823	206	206	206	206

Total estimated minimum cash distributions by PAA	$1,223	$306	$306	$306	$306

		Three Months Ending
	Twelve Months Ending September 30, 2014	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014
	(in millions, except share and per share amounts)
Plains AAP, L.P.
Estimated minimum cash distributions received by AAP from PAA	$400	$100	$100	$100	$100
Less:
Debt service and other	(10)	(3)	(3)	(3)	(3)
General and administrative expenses	(3)	(1)	(1)	(1)	(1)
Cash reserves(5)	—	—	—	—	—

Estimated minimum cash available for distribution by AAP	$387	$97	$97	$97	$97

Estimated minimum cash distributions to all Plains AAP, L.P. partners:
Estimated minimum cash distributions to Existing Owners	$285	$71	$71	$71	$71
Estimated minimum cash distributions to AAP management units	26	7	7	7	7
Estimated minimum cash distributions to Plains GP Holdings, L.P.	76	19	19	19	19

Total estimated minimum cash distributions by Plains AAP, L.P.	$387	$97	$97	$97	$97

Plains GP Holdings, L.P.
Pro forma cash distributions received from AAP	$76	$19	$19	$19	$19
Less:
Income taxes	—	—	—	—	—
Cash reserves(5)	—	—	—	—	—

Estimated minimum cash available for distribution to Class A shareholders	$76	$19	$19	$19	$19

Expected distribution per share (128,000,000 Class A shares)	0.5962	0.14904	0.14904	0.14904	0.14904

Distributions to Class A shareholders	$76	$19	$19	$19	$19

(1)
Amounts may not recalculate due to rounding.

(2)
Represents revenues less cost of sales and includes equity earnings from unconsolidated entities. Represents estimated seasonality in PAA's NGL Supply and Logistics business which normally produces higher earnings in the first and fourth quarters.

(3)
A portion of expansion capital expenditures includes the amount remaining to be spent on major capital projects that are part of PAA's 2013 capital plan. PAA expects to invest in other expansion capital projects in 2014, but has not yet finalized its 2014 capital plan. PAA typically finances its expansion capital expenditures with a combination of equity, excess cash flow and debt. Although some expenditures are initially funded entirely with borrowings, portions of these borrowings are typically repaid with equity proceeds consistent with PAA's stated intention to fund expansion capital expenditures with approximately 55% equity and excess cash flow.

(4)
Reflects pro forma distributions for the period shown. These amounts assume 342,950,166 PAA common units were outstanding and PAA's quarterly distribution rate for the quarter ended September 30, 2013 of $0.6000 per unit, or $2.40 on an annualized basis. Amounts include the current impact of the IDR reduction in connection with the BP NGL Acquisition of $3.75 million per quarter through the February 2014 distribution and $2.5 million per quarter thereafter.

(5)
Assumes no reserves are established by the general partner.

Assumptions and Considerations Related to the Estimated Minimum Cash Available for Distribution Based upon Estimated Minimum Adjusted EBITDA of Plains All American Pipeline, L.P.

        Our belief that PAA will generate at least the estimated minimum Adjusted EBITDA of $1,863 million for the twelve months ending September 30, 2014 and that we will have at least $76 million of available cash to pay our initial quarterly distribution on all of our Class A shares for the four quarters ending September 30, 2014 is based on the following assumptions about PAA's operating performance. Such beliefs are also supported by PAA's recent announcement that it is targeting an approximate 10% increase in its quarterly distribution by November 2014 (relative to November 2013), which implies that PAA expects to raise its annualized distribution rate from $2.40 per common unit in November 2013 to approximately $2.64 per common unit in November 2014. PAA's estimated minimum Adjusted EBITDA should not be viewed as management's projection of actual operating earnings or cash generation of PAA. Management of PAA believes that PAA's Adjusted EBITDA for the twelve months ending September 30, 2014 will exceed $1,863 million. We believe the operating metrics for the twelve months ended June 30, 2013 are the most comparable metrics for comparative purposes.

        The following table compares the historical adjusted segment profit for the twelve months ended June 30, 2013 to the forecasted segment profit for the twelve months ending September 30, 2014. Historical segment profit is adjusted to eliminate the impact of selected items which are not necessarily indicative of future segment profit.

	Adjusted Historical	Estimated Minimum
	Twelve Months Ended June 30, 2013	Twelve Months Ending September 30, 2014
Segment Profit
Transportation	$730	$822
Facilities	592	570
Supply & Logistics	997	471
Other	9	—

Total	$2,328	$1,863

Transportation Segment

        PAA's Transportation segment operations generally consist of fee-based activities associated with transporting crude oil and NGL on pipelines, gathering systems, trucks and barges. PAA generates revenue through a combination of tariffs, third-party leases of pipeline capacity and other transportation fees. PAA's transportation segment also includes equity earnings from its investments in Settoon Towing and the White Cliffs, Butte, Frontier and Eagle Ford pipeline systems, in which it owns non-controlling interests.

        Pipeline volume estimates are based on historical trends, anticipated future operating performance and assumed completion of internal growth projects. Actual volumes will be influenced by maintenance schedules at refineries, production trends, weather and other natural occurrences including hurricanes, changes in the quantity of inventory held in tanks, and other external factors beyond PAA's control. Adjusted segment profit is forecasted using the volume assumptions in the table below, priced at forecasted tariff rates, less estimated field operating costs and G&A expenses. Field operating costs do not include depreciation. Actual segment profit could vary materially depending on the level and mix of volumes transported or expenses incurred during the period.

        Assumptions.    Average segment profit per barrel is estimated to be $0.62 for the twelve months ending September 30, 2014. This estimate approximately corresponds to PAA's actual adjusted segment profit per barrel of $0.55 for the twelve months ended June 30, 2013. Transportation volumes for the twelve months ending September 30, 2014 are based on historical trends and PAA's anticipated future operating performance. Actual volumes will be influenced by maintenance schedules at refineries, production trends, weather and other natural occurrences including hurricanes, changes in the quantity of inventory held in tanks, and other external factors beyond PAA's control. Estimated segment profit for this segment was calculated by applying the estimated average segment profit per barrel to an estimated number of barrels to be transported per day during the twelve months ending September 30, 2014. The following table summarizes our estimate of the average segment profit per barrel and estimated throughput volumes for the twelve months ending September 30, 2014 compared to PAA's adjusted historical results for the twelve months ended June 30, 2013, respectively.

Adjusted Historical		Estimated Minimum
Twelve Months Ended June 30, 2013		Twelve Months Ending September 30, 2014
Volume (Thousand barrels per day)	Adjusted Segment Profit/Barrel	Volume (Thousand barrels per day)	Adjusted Segment Profit/Barrel
3,607	$0.55	3,607	$0.62

Facilities Segment

        PAA's Facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products, NGL and natural gas, NGL fractionation and isomerization services and natural gas and condensate processing services. PAA generates revenue through a combination of month-to-month and multi-year leases and processing arrangements.

        Revenues generated in this segment include (i) storage fees that are generated when PAA leases storage capacity, (ii) terminal throughput fees that are generated when PAA receives crude oil, refined products or NGL from one connecting source and redelivers the applicable product to another connecting carrier, (iii) loading and unloading fees at PAA's rail terminals, (iv) hub service fees associated with natural gas park and loan activities, interruptible storage services and wheeling and balancing services, (v) revenues from the sale of natural gas, (vi) fees from NGL fractionation and isomerization and (vii) fees from gas and condensate processing services.

        Assumptions.    Average segment profit per barrel is estimated to be $0.39 for the twelve months ending September 30, 2014. This estimate corresponds to PAA's actual adjusted segment profit per barrel of $0.43 for the twelve months ended June 30, 2013. Volumes for the twelve months ending September 30, 2014 are expected to be higher than volumes for the twelve months ended June 30, 2013 as a result of a rail facility acquisition that closed in December 2012. Estimated segment profit for this segment was calculated by applying this average segment profit per barrel to an estimated amount of available storage, processing capacity and rail loading and unloading capacity per day during the twelve months ending September 30, 2014. The following table summarizes our estimate of the average segment profit per barrel and estimated monthly volumes for the twelve months ending September 30, 2014 compared to PAA's adjusted historical results for the twelve months ended June 30, 2013, respectively.

Adjusted Historical		Estimated Minimum
Twelve Months Ended June 30, 2013		Twelve Months Ending September 30, 2014
Capacity (Million barrels per Month)	Adjusted Segment Profit/Barrel	Capacity (Million barrels per Month)	Adjusted Segment Profit/Barrel
116	$0.43	121	$0.39

Supply & Logistics Segment

        PAA's Supply & Logistics segment consists of the following merchant-related activities:

  •
  the purchase of U.S. and Canadian crude oil at the wellhead, the bulk purchase of crude oil at pipeline, terminal and rail facilities, and the purchase of cargos at their load port and various other locations in transit;

  •
  the storage of inventory during contango market conditions and the seasonal storage of NGL;

  •
  the purchase of NGL from producers, refiners, processors and other marketers;

  •
  the resale or exchange of crude oil and NGL at various points along the distribution chain to refiners or other resellers to maximize profits; and

  •
  the transportation of crude oil and NGL on trucks, barges, railcars, pipelines and ocean-going vessels from various receipt points to market hub locations or directly to end users such as refineries, processors and fractionation facilities.

        PAA characterizes a substantial portion of its baseline profit generated by the Supply and Logistics segment as fee equivalent. This portion of the segment profit is generated by the purchase and resale of crude oil on an index-related basis, which results in PAA generating a gross margin for such activities. This gross margin is reduced by the transportation, facilities and other logistical costs associated with delivering the crude oil to market as well as any operating and general and administrative expenses. The level of profit associated with a portion of the other activities PAA conducts in the Supply and Logistics segment is influenced by overall market structure and the degree of volatility in the crude oil market, as well as variable operating expenses. Forecasted operating results for the twelve-month period ending September 30, 2014 reflect an expectation of less favorable market conditions than the twelve-month period ended June 30, 2013. Variations in weather, market structure or volatility could cause actual results to differ materially from forecasted results.

        Assumptions.    Average segment profit per barrel is estimated to be $1.21 for the twelve months ending September 30, 2014. Due to the market conditions described below, this estimate is less than the adjusted historical segment profit per barrel of $2.56 for the twelve months ended June 30, 2013. Estimated segment profit for this segment was calculated by applying this average segment profit per barrel to an estimated amount of volumes per day during the twelve months ending September 30, 2014. The following table summarizes our estimate of the average segment profit per barrel and estimated volumes for the twelve months ending September 30, 2014 compared to PAA's adjusted historical results for the twelve months ended June 30, 2013, respectively.

Adjusted Historical		Estimated Minimum
Twelve Months Ended June 30, 2013		Twelve Months Ending September 30, 2014
Volume (Thousand barrels per day)	Adjusted Segment Profit/Barrel	Volume (Thousand barrels per day)	Adjusted Segment Profit/Barrel
1,068	$2.56	1,068	$1.21

        Recent Changes in Market Structure.    Results from PAA's Supply and Logistics segment are influenced by the overall market environment for crude oil. Over the last two years, as a result of growing North American crude oil production and the lack of sufficient takeaway capacity in the areas of growth the overall crude oil market environment was favorable for PAA's Supply & Logistics business. Certain key crude oil location differentials experienced all-time highs and as a result of PAA's asset base and business model it was able to generate above-normal profit margins.

        While PAA believes that the counter-cyclical balance provided by its asset base and business model will enable it to continue to generate a solid base level of cash flow in any market environment, adjusted segment profit per barrel for the Supply & Logistics segment for the twelve months ending September 30, 2014 is expected to decrease from results generated during the twelve months ended June 30, 2013 as crude oil market conditions are assumed to be less favorable.

        We have taken into consideration the impacts of these recent changes in the market in preparing the foregoing estimate of minimum Adjusted EBITDA of PAA, however there can be no assurance that market conditions will not be more punitive than the conditions we have assumed.

Other Assumptions

  •
  Depreciation and Amortization.  PAA's depreciation and amortization expense is estimated to be $350 million for the twelve months ending September 30, 2014, as compared to $509 million for the twelve months ended June 30, 2013. Depreciation and amortization for the twelve months ended June 30, 2013 was impacted by several one-time asset impairment charges. Adjusted for these one-time items, the depreciation and amortization expense for the twelve months ended June 30, 2013 was $344 million.

  •
  PAA Interest Expense.  PAA's interest expense is estimated to be $345 million for the twelve months ending September 30, 2014, as compared to $300 million for the twelve months ended June 30, 2013. This amount assumes an average long-term debt balance of approximately $7.2 billion during the period. Borrowings under PAA's revolving credit facilities are assumed to bear interest at approximately 2%, which is based on the current forward curve for applicable interest rates. Included in interest expense are commitment fees, amortization of long-term debt discounts or premiums, and deferred amounts associated with terminated interest-rate hedges. Interest expense is net of amounts capitalized for major expansion projects and does not include interest on borrowings for hedged inventory.

  •
  PAA Income Tax Expense.  PAA's income tax expense is estimated to be $66 million for the twelve months ending September 30, 2014. Income tax expense was $95 million for the twelve months ended June 30, 2013.

  •
  AAP Interest Expense.  AAP's interest expense is expected to be $10 million for the twelve months ending September 30, 2014. This amount assumes an average long-term debt balance of approximately $500 million during the period under AAP's amended credit facility, as compared to an average long-term debt balance of approximately $200 million during the twelve months ended June 30, 2013. Borrowings under AAP's credit facility are assumed to bear interest at approximately 2%.

  •
  Other Income Tax Expense.  Our initial acquisition of interests in AAP will result in deductions that we anticipate will offset a substantial portion of our taxable income for an extended period of time following closing, including the twelve months ending September 30, 2014. As a result, we have assumed that we will incur no income tax expense during this period.

  •
  Maintenance Capital Expenditures.  PAA's maintenance capital expenditures are estimated to be approximately $195 million for the twelve months ending September 30, 2014. This assumption compares to $178 million for the twelve months ended June 30, 2013.

  •
  Expansion Capital Expenditures.  Certain of the major projects in PAA's 2013 capital plan will continue into 2014. We estimate that PAA will invest approximately $1,400 million on expansion capital projects during the twelve months ending September 30, 2014. This assumption compares to $1,504 million for the twelve months ended June 30, 2013.

  •
  Compliance with Credit Agreements.  PAA and AAP will remain in compliance with the restrictive financial covenants in their existing and future debt agreements such that our ability to pay distributions to our Class A shareholders will not be encumbered.

  •
  Incremental General and Administrative Expenses.  We have assumed that our incremental general and administrative expenses will be approximately $3.0 million for the twelve months ending September 30, 2014. All of these anticipated expenses will be borne by AAP. Please read "Certain Relationships and Related Party Transactions—Administrative Agreement."

  •
  Regulatory and Other.  We have assumed that there will not be any new federal, state or local regulation of portions of the energy industry in which we and PAA operate, or a new interpretation of existing regulation, that will be materially adverse to our or PAA's business and market, regulatory, insurance and overall economic conditions will not change substantially.

  •
  Potential PNG Acquisition.  We have not given effect to any changes that may result from the consummation of PAA's proposed acquisition of PNG's outstanding publicly held common units. Please read "Summary—Recent Developments—Potential Acquisition of PNG by PAA."

HOW WE MAKE CASH DISTRIBUTIONS

        Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

        Our partnership agreement requires that, within 55 days after the end of each quarter beginning with the quarter ending December 31, 2013, we distribute all of our available cash to Class A shareholders of record on the applicable record date. We will pro rate the initial quarterly distribution based on the number of days in the period from the closing of the offering through December 31, 2013.

Definition of Available Cash

        Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter (including expected distributions from AAP in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to:

  •
  comply with applicable law;

  •
  comply with any agreement binding upon us or our subsidiaries (exclusive of PAA and its subsidiaries);

  •
  provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

  •
  permit us to pay a ratable amount to AAP as necessary to permit AAP to make required capital contributions to PAA to maintain PAA GP's 2% general partner interest upon the issuance of additional partnership securities by PAA; or

  •
  otherwise provide for the proper conduct of our business, including with respect to the matters described under "Description of Our Partnership Agreement—Purpose."

        Our available cash will also include cash on hand resulting from borrowings made after the end of the quarter.

Our Sources of Available Cash

        Our only cash-generating assets consist of our indirect partnership interests in PAA through our 21.1% limited partnership interest in AAP. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of PAA to make distributions in respect of those partnership interests. The actual amount of cash that PAA, and correspondingly AAP, will have available for distribution will primarily depend on the amount of cash PAA generates from its operations. For a description of factors that may impact our results and PAA's results, please read "Forward-Looking Statements."

        In addition, the actual amount of cash that PAA and AAP will have available for distribution will depend on other factors, some of which are beyond PAA's or our control, including:

  •
  the level of revenue PAA and AAP are able to generate from their respective businesses;

  •
  the level of capital expenditures PAA or AAP makes;

  •
  the level of PAA's and AAP's operating, maintenance and general and administrative expenses or related obligations;

  •
  the cost of acquisitions, if any;

  •
  PAA's and AAP's debt service requirements and other liabilities;

  •
  PAA's and AAP's working capital needs;

  •
  restrictions on distributions contained in PAA's or AAP's debt agreements and any future debt agreements;

  •
  PAA's and AAP's ability to borrow under their respective revolving credit agreements to make distributions; and

  •
  the amount, if any, of cash reserves established by each of PAA GP and our general partner, in their sole discretion, for the proper conduct of PAA's and our business.

Shares

        As of the closing of this offering, we will have 128,000,000 Class A shares and 478,029,773 Class B shares outstanding. Only our Class A shares will be entitled to receive distributions. For additional information regarding our Class A and Class B shares, please read "Description of Our Shares."

General Partner Interest

        Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. We will own a portion of the membership interest in our general partner following this offering. Please read "Organizational Structure—Recapitalization."

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and, thereafter, holders of our Class A shares would be entitled to share ratably in the distribution of any remaining proceeds.

 SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

        We were formed in July 2013 and, therefore, do not have historical financial statements. Upon completion of this offering we will own and control GP LLC and will own an approximate 21.1% limited partner interest in AAP. Accordingly, the historical consolidated financial data below are of GP LLC. We have no separate operating activities apart from those conducted by PAA, and our cash flows will consist solely of distributions from AAP related to its direct and indirect ownership of partnership interests in PAA.

        The selected historical statements of operations and cash flow data for the years ended December 31, 2010, 2011 and 2012 and the balance sheet data as of December 31, 2011 and 2012 are derived from the audited financial statements of GP LLC included elsewhere in this prospectus. The selected historical statements of operations and cash flow data for the six months ended June 30, 2012 and 2013 and the balance sheet data as of June 30, 2013 are derived from the unaudited financial statements of GP LLC included elsewhere in this prospectus. The selected historical statements of operations and cash flow data for the years ended December 31, 2008 and 2009 and the balance sheet data as of December 31, 2008, 2009 and 2010 and June 30, 2012 are derived from the unaudited financial statements of GP LLC that are not included elsewhere in this prospectus.

        The selected pro forma financial data presented for the year ended December 31, 2012 and as of and for the six months ended June 30, 2013 reflects our historical operating results as adjusted to give pro forma effect to the following transactions, as if such transactions had occurred on January 1, 2012:

  •
  completion of the BP NGL Acquisition and certain other acquisitions during the year ended December 31, 2012;

  •
  closing the AAP credit agreement amendment, thereby giving effect to incremental borrowings in September 2013 of $300 million under the AAP term loan facility and the related distribution of the proceeds of these borrowings to the Existing Owners;

  •
  the transactions contemplated by the contribution agreement described in this prospectus under the caption "Organizational Structure—Recapitalization" and "Certain Relationships and Related Party Transactions—Contribution Agreement"; and

  •
  the sale of 128,000,000 Class A shares in this offering and application of the net proceeds from this offering as described in "Use of Proceeds" and "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Ownership of General Partner Entities."

        We derived the data in the following table from, and it should be read together with and is qualified in its entirety by reference to, the historical financial statements referenced above and our pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        For a description of all of the assumptions used in preparing the unaudited pro forma financial statements, you should read the notes to the pro forma financial statements. The pro forma financial data should not be considered as indicative of the historical results we would have had or the results that we will have after this offering.

	Consolidated Historical for Plains All American GP LLC							Pro Forma for Plains GP Holdings, L.P.
						Six Months Ended June 30,
	Year Ended December 31,								Six Months Ended June 30, 2013
								Year Ended December 31, 2012
	2008	2009	2010	2011	2012	2012	2013
	(in millions, except per share amounts)
Statement of operations data:
Total revenues	$30,061	$18,520	$25,893	$34,275	$37,797	$19,004	$20,915	$38,729	$20,915
Net income	$428	$568	$501	$987	$1,118	$619	$834	$1,146	$818
Net income attributable to the parent	$1	$1	$2	$2	$3	$1	$2	$40	$25
Pro forma per share data:
Pro forma basic net income per Class A Share								$0.31	$0.19
Pro forma diluted net income per Class A Share								$0.29	$0.18
Balance sheet data (at end of period):
Total assets	$10,062	$12,388	$13,734	$15,414	$19,259	$17,833	$19,265		$20,292
Long-term debt	$3,459	$4,342	$4,831	$4,720	$6,520	$5,993	$6,513		$6,813
Total debt	$4,487	$5,416	$6,161	$5,406	$7,606	$6,992	$7,418		$7,718
Members' Equity/Partners' Capital:
Members' Equity/ Partners' Capital (excluding noncontrolling interests)	$(1)	$—	$—	$—	$—	$—	$—		$976
Noncontrolling interests	3,364	3,977	4,391	5,794	6,968	6,466	7,451		7,202

Total Members' Equity/ Partners' Capital	$3,363	$3,977	$4,391	$5,794	$6,968	$6,466	$7,451		$8,178

Other data:
Net cash provided by operating activities	$849	$357	$248	$2,357	$1,232	$344	$1,334
Net cash used in investing activities	$(1,339)	$(686)	$(851)	$(2,020)	$(3,392)	$(2,038)	$(932)
Net cash provided by/(used in) financing activities	$473	$348	$613	$(337)	$2,159	$1,682	$(406)
Capital expenditures:
Acquisitions	$735	$393	$407	$1,404	$2,286	$1,656	$1
Internal growth projects	$528	$379	$355	$531	$1,185	$511	$830
Maintenance	$81	$81	$93	$120	$170	$76	$82

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations in conjunction with the historical consolidated financial statements of GP LLC and the unaudited pro forma condensed consolidated financial statements of Plains GP Holdings, L.P. included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following discussion. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding certain risks inherent in our and PAA's business.

Overview

Introduction

        We are a recently formed Delaware limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes. Our only cash-generating assets at the closing of this offering will consist of 128,000,000 AAP units, which represent a 21.1% limited partner interest in AAP. AAP currently owns all of the IDRs and an indirect 2% general partner interest in PAA.

        PAA is a publicly traded limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of NGL. The term NGL includes ethane and natural gasoline products, as well as propane and butane products, which are also commonly referred to as liquefied petroleum gas ("LPG"). Where used in this prospectus, NGL refers to all NGL products including LPG. PAA was formed in 1998, and its operations are conducted directly and indirectly through its operating subsidiaries and are managed through three operating segments: (i) Transportation, (ii) Facilities and (iii) Supply and Logistics. Please read "—Results of Operations—Analysis of Operating Segments" for further discussion. PAA is one of the largest publicly traded partnerships with an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. As of June 30, 2013, the market capitalization of PAA's common units totaled approximately $19 billion, and on an average daily basis, PAA transported over 3.5 million barrels of crude oil and NGL on its pipelines.

        PAA's principal business strategy is to provide competitive and efficient midstream transportation, terminalling, storage, processing, fractionation and supply and logistics services to producers, refiners and other customers. Toward this end, PAA endeavors to address regional supply and demand imbalances for crude oil and NGL in the United States and Canada by combining the strategic location and capabilities of its transportation, terminalling, storage, processing and fractionation assets with its extensive supply, logistics and distribution expertise. To a lesser extent, PAA also engages in similar activities for natural gas and refined products.

        Our primary business objective is to increase our cash available for distribution to our Class A shareholders through the execution by PAA of its business strategy. In addition, we may facilitate PAA's growth activities through various means, including, but not limited to, modifying PAA's IDRs, making loans, purchasing equity interests or providing other forms of financial support to PAA.

        Unless we directly acquire and hold assets or businesses in the future, our cash flows will be generated solely from the cash distributions we receive from AAP. AAP does not own any common units in PAA and currently receives all of its cash flows from distributions on its direct ownership of

PAA's IDRs and its indirect interest in PAA's 2% general partner interest. AAP's ownership of these interests entitles it to receive, without duplication:

  •
  15% of all cash distributed in a quarter after $0.2250 has been distributed in respect of each common unit of PAA for that quarter;

  •
  25% of all cash distributed in a quarter after $0.2475 has been distributed in respect of each common unit of PAA for that quarter; and

  •
  50% of all cash distributed in a quarter after $0.3375 has been distributed in respect of each common unit of PAA for that quarter.

        Although not required to do so, in response to past requests by PAA management in connection with PAA's acquisition activities, the Existing Owners have approved temporary and permanent reductions in IDR payments. Such modifications were implemented with a view toward enhancing PAA's competitiveness for such acquisitions and managing the overall cost of equity capital while achieving an appropriate balance between short-term and long-term accretion to PAA's limited partners and the holders of its general partner interest and IDRs. While these IDR reductions reduced the amount of cash that would otherwise have been distributed in respect of the IDRs, we believe they have contributed to long-term accretion in the amount of distributions paid with respect to the IDRs through participation in PAA growth opportunities that may not have been available in the absence of such reductions.

        The Existing Owners have approved IDR reductions in connection with the closing of four prior PAA acquisitions: the Pacific Energy Partners, L.P. acquisition in 2006, the Rainbow Pipeline Company acquisition in 2008, the Vulcan Gas Storage acquisition in 2009, and the BP NGL Acquisition in 2012. For the period from 2006 through the distribution date for the second quarter of 2013, these IDR reductions have totaled $105.5 million in the aggregate. Currently, the following IDR reductions are in place: $15.0 million in 2013 (all of which will have been satisfied following the distribution with respect to the quarter ended September 30, 2013), $11.3 million in 2014, and $10.0 million per year thereafter. Our general partner may, in certain circumstances, similarly support PAA in the future by agreeing to waive, modify or otherwise adjust payments relating to PAA's IDRs. Any such waiver, modification or other adjustment to the IDRs will require the consent of our general partner, but not our shareholders.

        We, the Existing Owners and the members of PAA management who hold AAP management units will each receive our proportionate share of the distributions received by AAP from PAA, after deducting certain general, administrative and other similar expenses, our public company expenses, payments of principal and interest on AAP's outstanding indebtedness, taxes and any capital contributed (or amounts retained for future contribution) by AAP to maintain its indirect 2% general partner interest in PAA upon the issuance of additional PAA common units, except to the extent funded by debt. We intend to pay to our Class A shareholders, on a quarterly basis, distributions equal to the cash AAP distributes to us, less direct expenses, income taxes and any reserves established by our general partner.

        The cash distributions AAP receives from PAA are tied to (i) PAA's per unit distribution level and (ii) the number of PAA common units outstanding. An increase in either factor (assuming the other factor remains constant or increases) will generally, absent additional IDR reductions, result in an increase in the amount of cash distributions AAP receives from PAA, a portion of which we, in turn, receive from AAP. Because the IDRs currently participate at the maximum percentage participation rate of 48% of any cash distributed in excess of the cash distribution level of $0.3375 per PAA common unit, any future growth in distributions we receive from AAP will not result from an increase in the percentage participation rate associated with the IDRs.

        Since its initial public offering, the growth of PAA's business has resulted in significant increases in both its per unit distribution level and outstanding equity capitalization. Since May 2004, on a split-

adjusted basis, PAA has increased its quarterly cash distribution by approximately 113% from $0.28125 per common unit, or $1.125 on an annualized basis, to $0.6000 per common unit, or $2.40 on an annualized basis, for the quarter ended September 30, 2013. During the same period, PAA issued a total of approximately 218 million common units, representing an increase of approximately 175% of total common units outstanding.

Financial Presentation

        We are the managing member of and control GP LLC, which in turn effectively controls PAA. Therefore, under generally accepted accounting principles, we reflect our ownership in PAA, as well as its subsidiaries, on a consolidated basis. Accordingly, our financial results are combined with those of GP LLC and PAA as well as with their subsidiaries. As such, our results of operations do not differ materially from the results of operations of PAA. The most noteworthy reconciling items between GP LLC's consolidated financial statements and those of PAA primarily relate to (i) the inclusion of the AAP credit agreement and (ii) the presentation of noncontrolling interests in AAP and PAA as well as their subsidiaries that are not owned by us. The interest in AAP and PAA that are not owned by us are reflected as being attributable to noncontrolling interests in our statement of financial position and results of operations.

        In addition, our historical results of operations do not reflect the annual fee we will pay GP LLC for general and administrative services, which will initially be $1.5 million per year, and direct annual expenses of approximately $1.5 million per year for recurring costs associated with being a separate publicly traded entity, including expenses associated with (i) compensation for new directors, (ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting. There is no limit on the amount of fees and expenses AAP may be required to pay to affiliates of our general partner on our behalf pursuant to the administrative agreement.

Overview of Operating Results, Capital Investments and Significant Activities

        During the first six months of 2013, we recognized net income of approximately $834 million, as compared to net income of approximately $619 million recognized during the first six months of 2012. Major items impacting the favorable performance between these periods include stronger unit margins in PAA's Supply and Logistics segment, and contributions from PAA's BP NGL Acquisition and its acquisition of crude oil rail terminals from U.S. Development Group (the "USD Rail Terminal Acquisition"), which were completed in April 2012 and December 2012, respectively. The stronger unit margins in the Supply and Logistics segment were primarily due to contributions from PAA's NGL marketing operations, which benefited from improved market conditions, as well as additional sales volumes related to the BP NGL Acquisition. To a lesser extent, the stronger unit margins, which included the benefit from favorable location and quality differentials, are associated with the increased production from the development of North American crude oil and liquids-rich resource plays. However, infrastructure additions in many of these resource plays during the second quarter of 2013 began to relieve certain of the logistical challenges that had previously created opportunities for these favorable margins. As the midstream infrastructure in these producing regions continues to be developed, we believe a normalization of these margins will continue to occur as the logistical challenges are addressed.

        During the year ended December 31, 2012, we recognized net income of approximately $1.118 billion, as compared to net income of approximately $987 million recognized during the year ended December 31, 2011. The major items impacting the favorable performance between these periods include PAA's increased utilization of certain existing transportation assets, incremental fee-based contributions associated with acquisition and expansion capital invested in its Transportation and Facilities segments and increased lease-gathering volumes and improved unit margins in its Supply and Logistics segment. The majority of the incremental volumes and a portion of the enhanced unit margins are attributable to the increased production from the development of North American crude oil and liquids-rich resource plays. Favorable location and quality differentials also contributed substantially to margins in PAA's Supply and Logistics segment. These favorable contributions to its Supply and Logistics segment were partially offset by lower margins on its NGL sales due to lower NGL prices and less favorable market conditions, as well as the mark-to-market impact for derivative instruments.

        Other significant items during the year ended December 31, 2012 were:

  •
  PAA's completion of the BP NGL Acquisition for total consideration of approximately $1.68 billion, as well as several additional acquisitions completed throughout 2012 for aggregate consideration of approximately $653 million (please read Note 3 to GP LLC's Consolidated Financial Statements for further discussion of acquisitions);

  •
  The receipt of net proceeds of approximately $2.96 billion from (i) PAA's issuance of senior notes, (ii) the sale of 11.5 million common units through PAA's March equity offering and (iii) the sale of approximately 12.0 million common units under PAA's continuous offering programs;

  •
  Increased depreciation and amortization expense resulting from (i) impairment losses of approximately $168 million, primarily related to PAA's Pier 400 terminal project and the anticipated sale of certain refined products pipeline systems and related assets and (ii) PAA's growth through internal growth projects and acquisitions completed throughout 2012, including the recognition of accelerated amortization related to certain intangible assets associated with PAA's BP NGL Acquisition; and

  •
  Increased interest expense primarily resulting from PAA's issuance of senior notes during 2012 and increased income tax expense during 2012, primarily due to higher earnings subject to Canadian federal and provincial taxes.

Acquisitions and Internal Growth Projects

        PAA completed a number of acquisitions and capital expansion projects in the years ended December 31, 2012, 2011 and 2010 and the six months ended June 30, 2013 that have impacted its results of operations. The following table summarizes PAA's capital expenditures for acquisitions, internal growth projects and maintenance capital for the periods indicated (in millions):

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2013	2012	2012	2011	2010
Acquisition capital	$1	$1,656	$2,286	$1,404	$407
Internal growth projects	830	511	1,185	531	355
Maintenance capital	82	76	170	120	93

	$913	$2,243	$3,641	$2,055	$855

Acquisitions

        Acquisitions are financed using a combination of equity and debt, including borrowings under PAA's credit facilities and the issuance of senior notes. Businesses acquired impact PAA's results of operations commencing on the closing date of each acquisition. PAA's acquisition and capital expansion activities are discussed further in "—Liquidity and Capital Resources" and in Note 3 to GP LLC's Consolidated Financial Statements. Information regarding acquisitions completed in 2012, 2011 and 2010 is set forth in the table below (in millions):

Acquisition	Effective Date	Acquisition Price	Operating Segment
BP NGL Acquisition(1)	04/01/2012	$1,633	Transportation, Facilities and Supply & Logistics
US Development Group Crude Oil Rail Terminals	12/13/2012	503	Facilities
Other	Various	150	Transportation, Facilities and Supply & Logistics

2012 Total		$2,286

Southern Pines Gas Storage	02/09/2011	$765	Facilities
Gardendale Gathering System	11/29/2011	349	Transportation
Western Pipeline and Storage Assets	12/29/2011	220	Facilities and Transportation
Other	Various	70	Transportation, Facilities and Supply & Logistics

2011 Total		$1,404

Nexen Gathering and Transportation Assets	12/30/2010	$229	Supply & Logistics and Transportation
Other	Various	178	Transportation and Facilities

2010 Total		$407

(1)
Total BP NGL Acquisition purchase price was approximately $1.683 billion. A cash deposit of $50 million was paid during 2011 and is reflected in 'Other' in the 2011 Total in the table above.

Internal Growth Projects

        PAA's 2012 projects included the construction and expansion of pipeline systems and storage and terminal facilities. The following table summarizes PAA's 2012, 2011 and 2010 projects (in millions):

Projects	2012	2011	2010
Eagle Ford JV Project(1)(2)	$132	$18	$—
Spraberry Area Pipeline Projects(2)	91	—	—
Eagle Ford Area Pipeline Projects(2)(3)	88	2	—
Rainbow II Pipeline(2)	79	44	3
PAA Natural Gas Storage (multiple projects)(2)	61	89	85
Mississippian Lime Pipeline(2)	54	—	—
Bakken North Pipeline	48	7	—
St. James Expansions(2)	46	4	21
Ross Rail Project	41	27	—
Yorktown Terminal Projects(2)	39	—	—
Cushing Terminal Expansions(2)	31	41	46
Patoka Terminal Expansions	24	15	20
Shafter Expansion(2)	21	2	—
Gulf Coast Pipeline(2)	13	—	—
Other projects(4)	417	282	180

Total	$1,185	$531	$355

(1)
Includes net expenditures associated with the formation of Eagle Ford Pipeline LLC, as well as subsequent contributions related to PAA's 50% interest.

(2)
These projects are continuing in 2013. Please read "—Liquidity and Capital Resources—Acquisitions, Capital Expenditures and Distributions Paid—2013 Capital Expansion Projects."

(3)
Includes pipeline, tankage and condensate stabilization.

(4)
Primarily consists of multiple, smaller projects comprised of pipeline connections, upgrades and truck stations and new tank construction and refurbishing.

Critical Accounting Policies and Estimates

Critical Accounting Policies

        We have adopted various accounting policies to prepare our consolidated financial statements in accordance with GAAP. These critical accounting policies are discussed in Note 2 to GP LLC's Consolidated Financial Statements.

Critical Accounting Estimates

        The preparation of financial statements in conformity with GAAP and rules and regulations of the United States Securities and Exchange Commission ("SEC") requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of the financial statements. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Substantially all of our critical accounting estimates are related to PAA's assets and liabilities. Although we believe these estimates are reasonable, actual results could differ from these estimates. On a regular basis, we evaluate our assumptions, judgments and estimates, and PAA also discusses its critical accounting policies and estimates with the Audit Committee of its Board of Directors.

        We believe that the assumptions, judgments and estimates involved in the accounting for (i) purchase and sales accruals, (ii) fair value of assets and liabilities acquired and identification of associated goodwill and intangible assets, (iii) fair value of derivatives, (iv) accruals and contingent liabilities, including its equity-indexed compensation plan accruals, (v) property and equipment and depreciation expense and (vi) allowance for doubtful accounts have the greatest potential impact on our consolidated financial statements. These areas are key components of our results of operations and are based on complex rules which require us to make judgments and estimates, so we consider these to be our critical accounting estimates. Such critical accounting estimates are discussed further as follows:

        Purchase and Sales Accruals.    PAA routinely makes accruals based on estimates for certain components of its revenues and cost of sales due to the timing of compiling billing information, receiving third-party information and reconciling its records with those of third parties. Where applicable, these accruals are based on nominated volumes expected to be purchased, transported and subsequently sold. Uncertainties involved in these estimates include levels of production at the wellhead, access to certain qualities of crude oil, pipeline capacities and delivery times, utilization of truck fleets to transport volumes to their destinations, weather, market conditions and other forces beyond PAA's control. These estimates are generally associated with a portion of the last month of each reporting period. For the year ended December 31, 2012, PAA estimates that approximately 2% of both annual revenues and cost of sales were recorded using purchase and sales estimates. Accordingly, a hypothetical variance of 10% from both of these estimates, either up or down in tandem, would impact annual revenues, cost of sales, operating income and net income attributable to PAA by approximately 1% or less on an annual basis. Although the resolution of these uncertainties has not historically had a material impact on PAA's reported results of operations or financial condition, because of the high volume, low margin nature of its business, PAA cannot provide assurance that actual amounts will not vary significantly from estimated amounts. Variances from estimates are reflected in the period actual results become known, typically in the month following the estimate.

        Fair Value of Assets and Liabilities Acquired and Identification of Associated Goodwill and Intangible Assets.    In accordance with Financial Accounting Standards Board ("FASB") guidance regarding business combinations, with each acquisition, PAA allocates the cost of the acquired entity to the assets and liabilities assumed based on their estimated fair values at the date of acquisition. If the initial accounting for the business combination is incomplete when the combination occurs, an estimate will be recorded. Any subsequent adjustments to this estimate, if material, will be recognized retroactive to the date of acquisition. With exception to PAA's equity method investments, it also expenses the transaction costs as incurred in connection with each acquisition. In addition, PAA is required to recognize intangible assets separately from goodwill. Intangible assets with finite lives are amortized over their estimated useful life as determined by PAA management. Goodwill and intangible assets with indefinite lives are not amortized but instead are periodically assessed for impairment.

        Impairment testing entails estimating future net cash flows relating to the asset, based on PAA management's estimate of future revenues, future cash flows and market conditions including pricing, demand, competition, operating costs and other factors. Determining the fair value of assets and liabilities acquired, as well as intangible assets that relate to such items as customer relationships, contracts and industry expertise, involves professional judgment and is ultimately based on acquisition models and PAA management's assessment of the value of the assets acquired and, to the extent available, third-party assessments. Uncertainties associated with these estimates include changes in production decline rates, production interruptions, fluctuations in refinery capacity or product slates, economic obsolescence factors in the area and potential future sources of cash flow. Although the resolution of these uncertainties has not historically had a material impact on PAA's results of operations or financial condition, PAA cannot provide assurance that actual amounts will not vary significantly from estimated amounts. PAA performs its goodwill impairment test annually (as of June 30) and when events or changes in circumstances indicate that the carrying value may not be recoverable. PAA did not have any material goodwill impairments in 2012, 2011 or 2010. Please read Note 7 to GP LLC's Consolidated Financial Statements for a further discussion of goodwill.

        Fair Value of Derivatives.    Our derivatives are reported at fair value as either assets or liabilities with changes in fair value recognized in either earnings or accumulated other comprehensive income ("AOCI"). The fair value of a derivative at a particular period end does not reflect the end results of a particular transaction, and will most likely not reflect the gain or loss at the conclusion of a transaction. We reflect estimates for these items based on internal records and information from third parties. For our derivatives that are not exchange traded, the estimates we use are based on indicative broker quotations or an internal valuation model. Our valuation models utilize market observable inputs such as price, volatility, correlation and other factors and may not be reflective of the price at which they can be settled due to the lack of a liquid market. Less than 1% of total annual revenues are based on estimates derived from internal valuation models. Although the resolution of these uncertainties has not historically had a material impact on our results of operations or financial condition, we cannot provide assurance that actual amounts will not vary significantly from estimated amounts.

        Accruals and Contingent Liabilities.    PAA records accruals or liabilities including, but not limited to, environmental remediation and governmental penalties, asset retirement obligations, equity compensation plan accruals (as further discussed below) and potential legal claims. Accruals are made when PAA's assessment indicates that it is probable that a liability has occurred and the amount of liability can be reasonably estimated. PAA's estimates are based on all known facts at the time and its assessment of the ultimate outcome. Among the many uncertainties that impact its estimates are the necessary regulatory approvals for, and potential modification of, its environmental remediation plans, the limited amount of data available upon initial assessment of the impact of soil or water contamination, changes in costs associated with environmental remediation services and equipment and the possibility of existing legal claims giving rise to additional claims. PAA's estimates for contingent liability accruals are increased or decreased as additional information is obtained or resolution is achieved. A hypothetical variance of 5% in PAA's aggregate estimate for the accruals and contingent liabilities discussed above would have an impact on PAA's earnings of up to approximately $17 million. Although the resolution of these uncertainties has not historically had a material impact on its results of operations or financial condition, PAA cannot provide assurance that actual amounts will not vary significantly from estimated amounts.

        Equity Compensation Plan Accruals.    PAA accrues compensation expense (referred to herein as equity-indexed compensation expense) for outstanding equity compensation awards. Under GAAP, it is required to estimate the fair value of its outstanding equity awards and recognize that fair value as compensation expense over the service period. For equity awards that contain a performance condition, the fair value of the equity award is recognized as compensation expense only if the attainment of the performance condition is considered probable. Uncertainties involved in this estimate include the actual unit price at time of vesting, whether or not a performance condition will be attained and the continued employment of personnel with outstanding equity awards.

        PAA recognized total compensation expense of approximately $101 million, $110 million and $98 million in 2012, 2011 and 2010, respectively, related to equity awards granted under its various equity compensation plans. PAA cannot provide assurance that the actual fair value of its equity compensation awards will not vary significantly from estimated amounts. Please read Note 14 to GP LLC's Consolidated Financial Statements.

        Property and Equipment and Depreciation Expense.    PAA computes depreciation using the straight-line method based on estimated useful lives. These estimates are based on various factors including condition, manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. Uncertainties that impact these estimates include changes in laws and regulations relating to restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are put into service, PAA makes estimates with respect to useful lives and salvage values that it believes are reasonable. However, subsequent events could cause PAA to change its estimates, thus impacting the future calculation of depreciation and amortization. During 2010 and 2011, PAA conducted a review to assess the useful lives of its property and equipment. Please read Note 5 to GP LLC's Consolidated Financial Statements.

        PAA periodically evaluates property and equipment for impairment when events or circumstances indicate that the carrying value of these assets may not be recoverable. Any evaluation is highly dependent on the underlying assumptions of related cash flows. PAA considers the fair value estimate used to calculate impairment of property and equipment a critical accounting estimate. In determining the existence of an impairment of carrying value, PAA makes a number of subjective assumptions as to:

  •
  whether there is an event or circumstance that may be indicative of an impairment;

  •
  the grouping of assets;

  •
  the intention of "holding", "abandoning" or "selling" an asset;

  •
  the forecast of undiscounted expected future cash flow over the asset's estimated useful life; and

  •
  if an impairment exists, the fair value of the asset or asset group.

        During 2012, PAA recognized losses on impairments of long-lived assets of approximately $168 million, primarily related to its Pier 400 terminal project and the anticipated sale of certain refined products pipeline systems and related assets. Impairments of approximately $5 million and $13 million were recognized during 2011 and 2010, respectively, and were predominantly related to assets that were taken out of service. These assets did not support spending the capital necessary to continue service and, in most instances, PAA utilized other assets to handle these activities. Please read Note 5 to GP LLC's Consolidated Financial Statements for further discussion regarding impairments.

        Allowance for Doubtful Accounts.    PAA performs credit evaluations of its customers and grants credit based on past payment history, financial conditions and anticipated industry conditions. Customer payments are regularly monitored and a provision for doubtful accounts is established based on specific situations and overall industry conditions. PAA's history of bad debt losses has been minimal and generally limited to specific customer circumstances; however, credit risks can change suddenly and without notice. Please read Note 2 to GP LLC's Consolidated Financial Statements for additional discussion.

Recent Accounting Pronouncements

        Please read Note 2 to GP LLC's Consolidated Financial Statements for information regarding the effect of recent accounting pronouncements on our consolidated financial statements.

Results of Operations

Analysis of Operating Segments

        PAA manages its operations through three operating segments: (i) Transportation, (ii) Facilities and (iii) Supply and Logistics. PAA's Chief Operating Decision Maker (its Chief Executive Officer) evaluates such segment performance based on a variety of measures, including segment profit, segment volumes, segment profit per barrel and maintenance capital investment. Please read Note 17 to GP LLC's Consolidated Financial Statements for a definition of segment profit (including an explanation of why this is a performance measure) and a reconciliation of segment profit to net income attributable to GP LLC.

        PAA's segment analysis involves an element of judgment relating to the allocations between segments. In connection with its operations, the Supply and Logistics segment secures transportation and facilities services from PAA's other two segments as well as third-party service providers under month-to-month and multi-year arrangements. Intersegment transportation service rates are conducted at posted tariff rates, rates similar to those charged to third parties or rates that PAA believes approximates the market. Facilities segment services are also obtained at rates generally consistent with rates charged to third parties for similar services; however, certain terminalling and storage rates are discounted to PAA's Supply and Logistics segment to reflect the fact that these services may be canceled on short notice to enable the Facilities segment to provide services to third parties. Intersegment activities are eliminated in consolidation and PAA believes that the estimates with respect to these rates are reasonable. Also, PAA's segment operating and general and administrative expenses reflect direct costs attributable to each segment; however, it also allocates certain operating expense and general and administrative overhead expenses between segments based on PAA management's assessment of the business activities for the period. The proportional allocations by segment require judgment by PAA management and may be adjusted in the future based on the business activities that exist during each period. PAA believes that the estimates with respect to these allocations are reasonable.

        The following table sets forth an overview of GP LLC's consolidated financial results calculated in accordance with GAAP (in millions, except for per unit amounts):

	Three Months Ended June 30,		Favorable/ (Unfavorable) Variance		Six Months Ended June 30,		Favorable/ (Unfavorable) Variance
	2013	2012	$	%	2013	2012	$	%
Transportation segment profit	$160	$169	$(9)	(5)%	$323	$332	$(9)	(3)%
Facilities segment profit	149	114	35	31%	300	204	96	47%
Supply and Logistics segment profit	176	274	(98)	(36)%	610	402	208	52%

Total segment profit	485	557	(72)	(13)%	1,233	938	295	31%
Depreciation and amortization	(91)	(86)	(5)	(6)%	(174)	(147)	(27)	(18)%
Interest expense	(76)	(77)	1	1%	(154)	(143)	(11)	(8)%
Other income/(expense), net	(1)	—	(1)	N/A	(1)	2	(3)	(150)%
Income tax expense	(18)	(10)	(8)	(80)%	(70)	(31)	(39)	(126)%

Net income	299	384	(85)	(22)%	834	619	215	35%
Net income attributable to noncontrolling interests	(298)	(383)	85	22%	(832)	(618)	(214)	(35)%

Net income attributable to GP LLC	$1	$1	$—	—%	$2	$1	$1	100%

				Favorable/(Unfavorable)
	For the Twelve Months Ended December 31,
				2012 - 2011		2011 - 2010
	2012	2011	2010	$	%	$	%
Transportation segment profit	$710	$555	$516	$155	28%	$39	8%
Facilities segment profit	482	358	270	124	35%	88	33%
Supply and Logistics segment profit	753	647	240	106	16%	407	170%

Total segment profit	1,945	1,560	1,026	385	25%	534	52%
Depreciation and amortization	(483)	(250)	(257)	(233)	(93)%	7	3%
Interest expense	(295)	(259)	(258)	(36)	(14)%	(1)	—%
Other income/(expense), net	6	(19)	(9)	25	132%	(10)	(111)%
Income tax expense	(55)	(45)	(1)	(10)	(22)%	(44)	(4,400)%
Net income	1,118	987	501	131	13%	486	97%
Net income attributable to noncontrolling interests	(1,115)	(985)	(499)	(130)	(13)%	(486)	(97)%

Net income attributable to GP LLC	$3	$2	$2	$1	50%	$—	—%

Transportation Segment

        PAA's Transportation segment operations generally consist of fee-based activities associated with transporting crude oil and NGL on pipelines, gathering systems, trucks and barges. The Transportation segment generates revenue through a combination of tariffs, third-party leases of pipeline capacity and other transportation fees.

Three Months and Six Months Ended June 30, 2013 and 2012

        The following table sets forth PAA's operating results from its Transportation segment for the periods indicated:

	Three Months Ended June 30,		Favorable/ (Unfavorable) Variance		Six Months Ended June 30,		Favorable/ (Unfavorable) Variance
Operating Results(1) (in millions, except per barrel amounts)	2013	2012	$	%	2013	2012	$	%
Revenues(1)
Tariff activities	$310	$314	$(4)	(1)%	$629	$591	$38	6%
Trucking	55	47	8	16%	103	87	16	18%

Total transportation revenues	365	361	4	1%	732	678	54	8%
Costs and Expenses(1)
Trucking costs	(39)	(35)	(4)	(12)%	(74)	(63)	(11)	(18)%
Field operating costs (excluding equity-indexed compensation expense)	(138)	(128)	(10)	(8)%	(270)	(224)	(46)	(21)%
Equity-indexed compensation expense—operations(2)	(4)	(3)	(1)	(33)%	(13)	(10)	(3)	(30)%
Segment general and administrative expenses(3) (excluding equity-indexed compensation expense)	(26)	(28)	2	7%	(49)	(49)	—	—%
Equity-indexed compensation expense—general and administrative(2)	(9)	(7)	(2)	(29)%	(26)	(16)	(10)	(63)%
Equity earnings in unconsolidated entities	11	9	2	22%	23	16	7	44%

Segment profit	$160	$169	$(9)	(5)%	$323	$332	$(9)	(3)%

Maintenance capital	$23	$27	$4	15%	$55	$52	$(3)	(6)%

Segment profit per barrel	$0.49	$0.52	$(0.03)	(6)%	$0.49	$0.54	$(0.05)	(9)%

	Three Months Ended June 30,		Favorable/ (Unfavorable) Variance		Six Months Ended June 30,		Variance Favorable/ (Unfavorable)
Average Daily Volumes (in thousands of barrels per day)(4)	2013	2012	Volumes	%	2013	2012	Volumes	%
Tariff activities
Crude Oil Pipelines
All American	38	31	7	23%	39	28	11	39%
Bakken Area Systems	130	135	(5)	(4)%	127	136	(9)	(7)%
Basin / Mesa	680	707	(27)	(4)%	702	675	27	4%
Capline	158	149	9	6%	157	136	21	15%
Eagle Ford Area Systems	74	15	59	393%	61	12	49	408%
Line 63 / Line 2000	108	130	(22)	(17)%	113	124	(11)	(9)%
Manito	46	57	(11)	(19)%	46	62	(16)	(26)%
Mid-Continent Area Systems	255	262	(7)	(3)%	261	242	19	8%
Permian Basin Area Systems	548	447	101	23%	513	451	62	14%
Rainbow	125	156	(31)	(20)%	124	149	(25)	(17)%
Rangeland	56	61	(5)	(8)%	62	62	—	—%
Salt Lake City Area Systems	131	157	(26)	(17)%	133	148	(15)	(10)%
South Saskatchewan	33	59	(26)	(44)%	46	60	(14)	(23)%
White Cliffs	21	17	4	24%	21	17	4	24%
Other	766	743	23	3%	763	735	28	4%
NGL Pipelines
Co-Ed	51	64	(13)	(20)%	54	32	22	69%
Other	165	159	6	4%	186	79	107	135%
Refined Products Pipelines	110	118	(8)	(7)%	105	115	(10)	(9)%

Tariff activities total	3,495	3,467	28	1%	3,513	3,263	250	8%
Trucking	108	96	12	13%	109	102	7	7%

Transportation segment total	3,603	3,563	40	1%	3,622	3,365	257	8%

(1)
Revenues and costs and expenses include intersegment amounts.

(2)
Equity-indexed compensation expense shown in the table above includes expenses associated with awards that will or may be settled in units and awards that will or may be settled in cash.

(3)
Segment general and administrative expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments. The proportional allocations by segment require judgment by PAA management and are based on the business activities that exist during each period.

(4)
Volumes associated with acquisitions represent total volumes (attributable to PAA's interest) for the number of days PAA actually owned the assets divided by the number of days in the period.

        Tariffs and other fees on PAA's pipeline systems vary by receipt point and delivery point. The segment profit generated by its tariff and other fee-related activities depends on the volumes transported on the pipeline and the level of the tariff and other fees charged as well as the fixed and variable field costs of operating the pipeline. Revenue from PAA's pipeline capacity leases generally reflects a negotiated amount.

        The following is a discussion of items impacting Transportation segment profit and segment profit per barrel for the periods indicated:

        Operating Revenues and Volumes.    As noted in the tables above, PAA's total Transportation segment revenues, net of trucking costs, and volumes remained relatively consistent for the three months ended June 30, 2013 compared to the three months ended June 30, 2012, while net revenues and volumes increased for the six months ended June 30, 2013 compared to the six months ended June 30, 2012. Although total volumes and revenues remained relatively consistent over the three-month comparative periods, we experienced volume and revenue variances among PAA's individual pipelines and pipeline systems. The following factors contributed to the variances in revenues and volumes between the comparative periods and the variances among PAA's individual pipelines and pipeline systems:

  •
  North American Crude Oil Production and Related Expansion Projects—For the six-month comparative period, the favorable volume and revenue variances experienced were primarily due to increased producer drilling activities as well as the completion of certain of PAA's expansion projects, most notably on its Basin, Mesa and White Cliffs pipelines and its Permian Basin, Mid-Continent and Eagle Ford Area Systems.

    For the three-month comparative period, the favorable volume and revenue variances were primarily on PAA's Permian Basin and Eagle Ford Area Systems and White Cliffs pipeline, while volumes and revenues on its Basin and Mesa pipelines were unfavorable compared to the second quarter of 2012. The Permian Basin Area Systems benefited from increased movements to new third-party pipelines connected to the Gulf Coast; however, these movements caused unfavorable volume and revenue variances on PAA's Basin and Mesa pipelines.

    PAA estimates that increased production combined with its phased-in expansion projects increased revenues by over $7 million and $18 million for the three and six month periods of 2013 over the comparable three and six month 2012 periods, respectively.

  •
  Rate Changes—Revenues on PAA's pipelines are impacted by various rate changes that occur during the period. These rate changes primarily include the upward indexing of rates on its FERC regulated pipelines, rate increases or decreases on its intrastate and Canadian pipelines or other negotiated rate changes. The upward indexing that was effective July 1, 2012 had a favorable impact on revenues from PAA's FERC regulated pipelines during the quarter and year-to-date periods of 2013 compared to the quarter and year-to-date periods of 2012. Revenues were also favorably impacted by increasing tariff rates on certain of PAA's non-FERC regulated pipelines. PAA estimates that the collective impact of these favorable rate changes increased revenues by over $18 million and $36 million, respectively, for the three and six months ended June 30, 2013 compared to the three and six months ended June 30, 2012.

  •
  BP NGL Acquisition—PAA acquired pipelines through its BP NGL Acquisition completed on April 1, 2012. During the first quarter of 2013, PAA benefited from a full period of ownership of these assets, which contributed approximately $27 million of aggregate revenues and approximately 264,000 barrels per day during the three-month period ended March 31, 2013.

  •
  Weather-Related Downtime—During the second quarter of 2013, PAA's Rangeland, South Saskatchewan and Co-Ed pipeline systems in Canada were shut down due to high river flow rates and flooding in the surrounding area. PAA estimates that the downtime on these pipelines impacted revenues by approximately $9 million and decreased volumes by approximately 44,000 and 22,000 barrels per day for the three- and six-month periods ended June 30, 2013, respectively.

  •
  Rail Impact—For both the three- and six-month comparable periods, volumes on PAA's Bakken Area, Manito and Rainbow systems were negatively impacted by producer decisions to deliver more crude to rail loading facilities in the area. PAA estimates that the impact to revenues was approximately $5 million and $10 million for the three-and six-month periods ended June 30, 2013, respectively, and that volumes decreased by approximately 30,000 to 35,000 barrels per day for each of the respective periods.

  •
  Loss Allowance Revenue—As is common in the industry, PAA's tariffs incorporate a loss allowance factor that is intended to offset losses due to evaporation, measurement and other losses in transit. PAA values the variance of allowance volumes to actual losses at the estimated net realizable value (including the impact of gains and losses from derivative-related activities) at the time the variance occurred and the result is recorded as either an increase or decrease to tariff revenues. The loss allowance revenue decreased by approximately $14 million and $23 million, respectively, for the three and six months ended June 30, 2013 compared to the three and six months ended June 30, 2012, primarily due to a lower average realized price per barrel (including the impact of gains and losses from derivative-related activities) and lower volumes, during each of the 2013 periods as compared to the 2012 periods.

        Additional noteworthy volume and revenue variances for the three and six months ended June 30, 2013 compared to the three and six months ended June 30, 2012 include (i) increased volumes and revenues on PAA's All American pipeline due to increased production in 2013 and maintenance activities at the production facilities during 2012, (ii) decreases on both the Salt Lake City Area Systems and its Line 63 pipeline due to lower refinery demand for pipeline barrels; however, revenues were consistent with the prior year's quarter due to movements on higher tariff segments on PAA's Line 63 pipeline and the receipt of contract payments on the Salt Lake City Area Systems and (iii) increased trucking volumes and revenues due to increased demand for production transported to rail and hauls from pipeline disruptions.

        Field Operating Costs.    Field operating costs (excluding equity-indexed compensation expense) increased during the three and six months ended June 30, 2013 compared to the three and six months ended June 30, 2012 primarily due to (i) higher environmental response, remediation and related repair expenses associated with pipeline releases of approximately $6 million and $22 million, respectively, for the three and six months ended June 30, 2013 over the three and six months ended June 30, 2012, (ii) higher payroll costs, primarily due to PAA's BP NGL Acquisition, and (iii) approximately $4 million of cost incurred during the six months ended June 30, 2013 associated with the testing of certain lines that PAA considered bringing back into service. Excluding the impacts of the environmental response and remediation expenses, field operating costs in general remained relatively consistent on a per-barrel basis during the comparable three- and six-month periods.

        Equity-Indexed Compensation Expense.    Equity-indexed compensation expense increased for the three months ended June 30, 2013 compared to the three months ended June 30, 2012, primarily due to (i) a greater number of units deemed probable of vesting for the three months ended June 30, 2013 than for the three months ended June 30, 2012 and (ii) a higher average fair value per unit in 2013 for those units deemed probable of vesting.

        Equity-indexed compensation expense increased for the six months ended June 30, 2013 compared to the six months ended June 30, 2012, primarily due to (i) a more significant impact of the increase in PAA's unit price during the first half of 2013 compared to the impact of the increase during the first half of 2012, (ii) a greater number of units deemed probable of vesting for the first half of 2013 compared to the first half of 2012 and (iii) a higher average fair value per unit for those units deemed probable of vesting, partially offset by a less significant impact during the first half of 2013 compared to the increase during the first half of 2012 of the change in assumption of probable distribution levels. Please read Note 14 to GP LLC's Consolidated Financial Statements for additional information regarding equity-indexed compensation plans.

        Maintenance Capital.    Maintenance capital consists of capital investments for the replacement of partially or fully depreciated assets in order to maintain the service capability, level of production and/or functionality of PAA's existing assets. The decrease in maintenance capital during the three months ended June 30, 2013 compared to the three months ended June 30, 2012 is primarily due to the reclassification of certain 2012 expansion projects initially classified as maintenance capital. The increase in maintenance capital during the six months ended June 30, 2013 compared to the six months ended June 30, 2012 is primarily due to increased investment on pipeline integrity projects.

        Equity Earnings in Unconsolidated Entities.    The favorable variance in equity earnings in unconsolidated entities for the three and six months ended June 30, 2013 compared to the three and six months ended June 30, 2012 was primarily due to increased earnings from PAA's equity method investments as a result of (i) increased throughput on the White Cliffs pipeline, as discussed above, and (ii) increased capacity related to vessel additions and increased rates on services provided by Settoon Towing.

 Years Ended December 31, 2012, 2011 and 2010

        The following table sets forth PAA's operating results from its Transportation segment for the periods indicated:

				Favorable/(Unfavorable)
	Year Ended December 31,
				2012 - 2011		2011 - 2010
Operating Results(1) (in millions, except per barrel amounts)	2012	2011	2010	$	%	$	%
Revenues
Tariff activities	$1,232	$1,005	$937	$227	23%	$68	7%
Trucking	184	160	108	24	15%	52	48%

Total transportation revenues	1,416	1,165	1,045	251	22%	120	11%
Cost and Expenses
Trucking costs	(134)	(115)	(73)	(19)	(17)%	(42)	(58)%
Field operating costs (excluding equity-indexed compensation expense)	(468)	(387)	(346)	(81)	(21)%	(41)	(12)%
Equity-indexed compensation expense—operations(2)	(16)	(14)	(12)	(2)	(14)%	(2)	(17)%
Segment general and administrative expenses (excluding equity-indexed compensation expense)(3)	(96)	(69)	(65)	(27)	(39)%	(4)	(6)%
Equity-indexed compensation expense—general and administrative(2)	(30)	(38)	(36)	8	21%	(2)	(6)%
Equity earnings in unconsolidated entities	38	13	3	25	192%	10	333%

Segment profit	$710	$555	$516	$155	28%	$39	8%

Maintenance capital	$108	$86	$67	$(22)	(26)%	$(19)	(28)%

Segment profit per barrel	$0.56	$0.50	$0.47	$0.06	12%	$0.03	6%

				Favorable/(Unfavorable)
	Year Ended December 31,
				2012 - 2011		2011 - 2010
Average Daily Volumes (in thousands of barrels per day)(4)	2012	2011	2010	Volumes	%	Volumes	%
Tariff activities
Crude Oil Pipelines
All American	33	35	39	(2)	(6)%	(4)	(10)%
Bakken Area Systems	130	130	106	—	—%	24	23%
Basin / Mesa	696	566	472	130	23%	94	20%
Capline	146	160	223	(14)	(9)%	(63)	(28)%
Eagle Ford Area Systems	23	5	4	18	360%	1	25%
Line 63 / Line 2000	128	114	109	14	12%	5	5%
Manito	57	66	61	(9)	(14)%	5	8%
Mid-Continent Area Systems	249	213	214	36	17%	(1)	—%
Permian Basin Area Systems	461	404	371	57	14%	33	9%
Rainbow	145	142	195	3	2%	(53)	(27)%
Rangeland	62	59	52	3	5%	7	13%
Salt Lake City Area Systems	149	146	143	3	2%	3	2%
White Cliffs	18	13	3	5	38%	10	333%
Other	785	787	781	(2)	—%	6	—%
NGL Pipelines
Co-Ed	44	—	—	44	N/A	—	N/A
Other	131	—	—	131	N/A	—	N/A
Refined Products Pipelines	116	102	116	14	14%	(14)	(12)%

Tariff activities total	3,373	2,942	2,889	431	15%	53	2%
Trucking	106	105	97	1	1%	8	8%

Transportation segment total	3,479	3,047	2,986	432	14%	61	2%

(1)
Revenues and costs and expenses include intersegment amounts.

(2)
Equity-indexed compensation expense shown in the table above includes expenses associated with awards that will or may be settled in units and awards that will or may be settled in cash. Please read Note 14 to GP LLC's Consolidated Financial Statements for additional discussion regarding equity-indexed compensation plans.

(3)
Segment general and administrative expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments. The proportional allocations by segment require judgment by PAA management and are based on the business activities that exist during each period.

(4)
Volumes associated with acquisitions represent total volumes (attributable to PAA's interest) for the number of days PAA actually owned the assets divided by the number of days in the period.

        Tariffs and other fees on PAA's pipeline systems vary by receipt point and delivery point. The segment profit generated by its tariff and other fee-related activities depends on the volumes transported on the pipeline and the level of the tariff and other fees charged as well as the fixed and variable field costs of operating the pipeline. Revenue from PAA's pipeline capacity leases generally reflects a negotiated amount.

        The following is a discussion of items impacting PAA's Transportation segment profit and segment profit per barrel for the periods indicated.

        Operating Revenues and Volumes.    As noted in the table above, PAA's total Transportation segment revenues, net of trucking costs, and volumes increased period-over-period for each comparative period presented. PAA's Transportation segment results were impacted by the following for the years ended December 31, 2012, 2011 and 2010:

  •
  BP NGL Acquisition—The pipelines acquired through PAA's BP NGL Acquisition on April 1, 2012 generated revenues of approximately $89 million and increased volumes by approximately 175,000 barrels per day for the year ended December 31, 2012.

  •
  North American Crude Oil Production and Related Expansion Projects—Increased producer drilling activities, primarily in the Permian Basin, Oklahoma, Eagle Ford and Texas Panhandle producing regions, combined with PAA's phased-in expansion projects, resulted in favorable volume and revenue variances for the year ended December 31, 2012 over the comparative 2011 and 2010 periods, most notably on PAA's Basin and Mesa pipelines and its Permian Basin and Mid-Continent Area Systems.

  •
  Rate Changes—Revenues on PAA's pipelines are impacted by various rate changes that may occur during the period. These rate changes primarily include the upward or downward indexing of rates on PAA's FERC regulated pipelines, rate increases or decreases on its intrastate and Canadian pipelines or other negotiated rate changes. During the comparable annual periods discussed herein, revenues fluctuated on PAA's FERC regulated pipelines due to the upward indexing that was effective July 1, 2011 and July 1, 2012 and the downward indexing of the FERC rate that was effective as of July 1, 2010. Revenues were further impacted by increasing tariff rates on certain of PAA's non-FERC regulated pipelines.

  •
  Loss Allowance Revenue—As is common in the industry, PAA's tariffs incorporate a loss allowance factor that is intended to offset losses due to evaporation, measurement and other losses in transit. PAA values the variance of allowance volumes to actual losses at the estimated net realizable value (including the impact of gains and losses from derivative-related activities) at the time the variance occurred and the result is recorded as either an increase or decrease to tariff revenues. The loss allowance revenue increased by approximately $13 million for the annual 2012 period compared to 2011 and $16 million for the annual 2011 period compared to 2010. The increase during the year ended December 31, 2012 was primarily due to higher loss allowance volumes, partially offset by a lower average realized price per barrel compared to 2011(including the impact of losses from derivative-related activities). The increase during the year ended December 31, 2011 over 2010 was primarily due to a higher average realized price per barrel compared to 2010 (including the impact of gains from derivative-related activities).

  •
  Rainbow Pipeline System—Revenues from PAA's Rainbow Pipeline System were more favorable in the 2012 and 2010 periods compared to the 2011 period due to pipeline downtime as a result of a pipeline release in April 2011. Increased revenues in the 2012 period compared to the 2011 period were also a result of rate increases, partially offset by the impact of a third-party competitor pipeline that was placed into service in the third quarter of 2011.

  •
  Trucking Business Activity—Trucking revenues, net of related costs, increased by approximately $10 million for 2011 compared to 2010, primarily due to increased volumes in Canada resulting from increased producer drilling and downtime on the Rainbow Pipeline, as discussed above.

  •
  Foreign Exchange Impact—Revenues and expenses from PAA's Canadian based subsidiaries, which use the Canadian dollar as their functional currency, are translated at the prevailing average exchange rates for each month. The average CAD to USD exchange rates for 2011 and 2010 were $0.99 CAD: $1.00 USD and $1.03 CAD: $1.00 USD, respectively. Therefore, revenues from PAA's Canadian pipeline systems and trucking operations were favorably impacted by approximately $12 million for 2011 compared to 2010 due to the appreciation of the Canadian dollar relative to the U.S. dollar. The translation of revenues and expenses from PAA's Canadian based subsidiaries did not have a significant impact on its Transportation segment results in 2012 as compared to 2011.

        Additional noteworthy volume and revenue variances on PAA's individual pipeline systems for the year ended December 31, 2012 include (i) increases on the Eagle Ford Area Systems resulting from the Gardendale Gathering System acquired in November 2011 and (ii) decreased volumes on its Manito Pipeline System primarily due to volumes diverted to rail facilities. Noteworthy volume and revenue variances on PAA's individual pipeline systems for the year ended December 31, 2011 compared to the year ended December 31, 2010 include (i) decreased volumes on the Capline Pipeline System primarily related to shifts in refinery supply and unplanned refinery downtime, (ii) decreased volumes on its Rainbow Pipeline System as a result of a release and (iii) additional volumes from its Bakken Area Systems, primarily due to the Robinson Lake pipeline acquired in connection with the Nexen acquisition in December 2010, which contributed approximately 28,000 barrels per day and $8 million in revenue for 2011.

        Field Operating Costs.    Field operating costs (excluding equity-indexed compensation expense as discussed further below) increased during the year ended December 31, 2012 compared to the year ended December 31, 2011 consistent with the overall growth in segment volumes and remained relatively constant on a per-barrel basis during each of those periods. Operating costs were also impacted by approximately $15 million of environmental remediation expenses associated with the Rangeland Pipeline release, which occurred in the second quarter of 2012, and approximately $11 million of environmental remediation expenses associated with the Rainbow Pipeline release, which occurred in the second quarter of 2011.

        Field operating costs (excluding equity-indexed compensation expense as discussed further below) increased during the year ended December 31, 2011 compared to the year ended December 31, 2010, primarily due to the impact of approximately $11 million of environmental remediation expenses associated with the Rainbow Pipeline release. Excluding costs associated with this incident, field operating costs per barrel increased approximately 6% in 2011 to $0.34 per barrel as compared to $0.32 per barrel in 2010 due to general cost increases and volume mix.

        General and Administrative Expenses.    General and administrative expenses (excluding equity-indexed compensation expense as discussed further below) increased during the year ended December 31, 2012 over the year ended December 31, 2011 due to non-recurring costs associated with the closing and integration of PAA's BP NGL Acquisition and ongoing administrative costs associated with this acquisition, as well as the continued overall growth of the segment.

        Equity-Indexed Compensation Expenses.    A majority of equity-indexed compensation awards (including AAP management units) contain performance conditions contingent upon achieving certain PAA distribution levels. For awards with performance conditions (such as PAA distribution targets), expense is accrued over the service period only if the performance condition is considered probable of occurring. When awards with performance conditions that were previously considered improbable become probable, PAA incurs additional expense in the period that its probability assessment changes. This is necessary to bring the accrued liability associated with these awards up to the level it would have been if PAA had been accruing for these awards since the grant date. At December 31, 2012 and 2011, PAA determined that its distribution levels of $2.45 and $2.18 per unit, respectively, were probable of occurring. Furthermore, a change in PAA's unit price impacts the fair value of its liability-classified awards. Please read Note 14 to GP LLC's Consolidated Financial Statements for additional information regarding equity-indexed compensation plans.

        On a consolidated basis, equity-indexed compensation expense decreased for the year ended December 31, 2012 compared to the year ended December 31, 2011, primarily related to a less significant impact of the change in probability assessment as compared to 2011. Equity-indexed compensation expense increased for the year ended December 31, 2011 compared to the year ended December 31, 2010, primarily due to (i) additional awards that were deemed probable of occurring and (ii) an increase in PAA's unit price of $5.33 during 2011, compared to an increase in PAA's unit price of $4.97 during 2010 (as adjusted for PAA's two-for-one unit split).

        Equity Earnings in Unconsolidated Entities.    The favorable variance in equity earnings in unconsolidated entities for the year ended December 31, 2012 compared to the year ended December 31, 2011 was primarily related to increased earnings in PAA's equity investments due to increased volumes as a result of industry fundamentals, as noted above.

        Equity earnings in unconsolidated entities increased for the year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to earnings from PAA's interest in White Cliffs Pipeline LLC, which it acquired in September 2010.

        Maintenance Capital.    Maintenance capital consists of capital investments for the replacement of partially or fully depreciated assets in order to maintain the service capability, level of production and/or functionality of PAA's existing assets. The increase in maintenance capital during the year ended December 31, 2012 compared to 2011 and in the year ended December 31, 2011 compared to 2010 is primarily due to increased investments on pipeline integrity projects.

Facilities Segment

        PAA's Facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products, natural gas and NGL, as well as NGL fractionation and isomerization services and natural gas and condensate processing services. PAA's Facilities segment generates revenue through a combination of month-to-month and multi-year leases and processing arrangements.

 Three Months and Six Months Ended June 30, 2013 and 2012

        The following table sets forth PAA's operating results from its Facilities segment for the periods indicated:

	Three Months Ended June 30,		Favorable/ (Unfavorable) Variance		Six Months Ended June 30,		Favorable/ (Unfavorable) Variance
Operating Results(1) (in millions, except per barrel amounts)	2013	2012	$	%	2013	2012	$	%
Revenues(1)	$262	$225	$37	16%	$529	$390	$139	36%
Natural gas sales(2)	86	62	24	39%	174	133	41	31%
Storage related costs (natural gas related)	(3)	(5)	2	40%	(9)	(12)	3	25%
Natural gas sales costs(2)	(80)	(60)	(20)	(33)%	(165)	(127)	(38)	(30)%
Field operating costs (excluding equity-indexed compensation expense)	(94)	(86)	(8)	(9)%	(180)	(133)	(47)	(35)%
Equity-indexed compensation expense—operations(3)	—	—	—	—%	(1)	(1)	—	—%
Segment general and administrative expenses(4) (excluding equity-indexed compensation expense)	(16)	(18)	2	11%	(32)	(32)	—	—%
Equity-indexed compensation expense—general and administrative(3)	(6)	(4)	(2)	(50)%	(16)	(14)	(2)	(14)%

Segment profit	$149	$114	$35	31%	$300	$204	$96	47%

Maintenance capital	$11	$10	$(1)	(10)%	$18	$17	$(1)	(6)%

Segment profit per barrel	$0.41	$0.35	$0.06	17%	$0.42	$0.34	$0.08	24%

	Three Months Ended June 30,		Favorable/ (Unfavorable) Variance		Six Months Ended June 30,		Favorable/ (Unfavorable) Variance
Volumes(5)(6)	2013	2012	Volumes	%	2013	2012	Volumes	%
Crude oil, refined products and NGL terminalling and storage (average monthly capacity in millions of barrels)	95	93	2	2%	94	85	9	11%

Rail load / unload volumes (average volumes in thousands of barrels per day)	231	—	231	N/A	223	—	223	N/A

Natural gas storage (average monthly capacity in billions of cubic feet)	97	80	17	21%	95	78	17	22%

NGL fractionation (average volumes in thousands of barrels per day)	90	108	(18)	(17)%	95	60	35	58%

Facilities segment total (average monthly volumes in millions of barrels)	121	109	12	11%	120	100	20	20%

(1)
Revenues and expenses include intersegment amounts.

(2)
Natural gas sales and costs are attributable to the activities performed by PNG's commercial optimization group.

(3)
Equity-indexed compensation expense shown in the table above includes expenses associated with awards that will or may be settled in units and awards that will or may be settled in cash.

(4)
Segment general and administrative expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments. The proportional allocations by segment require judgment by PAA management and are based on the business activities that exist during each period.

(5)
Volumes associated with acquisitions represent total volumes for the number of months PAA actually owned the assets divided by the number of months in the period.

(6)
Facilities segment total is calculated as the sum of: (i) crude oil, refined products and NGL terminalling and storage capacity; (ii) rail load and unload volumes multiplied by the number of days in the period and divided by the number of months in the period; (iii) natural gas storage capacity divided by 6 to account for the 6:1 mcf of gas to crude Btu equivalent ratio and further divided by 1,000 to convert to monthly volumes in millions; and (iv) NGL fractionation volumes multiplied by the number of days in the period and divided by the number of months in the period.

        The following is a discussion of items impacting PAA's Facilities segment profit and segment profit per barrel for the periods indicated:

        Operating Revenues and Volumes.    As noted in the tables above, PAA's Facilities segment revenues, less storage related costs and natural gas sales costs, and volumes increased for the three and six months ended June 30, 2013 compared to the same periods of 2012. The significant variances in revenues and average monthly volumes between the comparative periods are primarily due to PAA's acquisitions and ongoing expansion activities as discussed below:

  •
  Rail Terminal Acquisition and Expansion Projects—PAA's USD Rail Terminal Acquisition completed in December 2012 and related internal growth projects completed during the latter portion of 2012 expanded PAA's rail loading and unloading fee-based activities. These rail load and unload activities contributed approximately $26 million and $52 million to the increase in total revenues for the three and six months ended June 30, 2013 over the three and six months ended June 30, 2012, respectively, and increased average throughput volumes by approximately 231,000 and 223,000 barrels per day during the respective comparative periods.

  •
  BP NGL Acquisition—PAA acquired NGL storage facilities, fractionation plants and related assets through the BP NGL Acquisition completed on April 1, 2012. During the first quarter of 2013, PAA benefited from a full period of ownership of these assets, which contributed approximately $66 million of aggregate revenues, 14 million barrels of average monthly capacity of NGL storage capacity, and 87,000 barrels per day of average NGL fractionation throughput during the three-month period ended March 31, 2013. See the bullet point below entitled "Fractionation and Processing Activities" for a discussion of the performance of these assets during the remainder of the 2013 period.

  •
  Fractionation and Processing Activities—While PAA's NGL fractionation volumes decreased for the three months ended June 30, 2013 compared to the same 2012 period largely due to lower supply volumes related to the apportionment of certain third-party pipelines, PAA experienced favorable results in the aggregate related to these activities. The favorable results related to both PAA's NGL fractionation and gas processing activities of approximately $15 million for the three months ended June 30, 2013 as compared to the same period ended June 30, 2012 were primarily related to physical processing gains recognized at certain PAA-owned facilities.

  •
  Other Expansion Projects—PAA estimates that expansion projects that were completed in phases throughout recent years at some of its major terminal locations favorably impacted revenues for the three and six months ended June 30, 2013 compared to the three and six months ended June 30, 2012 by approximately $5 million and $10 million, respectively. Such projects included completed phases of expansions at PAA's Cushing, Patoka, St. James and Yorktown terminals and new condensate stabilizers at its Gardendale terminal.

  •
  Natural Gas Storage Activities—While PAA's average monthly natural gas storage capacity increased due to expansions of the Pine Prairie and Southern Pines facilities, decreased storage rates on contracts executed to replace expiring contracts on existing capacity largely offset incremental revenues from its natural gas storage activities.

        Field Operating Costs.    Field operating costs (excluding equity-indexed compensation expense) increased during the three and six months ended June 30, 2013 compared to the three and six months ended June 30, 2012 due to PAA's growth through acquisitions, primarily the BP NGL and USD Rail Terminal Acquisitions. Additionally, the BP NGL Acquisition assets and operations typically have a higher ratio of operating costs to revenue than PAA's historic operations in this segment.

        Equity-Indexed Compensation Expense.    On a consolidated basis, equity-indexed compensation expense increased during both the three and six months ended June 30, 2013 as compared to the three and six months ended June 30, 2012. See discussion regarding such variances under "—Transportation Segment" above. Please read Note 14 to GP LLC's Consolidated Financial Statements for additional information regarding equity-indexed compensation plans.

Years Ended December 31, 2012, 2011 and 2010

        The following table sets forth PAA's operating results from its Facilities segment for the periods indicated:

				Favorable/(Unfavorable)
	Year Ended December 31,
				2012 - 2011		2011 - 2010
Operating Results(1) (in millions, except per barrel amounts)	2012	2011	2010	$	%	$	%
Revenues	$868	$605	$490	$263	43%	$115	23%
Natural gas sales(2)	230	191	—	39	20%	191	N/A
Storage related costs (natural gas related)	(22)	(22)	(23)	—	—%	1	4%
Natural gas costs(2)	(216)	(183)	—	(33)	(18)%	(183)	N/A
Field operating costs (excluding equity-indexed compensation expense)	(289)	(165)	(140)	(124)	(75)%	(25)	(18)%
Equity-indexed compensation expense—operations(3)	(2)	(2)	(2)	—	—%	—	—%
Segment general and administrative expenses (excluding equity-indexed compensation expense)(4)	(64)	(47)	(39)	(17)	(36)%	(8)	(21)%
Equity-indexed compensation expense—general and administrative(3)	(23)	(19)	(16)	(4)	(21)%	(3)	(19)%

Segment profit	$482	$358	$270	$124	35%	$88	33%

Maintenance capital	$49	$22	$17	$(27)	(123)%	$(5)	(29)%

Segment profit per barrel	$0.38	$0.36	$0.32	$0.02	6%	$0.04	13%

				Favorable/(Unfavorable)
	For the Year Ended December 31,
				2012 - 2011		2011 - 2010
Volumes(5)(6)	2012	2011	2010	Volumes	%	Volumes	%
Crude oil, refined products and NGL terminalling and storage (average monthly capacity in millions of barrels)	90	70	61	20	29%	9	15%

Natural gas storage (average monthly capacity in billions of cubic feet)	84	71	47	13	18%	24	51%

NGL fractionation (average throughput in thousands of barrels per day)	79	14	14	65	464%	—	—%

Facilities segment total (average monthly capacity in millions of barrels)	106	82	70	24	29%	12	17%

(1)
Revenues and costs and expenses include intersegment amounts.

(2)
Natural gas sales and costs are attributable to the activities performed by PNG's commercial optimization group, which was established in the fourth quarter of 2010.

(3)
Equity-indexed compensation expense shown in the table above includes expenses associated with awards that will or may be settled in units and awards that will or may be settled in cash. Please read Note 14 to GP LLC's Consolidated Financial Statements for additional discussion regarding equity-indexed compensation plans.

(4)
Segment general and administrative expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments. The proportional allocations by segment require judgment by PAA management and are based on the business activities that exist during each period.

(5)
Volumes associated with acquisitions represent total volumes for the number of months PAA actually owned the assets divided by the number of months in the period.

(6)
Facilities total calculated as the sum of: (i) crude oil, refined products and NGL terminalling and storage capacity; (ii) natural gas capacity divided by 6 to account for the 6:1 mcf of gas to crude Btu equivalent ratio and further divided by 1,000 to convert to monthly volumes in millions; and (iii) NGL fractionation volumes multiplied by the number of days in the period and divided by the number of months in the period.

        The following is a discussion of items impacting PAA's Facilities segment profit and segment profit per barrel for the periods indicated.

        Operating Revenues and Volumes.    As noted in the tables above, PAA's Facilities segment revenues, less storage related costs and natural gas purchases, and volumes increased year-over-year for each comparative year presented. The significant variances in revenues and average monthly volumes between the comparative periods are primarily due to PAA's ongoing acquisition and expansion activities as discussed below:

  •
  BP NGL Acquisition—The NGL storage facilities, fractionation plants and related assets acquired through the BP NGL Acquisition on April 1, 2012 contributed aggregate revenues of approximately $204 million for the year ended December 31, 2012. For the year ended December 31, 2012, these assets increased average monthly capacity of NGL storage by approximately 10 million barrels, and increased average NGL fractionation throughput by approximately 65,000 barrels per day.

  •
  Other Acquisitions—Revenues and volumes for the year ended December 31, 2012 compared to the year ended December 31, 2011 were favorably impacted by PAA's acquisition of the Yorktown facility in December 2011. Revenues from this facility contributed approximately $9 million to the total increase over 2011 and increased average monthly storage capacity by approximately 5 million barrels.

    Revenues and volumes for the year ended December 31, 2011 compared to the year ended December 31, 2010 were favorably impacted by PNG's completion of the Southern Pines Acquisition, which closed on February 9, 2011. This acquisition contributed approximately $37 million of additional revenues, net of storage related costs, for 2011.

  •
  Major Expansion Projects—Expansion projects that were completed in phases throughout recent years favorably impacted revenues and volumes for 2012 compared to 2011 and 2011 compared to 2010. These expansion projects were completed at some of PAA's major terminal locations, and PAA estimates that such projects increased its revenues by approximately $15 million on a combined basis for the year ended December 31, 2012 compared to the year ended December 31, 2011, and by approximately $28 million on a combined basis for the year ended December 31, 2011 compared to the year ended December 31, 2010. Expansions completed at PAA's Cushing, Patoka and St. James terminals, resulting in increased storage capacity at all three facilities and increased barge loading and receipt capability at the St. James terminal, were among the most significant expansions impacting the 2012 period and increased average monthly capacity by approximately 3 million barrels over the 2011 period. Expansions at PAA's Cushing, Patoka and Wichita Falls facilities comprised the majority of the 9 million barrel increase in total crude oil, refined products and NGL storage average monthly capacity in 2011 as compared to 2010.

    Additionally, revenues and volumes for 2012 compared to 2011 and 2011 compared to 2010 were also favorably impacted by the expansion of working gas capacity at PNG's Pine Prairie and Southern Pines facilities of approximately 17 Bcf and 9 Bcf in the aggregate during 2012 and 2011, respectively.

  •
  Rail Terminals—Revenues from PAA's rail terminals contributed approximately $22 million to the year-over-year increase in total revenues in 2012 compared to 2011 due to a continued increase in its rail loading and unloading capability from (i) internal growth projects completed in the second half of 2011 and throughout 2012 and (ii) the USD Rail Terminal Acquisition completed in December 2012.

        Field Operating Costs.    The increase in field operating costs (excluding equity-indexed compensation expenses) during the year ended December 31, 2012 over the year ended December 31, 2011 was primarily due to growth through acquisitions, primarily the BP NGL and Yorktown acquisitions. Additionally, PAA's processing assets in general, including the BP NGL Acquisition assets and operations, typically have a higher ratio of operating costs to revenue than PAA's historical operations in this segment.

        Field operating costs (excluding equity-indexed compensation expenses) in general remained relatively constant on a per barrel basis during the comparative annual 2011 and 2010 periods. The absolute increase in costs during each comparable period is consistent with the overall growth of the segment through (i) expansion projects at some of PAA's major terminal and storage locations and (ii) PNG's Southern Pines Acquisition.

        General and Administrative Expenses.    General and administrative expenses (excluding equity-indexed compensation as discussed below) increased during the year ended December 31, 2012 compared to the year ended December 31, 2011 due to growth associated with PAA's BP NGL Acquisition as well as certain one-time costs during 2012 associated with integrating the acquisition.

        General and administrative expenses (excluding equity-indexed compensation as discussed below) increased during the year ended December 31, 2011 compared to the year ended December 31, 2010, consistent with the overall growth of the segment through PAA's expansion projects and acquisition activities, as discussed above.

        Equity-Indexed Compensation Expense.    On a consolidated basis, equity-indexed compensation expense decreased during 2012 as compared to 2011 and increased during 2011 as compared to 2010. Please read the discussion regarding such variances under "—Transportation Segment" above. Also, please read Note 14 to GP LLC's Consolidated Financial Statements for additional information regarding equity compensation plans.

        Maintenance Capital.    The increase in maintenance capital for the comparative annual periods presented is primarily due to PAA's growth from acquisitions and increased integrity investment.

Supply and Logistics Segment

        PAA's revenues from supply and logistics activities reflect the sale of gathered and bulk-purchased crude oil, as well as sales of NGL volumes purchased from suppliers. These revenues also include the sale of additional barrels exchanged through buy/sell arrangements entered into to supplement the margins of the gathered and bulk-purchased volumes. PAA does not anticipate that future changes in revenues driven by commodity price changes will be a primary driver of segment profit. Generally, PAA expects its segment profit to increase or decrease directionally with (i) increases or decreases in its Supply and Logistics segment volumes (which consist of lease gathered crude oil purchase volumes, NGL sales volumes and waterborne cargos), (ii) demand for lease gathering services it provides producers and (iii) the overall volatility and strength or weakness of market conditions and the allocation of its assets among its various risk management strategies. In addition, the execution of PAA's risk management strategies in conjunction with its assets can provide upside in certain markets.

 Three Months and Six Months Ended June 30, 2013 and 2012

        The following table sets forth PAA's operating results from its Supply and Logistics segment for the periods indicated:

	Three Months Ended June 30,		Favorable/ (Unfavorable) Variance		Six Months Ended June 30,		Favorable/ (Unfavorable) Variance
Operating Results(1) (in millions, except per barrel amounts)	2013	2012	$	%	2013	2012	$	%
Revenues	$9,934	$9,442	$492	5%	$20,158	$18,319	$1,839	10%
Purchases and related costs(2)	(9,614)	(9,030)	(584)	(6)%	(19,249)	(17,638)	(1,611)	(9)%
Field operating costs (excluding equity-indexed compensation expense)	(109)	(105)	(4)	(4)%	(224)	(207)	(17)	(8)%
Equity-indexed compensation expense—operations(3)	(1)	(1)	—	—%	(2)	(1)	(1)	(100)%
Segment general and administrative expenses(4) (excluding equity-indexed compensation expense)	(27)	(27)	—	—%	(53)	(53)	—	—%
Equity-indexed compensation expense—general and administrative(3)	(7)	(5)	(2)	(40)%	(20)	(18)	(2)	(11)%

Segment profit	$176	$274	$(98)	(36)%	$610	$402	$208	52%

Maintenance capital	$5	$3	$(2)	(67)%	$9	$7	$(2)	(29)%

Segment profit per barrel	$1.89	$3.10	$(1.21)	(39)%	$3.11	$2.32	$0.79	34%

	Three Months Ended June 30,		Favorable/ (Unfavorable) Variance		Six Months Ended June 30,		Favorable/ (Unfavorable) Variance
Average Daily Volumes (in thousands of barrels per day)	2013	2012	Volumes	%	2013	2012	Volumes	%
Crude oil lease gathering purchases	853	814	39	5%	855	806	49	6%
NGL sales	160	153	7	5%	221	144	77	53%
Waterborne cargos	7	4	3	75%	6	2	4	200%

Supply and Logistics segment total	1,020	971	49	5%	1,082	952	130	14%

(1)
Revenues and costs include intersegment amounts.

(2)
Purchases and related costs include interest expense (related to hedged crude oil and NGL inventory) of approximately $5 million and $10 million for the three and six months ended June 30, 2013 compared to $4 million and $6 million for the three and six months ended June 30, 2012, respectively.

(3)
Equity-indexed compensation expense shown in the table above includes expenses associated with awards that will or may be settled in units and awards that will or may be settled in cash.

(4)
Segment general and administrative expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments. The proportional allocations by segment require judgment by PAA management and are based on the business activities that exist during each period.

        The NYMEX benchmark price of crude oil ranged from approximately $86 to $99 per barrel and $77 to $106 per barrel during the three months ended June 30, 2013 and 2012, respectively, and from $86 to $99 per barrel and $77 to $111 per barrel during the six months ended June 30, 2013 and 2012, respectively. Because the commodities that PAA buys and sells are generally indexed to the same pricing indices for both the sales and purchases, revenues and costs related to purchases will fluctuate with market prices. However, the margins related to those sales and purchases will not necessarily have a corresponding increase or decrease. The absolute amount of PAA's revenues and purchases increased for the three and six months ended June 30, 2013 and 2012 primarily from increased volumes in 2013.

        Generally, PAA expects a base level of earnings from its Supply and Logistics segment from the assets employed by this segment. This base level may be optimized and enhanced when there is a high level of market volatility, favorable basis differentials and/or a steep contango or backwardated market structure. Also, PAA's NGL marketing operations are sensitive to weather-related demand, particularly during the approximate five-month peak heating season of November through March, and temperature differences from period to period may have a significant effect on NGL demand and thus PAA's financial performance.

        The following is a discussion of items impacting PAA's Supply and Logistics segment profit and segment profit per barrel for the periods indicated:

        Operating Revenues and Volumes.    PAA's Supply and Logistics segment revenues, net of purchases and related costs and excluding gains and losses from derivative activities (see the "Impact from Derivative Activities" section below), increased for the six months ended June 30, 2013 compared to the six months ended June 30, 2012; however, such results decreased for the comparative three-month periods ended June 30, 2013 and 2012. The following factors contributed to the variances in revenues and volumes between the comparative periods:

  •
  North American Crude Oil Production and Related Market Economics—The increasing production of oil and liquids-rich gas in North America over the last several years generally created supply and demand imbalances that increased the volatility of historical differentials for various grades of crude oil and also impacted the historical pricing relationship between NGL and crude oil. Lack of existing pipeline takeaway capacity and associated logistical challenges in certain of these producing regions created market conditions and opportunities that were favorable to PAA's supply and logistics activities. However, infrastructure additions in many of these resource plays during the second quarter of 2013 began to relieve certain of the transportation constraints that had previously created opportunities for these favorable crude oil margins. For the six months ended June 30, 2013, PAA had higher net revenues associated with its crude oil activities than in the comparable 2012 period. During the first quarter of 2013, as well as the second quarter of 2012, the conditions described above provided opportunities for increased margins related to opportunities in certain producing regions where crude oil production volumes exceeded existing takeaway capacity and where there were associated logistical challenges. In addition, PAA benefited from higher volumes and opportunities from more favorable crude oil quality and location differentials. During the second quarter of 2013, PAA continued to have higher volumes than in the comparable prior year period, but experienced fewer opportunities for favorable crude oil margins resulting in lower overall results from its crude oil activities.

    PAA believes the fundamentals of its business remain strong; however, as the midstream infrastructure in these producing regions continues to be developed, PAA believes a normalization of margins will continue to occur as the logistics challenges are addressed. (Please read "Business of Plains All American Pipeline, L.P.—Impact of Commodity Price Volatility and Dynamic Market Conditions on PAA's Business Model" for further discussion regarding PAA's business model, including diversification and utilization of its asset base among varying demand- and supply-driven markets.)

  •
  NGL Marketing Operations—Revenues and volumes from PAA's NGL marketing operations increased during the three and six months ended June 30, 2013 as compared to the three and six months ended June 30, 2012 primarily due to more favorable market prices and higher demand related to (i) increases in export activity that reduced overall product availability in the market and (ii) petrochemical demand as well as more favorable supply contracts. Additionally, NGL margins during the three-month 2012 period were negatively impacted by PAA's sale of NGL product at points in time where spot prices were less than its weighted average inventory cost, primarily associated with inventory acquired in the BP NGL Acquisition on April 1, 2012. The six-month comparative periods further benefited from higher demand related to heating requirements during an extended winter season.

    NGL sales volumes increased during the six months ended June 30, 2013 over the six months ended June 30, 2012 primarily due to increased demand as discussed above, as well as the impact from PAA's BP NGL Acquisition completed on April 1, 2012.

        Impact from Derivative Activities.    The mark-to-market valuation of PAA's derivative activities impacted its net revenues for the three and six months ended June 30, 2013 compared to the three and six months ended June 30, 2012 as shown in the table below (in millions):

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Variance	2013	2012	Variance
Gains/(losses) from derivative activities(1)	$27	$73	$(46)	$51	$13	$38

(1)
Includes mark-to-market gains and losses resulting from derivative instruments that are related to underlying activities in future periods or the reversal of mark-to-market gains and losses from the prior period. These amounts are reduced by the net impact of inventory valuation adjustments attributable to inventory hedged by the related derivative and gains recognized in later periods on physical sales of inventory that was previously written down. Please read Note 10 to GP LLC's Consolidated Financial Statements for a comprehensive discussion regarding PAA's derivatives and risk management activities.

        Field Operating Costs.    Field operating costs (excluding equity-indexed compensation expense) increased in the three and six months ended June 30, 2013 compared to the three and six months ended June 30, 2012 primarily related to increased lease gathered volumes, particularly in West Texas and Oklahoma.

        Equity-Indexed Compensation Expense.    On a consolidated basis, equity-indexed compensation expense increased during both the three and six months ended June 30, 2013 as compared to the three and six months ended June 30, 2012. Please read the discussion regarding such variances under "—Transportation Segment" above. Also, please read Note 14 to GP LLC's Consolidated Financial Statements included in Part IV for additional information regarding equity compensation plans.

Years Ended December 31, 2012, 2011 and 2010

        The following table sets forth PAA's operating results from its Supply and Logistics segment for the periods indicated:

				Favorable/(Unfavorable)
	Year Ended December 31,
				2012 - 2011		2011 - 2010
Operating Results(1) (in millions, except barrels amounts)
	2012	2011	2010	$	%	$	%
Revenues	$36,440	$33,068	$24,990	$3,372	10%	$8,078	32%
Purchases and related costs(2)	(35,139)	(31,984)	(24,448)	(3,155)	(10)%	(7,536)	(31)%
Field operating costs (excluding equity compensation expense)	(417)	(314)	(195)	(103)	(33)%	(119)	(61)%
Equity-indexed compensation expense—operations(3)	(2)	(2)	(3)	—	—%	1	33%
Segment general and administrative expenses (excluding equity-indexed compensation expense)(4)	(101)	(86)	(75)	(15)	(17)%	(11)	(15)%
Equity-indexed compensation expense—general and administrative(3)	(28)	(35)	(29)	7	20%	(6)	(21)%

Segment profit	$753	$647	$240	$106	16%	$407	170%

Maintenance capital	$13	$12	$9	$(1)	(8)%	$(3)	(33)%

Segment profit per barrel	$2.05	$2.05	$0.84	$—	—%	$1.21	144%

				Favorable/(Unfavorable)
	Year Ended December 31,
				2012 - 2011		2011 - 2010
Average Daily Volumes (in thousands of barrels per day)	2012	2011	2010	Volumes	%	Volumes	%
Crude oil lease gathering purchases	818	742	620	76	10%	122	20%
NGL sales	182	103	96	79	77%	7	7%
Waterborne cargos	3	21	68	(18)	(86)%	(47)	(69)%

Supply and Logistics segment total	1,003	866	784	137	16%	82	10%

(1)
Revenues and costs include intersegment amounts.

(2)
Purchases and related costs include interest expense (related to hedged crude oil and NGL inventory purchases) of approximately $12 million, $20 million and $17 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(3)
Equity-indexed compensation expense shown in the table above includes expenses associated with awards that will or may be settled in units and awards that will or may be settled in cash. Please read Note 14 to GP LLC's Consolidated Financial Statements for additional discussion regarding equity compensation plans.

(4)
Segment general and administrative expenses reflect direct costs attributable to each segment and an allocation of other expenses to the segments. The proportional allocations by segment require judgment by PAA management and are based on the business activities that exist during each period.

        The NYMEX benchmark price of crude oil ranged from approximately $77 to $111 per barrel, $75 to $115 per barrel and $64 to $92 per barrel during 2012, 2011 and 2010, respectively. Because the commodities that PAA buys and sells are generally indexed to the same pricing indices for both the sales and purchases, revenues and costs related to purchases will fluctuate with market prices. However, the margins related to those sales and purchases will not necessarily have a corresponding increase or decrease. The absolute amount of PAA's revenues and purchases increased for all periods presented, resulting from increases in volumes in the years ended 2012 and 2011, as well as higher commodity prices during 2011 as compared to 2010.

        Generally, PAA expects a base level of earnings from its Supply and Logistics segment from the assets employed by this segment. This base level may be optimized and enhanced when there is a high level of market volatility, favorable basis differentials and/or a steep contango or backwardated market structure. PAA's Supply and Logistics segment operating results are further impacted by foreign currency translations adjustments as certain of its subsidiaries are based in Canada and use the Canadian dollar as their functional currency. Revenues and expenses are translated at average exchange rates prevailing for each month and comparison between periods may be impacted by changes in the average exchange rates. Also, PAA's NGL marketing operations are sensitive to weather-related demand, particularly during the approximate five-month peak heating season of November through March, and temperature differences from period to period may have a significant effect on NGL demand and thus its financial performance.

        The following is a discussion of items impacting PAA's Supply and Logistics segment profit and segment profit per barrel for the periods indicated.

        Operating Revenues and Volumes.    As noted in the table above, PAA's Supply and Logistics segment revenues, net of purchases and related costs and excluding gains and losses from derivative activities as summarized below, increased period-over-period for each of the comparative periods presented. Generally, the increasing production of oil and liquids-rich gas in North America has created supply and demand imbalances that have increased the volatility of historical differentials for various grades of crude oil and has also impacted the historical pricing relationship between NGL and crude oil. These market conditions are generally favorable to PAA's supply and logistics activities. The following summarizes the more significant items in the comparative periods:

  •
  increased margins related to opportunities created in certain producing regions where crude oil production volumes exceed existing pipeline takeaway capacity and where there are associated logistics challenges. PAA has utilized various methods of transportation to capture enhanced margins in these regions. PAA believes the fundamentals of its business remain strong; however, as the midstream infrastructure in these producing regions continues to be developed, it believes a normalization of margins will occur as the logistics challenges are addressed. (Please read "Business of Plains All American Pipeline, L.P.—Impact of Commodity Price Volatility and Dynamic Market Conditions on PAA's Business Model" for further discussion regarding PAA's business model, including diversification and utilization of its asset base among varying demand- and supply-driven markets.);

  •
  opportunities from more favorable crude oil quality differentials experienced in certain regions; and

  •
  higher volumes due to continued increases in production related to the active development of crude oil and liquids-rich resource plays primarily as a result of increased drilling activities in the Permian Basin, Eagle Ford, Bakken, Oklahoma and Texas Panhandle producing regions.

        Increases in PAA's North American crude oil activities were partially offset by decreases in waterborne cargos in 2012. In addition, NGL sales volumes increased due to PAA's BP NGL Acquisition; however, PAA realized lower NGL margins during the comparative annual periods presented primarily due to declining NGL prices. As a result, at points in time, NGL spot prices were less than PAA's weighted average inventory cost.

        The favorable results experienced in 2011 compared to 2010 were also impacted by (i) a more favorable market structure and (ii) increased volumes as a result of PAA's Nexen acquisition completed in December 2010, which is primarily associated with the Bakken resource play.

        Impact from derivative activities.    The impact of the mark-to-market valuation of PAA's derivative activities, net of inventory valuation adjustments, on net revenues was as follows (in millions):

				Variance
	For the Twelve Months Ended December 31,
				2012 - 2011	2011 - 2010
	2012	2011	2010
Gains/(losses) from derivative activities(1)	$(75)	$62	$(17)	$(137)	$79

(1)
Includes mark-to-market gains and losses resulting from derivative instruments that are related to underlying activities in future periods or the reversal of mark-to-market gains and losses from the prior period. These amounts are reduced by the net impact of inventory valuation adjustments attributable to inventory hedged by the related derivative and gains recognized in later periods on physical sales of inventory that was previously written down. Please read Note 10 to GP LLC's Consolidated Financial Statements for a comprehensive discussion regarding PAA's derivatives and risk management activities.

        Field Operating Costs.    Field operating costs (excluding equity-indexed compensation expenses) increased year-over-year for each of the comparative periods primarily due to increased lease-gathered volumes, particularly in West Texas, Oklahoma and the Rockies.

        General and Administrative Expenses.    General and administrative expenses (excluding equity-indexed compensation as discussed below) increased during each of the comparative periods presented, primarily as a result of the overall growth of the segment and legal fees associated with certain outstanding issues.

        Equity-Indexed Compensation Expense.    On a consolidated basis, equity-indexed compensation expense decreased during 2012 as compared to 2011 and increased during 2011 as compared to 2010. Please read the discussion regarding such variances under "—Transportation Segment" above. Also, please read Note 14 to GP LLC's Consolidated Financial Statements for additional information regarding equity compensation plans.

Other Income and Expenses

  Depreciation and Amortization

        Depreciation and amortization expense was approximately $91 million and $174 million for the three and six months ended June 30, 2013, respectively, compared to approximately $86 million and $147 million for the three and six months ended June 30, 2012, respectively. The increase in the 2013 periods over the comparative 2012 periods were primarily the result of an increased amount of assets resulting from PAA's acquisition activities, as well as various internal growth projects in both years.

        Depreciation and amortization expense was approximately $483 million for the year ended December 31, 2012 compared to $250 million and $257 million for the years ended December 31, 2011 and 2010, respectively. Included in depreciation and amortization expense for the 2012 period are losses on impairments of long-lived assets of approximately $168 million, primarily related to PAA's Pier 400 terminal project and the anticipated sale of certain refined products pipeline systems and related assets. Please read Note 5 to GP LLC's Consolidated Financial Statements for further discussion of PAA's asset impairments. The remaining increase for the 2012 period was primarily the result of an increased amount of assets resulting from PAA's acquisition activities, including accelerated amortization of certain intangible assets associated with PAA's BP NGL Acquisition, as well as various internal growth projects in both years. Such increases were partially offset by a decrease in expense resulting from extensions of depreciable lives of several of PAA's crude oil and other storage facilities and pipeline systems, as discussed further below, as well as a net gain of approximately $6 million recognized upon disposition of certain of PAA's assets.

        Included in depreciation expense are reductions resulting from extensions of the depreciable lives of several of PAA's crude oil and other storage facilities and pipeline systems. The extension of depreciable lives is based on a prior year internal review to assess the useful lives of its property and equipment and to adjust those lives, if appropriate, to reflect current expectations given actual experience and technology. These depreciable life extensions have reduced depreciation expense prospectively as various phases of the review were completed. For the years ended December 31, 2012, 2011 and 2010, these extensions reduced depreciation expense by $73 million (incrementally $13 million more than the previous year), $60 million (incrementally $37 million more than the previous year) and $23 million, respectively.

        Included in depreciation expense for the years ended December 31, 2011 and 2010 are net losses of approximately $11 million and $13 million, respectively, recognized upon disposition of certain assets and on impairments for assets taken out of service.

  Interest Expense

        Interest expense increased by approximately $11 million for the six months ended June 30, 2013 compared to the six months ended June 30, 2012, primarily as a result of PAA's issuance of approximately $1.25 billion of senior notes in March 2012, the proceeds of which were used to fund PAA's BP NGL Acquisition, and PAA's issuance of approximately $750 million of senior notes in December 2012, the proceeds of which were used primarily to fund its growth through acquisitions and its ongoing capital program. The resulting increases in interest expense were partially offset by the maturity of PAA's $500 million, 4.25% senior notes in September 2012.

        Interest expense increased by approximately $36 million and $1 million for the years ended December 31, 2012 and 2011, respectively, over the previous year. Interest expense is primarily impacted by:

  •
  our weighted average debt balances;

  •
  the level and maturity of fixed rate debt and interest rates associated therewith;

  •
  market interest rates and our interest rate hedging activities on floating rate debt; and

  •
  interest capitalized on capital projects.

        The following table summarizes the components impacting our interest expense variance for the years ended December 31, 2012 and 2011 (in millions, except for percentages):

		Average LIBOR Rate	Weighted Average Interest Rate(1)
Interest expense for the year ended December 31, 2010	$258	0.3%	5.4%
Impact of retirement of senior notes(2)(4)	(22)
Impact of issuance of senior notes(3)(5)	38
Impact of capitalized interest	(9)
Impact of credit facilities	(3)
Impact of interest included in purchases and related costs(8)	(3)

Interest expense for the year ended December 31, 2011	$259	0.2%	5.5%
Impact of retirement of senior notes(6)	(8)
Impact of issuance of senior notes(5)(7)	44
Impact of capitalized interest	(11)
Impact of credit facilities	(3)
Impact of interest included in purchases and related costs(8)	8
Other	6

Interest expense for the year ended December 31, 2012	$295	0.2%	5.2%

(1)
Excludes commitment and other fees.

(2)
In September 2010, PAA redeemed its outstanding $175 million, 6.25% senior notes due 2015.

(3)
In July 2010, PAA completed the issuance of $400 million of 3.95% senior notes due 2015.

(4)
In February 2011, PAA redeemed its outstanding $200 million, 7.75% senior notes due 2012.

(5)
In January 2011, PAA completed the issuance of $600 million of 5.00% senior notes due 2021.

(6)
In September 2012, PAA's $500 million, 4.25% senior notes due 2012 matured.

(7)
In March 2012, PAA completed the issuance of $750 million of 3.65% senior notes due 2022 and $500 million of 5.15% senior notes due 2042, and in December 2012, it completed the issuance of $400 million of 2.85% senior notes due 2023 and $350 million of 4.30% senior notes due 2043.

(8)
Interest costs attributable to borrowings for hedged crude oil and NGL inventory are included in purchases and related costs in PAA's Supply and Logistics segment profit as it considers interest on these borrowings a direct cost to storing the inventory. These costs were approximately $12 million, $20 million and $17 million for the years ended December 31, 2012, 2011 and 2010, respectively.

  Other Income/(Expense), Net

        Other income/(expense), net for the year ended December 31, 2012 was primarily impacted by foreign currency gains related to revaluations of CAD-denominated interest receivables associated with PAA's intercompany notes and the impact of related foreign currency hedges.

        The 2011 period included (i) a loss of approximately $23 million that was recognized in conjunction with PAA's early redemption of its $200 million, 7.75% senior notes in February 2011 and (ii) a net gain of approximately $4 million related to foreign currency revaluations of CAD-denominated interest receivables associated with PAA's intercompany notes and the impact of related foreign currency hedges.

        Other income/(expense), net for the year ended December 31, 2010 was primarily related to (i) a loss of approximately $6 million recognized in connection with PAA's early redemption of its $175 million, 6.25% senior notes, (ii) the revaluation of contingent consideration related to PAA's acquisition of PNGS of approximately $2 million and (iii) a net loss of approximately $2 million related to the foreign currency revaluation of a CAD-denominated interest receivable associated with a PAA intercompany note and the impact of related foreign currency hedges.

  Income Tax Expense

        Income tax expense for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 increased by approximately $8 million, primarily as a result of increased earnings of PAA's existing Canadian operations. Income tax expense for the six months ended June 30, 2013 compared to the six months ended June 30, 2012 increased by approximately $39 million, primarily as a result of PAA's BP NGL Acquisition, as well as the strength of its existing operations, both of which increased the proportion of earnings subject to Canadian federal and provincial taxes. Canadian withholding taxes also increased associated with increased interest expense from PAA's Canadian entities' intercompany debt to other affiliates.

        Income tax expense for the year ended December 31, 2012 compared to the year ended December 31, 2011, even with a slight decrease in the combined Canadian federal and provincial rates for 2012, increased primarily as a result of PAA's BP NGL Acquisition which increased the proportion of earnings subject to Canadian federal and provincial taxes. Canadian withholding taxes also increased on interest and dividends from PAA's Canadian entities to other affiliates for the periods discussed above. These Canadian withholding taxes are due as payments occur.

        Income tax expense increased for year ended December 31, 2011 compared to the year ended December 31, 2010 primarily due to an increase in the level of taxable earnings in PAA's entities subject to Canadian federal and provincial taxes. As a result of Canadian tax legislation changes, PAA restructured its Canadian investment on January 1, 2011 and all of its Canadian operations were subject to Canadian corporate tax at a rate of approximately 27% in 2011. In addition, payments of interest and dividends from PAA's Canadian entities to other affiliates are subject to Canadian withholding tax which is also treated as income tax expense. Previously, a portion of the activities were conducted in a flow-through entity that was not subject to entity-level taxation.

  Outlook

        Although the U.S. and European economies remain weak and face significant uncertainties, on balance, PAA believes current and foreseeable U.S. energy industry fundamentals are favorable for PAA's asset base and business model. On the negative side, U.S. petroleum consumption has averaged around 19.0 million barrels per day for the last several years, a level that is approximately 8% below levels experienced from 2005 to 2007. Conversely, as a result of attractive crude oil and liquids prices, advances in drilling and completion techniques and their application to a number of large-scale shale and resource plays, U.S. crude oil and liquids production has increased in multiple regions in the lower

48 states. This production increase represents a reversal of multiple decades of declining production levels. A significant portion of these U.S. drilling activities is focused in areas where PAA has a significant asset presence, increasing the utilization of its existing assets as well as providing multiple opportunities to expand and extend its existing asset base on attractive terms.

        Additionally, the crude oil market has experienced volatility in location and quality differentials as a result of infrastructure constraints in North America and international supply concerns. During 2012 and 2011, these market conditions had a positive impact on PAA's profitability as its business strategy and asset base positioned it to capitalize on opportunities available in a volatile environment. While PAA does not believe that these market conditions will persist at the 2012 levels, it believes the crude oil market will be volatile and it will have the opportunity to optimize the use of its existing assets.

        There can be no assurance that U.S. production increases will continue or that PAA will not be negatively affected by potential volatility or challenging capital markets conditions. Additionally, construction of additional infrastructure by PAA and its competitors will likely reduce the infrastructure constraints, which will ultimately reduce unit margins in its Supply and Logistics segments, and PAA cannot be certain that its expansion efforts will generate targeted returns or that any future acquisition activities will be successful. Please read "Risk Factors—Risks Related to PAA's Business."

Liquidity and Capital Resources

General

        Our primary sources of liquidity are (i) PAA's cash flow from operations as further discussed below in the section entitled "—Cash Flow from Operations," (ii) borrowings under credit facilities and (iii) funds received from PAA's sales of equity and debt securities. PAA's primary cash requirements include, but are not limited to (i) ordinary course of business uses, such as the payment of amounts related to the purchase of crude oil and other products and other expenses and interest payments on outstanding debt, (ii) maintenance and expansion activities, (iii) acquisitions of assets or businesses, (iv) repayment of principal on long-term debt and (v) distributions to unitholders. We generally expect to fund our short-term cash requirements through our primary sources of liquidity. In addition, we generally expect to fund our long-term needs, such as those resulting from expansion activities or acquisitions and refinancing long-term debt, through a variety of sources (either separately or in combination), which may include operating cash flows, borrowings under credit facilities, and/or the issuance of additional equity or debt securities by PAA. As of June 30, 2013, we had a working capital deficit of approximately $82 million and approximately $2.59 billion of liquidity available to meet our ongoing operational, investing and finance needs as noted below (in millions):

As of June 30, 2013
Availability under PAA senior unsecured revolving credit facility	$1,548
Availability under PAA senior secured hedged inventory facility	802
Availability under PNG senior unsecured revolving credit facility	204
Availability under AAP senior secured revolving credit facility	22
Cash and cash equivalents	18

Total	$2,594

        We believe that we have and will continue to have the ability to access our credit facilities, which we use to meet our short-term cash needs. We believe that our financial position remains strong and we have sufficient liquidity; however, extended disruptions in the financial markets and/or energy price volatility that adversely affect our business may have a materially adverse effect on our financial condition, results of operations or cash flows. Please read "Risk Factors—Risks Related to PAA's Business" for further discussion regarding such risks that may impact our liquidity and capital resources. Usage of the credit facilities is subject to ongoing compliance with covenants. We are currently in compliance with all covenants. For a description of these covenants, please see Note 8 to GP LLC's Consolidated Financial Statements.

Cash Flow from Operations

        The primary drivers of cash flow are related to PAA's operations, namely (i) the collection of amounts related to the sale of crude oil and other products, the transportation of crude oil and other products for a fee, and storage and terminalling services provided for a fee and (ii) the payment of amounts related to the purchase of crude oil and other products and other expenses, principally field operating costs, general and administrative expenses and interest expense. The cash settlement from the purchase and sale of crude oil during any particular month typically occurs within thirty days from the end of the month, except (i) in the months that PAA stores the purchased crude oil and hedges it by selling it forward for delivery in a subsequent month because of contango market conditions or (ii) in months in which PAA increases its share of linefill or long-term inventory. In addition, PAA's cash flow from operations may be impacted by the timing of settlement of its derivative activities. Gains and losses from settled instruments that qualify as effective cash flow hedges are deferred in AOCI, but may impact operating cash flow in the period settled.

        The storage of crude oil in periods of a contango market, when the price of crude oil for future deliveries is higher than current prices, can have a material impact on PAA's cash flows from operating activities. In the month PAA pays for the stored crude oil, it borrows under its credit facilities (or pays from cash on hand) to pay for the crude oil, which negatively impacts its operating cash flow. Conversely, cash flow from operating activities increases during the period in which PAA collects the cash from the sale of the stored crude oil. Similarly, the level of NGL and other product inventory stored and held for resale at period end affects PAA's cash flow from operating activities.

        In periods when the market is not in contango, PAA typically sells its crude oil during the same month in which it purchases it and does not rely on borrowings under its credit facilities to pay for the crude oil. During such market conditions, PAA's accounts payable and accounts receivable generally move in tandem as it makes payments and receives payments for the purchase and sale of crude oil in the same month, which is the month following such activity. In periods during which PAA builds inventory or linefill, regardless of market structure, it may rely on its credit facilities to pay for the inventory or linefill.

        Net cash provided by operating activities for the first six months of 2013 was approximately $1.334 billion. The cash provided by operating activities reflects cash generated by recurring operations, and can also be significantly impacted in periods when PAA is increasing or decreasing the amount of inventory in storage. During the first half of 2013, PAA decreased the amount of its inventory. The decrease in inventory was primarily due to the sale of NGL inventory related to higher product demand caused by increases in (i) heating requirements during an extended winter season, (ii) export activity that reduced overall product availability in the market and (iii) petrochemical demand, as well as the sale of crude oil inventory that had been stored during the contango market. The net proceeds received from liquidation of such inventory during the quarter were used to repay borrowings under PAA's credit facilities and favorably impacted cash flows from operating activities.

        Net cash provided by operating activities for the first six months of 2012 was approximately $344 million, primarily resulting from earnings from operations. Cash flows from earnings were partially offset by increases in PAA's crude oil and NGL inventory levels.

        Net cash provided by operating activities for the twelve months ended December 31, 2012 was approximately $1.2 billion. The cash provided by operating activities reflects cash generated by our recurring operations and is also significantly impacted in periods when PAA is increasing or decreasing the amount of inventory in storage as discussed above. During 2012, PAA increased the amount of its crude oil inventory, which was primarily financed through borrowings under its credit facilities as well as through its $250 million senior notes that are currently classified as "Short-term debt" on our Consolidated Balance Sheet. During the year, PAA also increased the amount of its NGL inventory; however, these volumetric increases were offset by lower prices for such inventory stored at the end of the year compared to prior year amounts.

        Net cash provided by operating activities for the twelve months ended December 31, 2011 was approximately $2.4 billion. During 2011, PAA reduced its overall inventory levels resulting in a positive impact to operating cash flow. The reduction in PAA's crude oil inventory levels was primarily due to liquidating a certain amount of inventory that had been stored in the contango market, which primarily began liquidating during the latter portion of the second quarter of 2011, as well as liquidating the inventory stored through PAA's waterborne cargo purchase activity, which occurred throughout the third and fourth quarters of 2011.

        Net cash provided by operating activities for the twelve months ended December 31, 2010 was approximately $248 million. During 2010, PAA increased the amount of its inventory. The increases were due to both increased volumes and prices and were primarily related to PAA's crude oil storage activities and its NGL activities. The net increased levels of inventory were financed through borrowings under PAA's credit facilities and senior notes issuances resulting in a negative impact to its operating cash flow for the period.

Credit Facilities and Indentures

        AAP Credit Agreement.    In June 2012, AAP amended its credit agreement consisting of a five-year, $200 million term loan facility and a five-year revolving credit facility with aggregate commitments of $25 million. The term loan and revolving credit facility mature in June 2017. To secure the facility, AAP has pledged 100% of (i) the IDRs and (ii) AAP's interest in PAA GP.

        AAP pays a quarterly commitment fee on the revolver that is based on AAP's Consolidated Indebtedness to Consolidated EBITDA ratio ("Leverage Ratio"), as defined in the credit agreement. The commitment fee can range from 0.25% to 0.35% and is payable on the daily average unused amount of the revolver. The credit agreement requires AAP to maintain a Leverage Ratio of no greater than 4.0 to 1.0. Amounts outstanding under the revolver and term loan bear interest at an annual rate as follows: (i) for Loans comprising each ABR Borrowing, which is a fluctuating rate equal to the Alternate Base Rate (the greater of (a) the Base Rate, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) the LIBOR in effect on such day for a deposit in dollars with a maturity of one month, plus 1% per annum) plus the Applicable Rate for ABR Loans (ranging from 0.625% to 1.25%, as determined by AAP's Leverage Ratio) and (ii) for Loans comprising each Eurodollar Borrowing, equal to the LIBOR for the interest period in effect for such Borrowing plus the Applicable Rate for Eurodollar Loans (ranging from 1.625% to 2.25%, as determined by AAP's Leverage Ratio). At June 30, 2013, AAP had approximately $22 million of available borrowing capacity under its $25 million revolving credit facility.

        In September 2013, AAP amended its credit agreement to increase the term loan facility from $200 million to $500 million and to increase the aggregate commitments under the revolving credit facility from $25 million to $75 million. Proceeds from borrowings related to the increase in the term loan facility were used to fund a distribution to the Existing Owners.

        PAA senior secured hedged inventory facility.    In June 2012, PAA amended its senior secured hedged inventory facility which, among other things, increased the committed borrowing capacity from $850 million to $1.4 billion, of which $400 million (an increase from $250 million under its original facility) is available for the issuance of letters of credit. Subject to obtaining additional or increased lender commitments, the committed amount of the facility may be increased to $1.9 billion. Proceeds from this facility are being used to finance purchased or stored hedged inventory. Obligations under the committed facility are secured by the financed inventory and the associated accounts receivable and will be repaid from the proceeds of the sale of the financed inventory. Borrowings accrue interest based, at PAA's election, on the Eurocurrency Rate, the Base Rate or the Canadian Prime Rate, in each case plus a margin based on PAA's credit rating at the applicable time. At June 30, 2013, PAA had approximately $802 million of available borrowing capacity under its $1.4 billion committed hedged inventory facility. Of the capacity PAA utilized at June 30, 2013, approximately $23 million was associated with outstanding letters of credit and the remainder was borrowed. In August 2013, PAA further amended this facility pursuant to which, among other things, the maturity date was extended by two years to August 2016. Subject to applicable approval, PAA may request one or more one-year extensions of the facility.

        PNG senior unsecured revolving credit facility.    In June 2012, PNG partially exercised the accordion feature of its original senior unsecured credit agreement and increased from $250 million to $350 million the aggregate amount of revolving credit facility commitments. Also in June 2012, PNG amended this credit agreement to, among other things, provide for the further increase of the committed amount to $550 million, subject to obtaining additional or increased lender commitments. The amendment also provides for one or more one-year extensions of the revolving credit facility maturity date and the GO Bond mandatory put date of its two $100 million GO Bond term loans, as defined in such amendment, in each case subject to lender approvals. In August 2013, PNG extended the maturity date by one year to August 2017. Borrowings under the revolving credit facility accrue interest, at PNG's election, on either the Eurodollar Rate or the Base Rate, in each case plus an applicable margin. The GO Zone term loans accrue interest in accordance with the interest payable on the related GO Bonds purchased with respect thereto as provided in such GO Bonds and the GO Bonds Indenture pursuant to which such GO Bonds are issued and governed. At June 30, 2013, PNG had approximately $204 million of available borrowing capacity under the revolving credit facility. This credit facility restricts, among other things, PNG's ability to make distributions of available cash to unitholders if any default or event of default, as defined in the credit agreement, exists or would result therefrom. In addition, the credit facility contains certain financial and other restrictive covenants.

        PAA senior unsecured revolving credit facility.    In August 2011, PAA entered into an unsecured revolving credit agreement with a committed borrowing capacity of $1.6 billion including the Canadian dollar sub-facility which contains an accordion feature that enables PAA to increase the committed capacity to $2.1 billion, subject to obtaining additional or increased lender commitments. The credit agreement also provides for the issuance of letters of credit. Borrowings accrue interest based, at PAA's election, on the Eurocurrency Rate, the Base Rate or the Canadian Prime Rate, in each case plus a margin based on PAA's credit rating at the applicable time. This facility replaced a similar $1.6 billion senior unsecured revolving credit facility that was scheduled to mature in July 2012. At June 30, 2013, PAA had approximately $1.55 billion of available borrowing capacity under its $1.6 billion committed revolving credit facility. Of the capacity utilized at June 30, 2013, approximately $27 million was associated with outstanding letters of credit and the remainder was borrowed. In August 2013, PAA further amended this facility, which extended the maturity date by two years to August 2018, and increased the Canadian dollar sub-facility from $600 million to $1.0 billion.

        Commercial Paper Program.    In August 2013, PAA established a commercial paper program under which it may issue, from time to time, privately placed, unsecured commercial paper notes for up to a maximum aggregate amount outstanding at any time of $1.5 billion. Such notes are backstopped by the PAA senior unsecured revolving credit facility and the PAA senior secured hedged inventory facility; as such, any borrowings under PAA's commercial paper program reduce the available capacity under these facilities. PAA intends to use proceeds from the issuance of the notes for general partnership purposes.

        Indentures.    PAA had several issues of senior debt outstanding at June 30, 2013 that totaled approximately $6.3 billion, excluding premium or discount, ranging in size from $150 million to $750 million and maturing at various dates between 2013 and 2043. In August 2013, PAA completed the sale and issuance of $700 million, 3.85% senior notes due October 15, 2023. The senior notes were sold at 99.792% of face value. Interest payments are due on April 15 and October 15 each year beginning on April 15, 2014. PAA used the net proceeds from these offerings to repay outstanding borrowings under its credit facilities and for general partnership purposes.

        PAA's credit agreements and the indentures governing its senior notes contain cross-default provisions. A default under its credit facilities would permit the lenders to accelerate the maturity of the outstanding debt. As long as PAA is in compliance with the provisions in its credit agreements, PAA's ability to make distributions of available cash is not restricted. PAA is currently in compliance with the covenants contained in its credit agreements and indentures. Please read Note 8 to GP LLC's Consolidated Financial Statements for additional discussion regarding our credit facilities and long-term debt.

Equity and Debt Financing Activities

        PAA's financing activities primarily relate to funding acquisitions and internal capital projects, and short-term working capital and hedged inventory borrowings related to its NGL business and contango market activities, as well as refinancing of its debt maturities. PAA's financing activities have primarily consisted of equity offerings, senior notes offerings and borrowings and repayments under its credit facilities.

        Registration Statements.    PAA periodically accesses the capital markets for both equity and debt financing. PAA has filed with the SEC a universal shelf registration statement that, subject to effectiveness at the time of use, allows it to issue up to an aggregate of $2.0 billion of debt or equity securities (the "Traditional Shelf"). All issuances of equity securities associated with PAA's continuous offering programs, as discussed further below, have been issued pursuant to the Traditional Shelf. At June 30, 2013, PAA had approximately $1.6 billion of unsold securities available under the Traditional Shelf. PAA also has access to a universal shelf registration statement ("WKSI Shelf"), which provides PAA with the ability to offer and sell an unlimited amount of debt and equity securities, subject to market conditions and its capital needs. PAA's March 2012 offering of $750 million, 3.65% senior notes due 2022 and $500 million, 5.15% senior notes due 2042, its December 2012 offering of $400 million, 2.85% senior notes due 2023 and $350 million, 4.30% senior notes due 2043 and its August 2013 offering of $700 million, 3.85% senior notes due 2023, as well as its March 2012 equity offering, as discussed further below, were all conducted under the WKSI Shelf.

        PNG has filed with the SEC a universal shelf registration statement that, subject to effectiveness at the time of use, allows PNG to issue up to an aggregate of $1.0 billion of debt or equity securities ("PNG Shelf"). All issuances of equity securities associated with PNG's continuous offering program, as discussed further below, have been issued pursuant to the PNG Shelf. At June 30, 2013, PNG had approximately $969 million of unsold securities available under the PNG Shelf.

        During August 2011, Vulcan Energy Corporation completed a secondary public offering of 15.0 million common units representing limited partner interests in PAA at $30.55 per common unit, as adjusted for PAA's two-for-one unit split. PAA did not receive any of the proceeds from the offering, and the number of PAA common units outstanding did not change as a result of this transaction. The secondary offering was not conducted under PAA's Traditional Shelf or WKSI Shelf, but was conducted under a previously filed resale shelf registration statement.

        Continuous Offering Programs.    On May 9, 2012, September 13, 2012, and May 28, 2013, PAA entered into equity distribution agreements with respect to the offer and sale, through its sales agents, of common units representing limited partner interests in PAA having an aggregate offering price of up to $300 million, $500 million and $750 million, respectively. During the year ended December 31, 2012, PAA issued an aggregate of approximately 12.0 million units, as adjusted for the two-for-one unit split, under its continuous offering programs, generating net proceeds of approximately $524 million, including PAA GP's proportionate capital contribution. The net proceeds from sales were used for general partnership purposes of PAA.

        During the six months ended June 30, 2013, PAA issued an aggregate of approximately 5.9 million units under its continuous offering programs, generating net proceeds of approximately $331 million, including PAA GP's proportionate capital contribution. The net proceeds from sales were used for general partnership purposes of PAA.

        PNG Continuous Offering Program.    On March 18, 2013, PNG entered into an equity distribution agreement with a financial institution pursuant to which PNG may offer and sell, through its sales agent, common units representing limited partner interests in PNG having an aggregate offering price of up to $75 million.

        Through June 30, 2013, PNG issued an aggregate of approximately 1.4 million common units under this agreement, generating net proceeds of approximately $30 million.

        Underwritten PAA Equity Offerings.    PAA completed underwritten equity offerings during 2012, 2011 and 2010, as summarized in the table below (net proceeds in millions). These offerings include PAA's general partner's proportionate capital contributions and are net of costs associated with the offerings.

Year	Units	Net Proceeds(1)
2012	11,500,000	$455
2011	27,870,000	$889
2010	9,560,000	$296

(1)
PAA used the net proceeds to reduce outstanding borrowings under its credit facilities and for general partnership purposes. Amounts repaid under PAA's credit facilities may be reborrowed to fund its ongoing capital plan, potential future acquisitions or for general partnership purposes.

        PNG Equity Offerings.    On May 5, 2010, PNG completed its IPO of 13.5 million common units representing limited partner interests at $21.50 per common unit for total proceeds of approximately $268 million. Additionally, in conjunction with the Southern Pines Acquisition, PNG completed a private placement of 17.4 million common units to third parties for net proceeds of approximately $370 million, and the sale to PAA of approximately 10.2 million PNG common units for approximately $230 million, including PAA's proportionate general partner contribution of $12 million. Please read Note 9 to GP LLC's Consolidated Financial Statements.

        Senior Notes.    During the last three years PAA issued senior unsecured notes as summarized in the table below (in millions):

Year	Description	Maturity	Face Value	Net Proceeds(1)
2013	3.85% Senior Notes issued at 99.792% of face value(2)	October 2023	$700	$699
2012	2.85% Senior Notes issued at 99.752% of face value(2)	January 2023	$400	$399
2012	4.30% Senior Notes issued at 99.925% of face value(2)	January 2043	$350	$350
2012	3.65% Senior Notes issued at 99.823% of face value(3)	June 2022	$750	$748
2012	5.15% Senior Notes issued at 99.755% of face value(3)	June 2042	$500	$499
2011	5.00% Senior Notes issued at 99.521% of face value(4)	February 2021	$600	$597
2010	3.95% Senior Notes issued at 99.889% of face value(5)	September 2015	$400	$400

(1)
Face value of notes less the applicable premium or discount (before deducting for initial purchaser discounts, commissions and offering expenses).

(2)
PAA used the net proceeds from this offering to repay outstanding borrowings under its credit facilities and for general partnership purposes.

(3)
PAA used the net proceeds from this offering to repay outstanding borrowings under its credit facilities and for general partnership purposes. In addition, PAA used a portion of the proceeds to prefund the BP NGL Acquisition. Please read Note 3 to GP LLC's Consolidated Financial Statements for a discussion of PAA's BP NGL Acquisition.

(4)
PAA used the net proceeds from this offering to repay outstanding borrowings under its credit facilities and for general partnership purposes. In addition, PAA used a portion of the proceeds to redeem all of its outstanding $200 million, 7.75% senior notes due 2012, as discussed further below.

(5)
PAA used the net proceeds from this offering to repay outstanding borrowings under its credit facilities. In addition, PAA used a portion of the proceeds to redeem all of its outstanding $175 million, 6.25% senior notes due 2015, as discussed further below.

        In September 2012, PAA's $500 million, 4.25% senior notes matured and were repaid with proceeds from its credit facilities.

        In February 2011, PAA's $200 million, 7.75% senior notes due 2012 were redeemed in full. In conjunction with the early redemption, PAA recognized a loss of approximately $23 million. PAA utilized cash on hand and available capacity under its credit facilities to redeem these notes.

        In September 2010, PAA repaid its $175 million, 6.25% senior notes and recognized a loss of approximately $6 million in conjunction with the early redemption of these notes. PAA utilized net proceeds from its July 2010 issuance of $400 million, 3.95% senior notes to retire these senior notes.

Acquisitions, Capital Expenditures and Distributions Paid

        In addition to operating needs discussed above, PAA has also used cash for its acquisition activities, internal growth projects and distributions paid to its unitholders, general partner and noncontrolling interests. PAA has made and will continue to make capital expenditures for acquisitions, expansion capital and maintenance capital. Historically, PAA has financed these expenditures primarily with cash generated by operations and the financing activities discussed above. Please read "—Acquisitions and Internal Growth Projects" for further discussion of such capital expenditures.

        Acquisitions.    The price of the acquisitions includes cash paid, assumed liabilities and net working capital items. Because of the non-cash items included in the total price of the acquisition and the timing of certain cash payments, the net cash paid may differ significantly from the total price of the acquisitions completed during the year.

        2013 Capital Expansion Projects.    PAA expects that the majority of funding for its 2013 capital plan will be provided by borrowings under its revolving credit facility and cash flow in excess of partnership distributions as well as through its access to the capital markets for equity and debt as it deems necessary. PAA's 2013 capital plan includes the following expansion projects with the estimated cost for the entire year (in millions):

Basin/ Region	Project	2013 Plan Amount(1) ($ in millions)	Description
Permian	Cactus Pipeline	75	310 miles of new pipeline; 200,000 Bbls/d capacity pipeline from the Permian Basin to the Eagle Ford JV Pipeline
	Spraberry Area Pipeline Projects	40	New pipeline systems, expansion of existing area system and multiple producer connections
Eagle Ford	Pipeline Gathering Projects and Related Facilities	90	Gardendale Gathering System expansion and new condensate stabilization facility
	PAA/Enterprise Products Partners Eagle Ford Joint Venture	70	New pipeline; 1,800,000 Bbls of storage capacity along system and marine terminal dock at Corpus Christi, TX
Mid-Continent	Mississippian Lime Pipeline	170	190 miles of new pipeline; 150,000 Bbls/d of capacity from Coldwater, KS to Cushing, OK
	Western Oklahoma Extension	45	95 miles of new pipeline; 75,000 Bbls/d of capacity from Reydon, OK to Orion Station in Major County, OK
	Cushing Terminal Projects	30	1,000,000 Bbls of additional storage capacity and manifold enhancements
Rockies/Williston	White Cliffs Pipeline Expansion	90	35.7% interest in 80,000 Bbls/d expansion of capacity
East Coast	Yorktown, Virginia Terminal Projects	100	140,000 Bbls/d of additional rail unloading capacity; dock and terminal enhancements
Gulf Coast	Gulf Coast Pipeline	95	40 miles of new pipeline originating at PAA's Ten Mile terminal in Mobile County, AL
	St. James Terminal Projects	55	1,100,000 Bbls of additional storage capacity; pipeline connections; dock enhancement
	Gulf Coast Gas Processing Facility Enhancements	35	Seven miles of new pipeline, customer connections and compression expansion at Patterson, LA gas processing facility
Canada	Rainbow II Pipeline	135	187 miles of new pipeline; 35,000 Bbls/d of capacity from Edmonton to Nipisi, Alberta
	Fort Saskatchewan Facility Expansions	75	Development of three additional propane caverns and the conversion of two existing caverns from propane service to condensate service
Other	Rail Terminal Projects	80	Includes new rail facilities and terminal construction and expansion projects located at or near Tampa, CO; Bakersfield, CA; and Van Hook, ND
	PAA Natural Gas Storage	44	Miscellaneous projects
	Shafter Expansion	25	15-mile NGL pipeline system; 10,000 Bbls/d of capacity from Elk Hills, CA to Shafter, CA
	Other Projects	346	Primarily multiple, smaller projects comprised of pipeline connections, upgrades and truck stations, new tank construction and refurbishing, pipeline linefill purchases and carry-over of capital from prior year projects

	Total	$1,600

(1)
Represents the portion of the total project cost expected to be incurred during 2013.

        Distributions to Members.    GP LLC distributes all of the cash received from AAP distributions on a quarterly basis, less reserves established by management for future requirements. Generally, distributions are paid to its members in proportion to their percentage interest in GP LLC. During the six months ended June 30, 2013 and 2012, GP LLC distributed approximately $2 million and $1 million to its members, respectively. During the years ended December 31, 2012, 2011 and 2010, GP LLC distributed approximately $3 million, $2 million and $2 million, respectively, to its members.

        Distributions to Noncontrolling Interests.    Noncontrolling interests in our subsidiaries consists of the following: (i) a 98% limited partner interest in PAA, (ii) a 99% limited partner interest in AAP that consists of Class A and Class B units of AAP (a profits interest), (iii) an approximate 37% interest in PNG and (iv) a 25% interest in SLC Pipeline. During the six months ended June 30, 2013 and 2012, we paid distributions of approximately $579 million and $482 million, respectively, to our noncontrolling interests. During the years ended December 31, 2012, 2011 and 2010, we distributed approximately $1.0 billion, $822 million and $679 million, respectively, to our noncontrolling interests. A majority of these distributions are paid by PAA to its unitholders and general partner. PAA distributes 100% of its available cash within 45 days after the end of each quarter to its unitholders of record and to its general partner. Available cash is generally defined as all of PAA's cash and cash equivalents on hand at the end of each quarter less reserves established in the discretion of its general partner for future requirements. On August 14, 2013, PAA paid a quarterly distribution of $0.5875 per limited partner unit. This distribution represents a year-over-year distribution increase of approximately 10.3%. Please read Note 9 to GP LLC's Consolidated Financial Statements for details of PAA distributions paid. Also, please read "Plains All American Pipeline, L.P.'s Cash Distribution Policy" for additional discussion on PAA distributions.

        In order to enhance PAA's distribution coverage ratio and liquidity in connection with a significant acquisition, its general partner has, from time to time, agreed to reduce the amounts due to it as incentive distributions. In connection with the BP NGL Acquisition, PAA's general partner agreed to reduce the amount of its incentive distributions by $3.75 million per quarter through February 2014 and $2.5 million per quarter thereafter. Through December 31, 2012, PAA's general partner's incentive distributions had been reduced by $11.25 million related to this acquisition. Please read Note 3 to GP LLC's Consolidated Financial Statements for further discussion of PAA's BP NGL Acquisition.

        We believe that we have sufficient liquid assets, cash flow from operations and borrowing capacity under our credit agreements to meet our financial commitments, debt service obligations, contingencies and anticipated capital expenditures. We are, however, subject to business and operational risks that could adversely affect our cash flow. A material decrease in our cash flows would likely produce an adverse effect on our borrowing capacity.

Contingencies

        For a discussion of contingencies that may impact PAA, please read Note 15 to GP LLC's Consolidated Financial Statements.

Commitments

        Contractual Obligations.    In the ordinary course of doing business, PAA purchases crude oil and NGL from third parties under contracts, the majority of which range in term from thirty-day evergreen to five years. PAA establishes a margin for these purchases by entering into various types of physical and financial sale and exchange transactions through which it seeks to maintain a position that is substantially balanced between purchases on the one hand and sales and future delivery obligations on the other. In addition, PAA enters into similar contractual obligations in conjunction with its natural gas operations. The table below includes purchase obligations related to these activities. Where applicable, the amounts presented represent the net obligations associated with buy/sell contracts and those subject to a net settlement arrangement with the counterparty. PAA does not expect to use a significant amount of internal capital to meet these obligations, as the obligations will be funded by corresponding sales to entities that it deems creditworthy or who have provided credit support it considers adequate.

        The following table includes our best estimate of the amount and timing of these payments as well as others due under the specified contractual obligations as of June 30, 2013 (in millions):

	2013	2014	2015	2016	2017	2018 and Thereafter	Total
Long-term debt, including current maturities and related interest payments(1)	$424	$336	$877	$777	$868	$7,359	$10,641
Leases(2)	67	138	120	107	80	399	911
Other obligations(3)	140	97	63	36	27	147	510

Subtotal	631	571	1,060	920	975	7,905	12,062
Crude oil, natural gas, NGL and other purchases(4)	5,649	2,492	1,736	1,564	1,119	2,387	14,947

Total	$6,280	$3,063	$2,796	$2,484	$2,094	$10,292	$27,009

(1)
Includes debt service payments, interest payments due on PAA's senior notes, interest payments on long-term borrowings outstanding under the AAP and PNG credit agreements and the commitment fee on assumed available capacity on the AAP, PAA and PNG revolving credit facilities. Although there are outstanding short-term borrowings on the AAP, PAA and PNG revolving credit facilities at June 30, 2013, we historically repay and borrow at varying amounts. As such, we have included only the maximum commitment fee (as if no short-term borrowings were outstanding on the facilities) in the amounts above.

(2)
Leases are primarily for (i) surface rentals, (ii) office rent, (iii) pipeline assets and (iv) trucks, trailers and railcars.

(3)
Includes (i) other long-term liabilities, (ii) storage and transportation agreements and (iii) commitments related to our capital expansion projects, including projected contributions for our share of the capital spending of our equity-method investments. Excludes a long-term liability of approximately $3 million related to derivative activity included in Crude oil, natural gas, NGL and other purchases.

(4)
Amounts are primarily based on estimated volumes and market prices based on average activity during June 2013. The actual physical volume purchased and actual settlement prices will vary from the assumptions used in the table. Uncertainties involved in these estimates include levels of production at the wellhead, weather conditions, changes in market prices and other conditions beyond our control.

        Letters of Credit.    In connection with PAA's crude oil supply and logistics activities and PNG's natural gas storage and commercial marketing activities, certain suppliers are provided with irrevocable standby letters of credit to secure the obligations for such purchases. Our liabilities with respect to these purchase obligations are recorded in accounts payable on our balance sheet in the month the crude oil is purchased. Generally, these letters of credit are issued for periods of up to seventy days and are terminated upon completion of each transaction. At June 30, 2013 and December 31, 2012 and 2011, PAA and PNG had outstanding letters of credit of approximately $50 million, $24 million and $33 million, respectively.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements as defined by Item 303 of Regulation S-K.

 Investments in Unconsolidated Entities

        PAA has invested in entities that are not consolidated in its financial statements. Certain of these entities are borrowers under credit facilities. PAA is neither a co-borrower nor a guarantor under any such facilities. It may elect at any time to make additional capital contributions to any of these entities. The following table sets forth selected information regarding these entities as of December 31, 2012 (unaudited, dollars in millions):

Entity	Type of Operation	Our Ownership Interest	Total Entity Assets	Total Cash and Restricted Cash	Total Entity Debt
Settoon Towing, LLC	Barge Transportation Services	50%	$240	$—	$184
Eagle Ford Pipeline LLC	Crude Oil Pipeline	50%	$299	$—	$—
White Cliffs Pipeline, LLC	Crude Oil Pipeline	36%	$276	$7	$—
Frontier Pipeline Company	Crude Oil Pipeline	22%	$28	$4	$—
Butte Pipe Line Company	Crude Oil Pipeline	22%	$24	$5	$—

PAA's Quantitative and Qualitative Disclosures About Market Risk

        PAA is exposed to various market risks, including (i) commodity price risk, (ii) interest rate risk and (iii) currency exchange rate risk. PAA uses various derivative instruments to manage such risks and, in certain circumstances, to realize incremental margin during volatile market conditions. PAA's risk management policies and procedures are designed to help ensure that its hedging activities address its risks by monitoring its exchange-cleared and over-the-counter positions, as well as physical volumes, grades, locations, delivery schedules and storage capacity. PAA has a risk management function that has direct responsibility and authority for its risk policies, related controls around commercial activities and certain aspects of corporate risk management. PAA's risk management function also approves all new risk management strategies through a formal process. The following discussion addresses each category of risk.

PAA's Commodity Price Risk

        PAA uses derivative instruments to hedge commodity price risk associated with the following commodities:

  •
  Crude oil and refined products

    PAA utilizes crude oil and refined products derivatives to hedge commodity price risk inherent in its Supply and Logistics and Transportation segments. PAA's objectives for these derivatives include hedging anticipated purchases and sales, stored inventory, and storage capacity utilization. PAA manages these exposures with various instruments including exchange-traded and over-the-counter futures, forwards, swaps and options.

  •
  Natural gas

    PAA utilizes natural gas derivatives to hedge commodity price risk inherent in its Supply and Logistics and Facilities segments. PAA's objectives for these derivatives include hedging anticipated purchases and sales and stored inventory and managing its anticipated base gas requirements. PAA manages these exposures with various instruments including exchange-traded futures, swaps and options.

  •
  NGL

    PAA utilizes NGL derivatives, primarily butane and propane derivatives, to hedge commodity price risk inherent in its Supply and Logistics segment. PAA's objectives for these derivatives include hedging anticipated purchases and sales and stored inventory. PAA manages these exposures with various instruments including exchange-traded and over-the-counter futures, forwards, swaps and options.

        Please read Note 10 to GP LLC's Consolidated Financial Statements for further discussion regarding PAA's hedging strategies and objectives.

        PAA's policy is to (i) purchase only product for which it has a market, (ii) hedge its purchase and sales contracts so that price fluctuations do not materially affect its operating income and (iii) not acquire and hold physical inventory or other derivative instruments for the purpose of speculating on outright commodity price changes, as these activities could expose it to significant losses.

        The fair value of PAA's commodity derivatives and the change in fair value as of June 30, 2013 that would be expected from a 10% price increase or decrease is shown in the table below (in millions):

	Fair Value	Effect of 10% Price Increase	Effect of 10% Price Decrease
Crude oil and related products	$19	$20	$(16)
Natural gas	(3)	$(4)	$4
NGL and other	57	$7	$(7)

Total fair value	$73

        The fair values presented in the table above reflect the sensitivity of the derivative instruments only and do not include the effect of the underlying hedged commodity. Price-risk sensitivities were calculated by assuming an across-the-board 10% increase or decrease in price regardless of term or historical relationships between the contractual price of the instruments and the underlying commodity price. In the event of an actual 10% change in near-term commodity prices, the fair value of PAA's derivative portfolio would typically change less than that shown in the table as changes in near-term prices are not typically mirrored in delivery months further out.

PAA's Interest Rate Risk

        PAA's use of variable rate debt and any forecasted issuances of fixed rate debt expose it to interest rate risk. Therefore, from time to time PAA uses interest rate derivatives to hedge interest rate risk associated with anticipated debt issuances and, in certain cases, outstanding debt instruments. All of PAA's senior notes are fixed rate notes and thus are not subject to interest rate risk. The majority of PAA's variable rate debt at June 30, 2013, approximately $850 million (which excludes $100 million of variable rate debt when giving consideration to PAA's interest rate derivatives that swap floating-rate debt for fixed), is subject to interest rate re-sets, which range from one week to three months. The average interest rate of approximately 1.7% is based upon rates in effect during the six months ended June 30, 2013 without giving consideration to PAA's interest rate swaps. The fair value of PAA's interest rate derivatives is an unrealized gain of approximately $12 million as of June 30, 2013. A 10% increase in the forward LIBOR curve as of June 30, 2013 would result in an increase of approximately $26 million to the fair value of PAA's interest rate derivatives. A 10% decrease in the forward LIBOR curve as of June 30, 2013 would result in a decrease of approximately $26 million to the fair value of PAA's interest rate derivatives. Please read Note 10 to GP LLC's Consolidated Financial Statements for a discussion of PAA's interest rate risk hedging activities.

PAA's Currency Exchange Risk

        PAA uses foreign currency derivatives to hedge foreign currency exchange rate risk associated with its exposure to fluctuations in the USD-to-CAD exchange rate. Because a significant portion of PAA's Canadian business is conducted in CAD and, at times, a portion of its debt is denominated in CAD, PAA uses certain financial instruments to minimize the risks of unfavorable changes in exchange rates. These instruments include foreign currency exchange contracts, forwards and options. A 10% increase or decrease in the exchange rate (CAD-to-USD) would result in immaterial changes to the fair value of PAA's foreign currency derivatives. Please read Note 10 to GP LLC's Consolidated Financial Statements for a discussion of PAA's currency exchange rate risk hedging.

OUR BUSINESS

General

        We are a recently formed Delaware limited partnership that will elect to be treated as a corporation for U.S. federal income tax purposes. Our only cash-generating assets at the closing of this offering will consist of 128,000,000 AAP units, that represent a 21.1% limited partner interest in AAP (19.7% economic interest including the dilutive effect of the AAP management units). AAP currently owns all of the IDRs and an indirect 2% general partner interest in PAA.

        PAA is a publicly traded limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of NGLs. PAA is one of the largest publicly traded partnerships, with an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. As of June 30, 2013, the market capitalization of PAA's common units totaled approximately $19 billion, and on an average daily basis, PAA transported over 3.5 million barrels of crude oil and NGL on its pipelines.

        PAA's principal business strategy is to provide competitive and efficient midstream transportation, terminalling, storage, processing, fractionation and supply and logistics services to producers, refiners and other customers. Toward this end, PAA endeavors to address regional supply and demand imbalances for crude oil and NGL in the United States and Canada by combining the strategic location and capabilities of its transportation, terminalling, storage, processing and fractionation assets with its extensive supply, logistics and distribution expertise. To a lesser extent, PAA also engages in similar activities for natural gas and refined products.

        Since its initial public offering in 1998, PAA has delivered significant growth, increasing its net income and total assets from $6 million and $607 million, respectively, in 1998 to approximately $1.1 billion and $19 billion, respectively, in 2012. An investor that purchased common units in PAA's initial public offering and held such units continuously through August 15, 2013 would have received cumulative distributions equal to approximately 215% of such investor's initial investment and, including price appreciation, realized a total compounded annual return (assuming reinvestment of distributions) of approximately 20% over that approximately 15-year period. Distributions from PAA to AAP increased from $1.3 million in 1999 (the first full year following PAA's initial public offering) to an annualized aggregate distribution of approximately $381 million for the distribution paid with respect to the quarter ended June 30, 2013, which represents a compound annual growth rate of approximately 50%.

        PAA believes it is well positioned to continue to generate attractive distribution growth over the next several years. Changing supply and demand dynamics for North American crude oil continue to create opportunities for midstream providers of logistics and infrastructure assets. As a result of advances in horizontal drilling and fracturing technology over the last several years and their application to various large scale resource plays, certain historical trends have been reversed as domestic oil supplies have increased substantially and are expected to continue to increase over at least the next five years. As a leading provider of North American crude oil logistics services, PAA believes it is well positioned to benefit from these industry fundamentals and market conditions. PAA has a major asset presence in some of the most active resource plays in North America, including the Permian Basin in West Texas, the Eagle Ford Shale in South Texas, the Bakken Shale and Niobrara play in the Rockies, the Mid-Continent Region of Oklahoma and Kansas, and various areas throughout Western Canada.

        As evidenced by PAA's large and diverse organic growth project portfolio, which consists primarily of fee-based opportunities, with minimal commodity exposure, and includes approximately $1.6 billion of growth capital in its 2013 capital plan and between $1.3 and $1.5 billion in its preliminary 2014 capital plan, PAA expects to continue growing its presence in North America through the construction of new infrastructure. PAA believes that the diversity and balance of its organic growth project portfolio (which includes a relatively large number of projects spread across multiple regions and resources plays) reduces its overall exposure to any one project or region. In addition, PAA believes that the rates of return on its organic growth projects are generally well in excess of its cost of capital and the rates of return typically available through acquisitions.

        PAA also intends to continue pursuing acquisition opportunities as a part of its growth strategy. In the past five years, PAA has completed and integrated over 32 acquisitions with an aggregate purchase price of approximately $5.2 billion. We believe PAA's significant and expanding asset base, its commercial presence in significant producing and consuming regions of North America and its business model provide it with the opportunity for continued growth for the next several years.

        As a result of our ownership of an interest in PAA's IDRs through our ownership interest in AAP, we are positioned to grow our distribution disproportionately relative to the growth rate of PAA's common unit distributions. As demonstrated by the graph on page 6, distributions by PAA to AAP will grow at a multiple of the underlying rate of growth of PAA's distributions. Accordingly, our primary business objective is to increase our cash available for distribution to our Class A shareholders through the execution by PAA of its business strategy. In addition, we may facilitate PAA's growth activities through various means, including, but not limited to, modifying PAA's IDRs, making loans, purchasing equity interests or providing other forms of financial support to PAA.

        Unless we directly acquire and hold assets or businesses in the future, our cash flows will be generated solely from the cash distributions we receive from AAP. AAP does not own any common units in PAA and currently receives all of its cash flows from distributions on its direct ownership of PAA's IDRs and its indirect interest in PAA's 2% general partner interest. AAP's ownership of these interests entitles it to receive, without duplication:

  •
  15% of all cash distributed in a quarter after $0.2250 has been distributed in respect of each common unit of PAA for that quarter;

  •
  25% of all cash distributed in a quarter after $0.2475 has been distributed in respect of each common unit of PAA for that quarter; and

  •
  50% of all cash distributed in a quarter after $0.3375 has been distributed in respect of each common unit of PAA for that quarter.

        We expect our initial quarterly cash distribution rate to be $0.14904 per Class A share, or $0.5962 on an annualized basis (though in each case the actual distribution paid in the first quarter following this offering will be prorated as described under "—The Offering—Cash Distributions"). In general, distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares. We anticipate that available deductions will offset our taxable income for an extended period of time following the closing of this offering. During this period, which we estimate will include, at a minimum, each of the periods ending December 31, 2014, 2015 and 2016, none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. Please read "Summary—The Offering—Material Tax Consequences."

        Although not required to do so, in response to past requests by PAA management in connection with PAA's acquisition activities, the Existing Owners have approved temporary and permanent reductions in IDR payments. Such modifications were implemented with a view toward enhancing PAA's competitiveness for such acquisitions and managing the overall cost of equity capital while achieving an appropriate balance between short-term and long-term accretion to PAA's limited partners and the holders of its general partner interest and IDRs. While these IDR reductions reduced the amount of cash that would otherwise have been distributed in respect of the IDRs, we believe they have contributed to long-term accretion in the amount of distributions paid with respect to the IDRs through participation in PAA growth opportunities that may not have been available in the absence of such reductions.

        The Existing Owners have approved IDR reductions in connection with the closing of four prior PAA acquisitions: the Pacific Energy Partners, L.P. acquisition in 2006, the Rainbow Pipeline Company acquisition in 2008, the Vulcan Gas Storage acquisition in 2009, and the BP NGL Acquisition in 2012. For the period from 2006 through the distribution date for the second quarter of 2013, these IDR reductions have totaled $105.5 million in the aggregate. Currently, the following IDR reductions are in place: $15.0 million in 2013 (all of which will have been satisfied following the distribution with respect to the quarter ended September 30, 2013), $11.3 million in 2014, and $10.0 million per year thereafter. Our general partner may, in certain circumstances, similarly support PAA in the future by agreeing to waive, modify or otherwise adjust payments relating to PAA's IDRs. Any such waiver, modification or other adjustment to the IDRs will require the consent of our general partner, but not our shareholders.

        We, the Existing Owners and the members of PAA management who hold AAP management units will each receive our proportionate share of the distributions received by AAP from PAA, after deducting certain general, administrative and other similar expenses, our public company expenses, payments of principal and interest on AAP's outstanding indebtedness, taxes and any capital contributed (or amounts retained for future contribution) by AAP to maintain its indirect 2% general partner interest in PAA upon the issuance of additional PAA common units, except to the extent funded by debt. We intend to pay to our Class A shareholders, on a quarterly basis, distributions equal to the cash AAP distributes to us, less direct expenses, income taxes and any reserves established by our general partner.

        The cash distributions AAP receives from PAA are tied to (i) PAA's per unit distribution level and (ii) the number of PAA common units outstanding. An increase in either factor (assuming the other factor remains constant or increases) will generally, absent additional IDR reductions, result in an increase in the amount of cash distributions AAP receives from PAA, a portion of which we, in turn, receive from AAP. Because the IDRs currently participate at the maximum percentage participation rate of 48% of any cash distributed in excess of the cash distribution level of $0.3375 per PAA common unit, any future growth in distributions we receive from AAP will not result from an increase in the percentage participation rate associated with the IDRs.

        Since its initial public offering, the growth of PAA's business has resulted in significant increases in both its per unit distribution level and outstanding equity capitalization. Since May 2004, on a split-adjusted basis, PAA has increased its quarterly cash distribution by approximately 113% from $0.28125 per common unit, or $1.125 on an annualized basis, to $0.6000 per common unit, or $2.40 on an annualized basis, for the quarter ended September 30, 2013. During the same period, PAA issued a total of approximately 218 million common units, representing an increase of approximately 175% of total common units outstanding.

        The graph below illustrates the historical growth in PAA's actual distributions per unit, the number of PAA common units outstanding and the aggregate distributions paid by PAA during each of the periods presented.

Note:
Historical PAA distributions per unit and PAA units outstanding adjusted for two-for-one unit split completed on October 1, 2012.

(1)
Represents estimated distributions to be paid during 2013, assuming the distribution paid in respect of the third quarter is $0.6000 per unit.

(2)
Represents average units outstanding as of the record date for each quarterly distribution paid during the period. The average units outstanding during the 2013 period assume units outstanding on the record date for the distribution to be paid in the fourth quarter equal the number of units outstanding as of September 27, 2013.

        The graph below illustrates the historical growth in PAA's annual distributions paid in respect of the 2% general partner interest and the IDRs. These distributions to AAP have grown at a compound annual growth rate (CAGR) of approximately 47% since 2004 (based on an assumed annual distribution rate of $2.33 for 2013, as described below).

Note:
Amounts shown in the graph are historical aggregate distributions by PAA to AAP and are net of IDR reductions. Amounts shown in the graph have also not been reduced for amounts payable by AAP to AAP management units, which are quantified below the graph as "AAP Management Unit Distributions." Neither the amounts shown in the graph nor the AAP Management Unit Distributions take into account the funding of any contribution necessary to maintain AAP's indirect 2% general partner interest in PAA. Please read "—Our Financial Strategy" and "Management—AAP Management Units."

(1)
Represents estimated distributions to be paid during 2013, assuming the distribution paid in respect of the third quarter is $0.6000 per unit.

        The graph set forth below illustrates the impact on distributions from PAA to AAP as a result of PAA raising or lowering its annualized quarterly cash distribution from PAA's distribution with respect to the third quarter of 2013 of $0.6000 per unit, or $2.40 on an annualized basis, based on AAP's direct and indirect ownership of partnership interests in PAA as of the closing of this offering and assuming that PAA's outstanding partnership interests remain constant. This information is presented for illustrative purposes only and is not intended to be a prediction of future performance.

Note:
Amounts shown in the graph represent potential distributions by PAA to AAP assuming different hypothetical PAA distributions per common unit and are net of permanent $10 million annual IDR reductions associated with the BP NGL Acquisition. Amounts shown in the graph have not been reduced for amounts payable by AAP to AAP management units, which are quantified below the graph as "AAP Management Unit Distributions."

        The impact on AAP of changes in PAA's per unit cash distribution levels will vary depending on several factors, including the number of PAA's outstanding common units on the record date for cash distributions and the impact of the IDR structure. In addition, the level of cash distributions AAP receives and is subject to risks associated with the underlying business of, and an investment in, PAA. Please read "Risk Factors."

Our Financial Strategy

        Our financial strategy is designed to be complementary with PAA's financial and business strategies. Because our only cash generating assets at the closing of this offering will consist of our partnership interests in AAP, which currently derives all of its cash flows from PAA's distributions, we intend to maintain a level of indebtedness at AAP such that it will not be material in relation to PAA's adjusted EBITDA or other financial metrics used in the evaluation of its business. As of June 30, 2013, AAP had $203 million of debt outstanding under its credit facility. In connection with future PAA equity issuances, we expect AAP may fund any capital contribution required to maintain its indirect 2% general partner interest in PAA with credit facility borrowings. We do not anticipate that additional debt associated with these contributions will be material to PAA's consolidated credit profile, as such equity issuances are typically used to pay down existing debt or fund PAA's growth through acquisitions or organic growth opportunities. We would expect to fund direct acquisitions made by Plains GP Holdings, L.P., if any, with a combination of debt and equity.

 How Our Partnership Agreement Terms Differ from those of Other Publicly Traded Partnerships

        Although we are organized as a limited partnership, the terms of our partnership agreement differ from those of PAA and many other publicly traded partnerships. For example:

  •
  Our general partner is not entitled to incentive distributions. Most publicly traded partnerships have incentive distribution rights that entitle the general partner to receive increasing percentages, commonly up to 50%, of the cash distributed in excess of a certain per share distribution.

  •
  Distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares. Like distributions on corporate stock, our distributions will only be treated as dividends to the extent of our current or accumulated earnings and profits (as computed for federal income tax purposes).

  •
  We have Class B shares. As consideration for their contribution of assets to us, the Existing Owners have agreed to receive Class B shares. The Class B shares have no rights to receive distributions, but will be entitled to vote on the limited matters to be voted on by our shareholders generally. Holders of Class A shares and Class B shares will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. For purposes of any transfer or exchange of AAP units and our Class B shares, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement will contain provisions effectively linking each AAP unit with one of our Class B shares and one general partner unit. Our Class B shares and general partner units cannot be transferred unless such transfer occurs simultaneously with the transfer of an equal number of AAP units and vice versa. Please read "Organizational Structure—Recapitalization."

        For a more complete description of the terms of our partnership agreement, please read the summaries in "Description of Our Shares" and "Description of Our Partnership Agreement," as well as Appendix A—Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P.

Legal Proceedings

        We are not currently a party to any legal proceedings. PAA is a party to various legal proceedings and/or regulatory proceedings incidental to its business. Any adverse result in these proceedings could result in a reduction in the cash that PAA distributes to AAP, which in turn, would reduce the cash we have available to distribute to our Class A shareholders. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contingencies."

Employees

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by GP LLC, and AAP will pay GP LLC an annual fee for general and administrative services. This fee will initially be $1.5 million per year and will be subject to adjustment on an annual basis, beginning on January 1, 2015, based on the Consumer Price Index. The fee will also be subject to adjustment if a material event occurs that impacts the general and administrative services provided to us, such as acquisitions, entering into new lines of business or changes in laws, regulations, listing requirements or accounting rules. In addition to the general and administrative services provided to us by GP LLC, we also expect to incur direct annual expenses of approximately $1.5 million per year for recurring costs associated with being a separate publicly traded entity, including expenses associated with (i) compensation for new directors,

(ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting. All of these direct expenses to the extent such expenses and expenditures exceed or are in addition to those contemplated in the fee above, other than income taxes payable by us, will be borne by AAP.

        In addition to the fee and expenses described above, AAP will reimburse GP LLC for expenses incurred (i) on our behalf; (ii) on behalf of our general partner; or (iii) for any other purpose related to our business and activities or those of our general partner. AAP will also reimburse our general partner for any additional expenses incurred on our behalf or to maintain our legal existence and good standing. There is no limit on the amount of fees and expenses AAP may be required to pay to affiliates of our general partner on our behalf pursuant to the administrative agreement.

BUSINESS OF PLAINS ALL AMERICAN PIPELINE, L.P.

General

        PAA is a Delaware limited partnership formed in 1998. PAA engages in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of NGL. PAA is one of the largest publicly traded partnerships with an extensive network of pipeline transportation, terminalling, storage and gathering assets in key oil-producing basins and transportation corridors and at major market hubs in the United States and Canada.

        PAA manages its operations through three operating segments: (i) Transportation, (ii) Facilities, and (iii) Supply and Logistics. Following is a description of the activities and assets for each of PAA's business segments as of December 31, 2012:

        Transportation Segment.    PAA's transportation segment operations generally consist of fee-based activities associated with transporting crude oil and NGL on pipelines, gathering systems, trucks and barges. PAA generates revenue through a combination of tariffs, third-party leases of pipeline capacity and other transportation fees. As of December 31, 2012, PAA employed a variety of owned or leased long-term physical assets throughout the United States and Canada in this segment, including approximately:

  •
  17,400 miles of active crude oil, NGL and refined products pipelines and gathering systems;

  •
  23 million barrels of active, above-ground tank capacity used primarily to facilitate pipeline throughput;

  •
  582 trailers (primarily in Canada); and

  •
  104 transport and storage barges and 51 transport tugs through its interest in Settoon Towing.

        PAA also includes in this segment its equity earnings from its investments in Settoon Towing and the White Cliffs, Butte, Frontier and Eagle Ford pipeline systems, in which it owns noncontrolling interests.

        Facilities Segment.    PAA's facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products, NGL and natural gas, NGL fractionation and isomerization services and natural gas and condensate processing services. PAA generates revenue through a combination of month-to-month and multi-year leases and processing arrangements. As of December 31, 2012, PAA owned, operated or employed a variety of long-term physical assets throughout the United States and Canada in this segment, including:

  •
  approximately 74 million barrels of crude oil and refined products storage capacity primarily at its terminalling and storage locations;

  •
  approximately 22 million barrels of NGL storage capacity;

  •
  approximately 93 Bcf of natural gas storage working capacity;

  •
  approximately 16 Bcf of base gas in storage facilities;

  •
  11 natural gas processing plants located throughout Canada and the Gulf Coast area of the United States;

  •
  seven fractionation plants located throughout Canada and the United States with an aggregate gross processing capacity of approximately 197,100 barrels per day, and an isomerization and fractionation facility in California with an aggregate processing capacity of approximately 14,000 barrels per day;

  •
  approximately 1,400 miles of active pipelines that support PAA's facilities assets, consisting primarily of NGL and natural gas pipelines; and

  •
  23 crude oil and NGL rail terminals located throughout the United States and Canada.

        Supply and Logistics Segment.    PAA's supply and logistics segment operations generally consist of the following merchant-related activities:

  •
  the purchase of U.S. and Canadian crude oil at the wellhead, the bulk purchase of crude oil at pipeline, terminal and rail facilities, and the purchase of cargos at their load port and various other locations in transit;

  •
  the storage of inventory during contango market conditions and the seasonal storage of NGL;

  •
  the purchase of NGL from producers, refiners, processors and other marketers;

  •
  the resale or exchange of crude oil and NGL at various points along the distribution chain to refiners or other resellers to maximize profits; and

  •
  the transportation of crude oil and NGL on trucks, barges, railcars, pipelines and ocean-going vessels from various receipt points to market hub locations or directly to end users such as refineries, processors and fractionation facilities.

        In addition to substantial working inventories associated with PAA's merchant activities, as of December 31, 2012, the supply and logistics segment also owned significant volumes of crude oil and NGL classified as long-term assets for linefill or minimum inventory requirements and employs a variety of owned or leased physical assets throughout the United States and Canada, including approximately:

  •
  11 million barrels of crude oil and NGL linefill in pipelines owned by PAA;

  •
  5 million barrels of crude oil and NGL linefill in pipelines owned by third parties and other long-term inventory;

  •
  815 trucks and 926 trailers; and

  •
  5,380 railcars (net of railcars subleased to other parties).

        For additional information regarding PAA's assets, please read "—Description of Segments and Associated Assets" below.

PAA's Primary Growth Drivers

        Organic Growth Projects.    PAA's strategic asset location and its relationships with customers provide it with opportunities for organic growth through the construction of additional assets that are complementary to its existing asset base or the expansion of its asset base into new businesses or market areas. Over the past fifteen years, PAA has implemented internal expansion capital projects totaling over $5.0 billion, of which approximately $2.4 billion was invested over the 2009 to 2012 period, and PAA has a 2013 expansion capital expenditure budget of $1.6 billion.

        PAA believes that the diversity and balance of its organic project portfolio (i.e., relatively large number of projects that are small to medium sized and spread across multiple geographic regions) reduces its overall exposure to cost overruns, timing delays and other adverse market developments with respect to a particular project or region. PAA's 2013 capital plan is representative of the diversity and balance of its overall organic project portfolio. The following expansion projects are included in PAA's 2013 capital plan as of August 2013:

Basin/ Region	Project	2013 Plan Amount(1) ($ in millions)	Description
Permian	Cactus Pipeline	75	310 miles of new pipeline; 200,000 Bbls/d capacity pipeline from the Permian Basin to the Eagle Ford JV Pipeline
	Spraberry Area Pipeline Projects	40	New pipeline systems, expansion of existing area system and multiple producer connections
Eagle Ford	Pipeline Gathering Projects and Related Facilities	90	Gardendale Gathering System expansion and new condensate stabilization facility
	PAA/Enterprise Products Partners Eagle Ford Joint Venture	70	New pipeline; 1,800,000 Bbls of storage capacity along system and marine terminal dock at Corpus Christi, TX
Mid-Continent	Mississippian Lime Pipeline	170	190 miles of new pipeline; 150,000 Bbls/d of capacity from Coldwater, KS to Cushing, OK
	Western Oklahoma Extension	45	95 miles of new pipeline; 75,000 Bbls/d of capacity from Reydon, OK to Orion Station in Major County, OK
	Cushing Terminal Projects	30	1,000,000 Bbls of additional storage capacity and manifold enhancements
Rockies/Williston	White Cliffs Pipeline Expansion	90	35.7% interest in 80,000 Bbls/d expansion of capacity
East Coast	Yorktown, Virginia Terminal Projects	100	140,000 Bbls/d of additional rail unloading capacity; dock and terminal enhancements
Gulf Coast	Gulf Coast Pipeline	95	40 miles of new pipeline originating at PAA's Ten Mile terminal in Mobile County, AL
	St. James Terminal Projects	55	1,100,000 Bbls of additional storage capacity; pipeline connections; dock enhancement
	Gulf Coast Gas Processing Facility Enhancements	35	Seven miles of new pipeline, customer connections and compression expansion at Patterson, LA gas processing facility
Canada	Rainbow II Pipeline	135	187 miles of new pipeline; 35,000 Bbls/d of capacity from Edmonton to Nipisi, Alberta
	Fort Saskatchewan Facility Expansions	75	Development of three additional propane caverns and the conversion of two existing caverns from propane service to condensate service
Other	Rail Terminal Projects	80	Includes new rail facilities and terminal construction and expansion projects located at or near Tampa, CO; Bakersfield, CA; and Van Hook, ND
	PAA Natural Gas Storage	44	Miscellaneous projects
	Shafter Expansion	25	15-mile NGL pipeline system; 10,000 Bbls/d of capacity from Elk Hills, CA to Shafter, CA
	Other Projects	346	Primarily multiple, smaller projects comprised of pipeline connections, upgrades and truck stations, new tank construction and refurbishing, pipeline linefill purchases and carry-over of capital from prior year projects

	Total	$1,600

(1)
Represents the portion of the total project cost expected to be incurred during 2013.

        Acquisitions.    The acquisition of midstream assets and businesses that are strategic and complementary to PAA's existing operations constitutes an integral component of its business strategy and growth objectives. Such assets and businesses include crude oil, refined products and NGL logistics assets, natural gas storage assets and other energy assets that have characteristics and opportunities similar to these business lines and enable PAA to leverage its assets, knowledge and skill sets. Over the past fifteen years, PAA has completed and integrated over 80 acquisitions with an aggregate purchase price of approximately $10.5 billion, which figures include 32 acquisitions totaling approximately $5.2 billion in aggregate purchase price over the last five years.

        Consistent with its business strategy, PAA is continuously engaged in discussions with potential sellers regarding the possible purchase of assets and operations that are strategic and complementary to PAA's existing operations. In addition, PAA has in the past evaluated and pursued, and intends in the future to evaluate and pursue, other energy-related assets that have characteristics and opportunities similar to PAA's existing business lines and enable PAA to leverage its assets, knowledge and skill sets. Such acquisition efforts may involve participation by PAA in processes that have been made public and involve a number of potential buyers, commonly referred to as "auction" processes, as well as situations in which PAA believes it is the only party or one of a limited number of potential buyers in negotiations with the potential seller. These acquisition efforts often involve assets which, if acquired, could have a material effect on PAA's financial condition and results of operations.

        PAA typically does not announce a transaction until after it has executed a definitive acquisition agreement. However, in certain cases in order to protect its business interests or for other reasons, PAA may defer public announcement of an acquisition until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential acquisition can advance or terminate in a short period of time. Moreover, the closing of any transaction for which PAA has entered into a definitive acquisition agreement will be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, PAA can give no assurance that its current or future acquisition efforts will be successful. Although PAA expects the acquisitions it makes to be accretive in the long term, PAA can provide no assurance that its expectations will ultimately be realized.

PAA's Business Strategy

        PAA's principal business strategy is to provide competitive and efficient midstream transportation, terminalling, storage, processing, fractionation and supply and logistics services to producers, refiners and other customers. Toward this end, PAA endeavors to address regional supply and demand imbalances for crude oil and NGL in the United States and Canada by combining the strategic location and capabilities of its transportation, terminalling, storage, processing and fractionation assets with its extensive supply, logistics and distribution expertise. To a lesser extent, PAA also engages in similar activities for natural gas and refined products. PAA believes its successful execution of this strategy will enable it to generate sustainable earnings and cash flow. PAA intends to manage and grow its business by:

  •
  commercially optimizing its existing assets and realizing cost efficiencies through operational improvements;

  •
  using its transportation (including pipeline, rail, barge and truck), terminalling, storage, processing and fractionation assets in conjunction with its supply and logistics activities to capitalize on inefficient energy markets and to address physical market imbalances, mitigate inherent risks and increase margin;

  •
  developing and implementing internal growth projects that (i) address evolving crude oil and NGL needs in the midstream transportation and infrastructure sector and (ii) are well positioned to benefit from long-term industry trends and opportunities;

  •
  selectively pursuing strategic and accretive acquisitions that complement its existing asset base and distribution capabilities; and

  •
  capitalizing on the anticipated long-term growth in demand for natural gas storage services in North America by owning and operating high-quality natural gas storage facilities and providing its current and future customers reliable, competitive and flexible natural gas storage and related services through its ownership interest in PNG.

PAA's Financial Strategy

        We believe that a major factor in PAA's continued success is its ability to maintain a competitive cost of capital and access to the capital markets. In that regard, PAA intends to maintain a credit profile that it believes is consistent with investment grade credit ratings. PAA has targeted a general credit profile with the following attributes:

  •
  an average long-term debt-to-total capitalization ratio of approximately 45% to 50%;

  •
  a long-term debt-to-adjusted EBITDA multiple averaging between 3.5x and 4.0x;

  •
  an average total debt-to-total capitalization ratio of approximately 60%; and

  •
  an average adjusted EBITDA-to-interest coverage multiple of approximately 3.3x or better.

        The first two of these four metrics include long-term debt as a critical measure. PAA also incurs short-term debt in connection with its supply and logistics activities that involve the simultaneous purchase and forward sale of crude oil, NGL and natural gas. The crude oil, NGL and natural gas purchased in these transactions are hedged. PAA does not consider the working capital borrowings associated with these activities to be part of its long-term capital structure. These borrowings are self-liquidating as they are repaid with sales proceeds. PAA also incurs short-term debt to fund NYMEX and ICE margin requirements. In certain market conditions, these routine short-term debt levels may increase significantly above baseline levels.

        In order for PAA to maintain its targeted credit profile and achieve growth through internal growth projects and acquisitions, PAA intends to fund approximately 55% of the capital requirements associated with these activities with equity and cash flow in excess of distributions. From time to time, PAA may be outside the parameters of its targeted credit profile as, in certain cases, these capital expenditures and acquisitions may be financed initially using debt or there may be delays in realizing anticipated synergies from acquisitions or contributions from capital expansion projects to adjusted EBITDA.

PAA's Competitive Strengths

        PAA believes that the following competitive strengths position it to successfully execute its principal business strategy:

  •
  Many of PAA's transportation segment and facilities segment assets are strategically located and operationally flexible.  The majority of PAA's primary transportation segment assets are in crude oil service, are located in well-established oil producing regions and other transportation corridors and are connected, directly or indirectly, with PAA's facilities segment assets located at major trading locations and premium markets that serve as gateways to major North American refinery and distribution markets where PAA has strong business relationships. PAA's assets include pipeline, rail, barge and truck assets, which provide PAA's customers and PAA with significant flexibility and optionality to satisfy demand and balance markets, particularly during a dynamic period of changing product flows.

  •
  PAA possesses specialized crude oil market knowledge.  We believe PAA's business relationships with participants in various phases of the crude oil distribution chain, from crude oil producers to refiners, as well as PAA's own industry expertise, provide PAA with an extensive understanding of the North American physical crude oil markets.

  •
  PAA's supply and logistics activities typically generate a base level of margin with the opportunity to realize incremental margins.  We believe the variety of activities executed within PAA's supply and logistics segment in combination with PAA's risk management strategies provides PAA with a balance that generally affords it the flexibility to maintain a base level of margin in a variety of market conditions (subject to the effects of seasonality). In certain circumstances, PAA is able to realize incremental margins during volatile market conditions.

  •
  PAA has the evaluation, integration and engineering skill sets and the financial flexibility to continue to pursue acquisition and expansion opportunities.  Over the past fifteen years, PAA has completed and integrated over 80 acquisitions with an aggregate purchase price of approximately $10.5 billion, which figures include 32 acquisitions totaling approximately $5.2 billion in aggregate purchase price over the last five years. PAA has also implemented internal expansion capital projects totaling over $5.0 billion. In addition, we believe PAA has the resources to finance future strategic expansion and acquisition opportunities. As of June 30, 2013, PAA had approximately $2.6 billion available under its committed credit facilities, subject to continued covenant compliance.

  •
  PAA has an experienced management team whose interests are aligned with those of its unitholders.  PAA's executive management team has an average of 28 years industry experience, and an average of 16 years with PAA or its predecessors and affiliates. In addition, through their ownership of common units, indirect interests in PAA's general partner, grants of phantom units and AAP management units, PAA's management team has a vested interest in PAA's continued success.

Global Petroleum Market Overview

        The United States comprises less than 5% of the world's population, generates approximately 12% of the world's petroleum production, and consumes approximately 21% of the world's petroleum production. The following table sets forth projected world supply and demand for petroleum products (including crude oil and NGL) and is derived from the Energy Information Administration's ("EIA") Annual Energy Outlook 2013 Early Release (please read EIA website at www.eia.doe.gov):

		Projected(2)
	2012(1)(2)	2013	2014	2015	2020
	(In millions of barrels per day)
Supply
OECD(3)
U.S.	11.0	11.5	12.3	12.5	13.1
Other	11.5	11.6	11.4	11.2	11.0

Total OECD	22.5	23.1	23.7	23.7	24.0
Organization of the Petroleum Exporting Countries	36.5	35.5	35.8	36.7	39.8
Other	30.0	31.8	32.0	32.8	35.9

Total World Production(4)	89.0	90.5	91.4	93.2	99.7

	2012(1)(2)	2013	2014	2015	2020
	(In millions of barrels per day)
Demand
OECD(3)
U.S.	18.6	18.8	19.1	19.5	19.8
Other	27.4	26.7	26.9	26.9	28.0

Total OECD	46.0	45.5	46.0	46.4	47.9
Other	43.2	44.3	45.4	46.8	51.9

Total World Consumption(4)	89.2	89.7	91.4	93.2	99.7

(1)
The 2012 amounts are derived from the EIA's Short-Term Energy Outlook.

(2)
Amounts may not recalculate due to rounding.

(3)
Organization for Economic Co-operation and Development.

(4)
Production and consumption may not equal in every year due to inventory builds or draws.

        World economic growth is a driver of the world petroleum market. The challenging global economic climate of the last several years has resulted in continued uncertainty in the petroleum market. To the extent that an event causes weaker world economic growth, energy demand would likely decline and could result in lower energy prices, depending on the production responses of producers.

Crude Oil Market Overview

        The definition of a commodity is a "mass-produced unspecialized product" and implies the attribute of fungibility. Crude oil is typically referred to as a commodity; however, it is neither unspecialized nor fungible. The crude slate available to U.S. and world-wide refineries consists of a substantial number of different grades and varieties of crude oil. Each crude grade has distinguishing physical properties. For example, specific gravity (generally referred to as light or heavy), sulfur content (generally referred to as sweet or sour) and metals content, along with other characteristics, collectively result in varying economic attributes. In many cases, these factors result in the need for such grades to be batched or segregated in the transportation and storage processes, blended to precise specifications or adjusted in value.

        The lack of fungibility of the various grades of crude oil creates logistical transportation, terminalling and storage challenges and inefficiencies associated with regional volumetric supply and demand imbalances. These logistical inefficiencies are created as certain qualities of crude oil are indigenous to particular regions or countries. Also, each refinery has a distinct configuration of process units designed to handle particular grades of crude oil. The relative yields and the cost to obtain, transport and process the crude oil drives the refinery's choice of feedstock. In addition, from time to time, natural disasters and geopolitical factors such as hurricanes, earthquakes, tsunamis, inclement weather, labor strikes, refinery disruptions, embargoes and armed conflicts may impact supply, demand and transportation and storage logistics.

        PAA's assets and its business strategy are designed to serve its producer and refiner customers by addressing regional crude oil supply and demand imbalances that exist in the United States and Canada. The nature and extent of these imbalances change from time to time as a result of a variety of factors, including regional production declines and/or increases; refinery expansions, modifications and shut-downs; available transportation and storage capacity; and government mandates and related regulatory factors.

        Over the last five years, one of the most significant developments impacting the crude oil market has been the rapid growth in North American crude oil production. As a result of advances in horizontal drilling and fracturing technology over the last several years and their application to various large scale resource plays, certain historical trends have been reversed as domestic oil supplies have increased substantially and are expected to continue to increase over the next five years and potentially beyond. This production is being developed both in mature producing areas such as the Rockies, the Permian Basin in West Texas and the Mid-Continent region, as well as in less mature, but rapidly growing areas such as the Eagle Ford Shale in South Texas and the Bakken Shale in North Dakota. PAA forecasts that by December 2016, crude oil production in the United States and Canada will have increased by an average of approximately 3.1 million barrels per day from December 2012 levels, with the increases coming primarily from Canada, the Eagle Ford Shale in South Texas, the Permian Basin in West Texas and the Bakken Shale in North Dakota. Actual and anticipated production increases in all of these regions combined with actual and anticipated volumes from Canada have strained or are expected to strain existing transportation, terminalling and downstream infrastructure. These changes have resulted in significant alterations to historical patterns of crude oil movements among regions of the U.S. For example, the quantity of crude oil transported from the Gulf Coast area into the Midwest has declined, but the overall change in crude oil flows has resulted in an increased demand for storage and terminalling services at Cushing, Oklahoma and Patoka, Illinois.

        In addition to overall production growth, significant shifts in the type and location of crude oil being produced from these regions have resulted in additional strains on existing infrastructure. Notably, the increase in domestic production of light, sweet crude is inconsistent with the sizeable, multi-year investments made by a number of U.S. refining companies in order to expand their capabilities to process heavier, sour grades of crude oil. This divergence between readily available supplies of light sweet crude and increased refinery demand for heavy sour crude has begun to cause differentials between crude oil grades and qualities to change relative to historical levels and become much more dynamic and volatile.

        U.S. refinery demand for crude oil has been flat to declining over the last five years, reversing a trend of increasing refinery demand during the 20-year period from approximately 1985-2004. Reduced domestic demand for petroleum products from end users and competitive challenges faced by certain U.S. refineries with limited access to domestic feedstocks as well as increased use of ethanol for blending in gasoline have been major factors contributing to the drop in refinery demand for crude oil, partially offset by rising refined products exports. The reduction in U.S. refinery demand, coupled with increased domestic production, has also led to lower use of imported crude oil by U.S. refineries, a meaningful change in a multi-year trend where foreign imports of crude oil tripled over an approximately 23-year period from 1985-2007. The EIA is currently forecasting a continued gradual decline in foreign crude imports from current levels, which is attributable to increased domestic production and increased supply from other liquid products, including ethanol and biodiesel.

        The table below shows the overall domestic petroleum consumption projected out to 2020 and is derived from recent information published by the EIA (please read EIA website at www.eia.doe.gov). The amounts in the 2012 column are based on the 12 months from December 2011 to November 2012. PAA believes these trends will be subject to significant variation from time to time due to a number of factors, including the level of domestic production volumes and infrastructure limitations which impact pricing and geopolitical developments. Based on market and industry conditions throughout 2012 and conditions in early 2013, it appears domestic crude oil and NGL production levels could exceed the EIA's forecast over the next several years.

	Actual(1)	Projected(1)
	2012	2013	2014	2015	2020
	(In millions of barrels per day)
Supply
Domestic Crude Oil Production	6.4	6.8	7.2	7.3	7.5
Net Imports—Crude Oil	8.6	8.0	7.3	7.3	6.8

Crude Oil Input to Domestic Refineries	15.0	14.9	14.5	14.6	14.3
Product Imports	1.9	2.1	2.7	2.7	2.7
Product Exports	(2.8)	(2.9)	(3.2)	(3.2)	(2.8)

Net Product Imports / (Exports)	(0.9)	(0.8)	(0.5)	(0.4)	(0.1)
Supply from Renewable Sources	0.9	1.0	1.1	1.1	1.2
Other—(NGL Production, Refinery Processing Gain)	3.6	3.7	4.1	4.2	4.5

Total Domestic Petroleum Consumption	18.6	18.8	19.1	19.5	19.8

(1)
Amounts may not recalculate due to rounding.

        As illustrated in the table above, imports of foreign crude oil and other petroleum products play a major role in achieving a balanced U.S. market on an aggregate basis. However, because of the substantial number of different grades and varieties of crude oil and their distinguishing physical and economic properties and the distinct configuration of each refinery's process units, significant logistics infrastructure and services are required to balance the U.S. market on a region by region basis.

        By way of illustration, the Department of Energy segregates the United States into five Petroleum Administration Defense Districts ("PADDs"), which are used by the energy industry for reporting statistics regarding crude oil supply and demand. The table below sets forth supply, demand and shortfall information for each PADD for the twelve months ended November 2012 and is derived from information published by the EIA (please read EIA website at www.eia.doe.gov):

Petroleum Administration Defense District (in millions of barrels per day)(1)	Regional Supply	Refinery Demand	Supply Shortfall
PADD I (East Coast)	0.0	0.9	(0.9)
PADD II (Midwest)	1.1	3.4	(2.4)
PADD III (South)	3.7	7.8	(4.0)
PADD IV (Rockies)	0.4	0.6	(0.1)
PADD V (West Coast)	1.1	2.3	(1.2)

Total U.S.	6.4	15.0	(8.6)

(1)
Amounts may not recalculate or cross-foot due to rounding.

        Overall, volatility of multiple aspects of the crude oil market, including absolute price, market structure and grade and location differentials, has increased over time and PAA expects volatility to continue. Some factors that PAA believes are causing and will continue to cause volatility in the market include:

  •
  the multi-year growth in North American crude oil production;

  •
  fluctuations in international supply and demand related to the economic environment, geopolitical events and armed conflicts;

  •
  regional supply and demand imbalances and changes in refinery capacity and specific capabilities;

  •
  significant fluctuations in absolute price as well as grade and location differentials;

  •
  political instability in critical producing nations; and

  •
  policy decisions made by various governments around the world attempting to navigate energy challenges.

        The complexity and volatility of the crude oil market creates opportunities to solve the logistical inefficiencies inherent in the business. The combination of (i) a significant increase in North American production volumes, (ii) a change in crude oil qualities and related differentials, and (iii) a high utilization of existing pipeline and terminal infrastructure, together with resulting increased volatility in crude oil markets, has stimulated multiple industry initiatives to build new pipeline and terminal infrastructure, convert certain pipeline assets to alternative service or reverse flows and expand the use of trucks, rail and barges for the movement of crude oil and condensate.

Refined Products Market Overview

        After transport to a refinery, the crude oil is processed into different petroleum products. These "refined products" fall into three major categories: transportation fuels such as motor gasoline and distillate fuel oil (diesel fuel and jet fuel); finished non-fuel products such as solvents, lubricating oils and asphalt; and feedstocks for the petrochemical industry such as naphtha and various refinery gases. Demand is greatest for transportation fuels, particularly motor gasoline.

        The characteristics of the gasoline produced depend upon the setup of the refinery at which it is produced. Gasoline characteristics are also impacted by other ingredients that may be blended into it, such as ethanol and octane enhancers. The performance of the gasoline must meet strictly defined industry standards and environmental regulations that vary based on season and location.

        After crude oil is refined into gasoline and other petroleum products, the products are distributed to consumers. The majority of products are shipped by pipeline to storage terminals near consuming areas, and then loaded into trucks for delivery to gasoline stations and end users. Products that are used as feedstocks are typically transported by pipeline or barges to chemical plants.

        Demand for refined products has generally been affected by price levels, economic growth trends, conservation, fuel efficiency mandates and, to a lesser extent, weather conditions. From 2008 through the 12 months ended November 2012, petroleum consumption averaged approximately 19.0 million barrels per day, an approximate 8% decrease from peak levels, largely due to economic weakness. Given this decreased demand for refined products, the increased use of ethanol and other renewable fuels and the resulting excess refining capacity, a number of U.S. refineries reduced output and, in some cases, indefinitely shut-down. The EIA is currently forecasting growth in overall refined product demand to increase marginally over the next decade.

        The level of future domestic demand generally will be influenced by economic conditions as well as the absolute prices of the products. Counteracting the impact of decreased domestic refined product demand on many U.S. refineries has been the combination of a significant decrease in refined product imports and a significant increase in refined product exports. Refined product imports decreased from 3.2 million barrels per day in 2005 to an average of approximately 1.9 million barrels per day for the 12 months ended November 2012. Conversely, refined product exports increased from approximately 1.1 million barrels per day in 2005 to 2.8 million barrels per day for the 12 months ended November 2012. PAA believes that potential demand growth will be met primarily by the increase in mandated alternative fuels and increased utilization of existing refining capacity, which could generate demand for midstream infrastructure in certain areas, including pipelines and terminals.

NGL Market Overview

        NGL primarily includes ethane, propane, normal butane, iso-butane and natural gasoline, and are derived from natural gas production and processing activities as well as crude oil refining processes. LPG primarily includes propane, butane and natural gasoline, which liquefy at moderate pressures thus making it easier to transport and store such products as compared to ethane. As discussed above, NGL refers to all NGL products including LPG when used in this section.

        NGL Demand.    Individual NGL products have varying uses. Described below are the five basic NGL components and their typical uses:

  •
  Ethane.  Ethane accounts for the largest portion of the NGL barrel and substantially all of the extracted ethane is used as feedstock in the production of ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. When ethane recovery from a wet natural gas stream is uneconomic, ethane is left in the natural gas stream, subject to pipeline specifications.

  •
  Propane.  Propane is used as heating fuel, engine fuel and industrial fuel, for agricultural burning and drying and also as petrochemical feedstock for the production of ethylene and propylene.

  •
  Normal butane.  Normal butane is principally used for motor gasoline blending and as fuel gas, either alone or in a mixture with propane, and feedstock for the manufacture of ethylene and butadiene, a key ingredient of synthetic rubber. Normal butane is also used as a feedstock for iso-butane production and as a diluent in the transportation of heavy crude oil and bitumen, particularly in Canada.

  •
  Iso-butane.  Iso-butane is principally used by refiners to produce alkylates to enhance the octane content of motor gasoline.

  •
  Natural Gasoline.  Natural gasoline is principally used as a motor gasoline blend stock, a petrochemical feedstock, or as diluent in the transportation of heavy crude oil and bitumen, particularly in Canada.

        NGL Supply.    The bulk (approximately 79%) of the U.S. NGL supply comes from gas processing plants, which separate a mixture of NGL from the dry gas (primarily methane). The NGL mix (also referred to as "Y Grade") is then either fractionated at the processing site into the five individual NGL components (known as purity products), which may be transported, stored and sold to end use markets or transported as a Y-Grade to a regional fractionation facility.

        The majority of gas processing plants in the United States are located along the Gulf Coast, in the West Texas/Oklahoma area and in the Rockies region. Smaller gas processing regions are located in Michigan and Illinois as well as the Marcellus region (which is expanding rapidly) and Southern California. In Canada, the vast majority of the processing capacity is located in Alberta, with a much smaller (but increasing) amount in British Columbia.

        NGL products from refineries represent approximately 15% of U.S. supply and are by-products of the refinery conversion processes. Consequently, they have generally already been separated into individual components and do not require further fractionation. NGL products from refineries are principally propane, with lesser amounts of butane, refinery naphthas (products similar to natural gasoline) and ethane. Due to refinery maintenance schedules and seasonal demand considerations, refinery production of propane and butane varies on a seasonal basis.

        NGL are also imported into certain regions of the United States from Canada and other parts of the world (approximately 6% of total supply). NGL (primarily propane) are also exported from certain regions of the United States.

        NGL Transportation and Trading Hubs.    NGL, whether as a mixture or as purity products, are transported by pipelines, barges, railcars and tank trucks. The method of transportation used depends on, among other things, the resources of the transporter, the locations of the production points and the delivery points, cost-efficiency and the quantity of product being transported. Pipelines are generally the most cost-efficient mode of transportation when large, consistent volumes of product are to be delivered.

        The major NGL infrastructure and trading hubs in North America are located at Mont Belvieu, Texas; Conway, Kansas; Edmonton, Alberta; and Sarnia, Ontario. Each of these hubs contains a critical mass of infrastructure, including fractionators, storage, pipelines and access to end markets, particularly Mont Belvieu. In addition, there are several other production hubs, including Empress, Alberta and Hobbs, New Mexico. The West Virginia/Western Pennsylvania area is also rapidly developing as a meaningful NGL infrastructure hub.

        NGL Storage.    NGL must be stored under pressure to maintain a liquid state. The lighter the product (e.g., ethane), the greater the pressure that must be maintained. Large volumes of NGL are stored in underground caverns constructed in salt or granite. Product is also stored in above ground tanks. Natural gasoline can be stored at relatively low pressures in tankage similar to that used to store motor gasoline. Propane and butane are stored at much higher pressures in steel spheres, cylinders, bullets or other configurations. Ethane is stored at very high pressures, typically in salt caverns. Storage is especially important for NGL as supply and demand can vary materially on a seasonal basis.

        NGL Market Outlook.    NGL supplies from gas processing plants are increasing rapidly due to the increased drilling activity in unconventional resource plays, where producers are targeting "liquids rich" areas to capitalize on forecasted high NGL product prices (which historically have been correlated with crude oil prices). Numerous industry and financial analysts project NGL supply volumes will continue to grow over the next several years with some analysts projecting U.S. supply volumes to increase from 2012 levels over 30% by 2016. A significant amount of this volume is expected to come from recently discovered, unconventional resource plays that do not have the NGL infrastructure to process the wet natural gas or transport, fractionate and store the NGL products. Nor are these new supply areas near historical markets for the NGL purity products. As a result of these dynamics, substantial incremental infrastructure is likely to be developed throughout the NGL value chain over the next several years, and traditional regional basis relationships could change significantly. A portion of the increased supply of NGL will likely be absorbed by the domestic petrochemical sector as low-cost feed stocks. In addition, growing production of Canadian heavy crude oil is likely to create demand for additional diluents, primarily natural gasoline and butane. The remaining product not absorbed domestically will likely drive continued growth in the NGL export market. Due to rapid increases in NGL production, the prices of NGL (particularly ethane and propane) have been pressured downward in certain locations. It is difficult to predict when such prices may rebound but this downward pressure on prices is one of the key drivers for the new infrastructure development referred to above. The NGL market is, among other things, expected to be driven by:

  •
  the absolute prices of NGL products and their prices relative to natural gas and crude oil;

  •
  drilling activity and wet natural gas production in developing liquids-rich production areas;

  •
  production growth/decline rates of wet natural gas in established supply areas;

  •
  available processing, fractionation, storage and transportation capacity;

  •
  infrastructure development costs and timing as well as development risk sharing;

  •
  the cost of acquiring rights from producers to process their gas;

  •
  petro-chemical demand;

  •
  diluent requirements for heavy Canadian oil;

  •
  international demand for NGL products;

  •
  regulatory changes in gasoline specifications affecting demand for butane;

  •
  refinery shut downs;

  •
  alternating needs of refineries to store and blend NGL;

  •
  seasonal shifts in weather; and

  •
  inefficiencies caused by regional supply and demand imbalances.

        As a result of these and other factors, the NGL market is complex and volatile, which along with expected market growth creates opportunities to solve the logistical inefficiencies inherent in the business.

Natural Gas Storage Market Overview

        North American natural gas storage facilities provide a staging and warehousing function for seasonal swings in demand relative to supply, as well as an essential reliability cushion against disruptions in natural gas supply, demand and transportation by allowing natural gas to be injected into, withdrawn from or warehoused in such storage facilities as dictated by market conditions. Natural gas storage (and, to a lesser extent, imported natural gas from Canada) serves as the "shock absorber" that balances the market, serving as a source of supply to meet the consumption demands in excess of daily production capacity and a warehouse for gas production in excess of daily demand during low demand periods.

        The market for natural gas storage services in the United States is driven by:

  •
  the long-term supply and demand for natural gas and the overall lack of balance between the supply of and demand for natural gas on a seasonal, monthly, daily or hourly basis;

  •
  natural gas demand from seasonal or weather-sensitive end-users such as gas-fired power generators and residential and commercial consumers;

  •
  any factors that contribute to more frequent and severe imbalances between the supply of and demand for natural gas, whether caused by supply or demand fluctuations;

  •
  operational imbalances, near-term seasonal spreads, shorter-term spreads and basis differentials; and

  •
  the extent to which there is a surplus or shortfall of storage capacity relative to the overall demand for storage services in a given market area.

        During the period from 2002 through 2012, domestic natural gas consumption has grown, albeit unevenly, driven primarily by growth in the seasonal and weather-sensitive electric power generation sector, partially offset by declines in the residential and industrial sectors. For a number of years during the same period, domestic natural gas production was relatively flat and failed to keep pace with domestic consumption. Over the past several years, however, domestic natural gas production has been growing rapidly. This trend reversal is primarily due to increases in production from developing shale resource plays.

        The seasonality of natural gas demand has remained strong during the last decade, with consumption during the peak winter months averaging approximately 40% more than consumption during the summer months, per EIA data. This strong seasonal trend has produced seasonal spreads (the price difference between the summer and winter season) that have generally moved within a range of $0.19 to $4.74 per MMBtu, with the high end of that range occurring during the 2006-2007 timeframe. However, in 2012 the seasonal spreads (Oct-Jan) for 2013-2014 and 2014-2015, which influence the rates at which PAA will be able to contract firm storage capacity in future years, have ranged from $0.35 to $0.48. In addition, lower short-term spreads and basis differentials have reduced overall market opportunities, which negatively impacts storage demand and value. While there are a variety of factors that have contributed to these softer market conditions, PAA believes the key drivers are (i) increased natural gas supplies due to production from shale resources, (ii) net increases in storage capacity and (iii) lower basis differentials due to expansion and improved connectivity of natural gas transportation infrastructure in the United States over the last five years. PAA believes that certain of the supply and demand factors are cyclical and self-correcting over time, and that the long-term outlook for storage utilization and demand is positive.

Description of Segments and Associated Assets

        PAA's business activities are conducted through three segments—Transportation, Facilities and Supply and Logistics. PAA has an extensive network of transportation, terminalling and storage facilities at major market hubs and in key oil producing basins, as well as crude oil, NGL and refined product transportation corridors in the United States and Canada.

        Following is a description of the activities and assets for each of PAA's business segments.

Transportation Segment

        PAA's transportation segment operations generally consist of fee-based activities associated with transporting crude oil and NGL on pipelines, gathering systems, trucks and barges. PAA generates revenue through a combination of tariffs, third-party leases of pipeline capacity and other transportation fees. PAA's transportation segment also includes its equity earnings from its investments in Settoon Towing and the White Cliffs, Butte, Frontier and Eagle Ford pipeline systems, in which PAA owns noncontrolling interests.

        As of December 31, 2012, PAA employed a variety of owned or leased long-term physical assets throughout the United States and Canada in this segment, including approximately:

  •
  17,400 miles of active crude oil, NGL and refined products pipelines and gathering systems;

  •
  23 million barrels of active, above-ground tank capacity used primarily to facilitate pipeline throughput;

  •
  582 trailers (primarily in Canada); and

  •
  104 transport and storage barges and 51 transport tugs through PAA's interest in Settoon Towing.

        The following is a tabular presentation of PAA's active crude oil, NGL and refined products pipeline assets in the United States and Canada as of December 31, 2012, grouped by geographic location:

Region / Pipeline and Gathering Systems(1)	System Miles	2012 Average Net Barrels per Day(2)
		(In thousands)
United States Crude Oil
Permian Basin
Basin / Mesa	599	696
Permian Basin Area Systems	2,952	461

Permian Basin Subtotal	3,551	1,157
Eagle Ford Area Systems	179	23
Western
All American	138	33
Line 63 / Line 2000	357	128
Other	142	96

Western Subtotal	637	257
Rocky Mountain
Bakken Area Systems	954	130
Salt Lake City Area Systems	982	149
White Cliffs(3)	527	18
Other	1,323	105

Rocky Mountain Subtotal	3,786	402
Gulf Coast
Capline(3)	631	146
Other	945	299

Gulf Coast Subtotal	1,576	445
Central
Mid-Continent Area Systems	1,987	249
Other	421	120

Central Subtotal	2,408	369
United States Refined Products Pipelines	903	116

United States Total	13,040	2,769

Canada
Crude Oil Pipelines:
Manito	555	57
Rainbow	759	145
Rangeland	1,345	62
Other	462	165

Crude Oil Pipelines Subtotal	3,121	429
NGL Pipelines:
Co-Ed	813	44
Other	434	131

NGL Pipelines Subtotal	1,247	175

Canada Total	4,368	604

Grand Total	17,408	3,373

(1)
PAA's ownership percentage varies on each pipeline and gathering system ranging from approximately 20% to 100%.

(2)
Represents average volume for the entire year attributable to PAA's interest.

(3)
Non-operated pipeline.

  United States Pipelines

  Permian Basin

        Basin Pipeline System.    PAA owns an approximate 87% undivided joint interest in, and is the operator of, the Basin Pipeline system. The Basin system is a primary route for transporting crude oil from the Permian Basin (in west Texas and southern New Mexico) to Cushing, Oklahoma, for further delivery to Mid-Continent and Midwest refining centers. The Basin system accommodates three primary movements of crude oil: (i) barrels that are shipped from Jal, New Mexico to the West Texas markets of Wink/Hendrick and Midland; (ii) barrels that are shipped from Midland to connecting carriers at Colorado City, Texas or Wichita Falls, Texas; and (iii) barrels that are shipped from Jal, Midland, Colorado City and Wichita Falls to connecting carriers at Cushing.

        The Basin system is an approximate 520-mile mainline, telescoping crude oil system with a system capacity ranging from approximately 144,000 barrels per day to 450,000 barrels per day (approximately 125,000 barrels per day to 392,000 barrels per day attributable to PAA's interest) depending on the segment. During 2012, PAA completed two expansion projects on the Basin system including (i) increasing capacity from 400,000 to 450,000 barrels per day (from 348,000 barrels per day to 392,000 barrels per day attributable to PAA's interest) on crude oil movements from Colorado City to Cushing and (ii) increasing capacity from 144,000 to 240,000 barrels per day (from 125,000 barrels per day to 209,000 barrels per day attributable to PAA's interest) on movements from Wink/Hendrick to Midland. System throughput (as measured by system deliveries) was approximately 506,000 barrels per day (attributable to PAA's interest) during 2012. The system also includes approximately 6 million barrels of tankage located along the system. The Basin system is subject to tariff rates regulated by the Federal Energy Regulatory Commission ("FERC").

        Mesa Pipeline System.    PAA owns an approximate 63% interest in and is the operator of the Mesa Pipeline system, which transports crude oil from Midland to a refinery at Big Spring, Texas and to connecting carriers at Colorado City. The Mesa system is an 80-mile mainline with a system capacity of up to 400,000 barrels per day (approximately 252,000 barrels per day attributable to PAA's interest). System throughput (as measured by system deliveries) was approximately 190,000 barrels per day (attributable to PAA's interest) during 2012.

        Permian Basin Area Systems.    PAA operates wholly owned systems of approximately 3,000 miles that aggregate receipts from wellhead gathering lines and bulk truck injection locations into a combination of 4- to 16-inch diameter trunk lines for transportation and delivery into the Basin system at Jal, Wink and Midland as well as PAA's terminal facilities in Midland. These systems are subject to tariff rates regulated by either the FERC or state regulatory agencies. For 2012, combined throughput on the Permian Basin area systems totaled an average of approximately 461,000 barrels per day.

        During 2011 and 2012, PAA commenced construction of multiple expansion and extension projects servicing the Bone Spring, Spraberry and Wolfberry producing areas in the Permian Basin. These projects, which included adding over 145 miles of pipeline and approximately 200,000 barrels of additional gathering capacity, interconnect with PAA's Basin system as well as third-party systems. Portions of these projects were placed into service during 2012, with the remainder completed during 2013.

  Eagle Ford Area

        Eagle Ford Area Systems.    In November 2011, PAA acquired from Velocity a condensate gathering system (the "Gardendale Gathering System") that was in the advanced stages of construction in the Eagle Ford area of South Texas. The Gardendale Gathering System currently consists of approximately 115 miles of pipeline with a capacity of approximately 150,000 barrels per day and terminals at Gardendale and Catarina with aggregate storage capacity of approximately 185,000 barrels. In

December 2012, PAA acquired approximately 30 miles of crude oil and condensate pipelines with a throughput capacity of approximately 50,000 barrels per day that complement PAA's existing Gardendale Gathering System assets.

        In August 2012, PAA formed Eagle Ford Pipeline LLC with Enterprise Products Partners ("Enterprise") for the purpose of developing a crude oil pipeline system in the Eagle Ford Area. This system will include a 175-mile crude oil and condensate pipeline, a marine terminal facility and approximately 1.8 million barrels of operational storage capacity across the system. The project is designed to provide approximately 350,000 barrels per day of take-away capacity from the western region of the Eagle Ford play to Corpus Christi, Texas refining markets and to Houston via an Enterprise connection at Lyssy, Texas and is supported by long-term throughput agreements. Portions of the project were placed into service at the end of 2012, with the balance expected to be placed into service by the end of 2013.

  Western

        All American Pipeline System.    PAA owns a 100% interest in the All American Pipeline system. The All American Pipeline is a common carrier crude oil pipeline system that transports crude oil produced from two outer continental shelf, or OCS, fields offshore California via connecting pipelines to refinery markets in California. The system receives crude oil from ExxonMobil's Santa Ynez field at Las Flores and receives crude oil from the Freeport-McMoRan-operated Point Arguello field at Gaviota. The system terminates at PAA's Emidio Station. Between Gaviota and PAA's Emidio Station, PAA's All American Pipeline interconnects with PAA's San Joaquin Valley Gathering System, Line 2000 and Line 63, as well as other third-party intrastate pipelines. The system is subject to tariff rates regulated by the FERC.

        A portion of PAA's transportation segment profit on Line 63 and Line 2000 is derived from the pipeline transportation business associated with the Santa Ynez and Point Arguello fields and fields located in the San Joaquin Valley. Volumes shipped from the OCS are in decline. Please read "Risk Factors—Risks Related to PAA's Business" for discussion of the estimated impact of a decline in volumes.

        Line 63.    PAA owns a 100% interest in the Line 63 system. The Line 63 system is an intrastate common carrier crude oil pipeline system that transports crude oil produced in the San Joaquin Valley and California OCS to refineries and terminal facilities in the Los Angeles Basin and in Bakersfield. The Line 63 system consists of a 144-mile trunk pipeline originating at PAA's Kelley Pump Station in Kern County, California and terminating at PAA's West Hynes Station in Long Beach, California. The trunk pipeline has a capacity of approximately 110,000 barrels per day. The Line 63 system includes five miles of distribution pipelines in the Los Angeles Basin, with a throughput capacity of approximately 144,000 barrels per day, and 148 miles of gathering pipelines in the San Joaquin Valley, with a throughput capacity of approximately 72,000 barrels per day. PAA also has approximately 1 million barrels of storage capacity on this system. These storage assets are used primarily to facilitate the transportation of crude oil on the Line 63 system.

        During the fourth quarter of 2009, a 71-mile segment of Line 63 was temporarily taken out of service to allow for certain repairs and realignments to be performed. Line 63 volumes are currently being redirected from the north end of this out-of-service segment to the parallel Line 2000. The product is then batched along Line 2000 until it is re-injected into the active portion of Line 63, which is south of the out-of-service segment, for subsequent delivery to customers. This temporary pipeline segment closure and redirection of product has not impacted PAA's normal throughput levels on this line. In 2013, PAA commenced a project to place this idle segment into service. It expects the project to be completed by March 2015. For 2012, combined throughput on Line 63 totaled an average of approximately 66,000 barrels per day.

        Line 2000.    PAA owns and operates 100% of Line 2000, an intrastate common carrier crude oil pipeline that originates at PAA's Emidio Pump Station (part of PAA's All American Pipeline System) and transports crude oil produced in the San Joaquin Valley and California OCS to refineries and terminal facilities in the Los Angeles Basin. Line 2000 is a 130-mile, 20-inch trunk pipeline with a throughput capacity of approximately 130,000 barrels per day. During 2012, throughput on Line 2000 (excluding Line 63 volumes) averaged approximately 62,000 barrels per day.

  Rocky Mountain

        Bakken Area Systems.    PAA owns and operates the Baker, Trenton and Whitetail gathering systems as well as the Robinson Lake and Bakken North pipelines. The gathering systems consist of 919 miles of pipelines and transported approximately 96,000 barrels per day for 2012. The Robinson Lake pipeline was acquired in December 2010 and consists of 35 miles of 8-inch pipeline with throughput capacity of up to 60,000 barrels per day. For 2012, throughput on the Robinson Lake pipeline was approximately 34,000 barrels per day. During 2012, PAA completed construction of its Bakken North Pipeline System, a 80-mile, 12-inch crude oil pipeline with an initial design capacity of approximately 50,000 barrels that extends from Trenton, North Dakota to the southern end of PAA's currently idle Wascana Pipeline. The Wascana Pipeline reversal is pending connection to a third-party pipeline, which is expected to occur during the second half of 2013.

        Salt Lake City Area Systems.    PAA operates the Salt Lake City and Wahsatch pipeline systems, in which it owns interests of between 75% and 100%. These systems include interstate and intrastate common carrier crude oil pipeline systems that transport crude oil produced in the U.S. Rocky Mountain region and Canada to refiners in Salt Lake City, Utah and to other pipelines at Ft. Laramie, Wyoming. These pipeline systems consist of 693 miles of pipelines and approximately one million barrels of storage capacity. These systems have a maximum throughput capacity of (i) approximately 20,000 barrels per day from Wamsutter, Wyoming to Ft. Laramie, Wyoming, (ii) approximately 49,000 barrels per day from Wamsutter, Wyoming to Wahsatch, Utah and (iii) approximately 120,000 barrels per day from Wahsatch, Utah to Salt Lake City, Utah. For 2012, throughput on the Salt Lake City and Wahsatch pipeline systems in total averaged approximately 140,000 barrels per day.

        Included in the Salt Lake City Area systems is PAA's 22% interest in Frontier Pipeline, an interstate common carrier crude oil pipeline that consists of a 289-mile trunk pipeline with a maximum throughput capacity of 79,000 barrels per day. Frontier Pipeline originates in Casper, Wyoming and delivers crude oil into the Wahsatch Pipeline System. For 2012, throughput on Frontier averaged approximately 9,000 barrels per day (attributable to PAA's interest).

        White Cliffs Pipeline.    PAA owns an approximate 36% interest in the White Cliffs Pipeline, a 527-mile, 12-inch common carrier pipeline that originates in Platteville, Colorado and terminates in Cushing, Oklahoma. Rose Rock Midstream, L.P. serves as the operator of the pipeline. For 2012, throughput on White Cliffs Pipeline averaged approximately 18,000 barrels per day (attributable to PAA's interest). In 2012, White Cliffs announced an expansion project that will increase total system capacity from 70,000 barrels per day to 150,000 barrels per day and is underpinned by long-term shipper commitments. This expansion is expected to be completed in the first half of 2014.

  Gulf Coast

        Capline Pipeline System.    The Capline Pipeline system, in which PAA owns an aggregate undivided joint interest of approximately 54%, is a 631-mile, 40-inch mainline crude oil pipeline originating in St. James, Louisiana, and terminating in Patoka, Illinois. PAA also owns a 100% interest in approximately 720,000 barrels of tankage located at Patoka, Illinois.

        Capline has direct connections to a significant amount of crude production in the Gulf of Mexico. In addition, it has two active docks capable of handling approximately 600,000-barrel tankers and is connected to the Louisiana Offshore Oil Port and PAA's St. James terminal and transports various grades of crude oil to PADD II. Total designed operating capacity is approximately 1.1 million barrels per day of crude oil, of which PAA's attributable interest is approximately 600,000 barrels per day. Throughput on PAA's interest averaged approximately 146,000 barrels per day during 2012.

  Central

        Mid-Continent Area Systems.    PAA owns and operates pipeline systems that source crude oil from the Cleveland Sand, Granite Wash and Mississippian/Lime resource plays of Western and Central Oklahoma, Southwest Kansas and the eastern Texas Panhandle. These systems consist of approximately 2,000 miles of pipeline with transportation and delivery into and out of PAA's terminal facilities at Cushing. For 2012, combined throughput on the Mid-Continent Area systems totaled an average of approximately 249,000 barrels per day.

        In January 2012, PAA completed the conversion of an existing Oklahoma NGL pipeline into crude oil service. The pipeline extends from Medford, Oklahoma to PAA's terminal facility at Cushing. The pipeline provided an initial crude oil throughput capacity of 12,000 barrels per day and was expanded to 25,000 barrels per day in July 2012.

        In 2012, PAA began construction on a new 170-mile pipeline to service the increasing Mississippian Lime crude oil production in northern Oklahoma and Southern Kansas. This pipeline is designed to provide approximately 150,000 barrels per day (approximately 175,000 barrels per day in conjunction with the Medford-to-Cushing pipeline conversion) of crude oil transportation to PAA's terminal facilities at Cushing. This pipeline was placed into service during August 2013. In early 2013, PAA announced a 55-mile extension of this pipeline, which will provide up to 75,000 barrels per day of crude oil throughput capacity and is supported by a long-term commitment from an area producer. This extension is expected to be brought into service in the fourth quarter of 2013.

  United States Refined Products Pipelines

        As of December 31, 2012 PAA owned and operated pipeline systems of approximately 900 miles that receive and deliver refined products throughout Wyoming, South Dakota, Colorado, New Mexico and Texas. Total average throughput on these systems during 2012 was approximately 116,000 barrels per day. In February 2013, PAA signed a definitive agreement to sell certain of these refined products pipeline systems and related assets. A portion of the transaction closed in July 2013 and closing of the balance is subject to the satisfaction of customary closing conditions.

  Canada Pipelines

  Crude Oil Pipelines

        Manito.    PAA owns a 100% interest in the Manito heavy oil system. This 555-mile system is comprised of the Manito pipeline, the North Sask pipeline and the Bodo/Cactus Lake pipeline. Each system consists of a blended crude oil line and a parallel diluent line which delivers condensate to upstream blending locations. The North Sask pipeline is 84 miles in length and originates near Turtleford, Saskatchewan and terminates in Dulwich, Saskatchewan. The Manito pipeline includes 334 miles of pipeline, and the mainline segment originates at Dulwich and terminates at Kerrobert, Saskatchewan. The Bodo/Cactus Lake pipeline is 137 miles long and originates in Bodo, Alberta and also terminates at PAA's Kerrobert storage facility. The Kerrobert storage and terminalling facility is connected to the Enbridge pipeline system and can both receive and deliver heavy crude from and to the Enbridge pipeline system. For 2012, approximately 57,000 barrels per day of crude oil were transported on the Manito system.

        Rainbow System.    PAA owns a 100% interest in the Rainbow system. The Rainbow system consists of a 480-mile, 20-inch to 24-inch mainline crude oil pipeline extending from the Norman Wells Pipeline connection in Zama, Alberta to Edmonton, Alberta and has 279 miles of gathering pipelines. The system has a throughput capacity of approximately 220,000 barrels per day and transported approximately 145,000 barrels per day during 2012.

        During 2012, PAA commenced construction on a 187-mile, 10-inch pipeline to transport diluent north from Edmonton, Alberta to PAA's Nipisi truck terminal in Northern Alberta. The pipeline is projected to have an initial capacity of 35,000 barrels per day and to be expandable to 70,000 barrels per day. PAA placed this project in service in September 2013.

        Rangeland System.    PAA owns a 100% interest in the Rangeland system. The Rangeland system consists of a 670 mile, 8-inch to 16-inch mainline pipeline and 675 miles of 3-inch to 8-inch gathering pipelines. The Rangeland system transports NGL mix, butane, condensate, light sweet crude and light sour crude either north to Edmonton, Alberta or south to the U.S./Canadian border near Cutbank, Montana, where it connects to PAA's Western Corridor system. Total average throughput during 2012 on the Rangeland system was approximately 62,000 barrels per day.

  NGL Pipelines

        Co-Ed Pipeline System.    As part of PAA's BP NGL Acquisition completed during the first half of 2012, PAA became 100% owners and operators of the Co-Ed NGL Pipeline System. The Co-Ed NGL system consists of approximately 813 miles of 3-inch to 10-inch pipeline. This pipeline gathers NGL from approximately 35 field gas processing plants located in Alberta, including all of the NGL produced at the Cochrane Straddle Plant. The Co-Ed NGL system has throughput capacity of approximately 72,000 barrels per day. During 2012, throughput averaged approximately 44,000 barrels per day.

Facilities Segment

        PAA's facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products, NGL and natural gas, NGL fractionation and isomerization services and natural gas and condensate processing services. PAA generates revenue through a combination of month-to-month and multi-year leases and processing arrangements. Revenues generated in this segment include (i) storage fees that are generated when PAA leases storage capacity, (ii) terminal throughput fees that are generated when PAA receives crude oil, refined products or NGL from one connecting source and redelivers the applicable product to another connecting carrier, (iii) loading and unloading fees at PAA's rail terminals, (iv) hub service fees associated with natural gas park and loan activities, interruptible storage services and wheeling and balancing services, (v) revenues from the sale of natural gas, (vi) fees from NGL fractionation and isomerization and (vii) fees from gas processing services.

        As of December 31, 2012, PAA owned, operated or employed a variety of long-term physical assets throughout the United States and Canada in this segment, including:

  •
  approximately 74 million barrels of crude oil and refined products storage capacity primarily at PAA's terminalling and storage locations;

  •
  approximately 22 million barrels of NGL storage capacity;

  •
  approximately 93 Bcf of natural gas storage working capacity;

  •
  approximately 16 Bcf of base gas in storage facilities;

  •
  11 natural gas processing plants located throughout Canada and the Gulf Coast area of the United States;

  •
  seven fractionation plants located throughout Canada and the United States with an aggregate gross processing capacity of approximately 197,100 barrels per day, and an isomerization and fractionation facility in California with an aggregate processing capacity of approximately 14,000 barrels per day;

  •
  approximately 1,400 miles of active pipelines that support PAA's facilities assets, consisting primarily of NGL and natural gas pipelines; and

  •
  23 crude oil and NGL rail terminals located throughout the United States and Canada. Please read "—Major Facilities Assets—Rail Facilities" below for an overview of various terminals and "—Supply and Logistics Segment" regarding PAA's use of railcars.

        The following is a tabular presentation of PAA's active facilities segment storage and service assets in the United States and Canada as of December 31, 2012, grouped by product and service type and capacity and volume as indicated:

Crude Oil and Refined Products Storage Facilities	Total Capacity (MMBbls)
Cushing	19
Kerrobert	1
LA Basin	9
Martinez and Richmond	5
Mobile and Ten Mile	3
Patoka	6
Philadelphia Area	4
St. James	8
Yorktown(1)	6
Other	13

74

NGL Storage Facilities	Total Capacity (MMBbls)
Bumstead	2
Fort Saskatchewan	4
Sarnia Area	8
Tirzah	1
Other	7

22

Natural Gas Storage Facilities	Total Capacity (Bcf)
Salt-caverns (Pine Prairie and Southern Pines)	67
Depleted Reservoir (Bluewater)	26

93

Natural Gas Processing Facilities(2)	Ownership Interest	Total Gas Inlet Volume(3) (Bcf/d)	Gross Gas Processing Capacity(4) (Bcf/d)	Net Gas Processing Capacity (Bcf/d)
United States Gulf Coast Area	100%	0.3	0.6	0.6
Canada	36 - 100%	1.2	5.9	4.3

		1.5	6.5	4.9

NGL Fractionation and Isomerization Facilities	Ownership Interest	Total Inlet Volume(3) (Bbls/d)	Gross Capacity (Bbls/d)	Net Capacity (Bbls/d)
Fort Saskatchewan	21 - 100%	57,944	75,000	51,300
Sarnia	62 - 84%	62,800	95,000	68,400
Shafter	100%	10,664	14,000	14,000
Other	68 - 100%	11,830	27,100	24,600

		143,238	211,100	158,300

Crude Oil and NGL Rail Facilities	Ownership Interest	Loading Capacity(4) (Bbls/d)	Unloading Capacity(4) (Bbls/d)
Crude Oil Rail Facilities	100%	140,000	140,000

	Ownership Interest	Number of Rack Spots	Number of Storage Spots
NGL Rail Facilities(5)	50 - 100%	247	833

(1)
Amount includes 1.6 million barrels of capacity for which PAA holds lease options (1.1 million barrels of which have been exercised).

(2)
While natural gas processing inlet volumes and capacity amounts are presented, they currently are not a significant driver of PAA's segment results.

(3)
Inlet volumes represent average inlet volumes for the entire year, except for the facilities PAA acquired as part of its BP NGL Acquisition. Inlet volumes for these facilities are calculated based on a 275-day period, which was the number of days PAA owned the assets during 2012.

(4)
Capacity transported will vary according to specification of product moved.

(5)
PAA's NGL rail terminals are predominately utilized for internal purposes specifically for its supply and logistics activities. Please read the "Supply and Logistics Segment" discussion following this section for further discussion regarding the use of PAA's rail terminals.

        The following discussion contains a detailed description of PAA's more significant facilities segment assets.

  Major Facilities Assets

  Crude Oil and Refined Products Facilities

        Cushing Terminal.    PAA's Cushing, Oklahoma Terminal (the "Cushing Terminal") is located at the Cushing Interchange, one of the largest wet-barrel trading hubs in the United States and the delivery point for crude oil futures contracts traded on the NYMEX. The Cushing Terminal has been designated by the NYMEX as an approved delivery location for crude oil delivered under the NYMEX light sweet crude oil futures contract. As the NYMEX delivery point and a cash market hub, the Cushing Interchange serves as a primary source of refinery feedstock for the Midwest refiners and plays an integral role in establishing and maintaining markets for many varieties of foreign and domestic crude oil. The facility is designed to handle multiple grades of crude oil while minimizing the interface and enabling deliveries to connecting carriers at their maximum rate.

        Since 1999, PAA has completed multiple expansions, which have increased the capacity of the Cushing Terminal to a total of approximately 19 million barrels. During 2012, PAA commenced its Phase XII terminal expansion, which includes adding approximately one million barrels of storage capacity through the construction of four 270,000 barrel tanks. PAA placed three of these tanks in service during the first quarter of 2013, with the last tank expected to be placed in service by the end of 2013.

        Kerrobert Terminal.    PAA owns a crude oil and condensate storage and terminalling facility, which is located near Kerrobert, Saskatchewan and is connected to its Manito and Cactus Lake pipeline systems. The total storage capacity at the Kerrobert terminal is approximately 1 million barrels. This facility is also connected to the Enbridge pipeline system and can both receive and deliver heavy crude from and to the Enbridge pipeline system.

        L.A. Basin.    PAA owns four crude oil and refined product storage facilities in the Los Angeles area with a total of approximately 8 million barrels of storage capacity in commercial service and a distribution pipeline system of approximately 50 miles of pipeline in the Los Angeles Basin. PAA uses the Los Angeles area storage and distribution system to service the storage and distribution needs of the refining, pipeline and marine terminal industries in the Los Angeles Basin. PAA's Los Angeles area system's pipeline distribution assets connect its storage assets with major refineries and third-party pipelines and marine terminals in the Los Angeles Basin.

        Martinez and Richmond Terminals.    PAA owns two terminals in the San Francisco, California area: a terminal at Martinez (which provides refined product and crude oil service) and a terminal at Richmond (which provides refined product service). PAA's San Francisco area terminals have approximately 5 million barrels of combined storage capacity that are connected to area refineries through a network of owned and third-party pipelines that carry crude oil and refined products to and from area refineries. The terminals have dock facilities and its Richmond terminal is also able to receive products by rail.

        Mobile and Ten Mile Terminal.    PAA has a marine terminal in Mobile, Alabama (the "Mobile Terminal") that has current useable capacity of approximately 2 million barrels. Approximately 3 million barrels of additional storage capacity is available at PAA's nearby Ten Mile Facility, which is connected to PAA's Mobile Terminal via a 36-inch pipeline. Approximately two-thirds of the additional storage capacity at Ten Mile is included in PAA's transportation segment.

        The Mobile Terminal is equipped with a ship/tanker dock, barge dock, truck unloading facilities and various third-party connections for crude oil movements to area refiners. Additionally, the Mobile Terminal serves as a source for imports of foreign crude oil to PADD II refiners through PAA's Mississippi/Alabama pipeline system, which connects to the Capline System at its station in Liberty, Mississippi.

        Patoka Terminal.    PAA's Patoka Terminal has approximately 6 million barrels of storage capacity and the associated manifold and header system at the Patoka Interchange located in southern Illinois. Patoka is a growing regional hub with access to domestic and foreign crude oil for certain volumes moving north on the Capline system as well as Canadian barrels moving south. During 2012, PAA completed construction of Phase IV at its Patoka Terminal, which included two 286,000 barrel crude oil tanks and one 400,000 barrel crude oil tank.

        Philadelphia Area Terminals.    PAA owns four refined product terminals in the Philadelphia, Pennsylvania area. PAA's Philadelphia area terminals have a combined storage capacity of approximately 4 million barrels. The terminals have 20 truck loading lanes, two barge docks and a ship dock. The Philadelphia area terminals provide services and products to all of the refiners in the Philadelphia harbor. The Philadelphia area terminals also receive products from connecting pipelines.

        St. James Terminal.    PAA has approximately 8 million barrels of crude oil storage capacity at the St. James crude oil interchange in Louisiana, which is one of the three most liquid crude oil interchanges in the United States. The facility includes a manifold and header system that allows for receipts and deliveries with connecting pipelines at their maximum operating capacity. Over the past few years, PAA completed the construction of a marine dock that is able to receive from tankers and receive from, and load, barges. The facility is also connected to its rail unloading facility. Please read "—Rail Facilities" below for further discussion.

        During 2012, PAA completed its Phase IV expansion at the St. James Terminal, which included the construction of an additional 1 million barrels of crude oil storage capacity and is supported by multi-year contracts and throughput arrangements with third-party customers. PAA has begun construction of its Phase V expansion, which will increase storage capacity by an additional 1.1 million barrels. PAA expects this construction to be completed near the end of 2013.

        Yorktown Terminal.    During late 2011, PAA acquired the idled Western Refinery in Yorktown, Virginia and is operating it as a terminal. This facility has approximately 6 million barrels of storage for crude oil, black oil, propane, butane and refined products, including 1.6 million barrels of capacity for which it holds lease options (1.1 million barrels of which have been exercised). The Yorktown facility has its own deep-water port on the York River with the capacity to service the receipt and delivery of product from ships and barges. This facility also has an active truck rack and rail capacity. Please read "—Rail Facilities" below for further discussion. PAA is in the process of making a number of modifications to the Yorktown facility, which will enhance the capabilities of the rail system, the dock facilities and related infrastructure, and increase connectivity and flexibility within the terminal itself. PAA expects to complete these projects during the second half of 2013.

  NGL Storage Facilities

        Bumstead.    The Bumstead facility is located at a major rail transit point near Phoenix, Arizona. With approximately 3 million barrels of working capacity (approximately 2 million barrels of useable capacity), the facility's primary assets include three salt-dome storage caverns, a 30-car rail rack and six truck racks.

        During 2010, PAA began upgrading and improving its Bumstead NGL storage facility, which will increase the useable capacity by approximately 700,000 barrels. This project is expected to be completed by the end of 2013.

        Fort Saskatchewan.    The Fort Saskatchewan facility is located approximately 16 miles northeast of Edmonton, Alberta in one of the key North American NGL hubs. The facility is a receipt, storage, fractionation and delivery facility for NGL and is connected to other major NGL plants and pipeline systems in the area. The facility's primary assets include 10 storage caverns with approximately 4 million barrels in useable storage capacity. NGL mix and spec products can be delivered to the Enbridge and Cochin pipeline in addition to the propane truck loading rack at the facility. The facility includes assets operated by PAA and assets operated by a third-party. PAA's ownership in the various facility assets ranges from approximately 21% to 100%. Please read the section entitled "—NGL Fractionation and Isomerization Facilities" below for additional discussion of this facility.

        Sarnia Area.    The Sarnia facility is a large NGL fractionation, storage and shipping facility located on a 380 acre plant site in the Sarnia Chemical Valley. There are 36 multi-product rail car loading spots, 4 multi-product truck loading racks and a network of 14 pipelines providing product delivery capabilities to PAA's Windsor, St. Clair and Green Springs terminal facilities, in addition to refineries, chemical plants and other pipeline systems in the area. The facility has approximately 3 million barrels in useable storage capacity.

        The Windsor storage terminal in Windsor, Canada, is a pipeline hub and underground storage facility. The facility is served by three PAA owned receipt/dispatch pipelines, the Cochin pipeline and rail and truck offloading. There are eight storage caverns on site with a useable capacity of approximately 3 million barrels. The primary terminal assets consist of 16 multi-product rail tank car loading spots and a propane truck loading rack.

        The St. Clair terminal is a propane, isobutane and butane storage and distribution facility located in St. Clair, Michigan and is connected to the Sarnia facility via a PAA owned pipeline. On site are seven storage caverns with useable capacity of approximately 2 million barrels and 28 multi-product rail tank car loading spots and six tank truck loading racks.

        Tirzah.    The Tirzah facility is located in South Carolina and consists of an underground granite storage cavern with approximately 1 million barrels of useable capacity. The Tirzah facility is connected to the Dixie Pipeline System (a third-party system) via PAA's 62-mile pipeline.

  Natural Gas Storage Facilities

        Salt Cavern Storage Facilities.    PAA owns two FERC regulated, high deliverability salt cavern natural gas storage facilities located on the Gulf Coast. Its Pine Prairie facility is located in Evangeline, Rapides and Acadian Parishes, Louisiana and is permitted for up to 80 Bcf of working gas capacity, which includes 32 Bcf of incremental capacity that was approved by the FERC subject to the requirement that Pine Prairie conduct an open season in accordance with applicable FERC policy. PAA's Southern Pines facility is located in Greene County Mississippi and is permitted for up to 40 Bcf of working gas capacity. During 2012, PAA placed into commercial service an aggregate of approximately 17 Bcf of working gas capacity at its Pine Prairie and Southern Pines facilities, including expansions of existing caverns and the addition of a new cavern at both Pine Prairie and Southern Pines. These two facilities had an aggregate working gas capacity as of December 31, 2012 of approximately 67 Bcf. During 2013 and 2014, PAA's expansion plans include the creation of approximately 6.5 Bcf of working gas capacity from incremental leaching activities, a portion of which was placed into service during the first half of 2013.

        Both of these facilities are strategically located and have a diverse group of customers, including utilities, pipelines, producers, power generators, marketers and liquefied natural gas ("LNG") exporters, whose storage needs include both traditional seasonal storage services and short-term storage services. Pine Prairie is strategically positioned relative to several major market hubs, including the Henry Hub (the delivery point for NYMEX natural gas futures contracts and located approximately 50 miles southeast of Pine Prairie), the Carthage Hub (located in East Texas), and the Perryville Hub (located in North Louisiana), and to existing and proposed LNG import and export facilities.

        Pine Prairie's pipeline header system, which includes an aggregate of approximately 80 miles of 24-inch diameter pipe located within a 20-mile radius of Pine Prairie, is directly connected to eight large-diameter interstate pipelines through nine interconnects that service both conventional and unconventional natural gas production in Texas and Louisiana, including production from existing and emerging shale plays, as well as the Gulf of Mexico. These interconnects also provide direct or indirect access to each of the market hubs described above and to consumer and industrial markets in the Gulf Coast, Midwest, Northeast and Southeast regions of the United States. Pine Prairie's peak daily injection and withdrawal rates are 2.4 Bcf and 3.2 Bcf, respectively, and Pine Prairie has a total of 71,000 horsepower of compression capacity currently in service with another 27,500 horsepower of permitted capacity.

        Southern Pines' pipeline header system, which includes an aggregate of 60 miles of 24-inch diameter pipe, is connected to four major natural gas pipelines servicing the Gulf Coast, Northeast, Mid-Atlantic and Southeastern United States markets. Southern Pines' peak daily injection and withdrawal rates are 1.2 Bcf and 2.4 Bcf, respectively, and Southern Pines has a total of 48,000 horsepower of compression capacity currently in service.

        Depleted Reservoir Facility (Bluewater).    Bluewater is located in the State of Michigan and primarily services seasonal storage needs throughout the Midwestern and Northeastern portions of the United States and the Southeastern portion of Canada. Accordingly, Bluewater's customers consist primarily of pipelines, utilities and marketers seeking seasonal storage services. Bluewater's 30-mile, 20-inch diameter pipeline header system is supported by 13,350 horsepower of compression and connects with three interstate and three natural gas utility pipelines that provide access to the major market hubs of Chicago, Illinois and Dawn, Ontario, which supply natural gas to eastern Ontario and the northeastern United States. These interconnects also provide access to natural gas utilities that serve local markets in Michigan and Ontario. Bluewater's peak daily injection and withdrawal rates are 0.5 Bcf and 0.8 Bcf, respectively.

        Bluewater has total working gas storage capacity of approximately 26.0 Bcf in two depleted reservoirs and is permitted for an additional 3.0 Bcf of working gas storage capacity. PAA expects to increase Bluewater's working gas capacity by approximately 1.0 Bcf ratably over a 7- to 8-year period in connection with an ongoing liquids removal project. Bluewater also leases third-party storage capacity and pipeline transportation capacity from time to time to increase its operational flexibility and enhance its service offerings. In addition, on December 14, 2012, the FERC granted Bluewater to place in service the St. Clair River Crossing Replacement facilities located in St. Clair County, Michigan. Facilities included the construction of a 20-inch pipeline with a permitted capacity for up to 300 million cubic feet ("MMcf") per day that connects Bluewater to a Canadian pipeline owned by an affiliate of Spectra Energy. The new facilities replaced a 12-inch pipeline that was permitted for up to 250 MMcf per day and leased from Nova Chemical through January 2013.

  Natural Gas Processing Facilities

        PAA owns and operates five natural gas processing plants located in Louisiana and Alabama with an aggregate natural gas processing capacity of approximately 0.6 Bcf per day. In January 2013, PAA completed construction of a condensate stabilization facility in South Texas designed to extract NGL from condensate, which will enable condensate to meet specifications of pipelines originating out of Gardendale, Texas. This facility will have a total capacity of approximately 80,000 barrels per day.

        PAA also owns and/or operates four straddle plants and two field gas processing plants located in Western Canada with an aggregate gross natural gas processing capacity of approximately 5.9 Bcf per day and long-term liquid supply contracts relating to a third-party owned straddle plant with gross processing capacity of approximately 2.5 Bcf per day.

  NGL Fractionation and Isomerization Facilities

        Fort Saskatchewan.    PAA's Fort Saskatchewan facility has a fractionation capacity of approximately 45,000 barrels per day (feedstock capacity) and produces both spec NGL products and a C3/C4 mix for delivery to the Sarnia facility via the Enbridge pipeline.

        The fractionation feedstock is supplied via the Fort Saskatchewan Pipeline System which connects to the Co-Ed pipeline system. Through ownership in the Keyera Fort Saskatchewan fractionation plant (which has a gross fractionation capacity of 30,000 barrels per day), PAA has additional fractionation capacity, net to its share of 6,300 barrels per day.

        Sarnia.    The Sarnia Fractionator is the largest fractionation plant in Eastern Canada and receives NGL feedstock from the Enbridge Pipeline, the Kalkaska Pipeline and from refineries, gas plants and chemical plants in the area. The fractionation unit has a gross useable capacity of 95,000 barrels per day and produces specification propane, isobutane, normal butane and natural gasoline. PAA's ownership in the various processing units at the Sarnia Fractionator ranges from 62% to 84%.

        Shafter.    PAA's Shafter facility located near Bakersfield, California provides isomerization and fractionation services to producers and customers. The primary assets consist of approximately 200,000 barrels of NGL storage and a processing facility with butane isomerization capacity of approximately 14,000 barrels per day and NGL fractionation capacity of approximately 12,000 barrels per day. During 2011, PAA commenced its Shafter Expansion Project. This project will include the construction of a

15-mile NGL pipeline system that will be capable of delivering up to 10,000 barrels per day from Oxy's Elk Hills Gas plant to PAA's Shafter facility. It will also include enhancements to PAA's storage and rail facilities and is expected to be placed into service by the end of 2013.

  Rail Facilities

        Crude Oil Rail Loading Facilities.    PAA owns four active crude oil and condensate rail loading terminals, with one additional terminal being developed. Its active terminals service production in the Niobrara, Eagle Ford and Bakken shale formations and are located in Carr, Colorado; Gardendale, Texas; Manitou, North Dakota; and Van Hook, North Dakota and have a combined loading capacity of approximately 140,000 barrels per day.

        During 2012, PAA began pre-construction activities, which include obtaining necessary permits, on a new rail facility in Tampa, Colorado. This facility will be designed to receive crude oil via truck and pipeline and to load unit trains at a rate of up to 68,000 barrels per day. PAA commenced construction on this project, which is supported by firm contracts, in early-2013, and the facility is expected to be in service during the second half of 2013. In addition, PAA is currently expanding the Van Hook, North Dakota terminal, which is expected to be completed in the first half of 2014. After its various terminal expansion and development activities are complete, PAA's expected loading capacity will be approximately 244,000 barrels per day.

        Crude Oil Rail Unloading Facilities.    PAA owns one active crude oil rail unloading terminal and has two additional unloading terminals under construction and development. Its terminal at St. James, Louisiana is connected to an active rail unloading facility and has been expanded to unload 52 railcars at a time with capacity to unload 140,000 barrels of sweet crude oil per day.

        PAA is currently developing a crude oil rail facility at its multi-product terminal in Yorktown, Virginia. The rail facility will receive unit trains and is expected to have a capacity of 140,000 barrels per day upon its completion projected to occur during the second half of 2013. In connection with its 2012 acquisition of rail terminals from US Development Group, PAA acquired a project to construct a crude oil unloading terminal near Bakersfield, California. This project is expected to reach completion during the first half of 2014 at which point this terminal will have permitted capacity to unload 70,000 barrels per day when construction is complete. PAA expects total unloading capacity of approximately 350,000 barrels per day after its permitted rail unloading projects are in service.

        NGL Rail Facilities.    PAA owns eighteen operational NGL rail facilities located throughout the United States and Canada that are strategically located near NGL storage, pipelines, gas production or propane distribution centers. PAA's NGL rail facilities currently have 247 railcar rack spots and 833 railcar storage spots and it has the ability to switch its own rail cars at six of these terminals.

Supply and Logistics Segment

        PAA's supply and logistics segment operations generally consist of the following merchant-related activities:

  •
  the purchase of U.S. and Canadian crude oil at the wellhead, the bulk purchase of crude oil at pipeline, terminal and rail facilities, and the purchase of cargos at their load port and various other locations in transit;

  •
  the storage of inventory during contango market conditions and the seasonal storage of NGL;

  •
  the purchase of NGL from producers, refiners, processors and other marketers;

  •
  the resale or exchange of crude oil and NGL at various points along the distribution chain to refiners or other resellers to maximize profits; and

  •
  the transportation of crude oil and NGL on trucks, barges, railcars, pipelines and ocean-going vessels from various receipt points to market hub locations or directly to end users such as refineries, processors and fractionation facilities.

        The majority of activities that are carried out within PAA's supply and logistics segment are designed to produce a stable baseline of results in a variety of market conditions, while at the same time provide upside potential associated with opportunities inherent in volatile market conditions (including opportunities to benefit from fluctuating crude oil quality differentials). These activities utilize storage facilities at major interchange and terminalling locations and various hedging strategies to provide a balance. The tankage that is used to support PAA's arbitrage activities positions it to capture margins in a contango market or when the market switches from contango to backwardation. Please read "—Impact of Commodity Price Volatility and Dynamic Market Conditions on PAA's Business Model" below for further discussion.

        In addition to substantial working inventories associated with its merchant activities, as of December 31, 2012, PAA's supply and logistics segment also owned significant volumes of crude oil and NGL classified as long-term assets for linefill or minimum inventory requirements and employs a variety of owned or leased physical assets throughout the United States and Canada, including approximately:

  •
  11 million barrels of crude oil and NGL linefill in pipelines owned by PAA;

  •
  5 million barrels of crude oil and NGL linefill in pipelines owned by third parties and other long-term inventory;

  •
  815 trucks and 926 trailers; and

  •
  5,380 railcars (net of railcars subleased to other parties).

        In connection with its operations, the supply and logistics segment secures transportation and facilities services from PAA's other two segments as well as third-party service providers under month-to-month and multi-year arrangements. Intersegment sales are based on posted tariff rates, rates similar to those charged to third parties or rates that PAA believes approximate market rates. However, certain terminalling and storage rates recognized within its facilities segment are discounted to its supply and logistics segment to reflect the fact that these services may be canceled on short notice to enable the facilities segment to provide services to third parties, generally under longer term arrangements.

        The following table shows the average daily volume of PAA's supply and logistics activities for the year ended December 31, 2012 (in thousands of barrels per day):

Volumes
Crude oil lease gathering purchases	818
NGL sales	182
Waterborne cargos	3

Supply & Logistics activities total	1,003

        Crude Oil and NGL Purchases.    PAA purchases crude oil from multiple producers under contracts and believe that it has established long-term, broad-based relationships with the crude oil and NGL producers in its areas of operations. These contracts generally range in term from a thirty-day evergreen to five years, with the majority ranging from thirty days to one year and a limited number of contracts extending to approximately ten years. PAA utilizes its truck fleet and gathering pipelines as well as leased railcars, third-party pipelines, trucks and barges to transport the crude oil to market. In addition, it purchases foreign crude oil. Under these contracts PAA may purchase crude oil upon delivery in the United States or it may purchase crude oil in foreign locations and transport it on third-party tankers.

        PAA purchases NGL from producers, refiners and other NGL marketing companies under contracts that generally range from immediate delivery to one year in term. PAA utilizes its trucking fleet as well as leased railcars, third-party tank trucks or pipelines to transport NGL.

        In addition to purchasing crude oil from producers, PAA purchases both domestic and foreign crude oil and refined products in bulk at major pipeline terminal locations and barge facilities. PAA also purchases NGL in bulk at major pipeline terminal points and storage facilities from major integrated oil companies, large independent producers or other NGL marketing companies or processors. Crude oil, refined products and NGL are purchased in bulk when PAA believes additional opportunities exist to realize margins further downstream in the crude oil, refined products or NGL distribution chain. The opportunities to earn additional margins vary over time with changing market conditions. Accordingly, the margins associated with PAA's bulk purchases will fluctuate from period to period.

        Crude Oil and NGL Sales.    The activities involved in the supply, logistics and distribution of crude oil and NGL are complex and require current detailed knowledge of crude oil and NGL sources and end markets, as well as a familiarity with a number of factors including grades of crude oil, individual refinery demand for specific grades of crude oil, area market price structures, location of customers, various modes and availability of transportation facilities and timing and costs (including storage) involved in delivering crude oil and NGL to the appropriate customer.

        PAA sells its crude oil to major integrated oil companies, independent refiners and other resellers in various types of sale and exchange transactions. It sells NGL primarily to retailers and refiners, and limited volumes to other marketers. The contracts generally range in term from a thirty-day evergreen to five years, with the majority ranging from thirty days to one year and a limited number of contracts extending to approximately ten years. PAA establishes a margin for the crude oil and NGL it purchases by entering into physical sales contracts with third parties, or by entering into a future delivery obligation with respect to futures contracts on the NYMEX, ICE or over-the-counter. Through these transactions, PAA seeks to maintain a position that is substantially balanced between purchases and sales and future delivery obligations. From time to time, it enters into various types of sale and exchange transactions including fixed price delivery contracts, floating price collar arrangements, financial swaps and crude oil and NGL-related futures contracts as hedging devices.

        Crude Oil and NGL Exchanges.    PAA pursues exchange opportunities to enhance margins throughout the gathering and marketing process. When opportunities arise to increase PAA's margin or to acquire a grade, type or volume of crude oil or NGL that more closely matches its physical delivery requirement, location or the preferences of its customers, PAA exchanges physical crude oil or NGL, as appropriate, with third parties. These exchanges are effected through contracts called exchange or buy/sell agreements. Through an exchange agreement, PAA agrees to buy crude oil or NGL that differs in terms of geographic location, grade of crude oil or type of NGL or physical delivery schedule from crude oil or NGL it has available for sale. Generally, PAA enters into exchanges to acquire crude oil or NGL at locations that are closer to its end markets, thereby reducing transportation costs and increasing its margin. PAA also exchanges its crude oil to be physically delivered at a later date, if the exchange is expected to result in a higher margin net of storage costs, and enters into exchanges based on the grade of crude oil, which includes such factors as sulfur content and specific gravity, in order to meet the quality specifications of its physical delivery contracts. Please read GP LLC's Consolidated Financial Statements included elsewhere in this prospectus for further discussion of PAA's accounting for exchange and buy/sell agreements.

        Credit.    PAA's merchant activities involve the purchase of crude oil, natural gas, refined products and NGL for resale and require significant extensions of credit by its suppliers. In order to assure PAA's ability to perform its obligations under the purchase agreements, various credit arrangements are negotiated with its suppliers. These arrangements include open lines of credit and, to a lesser extent, standby letters of credit issued under its hedged inventory facility or its senior unsecured revolving credit facility.

        When PAA sells crude oil, NGL, refined products and natural gas, it must determine the amount, if any, of the line of credit to be extended to any given customer. PAA manages its exposure to credit risk through credit analysis, credit approvals, credit limits, prepayment, letters of credit and monitoring procedures.

        Because PAA's typical crude oil sales transactions can involve tens of thousands of barrels of crude oil, the risk of nonpayment and nonperformance by customers is a major consideration in its business. PAA believes its sales are made to creditworthy entities or entities with adequate credit support. Generally, sales of crude oil are settled within 30 days of the month of delivery, and pipeline, transportation and terminalling services settle within 30 days from the date PAA issues an invoice for the provision of services.

        PAA also has credit risk exposure related to its sales of NGL and natural gas; however, because its sales are typically in relatively small amounts to individual customers, it does not believe that these transactions pose a material concentration of credit risk. Typically, PAA enters into annual contracts to sell NGL on a forward basis, as well as to sell NGL on a current basis to local distributors and retailers. In certain cases PAA's NGL customers prepay for their purchases, in amounts ranging up to 100% of their contracted amounts.

        Certain activities in its supply and logistics segment are affected by seasonal aspects, primarily with respect to NGL supply and logistics activities, which generally have higher activity levels during the first and fourth quarters of each year.

Impact of Commodity Price Volatility and Dynamic Market Conditions on PAA's Business Model

        Through its three business segments, PAA is engaged in the transportation, storage, terminalling and marketing of crude oil, refined products, NGL and natural gas. The majority of its activities are focused on crude oil, which is the principal feedstock used by refineries in the production of transportation fuels.

        Crude oil, NGL, refined products and natural gas commodity prices have historically been very volatile. For example, since the mid-1980s, NYMEX West Texas Intermediate crude oil benchmark prices have ranged from a low of approximately $10 per barrel during 1986 to a high of over $147 per barrel during 2008. During 2012, crude oil prices traded within a range of $77 to $111 per barrel.

        Absent extended periods of lower crude oil prices that are below production replacement costs or higher crude oil prices that have a significant adverse impact on consumption, demand for the services PAA provides in its fee-based transportation and facilities segments and its gross profit from these activities have little correlation to absolute crude oil prices. Relative contribution levels will vary from quarter-to-quarter due to seasonal and other similar factors, but its fee-based transportation and facilities segments should comprise approximately 70% to 80% of its aggregate base level segment profit.

        Base level segment profit from PAA's supply and logistics activities is dependent on its ability to sell crude oil and NGL at prices in excess of its aggregate cost. Although segment profit may be adversely affected during certain transitional periods, PAA's crude oil supply, logistics and distribution operations are not directly affected by the absolute level of crude oil prices, but are affected by overall levels of supply and demand for crude oil and relative fluctuations in market-related indices.

        In developing its business model and allocating its resources among its three segments, PAA attempts to anticipate the impacts of shifts between supply-driven markets and demand-driven markets, seasonality, cyclicality, regional surpluses and shortages, economic conditions and a number of other influences that can cause volatility and change market dynamics on a short, intermediate and long-term basis. PAA's objective is to position PAA such that its overall annual base level of cash flow is not materially adversely affected by the absolute level of energy prices, shifts between demand-driven markets and supply-driven markets or other similar dynamics. PAA believes the complementary, balanced nature of its business activities and diversification of its asset base among varying regions and demand-driven and supply-driven markets provides it with a durable base level of cash flow in a variety of market scenarios.

        In addition to providing a durable base level of cash flow, this approach is also intended to provide opportunities to realize incremental margin during volatile market conditions. For example, if crude oil prices are high relative to historical levels, PAA may hedge some of its expected pipeline loss allowance barrels, and if crude oil prices are low relative to historical prices, it may hedge a portion of its anticipated diesel purchases needed to operate its trucks and barges. Also, during periods when supply exceeds the demand for crude oil, NGL or natural gas in the near term, the market for such product is often in contango, meaning that the price for future deliveries is higher than current prices. In a contango market, entities that have access to storage at major trading locations can purchase crude oil, NGL or natural gas at current prices for storage and simultaneously sell forward such products for future delivery at higher prices. Conversely, when there is a higher demand than supply of crude oil, NGL or natural gas in the near term, the market is backwardated, meaning that the price for future deliveries is lower than current prices. In a backwardated market, hedged positions established in a contango market can be unwound, with the physical product or futures position sold into the current higher priced market at a level that mitigates losses associated with closing out future delivery obligations.

        The combination of a high level of fee-based cash flow from its transportation and facilities segments, complemented by a number of diverse, flexible and counter-balanced sources of cash flow within its supply and logistics segment is intended to enable PAA to accomplish its objectives of maintaining a durable base level of cash flow and providing upside opportunities. In executing this business model, PAA employs a variety of financial risk management tools and techniques, predominantly in its supply and logistics segment.

Risk Management

        In order to hedge margins involving its physical assets and manage risks associated with its various commodity purchase and sale obligations and, in certain circumstances, to realize incremental margin during volatile market conditions, PAA uses derivative instruments. It also uses various derivative instruments to manage its exposure to interest rate risk and currency exchange rate risk. In analyzing its risk management activities, PAA draws a distinction between enterprise level risks and trading-related risks. Enterprise level risks are those that underlie PAA's core businesses and may be managed based on PAA management's assessment of the cost or benefit in doing so. Conversely, trading-related risks (the risks involved in trading in the hopes of generating an increased return) are not inherent in PAA's core business; rather, those risks arise as a result of engaging in the trading activity. PAA's policy is to manage the enterprise level risks inherent in its core businesses, rather than trying to profit from trading activity. Its commodity risk management policies and procedures are designed to monitor NYMEX, ICE and over the counter positions, as well as physical volumes, grades, locations, delivery schedules and storage capacity, to help ensure that its hedging activities address its risks. PAA's interest rate and currency exchange rate risk management policies and procedures are designed to monitor its derivative positions and ensure that those positions are consistent with PAA's objectives and approved strategies. PAA has a risk management function that has direct responsibility and authority for its risk policies, related controls around commercial activities and procedures and certain other aspects of corporate risk management. PAA's risk management function also approves all new risk management strategies through a formal process. Its approved strategies are intended to mitigate and manage enterprise level risks that are inherent in its core businesses.

        Except for pre-defined inventory positions, PAA's policy is generally to structure its purchase and sales contracts so that price fluctuations do not materially affect its operating income, and not to acquire and hold physical inventory or derivatives for the purpose of speculating on outright commodity price changes.

        Although PAA seeks to maintain a position that is substantially balanced within its supply and logistics activities, PAA purchases crude oil, refined products, NGL and natural gas from thousands of locations and may experience net unbalanced positions for short periods of time as a result of production, transportation and delivery variances as well as logistical issues associated with inclement weather conditions and other uncontrollable events that occur within each month. When unscheduled physical inventory builds or draws do occur, they are monitored constantly and managed to a balanced position over a reasonable period of time. This activity is monitored independently by PAA's risk management function and must take place within predefined limits and authorizations.

Geographic Data; Financial Information about Segments

        Please read Note 17 to GP LLC's Consolidated Financial Statements included herein.

Customers

        Marathon Petroleum Corporation and its affiliates accounted for approximately 16%, 16% and 14% of PAA's revenues for the years ended December 31, 2012, 2011 and 2010, respectively. ConocoPhillips Company (prior to the spin-off of Phillips 66, which was effective May 1, 2012) accounted for approximately 10% of its revenues for each of the years ended December 31, 2011 and 2010. No other customers accounted for 10% or more of PAA's revenues during any of the three years ended December 31, 2012, 2011 and 2010. The majority of revenues from these customers pertain to PAA's supply and logistics operations. The sales to these customers occur at multiple locations and PAA believes that the loss of these customers would have only a short-term impact on its operating results. There is risk, however, that PAA would not be able to identify and access a replacement market at comparable margins. For a discussion of customers and industry concentration risk, please read GP LLC's Consolidated Financial Statements included elsewhere in this prospectus.

Competition

        Competition among pipelines is based primarily on transportation charges, access to producing areas and demand for the crude oil by end users. PAA believes that high capital requirements, environmental considerations and the difficulty in acquiring rights-of-way and related permits make it unlikely that competing pipeline systems comparable in size and scope to PAA's pipeline systems will be built in the foreseeable future. However, to the extent there are already third-party owned pipelines or owners with joint venture pipelines with excess capacity in the vicinity of its operations, PAA is exposed to significant competition based on the relatively low cost of moving an incremental barrel of crude oil. In addition, in areas where additional infrastructure is necessary to accommodate new or increased production or changing product flows, PAA faces competition in providing the required infrastructure solutions as well as the risk of building capacity in excess of sustained demand. Depending upon the specific movement, pipelines, which generally offer the lowest cost of transportation, may also face competition from other forms of transportation, such as rail and barge. Although these alternative forms of transportation are typically higher cost, they can provide access to alternative markets at which a higher price may be realized for the commodity being transported, thereby overcoming the increased transportation cost.

        PAA also faces competition with respect to its supply and logistics and facilities services. Its competitors include other crude oil pipeline companies, the major integrated oil companies and their marketing affiliates and independent gatherers, banks that have established a trading platform, brokers and marketers of widely varying sizes, financial resources and experience. Some of these competitors have capital resources many times greater than PAA's, and control greater supplies of crude oil.

        With respect to PAA's natural gas storage operations, the principal elements of competition are rates, terms of service, supply and market access and flexibility of service. An increase in competition in its markets could arise from new ventures or expanded operations from existing competitors. PAA's natural gas storage facilities compete with several other storage providers, including regional storage facilities and utilities. Certain pipeline companies have existing storage facilities connected to their systems that compete with some of PAA's facilities.

Regulation

        PAA's assets, operations and business activities are subject to extensive legal requirements and regulations under the jurisdiction of numerous federal, state, provincial and local agencies. Many of these agencies are authorized by statute to issue, and have issued, requirements binding on the pipeline industry, related businesses and individual participants. The failure to comply with such legal requirements and regulations can result in substantial penalties. At any given time there may be proposals, provisional rulings or proceedings in legislation or under governmental agency or court review that could affect PAA's business. The regulatory burden on its assets, operations and activities increases PAA's cost of doing business and, consequently, affects its profitability, but it does not believe that these laws and regulations affect it in a significantly different manner than its competitors. PAA may at any time also be required to apply significant resources in responding to governmental requests for information. In 2010, PAA settled by means of separate Consent Decrees, two ongoing Department of Justice ("DOJ")/Environmental Protection Agency ("EPA") proceedings regarding certain releases of crude oil. One Consent Decree applies to a specific system. The other (the "General Consent Decree") applies to PAA's crude oil pipelines in general. Although PAA believes that all material aspects of the injunctive elements of the Consent Decrees (costs and operational effects) have been incorporated into its budgeting and planning process, future proceedings could result in additional injunctive remedies, the effect of which would subject PAA to operational requirements and constraints that would not apply to its competitors.

        The following is a discussion of certain, but not all, of the laws and regulations affecting PAA's operations.

Environmental, Health and Safety Regulation

General

        PAA's operations involving the storage, treatment, processing and transportation of liquid hydrocarbons including crude oil are subject to stringent federal, state, provincial and local laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of the environment. As with the industry generally, compliance with these laws and regulations increases PAA's overall cost of doing business, including its capital costs to construct, maintain and upgrade equipment and facilities. Failure to comply with these laws and regulations could result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory and remedial liabilities and the issuance of injunctions that may subject PAA to additional operational constraints that its competitors are not required to follow. Environmental and safety laws and regulations are subject to changes that may result in more stringent requirements, and PAA cannot provide any assurance that compliance with current and future laws and regulations will not have a material effect on its results of operations or earnings. A discharge of hazardous liquids into the environment could, to the extent such event is not insured, subject PAA to substantial expense, including both the cost to comply with applicable laws and regulations and any claims made by third parties. The following is a summary of some of the environmental and safety laws and regulations to which PAA's operations are subject.

Pipeline Safety/Pipeline and Storage Tank Integrity Management

        A substantial portion of PAA's petroleum pipelines and its storage tank facilities in the United States are subject to regulation by the Pipeline and Hazardous Materials Safety Administration ("PHMSA") pursuant to the Hazardous Liquids Pipeline Safety Act of 1979, as amended (the "HLPSA"). The HLPSA imposes safety requirements on the design, installation, testing, construction, operation, replacement and management of pipeline and tank facilities. Federal regulations implementing the HLPSA require pipeline operators to adopt measures designed to reduce the environmental impact of oil discharges from onshore oil pipelines, including the maintenance of comprehensive spill response plans and the performance of extensive spill response training for pipeline personnel. These regulations also require pipeline operators to develop and maintain a written qualification program for individuals performing covered tasks on pipeline facilities. Comparable regulation exists in some states in which PAA conducts intrastate common carrier or private pipeline operations. Regulation in Canada is under the National Energy Board ("NEB") and provincial agencies.

  United States

        The HLPSA was amended by the Pipeline Safety Improvement Act of 2002 and the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006. These amendments have resulted in the adoption of rules by the Department of Transportation ("DOT") that require transportation pipeline operators to implement integrity management programs, including more frequent inspections, correction of identified anomalies and other measures, to ensure pipeline safety in "high consequence areas" such as high population areas, areas unusually sensitive to environmental damage and commercially navigable waterways. In the United States, PAA's costs associated with the inspection, testing and correction of identified anomalies were approximately $39 million in 2012, $32 million in 2011 and $31 million in 2010. Based on currently available information, PAA's preliminary estimate for 2013 is that it will incur approximately $21 million in operational expenditures and approximately $38 million in capital expenditures associated with its required pipeline integrity management program. Significant additional expenses could be incurred if new or more stringently interpreted pipeline safety requirements are implemented. Currently, PAA believes its pipelines are in substantial compliance with HLPSA and the 2002 and 2006 amendments. In addition to required activities, PAA's integrity management program includes several internal programs designed to prevent incidents and includes activities such as automating valves and replacing river crossings. Costs incurred for such activities were approximately $24 million in 2012, $22 million in 2011 and $10 million in 2010, and PAA's preliminary estimate for 2013 is that it will incur approximately $30 million.

        On December 13, 2011, the United States Congress passed the "Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011" (the "Act"). The President signed the Act into law on January 3, 2012. Under the Act, maximum civil penalties for certain violations have been increased from $100,000 to $200,000 per violation per day, and from a total cap of $1 million to $2 million. In addition, the Act reauthorizes the federal pipeline safety programs of PHMSA through September 30, 2015, and directs the Secretary of Transportation to undertake a number of reviews, studies and reports, some of which may result in additional natural gas and hazardous liquids pipeline safety rulemaking.

        A number of the provisions of the Act have the potential to cause owners and operators of pipeline facilities to incur significant capital expenditures and/or operating costs. Any additional requirements resulting from these directives are not expected to impact PAA differently than its competitors. PAA will work closely with its industry associations to participate with and monitor DOT-PHMSA's efforts.

        In December 2009, PHMSA finalized a new rule dictating the shape and content of new control room management programs for hazardous liquid, gas transmission and distribution pipelines. The rule addresses human factors, including fatigue and other aspects of control room management for pipelines where controllers use supervisory control and data acquisition systems. The new rule became effective on February 1, 2010 and requires that control room management plans be written by August 1, 2011, which PAA completed on time. Implementation of certain aspects such as fatigue training for Controllers and Supervisors, Change Management, Operating Experience and establishing Shift Change procedures was required and completed by October 1, 2011. Implementation of the remaining aspects of the rule was completed by August 1, 2012.

        PAA has an internal review process in which it examines the condition and operating history of its pipelines and gathering assets to determine if any of its assets warrant additional investment or replacement. Accordingly, in addition to potential cost increases related to unanticipated regulatory changes or injunctive remedies resulting from U.S. EPA enforcement actions, PAA may elect (as a result of its own internal initiatives) to spend substantial sums to ensure the integrity of and upgrade its pipeline systems and, in some cases, PAA may take pipelines out of service if it believes the cost of upgrades will exceed the value of the pipelines.

        If approved by PHMSA, states may assume responsibility for enforcing federal interstate pipeline regulations as agents for PHMSA and conduct inspections of intrastate pipelines. In practice, states vary in their authority and capacity to address pipeline safety. PAA does not anticipate any significant issues in complying with applicable state laws and regulations.

        The DOT has issued guidelines with respect to securing regulated facilities against terrorist attack. PAA has instituted security measures and procedures in accordance with such guidelines to enhance the protection of certain of its facilities. PAA cannot provide any assurance that these security measures would fully protect its facilities from an attack.

        The DOT has adopted American Petroleum Institute Standard 653 ("API 653") as the standard for the inspection, repair, alteration and reconstruction of steel aboveground petroleum storage tanks subject to DOT jurisdiction. API 653 requires regularly scheduled inspection and repair of tanks remaining in service. In the United States, costs associated with this program were approximately $31 million, $22 million and $25 million in 2012, 2011 and 2010, respectively. For 2013, PAA has budgeted approximately $30 million in connection with continued API 653 compliance activities and similar new EPA regulations for tanks not regulated by the DOT. Certain storage tanks may be taken out of service if PAA believes the cost of compliance will exceed the value of the storage tanks or replacement tankage may be constructed.

  Canada

        In Canada, the NEB and provincial agencies such as the Alberta Energy Regulator (f/k/a the Energy Resources Conservation Board) ("AER") and the Saskatchewan Ministry of Energy and Resources regulate the construction, alteration, inspection and repair of crude oil storage tanks. PAA has incurred and will continue to incur costs under laws and regulations related to pipeline and storage tank integrity, such as operator competency programs, regulatory upgrades to its operating and maintenance systems and environmental upgrades of buried sump tanks. PAA spent approximately $80 million in 2012, $35 million in 2011 and $23 million in 2010 on these types of costs. Its preliminary estimate for 2013 is approximately $87 million.

        Although PAA believes that its pipeline operations are in substantial compliance with currently applicable regulatory requirements (including the Consent Decrees, to the extent applicable), it cannot predict the potential costs associated with additional, future regulation. Asset acquisitions are an integral part of its business strategy. As PAA acquires additional assets, it may be required to incur additional costs in order to ensure that the acquired assets comply with the regulatory standards (including the General Consent Decree) in the United States and Canada.

Occupational Safety and Health

  United States

        In the United States, PAA is subject to the requirements of the Occupational Safety and Health Act, as amended ("OSHA"), and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that certain information be maintained about hazardous materials used or produced in operations and that this information be provided to employees, state and local government authorities and citizens. Certain of PAA's facilities are subject to OSHA Process Safety Management ("PSM") regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. These regulations apply to any process which involves a chemical at or above specified thresholds or any process that involves 10,000 pounds or more of a flammable liquid or gas in one location. PAA believes that its operations are in substantial compliance with OSHA requirements, including general industry standards, recordkeeping requirements and monitoring of occupational exposure to regulated substances.

  Canada

        Similar regulatory requirements exist in Canada under the federal and provincial Occupational Health and Safety Acts and related regulations. The agencies with jurisdiction under these regulations are empowered to enforce them through inspection, audit, incident investigation or public or employee complaint. Additionally, under the Criminal Code of Canada, organizations, corporations and individuals may be prosecuted criminally for violating the duty to protect employee and public safety. PAA believes that its operations are in substantial compliance with applicable occupational health and safety requirements.

Solid Waste

        PAA generates wastes, including hazardous wastes, which are subject to the requirements of the federal Resource Conservation and Recovery Act, as amended ("RCRA"), and analogous state and provincial laws. Many of the wastes that PAA generates are not subject to the most stringent requirements of RCRA because PAA's operations generate primarily oil and gas wastes, which currently are excluded from consideration as RCRA hazardous wastes. It is possible, however, that in the future oil and gas wastes may be included as hazardous wastes under RCRA, in which event PAA's wastes as well as the wastes of its competitors will be subject to more rigorous and costly disposal requirements, resulting in additional capital expenditures or operating expenses.

Hazardous Substances

        The federal Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), also known as "Superfund," and comparable state laws impose liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the site or sites where the release occurred and companies that disposed of, or arranged for the disposal of, the hazardous substances found at the site. Such persons may be subject to strict, joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources, and for the costs of certain health studies. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of PAA's ordinary operations, it may generate waste that falls within CERCLA's definition of a "hazardous substance." Canadian and provincial laws also impose liabilities for releases of certain substances into the environment.

        PAA is subject to the EPA's Risk Management Plan regulations at certain facilities. These regulations are intended to work with OSHA's PSM regulations (please read "—Occupational Safety and Health" above) to minimize the offsite consequences of catastrophic releases. The regulations require PAA to develop and implement a risk management program that includes a five-year accident history, an offsite consequence analysis process, a prevention program and an emergency response program. PAA believes it is operating in substantial compliance with its risk management program.

Environmental Remediation

        PAA currently owns or leases, and in the past has owned or leased, properties where hazardous liquids, including hydrocarbons, are or have been handled. These properties and the hazardous liquids or associated wastes disposed thereon may be subject to CERCLA, RCRA and state and Canadian federal and provincial laws and regulations. Under such laws and regulations, PAA could be required to remove or remediate hazardous liquids or associated wastes (including wastes disposed of or released by prior owners or operators) and to clean up contaminated property (including contaminated groundwater).

        PAA maintains insurance of various types with varying levels of coverage that it considers adequate under the circumstances to cover its operations and properties. The insurance policies are subject to deductibles and retention levels that PAA considers reasonable and not excessive. Consistent with insurance coverage generally available in the industry, in certain circumstances PAA's insurance policies provide limited coverage for losses or liabilities relating to gradual pollution, with broader coverage for sudden and accidental occurrences.

        In conjunction with its acquisitions, PAA typically makes an assessment of potential environmental exposure and determine whether to negotiate an indemnity, what the terms of any indemnity should be and whether to obtain environmental risk insurance, if available. These contractual indemnifications typically are subject to specific monetary requirements that must be satisfied before indemnification will apply, and have term and total dollar limits. For instance, in connection with the purchase of former Texas New Mexico ("TNM") pipeline assets from Link Energy LLC ("Link") in 2004, PAA identified a number of environmental liabilities for which it received a purchase price reduction from Link and recorded a total environmental reserve of $20 million, of which PAA agreed in an arrangement with TNM to bear the first $11 million in costs of pre-May 1999 environmental issues. TNM also agreed to pay all costs in excess of $20 million (excluding certain deductibles). TNM's obligations are guaranteed by Shell Oil Products ("SOP"). As of December 31, 2012, PAA has incurred approximately $24 million of remediation costs associated with these sites, while SOP's share has been approximately $13 million.

        Other assets PAA has acquired or will acquire in the future may have environmental remediation liabilities for which PAA is not indemnified.

        PAA has in the past experienced and in the future will likely experience releases of crude oil into the environment from its pipeline and storage operations. It may also discover environmental impacts from past releases that were previously unidentified.

Air Emissions

        PAA's U.S. operations are subject to the U.S. Clean Air Act ("Clean Air Act"), comparable state laws and associated state and federal regulations. Its Canadian operations are subject to federal and provincial air emission regulations. In 2010, the Canadian Council of Ministers of the Environment agreed to move forward to finalize a new air quality management system. The new Canadian standards for air quality and industrial air emissions are currently in development, with implementation expected to begin in 2013. Under these laws, permits may be required before construction can commence on a new or modified source of potentially significant air emissions, and operating permits may be required for sources already constructed. PAA may be required to incur certain capital and operating expenditures in the next several years to install air pollution control equipment and otherwise comply with more stringent federal, state, provincial and regional air emissions control requirements when it attempts to obtain or maintain permits and approvals for sources of air emissions. Although PAA believes that its operations are in substantial compliance with these laws in the areas in which it operates, PAA can provide no assurance that future compliance obligations will not have a material adverse effect on its financial condition or results of operations.

Climate Change Initiatives

  Canada

        In response to recent studies suggesting that emissions of carbon dioxide, methane and certain other gases may be contributing to warming of the Earth's atmosphere, many nations, including Canada, have agreed to limit emissions of these gases, generally referred to as greenhouse gases ("GHG"), pursuant to the 1997 United Nations Framework Convention on Climate Change, also known as the "Kyoto Protocol." The Kyoto Protocol required Canada to reduce its emissions of GHG to 6% below 1990 levels by 2012. However, by 2009, emissions in Canada were 17% higher than 1990 levels. In December 2011, Canada withdrew from the Kyoto Protocol, but signed the "Durban Platform" committing it to a legally binding treaty to reduce GHG emissions, the terms of which are to be defined by 2015 and are to become effective in 2020. Environment Canada continues to promote the domestic GHG initiatives implemented while Canada was signatory to the Kyoto Protocol.

        In 2007, in response to the Kyoto Protocol, the Canadian federal government introduced the Regulatory Framework for Air Emissions (also known as the "Turning the Corner" measures), a regulatory framework for monitoring industrial GHG emissions by establishing mandatory emissions reduction requirements on a sector basis. Originally, this framework was intended to be implemented by 2010; however, no federally mandated reduction targets for GHGs have been implemented to date. Since 2004, companies emitting more than 100 thousand tons per year ("kt/y") of CO2 equivalent ("CO2e") were required to report their GHG emissions under the Greenhouse Gas Emissions Reporting Program. In 2010, this reporting threshold was reduced to 50 kt/y. The current operations of PMC fall well below this 50 kt/y threshold.

        In Alberta, the provincial government implemented the Specified Gas Emitters Regulation in 2007 (under the Alberta Environmental and Protection and Enhancement Act), which mandated a 12% reduction in emission intensity over 2003-2005 levels for all facilities emitting more than 100 kt/y of CO2e. It is anticipated that the threshold for this regulation will be reduced in future years. Alberta also has a GHG reporting threshold at 50 kt/y of CO2e. Again, emissions from PMC's facilities are well below the 50 kt/y threshold.

        In April 2010, Environment Canada proposed the Passenger Automobile and Light Truck Greenhouse Gas Emission Regulations under the Canadian Environmental Protection Act ("CEPA"). Transportation is one of the largest sources of GHG emissions in Canada, accounting for about 27% of total GHG emissions in 2007. Passenger cars and light trucks account for approximately 12% of total GHG emissions or 45% of transportation emissions. The objective of the proposed regulations is to reduce GHG emissions by establishing mandatory GHG emission standards for new vehicles of the 2011 and later model years that are aligned with U.S. standards. The alignment of vehicle emission standards across North America will provide a level playing field for North American automobile manufacturers. The governments of Canada and the U.S. are consulting to develop aligned regulations to reduce emissions from heavy-duty trucks. In December 2010, the Canadian federal government finalized the Renewable Fuel Regulations under CEPA. These regulations require an annual average renewable content of five percent in gasoline and required a two percent renewable content in diesel fuel and heating oil by 2011. These requirements are further intended to reduce GHG emissions in the transportation sector. No other regulatory initiatives to reduce GHG emissions in the truck transportation sector have been announced.

        In August 2011, Environment Canada released the text of the proposed regulations to reduce emissions from the coal-fired electricity sector. The proposed regulations apply a stringent performance standard to coal-fired electricity generated units. The standard will be based on parity with the emissions performance of high-efficiency natural gas generation. This is expected to promote replacement of coal-fired units that are reaching the end of their economic life, and will encourage investment in cleaner generation technologies, such as high-efficiency natural gas generation and renewable energy, as well as the use of carbon capture and storage. Regulations are scheduled to come into effect in July 2015, and are likely to stimulate increased demand for natural gas. No other regulatory initiatives to reduce GHG emissions in the electricity sector have been announced.

        With regard to the oil and gas industry and the pipeline transportation sector, it is unclear at this time what direction the government plans to take. However, given that there have been no specific regulatory changes announced to date regarding GHG emissions reduction in these sectors; any future initiatives would likely not take effect until beyond 2015.

  United States

        In 2009, the U.S. EPA adopted rules for establishing a GHG emissions reporting program. Fewer than ten of PAA's facilities are presently subject to the federal GHG reporting requirements. These include facilities with combustion GHG emissions and potential fugitive emissions above the reporting thresholds. PAA imports sufficient quantities of finished fuel products into the U.S. to be required to report that activity as well. PAA also continues to monitor GHG emissions for all of its facilities and activities. At the present time, PAA does not anticipate the need to purchase GHG credits or install control technology to reduce GHG emissions at any of its facilities.

        In 2010, the EPA promulgated regulations establishing Title V and Prevention of Significant Deterioration permitting requirements for large sources of GHG's. Fewer than ten of PAA's existing facilities are potential major sources of GHG subject to these permitting requirements. PAA may be required to install "best available control technology" to limit emissions of GHG's from any new or significantly modified facilities that it may seek to construct in the future if they would otherwise emit large volumes of GHG's. The EPA is in the process of identifying what constitutes best available control technology for various sources of GHG emissions, but it appears likely that the agency will seek to impose efficient combustion requirements on sources that burn large volumes of fossil fuels rather than post-combustion GHG capture requirements. If the EPA imposes efficient combustion requirements, PAA does not anticipate that they will have an adverse effect on the cost of its operations.

        In the absence of federal climate legislation in the United States, a number of regional efforts have emerged aimed at reducing GHG emissions. Two of the more significant non-federal GHG programs are the Regional Greenhouse Gas Initiative (RGGI) and the Western Climate Initiative (WCI). RGGI, which includes a number of states in the northeastern United States, implemented a cap-and-trade program in 2009. At present, this program only applies to utility power plants. None of PAA's facilities are affected by RGGI.

        The WCI originally included several U.S. states and Canadian provinces, either as full voting members or observers. Most U.S. states have withdrawn from WCI, with California the sole remaining member from the United States. California has implemented a GHG cap-and-trade program, authorized under Assembly Bill 32 ("AB32"). The California Air Resources Board has published a list of facilities expected to be subject to this program. At this time, the list only includes one of PAA's facilities, the Lone Star Gas Liquids facility in Shafter, California. The rules implementing the AB32 program were finalized in December 2011, and the first auction of GHG emission credits was conducted in the fall of 2012, with the average credit selling for $10.09 per ton. The compliance requirements of the GHG cap-and-trade program will not kick in until 2013 and PAA does not anticipate any problems in complying with those obligations going forward or for such impacts to be material.

        Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact PAA's business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on its business, financial condition, demand for its services, results of operations and cash flows. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climate events that could have an adverse effect on PAA's assets and operations.

        The operations of PAA's refinery customers could also be negatively impacted by current GHG legislation or new regulations resulting in increased operating or compliance costs. Some of the proposed federal and state "cap-and-trade" legislation would require businesses that emit GHG's to buy emission credits from government, other businesses or through an auction process. In addition, refiners could be required to purchase emission credits for GHG emissions resulting from their own refining operations as well as the fuels they sell. While it is not possible at this time to predict the final form of "cap-and-trade" legislation, any new federal or state restrictions on GHG emissions could result in material increased compliance costs, additional operating restrictions and an increase in the cost of feedstock and products produced by PAA's refinery customers.

Water

        The Federal Water Pollution Control Act, as amended, also known as the Clean Water Act ("CWA"), and analogous state and Canadian federal and provincial laws impose restrictions and strict controls regarding the discharge of pollutants into navigable waters of the United States and Canada, as well as state and provincial waters. Please read "—Pipeline Safety/Pipeline and Storage Tank Integrity Management" above. Federal, state and provincial regulatory agencies can impose administrative, civil and/or criminal penalties for non-compliance with discharge permits or other requirements of the CWA.

        The Oil Pollution Act of 1990 ("OPA") amended certain provisions of the CWA, as they relate to the release of petroleum products into navigable waters. OPA subjects owners of facilities to strict, joint and potentially unlimited liability for containment and removal costs, natural resource damages and certain other consequences of an oil spill. PAA believes that it is in substantial compliance with applicable OPA requirements. State and Canadian federal and provincial laws also impose requirements relating to the prevention of oil releases and the remediation of areas affected by releases when they occur. PAA believes that it is in substantial compliance with all such federal, state and Canadian requirements.

        With respect to PAA's new pipeline construction activities and maintenance on its existing pipelines, Section 404 of the CWA authorizes the Army Corps of Engineers ("Corps") to permit the discharge of dredged or fill materials into "navigable waters," which are defined as "the waters of the United States." Section 404 (e) authorizes the Corps to issue permits on a nationwide basis for categories of discharges that have no more than minimal individual or cumulative environmental effects. For the past 35 years, the Corps has authorized construction, maintenance and repair of pipelines under a streamlined nationwide permit program known as Nationwide Permit 12 ("NWP"). In a June 2012 lawsuit (Sierra Club v. Bostick), to which PAA was not a party, the plaintiff is seeking to have the court strike down the NWP. NWP is supported by strong statutory and regulatory history and was originally approved by Congress in 1977. In the event the court rules in favor of the plaintiff and wholly or partially strikes down NWP, which PAA believes is unlikely, PAA could face significant delays and financial costs when seeking project approvals.

Other Regulation

Transportation Regulation

        PAA's transportation activities are subject to regulation by multiple governmental agencies. PAA's historical and projected operating costs reflect the recurring costs resulting from compliance with these regulations, and it does not anticipate material expenditures in excess of these amounts in the absence of future acquisitions or changes in regulation or discovery of existing but unknown compliance issues. The following is a summary of the types of transportation regulation that may impact PAA's operations.

        General Interstate Regulation.    PAA's interstate common carrier liquids pipeline operations are subject to rate regulation by the FERC under the Interstate Commerce Act ("ICA"). The ICA requires that tariff rates for liquids pipelines, which include both crude oil pipelines and refined products pipelines, be just and reasonable and non-discriminatory.

        State Regulation.    PAA's intrastate liquids pipeline transportation activities are subject to various state laws and regulations, as well as orders of state regulatory bodies, including the Railroad Commission of Texas ("TRRC") and the California Public Utility Commission ("CPUC"). The CPUC prohibits certain of PAA's subsidiaries from acting as guarantors of its senior notes and credit facilities.

        Regulation of OCS Pipelines.    The Outer Continental Shelf Lands Act requires that all pipelines operating on or across the OCS provide open access, non-discriminatory transportation service. In June 2008, the Minerals Management Service (now replaced by the Bureau of Ocean Energy Management, Regulation and Enforcement) issued a final rule establishing formal and informal complaint procedures for shippers that believe they have been denied open and nondiscriminatory access to transportation on the OCS. PAA does not expect the rule to have a material impact on its operations or results.

        Energy Policy Act of 1992 and Subsequent Developments.    In October 1992, Congress passed the Energy Policy Act of 1992 ("EPAct"), which, among other things, required the FERC to issue rules to establish a simplified and generally applicable ratemaking methodology for petroleum pipelines and to streamline procedures in petroleum pipeline proceedings. The FERC responded to this mandate by establishing a formulaic methodology for petroleum pipelines to change their rates within prescribed ceiling levels that are tied to an inflation index. The FERC reviews the formula every five years. Effective July 1, 2011, the annual index adjustment for the five-year period ending June 30, 2016 will equal the producer price index for finished goods for the applicable year plus an adjustment factor of 2.65%. Pipelines may raise their rates to the rate ceiling level generated by application of the annual index adjustment factor each year; however, a shipper may challenge such increase if the increase in the pipeline's rates was substantially in excess of the actual cost increases incurred by the pipeline during the relevant year. If FERC's annual index adjustment reduces the ceiling level such that it is lower than a pipeline's filed rate, the pipeline must reduce its rate to conform with the lower ceiling unless doing so would reduce a rate "grandfathered" by the EPAct (please read below) to below the grandfathered level. A pipeline must, as a general rule, use the indexing methodology to change its rates. The FERC, however, retained cost-of-service ratemaking, market-based rates and settlement rates as alternatives to the indexing approach that may be used in certain specified circumstances. Because the indexing methodology for the next five-year period is tied to an inflation index and is not based on pipeline-specific costs, the indexing methodology could hamper PAA's ability to recover cost increases.

        Under the EPAct, petroleum pipeline rates in effect for the 365-day period ending on the date of enactment of EPAct are deemed to be just and reasonable under the ICA, if such rates had not been subject to complaint, protest or investigation during such 365-day period. Generally, complaints against such "grandfathered" rates may only be pursued if the complainant can show that a substantial change has occurred since the enactment of EPAct in either the economic circumstances of the oil pipeline or in the nature of the services provided that were a basis for the rate. EPAct places no such limit on challenges to a provision of an oil pipeline tariff as unduly discriminatory or preferential.

        Canadian Regulation.    PAA's Canadian pipeline assets are subject to regulation by the NEB and by provincial authorities, such as the AER. With respect to a pipeline over which it has jurisdiction, the relevant regulatory authority has the power, upon application by a third party, to determine the rates PAA is allowed to charge for transportation on, and set other terms of access to, such pipeline. In such circumstances, if the relevant regulatory authority determines that the applicable terms and conditions of service are not just and reasonable, the regulatory authority can impose conditions it considers appropriate.

        PAA's Pipelines.    The FERC generally has not investigated rates of liquids pipelines on its own initiative when those rates have not been the subject of a protest or complaint by a shipper. The majority of PAA's transportation segment profit in the United States is produced by rates that are either grandfathered or set by agreement with one or more shippers. In Canada, rates are set to cover operating costs and a return on capital, without specific agreements with shippers. Shippers may make application to federal or provincial regulatory agencies if they disagree with rates that have been set.

Trucking Regulation

  United States

        PAA operates a fleet of trucks to transport crude oil and oilfield materials as a private, contract and common carrier. It is licensed to perform both intrastate and interstate motor carrier services. As a motor carrier, PAA is subject to certain safety regulations issued by the DOT. The trucking regulations cover, among other things: (i) driver operations, (ii) log book maintenance, (iii) truck manifest preparations, (iv) safety placard placement on the trucks and trailer vehicles, (v) drug and alcohol testing, (vi) operation and equipment safety and (vii) many other aspects of truck operations. PAA is also subject to OSHA with respect to PAA's trucking operations.

  Canada

        PAA's trucking assets in Canada are subject to regulation by both federal and provincial transportation agencies in the provinces in which they are operated. These regulatory agencies do not set freight rates, but do establish and administer rules and regulations relating to other matters including equipment, facility inspection, reporting and safety. PAA is licensed to operate both intra- and inter-provincially under the direction of the National Safety Code (NSC) that is administered by Transport Canada. PAA's for-hire service is primarily the transportation of crude oil, condensates and NGL. It is required under the NCS among other things to monitor: (i) driver operations, (ii) log book maintenance, (iii) truck manifest preparations, (iv) safety placard placement on the trucks and trailers, (v) operation and equipment safety and (vi) many other aspects of trucking operations. PAA is also subject to Occupational Health and Safety regulations with respect to its trucking operations.

Railcar Regulation

        PAA operates a number of railcar loading and unloading facilities, and leases a significant number of railcars, in the United States and Canada. Its railcar operations are subject to the regulatory jurisdiction of the Federal Railroad Administration of the DOT, the Occupational Safety and Health Administration, as well as other federal and state regulatory agencies and Canadian regulatory agencies for operations in Canada. PAA believes that its railcar operations are in substantial compliance with all existing federal, state and local regulations.

Cross Border Regulation

        As a result of its cross border activities, including importation of crude oil, NGL and natural gas between the United States and Canada, PAA is subject to a variety of legal requirements pertaining to such activities including export/import license requirements, tariffs, Canadian and U.S. customs and taxes and requirements relating to toxic substances. U.S. legal requirements relating to these activities include regulations adopted pursuant to the Short Supply Controls of the Export Administration Act, the North American Free Trade Agreement and the Toxic Substances Control Act. Violations of these licensing, tariff and tax reporting requirements or failure to provide certifications relating to toxic substances could result in the imposition of significant administrative, civil and criminal penalties. Furthermore, the failure to comply with U.S., Canadian, state, provincial and local tax requirements could lead to the imposition of additional taxes, interest and penalties.

Market Anti-Manipulation Regulation

        In November 2009, the Federal Trade Commission ("FTC") issued regulations pursuant to the Energy Independence and Security Act of 2007, intended to prohibit market manipulation in the petroleum industry. Violators of the regulations face civil penalties of up to $1 million per violation per day. In July 2010, Congress passed the Dodd-Frank Act, which incorporated an expansion of the authority of the Commodity Futures Trading Commission ("CFTC") to prohibit market manipulation in the markets regulated by the CFTC. This authority, with respect to crude oil swaps and futures contracts, is similar to the anti-manipulation authority granted to the FTC with respect to crude oil purchases and sales. In November 2010, the CFTC issued proposed rules to implement their new anti-manipulation authority. The proposed rules would subject violators to a civil penalty of up to the greater of $1 million or triple the monetary gain to the person for each violation.

        PAA has not experienced a material impact from the FTC regulations. The CFTC rules are not final. PAA will continue to monitor the status of proposed rules.

Natural Gas Storage Regulation

        Through its ownership of PNG, PAA's natural gas storage operations are subject to regulatory oversight by numerous federal, state and local regulatory agencies, many of which are authorized by statute to issue, and have issued, rules and regulations binding on the natural gas storage and pipeline industry, related businesses and market participants. The failure to comply with such laws and regulations can result in substantial penalties and fines. The regulatory burden increases PAA's cost of doing business and, consequently, affects its profitability. PAA's historical and projected operating costs reflect the recurring costs resulting from compliance with these regulations, and it does not anticipate material expenditures in excess of these amounts in the absence of future acquisitions or changes in regulation, or discovery of existing but unknown compliance issues. PAA does not believe that it is affected by applicable laws and regulations in a significantly different manner than are its competitors.

        The following is a summary of the kinds of regulation that may impact PAA's natural gas storage operations. However, PAA's unitholders should not rely on such discussion as an exhaustive review of all regulatory considerations affecting its natural gas storage operations.

        PAA's natural gas storage facilities provide natural gas storage services in interstate commerce and are subject to comprehensive regulation by the FERC under the Natural Gas Act of 1938 ("NGA"). Pursuant to the NGA and FERC regulations, storage providers are prohibited from making or granting any undue preference or advantage to any person or subjecting any person to any undue prejudice or disadvantage or from maintaining any unreasonable difference in rates, charges, service, facilities, or in any other respect. The terms and conditions for services provided by PAA's facilities are set forth in FERC approved tariffs. PAA has been granted market-based rate authorization for the services that its facilities provide. Market-based rate authority allows PAA to negotiate rates with individual customers based on market demand.

        The FERC also has authority over the siting, construction and operation of U.S. pipeline transportation and storage facilities and related facilities used in the transportation, storage and sale for resale of natural gas in interstate commerce, including the extension, enlargement or abandonment of such facilities. The FERC's authority extends to maintenance of accounts and records, terms and conditions of service, acquisition and disposition of facilities, initiation and discontinuation of services, imposition of creditworthiness and credit support requirements applicable to customers and relationships among pipelines and storage companies and certain affiliates. PAA's natural gas storage entities are required by the FERC to post certain information daily regarding customer activity, capacity and volumes on their respective websites. Additionally, the FERC has jurisdiction to impose rules and regulations applicable to all natural gas market participants including PNG Marketing and PAA Natural Gas Canada to ensure market transparency. FERC regulations require that buyers and sellers of more than a de minimis volume of natural gas report annual numbers and volumes of relevant transactions to the FERC. PAA's natural gas storage facilities and related marketing entities are subject to these annual reporting requirements.

        Under the Energy Policy Act of 2005 ("EPAct 2005") and related regulations, it is unlawful in connection with the purchase or sale of natural gas or transportation services subject to FERC jurisdiction to use or employ any device, scheme or artifice to defraud; to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or to engage in any act or practice that operates as a fraud or deceit upon any person. EPAct 2005 gives the FERC civil penalty authority to impose penalties for certain violations of up to $1,000,000 per day for each violation. FERC also has the authority to order disgorgement of profits from transactions deemed to violate the NGA and the EPAct 2005.

        Bluewater provides storage service by means of receipts or deliveries of natural gas at the international border with Canada or within the Province of Ontario. The importation and exportation of natural gas from and to the United States and Canada is subject to regulation by U.S. Customs and Border Protection, U.S. Department of Energy and the NEB. Bluewater, PNG Marketing and PAA Natural Gas Canada have regulatory authorization to import and export natural gas from and to the U.S. and Canada.

        The natural gas industry historically has been heavily regulated. New rules, orders, regulations or laws may be passed or implemented that impose additional costs, burdens or restrictions on PAA. PAA cannot give any assurance regarding the likelihood of such future rules, orders, regulations or laws or the effect they could have on its business, financial condition and results of operations or ability to make distributions to its unitholders.

Operational Hazards and Insurance

        Pipelines, terminals, trucks or other facilities or equipment may experience damage as a result of an accident or natural disaster. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Since the time PAA and its predecessors commenced midstream crude oil activities in the early 1990s, PAA has maintained insurance of various types and varying levels of coverage that it considers adequate under the circumstances to cover its operations and properties. The insurance policies are subject to deductibles and retention levels that PAA considers reasonable and not excessive. However, such insurance does not cover every potential risk associated with operating pipelines, terminals and other facilities, including the potential loss of significant revenues. Consistent with insurance coverage generally available to the industry, in certain circumstances PAA's insurance policies provide limited coverage for losses or liabilities relating to gradual pollution, with broader coverage for sudden and accidental occurrences. Over the last several years, PAA's operations have expanded significantly, with total assets increasing over 30 times since the end of 1998. At the same time that the scale and scope of PAA's business activities have expanded, the breadth and depth of the available insurance markets have contracted. The overall cost of such insurance as well as the deductibles and overall retention levels that PAA maintains have increased. As a result, PAA has elected to self-insure more activities against certain of these operating hazards and expect this trend will continue in the future. Due to the events of September 11, 2001, insurers have excluded acts of terrorism and sabotage from PAA's insurance policies. PAA has elected to purchase a separate insurance policy for acts of terrorism and sabotage.

        Since the terrorist attacks, the United States Government has issued numerous warnings that energy assets, including PAA's nation's pipeline infrastructure, may be future targets of terrorist organizations. These developments expose PAA's operations and assets to increased risks. PAA has instituted security measures and procedures in conformity with DOT guidance. It will institute, as appropriate, additional security measures or procedures indicated by the DOT or the Transportation Safety Administration. However, PAA cannot assure you that these or any other security measures would protect its facilities from an attack. Any future terrorist attacks on its facilities, those of PAA's customers and, in some cases, those of its competitors, could have a material adverse effect on PAA's business, whether insured or not.

        The occurrence of a significant event not fully insured, indemnified or reserved against, or the failure of a party to meet its indemnification obligations, could materially and adversely affect PAA's operations and financial condition. PAA believes it is adequately insured for public liability and property damage to others with respect to its operations. PAA believes that its levels of coverage and retention are generally consistent with those of similarly situated companies in its industry. With respect to all of its coverage, no assurance can be given that PAA will be able to maintain adequate insurance in the future at rates it considers reasonable, or that PAA has established adequate reserves to the extent that such risks are not insured.

Title to Properties and Rights-of-Way

        PAA's real property holdings are generally comprised of: (i) parcels of land that it owns in fee, (ii) surface leases, underground storage leases and (iii) easements, rights-of-way, permits, crossing agreements or licenses from landowners or governmental authorities permitting the use of certain lands for PAA's operations. PAA believes it has satisfactory title or the right to use the sites upon which its significant facilities are located, subject to customary liens, restrictions or encumbrances. PAA has no knowledge of any challenge to the underlying fee title of any material fee, lease, easement, right-of-way, permit or license held by it or to rights pursuant to any material deed, lease, easement, right-of-way, permit or license, and it believes that it has satisfactory rights pursuant to all of its material leases, easements, rights-of-way, permits and licenses. Some of its real property rights (mainly for pipelines) may be subject to termination under agreements that provide for one or more of: periodic payments, term periods, renewal rights, revocation by the licensor or grantor and possible relocation obligations. PAA believes that its real property holdings are adequate for the conduct of its business activities and that none of the burdens discussed above will materially (i) detract from the value of such properties or (ii) interfere with the use of such properties in its business.

Employees and Labor Relations

        To carry out its operations, PAA's general partner or its affiliates (including Plains Midstream Canada) employed approximately 4,700 employees at December 31, 2012. None of the employees of PAA's general partner are subject to a collective bargaining agreement, except for eight employees covered by an agreement scheduled for renegotiation in September 2015 and another nine employees covered by another agreement scheduled for renegotiation in September 2013. PAA's general partner considers its employee relations to be good.

 MANAGEMENT

        Unless the context otherwise requires, we use the term "PAA's general partner" in this section to refer to both AAP and GP LLC on a historical basis.

Our Management and Governance

        Our general partner will manage our operations and activities. Class A shareholders are limited partners and will not participate in the management of our operations. As a general partner, our general partner is liable for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically non-recourse to it. Our general partner has the sole discretion to incur indebtedness or other obligations on our behalf on a non-recourse basis to the general partner.

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by GP LLC. As a result, the administrative agreement will provide for AAP's payment of an annual fee to GP LLC for general and administrative services. This fee will initially be $1.5 million per year and will be subject to adjustment on an annual basis, beginning on January 1, 2015, based on the Consumer Price Index. The fee will also be subject to adjustment if a material event occurs that impacts the general and administrative services provided to us such as acquisitions, entering into new lines of business or changes in laws, regulations, listing requirements or accounting rules. In addition to the general and administrative services provided to us by GP LLC, we also expect to incur direct annual expenses of approximately $1.5 million per year for recurring costs associated with being a separate publicly traded entity, including expenses associated with (i) compensation for new directors, (ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting. All of these direct expenses to the extent such expenses and expenditures exceed or are in addition to those contemplated in the above fee, other than income taxes payable by us, will be borne by AAP. We expect that all of the officers and a majority of the directors of our general partner will also be officers or directors of GP LLC. Our general partner's executive officers expect to spend the substantial majority of their time managing the business of PAA, which benefits us as PAA's performance will determine our success. We currently anticipate that these officers will spend less than 10% of their time on our business, as distinct from PAA's business. The actual time devoted by these officers to managing our business as well as PAA's will fluctuate as a result of the relative activity level between the two entities. The amount of incremental time spent by non-officer directors who serve on both boards will depend to some extent on committee assignments, but our general partner estimates that such directors will spend less than 20% more time by serving on the board of directors of our general partner. Upon completion of the offering, we will have one independent director as defined by the rules of the NYSE. This director will also serve as an independent director of GP LLC.

        In addition to the fee and expenses described above, AAP will reimburse GP LLC for expenses incurred (i) on our behalf; (ii) on behalf of our general partner; or (iii) for any other purpose related to our business and activities or those of our general partner. AAP will also reimburse our general partner for any additional expenses incurred on our behalf or to maintain our legal existence and good standing. There is no limit on the amount of fees and expenses AAP may be required to pay to affiliates of our general partner on our behalf pursuant to the administrative agreement.

        The directors of our general partner will initially be designated and elected by the Existing Owners or their designees. For additional information regarding the election of the directors of our general partner and GP LLC, please read "—Election of Directors."

 Directors and Executive Officers of Our General Partner and GP LLC

        The following table sets forth certain information with respect to the executive officers, directors and director nominees of our general partner. The table also shows certain individuals who serve as directors of GP LLC who are not currently directors of our general partner.

Name	Age (as of June 30, 2013)	Position with Our General Partner	Position with GP LLC
Greg L. Armstrong	55	Chairman of the Board, Chief Executive Officer and Director(1)	Chairman of the Board, Chief Executive Officer and Director(1)
Harry N. Pefanis	56	President and Chief Operating Officer	President and Chief Operating Officer
Mark J. Gorman	59	Executive Vice President—Operations and Business Development	Executive Vice President—Operations and Business Development
Phillip D. Kramer	57	Executive Vice President	Executive Vice President
Richard K. McGee	52	Executive Vice President, General Counsel and Secretary	Executive Vice President, General Counsel and Secretary
John R. Rutherford	52	Executive Vice President	Executive Vice President
Al Swanson	49	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer
W. David Duckett	58	President—Plains Midstream Canada	President—Plains Midstream Canada
John P. vonBerg	59	Senior Vice President—Commercial Activities	Senior Vice President—Commercial Activities
Chris Herbold	41	Vice President—Accounting and Chief Accounting Officer	Vice President—Accounting and Chief Accounting Officer
Everardo Goyanes	69	Director and Member of Audit Committee*	Director and Member of Audit Committee*
Gary R. Petersen	66	—	Director and Member of Compensation and Governance Committees
John T. Raymond	42	Director(1)	Director and Member of Compensation Committee(1)
Robert V. Sinnott	64	Director(1)	Director and Member of Compensation Committee(1)*
Vicky Sutil	48	Director Nominee(1)	Director and Member of Compensation Committee(1)
J. Taft Symonds	73	—	Director and Member of Audit and Governance Committees*
Christopher M. Temple	45	—	Director and Member of Audit Committee

*
Indicates chairman of committee.

(1)
For additional information related to the contractual designation of directors to our general partner's and GP LLC's board of directors, please read "—Election of Directors" below.

        Greg L. Armstrong has served as Chairman of the Board and Chief Executive Officer of our general partner since July 2013 and as Chairman of the Board and Chief Executive Officer of PAA's general partner since PAA's formation in 1998. He has also served as a director of PAA's general partner or former general partner since PAA's formation. In addition, he was President, Chief Executive Officer and director of Plains Resources Inc. from 1992 to May 2001. He previously served Plains

Resources as: President and Chief Operating Officer from October to December 1992; Executive Vice President and Chief Financial Officer from June to October 1992; Senior Vice President and Chief Financial Officer from 1991 to 1992; Vice President and Chief Financial Officer from 1984 to 1991; Corporate Secretary from 1981 to 1988; and Treasurer from 1984 to 1987. Mr. Armstrong is a director and Chairman Pro Tem of the Federal Reserve Bank of Dallas, Houston Branch, and a director of National Oilwell Varco, Inc. Mr. Armstrong previously served as a director of BreitBurn Energy Partners, L.P. Mr. Armstrong is also a member of the advisory board of the Maguire Energy Institute at the Cox School of Business at Southern Methodist University, the National Petroleum Council and the Foundation for The Council on Alcohol and Drugs Houston. Mr. Armstrong is also Chairman, Chief Executive Officer and Director of PNGS GP LLC, a 100% owned subsidiary of PAA, which is the general partner of PAA Natural Gas Storage, L.P., a publicly traded MLP that is majority owned by PAA.

        Harry N. Pefanis has served as President and Chief Operating Officer of our general partner since July 2013 and as President and Chief Operating Officer of PAA's general partner since PAA's formation in 1998. He was also a director of PAA's former general partner. In addition, he was Executive Vice President—Midstream of Plains Resources from May 1998 to May 2001. He previously served Plains Resources as: Senior Vice President from February 1996 until May 1998; Vice President—Products Marketing from 1988 to February 1996; Manager of Products Marketing from 1987 to 1988; and Special Assistant for Corporate Planning from 1983 to 1987. Mr. Pefanis was also President of several former midstream subsidiaries of Plains Resources until PAA's formation. Mr. Pefanis is a director of Settoon Towing. Mr. Pefanis is also Vice Chairman and Director of PNGS GP LLC, a 100% owned subsidiary of PAA, which is the general partner of PAA Natural Gas Storage, L.P., a publicly traded MLP that is majority owned by PAA.

        Mark J. Gorman has served as Executive Vice President—Operations and Business Development of our general partner since July 2013 and as Executive Vice President—Operations and Business Development of PAA's general partner since February 2013 and served as Senior Vice President—Operations and Business Development of PAA's general partner from August 2008 until February 2013. He previously served as Vice President of PAA's general partner from November 2006 until August 2008. Prior to joining Plains, he was with Genesis Energy in differing capacities as a Director, President and CEO, and Executive Vice President and COO from 1996 through August 2006. From 1992 to 1996, he served as a President for Howell Crude Oil Company. Mr. Gorman began his career with Marathon Oil Company, spending 13 years in various disciplines. Mr. Gorman is also a director of Settoon Towing, Butte, Frontier and SLC Pipeline.

        Phillip D. Kramer has served as Executive Vice President of our general partner since July 2013 and as Executive Vice President of PAA's general partner since November 2008 and as Executive Vice President and Chief Financial Officer of PAA's general partner from PAA's formation in 1998 until November 2008. In addition, he was Executive Vice President and Chief Financial Officer of Plains Resources from May 1998 to May 2001. He previously served Plains Resources as: Senior Vice President and Chief Financial Officer from May 1997 until May 1998; Vice President and Chief Financial Officer from 1992 to 1997; Vice President from 1988 to 1992; Treasurer from 1987 to 2001; and Controller from 1983 to 1987.

        Richard K. McGee has served as Executive Vice President, General Counsel and Secretary of our general partner since July 2013 and as Executive Vice President, General Counsel and Secretary of PAA's general partner since February 2013. He served as Vice President, General Counsel and Secretary of PAA's general partner from March 2012 until February 2013 and served as Vice President and Deputy General Counsel from August 2011 through March 2012. He also serves as Vice President, General Counsel and Secretary for PAA's natural gas storage business, where he was Vice President—Legal and Business Development from September 2009 through March 2012. From January 1999 to July 2009, he was employed by Duke Energy, serving as President of Duke Energy International from October 2001 through July 2009 and serving as general counsel of Duke Energy Services from January

1999 through September 2001. He previously spent 12 years at Vinson & Elkins L.L.P., where he was a partner with a focus on acquisitions, divestitures and development work for various clients in the energy industry.

        John R. Rutherford has served as Executive Vice President of our general partner since July 2013 and as Executive Vice President of PAA's general partner since October 2010. Mr. Rutherford has 25 years of energy and investment banking experience, most recently serving as Managing Director and Head of North American Energy at Lazard, Freres & Co. Prior to joining Lazard, Mr. Rutherford worked at Simmons & Company International for 10 years, where he served as Managing Director and Partner and played a leadership role in building its financial advisory businesses in the mid-stream, downstream, and exploration and production sectors. During his career, Mr. Rutherford has developed substantial experience advising clients on mergers and acquisitions, corporate restructurings and other strategic actions, including many transactions in which he represented PAA.

        Al Swanson has served as Executive Vice President and Chief Financial Officer of our general partner since July 2013 and as Executive Vice President and Chief Financial Officer of PAA's general partner since February 2011. He previously served as Senior Vice President and Chief Financial Officer of PAA's general partner from November 2008 through February 2011, as Senior Vice President—Finance from August 2008 until November 2008 and as Senior Vice President—Finance and Treasurer from August 2007 until August 2008. He served as Vice President—Finance and Treasurer of PAA's general partner from August 2005 to August 2007, as Vice President and Treasurer from February 2004 to August 2005 and as Treasurer from May 2001 to February 2004. In addition, he held finance related positions at Plains Resources including Treasurer from February 2001 to May 2001 and Director of Treasury from November 2000 to February 2001. Prior to joining Plains Resources, he served as Treasurer of Santa Fe Snyder Corporation from 1999 to October 2000 and in various capacities at Snyder Oil Corporation including Director of Corporate Finance from 1998, Controller—SOCO Offshore, Inc. from 1997, and Accounting Manager from 1992. Mr. Swanson began his career with Apache Corporation in 1986 serving in internal audit and accounting. Mr. Swanson is also Executive Vice President, Chief Financial Officer and Director of PNGS GP LLC, a 100% owned subsidiary of PAA, which is the general partner of PAA Natural Gas Storage, L.P., a publicly traded MLP that is majority owned by PAA.

        W. David Duckett has served as President of Plains Midstream Canada since June 2003, and served as Executive Vice President of Plains Midstream Canada from July 2001 to June 2003. Mr. Duckett was with CANPET Energy Group Inc. ("CANPET") from 1985 to 2001, where he served in various capacities, including most recently as President, Chief Executive Officer and Chairman of the Board.

        John P. vonBerg has served as Senior Vice President—Commercial Activities of our general partner since July 2013 and as Senior Vice President—Commercial Activities of PAA's general partner since August 2008. Previously he served as Vice President—Commercial Activities of PAA's general partner from August 2007 until August 2008 and as Vice President—Trading from May 2003 until August 2007. He served as Director of these activities from January 2002 until May 2003. Prior to joining PAA in January 2002, he was with Genesis Energy in differing capacities as a Director, Vice Chairman, President and CEO from 1996 through 2001, and from 1993 to 1996 he served as a Vice President and a Crude Oil Manager for Phibro Energy USA. Mr. vonBerg began his career with Marathon Oil Company, spending 13 years in various disciplines.

        Chris Herbold has served as Vice President—Accounting and Chief Accounting Officer of our general partner since July 2013 and as Vice President—Accounting and Chief Accounting Officer of PAA's general partner since August 2010. He served as Controller of PAA from 2008 until August 2010. He previously served as Director of Operational Accounting from 2006 to 2008, Director of Financial Reporting and Accounting from 2003 to 2006 and Manager of SEC and Financial Reporting from 2002 to 2003. Prior to joining PAA in April 2002, Mr. Herbold spent seven years working for the accounting firm Arthur Andersen LLP.

        John T. Raymond has served as a Director of our general partner since October 2013. He has served as a director of PAA's general partner since December 2010. Mr. Raymond is an owner and founder of EMG, a diversified natural resource private equity fund manager with over $6.1 billion under management (including co-investments), and has been Managing Partner and CEO since EMG's inception in 2006. Previous to that time, Mr. Raymond held leadership positions with various energy companies, including President and CEO of Plains Resources Inc. (the predecessor entity for Vulcan Energy), President and Chief Operating Officer of Plains Exploration and Production Company and Director of Development for Kinder Morgan, Inc. Mr. Raymond has been a direct or indirect owner of PAA's general partner since 2001 and served on the board of PAA's general partner from 2001 to 2005. Mr. Raymond serves on numerous other boards. Mr. Raymond received a BSM degree from the A.B. Freeman School of Business at Tulane University with dual concentrations in finance and accounting.

        Robert V. Sinnott has served as a Director of our general partner since October 2013. He has served as a director of PAA's general partner or former general partner since September 1998. Mr. Sinnott is President, Chief Executive Officer, and Senior Managing Director of energy investments, of Kayne Anderson Capital Advisors, L.P. (an investment management firm). He also served as a Managing Director from 1992 to 1996 and as a Senior Managing Director from 1996 until assuming his CEO role in 2010. He is also President of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P. Mr. Sinnott served as a director of Kayne Anderson Energy Development Company from 2006 through June 2013. He was Vice President and Senior Securities Officer of the Investment Banking Division of Citibank from 1986 to 1992. Mr. Sinnott received a BA from the University of Virginia and an MBA from Harvard. Mr. Sinnott's extensive investment management background includes his current role of managing approximately $20 billion of energy-related investments. Coupled with his direct involvement in the energy sector, spanning more than 30 years, the breadth of his current market and industry knowledge is enhanced by the depth of his knowledge of the various cycles in the energy sector.

        Vicky Sutil has agreed to serve as a Director of our general partner in connection with the closing of the offering. She has served as a director of PAA's general partner since December 2010. Ms. Sutil is Director, Corporate Development Midstream, and Director, Business Development Rockies, for Oxy, where she has led and worked on a variety of international and domestic oil and gas acquisitions. Her prior positions at Oxy have included Senior Manager, Corporate Development, Manager, Financial Planning and Analysis, and Senior Business Analyst. Before joining Oxy in 2000, Ms. Sutil worked for ARCO Products Company as a Business Analyst for the Refining and Retail Marketing divisions, and Senior Project Manager for the Refining Division. Earlier, she held a variety of engineering positions at Mobil Oil Corporation. Ms. Sutil served as Oxy's designated board observer from 2008, when Oxy acquired its initial interest in PAA's general partner, until December 2010. Ms. Sutil received a BS in Mechanical Engineering—Petroleum Emphasis from the University of California, Berkeley, and an MBA from Pepperdine University.

Independent Directors of Our General Partner and GP LLC

        We present below the biographies for each of the independent directors of our general partner and PAA's general partner.

        Everardo Goyanes has served as a director of our general partner since October 2013. He has served as a director of PAA's general partner or former general partner since May 1999. He is Founder of Ex Cathedra LLC (a consulting firm). Mr. Goyanes served as Chairman of Liberty Natural Resources from April 2009 until August 2011. From May 2000 to April 2009, he was President and Chief Executive Officer of Liberty Energy Holdings, LLC (an energy investment firm). From 1999 to May 2000, he was a financial consultant specializing in natural resources. From 1989 to 1999, he was Managing Director of the Natural Resources Group of ING Barings Furman Selz (a banking firm). He was a financial consultant from 1987 to 1989 and was Vice President—Finance of Forest Oil Corporation from 1983 to 1987. From 1967 to 1982, Mr. Goyanes served in various financial and management capacities at Chase Bank, where his major emphasis was international and corporate finance to large independent and major oil companies. Mr. Goyanes received a BA in Economics from Cornell University and a Masters degree in Finance (honors) from Babson Institute. The board of directors of our general partner and the board of directors of PAA's general partner have determined that Mr. Goyanes is "independent" under applicable NYSE rules and qualifies as an "Audit Committee Financial Expert."

        Gary R. Petersen has served as a director of PAA's general partner since June 2001. Mr. Petersen is a Managing Partner of EnCap Investments L.P., an investment management firm which he co-founded in 1988. He is also a director of EV Energy Partners, L.P. He had previously served as Senior Vice President and Manager of the Corporate Finance Division of the Energy Banking Group for RepublicBank Corporation. Prior to his position at RepublicBank, he was Executive Vice President and a member of the Board of Directors of Nicklos Oil & Gas Company from 1979 to 1984. He served from 1970 to 1971 in the U.S. Army as a First Lieutenant in the Finance Corps and as an Army Officer in the Army Security Agency. He is a member of the Independent Petroleum Association of America, the Houston Producers Forum and the Petroleum Club of Houston. Mr. Petersen holds BBA and MBA degrees in finance from Texas Tech University. The board of directors of PAA's general partner has determined that Mr. Petersen is "independent" under applicable NYSE rules.

        J. Taft Symonds has served as a director of PAA's general partner since June 2001. Mr. Symonds is Chairman of the Board of Symonds Investment Company, Inc. (a private investment firm). From 1978 to 2004 he was Chairman of the Board and Chief Financial Officer of Maurice Pincoffs Company, Inc. (an international marketing firm). Mr. Symonds has a background in both investment and commercial banking, including merchant banking in New York, London and Hong Kong with Paine Webber, Robert Fleming Group and Banque de la Société Financière Européenne. He was Chairman of the Houston Arboretum and Nature Center and currently serves as a director of Howard Supply Company LLC and Free Flow Wines LLC. Mr. Symonds previously served as a director of Tetra Technologies Inc. and Schilling Robotics LLC, where he served on the audit committee. Mr. Symonds received a BA from Stanford University and an MBA from Harvard. The board of directors of PAA's general partner has determined that Mr. Symonds is "independent" under applicable NYSE rules and qualifies as an "Audit Committee Financial Expert."

        Christopher M. Temple has served as a director of PAA's general partner since May 2009. He is President of DelTex Capital LLC (a private investment firm) and Chairman of Texas Plastics Holdco, LLC, a Midland, Texas based distributor of engineered plastics used in the exploration and production of oil and gas. Mr. Temple served as the President of Vulcan Capital, the private investment group of Vulcan Inc., from May 2009 until December 2009 and as Vice President of Vulcan Capital from September 2008 to May 2009. Mr. Temple has served on the board of directors and audit committee of Clear Channel Outdoor Holdings since April 2011. Mr. Temple previously served on the board of directors and audit committee of Charter Communications, Inc. from November 2009 through January 2011. Prior to joining Vulcan in September 2008, Mr. Temple served as a managing director at Tailwind Capital LLC from May to August 2008. Prior to joining Tailwind, Mr. Temple was a managing director at Friend Skoler & Co., Inc. from May 2005 to May 2008. From April 1996 to December 2004, Mr. Temple was a managing director at Thayer Capital Partners. Additionally, Mr. Temple was a licensed CPA serving clients in the energy sector with KPMG in Houston, Texas from 1989 to 1993. Mr. Temple holds a BBA, magna cum laude, from the University of Texas and an MBA from Harvard. The board of directors of PAA's general partner has determined that Mr. Temple is "independent" under applicable NYSE rules and qualifies as an "Audit Committee Financial Expert."

 Election of Directors

Directors of Our General Partner

        Initial Election of Directors.    Our general partner's limited liability company agreement will provide for a board of directors consisting of seven members. For so long as each of EMG Investment, LLC (an affiliate of The Energy & Minerals Group), KAFU Holdings, L.P. (an affiliate of Kayne Anderson Investment Management Inc.) and Oxy Holding Company (Pipeline), Inc. (a subsidiary of Occidental Petroleum Corporation), together with their respective affiliates, which we refer to as the "original designating parties," own at least a 10% limited partner interest in AAP (excluding for this purpose the AAP management units but including any indirect ownership interest in AAP through ownership of Class A shares), such party will be entitled to designate one director to our general partner's board of directors. In addition, any other person or group that acquires and maintains a 20% or greater limited partner interest in AAP, which we refer to a "subsequent designating person," will be entitled to designate one director to our general partner's board of directors. We refer to this 10% ownership interest requirement for the original designating parties and this 20% ownership interest requirement for a subsequent designating person as the "minimum ownership requirement," and we refer to the original designating parties and a subsequent designating person collectively as the "designating parties." In no event will more than three designating parties be entitled to designate a director to our general partner's board of directors at any point in time. In the event that any designating party's ownership level falls below the minimum ownership requirement, such party will automatically forfeit its designation right, and the director then designated by such party will be replaced by a director elected by (i) a majority vote of the remaining directors if such forfeiture takes place prior to the date that the overall direct and indirect economic interest of the Existing Owners and their permitted transferees in AAP falls below 40% (calculated as described below), which we refer to as the "trigger date," and (ii) our Class A and Class B shareholders voting together as a single class if such forfeiture takes place after the trigger date. The 40% threshold referred to above will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Existing Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP units based on the applicable conversion factor and attributes the ownership of such AAP units to the Existing Owners. For a description of the provisions relating to such elections, please see "Description of our Partnership Agreement—Public Election of Directors Following Trigger Date."

        The limited liability company agreement will further provide that the Chief Executive Officer of our general partner will serve as a director and Chairman of the Board of our general partner. All three of the remaining members of our general partner's board of directors must be "independent" (as defined in applicable NYSE and SEC rules) and eligible to serve on the audit committee. Because we are a limited partnership, the listing standards of the NYSE do not require that our general partner's board of directors include a majority of independent directors. At least two directors on our general partner's board of directors must meet the criteria for service on a conflicts committee in accordance with our partnership agreement. Any successors to the three independent directors will be elected by our general partner's board of directors (rather than the members of our general partner), until such time as our shareholders are entitled to vote in the election of directors as described below.

        Election of Directors Following Substantial Reduction in Existing Owners' Ownership.    Our general partner's limited liability company agreement will contain provisions linking the ownership of the membership interests in our general partner to the ownership of the outstanding AAP units. Membership interests in our general partner cannot be transferred without transferring the same number of AAP units and vice versa. The membership interests in our general partner generally may not be transferred in private (non-exchange) transactions other than in the case of specified permitted transfers. Any other transfers would be subject to a right of first refusal in favor of the other owners of our general partner, including us or our designee.

        Our general partner's limited liability company agreement will provide that as the Existing Owners reduce their ownership in AAP (through their contribution of AAP units to us in connection with this offering and their subsequent exchange of AAP units and Class B shares for Class A shares following this offering), they will be contractually obligated to contribute to us a percentage of membership interests in our general partner that corresponds to the percentage of AAP units being exchanged by such Existing Owner. As a result, as the Existing Owners reduce their ownership of AAP units and membership interests in our general partner, our ownership of our general partner will increase in the same proportion. Moreover, as a result of these provisions, holders of our Class A shares will not have the ability to acquire the contractual right to designate a director through the acquisition of Class A shares in market purchases. Following the trigger date, the following governance arrangements will be triggered: (i) within a certain period of time, our general partner's board of directors will be staggered into three classes; (ii) within a certain time period and subject to certain limitations, our Class A and Class B shareholders, voting together as a single class, will have the right to elect certain of our directors; and (iii) any person that owns of record at least 10% of our combined Class A and Class B shares will be entitled to nominate a single director for election at an annual meeting. Please read "Description of our Partnership Agreement—Public Election of Directors Following Trigger Date."

Directors of GP LLC

        At the closing of this offering, GP LLC's limited liability company agreement will be amended and restated. GP LLC's limited liability company agreement will provide that the Chief Executive Officer of GP LLC will serve as a director and Chairman of the Board of GP LLC. In addition, any director of our general partner subject to designation to our general partner's board of directors will automatically be subject to appointment to GP LLC's board of directors. The remaining four directors of GP LLC's board of directors will initially consist of the four independent directors currently serving on GP LLC's board of directors and thereafter will be appointed by majority vote of our general partner's board of directors, acting on our behalf as the managing member of GP LLC.

Our Board Committees

        Because we are a limited partnership, the listing standards of the NYSE do not require that we establish or maintain a nominating or compensation committee of the board. We are, however, required to have an audit committee consisting of at least three members, all of whom are required to be "independent" as defined by the NYSE.

        To be considered independent under NYSE listing standards, our board of directors must determine that a director has no material relationship with us other than as a director. The standards specify the criteria by which the independence of directors will be determined, including guidelines for directors and their immediate family members with respect to employment or affiliation with us or with our independent public accountants.

        Audit Committee.    Mr. Everardo Goyanes joined the board of directors of our general partner in October 2013 and was appointed to our audit committee at that time. Our general partner's board of directors has determined that Mr. Goyanes satisfies the NYSE and SEC requirements for independence and eligibility to serve on the audit committee. Our general partner's board of directors has also determined that Mr. Goyanes is an audit committee financial expert, as defined by the SEC. Mr. Goyanes is also an independent director of GP LLC. Within 90 days of the effective date of our Registration Statement, we will have a total of two independent directors who meet the requirements for audit committee service. Within one year of the effective date of our Registration Statement, we will have a total of three independent directors who meet the requirements for audit committee service. Our general partner's audit committee will review our external financial reporting, engage our independent auditors and review the adequacy of our internal accounting controls.

        Compensation Committee.    Although not required by the listing standards of the NYSE, our general partner's board of directors intends to establish a compensation committee. We and our general partner have no employees. All of our general partner's officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by GP LLC and AAP will pay GP LLC an annual fee for our general and administrative services. Please read "Certain Relationships and Related Party Transactions—Administrative Agreement." Moreover, we anticipate that substantially all responsibility and authority for compensation-related decisions will have been delegated to the compensation committee of GP LLC. The responsibilities of our compensation committee will be limited to the future administration of our Long-Term Incentive Plan and compensation of our directors.

        Conflicts Committee.    Our partnership agreement provides for the establishment of a conflicts committee as circumstances warrant to review conflicts of interest between us and our general partner or the owners of our general partner or between us and PAA or its affiliates. Such a committee would consist of a minimum of two members, none of whom can be officers or employees of our general partner or directors, officers or employees of its affiliates and each of whom must meet the independence standards established by the NYSE and the SEC for service on an audit committee. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners, and not a breach by our general partner of any duties owed to us or our shareholders.

Plains GP Holdings, L.P. Long Term Incentive Plan

        In connection with this offering, our general partner intends to adopt the Plains GP Holdings, L.P. Long Term Incentive Plan (the "LTIP") on our behalf for (i) the employees of our general partner and its affiliates who perform services for us and (ii) the non-employee directors of our general partner. The LTIP will consist of restricted shares, phantom shares, options and share appreciation rights. The LTIP will limit the number of shares that may be delivered pursuant to awards to 10,000,000 Class A shares (subject to any adjustment due to recapitalization, reorganization or a similar event permitted under the LTIP). Shares (other than restricted shares) that are forfeited or withheld to satisfy exercise price or tax withholding obligations are available for delivery pursuant to other awards.

        The LTIP will be administered by the compensation committee of the board of directors of our general partner, unless the full board of directors determines to take action or appoints an alternative committee under the LTIP. For the remainder of this section the applicable plan administrator will be referred to as the "committee."

        The board of directors of our general partner and the committee have the right to terminate or amend the LTIP or any part of the LTIP from time to time, including increasing the number of shares that may be granted, subject to shareholder approval as may be required by the exchange upon which the Class A shares are listed at that time, if any. No change may be made in any outstanding grant that would materially reduce the benefits of the participant without the consent of the participant. The LTIP will expire upon the earlier of the termination of the LTIP by the board of directors or the committee or the date that no shares remain available under the LTIP for awards. Upon termination of the LTIP, awards then outstanding will continue pursuant to the terms of their grants.

        Class A shares to be delivered in settlement of awards under the LTIP may be newly issued Class A shares, Class A shares acquired in the open market, Class A shares acquired from any other person, or any combination of the foregoing.

Awards

        Restricted Shares.    A restricted share is a Class A share that vests over a period of time and that during such time is subject to forfeiture. In the future, the committee may determine to make grants of restricted shares under the LTIP to eligible employees and directors containing such terms as the committee determines. The committee will determine the period over which restricted shares granted to participants will vest. The committee, in its discretion, may base its determination upon the achievement of performance metrics. Distributions made on restricted shares may be subjected to the same vesting provisions as the restricted share. If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's restricted shares will be automatically forfeited unless, and to the extent, the committee or the terms of the award agreement provide otherwise.

        We intend the restricted shares under the LTIP to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our Class A shares. Therefore, participants will not pay any consideration for the Class A shares they receive, and we will receive no remuneration for the shares.

        Phantom Shares.    A phantom share entitles the grantee to receive a Class A share upon the vesting of the phantom share or, in the discretion of the committee, cash equivalent to the value of a Class A share. In the future, the committee may determine to make grants of phantom shares under the LTIP to eligible employees and directors containing such terms as the committee determines. The committee will determine the period over which phantom shares granted to participants will vest. The committee, in its discretion, may base its determination upon the achievement of performance metrics. If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's phantom shares will be automatically forfeited unless, and to the extent, the committee or the terms of the award agreement provide otherwise.

        The committee, in its discretion, may grant distribution equivalent rights, which we refer to as DERs, with respect to a phantom share. DERs entitle the grantee to receive an amount in cash equal to the cash distributions made on a Class A share during the period the related award is outstanding. The committee will establish whether the DERs are paid currently, when the tandem phantom share vests or on some other basis.

        We intend the issuance of any Class A shares upon vesting of the phantom shares under the LTIP to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our Class A shares. Therefore, plan participants will not pay any consideration for the Class A shares they receive, and we will receive no remuneration for the shares.

        Options.    An option provides a participant with the option to acquire Class A shares at a specified price. The exercise price of each option granted under the LTIP will be stated in the option agreement and may vary between participants; provided, however, that the exercise price for an option must not be less than 100% of the fair market value per Class A share as of the date of grant of the option. Options may be exercised in the manner and at such times as the committee determines for each option. The committee will determine the methods and form of payment for the exercise price of an option and the methods and forms in which Class A shares will be delivered to a participant. The committee, in its discretion, may grant DERs with respect to an option.

        Share Appreciation Rights.    A share appreciation right is an award that, upon exercise, entitles the holder to receive the excess, if any, of the fair market value of a Class A share on the exercise date over the grant price of the share appreciation right. The excess may be paid in cash and/or in Class A shares, as determined by the committee in its discretion. The committee will have the authority to determine to whom share appreciation rights will be granted, the number of Class A shares to be covered by each grant, and the conditions and limitations applicable to the exercise of the share appreciation right. The grant price per share appreciation right will be determined by the committee at the time the share appreciation right is granted, but each share appreciation right must have an exercise price that is not less than the fair market value of the Class A shares on the date of grant. The committee will determine the time or times at which a share appreciation right may be exercised in whole or in part. Unless otherwise waived by the committee, or set forth in an award agreement, outstanding share appreciation rights awarded to a participant will be automatically forfeited upon a termination of the individual's employment or membership on the board of directors terminates for any reason. The committee, in its discretion, may grant DERs with respect to a share appreciation right.

Other LTIP Provisions

        Tax Withholding.    Unless other arrangements are made, our general partner and its affiliates will be authorized to withhold from any award, from any payment due under any award, or from any compensation or other amount owing to a participant the amount (in cash, shares, shares that would otherwise be issued pursuant to such award, or other property) of any applicable taxes payable with respect to the grant of an award, its settlement, its exercise, the lapse of restrictions applicable to an award or in connection with any payment relating to an award or the transfer of an award and to take such other actions as may be necessary to satisfy the withholding obligations with respect to an award.

        Anti-Dilution Adjustments.    Upon the occurrence of any "equity restructuring" event that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718") if adjustments to awards with respect to such event were discretionary, the committee will equitably adjust the number and type of shares covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event, and the committee will adjust the number and type of shares with respect to which future awards may be granted. With respect to a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustment to awards were discretionary, the committee shall have complete discretion to adjust awards in the manner it deems appropriate.

        Change of Control.    If specifically provided in an award agreement, upon a change of control (as defined in the award agreement), the award may automatically vest and be payable or become exercisable in full, as the case may be.

        Transferability of Awards.    Options and share appreciation rights are only exercisable by the participant during the participant's lifetime, or by the person to whom the participant's rights pass by will or the laws of descent and distribution. No award or right granted under the LTIP may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered and any such purported transfer shall be void and unenforceable. Notwithstanding the foregoing, the committee may, in its discretion, allow a participant to transfer an option or a share appreciation right without consideration to an immediate family member or a related family trust, limited partnership, or similar entity on the terms and conditions established by the committee from time to time.

AAP Management Units

        In August 2007, the equity owners of AAP authorized the AAP management units for issuance to certain senior members of PAA's management. The AAP management units are subject to restrictions on transfer and become earned in various increments upon the achievement of certain PAA distribution levels (or in some cases, within 180 days thereafter). As of the date of the distribution that was paid with respect to the second quarter of 2013, approximately 97% of the outstanding AAP management units have been earned or will be earned within 180 days. When earned, the AAP management units are limited to proportionate participation in cash distributions paid by AAP above $11.0 million (as adjusted for debt service costs and excluding special distributions funded by debt) per quarter. As of the date hereof and giving effect to the consummation of the offering and related transactions, up to 52,125,935 AAP management units have been authorized for issuance. There are 48,642,833 AAP management units currently outstanding, which, based on the conversion ratio of approximately 0.90 AAP units for each AAP management unit as of the date of the distribution that will be paid with respect to the third quarter of 2013, would equate to 43,970,227 AAP units. Assuming all authorized AAP management units are issued, the maximum participation would be approximately 8% of the amount in excess of $11.0 million per quarter.

        The entire economic burden of the AAP management units, which are equity classified, is borne solely by AAP. PAA is not obligated to reimburse AAP for such costs. The amount of cash available for distribution by AAP to us will be reduced by amounts to which the AAP management units are entitled, which will reduce the cash available for distribution to our Class A shareholders.

        To encourage retention following achievement of these performance benchmarks, AAP retained a call right to purchase any earned AAP management units at a discount to fair market value that is exercisable upon the termination of a holder's employment with GP LLC and its affiliates (other than a termination without cause or resignation by the employee for good reason) prior to certain stated dates. If an AAP management unitholder remains employed past such designated date (or prior to such date is terminated without cause or quits for good reason), any earned units are no longer subject to the call right and are deemed to have "vested." The applicable designated dates for the various AAP management unit grants are: January 1, 2016 for AAP management units granted in 2007 and 2009; January 1, 2017 for AAP management units granted in 2010; and January 1, 2020 for AAP management units granted in 2011 and January 1, 2021 for AAP management units granted in 2013. If the call right of AAP becomes exercisable, in order to encourage retention, the size of the discount to fair market value reflected in the purchase price decreases over time pursuant to a formula set forth in each AAP management unitholder's grant agreement. Management unit grants also provide that all earned AAP management units and a portion of any unearned and unvested AAP management units will vest upon a change of control of PAA or us. All earned AAP management units will also vest if AAP elects not to timely exercise its call right.

        If the Class A shares are publicly traded at any time after December 31, 2015, a holder of vested AAP management units will be entitled to exchange his or her AAP management units for AAP units and a like number of Class B shares based on a conversion ratio calculated in accordance with the AAP limited partnership agreement (which conversion ratio will not be more than one-to-one and is expected to be approximately 0.90 AAP units for each AAP management unit as of the date of the distribution that will be paid with respect to the third quarter of 2013). Following any such exchange, the holder will have the Exchange Right for our Class A shares.

        As provided in AAP's partnership agreement, holders of AAP management units that are earned or vested will be obligated to fund a portion of AAP's obligation to contribute additional capital to PAA in the event of an equity issuance by PAA in order to maintain PAA GP's 2% general partner interest in PAA.

        The AAP management units are subject to certain "drag-along" rights in the event of a sale of substantially all of our assets or equity.

Compensation of Our Officers

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by GP LLC and AAP will pay GP LLC an annual fee for general and administrative services. Please read "Certain Relationships and Related Party Transactions—Administrative Agreement."

Compensation of Our Directors

        Compensation of our independent directors will be set by our general partner's board of directors upon recommendation from our general partner's compensation committee. Any such director compensation will be borne by AAP.

        Any member-designated directors who serve on both our general partner's board of directors and GP LLC's board of directors will be compensated by GP LLC and will not receive additional compensation for service on our general partner's board of directors. Our chief executive officer will not receive additional compensation for his service as a director.

        Each director will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

Compensation Committee Interlocks and Insider Participation

        Although our executive officers and certain of our directors may serve in similar roles with GP LLC, none of our executive officers (other than Mr. Armstrong) will serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers (other than Mr. Armstrong) serving as a member of the board of directors or compensation committee of our general partner.

 COMPENSATION DISCUSSION AND ANALYSIS

        We and our general partner were formed in July 2013. As such, neither we nor our general partner accrued nor will accrue any obligations with respect to compensation for our executive officers or directors for the fiscal year ended December 31, 2012, or any period prior to this offering.

        Neither we nor our general partner have employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by GP LLC, and AAP, on our behalf, will pay GP LLC an annual fee for general and administrative services. See "Certain Relationships and Related Transactions—Administrative Agreement." Applicable disclosure rules require us to discuss certain aspects of the compensation of any of our "Named Executive Officers," which are generally defined to include our Chief Executive Officer ("CEO"), our Chief Financial Officer ("CFO"), and the three other most highly compensated executive officers who received compensation in excess of $100,000 during the previous fiscal year. References within this Compensation Discussion and Analysis to our Named Executive Officers and to PAA's Named Executive Officers refer to Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg.

        Aside from the equity compensation awards granted to our service providers pursuant to the LTIP (described in greater detail above), we do not intend to compensate our Named Executive Officers in the future; rather, their management of our business will be part of the service provided by GP LLC under the administrative agreement. Moreover, we anticipate that substantially all responsibility and authority for compensation-related decisions will reside with the compensation committee of GP LLC. Our Named Executive Officers will continue to participate in the employee benefit plans and arrangements of GP LLC and PAA, including plans that may be established in the future. Neither we nor our general partner have entered into any employment or benefits-related agreements with any individual who will provide executive officer services to us, and, except for the LTIP and potential awards under such plan, we do not anticipate entering into any such agreement in the future. The responsibilities of our compensation committee are limited to the future administration of our LTIP and approving compensation of our general partner's non-employee directors.

        Following the closing of this offering, we anticipate that the members of our general partner's board of directors will receive equity awards pursuant to the LTIP. However, at this time neither we nor our general partner have yet made any determination as to the number of awards, the type of awards or when the awards will be granted. The administrative agreement does not govern the awards that we may grant in the future under the LTIP. Accordingly, we will be solely responsible for the costs associated with the LTIP.

        The compensation information set forth in this section discloses the compensation discussion and analysis of PAA for the year ended December 31, 2012. This section will provide insight into GP LLC's compensation philosophy and policies that governed the compensation of our Named Executive Officers as it relates to their services performed on behalf of PAA during the 2012 fiscal year.

PAA Background

        All of PAA's officers and employees (other than Canadian personnel) are employed by GP LLC. PAA's Canadian personnel are employed by Plains Midstream Canada, which is a wholly owned subsidiary. Under its partnership agreement, PAA is required to reimburse its general partner and the general partner's affiliates for all employment-related costs, including compensation for executive officers, other than expenses related to the AAP management units (which are borne entirely by AAP).

Objectives

        Since PAA's inception, it has employed a compensation philosophy that emphasizes pay for performance, both on an individual and entity level, and places the majority of each PAA Named

Executive Officer's compensation at risk. The primary long-term measure of PAA's performance is its ability to increase its sustainable quarterly distribution to its unitholders. PAA believes its pay-for-performance approach aligns the interests of its executive officers with that of its equity holders, and at the same time enables PAA to maintain a lower level of base overhead in the event its operating and financial performance is below expectations. PAA's executive compensation is designed to attract and retain individuals with the background and skills necessary to successfully execute PAA's business model in a demanding environment, to motivate those individuals to reach near-term and long-term goals in a way that aligns their interest with that of PAA's unitholders, and to reward success in reaching such goals. PAA uses three primary elements of compensation to fulfill that design—salary, cash bonus and long-term equity incentive awards. Cash bonuses and equity incentives (as opposed to salary) represent the performance driven elements. They are also flexible in application and can be tailored to meet PAA's objectives. The determination of specific individuals' cash bonuses is based on their relative contribution to achieving or exceeding annual goals and the determination of specific individuals' long-term incentive awards is based on their expected contribution in respect of longer term performance objectives. PAA does not maintain a defined benefit or pension plan for its executive officers as PAA believes such plans primarily reward longevity and not performance. PAA provides a basic benefits package generally to all employees, which includes a 401(k) plan and health, disability and life insurance. In instances considered necessary for the execution of their job responsibilities, PAA also reimburses certain of its Named Executive Officers and other employees for club dues and similar expenses. PAA considers these benefits and reimbursements to be typical of other employers, and it does not believe they are distinctive of its compensation program.

Elements of Compensation

        Salary.    PAA does not "benchmark" its salary or bonus amounts. In practice, PAA believes its salaries are generally competitive with the narrower universe of large-cap master limited partnerships, but are moderate relative to the broad spectrum of energy industry competitors for similar talent.

        Cash Bonuses.    PAA's cash bonuses include annual discretionary bonuses in which all of its current domestic Named Executive Officers potentially participate, as well as a quarterly bonus program in which Mr. vonBerg participates. Mr. Duckett participates in an annual and quarterly bonus program that is specific to activities managed by PAA's Canadian personnel.

        Long-Term Incentive Awards.    The primary long-term measure of PAA's performance is its ability to increase its sustainable quarterly distribution to its unitholders. Historically, PAA has used performance-indexed phantom unit grants issued under its long-term incentive plans to encourage and reward timely achievement of targeted distribution levels and align the long-term interests of its Named Executive Officers with those of its unitholders. These grants also require minimum service periods as further described below in order to encourage long-term retention. A phantom unit is the right to receive, upon the satisfaction of vesting criteria specified in the grant, a common unit (or cash equivalent). PAA does not use options as a form of incentive compensation. Unlike "vesting" of an option, vesting of a phantom unit results in delivery of a common unit or cash of equivalent value as opposed to a right to exercise. Terms of historical phantom unit grants have varied, but generally phantom units vest upon the later of achievement of targeted distribution threshold levels and continued employment for periods ranging from two to five years. These distribution performance thresholds are generally consistent with PAA's targeted range for distribution growth. To encourage accelerated performance, if PAA meets certain distribution thresholds prior to meeting the minimum service requirement for vesting, recipients have the right to receive distributions on phantom units prior to vesting in the underlying common units (referred to as distribution equivalent rights, or "DERs").

        In 2007, the owners of AAP authorized the creation of "Class B" units of AAP, which we refer to as AAP management units, and authorized GP LLC's compensation committee to issue grants of AAP management units to create additional long-term incentives for PAA's management designed to attract talent and encourage retention over an extended period of time. The entire economic burden of the AAP management units is borne solely by AAP, and does not impact PAA's cash or units outstanding.

        The AAP management units are subject to restrictions on transfer and generally become incrementally "earned" (entitled to receive a portion of the distributions that would otherwise be paid to PAA's general partner) upon achievement of certain performance thresholds, which are aligned with the interests of PAA's common unitholders. As of June 30, 2013, 100% of the outstanding AAP management units granted in 2007, 2009 and 2010 had been earned (or will be earned within 180 days), 50% of the AAP management units granted in 2011 had been earned (with another 25% to be earned within 180 days), and none of the AAP management units granted in 2013 had been earned. No AAP management units were granted in 2008 or 2012.

        To encourage retention following achievement of these performance benchmarks, AAP retained a call right to purchase any earned AAP management units at a discount to fair market value that is exercisable upon the termination of a holder's employment with GP LLC and its affiliates (other than a termination without cause or by the employee for good reason) prior to certain stated dates. If an AAP management unit holder remains employed past such designated date (or prior to such date is terminated without cause or quits for good reason), any earned units are no longer subject to the call right and are deemed to have "vested." The applicable designated dates for the various AAP management grants are: January 1, 2016 for AAP management units granted in 2007 and 2009; January 1, 2017 for AAP management units granted in 2010; January 1, 2020 for AAP management units granted in 2011; and January 1, 2021 for AAP management units granted in 2013. If the call right of AAP becomes exercisable, in order to encourage retention, the size of the discount to fair market value reflected in the purchase price decreases over time pursuant to a formula set forth in each AAP management unit holder's granting agreement. AAP management unit grants also provide that all earned AAP management units and a portion of any unearned and unvested AAP management units will vest upon a change of control. All earned AAP management units will also vest if AAP elects not to timely exercise its call right.

        Transaction/Transition Grants.    In connection with the initial public offering of PNG in 2010, PAA created a plan based on PNG equity, which is designed to reward and create incentive for certain of its officers who were instrumental in developing the natural gas storage business and bringing it to the point of the initial public offering, and who will continue to allocate meaningful amounts of time to the business. In September 2010, PAA entered into transaction/transition grant agreements with Messrs. Armstrong, Pefanis and Swanson, pursuant to which they acquired phantom common units, phantom series A subordinated units and phantom series B subordinated units representing a portion of the limited partner interest of PNG issued to PAA in connection with PNG's IPO. These grants are intended to be transactional and transitional and are not expected to be a recurring component of these individual's compensation arrangements. Vesting terms are intended to align the interests of these individuals with those of PAA as such interests pertain to achieving specific future performance benchmarks that are significant to PNG and to PAA's equity holdings in PNG.

Relation of Compensation Elements to Compensation Objectives

        PAA's compensation program is designed to motivate, reward and retain its executive officers. Cash bonuses serve as a near-term motivation and reward for achieving the annual goals established at the beginning of each year. Phantom unit awards (and associated DERs) and AAP management units provide motivation and reward over both the near-term and long-term for achieving performance thresholds necessary for earning and vesting. Transaction/transition grants, as the title implies, focus on contributions to the success of a specific transaction, including reward for inception and consummation, as well as incentive for effective transition and execution of the business plan going forward. The level of annual bonus and phantom unit awards reflect the moderate salary profile and the significant weighting towards performance based, at-risk compensation. Salaries and cash bonuses (particularly quarterly bonuses), as well as currently payable DERs associated with unvested phantom units and earned AAP management units subject to AAP's call right, serve as near-term retention tools. Longer-term retention is facilitated by the minimum service periods of up to five years associated with phantom unit awards, the long-term vesting profile of the AAP management units and, in the case of certain executives directly involved in activities that generate PAA's earnings, annual bonuses that are payable over a three-year period. To facilitate GP LLC's compensation committee in reviewing and making recommendations, a compensation "tally sheet" is prepared by GP LLC's CEO and General Counsel and provided to the compensation committee.

        PAA stresses performance-based compensation elements to attempt to create a performance-driven environment in which its executive officers are (i) motivated to perform over both the short term and the long term, (ii) appropriately rewarded for their services and (iii) encouraged to remain with PAA even after meeting long-term performance thresholds in order to meet the minimum service periods and by the potential for rewards yet to come. PAA believes its compensation philosophy as implemented by application of the three primary compensation elements (i) aligns the interests of PAA's Named Executive Officers with its unitholders, (ii) positions PAA to achieve its business goals, and (iii) effectively encourages the exercise of sound judgment and risk-taking that is conducive to creating and sustaining long-term value. PAA believes the processes employed by the compensation committee and by the board in applying the elements of compensation (as discussed in more detail below) provide an adequate level of oversight with respect to the degree of risk being taken by management to achieve short-term performance goals. See "—Relation of Compensation Policies and Practices to Risk Management."

        PAA believes its compensation program has been instrumental in its achievement of stated objectives. Over the five-year period ended December 31, 2012, PAA's annual distribution per common unit has grown at a compound annual rate of 5.25% and the total return realized by its unitholders for that period averaged approximately 19.4% per annum. During this period, PAA has enjoyed a very high rate of retention among executive officers.

Application of Compensation Elements

        Salary.    PAA does not make systematic annual adjustments to the salaries of its Named Executive Officers. It does, however, make salary adjustments as necessary to maintain hierarchical relationships among senior management levels after new senior management members are added to keep pace with its overall growth. Since the date of its initial public offering in 1998 (or date of employment, if later) through December 31, 2012, Messrs. Armstrong, Pefanis and vonBerg have each received one salary adjustment, Mr. Duckett has received small salary adjustments in line with other Canadian personnel, and Mr. Swanson has received four salary adjustments in connection with taking on increasing responsibilities and promotions.

        Annual Discretionary Bonuses.    Annual discretionary bonuses are determined based on PAA's performance relative to its annual plan forecast and public guidance (typically provided quarterly in conjunction with release of earnings), its distribution growth targets and other quantitative and qualitative goals established at the beginning of each year. Such annual objectives are discussed and reviewed with the board of directors in conjunction with the review and authorization of the annual plan.

        At the end of each year, PAA's CEO performs a quantitative and qualitative assessment of PAA's performance relative to its goals. Key quantitative measures include earnings before interest, taxes, depreciation and amortization, excluding items affecting comparability ("adjusted EBITDA"), relative to established guidance, as well as the growth in the annualized quarterly distribution level per common unit relative to annual growth targets. PAA's primary performance metric is its ability to generate increasing and sustainable cash distributions to its unitholders. Accordingly, although net income and net income per unit are monitored to highlight inconsistencies with primary performance metrics, as is PAA's market performance relative to its MLP peers and major indices, these metrics are considered secondary performance measures. The PAA CEO's written analysis of PAA's performance examines its accomplishments, shortfalls and overall performance against opportunity, taking into account controllable and non-controllable factors encountered during the year.

        The resulting document and supporting detail is submitted to the board of directors of GP LLC for review and comment. Based on the conclusions set forth in the annual performance review, the PAA CEO submits recommendations to the GP LLC compensation committee for bonuses to PAA's other Named Executive Officers taking into account the relative contribution of the individual officer. There are no set formulas for determining the annual discretionary bonus for PAA's Named Executive Officers. Factors considered by the PAA CEO in determining the level of bonus in general include (i) whether or not PAA achieved the goals established for the year and any notable shortfalls relative to expectations; (ii) the level of difficulty associated with achieving such objectives based on the opportunities and challenges encountered during the year; (iii) current year operating and financial performance relative to both public guidance and prior year's performance; (iv) significant transactions or accomplishments for the period not included in the goals for the year; (v) its relative prospects at the end of the year with respect to future growth and performance; and (vi) its positioning at the end of the year with respect to its targeted credit profile. The PAA CEO takes these factors into consideration as well as the relative contributions of each of PAA's Named Executive Officers to the year's performance in developing his recommendations for bonus amounts.

        These recommendations are discussed with the GP LLC compensation committee, adjusted as appropriate, and submitted to the GP LLC board of directors for its review and approval. Similarly, the GP LLC compensation committee assesses the CEO's contribution toward meeting PAA's goals, and recommends a bonus for the CEO it believes to be commensurate with such contribution. In several historical instances, the PAA CEO and the President have requested that the bonus amount recommended by the compensation committee be reduced to maintain a closer relationship to bonuses awarded to the other PAA Named Executive Officers. Accordingly, the current practice is for the PAA CEO to submit to the compensation committee a preliminary draft of bonus recommendations with the amount for the PAA CEO left blank. In the context of discussing and adjusting bonus amounts for other executives set forth in the preliminary draft, the GP LLC compensation committee and the PAA CEO reach consensus on the appropriate bonus amount for the CEO. The preliminary draft is then revised to include any changes or adjustments, as well as an amount for the PAA CEO, in the formal submittal to the compensation committee for review and recommendation to the board.

        U.S. Bonus based on Adjusted EBITDA.    Mr. vonBerg and certain other members of PAA's U.S.-based senior management team are directly involved in activities that generate partnership earnings. These individuals, along with other employees in PAA's marketing and business development groups participate in a quarterly bonus pool, the size of which is based on adjusted EBITDA, which directly rewards for quarterly performance the commercial and asset managing employees who participate. This quarterly incentive provides a direct incentive to optimize quarterly performance even when, on an annual basis, other factors might negatively affect bonus potential. The size of the bonus pool, and the allocation of quarterly bonus amounts among all participants based on relative contribution, is recommended by Mr. Pefanis and reviewed, modified and approved by Mr. Armstrong, as appropriate. Messrs. Pefanis and Armstrong do not participate in the quarterly bonus pool. The quarterly bonus amounts for Mr. vonBerg are taken into consideration in determining the recommended annual discretionary bonus submitted by the PAA CEO to the compensation committee.

        Annual Bonus and Quarterly Bonus based on Adjusted EBITDA (Canada).    Substantially all of the personnel employed by Plains Midstream Canada (including Mr. Duckett) or involved in Canadian operations participate in a bonus pool under a program established at the time of PAA's entry into Canada in 2001 in connection with the CANPET acquisition. The program encompasses a bonus pool consisting of 10% of adjusted EBITDA for Canadian-based operations (reduced by the carrying cost of inventory in excess of base-level requirements and by the cost of capital associated with growth capital and acquisitions). Participation in the program is recommended by Mr. Duckett and reviewed, adjusted if warranted, and approved by Mr. Pefanis. Mr. Pefanis does not participate in the bonus pool. Mr. Duckett receives a quarterly bonus equal to approximately 40% of his participation level for the first three fiscal quarters of the year. He receives an annual bonus consisting of 60% of his participation in the first three quarters and 100% of his participation in the fourth quarter.

        Long-Term Incentive Awards.    PAA does not make systematic annual phantom unit awards to its Named Executive Officers. Instead, PAA's objective is to time the granting of awards such that the creation of new long-term incentives coincides with the satisfaction of performance thresholds under existing awards. Thus, performance is rewarded by relatively greater frequency of awards and lack of performance by relatively lesser frequency of awards. Generally, PAA believes that a grant cycle of approximately three years (and extended time-vesting requirements) provides a balance between a meaningful retention period for it and a visible, reachable reward for the executive officer. Achievement of performance targets does not shorten the minimum service period requirement. If top performance targets on outstanding awards are achieved in the early part of this cycle, new awards are granted with higher performance thresholds, and the minimum service periods of the new awards are generally synchronized with the remaining time-vesting requirements of outstanding awards in a manner designed to encourage extended retention of PAA's Named Executive Officers. Accordingly, these new arrangements inherently take into account the value of awards where performance levels have been achieved but have not yet vested due to ongoing service period requirements, but do not take into consideration previous awards that have fully vested.

        As an additional means of providing longer-term, performance-based officer incentives that require extended periods of employment to realize the full benefit, in 2007 the owners of AAP authorized the creation of the AAP management units, which the compensation committee of GP LLC is authorized to administer. See "—Elements of Compensation—Long-Term Incentive Awards." These AAP management units are limited to 200,000 authorized units, of which approximately 182,125 were outstanding as of December 31, 2012 pursuant to individual restricted units agreements between AAP and certain members of PAA's management. As of December 31, 2012 PAA's Named Executive Officers held 111,000 of the restricted AAP management units (prior to giving effect to the reorganization in connection with this offering). The remaining available AAP management units are administered at the discretion of GP LLC's compensation committee and may be awarded upon advancement, exceptional performance or other change in circumstance of an existing member of management or upon the addition of a new individual to the management team.

Application in 2012

        At the beginning of 2012, PAA established four public goals with paraphrased versions of these goals overlapping three of its five internal goals.

        The four public goals for the year were to:

  1.
  Deliver operating and financial performance in line with guidance;

  2.
  Successfully execute PAA's 2012 capital plan and set the stage for continued growth in 2013 and beyond;

  3.
  Close and integrate the BP NGL Acquisition and selectively pursue strategic and accretive acquisitions; and

  4.
  Increase PAA's November 2012 annualized distribution level by approximately 8% to 9% over the November 2011 annualized distribution level.

Additionally, PAA's internal qualitative goals included (a) advancing multi-year programs and initiatives and preparing the organization for future growth, and (b) maintaining its financial strength and liquidity and obtaining appropriate recognition of such position.

        In general, PAA substantially achieved or exceeded all of these goals.

  •
  Its adjusted EBITDA and distributable cash flow exceeded its 2012 guidance furnished in the February 8, 2012 Form 8-K by approximately 28% and 36%, respectively;

  •
  It timely and cost-effectively executed a $1.2 billion expansion capital plan, and refined and expanded its portfolio of organic growth projects, setting up a 2013 program of approximately $1.0 billion;

  •
  It completed the $1.68 billion BP NGL Acquisition and met major 2012 integration milestones. PAA also closed seven additional acquisitions aggregating approximately $0.65 billion;

  •
  It increased its annualized distribution rate by over 9% to $2.17 per common unit, while maintaining distribution coverage of approximately 160%;

  •
  It maintained its financial strength and liquidity, raising approximately $3.0 billion in both long-term debt and equity capital, expanding or modifying approximately $2.0 billion of bank credit facilities, and ending the year with approximately $2.4 billion of liquidity and favorable credit metrics;

  •
  It received credit rating upgrades from two rating agencies; and

  •
  It continued to implement and expand its integrity management programs, improve communications throughout the organization and defined key elements of its employee development program.

        For 2012, PAA applied its elements of compensation as described below.

        Salary.    No salary adjustments for PAA's Named Executive Officers were recommended or made in 2012. See "—Narrative Disclosure to Summary Compensation Table."

        Cash Bonuses.    Based on the PAA CEO's annual performance review and the individual performance of each of PAA's Named Executive Officers, the compensation committee recommended to the board of directors and the board of directors approved the annual bonuses reflected in the Summary Compensation Table and notes thereto. Such amounts take into account the performance relative to PAA's 2012 goals; the absence of shortfalls relative to expectations; the level of difficulty associated with achieving such objectives; PAA's relative positioning at the end of the year with respect to future growth and performance; the significant transactions or accomplishments for the period not included in the goals for the year; and PAA's positioning at the end of the year with respect to its targeted credit profile. In the case of Mr. Duckett, the aggregate bonus amount represented 40% of his participation level for the first three fiscal quarters and an annual payment consisting of 60% of his participation for the first three quarters and 100% of his participation for the fourth quarter. For Mr. vonBerg, the aggregate bonus amount represented approximately 35% in annual bonus and 65% in quarterly bonus.

        Long-Term Incentive Awards.    There were no grants of long-term incentive awards to PAA's Named Executive Officers in 2012. The last grant cycle of equity awards to PAA's Named Executive Officers occurred in 2010. All of the performance thresholds for vesting of these awards have been met; however, vesting under these awards is also subject to minimum service periods that extend to May 2015. Consistent with its policy of issuing new grants with extended time-vesting periods when attainment of the distribution performance thresholds of existing grants has occurred, in February 2013, the board of directors of PAA's general partner approved the granting of new awards to PAA's Named Executive Officers that are designed to incentivize continued growth and fundamental performance, as well as encourage retention. The phantom units covered by these awards will vest in one-third increments as follows: (i) one-third will vest upon the later of the August 2016 distribution date and the date PAA pays a quarterly distribution of at least $0.5875 ($2.35 annualized) per common unit, (ii) one-third will vest upon the later of the August 2017 distribution date and the date PAA pays a quarterly distribution of at least $0.6250 ($2.50 annualized) per common unit, and (iii) one-third will vest upon the later of the August 2018 distribution date and the date PAA pays a quarterly distribution of at least $0.6625 ($2.65 annualized) per common unit. Upon vesting, the phantom units are payable on a one-for-one basis in PAA common units. These phantom units include tandem DERs that will vest (i.e., commence receiving cash distributions as if the underlying common units were owned) in one-third increments upon achieving the referenced distribution performance thresholds, without regard to the minimum service period. The DERs expire when the associated phantom units vest. Any of these phantom units (and all associated DERs) that have not vested as of the August 2019 distribution date will be forfeited. The 2013 awards included grants to PAA's Named Executive Officers as follows: Mr. Armstrong—150,000; Mr. Pefanis—135,000; Mr. Swanson—100,000; Mr. Duckett—100,000; and Mr. vonBerg—75,000.

        Transaction/Transition Grants.    There were no transaction/transition grants to PAA's Named Executive Officers in 2012.

Other Compensation Related Matters

        Equity Ownership in PAA.    As of December 31, 2012, PAA's Named Executive Officers collectively owned substantial equity in PAA. Although PAA encourages its Named Executive Officers to acquire and retain ownership in PAA, it does not have a policy requiring maintenance of a specified equity ownership level. PAA's policies prohibit its Named Executive Officers from using puts, calls or options to hedge the economic risk of their ownership. As of December 31, 2012, PAA's Named Executive Officers beneficially owned, in the aggregate, approximately 2.2 million of PAA's common units (excluding any unvested equity awards), an approximately 2.4% indirect ownership interest in AAP and 111,000 AAP management units (prior to giving effect to the reorganization in connection with this offering). Based on the market price of PAA's common units at December 31, 2012 and an implied valuation for their collective interests in AAP using similar valuation metrics, the value of the equity ownership of these individuals was significantly greater than the combined aggregate salaries and bonuses for 2012.

        Recovery of Prior Awards.    Except as provided by applicable laws and regulations, PAA does not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment.

        Section 162(m).    With respect to the deduction limitations under Section 162(m) of the Code, PAA is a limited partnership and does not fall within the definition of a "corporation" under Section 162(m) of the Code.

        Change in Control Triggers.    The employment agreements for Messrs. Armstrong and Pefanis, the long-term incentive plan grants to PAA's Named Executive Officers and the grant agreements for the AAP management units include severance payment provisions or accelerated vesting triggered upon a change of control, as defined in the respective agreements. In the case of the long-term incentive plan grants and transaction/transition grants, the provision becomes operative only if the change in control is accompanied by a change in status (such as the termination of employment by GP LLC). PAA believes this "double trigger" arrangement is appropriate because it provides assurance to the executive, but does not offer a windfall to the executive when there has been no real change in employment status. The provisions in the employment agreements for Messrs. Armstrong and Pefanis become operative only if the executive terminates employment within three months of the change in control. Messrs. Armstrong and Pefanis agreed to a conditional waiver of these provisions with respect to Vulcan Energy Corporation's ("Vulcan Energy") sale of its 50.1% general partner interest in December 2010. However, we expect that Messrs. Armstrong and Pefanis will agree to a waiver in connection with this offering and the restructuring transactions described under the section titled "Organizational Structure—Recapitalization," to the extent that such matters constitute a change in control under the applicable agreement. The grant agreements for the AAP management units generally call for vesting upon a change in control of any units that have already been earned, plus the next increment of units that could be earned at the next distribution threshold. Any remaining AAP management units would be forfeited (unless waived at the discretion of the general partner or acquirer as the case may be). As a result of significant participation by existing general partner owners or their affiliates in the December 2010 sale of Vulcan Energy's 50.1% ownership in the general partner, the change of control provisions of the grant agreements for the AAP management units were not triggered. See "—Employment Contracts" and "—Potential Payments upon Termination or Change-in-Control." The provision of severance or equity acceleration for certain terminations and change of control help to create a retention tool for PAA by assuring the executive that the benefit of the employment arrangement will be at least partially realized despite the occurrence of an event that would materially alter the employment arrangement.

Relation of Compensation Policies and Practices to Risk Management

        PAA's compensation policies and practices are designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Accordingly, the use of compensation as an incentive for performance can foster the potential for management and others to take unnecessary or excessive risks to reach the performance thresholds. For PAA, such risks would primarily attach to certain commercial activities conducted in its supply and logistics segment as well as to the execution of capital expansion projects and acquisitions and the realization of associated returns.

        From a risk management perspective, PAA's policy is to conduct its commercial activities within pre-defined risk parameters that are closely monitored and are structured in a manner intended to control and minimize the potential for unwarranted risk-taking. PAA also routinely monitors and measures the execution and performance of its capital projects and acquisitions relative to expectations.

        PAA's compensation arrangements contain a number of design elements that serve to minimize the incentive for unwarranted risk-taking to achieve short-term, unsustainable results, including delaying the reward and subjecting such rewards to forfeiture for terminations related to violations of its risk management policies and practices or of its code of conduct. In addition, PAA's long-term incentive awards typically include vesting criteria based on payment of distributions from currently available cash. See "Compensation Discussion and Analysis—Relation of Compensation Elements to Compensation Objectives."

        In combination with its risk-management practices, PAA does not believe that risks arising from its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on it.

 Summary Compensation Table

        The following table sets forth certain compensation information for PAA's CEO, CFO, and the three other most highly compensated executive officers in 2012 (PAA's Named Executive Officers). PAA reimburses its general partner and its affiliates for expenses incurred on PAA's behalf, including the costs of officer compensation (excluding the costs of the obligations represented by the AAP management units described above).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Greg L. Armstrong	2012	375,000	5,200,000		—	16,320	5,591,320
Chairman and Chief	2011	375,000	5,000,000		—	15,900	5,390,900
Executive Officer	2010	375,000	3,250,000		5,868,436	15,900	9,509,336
Harry N. Pefanis	2012	300,000	5,000,000		—	16,320	5,316,320
President and Chief	2011	300,000	4,800,000		—	15,900	5,115,900
Operating Officer	2010	300,000	3,100,000		3,946,511	15,900	7,362,411
Al Swanson	2012	250,000	2,000,000		—	16,320	2,266,320
Executive Vice President	2011	250,000	1,750,000		—	15,900	2,015,900
and Chief Financial Officer	2010	250,000	1,100,000		1,973,255	15,900	3,339,155
W. David Duckett(3)	2012	285,380	4,080,876		—	115,433	4,481,689
President—Plains Midstream	2011	288,799	4,017,220		—	106,744	4,412,763
Canada	2010	276,927	3,625,092		1,119,153	98,079	5,119,251
John P. vonBerg	2012	250,000	6,315,000	(4)	—	16,320	6,581,320
Senior Vice President—	2011	250,000	5,220,000	(4)	—	15,900	5,485,900
Commercial Activities	2010	250,000	3,265,000	(4)	805,790	15,900	4,336,690

(1)
Grant date fair values are presented for (i) transaction/transition grants awarded to Messrs. Armstrong, Pefanis and Swanson, and (ii) PAA phantom unit grants awarded to Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg. Dollar amounts represent the aggregate grant date fair value of transaction/transition grants and phantom units awarded during each year based on the probable outcome of underlying performance conditions pursuant to FASB ASC Topic 718. For transaction/transition grants awarded in 2010, vesting of 100% of the phantom common units and phantom series A subordinated units, and vesting of 20% of the phantom series B subordinated units, was deemed probable of occurring on the grant date. For phantom units granted in 2010, the performance threshold for the first tranche of vesting was deemed probable of occurring on the grant date. The maximum grant date fair values of stock awards assuming that the highest level of performance conditions will be met are as follows:

Name	Year	Maximum Grant Date Fair Value ($)
Greg L. Armstrong	2012	—
	2011	—
	2010	12,229,929
Harry N. Pefanis	2012	—
	2011	—
	2010	8,198,147
Al Swanson	2012	—
	2011	—
	2010	4,099,073
W. David Duckett	2012	—
	2011	—
	2010	3,357,459
John P. vonBerg	2012	—
	2011	—
	2010	2,417,371
(2)
GP LLC matches 100% of employees' contributions to its 401(k) plan in cash, subject to certain limitations in the plan. All Other Compensation for each of Messrs. Armstrong, Pefanis, Swanson and vonBerg includes $15,000 in such contributions for 2012. The remaining amount for each represents premium payments on behalf of the PAA Named Executive Officer for group term life insurance. All Other Compensation for Mr. Duckett includes, for 2012, employer contributions to the Plains Midstream Canada savings plan of $37,099, group term life insurance premiums of $28,682, automobile lease payments of $42,662 and club dues of $6,989.

(3)
Salary, bonus and all other compensation amounts for Mr. Duckett are presented in U.S. dollar equivalent based on the exchange rates in effect on the dates payments were made or approved.

(4)
Includes quarterly bonuses aggregating $4,115,000, $3,220,000 and $1,865,000 and annual bonuses of $2,200,000, $2,000,000 and $1,400,000 in 2012, 2011 and 2010, respectively. The annual bonuses are payable 60% at the time of award and 20% in each of the two succeeding years.

Grants of Plan-Based Awards Table

        There were no grants of plan-based awards to PAA's Named Executive Officers during the fiscal year ended December 31, 2012.

Narrative Disclosure to Summary Compensation Table

        A discussion of PAA's 2012 salaries and bonuses and how they fit into the overall compensation array is included herein. The following is a discussion of other material factors necessary to an understanding of the information disclosed in the Summary Compensation Table above.

        Salary—PAA does not make systematic annual adjustments to the salaries of its Named Executive Officers. In that regard, no salary adjustments were made for any of its Named Executive Officers in 2012.

        Grants of Plan-Based Awards—As noted above, there were no grants of plan-based awards to PAA's Named Executive Officers in 2012. In February 2013, PAA's Named Executive Officers were awarded the following phantom units: Mr. Armstrong—150,000; Mr. Pefanis—135,000; Mr. Swanson—100,000; Mr. Duckett—100,000; and Mr. vonBerg—75,000.

Employment Contracts

        Mr. Armstrong is employed as PAA's Chairman and CEO. The initial three-year term of Mr. Armstrong's GP LLC employment agreement commenced on June 30, 2001, and is automatically extended for one year on June 30 of each year (such that the term is reset to three years) unless Mr. Armstrong receives notice from the chairman of the GP LLC compensation committee that the board of directors has elected not to extend the agreement. Mr. Armstrong has agreed, during the term of the agreement and for five years thereafter, not to disclose (subject to typical exceptions, including, but not limited to, requirement of law or prior disclosure by a third party) any confidential information obtained by him while employed under the agreement. The agreement provided for a base salary of $330,000 per year, subject to annual review. In 2005, Mr. Armstrong's annual salary was increased to $375,000.

        Mr. Pefanis is employed as PAA's President and Chief Operating Officer. The initial three-year term of Mr. Pefanis' GP LLC employment agreement commenced on June 30, 2001, and is automatically extended for one year on June 30 of each year (such that the term is reset to three years) unless Mr. Pefanis receives notice from the chairman of the board of GP LLC that the board of directors has elected not to extend the agreement. Mr. Pefanis has agreed, during the term of the agreement and for one year thereafter, not to disclose (subject to typical exceptions) any confidential information obtained by him while employed under the agreement. The agreement provided for a base salary of $235,000 per year, subject to annual review. In 2005, Mr. Pefanis' annual salary was increased to $300,000.

        See "—Relation of Compensation Elements to Compensation Objectives" for a discussion of how PAA uses salary and bonus to achieve compensation objectives. See "—Potential Payments upon Termination or Change-In-Control" for a discussion of the provisions in Messrs. Armstrong's and Pefanis' employment agreements related to termination, change of control and related payment obligations.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth certain information regarding outstanding equity awards at December 31, 2012 with respect to PAA's Named Executive Officers:

	Unit Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Greg L. Armstrong	30,000	(2)	7,835,800	10,000	(2)	922,200
	360,000	(3)	16,286,400	—		—
	—		—	62,000	(4)	1,181,100
	—		—	62,000	(5)	1,181,100
Harry N. Pefanis	22,500	(2)	5,876,850	7,500	(2)	691,650
	240,000	(3)	10,857,600	—		—
	—		—	42,000	(4)	800,100
	—		—	42,000	(5)	800,100
Al Swanson	7,500	(2)	1,958,950	2,500	(2)	230,550
	120,000	(3)	5,428,800	—		—
	—		—	21,000	(4)	400,050
	—		—	21,000	(5)	400,050
	23,336	(6)	1,055,721	—		—
W. David Duckett	12,750	(2)	3,330,215	4,250	(2)	391,935
	150,000	(3)	6,786,000	—		—
John P. vonBerg	10,500	(2)	2,742,530	3,500	(2)	322,770
	108,000	(3)	4,885,920	—		—

(1)
Market value of phantom units reported in these columns is calculated by multiplying the closing market price ($45.24) of PAA's common units at December 31, 2012 (the last trading day of the fiscal year) by the number of units. Market value of transaction/transition grants reported in these columns is calculated by multiplying the closing market price ($19.05) of PNG's common units at December 31, 2012 (the last trading day of the fiscal year) by the number of units. No discount is applied for remaining performance threshold or service period requirements. The AAP management units are valued based on the grant date fair value computed in accordance with FASB ASC Topic 718 assuming that the highest level of performance conditions will be met.

(2)
Represents AAP management units. Each AAP management unit represents a "profits interest" in AAP, which entitles the holder to participate in future profits and losses from operations, current distributions from operations and an interest in future appreciation or depreciation in AAP's asset values, but does not represent an interest in the capital of AAP on the applicable grant date of the AAP management units. As of December 31, 2012, 75% of the AAP management units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg had been earned. None of the AAP management units have vested.

(3)
Represents phantom units granted in 2010 under PAA's Long-Term Incentive Plan. As of December 31, 2012, all of these phantom units had been earned and will vest in thirds upon the May 2013, May 2014 and May 2015 distribution dates. All of the DERs associated with these phantom units are currently payable.

(4)
Represents PNG phantom series A subordinated units under transaction/transition grants. These phantom series A subordinated units will vest in connection with the conversion of PNG's Series A subordinated units into PNG common units, and be payable one-for-one by PAA in common units of PNG. Any of these phantom series A subordinated units that have not vested as of December 31, 2018 will be automatically cancelled on such date.

(5)
Represents PNG phantom series B subordinated units under transaction/transition grants. These phantom series B subordinated units will vest in increments of 20%, 21%, 15%, 22% and 22%, respectively, in connection with the conversion of the First through Fifth Tranches of PNG's series B subordinated units. Upon vesting, the phantom series B subordinated units will be payable one-for-one by PAA in series A subordinated units or common units of PNG it receives upon conversion of PNG's Series B subordinated units. Any of these phantom series B subordinated units that have not vested as of December 31, 2018 will be automatically cancelled on such date.

(6)
Represents the balance of phantom units granted in 2009 under PAA's Long-Term Incentive Plan. These phantom units will vest upon the May 2013 distribution date. All of the DERs associated with these phantom units are currently payable.

Option Exercises and Units Vested

        The following table sets forth certain information regarding the vesting of phantom units during the fiscal year ended December 31, 2012 with respect to PAA's Named Executive Officers.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)		Value Realized on Vesting ($)
Greg L. Armstrong	120,000	(1)	4,835,400	(2)
	120,000	(1)	4,817,400	(3)
	31,000	(4)	569,780	(4)
Harry N. Pefanis	80,000	(1)	3,223,600	(2)
	80,000	(1)	3,211,600	(3)
	21,000	(4)	385,980	(4)
Al Swanson	23,332	(1)	936,663	(3)
	22,000	(1)	887,150	(5)
	22,000	(1)	882,640	(6)
	10,500	(4)	192,990	(4)
W. David Duckett	50,000	(1)	2,016,250	(5)
	50,000	(1)	2,006,000	(6)
John P. vonBerg	36,000	(1)	1,450,620	(2)
	36,000	(1)	1,445,220	(3)

(1)
Represents the gross number of PAA phantom units that vested during the year ended December 31, 2012. The actual number of units delivered was net of income tax withholding.

(2)
Consistent with the terms of PAA's 2005 Long-Term Incentive Plan, the value realized upon vesting is computed by multiplying the closing market price ($40.295) of PAA's common units on February 13, 2012 (the date preceding the vesting date) by the number of units that vested.

(3)
Consistent with the terms of PAA's 2005 Long-Term Incentive Plan, the value realized upon vesting is computed by multiplying the closing market price ($40.145) of PAA's common units on May 14, 2012 (the date preceding the vesting date) by the number of units that vested.

(4)
Represents the gross number of transaction/transition grant awards that vested during the year ended December 31, 2012. These awards were settled by PAA in common units of PNG. The value realized is computed by multiplying the closing market price ($18.38) of PNG common units on May 4, 2012 (the date preceding the vesting date) by the number of transaction/transition grant awards that vested.

(5)
Consistent with the terms of PAA's 1998 Long-Term Incentive Plan, the value realized upon vesting is computed by multiplying the closing market price ($40.325) of PAA's common units on February 14, 2012 (the date of vesting) by the number of units that vested.

(6)
Consistent with the terms of PAA's 1998 Long-Term Incentive Plan, the value realized upon vesting is computed by multiplying the closing market price ($40.12) of PAA's common units on May 15, 2012 (the date of vesting) by the number of units that vested.

Pension Benefits

        PAA sponsors a 401(k) plan that is available to all U.S. employees, but it does not maintain a pension or defined benefit program.

Nonqualified Deferred Compensation and Other Nonqualified Deferred Compensation Plans

        PAA does not have a nonqualified deferred compensation plan or program for its officers or employees.

Potential Payments upon Termination or Change-in-Control

        The following table sets forth potential amounts payable to the PAA Named Executive Officers upon termination of employment under various circumstances, and as if terminated on December 31, 2012.

	By Reason of Death($)		By Reason of Disability ($)		By Company without Cause ($)		By Executive with Good Reason ($)		In Connection with a Change In Control($)
Greg L. Armstrong
Salary and Bonus	10,750,000	(1)	10,750,000	(1)	10,750,000	(1)	10,750,000	(1)	16,125,000	(2)
Equity Compensation	17,703,720	(3)	17,703,720	(3)	16,286,400	(4)	16,286,400	(4)	18,648,600	(5)
Health Benefits	N/A		29,904	(6)	29,904	(6)	29,904	(6)	29,904	(6)
Tax Gross-up	N/A		N/A		N/A		N/A		1,460,819	(7)
AAP Management Units	N/A		N/A		7,835,800	(8)	7,835,800	(8)	8,758,000	(9)

Total	28,453,720		28,483,624		34,902,104		34,902,104		45,022,323
Harry N. Pefanis
Salary and Bonus	10,200,000	(1)	10,200,000	(1)	10,200,000	(1)	10,200,000	(1)	15,300,000	(2)
Equity Compensation	11,817,720	(3)	11,817,720	(3)	10,857,600	(4)	10,857,600	(4)	12,457,800	(5)
Health Benefits	N/A		46,200	(6)	46,200	(6)	46,200	(6)	46,200	(6)
Tax Gross-up	N/A		N/A		N/A		N/A		1,693,407	(7)
AAP Management Units	N/A		N/A		5,876,850	(8)	5,876,850	(8)	6,568,500	(9)

Total	22,017,720		22,063,920		21,103,800		21,103,800		36,065,907
Al Swanson(10)
Equity Compensation	6,964,581	(3)	6,964,581	(3)	6,484,521	(4)	N/A		7,284,621	(5)
AAP Management Units	N/A		N/A		1,958,950	(8)	1,958,950	(8)	2,189,500	(9)

Total	6,964,581		6,964,581		8,443,471		1,958,950		9,474,121
W. David Duckett(10)
Equity Compensation	6,786,000	(3)	6,786,000	(3)	6,786,000	(4)	N/A		6,786,000	(5)
AAP Management Units	N/A		N/A		3,330,215	(8)	3,330,215	(8)	3,722,150	(9)

Total	6,786,000		6,786,000		10,116,215		3,330,215		10,508,150
John P. vonBerg(10)
Equity Compensation	4,885,920	(3)	4,885,920	(3)	4,885,920	(4)	N/A		4,885,920	(5)
AAP Management Units	N/A		N/A		2,742,530	(8)	2,742,530	(8)	3,065,300	(9)

Total	4,885,920		4,885,920		7,628,450		2,742,530		7,951,220

(1)
The employment agreements between GP LLC and Messrs. Armstrong and Pefanis provide that if (i) their employment with GP LLC is terminated as a result of their death, (ii) they terminate their employment with GP LLC (a) because of a disability (as defined in Section 409A of the Code) or (b) for good reason (as defined below), or (iii) GP LLC terminates their employment without cause (as defined below), they are entitled to a lump-sum amount equal to the product of (1) the sum of their (a) highest annual base salary paid prior to their date of termination and (b) highest annual bonus paid or payable for any of the three years prior to the date of termination, and (2) the lesser of (a) two or (b) the number of days remaining in the term of their employment agreement divided by 360. The amount provided in the table assumes for each executive a termination date of December 31, 2012, and also assumes a highest annual base salary of $375,000 and highest annual bonus of $5,000,000 for Mr. Armstrong, and a highest annual base salary of $300,000 and highest annual bonus of $4,800,000 for Mr. Pefanis.

  The employment agreements between GP LLC and Messrs. Armstrong and Pefanis define "cause" as (i) willfully engaging in gross misconduct, or (ii) conviction of a felony involving moral turpitude. Notwithstanding, no act, or failure to act, on their part is "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that such act or omission was in the best interest of GP LLC or otherwise likely to result in no material injury to GP LLC. However, neither Mr. Armstrong or Mr. Pefanis will be deemed to have been terminated for cause unless and until there is delivered to them a copy of a resolution of the board of directors of GP LLC at a meeting held for that purpose (after reasonable notice and an opportunity to be heard), finding that Mr. Armstrong or Mr. Pefanis, as applicable, was guilty of the conduct described above, and specifying the basis for that finding. If Mr. Armstrong or Mr. Pefanis were terminated for cause, GP LLC would be obligated to pay base salary through the date of termination, with no other payment obligations triggered by the termination under the employment agreement or other employment arrangement.

  The employment agreements between GP LLC and Messrs. Armstrong and Pefanis define "good reason" as the occurrence of any of the following circumstances: (i) removal by GP LLC from, or failure to re-elect them to, the positions to which Messrs. Armstrong and Pefanis were appointed pursuant to their respective employment agreements, except in connection with their termination for cause (as defined above); (ii) (a) a reduction in their rate of base salary (other than in connection with across-the-board salary reductions for all executive officers of GP LLC) unless such reduction reduces their base salary to less than 85% of their current base salary, (b) a material reduction in their fringe benefits or (c) any other material failure by GP LLC to comply with its obligations under their employment agreements to pay their annual salary and bonus, reimburse their business expenses, provide for their participation in certain employee benefit plans and arrangements, furnish them with suitable office space and support staff or allow them no less than 15 business days of paid vacation annually; or (iii) the failure of GP LLC to obtain the express assumption of the employment agreements by a successor entity (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of GP LLC.

(2)
Pursuant to their employment agreements, if Messrs. Armstrong and Pefanis terminate their employment with GP LLC within three (3) months of a change in control (as defined below), they are entitled to a lump-sum payment in an amount equal to the product of (i) three and (ii) the sum of (a) their highest annual base salary previously paid to them and (b) their highest annual bonus paid or payable for any of the three years prior to the date of such termination. The amount provided in the table assumes a change in control and termination date of December 31, 2012, and also assumes a highest annual base salary of $375,000 and highest annual bonus of $5,000,000 for Mr. Armstrong, and a highest annual base salary of $300,000 and highest annual bonus of $4,800,000 for Mr. Pefanis.

For this purpose a "change in control" is currently defined in their employment agreements to mean (i) the acquisition by a person or group (other than Vulcan Energy or a wholly owned subsidiary thereof) of beneficial ownership, directly or indirectly, of 50% or more of the membership interest of GP LLC or (ii) the owners of the membership interests of GP LLC on June 30, 2001 ceasing to beneficially own, directly or indirectly, more than 50% of the membership interests of GP LLC.

In August 2005, Vulcan Energy increased its interest in GP LLC from approximately 44% to greater than 50%. The consummation of the transaction constituted a change in control under the employment agreements with Messrs. Armstrong and Pefanis. However, Messrs. Armstrong and Pefanis entered into agreements with GP LLC waiving their rights to payments under their employment agreements in connection with the change in control, contingent on the execution and performance by Vulcan Energy of a voting agreement with GP LLC that restricted certain of

  Vulcan's voting rights. The December 2010 sale by Vulcan Energy of its interest in PAA's general partner also constituted a change in control under the employment agreements and resulted in the termination of the voting agreement. Messrs. Armstrong and Pefanis executed new agreements waiving their rights to payments under their employment agreements with respect to the December 2010 transaction and voting agreement termination.

(3)
The letters evidencing PAA phantom unit grants to PAA's Named Executive Officers in 2009 and 2010 provide that in the event of their death or disability (as defined below), all of their then outstanding phantom units and associated DERs will be deemed nonforfeitable, and (i) any unvested phantom units that had satisfied all of the vesting criteria as of the date of their termination but for the passage of time would vest on the next following distribution date and (ii) the remaining unvested outstanding phantom units will vest on the distribution date on which the vesting criteria is met. For this purpose "disability" means a physical or mental infirmity that impairs the ability substantially to perform duties for a period of eighteen (18) months or that the general partner otherwise determines constitutes a disability.

Assuming death or disability occurred on December 31, 2012, all phantom units and the associated DERs of PAA's Named Executive Officers would have become nonforfeitable effective as of December 31, 2012, and would vest on the February 2013 distribution date. For the 2009 and 2010 grants, any units not vested by May 2015 and May 2016, respectively, would expire. That portion of the dollar value given that is attributable to PAA phantom units is based on the market value of PAA's common units on December 31, 2012 ($45.24 per unit) without discount for service period.

The transaction/transition grant agreements provide that in the event of death or disability (as defined above), any unvested phantom units and associated DERs shall be deemed nonforfeitable and shall vest or be cancelled at the times described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End Table. As of December 31, 2012, vesting of all of the PNG phantom series A subordinated units, and vesting of 20% of the PNG phantom series B subordinated units, was deemed probable of occurrence. That portion of the dollar value given that is attributable to the transaction/transition grants is based on the market value of PNG's common units on December 31, 2012 ($19.05 per unit), without discount for service period.

(4)
Pursuant to the phantom unit grants to PAA's Named Executive Officers in 2009 and 2010, in the event their employment is terminated other than in connection with a change of control (as defined in footnote 5 below) or by reason of death, disability (as defined in footnote 3 above) or retirement, all of the phantom units and associated DERs (regardless of vesting) then outstanding under such phantom unit grants would automatically be forfeited as of the date of termination; provided, however, that if GP LLC terminated their employment other than for cause (as defined in footnote 5 below), any unvested phantom units that had satisfied all of the vesting criteria as of the date of their termination but for the passage of time would be deemed nonforfeitable and would vest on the next following distribution date. The dollar value amount provided assumes that PAA's Named Executive Officers were terminated without cause on December 31, 2012. As a result, all of the 2009 and 2010 phantom unit grants held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg would be deemed nonforfeitable and would vest on the February 2013 distribution date. That portion of the dollar value given that is attributable to PAA phantom units is based on the market value of PAA's common units on December 31, 2012 ($45.24 per unit), without discount for service period. In addition to the foregoing, under Canadian law, Mr. Duckett could have a claim for additional payment if inadequate notice were given for a termination without cause.

Under the waiver signed in 2010 by Mr. Armstrong and Mr. Pefanis (see footnote 2 above), upon a termination of employment by GP LLC without cause or by the executive for good reason (in each case as defined in the relevant employment agreement) all of the executive's outstanding awards under PAA's 2005 Long-Term Incentive Plan would immediately vest.

(5)
The letters evidencing the phantom unit grants to PAA's Named Executive Officers in 2009 and 2010 provide that in the event of a change in status (as defined below), all of the then outstanding PAA phantom units and associated DERs will be deemed nonforfeitable, and such phantom units will vest in full (i.e., the phantom units will become payable in the form of one common unit per phantom unit) upon the next following distribution date. Assuming the change in status occurred on December 31, 2012, all outstanding phantom units and the associated DERs would have become nonforfeitable as of December 31, 2012, and such phantom units would vest on the February 2013 distribution date. That portion of the dollar value given that is attributable to PAA phantom units is based on the market value of PAA's common units on December 31, 2012 ($45.24 per unit), without discount for service period.

The transaction/transition grant agreements provide that in the event of a change in status (as defined below), all PNG outstanding phantom units and tandem DERs shall be deemed nonforfeitable on such date, and such phantom units will be payable on the next following distribution date. Assuming a change in status occurred on December 31, 2012, all outstanding phantom units under the transaction/transition grant agreements would have been nonforfeitable and would have vested on the February 2013 distribution date. That portion of the dollar value given that is attributable to the transaction/transition grants is based on the market value of PNG's common units on December 31, 2012 ($19.05 per unit), without discount for service period.

The phrase "change in status" means, with respect to a PAA Named Executive Officer, the occurrence, during the period beginning two and a half months prior to and ending one year following a change of control (as defined below), of any of the following: (A) the termination of employment by GP LLC other than a termination for cause (as defined below), or (B) the termination of employment by the PAA Named Executive Officer due to the occurrence, without that Named Executive Officer's written consent, of (i) any material diminution in the PAA Named Executive Officer's authority, duties or responsibilities, (ii) any material reduction in the PAA Named Executive Officer's base salary or (iii) any other action or inaction that would constitute a material breach of the agreement by GP LLC.

The phrase "change of control" means, and is deemed to have occurred upon the occurrence of, one or more of the following events: (i) GP LLC ceasing to be the general partner of PAA's general partner; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of PAA or GP LLC to any person and/or its affiliates, other than to PAA or GP LLC, including any employee benefit plan thereof; (iii) the consolidation, reorganization, merger or any other similar transaction involving (A) a person other than PAA or GP LLC and (B) PAA, GP LLC or both; (iv) the persons who own membership interests in GP LLC as of the grant date ceasing to beneficially own, directly or indirectly, more than 50% of the membership interests of GP LLC; or (v) any person, including any partnership, limited partnership, syndicate or other group deemed a "person" for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming the beneficial owner, directly or indirectly, of more than 49.9% of the membership interest in GP LLC. Notwithstanding the definition of change of control, no change of control is deemed to have occurred in connection with a restructuring or reorganization related to the securitization and sale to the public of direct or indirect equity interests in the general partner if (x) GP LLC retains direct or indirect control over the general partner and (y) the current members of GP LLC continue to own more than 50% of the member interest in GP LLC. The term "cause" means (i) the failure to perform a job function in accordance with standards described in writing, or (ii) the violation of GP LLC's Code of Business Conduct (unless waived in accordance with the terms thereof), in each case, with the specific failure or violation described in writing.

(6)
Pursuant to their employment agreements with GP LLC, if Messrs. Armstrong or Pefanis are terminated other than (i) for cause (as defined in footnote 1 above), (ii) by reason of death or (iii) by resignation (unless such resignation is due to a disability or for good reason (each as defined in footnote 1 above)), then they are entitled to continue to participate, for a period which is the lesser of two years from the date of termination or the remaining term of the employment agreement, in such health and accident plans or arrangements as are made available by GP LLC to its executive officers generally. The amounts provided in the table assume a termination date of December 31, 2012.

(7)
Pursuant to their GP LLC employment agreements, Messrs. Armstrong and Pefanis will be reimbursed for any excise tax due under Section 4999 of the Code as a result of compensation (parachute) payments made under their respective employment agreements. The values provided for this benefit assume that Messrs. Armstrong and Pefanis were terminated in connection with a change in control effective as of December 31, 2012.

(8)
Pursuant to the grant agreements for the AAP management units, any earned AAP management units will become vested units (i.e., no longer capable of being purchased at a discount by AAP pursuant to its call right) upon a termination of employment by GP LLC without cause (defined below) or by the PAA Named Executive Officer for good reason (defined below). As of December 31, 2012, 75% of the AAP management units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg had been earned. Assuming a termination of employment without cause or for good reason on December 31, 2012, 75% of the AAP management units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg would become vested. The value of such AAP management units as reflected in the table is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The entire economic burden of the AAP management units is borne solely by AAP.

"Cause" is defined in the grant agreements for the AAP management units as (i) a finding by the board of GP LLC that the executive has substantially failed to perform the duties and responsibilities of his position at an acceptable level and after written notice specifying such failure in detail and after a reasonable period under the circumstances (determined by the board in good faith) such failure has continued without full correction by the executive, (ii) the executive's conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof or any misdemeanor involving moral turpitude or (iii) any action by the executive involving personal dishonesty, theft or fraud in connection with executive's duties as an employee of GP LLC or its affiliates.

"Good Reason" is defined in the grant agreements for the AAP management units as (i) any material breach by AAP of executive's grant agreements for the AAP management units, (ii) the failure of any successor of AAP to assume the executive's grant agreements for the AAP management units or (iii) any material overall reduction the executive's authority, responsibilities or duties.

(9)
Pursuant to the grant agreements for the AAP management units, upon the occurrence of a Change in Control (defined below), any earned AAP management units (and any AAP management units that will become earned in less than 180 days) become vested units and, to the extent any AAP management units remain unearned, an incremental 25% of the number of AAP management units originally granted becomes vested. As of December 31, 2012, 75% of the AAP management units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg had been earned. Assuming a Change in Control on December 31, 2012, 100% of the AAP management units held by Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg would become vested. The value of such AAP management units as reflected in the table is based on the grant date fair value computed in accordance with FASB ASC Topic 718. The entire economic burden of the AAP management units is borne solely by AAP.

  "Change in Control" means the determination by the GP LLC Board that one of the following events has occurred: (i) GP LLC ceases to retain direct or indirect control over PAA; (ii) the owners of GP LLC as of the respective grant date of the AAP management units (the "Grant Date") and their affiliates (the "Owner Affiliates") cease to own directly or indirectly at least 50% of its member interest; (iii) a "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes after the Grant Date the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the member interest of GP LLC; or (iv) a transfer, sale, exchange or other disposition in a single transaction or series of transactions (whether by merger or otherwise) of all or substantially all of the assets of AAP or PAA to one or more persons who are not Affiliates of AAP, other than a transaction in which the Owner Affiliates become the "beneficial owners," directly or indirectly, of more than 50% of the voting power of such person or persons immediately following such transaction.

(10)
If Messrs. Swanson, Duckett or vonBerg were terminated for cause, GP LLC would be obligated to pay base salary through the date of termination, with no other payment obligation triggered by the termination under any employment arrangement.

Confidentiality, Non-Compete and Non-Solicitation Arrangements

        Pursuant to his GP LLC employment agreement, Mr. Armstrong has agreed to maintain the confidentiality of PAA's information for a period of five years after the termination of his employment. Mr. Pefanis has agreed to a similar restriction for a period of one year following the termination of his employment. Mr. Duckett has agreed to maintain confidentiality following termination of his employment for a period of two years with respect to customer lists. He has also agreed not to compete in a specified geographic area for a period of two years after termination of his employment. Mr. vonBerg has agreed to maintain confidentiality and not to solicit customers for a period of one year following termination of his employment.

Compensation of Directors

        The following table sets forth a summary of the compensation paid to each person who served as a non-employee director of GP LLC in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Everardo Goyanes	75,000	215,375	290,375
Gary R. Petersen	45,000	107,687	152,687
John T. Raymond	45,000	107,687	152,687
Robert V. Sinnott	47,000	107,687	154,687
Vicky Sutil(2)	45,000	n/a	45,000
J. Taft Symonds	62,000	215,375	277,375
Christopher M. Temple	60,000	215,375	275,375

(1)
The dollar value of PAA equity awards granted during 2012 is based on the grant date fair value computed in accordance with FASB ASC Topic 718. In connection with the August 2012 vesting of director equity awards, Messrs. Goyanes, Symonds and Temple each were granted 5,000 units, and Messrs. Petersen, Raymond and Sinnott each were granted 2,500 units by virtue of the automatic re-grant feature of the vested awards. Upon vesting of the director equity awards in August 2012 (other than the incremental audit committee awards), a cash payment of $75,500 was made to Oxy as directed by Ms. Sutil. Such cash payment was based on the unit value of Mr. Sinnott's award on the previous year's vesting date. As of December 31, 2012, the number of outstanding PAA equity awards held by PAA's directors was as follows: Goyanes—20,000; Petersen—10,000; Raymond—10,000; Sinnott—10,000; Symonds—20,000; and Temple—20,000.

(2)
Ms. Sutil's compensation is assigned to Oxy.

        Each director of GP LLC who is not an employee of GP LLC is reimbursed for any travel, lodging and other out-of-pocket expenses related to meeting attendance or otherwise related to service on the board (including, without limitation, reimbursement for continuing education expenses). Each GP LLC non-employee director is currently paid an annual retainer fee of $45,000. Mr. Armstrong is otherwise compensated for his services as an employee and therefore receives no separate compensation for his services as a director. In addition to the annual retainer, each committee chairman (other than the chairman of the audit committee) receives $2,000 annually. The chairman of the audit committee receives $30,000 annually, and the other members of the audit committee receive $15,000 annually, in each case, in addition to the annual retainer. During 2012, Messrs. Sinnott, Goyanes and Symonds served as chairmen of the compensation, audit and governance committees, respectively.

        PAA's non-employee directors receive equity awards under PAA's long-term incentive plans or cash equivalent awards as part of their compensation. The equity awards vest annually in 25% increments over a four-year period and have an automatic re-grant feature such that as they vest, an equivalent amount is granted. The awards have associated distribution equivalent rights that are payable quarterly. The three non-employee directors who serve on the audit committee (Messrs. Goyanes, Symonds and Temple) each have outstanding a grant of 20,000 units (vesting 5,000 units per year). Messrs. Petersen, Raymond and Sinnott each have outstanding a grant of 10,000 units (vesting 2,500 units per year). Upon vesting of the director equity awards (other than the incremental audit committee awards), a cash payment will be made to Oxy as directed by the Oxy designee. Such cash payment is based on the unit value of Mr. Sinnott's award on the previous year's vesting date.

        All equity awards held by a GP LLC director vest in full upon the next following distribution date after the death or disability (as determined in good faith by the board) of the director. For audit committee grants, the awards also vest in full if such director (i) retires (no longer with full-time employment and no longer serving as an officer or director of any public company) or (ii) is removed from the board of directors or is not reelected to the board of directors, unless such removal or failure to reelect is for "good cause," as defined in the letter granting the units.

Reimbursement of Expenses of PAA's General Partner and its Affiliates

        PAA does not pay its general partner a management fee, but it does reimburse its general partner for all direct and indirect costs of services provided to PAA, incurred on PAA's behalf, including the costs of employee, officer and director compensation (other than expenses related to the AAP management units) and benefits allocable to PAA, as well as all other expenses necessary or appropriate to the conduct of PAA's business, allocable to PAA. PAA records these costs on the accrual basis in the period in which its general partner incurs them. PAA's partnership agreement provides that its general partner will determine the expenses that are allocable to PAA in any reasonable manner determined by its general partner in its sole discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Plains GP Holdings, L.P.

        The following tables set forth certain information regarding the beneficial ownership of our Class A shares and Class B shares following the consummation of this offering and the related transactions by:

  •
  each person who is known to us to beneficially own more than 5% of the Class A shares (calculated in accordance with Rule 13d-3);

  •
  the named executive officers ("NEOs") of our general partner;

  •
  each of the directors and director nominees of our general partner;

  •
  all of the directors, director nominees and executive officers of our general partner as a group; and

  •
  the executive officers of PAA as a group (excluding the NEOs of our general partner).

        All information with respect to beneficial ownership has been furnished by the respective directors, director nominees, officers or 5% or more shareholders, as the case may be. Unless otherwise noted, the address of each beneficial owner named in the chart below is 333 Clay Street, Suite 1600, Houston, Texas 77002.

Name and Address of Beneficial Owner	Class A shares Beneficially Owned After Offering(1)	Percentage of Class A shares to be Beneficially Owned(1)	Class B shares Beneficially Owned After Offering	Percentage of Class B shares to be Beneficially Owned(2)	Percentage of Total Class A shares and Class B shares to be Beneficially Owned(2)
Oxy Holding Company (Pipeline), Inc.(3) 10899 Wilshire Boulevard Los Angeles, CA 90024	153,212,255	54.48%	153,212,255	29.35%	23.57%
EMG Investment, LLC 811 Main, Suite 4200 Houston, TX 77002	121,516,879	48.70%	121,516,879	23.28%	18.69%
KAFU Holdings, L.P.(4) 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067	97,858,574	43.33%	97,858,574	18.75%	15.06%
KAFU Holdings II, L.P.(4) 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067	6,795,545	5.04%	6,795,545	1.30%	1.05%
KA First Reserve XII, LLC(4) 600 Travis, Suite 6000 Houston, TX 77002	15,057,415	10.53%	15,057,415	2.88%	2.32%
PAA Management, L.P.	21,835,922	14.57%	21,835,922	4.18%	3.36%
Mark E. Strome Living Trust 100 Wilshire Boulevard, Suite 1750 Santa Monica, CA 90401	12,590,714	8.96%	12,590,714	2.41%	1.94%
Strome PAA, L.P. 100 Wilshire Boulevard, Suite 1750 Santa Monica, CA 90401	10,109,344	7.32%	10,109,344	1.94%	1.56%
Lynx Holdings, I, LLC. 811 Main, Suite 4200 Houston, TX 77002	8,476,802	6.21%	8,476,802	1.62%	1.30%

Name and Address of Beneficial Owner	Class A shares Beneficially Owned After Offering(1)	Percentage of Class A shares to be Beneficially Owned(1)	Class B shares Beneficially Owned After Offering	Percentage of Class B shares to be Beneficially Owned(2)	Percentage of Total Class A shares and Class B shares to be Beneficially Owned(2)
Windy, L.L.C. 11422 Miracle Hills Drive, Suite 400 Omaha, NE 68154	18,180,893	12.44%	18,180,893	3.48%	2.80%
Greg L. Armstrong(5)	14,941,589	10.45%	14,941,589	2.86%	2.30%
Harry N. Pefanis(6)	10,214,985	7.39%	10,214,985	1.96%	1.57%
Al Swanson(7)	3,510,790	2.67%	3,510,790	*	*
W. David Duckett(8)	5,337,470	4.00%	5,337,470	1.02%	*
John P. vonBerg(9)	4,215,765	3.19%	4,215,765	*	*
John T. Raymond(10)	129,993,681	50.39%	129,993,681	24.90%	20.00%
Robert V. Sinnott(11)	104,654,119	44.98%	104,654,119	20.05%	16.10%
Vicky Sutil	—	—	—	—	—
All directors, director nominees and executive officers of our general partner as a group (13 persons)(12)	283,103,216	68.86%	283,103,216	54.23%	43.55%
Executive officers of PAA as a group (excluding the NEOs of our general partner)(13)	10,234,817	7.40%	10,234,817	1.96%	1.57%

*
Less than 1%.

(1)
Consists of Class B shares that are exchangeable for an equivalent number of Class A shares. Does not include Class A shares that may be purchased pursuant to the Directed Share Program.

(2)
Includes Class B shares to be issued upon conversion of all AAP management units based on a conversion ratio of 0.90 AAP units and Class B shares for each AAP management unit.

(3)
If the underwriters' option to purchase additional Class A shares is exercised in full, then Oxy will have 19,200,000 additional Class B shares redeemed.

(4)
KA Associates, Inc. ("KAA"), an affiliate of such shareholders, is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and is a member of FINRA. Such shareholders do not direct client transactions to KAA. Such shareholders purchased the securities for their own account, not as a nominee or agent, in the ordinary course of business and at the time of purchase, did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the purchased securities.

(5)
Represents the number of Class B shares beneficially owned by Mr. Armstrong through his (i) direct and indirect ownership of an approximately 25.3% interest in PAA Management, L.P. and (ii) beneficial ownership of 9,424,295 AAP units and Class B shares, based on an assumed conversion ratio of 0.90 AAP units and Class B shares for each AAP management unit.

(6)
Represents the number of Class B shares beneficially owned by Mr. Pefanis through his (i) direct and indirect ownership of an approximately 14.4% interest in PAA Management, L.P. and (ii) beneficial ownership of 7,068,221 AAP units and Class B shares, based on an assumed conversion ratio of 0.90 AAP units and Class B shares for each AAP management unit.

(7)
Represents the number of Class B shares beneficially owned by Mr. Swanson through his (i) direct and indirect ownership of an approximately 5.3% interest in PAA Management, L.P. and (ii) beneficial ownership of 2,356,074 AAP units and Class B shares, based on an assumed conversion ratio of 0.90 AAP units and Class B shares for each AAP management unit.

(8)
Represents the number of Class B shares beneficially owned by Mr. Duckett through his (i) direct and indirect ownership of an approximately 6.1% interest in PAA Management, L.P. and (ii) beneficial ownership of 4,005,325 AAP units and Class B shares, based on an assumed conversion ratio of 0.90 AAP units and Class B shares for each AAP management unit.

(9)
Represents the number of Class B shares beneficially owned by Mr. vonBerg through his (i) direct and indirect ownership of an approximately 4.2% interest in PAA Management, L.P. and (ii) beneficial ownership of 3,298,503 AAP units and Class B shares, based on an assumed conversion ratio of 0.90 AAP units and Class B shares for each AAP management unit.

(10)
Mr. Raymond is (i) the sole member of the general partner of the manager of EMG Investment, LLC and (ii) the sole member of Lynx Holdings I, LLC. As such, Mr. Raymond has sole voting and dispositive power over the Class B shares owned by each of EMG Investment, LLC and Lynx Holdings I, LLC. Mr. Raymond disclaims any deemed beneficial ownership of the interests owned by each of EMG Investment, LLC and Lynx Holdings I, LLC beyond his pecuniary interest therein.

(11)
Mr. Sinnott has shared voting and dispositive power over the Class B shares owned by KAFU Holdings, L.P. ("KAFU") and KAFU Holdings II, L.P. ("KAFU II"). Mr. Sinnott disclaims any deemed beneficial ownership of the interest owned by KAFU and KAFU II beyond his pecuniary interest therein.

(12)
The executive officers of our general partner as a group directly and indirectly own an approximately 65.4% interest in PAA Management, L.P. and 34,163,070 AAP units and Class B shares based on an assumed conversion ratio of 0.90 AAP units and Class B shares for each AAP management unit. Amount shown in table represents the number of Class B shares beneficially owned by this group by virtue of such interests.

(13)
The executive officers of PAA (other than Messrs. Armstrong, Pefanis, Swanson, Duckett and vonBerg who are NEOs of our general partner) collectively as a group directly and indirectly own an approximately 10.2% interest in PAA Management, L.P. and 8,010,651 AAP units and Class B shares based on an assumed conversion ratio of 0.90 AAP units and Class B shares for each AAP management unit. Amount shown in table represents the number of Class B shares beneficially owned by this group by virtue of such interests.

 Ownership of General Partner Entities

        The following table sets forth for each Existing Owner (i) such Existing Owner's combined percentage ownership in AAP and GP LLC prior to this offering, (ii) such Existing Owner's combined percentage economic interest in AAP and GP LLC prior to this offering, (iii) the percentage economic interest in AAP contributed by such Existing Owner to us as a part of the recapitalization described under "Organizational Structure—Recapitalization" and (iv) the percentage economic interest of such Existing Owner in AAP after giving effect to this offering and the other transactions contemplated hereby, and assuming the underwriters' option to purchase additional Class A shares is not exercised. For each Existing Owner, the percentage set forth in the column titled "Percentage Economic Interest in AAP Contributed to Plains GP Holdings, L.P." equals that Existing Owner's portion (relative to the other Existing Owners) of the net proceeds from this offering that will be received by such Existing Owner in exchange for such Existing Owner's contribution of assets to us as described in "Organizational Structure."

Name	Combined Percentage Ownership of AAP and GP LLC Prior to Offering	Combined Percentage Economic Interest in AAP and GP LLC Prior to Offering	Percentage Economic Interest in AAP Contributed to Plains GP Holdings, L.P.	Percentage Economic Interest in AAP Following Offering
Plains GP Holdings, L.P.	—	—	—	19.7%
Oxy Holding Company (Pipeline), Inc.	35.0%	32.6%	9.1%	23.5%
EMG Investment, LLC(1)	25.0%	23.3%	4.6%	18.7%
KAFU Holdings, L.P. and Affiliates	20.8%	19.4%	1.9%	17.5%
KA First Reserve XII, LLC	5.9%	5.4%	3.1%	2.3%
PAA Management, L.P.(2)	4.6%	4.3%	0.9%	3.4%
Strome PAA, L.P. and Affiliate	3.7%	3.5%	—	3.5%
Windy, L.L.C.	3.0%	2.8%	—	2.8%
Lynx Holdings I, LLC	1.4%	1.3%	—	1.3%
Various Individual Investors	0.6%	0.6%	0.1%	0.5%
AAP Management Unitholders as a group	—	6.8%	—	6.8%

(1)
Percentage economic interest in AAP contributed by EMG Investment, LLC represents aggregate contribution of economic interests in AAP distributed by EMG Investment, LLC to certain of its members and then contributed by such members to the Partnership.

(2)
PAA Management, L.P. is directly and indirectly owned entirely by certain current and former members of PAA senior management, including Messrs. Armstrong (approximately 25%), Pefanis (approximately 14%), Duckett (approximately 6%), vonBerg (approximately 4%) and Swanson (approximately 5%). Other than Mr. Armstrong, no directors own any interest in PAA Management, L.P. Executive officers of PAA as a group directly and indirectly own approximately 65% of PAA Management, L.P. Mr. Armstrong disclaims any beneficial ownership of the general partner interest except to the extent of his ownership interest in PAA Management, L.P.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Limited Partnership Agreement of Plains AAP, L.P.

        As a result of the transactions described in "Organizational Structure," our sole assets will consist of (i) a 100% member interest in GP LLC, which holds a non-economic general partner interest in AAP, (ii) 128,000,000 AAP units (representing 21.1% of the limited partner interests, and an approximate 19.7% economic interest (including the dilutive effect of the AAP management units) in AAP, which directly or indirectly owns all of the IDRs and the 2% general partner interest in PAA), and (iii) 128,000,000 general partner units representing 21.1% of the membership interests in our general partner.

        The Existing Owners directly or indirectly own all of the ownership interests in AAP and GP LLC (other than the AAP management units). In connection with the completion of this offering, the following transactions will be effected, which will result in the revised organizational structure depicted in "Organizational Structure":

  •
  The existing 1% general partner interest in AAP currently held by GP LLC will be converted into a non-economic general partner interest and a limited partner interest in AAP represented by 6,500,000 AAP units. Such AAP units will be distributed by GP LLC to the Existing Owners;

  •
  The Existing Owners will contribute their respective membership interests in GP LLC to our general partner in exchange for membership interests in our general partner, and our general partner will then contribute such interests in GP LLC to us in exchange for the continuation of its non-economic general partner interest in us. In exchange for these contributions, we will issue (through our general partner) a total of 478,029,773 Class B shares to the Existing Owners;

  •
  Certain of the Existing Owners (or in the case of EMG, certain members of EMG) will sell to us (i) 128,000,000 AAP units (representing a 21.1% limited partnership interest, and an approximate 19.7% economic interest (including the dilutive effect of the AAP management units) in AAP) and (ii) an aggregate 21.1% of the membership interests in our general partner, in exchange for the right to receive an amount equal to the net proceeds of this offering, subject to adjustment for certain expenses as provided in the contribution agreement. Please read "Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters—Ownership of General Partner Entities."

  •
  We will issue 128,000,000 of our Class A shares to the public in this offering;

  •
  The AAP limited partnership agreement will be amended and restated to provide that (i) the number of AAP units held by us and the Existing Owners will be adjusted so that the relative limited partner interest held by us and the Existing Owners stays the same after increasing the number of AAP units we own so that it equals the number of Class A shares issued to the public, (ii) each Existing Owner will have the right to exchange its AAP units and a like number of Class B shares and general partner units for Class A shares on a one-for-one basis, as described in "Organizational Structure—Exchangeable LP Structure," and (iii) each holder of AAP management units will receive, upon the conversion of any such AAP management units into AAP units and a like number of Class B shares, an associated right to exchange such AAP units and Class B shares for Class A shares on a one-for-one basis, as described under "Organizational Structure—Exchangeable LP Structure";

  •
  We will receive, after deducting underwriting discounts and commissions and offering expenses payable by us, net proceeds of approximately $2.727 billion from the issuance and sale of 128,000,000 Class A shares, and we will distribute these proceeds to the Existing Owners (or in the case of EMG, certain members of EMG) as described above; and

  •
  We will also enter into an administrative agreement as described under "—Administrative Agreement" below.

        In accordance with the AAP partnership agreement, holders of AAP management units will be allocated gross income equal to the amount of any distributions paid with respect to such units and the remaining net profits and net losses of AAP will generally be allocated to the other holders of AAP units on a pro rata basis in accordance with their relative number of AAP units held. Accordingly, net profits and losses of AAP will initially be allocated 19.7% to us and 73.5% to the Existing Owners (or 22.6% and 70.6%, respectively, if the underwriters exercise in full their option to purchase additional Class A shares). In addition, through our control of GP LLC, we will have the right to determine when distributions will be made to the holders of AAP units and the amount of any such distributions. Following this offering, if we cause a distribution to be made, such distribution will, subject to certain limitations on the amount of distributions to be made with respect to AAP management units, be made to the holders of AAP units on a pro rata basis in accordance with their relative number of AAP units held.

        Prior to the trigger date, GP LLC must remain the sole general partner of AAP, and may not withdraw, transfer its general partner interest or be replaced, unless the holders of two-thirds of the AAP units consent. In addition, no (i) entry into new material related party transactions, (ii) issuance of AAP securities to us or (iii) change in AAP's tax election may occur prior to the expiration of a 30-day notice period in favor of the holders of AAP units.

        For purposes of any transfer or exchange of AAP units initially owned by the Existing Owners and our Class B shares, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement will contain provisions linking each such AAP unit with one of our Class B shares and a general partner unit. Our Class B shares and general partner units cannot be transferred without transferring an equal number of AAP units and vice versa.

        The Existing Owners and any permitted transferees of their AAP units will each have the right to exchange (the "Exchange Right") all or a portion of their AAP units into Class A shares at an exchange ratio of one Class A share for each AAP unit exchanged. The above exchange right may be exercised only if, simultaneously therewith, an equal number of our Class B shares and general partner units are transferred by the exercising party to us. We are obligated to facilitate such exchange through a contribution of Class A shares to AAP or alternatively we have the right to acquire the subject AAP units, Class B shares and general partner units directly from the AAP unitholder exercising the Exchange Right. At AAP's option, AAP may give the exchanging AAP unitholder cash in an amount equal to the market value of the Class A shares instead. Prior to the trigger date, no change to the one-for-one exchange ratio may be made without the prior approval of the holders of two-thirds of the AAP units, and only after the expiration of a 30-day notice period.

        Additionally, if the Class A shares are publicly traded at any time after December 31, 2015, a holder of vested AAP management units will be entitled to exchange his or her AAP management units for AAP units and a like number of Class B shares based on a conversion ratio calculated in accordance with the AAP limited partnership agreement (which conversion ratio will not be more than one-to-one and is expected to be approximately 0.90 AAP units for each AAP management unit as of the date of the distribution that will be paid with respect to the third quarter of 2013). Following any such exchange, the holder will have the Exchange Right for our Class A shares. Holders of AAP management units who exchange for AAP units and Class B shares will not receive general partner units and thus will not need to include any general partner units in a transfer or the exercise of their Exchange Right.

        The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

        In addition, pursuant to our partnership agreement and the AAP partnership agreement, our capital structure and the capital structure of AAP will generally replicate one another and will provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the

AAP units, Class B shares and general partner units, on the one hand, and our Class A shares, on the other hand.

        The form of AAP partnership agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the AAP partnership agreement is qualified in its entirety by reference thereto.

Administrative Agreement

Business Opportunities

        In connection with the closing of this offering, we, our general partner, AAP, PAA, PAA GP and GP LLC will enter into an administrative agreement to address, among other things, potential conflicts with respect to business opportunities that may arise among us, our general partner, AAP, PAA, PAA GP and GP LLC. The agreement will provide that if any business opportunity is presented to us, our general partner, AAP, PAA, PAA GP or GP LLC, then PAA will have the first right to pursue such business opportunity. We will have the right to pursue and/or participate in such business opportunity if invited to do so by PAA, or if PAA abandons the business opportunity and GP LLC so notifies our general partner.

Administrative Services and Fees

        We and our general partner have no employees. All of our officers and other personnel necessary for our business to function (to the extent not out-sourced) will be employed by GP LLC, and AAP will pay GP LLC an annual fee for general and administrative services. This fee will initially be $1.5 million per year and will be subject to adjustment on an annual basis, beginning on January 1, 2015, based on the Consumer Price Index. The fee will also be subject to adjustment if a material event occurs that impacts the general and administrative services provided to us, such as acquisitions, entering into new lines of business or changes in laws, regulations, listing requirements or accounting rules. In addition to the general and administrative services provided to us by GP LLC, we also expect to incur direct annual expenses of approximately $1.5 million per year for recurring costs associated with being a separate publicly traded entity, including expenses associated with (i) compensation for new directors, (ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting. All of these direct expenses to the extent such expenses and expenditures exceed or are in addition to those contemplated in the above fee, other than income taxes payable by us, will be borne by AAP.

        In addition to the fee and expenses described above, AAP will reimburse GP LLC for expenses incurred (i) on our behalf, (ii) on behalf of our general partner, or (iii) for any other purpose related to our business and activities or those of our general partner. AAP will also reimburse our general partner for any additional expenses incurred on our behalf or to maintain our legal existence and good standing. There is no limit on the amount of fees and expenses AAP may be required to pay to affiliates of our general partner on our behalf pursuant to the administrative agreement.

License of Names and Marks

        Pursuant to the administrative agreement, PAA has also granted us a license to use the names "PAA" and "Plains" and any associated or related marks.

Contribution Agreement

        In connection with the closing of this offering, we, our general partner and the Existing Owners will enter into a contribution agreement pursuant to which, at the closing of this offering, the formation and recapitalization transactions described under "Organizational Structure—Recapitalization" will be effected. The terms of the contribution agreement will be determined by the Existing Owners and, with respect to our interests thereunder, will not be the result of arm's-length negotiations.

Registration Rights Agreement

        In connection with the closing of this offering, we will enter into a shareholder and registration rights agreement, which we refer to as the registration rights agreement, with the Existing Owners. Pursuant to the registration rights agreement, we have agreed to register the resale of all Class A shares issuable upon exercise of the Exchange Right (the "Registrable Securities") held by the parties to the registration rights agreement under certain circumstances. Additionally, upon the vesting of the AAP management units, we have agreed to amend the registration rights agreement to include any Class A shares issuable upon exercise of the Exchange Right with respect to such vested AAP management units as Registrable Securities, so long as the holder of such units agrees to be bound by the terms and conditions of the registration rights agreement.

Lock-Up Agreement.

        For a period of 15 months following the closing of this offering, the Existing Owners affiliated with Oxy, EMG, Kayne Anderson and PAA Management have agreed not to sell, transfer, pledge or otherwise dispose of any Registrable Securities. This restriction will not apply to certain permitted transfers, including transfers that do not involve market sales, such as transfers to affiliates; however, any such permitted transfers, other than de minimis charitable gifts, will be made subject to the remaining term of the 15-month lock-up period. In addition, this 15-month lock-up may only be waived by the board of directors of our general partner (without participation of any representative of Oxy, EMG or Kayne Anderson) in its sole discretion.

Shelf Registration Statement.

        As soon as we are eligible to do so, we will be obligated to file and maintain a shelf registration statement on Form S-3 covering the resale of all of the Registrable Securities. We will be required to maintain the effectiveness of any such registration statement until the date on which all Registrable Securities covered by the shelf registration statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the shelf registration statement, or otherwise cease to be Registrable Securities under the registration rights agreement.

Demand and Piggyback Rights.

        Following the 15-month lock-up period, certain of the Existing Owners will have the right to require that we register their Registrable Securities and/or facilitate an underwritten offering of their Registrable Securities. There is no aggregate limit on the number of such demand requests; however, the demand rights of these holders are subject to a number of size, frequency and other limitations.

        In the event we propose to conduct an underwritten offering of Registrable Securities, then the holders of Registrable Securities will generally have customary rights to participate in such offering, subject to customary offering size limitations and related allocation provisions and other limitations. Similarly, in the event that eligible holders demand that we conduct an underwritten offering of their Registrable Securities, then we will generally have customary rights to participate in such offering, subject to customary offering size limitations and related allocation provisions and other limitations.

Delay Rights.

        We will not be required to comply with any demand request, and may suspend the holders' ability to use any shelf registration statement, following our delivery of written notice to the holders of customary blackout periods and deferral events.

Expenses.

        The holders of Registrable Securities will pay certain selling expenses, including any underwriters' discounts and commissions. We will generally cause AAP to pay all other registration expenses in connection with our obligations under the registration rights agreement.

CONFLICTS OF INTEREST, FIDUCIARY DUTIES AND ADMINISTRATIVE AGREEMENT

Conflicts of Interest

        Our existing organizational structure and the relationships among, us, PAA, our respective general partners, the Existing Owners and affiliated entities present the potential for conflicts of interest. Affiliates of our general partner and the Existing Owners will not be prohibited from engaging in other businesses or activities that might be in direct competition with us except to the extent they compete using our confidential information. However, if conflicts do arise, the resolution of these conflicts may not always be in our best interest or that of our Class A shareholders. Future conflicts of interest may arise among us and any entities whose general partner or similar interests we or our affiliates acquire or among PAA and such entities. It is not possible to predict the nature or extent of these potential future conflicts of interest at this time, nor is it possible to determine how we will address and resolve any such future conflicts of interest.

Potential for Conflicts

        Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to our Class A shareholders.

        The amount of cash that is available for distribution to our Class A shareholders is affected by decisions of our general partner regarding such matters as:

  •
  interest expense and principal payments on any future indebtedness we or AAP incur;

  •
  the expenses associated with being a public company, other general and administrative expenses and other operating expenditures, which will be borne by AAP and which will not be subject to a cap pursuant to the administrative agreement;

  •
  reserves necessary to permit AAP to make the required capital contributions to maintain PAA GP's 2% general partner interest in PAA, as required by the partnership agreement of PAA upon the issuance of additional partnership securities by PAA;

  •
  reserves our general partner establishes for the proper conduct of our business, to comply with applicable law or any agreement binding on us or our subsidiaries (exclusive of PAA and its subsidiaries), which reserves are not subject to a cap pursuant to our partnership agreement; and

  •
  a decision to limit or modify the incentive distributions AAP is entitled to receive.

        In addition, borrowings by us and our affiliates will not constitute a breach of any duty owed by our general partner to our Class A shareholders.

The duties of our general partner's officers and directors may conflict with those of GP LLC who act on behalf of PAA GP and our general partner's officers and directors may face conflicts of interest in the allocation of administrative time between our business and PAA's business.

        We anticipate that all of the officers and a majority of the directors of our general partner will also be officers or directors of GP LLC acting on behalf of PAA GP and, as a result, have separate contractual duties that govern their management of PAA's business. Consequently, these officers and directors may encounter situations in which their obligations to us, on the one hand, and PAA, on the other hand, are in conflict. For a description of how these conflicts will be resolved, please read "—Conflicts Resolution." The resolution of these conflicts may not always be in our best interest or that of our shareholders.

        In addition, our general partner's officers who also serve as officers of GP LLC and act on behalf of PAA GP may face conflicts in allocating their time spent on our behalf and on behalf of PAA. These time allocations may adversely affect our or PAA's results of operations, cash flows, and financial condition. It is unlikely that these allocations will be the result of arms-length negotiations between our general partner and GP LLC.

AAP will reimburse our general partner and its affiliates for certain expenses.

        In addition to an annual fee payable to GP LLC, AAP will reimburse our general partner and its affiliates for expenses incurred in managing and operating us and our general partner. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. AAP will also reimburse GP LLC for expenses incurred (i) on our behalf; (ii) on behalf of our general partner; or (iii) for any other purpose related to our business and activities or those of our general partner. AAP will also reimburse our general partner for any additional expenses incurred on our behalf or to maintain our legal existence and good standing.

Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Class A shareholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to our shareholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

        Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

Our general partner will determine the terms of any transactions entered into after the sale of the Class A shares offered in this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

Class A shares are subject to our general partner's call right.

        Our general partner may exercise its right to call and purchase shares as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may act in its sole discretion in exercising this right. As a result, a Class A shareholder may have its Class A shares repurchased at an undesirable time or price. Please read "Description of our Partnership Agreement—Limited Call Right."

We may not choose to retain separate counsel for ourselves or for the holders of Class A shares or Class B shares.

        Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the board of directors (or relevant committee) of our general partner, and may perform services for our general partner and its affiliates. Although we may retain separate counsel for ourselves or the holders of our Class A shares and Class B shares in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our shares, on the other, we do not intend to do so in most cases.

Conflicts Resolution

        The board of directors of GP LLC or its conflicts committee will resolve, on behalf of the public unitholders of PAA, any material conflicts between PAA or PAA GP, on the one hand, and AAP, us or our general partner, on the other hand. The board of directors of our general partner or its conflicts committee will have authority on our behalf to resolve, on behalf of our Class A shareholders, any material conflicts between AAP or us, on the one hand, and PAA, its general partner or GP LLC, on the other hand. The resolution of these conflicts may not always be in our best interest or that of our Class A shareholders. Our partnership agreement contains provisions that define and limit our general partner's duties to our shareholders. Our partnership agreement also restricts the remedies available to shareholders for actions taken by our general partner that, without those limitations, might be challenged as breaches of fiduciary duty.

        Our partnership agreement provides that any resolution or course of action adopted by our general partner and its affiliates in respect of a conflict of interest will be permitted and deemed approved by all of our shareholders, and will not constitute a breach of our partnership agreement or any duty stated or implied by law or equity if the resolution or course of action in respect of such conflict of interest is fair and reasonable to us. Such resolution will be deemed fair and reasonable if:

  •
  approved by a majority of the members of our general partner's conflicts committee after due inquiry, based on a subjective belief that the course of action or determination that is the subject of such approval is fair and reasonable to us, which we refer to as "special approval";

  •
  determined by our general partner (after due inquiry) to be on terms no less favorable to us than those generally being provided to or available from unrelated third parties;

  •
  approved by our general partner (after due inquiry), based on a subjective belief that the course of action or determination that is the subject of such approval is fair and reasonable to us; or

  •
  approved by majority vote of our Class A shares and Class B shares voting together as a single class (excluding shares owned by our general partner and its affiliates, but including shares owned by the Existing Owners).

        For a description of the meaning of "due inquiry," please read "—Fiduciary Duties of Our General Partner—Partnership Agreement Modified Standards." Our general partner is authorized but not required in connection with its resolution of any conflict of interest to seek special approval, and our partnership agreement permits our general partner to adopt a resolution or course of action that has not received special approval.

 Fiduciary Duties of Our General Partner

        The duties owed to shareholders by our general partner are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the duties (including any fiduciary duties) otherwise owed by a general partner to limited partners and the partnership.

        Our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing the duties of our general partner and the methods of resolving conflicts of interest. We have adopted modified duties in our partnership agreement to allow our general partner or its affiliates to act (or determine not to act) in ways that might otherwise be limited by state law standards, and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors has duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications of state law standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described above under "—Conflicts Resolution." These modifications may be considered beneficial to the shareholders in that they enable our general partner to attract and retain experienced and capable directors. They may appear detrimental to the shareholders, however, because they restrict the remedies available to shareholders for actions that, without those limitations, might be challenged as breaches of fiduciary or other duties, as described below. The modifications also permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of:

  •
  the fiduciary duties imposed on our general partner by the Delaware Act in the absence of partnership agreement provisions to the contrary;

  •
  the contractual duties of our general partner contained in our partnership agreement that replace such fiduciary duties; and

  •
  certain rights and remedies of shareholders contained in the Delaware Act.

State-law fiduciary duty standards	Fiduciary duties are generally considered to fall into two broad categories: a duty of care and a duty of loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require that a general partner (i) be attentive and inform itself of all material facts regarding a decision before taking action, (ii) protect the financial and other interests of the partnership and proceed with a critical eye in assessing information, and (iii) act for the partnership in the same manner as a prudent person would act on his own behalf. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally require that a general partner's actions be motivated solely by the best interests of the partnership and all of its partners as a whole. Hence, in the absence of a provision in the partnership agreement providing otherwise, a general partner would not be permitted to use its position of trust and confidence to further its private interests, but rather would have to act at all times in the best interests of the partnership and all of its partners as a whole.

Partnership Agreement Modified Standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner, the Existing Owners and their respective affiliates that might otherwise be challenged under state law standards. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act or proceed in "good faith" and will not, unless another express standard is provided for in our partnership agreement, be subject to any other standard under applicable law. When our partnership agreement requires someone to act in good faith, it requires that the person or persons making a determination or taking or declining to take an action subjectively believe that the determination, or other action or anticipated result thereof is in, or not opposed to, our best interests and in connection therewith such person or persons may take into account the circumstances and relationships involved (including our short-term or long-term interests and other arrangements or relationships that could be considered favorable or advantageous to us). When our partnership agreement requires someone to act after due inquiry, it requires that the person or persons making such determination or taking or declining to take an action subjectively believe that such person or persons had available adequate information to make such determination or to take or decline to take such action.

In addition, our partnership agreement provides that our directors may act or omit to act as directed by the member that designates the director, so long as the director complies with applicable good faith standards under Delaware law and our partnership agreement.

Rights and Remedies of Shareholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners. In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

        By purchasing our shares, each shareholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This reflects the policy of the Delaware Act, which favors the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

        Our partnership agreement provides that, to the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, our general partner (or its officers, directors and other persons, indemnified under our partnership agreement, which we refer to as the indemnitees) with respect to any matter relating to us, it shall be presumed that the indemnitees acted in a manner that satisfied the contractual standards set forth in our partnership agreement, and in any proceeding brought by any limited partner or by or on behalf of such limited partner or any other limited partner or our partnership challenging any such action or inaction of, or determination made by, the indemnitees, the person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

Indemnification Matters

        We must indemnify our general partner and its officers, directors, managers and certain other specified persons (including the Existing Owners), to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "Description of Our Partnership Agreement—Indemnification."

        We do not believe we or our limited partners are subject to material risk of liability as a result of our ownership or control of our or PAA's general partner. Our and PAA's limited partnership agreements provide for broad indemnification to each partnership's general partner and their respective affiliates. Relative to PAA's limited partnership agreement, this indemnity extends to us as well as to AAP, GP LLC and our general partner. As a result of these indemnification arrangements, PAA is generally required economically to bear the risk of the general partner liability that might otherwise attach pursuant to the Delaware Act.

        In addition to this contractual indemnity, PAA's organizational structure in combination with the terms of its commercial contracts further protects us and our shareholders from liability associated with ownership or control of PAA's general partner. First, PAA is primarily a holding company and substantially all of PAA's commercial contracts are entered into by subsidiaries who benefit from a corporate or limited liability company structure that protects the owners of these corporate entities, including PAA and us, from direct liability. Second, in the limited circumstances where PAA is a contractual counter-party (e.g., material debt agreements), the obligations under such contracts have been made expressly non-recourse to PAA GP. For these reasons and the protections afforded by PAA's limited partnership agreement with respect to indemnification and exculpation of PAA GP and affiliated entities, we believe the likelihood that we or any other entity affiliated with PAA GP could be held individually liable for material obligations is remote.

        As described elsewhere in this prospectus, as the Existing Owners exercise their exchange right to acquire our Class A shares, an equivalent number of general partner units will be transferred to us. Accordingly, over time, we expect to own an increasing percentage of our general partner's membership interests. As discussed above, our partnership agreement provides for broad indemnification to our general partner and its affiliates. Moreover, we, like PAA, expect to operate as a holding company and generally to provide that our obligations are expressly non-recourse to our general partner. Accordingly, we do not believe we will be subject to increased liability exposure, in addition to our own liability for partnership obligations, as a result of our ownership of and interest in our general partner.

Administrative Agreement

        In connection with the closing of this offering, we, our general partner, AAP, PAA, PAA GP and GP LLC will enter into an administrative agreement to address, among other things, potential conflicts with respect to business opportunities that may arise among us, our general partner, AAP, PAA, PAA GP and GP LLC. For additional information regarding this agreement, which allocates business opportunities between us and PAA, please read "Certain Relationships and Related Party Transactions—Administrative Agreement."

DESCRIPTION OF OUR SHARES

Class A Shares and Class B Shares

        Our Class A shares and Class B shares represent limited partner interests in us. The holders of our Class A and Class B shares are entitled to exercise the rights or privileges available to limited partners under our partnership agreement, but only holders of our Class A shares are entitled to participate in our distributions. For a description of the rights and preferences of holders of our Class A shares in and to our distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Description of Our Partnership Agreement."

        We have been approved to list our Class A shares on the New York Stock Exchange, under the symbol "PAGP."

Exchange Right

        The Existing Owners and any permitted transferees of their AAP units will each have the right to exchange (the "Exchange Right") all or a portion of their AAP units into Class A shares at an exchange ratio of one Class A share for each AAP unit exchanged. The above exchange right may be exercised only if, simultaneously therewith, an equal number of our Class B shares and general partner units are transferred by the exercising party to us.

        For purposes of any transfer or exchange of AAP units initially owned by the Existing Owners and our Class B shares, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement will contain provisions linking each such AAP unit with one of our Class B shares and a general partner unit. Our Class B shares and general partner units cannot be transferred without transferring an equal number of AAP units and vice versa.

        Additionally, if the Class A shares are publicly traded at any time after December 31, 2015, a holder of vested AAP management units will be entitled to exchange his or her AAP management units for AAP units and a like number of Class B shares based on a conversion ratio calculated in accordance with the AAP limited partnership agreement (which conversion ratio will not be more than one-to-one and is expected to be approximately 0.90 AAP units for each AAP management unit as of the date of the distribution that will be paid with respect to the third quarter of 2013). Following any such exchange, the holder will have the Exchange Right for our Class A shares. Holders of AAP management units who exchange for AAP units and Class B shares will not receive general partner units and thus will not need to include any general partner units in a transfer or the exercise of their Exchange Right.

        The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications. For additional information, please read "Certain Relationships and Related Party Transactions—Limited Partnership Agreement of Plains AAP, L.P."

Transfer of Class A Shares and Class B Shares

        By transfer of our shares in accordance with our partnership agreement, each transferee of our Class A shares and Class B shares will be admitted as a shareholder with respect to the class of shares transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our Class A shares and Class B shares:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

        A transferee will become a substituted limited partner for the transferred shares automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a Class A share or Class B share, as applicable, as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Class A shares and Class B shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred shares.

        Until a Class A share or Class B share has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

        For purposes of any transfer or exchange of AAP units and our Class B shares, the AAP partnership agreement, our general partner's limited liability company agreement and our partnership agreement will contain provisions linking each AAP unit with one of our Class B shares and a general partner unit. Please read "—Exchange Right" above.

Transfer Agent and Registrar

Duties

        American Stock Transfer and Trust Company will serve as registrar and transfer agent for our Class A shares. We will pay all fees charged by the transfer agent for transfers of our shares except the following fees that will be paid by shareholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a share; and

  •
  other similar fees or charges.

        There will be no charge to holders of Class A shares for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

        The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

 COMPARISON OF RIGHTS OF HOLDERS OF PAA'S COMMON UNITS AND OUR CLASS A SHARES

        It is not likely that our Class A shares and PAA's common units will trade in simple relation or proportion to one another. Instead, while the trading prices of our Class A shares and PAA's common units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things:

  •
  with respect to the first $0.225 of distributable cash flow per PAA common unit, PAA's common unitholders have a priority over AAP's IDRs in PAA;

  •
  we indirectly participate in PAA general partner distributions and the IDRs, and PAA's common unitholders do not;

  •
  we expect to pay income taxes in the future; and

  •
  we may enter into other businesses separate from PAA or any of its affiliates.

        The following table compares certain features of PAA's common units and our shares.

	PAA's Common Units	Our Class A Shares
Taxation of Entity and Entity Owners	PAA is a flow-through entity that is not subject to an entity-level federal income tax. PAA expects that holders of its common units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions.	We will elect to be treated as a corporation for U.S. federal income tax purposes. Distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. Like distributions on corporate stock, our distributions will only be treated as dividends to the extent of our current or accumulated earnings and profits (as computed for federal income tax purposes). Our initial acquisition of interests in AAP will result in deductions that we anticipate will offset a substantial portion of our taxable income for an extended period of time following closing. We estimate that for an extended period of time following the closing of this offering, which we estimate will include, at a minimum, each of the periods ending December 31, 2014, 2015 and 2016, none of the distributions paid to you should be treated as taxable dividend income under current existing federal tax regulations, but instead will be treated as a return of capital. Distributions not treated as taxable dividends will reduce your tax basis in your Class A shares, or will be taxable as capital gain to the extent they exceed your tax basis in your Class A shares.

	PAA's Common Units	Our Class A Shares
	PAA common unitholders will receive Schedule K-1s from PAA reflecting the unitholders' share of PAA's items of income, gain, loss and deduction at the end of each fiscal year.	No Schedule K-1s will be issued with respect to the Class A shares, and instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares.
Distributions and Incentive Distribution Rights	PAA pays its limited partners, IDR owner and general partner quarterly distributions equal to the cash it receives from its operations, less certain reserves for expenses and other uses of cash. AAP owns the incentive distribution rights in PAA.	We expect to pay the holders of our Class A shares quarterly distributions equal to the cash we receive from AAP, less income taxes and any reserves established by our general partner. Our general partner is not entitled to any incentive distributions.
Sources of Cash Flow

PAA currently generates its cash flow from the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids.

Our cash-generating assets consist of indirect partnership interests in PAA, including the IDRs and the 2% general partner interest, which we own through AAP, and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our shareholders will be completely dependent upon the performance of PAA and the ability of AAP to distribute cash it receives from PAA to us.

Limitation on Issuance of Additional Units or Shares	PAA may issue an unlimited number of additional partnership interests and other equity securities without obtaining unitholder approval.	Similarly, we may issue an unlimited number of additional partnership interests and other equity securities without obtaining shareholder approval.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A and will be adopted contemporaneously with the closing of this offering.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Our Cash Distribution Policy and Restrictions on Distributions" and "How We Make Cash Distributions";

  •
  with regard to the rights of holders of Class A shares and Class B shares, please read "Description of Our Shares";

  •
  with regard to the contractual duties of our general partner, please read "Conflicts of Interest, Fiduciary Duties and Administrative Agreement"; and

  •
  with regard to tax matters, please read "Material U.S. Federal Income Tax Consequences."

        When used in this "Description of Our Partnership Agreement," references to the Existing Owners include certain transferees in private, non-exchange transactions.

Organization and Duration

        We were formed in July 2013 and have a perpetual existence.

Purpose

        Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

        Although our general partner has the ability to cause us, our affiliates and our subsidiaries to engage in activities other than the indirect ownership of partnership interests (including incentive distribution rights) in PAA, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interest of us or our shareholders. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business, including but not limited to the following:

  •
  the making of expenditures and the incurrence of debt and other obligations;

  •
  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

  •
  the negotiation, execution and performance of contracts;

  •
  the distribution of our cash;

  •
  the purchase, sale or other acquisition or disposition of our partnership securities or the issuance of partnership securities or options or other rights relating thereto;

  •
  any action in connection with our participation and management of PAA; and

  •
  any action to waive, reduce, limit or modify PAA's IDRs.

        For a further description of limits on our business, please read "Certain Relationships and Related Party Transactions."

 Capital Contributions

        Our shareholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among shareholders or of shareholders to us, or the rights or powers of, or restrictions on, the shareholders or us);

  •
  brought in a derivative manner on our behalf;

  •
  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner to us or the shareholders;

  •
  asserting a claim arising pursuant to any provision of the Delaware Act; or

  •
  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a Class A share, a shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a shareholder does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his shares plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the shareholders as a group:

  •
  to remove or replace our general partner,

  •
  to approve some amendments to our partnership agreement, or

  •
  to take other action under our partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then our shareholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the shareholder is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a shareholder were to lose limited liability through any fault of our general partner. Although this does not mean that a shareholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Limitations on the liability of limited partners for the obligations of a limited partner (or in our case, a shareholder) have not been clearly established in many jurisdictions. Although we currently have no operations distinct from PAA, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the shareholders as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the shareholder could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Limited Voting Rights

        Our general partner will manage and operate us. You will have only limited voting rights on matters affecting our business. You will not have the right to elect our general partner or, except as described below under "—Public Election of Directors Following Trigger Date," its directors on an annual or other continuing basis.

        The following is a summary of the shareholder vote required for the matters specified below. On all matters where our shareholders are entitled to vote, the Class A shares and Class B shares will vote together as a single class and will be entitled to one vote per share. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. In voting their shares, our general partner will have no fiduciary duty or obligation whatsoever to us or the shareholders, including any duty to act in good faith or in the best interests of us or the shareholders.

Issuance of additional shares (or other partnership securities)	No approval right.
Amendment of our partnership agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Certain amendments may be made by our general partner without the approval of our shareholders. Other amendments generally require the approval of a majority of our outstanding shares. Please read "—Amendments to Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding shares in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution	A majority of our outstanding shares. Please read "—Termination or Dissolution."
Reconstitution upon dissolution	A majority of our outstanding shares. Please read "—Termination or Dissolution."
Withdrawal of our general partner	No approval right. Please read "—Withdrawal or Removal of the General Partner."
Removal of our general partner

Not less than 66 2/3% of our outstanding shares, including shares held by our general partner, the Existing Owners and their respective affiliates. Please read "—Withdrawal or Removal of the General Partner."

Transfer of the general partner interest	No approval right. Please read "—Transfer of General Partner Interest."

        Unless otherwise indicated, "outstanding shares" includes shares held by our general partner, the Existing Owners and their respective affiliates.

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interest in our general partner without the approval of our shareholders, subject to certain rights of first refusal and other transfer restrictions contained in AAP's partnership agreement.

        Our general partner's limited liability company agreement will include provisions linking the ownership of the membership interests in our general partner to the ownership of the outstanding AAP units. Membership interests in our general partner will not be allowed to be transferred without transferring the same number of AAP units and vice versa.

 Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of our shareholders.

        It is possible that we will fund acquisitions through the issuance of additional shares or other equity securities. Holders of any additional shares we issue will be entitled to share equally with the then-existing shareholders in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of shares in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the Class A shares and Class B shares are not entitled.

Amendments to Our Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interests of us or our shareholders. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding shares.

Prohibited Amendments

        No amendment may be made that would:

  (1)
  enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of shareholder interests so affected; or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

        The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding shares.

No Shareholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any shareholder or assignee to reflect:

  (1)
  any change in our name, the location of our principal place of business, our registered agent or its registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

  (3)
  a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

  (8)
  an amendment that our general partner determines to be necessary or appropriate for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

  (9)
  a change in our fiscal year or taxable year and related changes;

  (10)
  a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, provided that the sole purpose of such merger is to effect a legal change into a different form of limited liability entity;

  (11)
  an amendment effected, necessitated or contemplated by an amendment to PAA's partnership agreement that requires PAA unitholders to provide a statement, certificate or other proof of evidence to PAA regarding whether such unitholder is subject to United States federal income tax on the income generated by PAA; or

  (12)
  any other amendments substantially similar to any of the matters described in (1) through (11) above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any shareholder or assignee if those amendments, in the discretion of our general partner:

  (1)
  do not adversely affect our shareholders (or any particular class of holders of partnership interests) in any material respect;

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or appropriate to facilitate the trading of our shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our shares are or will be listed for trading;

  (4)
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of our partnership agreement;

  (5)
  are necessary or appropriate to implement certain governance procedures following the trigger date, including the staggering of our board of directors and the public election of directors; or

  (6)
  are required to effect the intent of the statements contained in this prospectus and in the provisions of our partnership agreement or as are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Shareholder Approval

        Any amendment described as requiring shareholder approval will require an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our shareholders. Our general partner will not be required to obtain such an opinion of counsel for any of the amendments described above under "—No Shareholder Approval." In the absence of such an opinion where required, the approval of 90% of the outstanding shares is required for an amendment to become effective.

        In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding shares in relation to other classes of shares will require the approval of at least a majority of the type or class of shares so affected. Also, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of shareholders whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        A merger, consolidation or conversion of us requires the prior consent of our general partner. In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any fiduciary duty or obligation whatsoever to us, or any of our shareholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Act or any other law, rule or regulation or at equity.

        If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our shareholders are not entitled to dissenters' rights or appraisal rights (and, therefore, will not be entitled to demand payment of a fair price for their shares) under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by a majority of our outstanding shares;

  (2)
  there being no holders of partnership interests, unless we are continued without dissolution in accordance with applicable Delaware law;

  (3)
  the entry of a decree of judicial dissolution of us; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

        Upon a dissolution under clause (4) above, the holders of a majority of our outstanding shares may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding shares, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

  •
  first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

  •
  then, to all partners in accordance with the positive balance in the respective capital accounts.

        If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days' written notice to our shareholders, and that withdrawal will not constitute a violation of our partnership agreement.

        Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding shares may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding shares agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination or Dissolution" above.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of our outstanding shares, including shares held by our general partner, the Existing Owners and their respective affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares. The ownership of more than 33 1/3% of our outstanding shares by any person or group would give such persons the practical ability to prevent our general partner's removal. Upon completion of this offering, the Existing Owners will own substantially more than 33 1/3% of our outstanding shares.

        In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

 Transfer of General Partner Interest

        Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any shareholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Change of Management Provision

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner, the Existing Owners and their permitted transferees or their respective affiliates acquires beneficial ownership of 20% or more of any class of our shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to (i) any person or group that acquires the shares directly from us, our general partner, any of the Existing Owners, any Qualifying Interest Holder (as defined in our partnership agreement) or their respective affiliates, (ii) any transferees that acquired the shares from a person or group described in clause (i), or (iii) any person or group that acquires 20% of any class of shares with the prior approval of the board of directors of our general partner.

Limited Call Right

        If at any time more than 80% of our outstanding Class A shares and Class B shares on a combined basis (including Class A shares issuable upon the exchange of Class B shares and including any other additional limited partner interests we may issue in the future) are owned by our general partner, the Existing Owners (or their permitted transferees) or their respective affiliates, our general partner will have the right (which it may assign to us or any other designee), but not the obligation, to acquire all, but not less than all, of the remaining Class A shares held by public shareholders at a price equal to the greater of (x) the current market price of such shares as of the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner, the Existing Owners or their respective affiliates for such shares during the 90 day period preceding the date such notice is first mailed.

        Upon completion of this offering, the Existing Owners will own 78.9% of the Class A shares and Class B shares on a combined basis.

        As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his shares in the market. Please read "Material U.S. Federal Income Tax Consequences."

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of shares then outstanding, shareholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. The only matters for which approvals may be solicited will be those matters submitted by our general partner's board of directors. Our shareholders will not be able to submit matters for consideration at any meeting of our shareholders. Class A shares and Class B shares that are owned by non-citizen assignees will be voted by our general partner on behalf of non-citizen assignees and our general partner will distribute the votes on those shares in the same ratios as the votes of limited partners on other shares are cast.

        Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Our shareholders will not be entitled to act by written consent. Meetings of the shareholders may be called by our general partner or by shareholders owning at least 20% of the outstanding shares. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage.

        Each record holder of a share has a vote according to his percentage interest in us, although additional partnership interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner, the Existing Owners and their respective affiliates, or a direct or subsequently approved transferee of our general partner, the Existing Owners and their respective affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For more information on persons and groups to which this loss of voting rights does not apply, please read "—Change of Management Provisions" above. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Public Election of Directors Following Trigger Date

        Commencing no sooner than 180 days after and no later than the end of the calendar year (as determined by our general partner's board of directors) following the calendar year in which the date that overall direct and indirect economic interest of the Existing Owners and their permitted transferees in AAP falls below 40% (calculated as described below), which we refer to as the "trigger date," our general partner's board of directors will be divided into three classes of directors such that each class will be comprised of one designated director and one independent director (for a description of the size and make-up of our general partner's board of directors, as well as the rights of certain owners of our general partner to designate a member of such board, please see "Management"). The 40% threshold referred to above will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Existing Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP units based on the applicable conversion factor and attributes the ownership of such AAP units to the Existing Owners. As provided in our general partner's limited liability company agreement, the CEO of our general partner is an automatic member (and Chairman) of our general partner's board of directors and therefore will not be included in a class. Each class of directors will serve a three year term.

        After the trigger date and once our general partner's board of directors has been divided into classes and staggered as described above, our amended and restated partnership agreement provides that, prior to the expiration of the term of each class of directors (at such time as is determined by our general partner), we will hold a meeting of our shareholders for the purpose of electing successors for any directors whose terms are about to expire, excluding, however, any designated directors whose designating party still has the right to designate a director. Voting at any such shareholder meetings will be non-cumulative. Notice of such meeting will be given not less than 10 days nor more than 60 days prior to the date of such meeting. The presence in person or by proxy of the holders of a majority of our outstanding Class A shares and Class B shares, together as a single class, will constitute a quorum.

        The individuals to stand for election as elected directors will be nominated by a majority of the directors of our general partner's board of directors, except that any director whose term is about to expire will not be eligible to vote on such nomination. In addition, any shareholder (other than any designating party holding a designation right) that owns of record at least 10% of the combined Class A and Class B shares following the trigger date, will have the right to nominate a single director for inclusion on the ballot at the applicable shareholder meeting. In order for a shareholder to make such nomination, it must provide notice of the nomination to our general partner not earlier than 120 days or later than 90 days prior to the anniversary of the preceding year's annual meeting (or, in the case of our first annual meeting, such date as shall be set by our general partner) and comply with certain other requirements set forth in our amended and restated partnership agreement.

        In addition to the provisions described above and in our amended and restated partnership agreement, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in our amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to our amended and restated partnership agreement, and compliance with our amended and restated partnership agreement is the exclusive means for a shareholder to make nominations.

        The elected directors will be elected by a plurality of the votes cast, and the designating parties will be entitled to vote in any election of elected directors.

        No more than one director subject to designation by the designating parties would be included in any class of directors. As such, for so long as a designating party holds a designation right, such designating party will designate a director at our annual meeting to replace such party's designated director whose term expires at such annual meeting, to hold office until such successor director is elected at the third succeeding annual meeting or until such director's earlier death, resignation or removal.

        An elected director may be removed only for cause by vote of a majority of other elected directors. A designated director may be removed at any time by the designating party responsible for such director's designation or for cause by a majority of the remaining directors. In addition, as the designating parties reduce their ownership of limited partner interests in AAP (including for this purpose any indirect ownership interest in AAP through ownership of Class A shares) below the minimum ownership requirement, the director position held by such designated director will become an elected director position upon the expiration of such designated director's term. If each designating party's ownership of limited partner interests (calculated as described above) in AAP falls below the minimum ownership requirement, then all of our directors (other than the CEO as a management director) will become subject to election by our shareholders.

        Any vacancies in elected directors (whether due to death, resignation or removal of an elected director or an increase in the total number of elected directors) may be filled, until the next annual meeting at which the term of such class expires, by a majority of the remaining directors then in office. Any vacancies in designated directors may be filled by the applicable designating party in its sole discretion.

Status as Limited Partner

        By transfer of shares in accordance with our partnership agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability" above, the shares will be fully paid, and shareholders will not be required to make additional contributions.

 Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any shareholder, we may redeem the shares held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each shareholder or assignee to furnish information about his nationality, citizenship or related status. If a shareholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the shareholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his shares and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner;

  •
  any departing general partner;

  •
  the Existing Owners;

  •
  any Qualifying Interest Holders (as defined in our partnership agreement)

  •
  any person who is or was an affiliate of our general partner, any departing general partner, the Existing Owners or any Qualifying Interest Holder;

  •
  any person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner or the Existing Owners;

  •
  any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner, any departing general partner, the Existing Owners or a Qualifying Interest Holder as an officer, director, member, partner, fiduciary or trustee of another person; or

  •
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        The administrative agreement requires AAP to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our or its business. These expenses include any amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us. In any event, these expenses will include any costs to the general partner of maintaining its existence and good standing in whatever jurisdiction it deems advisable. There is no limit on the amount of fees and expenses AAP may be required to pay to affiliates of our general partner on our behalf pursuant to the administrative agreement.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

        We will furnish or make available to record holders of shares, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each record holder; and

  •
  copies of our partnership agreement, our certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

        Under our partnership agreement, however, our limited partners and other persons who acquire interests in us do not have rights to receive information from us or any of the persons we indemnify as described under "—Indemnification" for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

        Our general partner may, and intends to, keep confidential from our shareholders trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

PLAINS ALL AMERICAN PIPELINE, L.P.'S CASH DISTRIBUTION POLICY

Distributions of Available Cash

General

        PAA will distribute to its unitholders, on a quarterly basis, all of its available cash in the manner described below.

Definition of Available Cash

        Available cash generally means, for any quarter ending prior to liquidation, all cash on hand at the end of that quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of PAA's general partner to:

  •
  provide for the proper conduct of PAA's business;

  •
  comply with applicable law or any partnership debt instrument or other agreement; or

  •
  provide funds for distributions to PAA's unitholders and PAA's general partner in respect of any one or more of the next four quarters.

Operating Surplus and Capital Surplus

General

        Cash distributions to PAA's unitholders will be characterized as either operating surplus or capital surplus. PAA distributes available cash from operating surplus differently than available cash from capital surplus. Please read "—Quarterly Distributions of Available Cash."

Definition of Operating Surplus

        Operating surplus refers generally to:

  •
  PAA's cash balances on the closing date of its initial public offering; plus

  •
  $25 million; plus

  •
  all of PAA's cash receipts from operations, excluding cash that is capital surplus; less

  •
  all of PAA'S operating expenses, debt service payments (but not including payments required with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), maintenance capital expenditures and reserves established for future operations.

Definition of Capital Surplus

        Capital surplus will generally be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets in the ordinary course of business.

        PAA will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since PAA began distributing available cash equals the operating surplus as of the end of the quarter prior to the distribution. Any available cash in excess of operating surplus, regardless of its source, will be treated as capital surplus.

        If PAA distributes available cash from capital surplus for each common unit in an aggregate amount per common unit equal to the initial public offering price of such shares, there will not be a distinction between operating surplus and capital surplus, and all distributions of available cash will be treated as operating surplus. PAA currently does not anticipate that it will make distributions from capital surplus.

Incentive Distribution Rights

        The incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. The target distribution levels are based on the amounts of available cash from operating surplus distributed above the payments made under the minimum quarterly distribution, if any, and the related 2% distribution to the general partner.

Effect of Issuance of Additional Units

        PAA can issue additional common units or other equity securities for consideration and under terms and conditions approved by its general partner in its sole discretion and without the approval of PAA's unitholders. PAA may fund acquisitions through the issuance of additional common units or other equity securities.

        Holders of any additional common units that PAA issues will be entitled to share equally with its then-existing unitholders in distributions of available cash. In addition, the issuance of additional interests may dilute the value of the interests of the then-existing unitholders. If PAA issues additional partnership interests, its general partner will be required to make an additional capital contribution to PAA.

Quarterly Distributions of Available Cash

        PAA will make quarterly distributions to its partners prior to its liquidation in an amount equal to 100% of its available cash for that quarter. PAA expects to make distributions of all available cash within 45 days after the end of each quarter to holders of record on the applicable record date. The minimum quarterly distribution and the target distribution levels are also subject to certain other adjustments as described below under "—Distributions from Capital Surplus" and "—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels."

Distributions From Operating Surplus

        PAA will make distributions of available cash from operating surplus in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to its general partner, until PAA distributes for each unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, in the manner described in "—Incentive Distribution Rights" below.

Incentive Distribution Rights

        For any quarter that PAA distributes available cash from operating surplus to the common unitholders in an amount equal to the minimum quarterly distribution on all units, then PAA will distribute any additional available cash from operating surplus in that quarter among the unitholders and its general partner (for so long as it holds the IDRs) in the following manner:

  •
  First, 85% to all unitholders, pro rata, and 15% to its general partner, until each unitholder receives a total of $0.2475 for that quarter for each outstanding unit (the "first target distribution");

  •
  Second, 75% to all unitholders, pro rata, and 25% to its general partner, until each unitholder receives a total of $0.3375 for that quarter for each outstanding unit (the "second target distribution"); and

  •
  Thereafter, 50% to all unitholders, pro rata, and 50% to its general partner.

        PAA's distributions to its general partner above, other than in its capacity as holders of units, that are in excess of the general partner's aggregate 2% general partner interest represent the IDRs. The right to receive incentive distributions is not part of the general partner interest and may be transferred separately from that interest, subject to certain restrictions.

Adjustments to Incentive Distribution Rights

        Although not required to do so, in response to post requests by PAA management in connection with PAA's acquisition activities, the Existing Owners have approved temporary and permanent reductions in IDR payments. Such modifications were implemented with a view toward enhancing PAA's competitiveness for such acquisitions and managing the overall cost of equity capital while achieving an appropriate balance between short-term and long-term accretion to PAA's limited partners and the holders of its general partner interest and IDRs. While these IDR reductions reduced the amount of cash that would otherwise have been distributed in respect of the IDRs, they have contributed to long-term accretion in the amount of distributions paid with respect to the IDRs through participation in PAA growth opportunities that may not have been available in the absence of such reductions.

        The Existing Owners have approved IDR reductions in connection with the closing of four prior PAA acquisitions: the Pacific Energy Partners, L.P. acquisition in 2006, the Rainbow Pipeline Company acquisition in 2008, the Vulcan Gas Storage acquisition in 2009, and the BP NGL Acquisition in 2012. For the period from 2006 through the distribution date for the second quarter of 2013, these IDR reductions have totaled $105.5 million in the aggregate. Currently, the following IDR reductions are in place: $15.0 million in 2013 (all of which will have been satisfied in connection with the distribution with respect to the quarter ended September 30, 2013), $11.3 million in 2014, and $10.0 million per year thereafter. Our general partner may, in certain circumstances, similarly support PAA in the future by agreeing to waive, modify or otherwise adjust payments relating to PAA's IDRs. Any such waiver, modification or other adjustment to the IDRs will require the consent of our general partner, but not our shareholders.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

        PAA will make distributions of available cash from capital surplus in the following manner:

  •
  First, 98% to all unitholders, pro rata, and 2% to its general partner, until PAA distributes, for each common unit issued in any public offering, available cash from capital surplus in an aggregate amount per common unit equal to such initial public offering price; and

  •
  Thereafter, PAA will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus

        PAA's partnership agreement treats a distribution of available cash from capital surplus as the repayment of the initial unit price. To show that repayment, the minimum quarterly distribution and the target distribution levels will be reduced by multiplying each amount by a fraction, the numerator of which is the unrecovered capital of the common units immediately after giving effect to that repayment and the denominator of which is the unrecovered capital of the common units immediately prior to that repayment.

When Payback Occurs

        When "payback" of the reduced initial unit price has occurred, i.e., when the unrecovered capital of the common units is zero, then

  •
  the minimum quarterly distribution and the target distribution levels will be reduced to zero for subsequent quarters;

  •
  all distributions of available cash will be treated as operating surplus; and

  •
  PAA's general partner will be entitled to receive 50% of distributions of available cash in its capacities as general partner and as holder of the IDRs.

        Distributions of available cash from capital surplus will not reduce the minimum quarterly distribution or target distribution levels for the quarter in which they are distributed.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

How PAA Adjusts the Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if PAA combines its units into fewer units or subdivides its units into a greater number of units (but not if PAA issues additional common units for cash or property), PAA will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the target distribution levels;

  •
  the unrecovered capital; and

  •
  other amounts calculated on a per unit basis.

        For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, each of the target distribution levels and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

If PAA Became Subject to Taxation

        If legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority so that PAA becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, PAA will adjust the minimum quarterly distribution and each of the target distribution levels, respectively, to equal the product obtained by multiplying the amount thereof by one minus the sum of (x) the maximum effective federal income tax rate to which PAA as an entity were subject plus (y) any increase in state and local income taxes to which PAA is subject for the taxable year of the event, after adjusting for any allowable deductions for federal income tax purposes for the payment of state and local income taxes.

        For example, assuming PAA was not previously subject to state and local income tax, if PAA becomes taxable as an entity for federal income tax purposes and became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount immediately prior to that adjustment.

 Distribution of Cash Upon Liquidation

General

        If PAA were to dissolve and liquidate, PAA would sell its assets or otherwise dispose of its assets and PAA would adjust the partners' capital account balances to show any resulting gain or loss. PAA would first apply the proceeds of liquidation to the payment of its creditors in the order of priority provided in PAA's partnership agreement and by law and, thereafter, distribute to the unitholders and its general partner in accordance with their adjusted capital account balances.

Manner of Adjustment

        If PAA were to liquidate, PAA would allocate any loss to the general partner and each unitholder as follows:

  •
  First, 98% to the holders of common units who have positive balances in their capital accounts in proportion to those positive balances and 2% to its general partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  Thereafter, 100% to its general partner.

Interim Adjustments to Capital Accounts

        If PAA issued additional security interests or made distributions of property, interim adjustments to capital accounts would also be made. These adjustments would be based on the fair market value of the interests or the property distributed and any gain or loss would be allocated to the unitholders and the general partner in the same way that a gain or loss is allocated upon liquidation. If positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from our issuance of additional interests, distributions of property, or upon our liquidation, would be allocated in a way that, to the extent possible, in the capital account balances of the general partner equaling the amount which would have been the general partner's capital account balances if no prior positive adjustments to the capital accounts had been made.

 MATERIAL PROVISIONS OF THE
PARTNERSHIP AGREEMENT OF PLAINS ALL AMERICAN PIPELINE, L.P.

        The following is a summary of the material provisions of PAA's partnership agreement. A discussion of distributions of PAA's available cash is described under "Plains All American Pipeline, L.P.'s Cash Distribution Policy—Distributions of Available Cash."

Purpose

        PAA's purpose under its partnership agreement is to serve as a partner of its operating partnerships and to engage in any business activities that may be engaged in by its operating partnerships or that are approved by PAA's general partner. The partnership agreements of PAA's operating partnerships provide that they may engage in any activity that was engaged in by PAA's predecessors at the time of PAA's initial public offering or reasonably related thereto and any other activity approved by PAA's general partner.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to PAA's general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for PAA's qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, PAA's partnership agreement.

Reimbursements of PAA's General Partner

        PAA's general partner does not receive any compensation for its services as PAA's general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating PAA's business. PAA's partnership agreement provides that its general partner will determine the expenses that are allocable to PAA in any reasonable manner determined by PAA's general partner in its sole discretion.

Issuance of Additional Securities

        PAA's partnership agreement authorizes it to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to its common units on terms and conditions established by PAA's general partner in its sole discretion without the approval of any limited partners.

        It is likely that PAA will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units PAA issues will be entitled to share equally with the then-existing holders of common units in PAA's cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in PAA's net assets.

        In accordance with Delaware law and the provisions of PAA's partnership agreement, PAA may also issue additional partnership interests that, in the sole discretion of PAA's general partner, may have special voting rights to which common units are not entitled.

        PAA's general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, PAA issues those securities to persons other than PAA's general partner and its affiliates, to the extent necessary to maintain their percentage interests in PAA that existed immediately prior to the issuance. The holders of PAA's common units do not have preemptive rights to acquire additional common units or other partnership interests in PAA.

Amendments to PAA Partnership Agreement

        Amendments to PAA's partnership agreement may be proposed only by PAA's general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or PAA's general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances more particularly described in PAA's partnership agreement, PAA's general partner may make amendments to PAA's partnership agreement without the approval of PAA's limited partners or assignees.

Withdrawal or Removal of PAA's General Partner

        PAA's general partner may withdraw as general partner without obtaining approval of any PAA unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of PAA's partnership agreement. In addition, PAA's general partner may withdraw without unitholder approval upon 90 days' notice to PAA's limited partners if at least 50% of PAA's outstanding common units are held or controlled by one person and its affiliates (other than PAA's general partner and its affiliates).

        Upon the voluntary withdrawal of PAA's general partner, the holders of a majority of PAA's outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, PAA will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of PAA's outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue PAA's business and to appoint a successor general partner.

        PAA's general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of PAA's outstanding units, including units held by PAA's general partner and its affiliates, and PAA receives an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of PAA's outstanding common units, including those held by PAA's general partner and its affiliates.

        While PAA's partnership agreement limits the ability of its general partner to withdraw, it allows the general partner interest and IDRs to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of PAA's general partner.

        In addition, PAA's partnership agreement expressly permits the sale, in whole or in part, of the ownership of its general partner. PAA's general partner may also transfer, in whole or in part, the common units it owns.

Liquidation and Distribution of Proceeds

        Upon PAA's dissolution, unless PAA is reconstituted and continued as a new limited partnership, the person authorized to wind up its affairs (the liquidator) will, acting with all the powers of PAA's general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

  •
  first, towards the payment of all of PAA's creditors and the creation of a reserve for contingent liabilities; and

  •
  then, to all partners in accordance with the positive balance in their respective capital accounts.

        Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of PAA's assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to PAA's partners, PAA's general partner may distribute assets in kind to PAA's partners.

Change of Management Provisions

        PAA's partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove its general partner or otherwise change management:

  •
  generally, if a person or group acquires 20% or more of any class of units then outstanding, other than from PAA's general partner or its affiliates, the units owned by such person or group cannot be voted on any matter; and

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  provisions limiting the ability of PAA unitholders to call meetings or to acquire information about PAA's operations, as well as other provisions limiting PAA unitholders' ability to influence the manner or direction of management.

Limited Call Right

        If at any time PAA's general partner and its affiliates own 80% or more of the issued and outstanding PAA limited partner interests of any class, PAA's general partner will have the right to purchase all, but not less than all, of the outstanding PAA limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by PAA's general partner on at least 10 but not more than 60 days' notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in PAA's partnership agreement) of PAA limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in PAA's partnership agreement and (2) the highest cash price paid by PAA's general partner or any of its affiliates for any PAA limited partner interest of the class purchased within the 90 days preceding the date PAA's general partner mails notice of its election to purchase the units.

Indemnification

        Under PAA's partnership agreement, in most circumstances, PAA will indemnify its general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director of PAA, as long as the person seeking indemnity acted in good faith and in a manner reasonably believed to be in or (in the case of an indemnitee other than the general partner) not opposed to PAA's best interest. Any indemnification under these provisions will only be out of PAA's assets. PAA's general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to PAA to enable PAA to effectuate any indemnification.

        PAA is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for PAA activities, regardless of whether PAA would have the power to indemnify the person against liabilities under its partnership agreement.

Registration Rights

        Under PAA's partnership agreement, PAA has agreed to register for resale under the Securities Act and applicable state securities laws any PAA common units or other partnership securities proposed to be sold by its general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. PAA is obligated to pay all expenses incidental to such a registration, excluding underwriting discounts and commissions.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our Class A shares. Future sales of our Class A shares in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our Class A shares prevailing from time to time and our ability to raise equity-related capital at a time and price we deem appropriate.

        Upon the closing of this offering, we will have outstanding an aggregate of 128,000,000 Class A shares (or 147,200,000 Class A shares if the underwriters exercise in full their option to purchase additional Class A shares), all of which will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates" as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below under "—Rule 144."

        In addition, subject to certain limitations and exceptions, the Existing Owners may exchange AAP units (together with a corresponding number of Class B shares) for Class A shares on a one-for-one basis, subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications. Following the completion of this offering, the Existing Owners will hold 478,029,773 Class B shares (or 458,829,773 Class B shares if the underwriters exercise in full their option to purchase additional Class A shares), all of which (together with a corresponding number of AAP units) will be exchangeable for Class A shares. Please read "Certain Relationships and Related Party Transactions—Limited Partnership Agreement of Plains AAP, L.P." The Class A shares we issue upon such exchanges would be "restricted securities" as defined in Rule 144, as described below under "—Rule 144." However, the registration rights agreement we will enter into in connection with the closing of this offering will require us to register the resale of those Class A shares under the Securities Act. Please read "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Rule 144

        The Class A shares sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Class A shares owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer and held for one year to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of the Class A shares for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his Class A shares for at least six months (provided we are in compliance with the current public information requirement), or one year (regardless of whether we are in compliance with the current public information requirement), would be entitled to sell those Class A shares under Rule 144, subject only to the current public information requirement. After beneficially owning Rule 144 restricted units for at least one year, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale would be entitled to freely sell those Class A shares without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

 Issuance of Additional Securities

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests and other equity securities without a vote of our shareholders. Any issuance of additional Class A shares or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, Class A shares then outstanding. Please read "Description of Our Partnership Agreement—Issuance of Additional Securities."

Registration Rights Agreement

        In connection with the closing of this offering, we will enter into the registration rights agreement with the Existing Owners. Pursuant to the registration rights agreement, we have agreed to register the resale of all Class A shares issuable upon exercise of the Exchange Right held by the parties to the registration rights agreement under certain circumstances. Please read "Certain Relationships and Related Party Transactions—Registration Rights Agreement."

Lock-Up Agreements

        We, certain of our affiliates, the Existing Owners, and the directors and executive officers of our general partner have agreed, subject to certain exceptions, not to sell any Class A shares, including any Class A shares received upon exchange of AAP units as disclosed above, they beneficially own for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read "Underwriting."

        In addition, for a period of 15 months following the closing of this offering, the Existing Owners affiliated with Oxy, EMG, Kayne Anderson and PAA Management have agreed not to sell, transfer, pledge or otherwise dispose of any Class A shares issuable upon the exercise of the Exchange Right, except for certain permitted transfers.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material U.S. federal income tax consequences, and in the case of a non-U.S. holder, estate tax consequences related to the purchase, ownership and disposition of our Class A shares by a taxpayer that holds our Class A shares as a "capital asset" (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. This summary does not address all aspects of U.S. federal income and estate taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

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  banks, insurance companies or other financial institutions;

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  tax-exempt or governmental organizations;

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  dealers in securities or foreign currencies;

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  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

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  "controlled foreign corporations," "passive foreign investment companies" and corporations that accumulate earnings to avoid U.S. federal income tax;

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  persons subject to the alternative minimum tax;

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  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

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  persons that hold our Class A shares as a result of a constructive sale;

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  persons that acquired our Class A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

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  certain former citizens or long-term residents of the United States;

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  real estate investment trusts or regulated investment companies;

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  persons that hold our Class A shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

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  persons that hold in excess of 5% of our Class A shares.

        If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) investing in our Class A shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A shares by such partnership.

        YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Corporate Status

        Although we are a Delaware limited partnership, we will elect to be treated as a corporation for U.S. federal income tax purposes. As a result, we will be subject to tax as a corporation and distributions on the Class A shares will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares.

Consequences to U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are U.S. holders for U.S. federal income tax purposes. You are a U.S. holder for purposes of this discussion if you are a beneficial owner of our Class A shares and you are, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income tax regardless of its source; or

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  a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions

        Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in such Class A shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Class A shares for more than one year as of the time of the distribution. Non-corporate holders that receive distributions on our Class A shares that are treated as dividends for U.S. federal income tax purposes generally would be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met.

        Both AAP and PAA have made elections permitted by Section 754 of the Code. As a result, our initial acquisition of interests in AAP will result in basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). Such adjustments will result in depreciation and amortization deductions that we anticipate will offset a substantial portion of our taxable income for an extended period of time following closing. In addition, future exchanges of retained interests in AAP and Class B shares in us for our Class A shares will result in additional basis adjustments with respect to our interest in the assets of AAP (and indirectly in PAA). We expect to benefit from additional tax deductions resulting from those adjustments, the amount of which will vary depending on the value of the Class A shares at the time of the exchange.

        We do not expect to have any earnings and profits for an extended period of time following the closing of this offering, which we estimate will include, at a minimum, each of the periods ending December 31, 2014, 2015, and 2016, and we may not have sufficient earnings and profits during future tax years for any distributions on our Class A shares to qualify as dividends for U.S. federal income tax purposes. If a distribution on our Class A shares fails to qualify as a dividend for U.S. federal income tax purposes, U.S. corporate holders would be unable to utilize the corporate dividends-received deduction.

        Prospective investors in our Class A shares are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our Class A shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Gain on Disposition of Class A Shares

        A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our Class A shares equal to the difference, if any, between the amount realized upon the disposition of such Class A shares and the U.S. holder's adjusted tax basis in those shares. A U.S. holder's tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate of 20%. The deductibility of net capital losses is subject to limitations.

Backup Withholding and Information Reporting

        Information returns generally will be filed with the IRS with respect to distributions on our Class A shares and the proceeds from a disposition of our Class A shares. U.S. holders may be subject to backup withholding on distributions with respect to our Class A shares and on the proceeds of a disposition of our Class A shares unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder's U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Consequences to Non-U.S. Holders

        The discussion in this section is addressed to holders of our Class A shares who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our Class A shares that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

Distributions

        Generally, a distribution treated as a dividend paid to a non-U.S. holder on our Class A shares will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution, or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder's adjusted tax basis in its Class A shares (but not below zero). The amount of any such distribution in excess of the non-U.S. holder's adjusted tax basis in its Class A shares will be treated as gain from the sale of such shares and will have the tax consequences described below under "Gain on Disposition of Class A Shares." The rules applicable to distributions by "USRPHCs" (as defined below) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 10% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS W-8BEN (or other appropriate form) certifying qualification for the reduced rate.

        Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A shares, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

        Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for the exemption. If the non-U.S. holder is a corporation, that portion of the corporation's earnings and profits for the taxable year, as adjusted for certain items, that is effectively connected with its U.S. trade or business (and, if required by applicable income tax treaty, is attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States) may also be subject to a "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Class A Shares

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A shares unless:

  •
  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

  •
  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  our Class A shares constitute a U.S. real property interest by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

        A non-U.S. holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by U.S. source capital losses).

        A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on any gain recognized on a net income basis at the same graduated rates generally applicable to U.S. persons unless an applicable tax treaty provides otherwise. Corporate non-U.S. holders may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of their effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

        Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A shares are "regularly traded on an established securities market," a non-U.S. holder will be taxable on gain recognized on the disposition of our Class A shares as a result of our status as a USRPHC only if the non-U.S. holder actually or constructively owns, or owned at any time during the five-year period ending on the date of the disposition or, if shorter, the non-U.S. holder's holding period for the Class A shares, more than 5% of our Class A shares. If our Class A shares were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our Class A shares, and a 10% withholding tax would apply to the gross proceeds from the sale of our Class A shares by such non-U.S. holder.

        Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A shares.

U.S. Federal Estate Tax

        Our Class A shares beneficially owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient's country of residence.

        Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

        Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A shares effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A shares effected outside the United States by such a broker if it has certain relationships within the United States.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.

Legislation Affecting Class A Shares Held Through Foreign Accounts

        Legislation enacted in 2010 imposes a 30% withholding tax on any dividends on our Class A shares and on the gross proceeds from a disposition of our Class A shares in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

        Payments subject to withholding tax under this law generally include dividends paid on Class A shares after June 30, 2014, and gross proceeds from sales or redemptions of such Class A shares after December 31, 2016. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of this law.

3.8% Tax on Unearned Income

        Certain holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our Class A shares. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) "net investment income," or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals a holder's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. You are urged to consult your own tax advisors regarding the application of this additional Medicare tax to your particular circumstances.

        INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

 INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

        An investment in our Class A shares by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, "Similar Laws"). For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts ("IRAs") established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(l)(B) of ERISA and any applicable Similar Law;

  •
  whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any applicable Similar Law; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our Class A shares is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our Class A shares should consider whether the entity's purchase or ownership of such Class A shares would or could result in the occurrence of such a prohibited transaction.

        In addition to considering whether the purchase of Class A shares is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our Class A shares, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        ERISA and the Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these rules, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company"; i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by (1) employee benefit plans subject to the fiduciary responsibility provisions of ERISA, (2) plans to which the prohibited transaction rules of Section 4975 of the Internal Revenue Code apply, and (3) entities whose underlying assets include plan assets by reason of a plan's investment in such entity.

        Plan fiduciaries contemplating a purchase of Class A shares should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 UNDERWRITING

        Barclays Capital Inc. is acting as the representative of the underwriters of this offering. Barclays Capital Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers in this offering. Under the terms of an underwriting agreement, the form of which has been filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of Class A shares shown opposite its name below:

Underwriters	Number of Class A Shares
Barclays Capital Inc.	24,000,000
Goldman, Sachs & Co.	21,653,333
J.P. Morgan Securities LLC	21,653,333
Citigroup Global Markets Inc.	10,373,333
Merrill Lynch, Pierce, Fenner & Smith Incorporated	9,093,333
UBS Securities LLC	9,093,333
Wells Fargo Securities, LLC	9,093,333
Deutsche Bank Securities Inc.	2,346,667
Morgan Stanley & Co. LLC	2,346,667
Raymond James & Associates, Inc.	2,346,667
RBC Capital Markets, LLC	2,346,667
Robert W. Baird & Co. Incorporated	1,173,333
Oppenheimer & Co. Inc.	1,173,333
Stifel, Nicolaus & Company, Incorporated	1,173,333
USCA Securities LLC	826,667
Mitsubishi UFJ Securities (USA), Inc.	800,000
BBVA Securities Inc.	586,667
BNP Paribas Securities Corp.	586,667
DNB Markets, Inc.	586,667
ING Financial Markets LLC	586,667
Mizuho Securities USA Inc.	586,667
Piper Jaffray & Co.	586,667
PNC Capital Markets LLC	586,667
Scotia Capital (USA) Inc.	586,667
SMBC Nikko Securities America, Inc.	586,667
SG Americas Securities, LLC	586,667
SunTrust Robinson Humphrey, Inc.	586,667
BB&T Capital Markets, a division of BB&T Securities, LLC	293,333
CIBC World Markets Corp.	293,333
Ladenburg Thalmann & Co. Inc.	293,333
Regions Securities LLC	293,333
Simmons & Company International	293,333
Stephens Inc.	293,333
Tudor, Pickering, Holt & Co. Securities, Inc.	293,333

Total	128,000,000

        The underwriting agreement provides that the underwriters' obligation to purchase Class A shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the Class A shares offered hereby (other than those Class A shares covered by their option to purchase additional Class A shares as described below), if any of the Class A shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional Class A shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the Class A shares.

	No Exercise	Full Exercise
Per share	$0.66	$0.66
Total	$84,480,000	$97,152,000

        The representative of the underwriters has advised us that the underwriters propose to offer the Class A shares directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.3960 per share. After the offering, the representative may change the offering price and other selling terms. Sales of Class A shares made outside of the United States may be made by affiliates of the underwriters. The offering of the Class A Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The expenses of the offering that are payable by us are estimated to be approximately $5.0 million (excluding underwriting discounts and commissions).

Option to Purchase Additional Class A Shares

        We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 19,200,000 additional Class A shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 128,000,000 Class A shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional Class A shares based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

        We, certain of our affiliates, the Existing Owners, and the directors and executive officers of our general partner have agreed that, without the prior written consent of Barclays Capital Inc., we and they will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of our Class A shares (including, without limitation, Class A shares that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and Class A shares that may be issued upon exercise of any options or warrants), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Class A shares or securities convertible, exercisable or exchangeable into Class A shares or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus. The foregoing lock-up arrangements do not apply to, among other things, private transfers of AAP units and our Class B shares, although any transferee of such AAP units and Class B shares will be subject to the foregoing lock-up arrangements.

        The 180-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of the material event unless such extension is waived in writing by Barclays Capital Inc.

        Barclays Capital Inc., in its sole discretion, may release the Class A shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the Class A shares and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder's reasons for requesting the release, the number of Class A shares and other securities for which the release is being requested and market conditions at the time. Barclays Capital Inc. does not have any present intention, agreement or understanding, implicit or explicit, to release any of the securities subject to the lock-up agreements prior to the expiration of the lock-up period described above.

        As described below under "—Directed Share Program," any participants in the Directed Share Program shall be subject to a 25-day lock-up period with respect to any Class A shares sold to them pursuant to that program. This lock up will have similar restrictions as the lock-up agreement described above. Any Class A shares sold in the Directed Share Program to the directors or officers of our general partner shall be subject to the lock-up agreement described above.

Offering Price Determination

        Prior to this offering, there has been no public market for our Class A shares. The initial public offering price will be negotiated between the representative and us. In determining the initial public offering price of our Class A shares, the representative will consider:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  the ability of our management and our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to 6,400,000 Class A shares offered hereby for officers, directors, employees and certain other persons associated with us. The number of Class A shares available for sale to the general public will be reduced to the extent such persons purchase such reserved Class A shares. Any reserved Class A shares not so purchased will be offered by the underwriters to the general public on the same basis as the other Class A shares offered hereby. Any participants in this program will be prohibited from selling, pledging or assigning any Class A shares sold to them pursuant to this program for a period of 25 days after the date of the underwriting agreement.

Stabilization, Short Positions and Penalty Bids

        The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A shares, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of Class A shares in excess of the number of Class A shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of Class A shares involved in the sales made by the underwriters in excess of the number of Class A shares they are obligated to purchase is not greater than the number of Class A shares that they may purchase by exercising their option to purchase additional Class A shares. In a naked short position, the number of Class A shares involved is greater than the number of Class A shares in their option to purchase additional Class A shares. The underwriters may close out any short position by either exercising their option to purchase additional Class A shares and/or purchasing Class A shares in the open market. In determining the source of Class A shares to close out the short position, the underwriters will consider, among other things, the price of Class A shares available for purchase in the open market as compared to the price at which they may purchase Class A shares through their option to purchase additional Class A shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Class A shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the Class A shares in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Class A shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A shares or preventing or slowing a decline in the market price of the Class A shares. As a result, the price of the Class A shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A shares. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Class A shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

New York Stock Exchange

        We have been approved to list our Class A shares on the New York Stock Exchange under the symbol "PAGP." The underwriters have undertaken to sell the minimum number of Class A shares to the minimum number of beneficial owners necessary to meet the New York Stock Exchange listing requirements.

Discretionary Sales

        The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of Class A shares offered by them.

Stamp Taxes

        If you purchase Class A shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates have in the past, and may in the future, perform investment banking, commercial banking, advisory and other services for us and our respective affiliates, including PAA and PNG, from time to time for which they have received, and may in the future receive, customary fees and expenses. Affiliates of Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., UBS Securities LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, BBVA Securities Inc., BNP Paribas Securities Corp., CIBC World Markets Corp., DNB Markets, Inc., Scotia Capital (USA) Inc., ING Financial Markets LLC, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., PNC Capital Markets LLC, SMBC Nikko Securities America, Inc. and SunTrust Robinson Humphrey, Inc.

are lenders under AAP's term loan facility. Additionally, affiliates of Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., UBS Securities LLC, Wells Fargo Securities, LLC, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, BBVA Securities Inc., BNP Paribas Securities Corp., CIBC World Markets Corp., DNB Markets, Inc., Scotia Capital (USA) Inc., ING Financial Markets LLC, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., PNC Capital Markets LLC, Regions Securities LLC, SG Americas Securities, LLC, SMBC Nikko Securities America, Inc. and SunTrust Robinson Humphrey, Inc. are lenders under PAA's senior unsecured revolving credit facility, PAA's senior secured hedged inventory facility and/or PNG's senior unsecured revolving credit facility. None of the affiliates of such underwriters will receive any proceeds of this offering as a result of their lending relationships with AAP, PAA and/or PNG.

        J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, BBVA Securities Inc., BNP Paribas Securities Corp., CIBC World Markets Corp., DNB Markets, Inc., Scotia Capital (USA) Inc., ING Financial Markets LLC, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., PNC Capital Markets LLC, Regions Securities LLC, SMBC Nikko Securities America, Inc., and SG Americas Securities, LLC were underwriters in PAA's August 2013 senior notes offering. Additionally, Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., UBS Securities LLC, Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, Raymond James & Associates, Inc., RBC Capital Markets, LLC, Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., SG Americas Securities, LLC, and SunTrust Robinson Humphrey, Inc. have entered into equity distribution agreements with PAA and/or PNG pursuant to which they have sold and may sell common units of PAA and/or PNG as part of continuous offering programs.

        In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

  Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in each relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us or the underwriters.

  Notice to Prospective Investors in the United Kingdom

        Our partnership may constitute a "collective investment scheme" as defined by section 235 of the Financial Services and Markets Act 2000 (FSMA) that is not a "recognised collective investment scheme" for the purposes of FSMA (CIS) and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus is only being distributed in the United Kingdom to, and is only directed at:

  (1)
  if our partnership is a CIS and is marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the CIS Promotion Order) or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

  (2)
  otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Financial Promotion Order) or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

  (3)
  in both cases (1) and (2) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as "relevant persons").

        Our partnership's shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any shares which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to our partnership.

  Notice to Prospective Investors in Switzerland

        This prospectus is being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. Our shares are not being offered to the public in Switzerland, and neither this prospectus, nor any other offering materials relating to our shares may be distributed in connection with any such public offering. We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006 (CISA). Accordingly, our shares may not be offered to the public in or from Switzerland, and neither this prospectus, nor any other offering materials relating to our shares may be made available through a public offering in or from Switzerland. Our shares may only be offered and this prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

  Notice to Prospective Investors in Germany

        This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our shares in Germany. Consequently, our shares may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our shares to the public in Germany or any other means of public marketing. Our shares are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

        The offering does not constitute an offer to sell or the solicitation of an offer to buy our shares in any circumstances in which such offer or solicitation is unlawful.

  Notice to Prospective Investors in the Netherlands

        Our shares may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

  Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

  Notice to Prospective Investors in Hong Kong

        The shares have not been and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

 LEGAL MATTERS

        The validity of the Class A shares will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the Class A shares offered hereby will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas.

EXPERTS

        The financial statements of Plains All American GP LLC as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and the balance sheet of Plains GP Holdings, L.P. as of July 17, 2013 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The audited consolidated financial statements of Project Argyle, a business owned by BP p.l.c. and affiliates, as of December 31, 2011 and for the years ended December 31, 2010 and 2011, included in this prospectus have been so included in reliance upon the report of Ernst & Young, LLP, independent registered public accountants, given upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 regarding the Class A shares offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the Class A shares offered by this prospectus, you may desire to review the full registration statement, including its exhibits filed under the Securities Act of 1933. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates or from the Securities and Exchange Commission's website on the Internet at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms. We intend to furnish or make available to our Class A shareholders annual reports containing our audited financial statements and quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

PLAINS GP HOLDINGS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

PLAINS GP HOLDINGS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

        Unless the context requires otherwise, for purposes of this pro forma presentation, references to "Plains," "we," "us," "our," "ours," or "the Company" are intended to mean the consolidated business and operations of Plains GP Holdings, L.P. References to "PAA" are intended to mean the consolidated business and operations of Plains All American Pipeline, L.P. References to "AAP" refer to Plains AAP, L.P., a Delaware limited partnership that owns 100% of the incentive distribution rights of PAA. AAP is the sole member of PAA GP LLC ("GP"), a Delaware limited liability company, which holds the 2% general partner interest in PAA. References to "GP LLC" refer to Plains All American GP LLC, a Delaware limited liability company that is the general partner of AAP.

        References to "the BP NGL Acquisition" are intended to mean the acquisition of all of the outstanding shares of BP Canada Energy Company ("BPCEC"). See below for further discussion.

        These unaudited pro forma condensed consolidated financial statements give effect to the following transactions:

  1)
  Completion of the BP NGL acquisition and certain other acquisitions completed during the year ended December 31, 2012 (see discussion below).

  2)
  Incremental borrowings in September 2013 of $300 million under the AAP term loan facility and the related distribution of the proceeds of these borrowings to the existing owners of AAP and GP LLC (the "Existing Owners").

  3)
  The sale to us pursuant to a contribution agreement among us, our general partner and the Existing Owners (and in the case of EMG, certain members of EMG) of (i) a 21.1% limited partner interest in AAP (represented by 128,000,000 AAP units) and (ii) an aggregate of 21.1% of the membership interests in our general partner, in exchange for the right to receive the net proceeds from this offering and 478,029,773 of our Class B shares (assuming the underwriters' option to purchase additional Class A shares is not exercised), subject to the terms of such contribution agreement.

  4)
  The sale of 128,000,000 of our Class A shares to the public and the related distribution of the proceeds to the Existing Owners. For purposes of the pro forma financial statements, we have assumed the underwriters' option to purchase additional Class A shares is not exercised.

        The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2013 and for the year ended December 31, 2012 assume the pro forma transactions described above occurred on January 1, 2012 (to the extent not already reflected in the historical statements of consolidated operations of each entity). The unaudited pro forma condensed consolidated balance sheet shows the effects of the pro forma transactions noted herein as if they had occurred on June 30, 2013 (to the extent not already recorded in the financial statements of GP LLC).

Basis of Presentation

        The Company was formed on July 17, 2013, and accordingly does not have any historical financial information prior to that date. As a result of GP LLC being the predecessor to the Company, the Company's unaudited pro forma condensed consolidated financial information reflects the unaudited pro forma condensed consolidated financial information of GP LLC. The unaudited pro forma condensed consolidated financial statements of the Company reflect the elimination of all material intercompany accounts and transactions.

        The unaudited pro forma condensed consolidated financial statements and related pro forma information are based on assumptions that the Company believes are reasonable under the circumstances and are included for informational purposes only. They are not necessarily indicative of the results of the actual or future operations or financial condition that would have been achieved had the transactions occurred at the dates assumed (as noted above). The actual results in the periods following the acquisition may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial statements for a number of reasons including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed combined financial data and the actual amounts.

        The unaudited pro forma condensed consolidated financial statements of the Company should be read in conjunction with, and are qualified in their entirety by reference to, the notes accompanying: (i) such unaudited pro forma condensed consolidated financial statements, (ii) the historical consolidated financial statements of GP LLC as of and for the three years ended December 31, 2012, (iii) the unaudited historical condensed consolidated statements of GP LLC as of June 30, 2013 and for the three and six months ended June 30, 2013 and 2012, and (iv) the historical financial statements related to the BP NGL Acquisition for the year ended December 31, 2011 included herein. Those historical financial statements reflect the results of operations from, and the assets and liabilities that were acquired though the BP NGL Acquisition, which is referred to as "Project Argyle"; however, such historical financial statements also reflect certain assets and liabilities (and associated results of operations) that were not a part of the BP NGL Acquisition on the closing date of the acquisition. For the purposes of these pro forma financial statements and footnotes, we will refer to the historical financial statements of Project Argyle as the BPCEC historical financial statements.

        The BPCEC historical financial statements were prepared in accordance with International Financial Reporting Standards as adopted by the IASB ("IFRS") which is a method of accounting different from accounting principles generally accepted in the United States of America ("U.S. GAAP"). However, no significant adjustments were necessary to conform the IFRS information to U.S. GAAP.

PLAINS GP HOLDINGS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2013

	Plains All American GP LLC Historical	Pro Forma Adjustments		Plains GP Holdings L.P. Pro Forma
	(in millions)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18	$2,727	(n)	$18
		(2,727)	(o)
Trade accounts receivable and other receivables, net	3,321	—		3,321
Inventory	892	—		892
Other current assets	430	—		430

Total current assets	4,661	—		4,661

PROPERTY AND EQUIPMENT	11,803	—		11,803
Accumulated depreciation	(1,602)	—		(1,602)

	10,201	—		10,201

OTHER ASSETS
Goodwill	2,503	—		2,503
Linefill and base gas	707	—		707
Long-term inventory	207	—		207
Investment in unconsolidated entities	442	(51)	(k)	442
		51	(l)
Other, net	544	1,027	(m)	1,571

Total assets	$19,265	$1,027		$20,292

LIABILITIES AND MEMBERS' EQUITY/PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$3,550	$—		$3,550
Short-term debt	905	—		905
Other current liabilities	288	2,727	(k)	288
		(2,727	)(o)

Total current liabilities	4,743	—		4,743

LONG-TERM LIABILITIES
Senior notes, net of unamortized discount of $14	6,011	—		6,011
Long-term debt under credit facilities and other	502	300	(j)	802
Other long-term liabilities and deferred credits	558	—		558

Total long-term liabilities	7,071	300		7,371

MEMBERS' EQUITY AND PARTNERS' CAPITAL
Members' equity and partners' capital	—	(2,829	)(k)	976
		51	(l)
		1,027	(m)
		2,727	(n)
Noncontrolling interests	7,451	(300	)(j)	7,202
		51	(k)

Total members' equity and partners' capital	7,451	727		8,178

Total liabilities and members' equity and partners' capital	$19,265	$1,027		$20,292

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

PLAINS GP HOLDINGS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2013

	Plains All American GP LLC Historical	Pro Forma Adjustments		Plains GP Holdings, L.P. Pro Forma
	(in millions, except per share data)
REVENUES	$20,915	$—		$20,915
COSTS AND EXPENSES
Purchases and related costs	18,825	—		18,825
Field operating costs	684	—		684
General and administrative expenses	196	—		196
Depreciation and amortization	174	—		174

Total costs and expenses	19,879	—		19,879

OPERATING INCOME	1,036	—		1,036

OTHER INCOME/(EXPENSE)
Equity earnings in unconsolidated entities	23	—		23
Interest expense	(154)	(3)	(j)	(157)
Other income/(expense), net	(1)	—		(1)

INCOME BEFORE TAX	904	(3)		901
Income tax expense	(70)	(13)	(m)	(83)

NET INCOME	834	(16)		818
Net income attributable to noncontrolling interests	(832)	2	(j)	(793)
		37	(k)

NET INCOME ATTRIBUTABLE TO THE PARENT	$2	$23		$25

BASIC NET INCOME PER CLASS A SHARE
Basic weighted average Class A shares outstanding				128

Basic net income per Class A share				$0.19

DILUTED NET INCOME PER CLASS A SHARE
Diluted weighted average Class A shares outstanding				648

Diluted net income per Class A share				$0.18

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

PLAINS GP HOLDINGS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

for the Year Ended December 31, 2012

	Plains All American GP LLC Historical	Historical BPCEC and Other Acquisitions through Respective Acquisition Dates	Pro Forma Adjustments		Plains All American GP LLC Pro Forma	Additional Pro Forma Adjustments		Plains GP Holdings, L.P. Pro Forma
	(in millions, except per share data)
REVENUES	$37,797	$932	$—		$38,729	$—		$38,729
COSTS AND EXPENSES
Purchases and related costs	34,368	795	(24)	(a)	35,133	—		35,133
			(6)	(b)
Field operating costs	1,180	75	—		1,255	—		1,255
General and administrative expenses	342	6	(11)	(c)	337	—		337
Depreciation and amortization	483	10	(11)	(d)	505	—		505
			21	(e)
			2	(b)

Total costs and expenses	36,373	886	(29)		37,230	—		37,230

OPERATING INCOME	1,424	46	29		1,499	—		1,499

OTHER INCOME/(EXPENSE)
Equity earnings in unconsolidated entities	38	—	—		38	—		38
Interest expense	(295)	(2)	(23)	(f)	(318)	(6)	(j)	(324)
			2	(g)
Other income/(expense) net	6	1	—		7	—		7

INCOME BEFORE TAX	1,173	45	8		1,226	(6)		1,220
Income tax expense	(55)	5	(3)	(h)	(53)	(21)	(m)	(74)

NET INCOME	1,118	50	5		1,173	(27)		1,146

Net income attributable to						5	(j)
noncontrolling interests	(1,115)	—	(55)	(i)	(1,170)	59	(k)	(1,106)

NET INCOME ATTRIBUTABLE TO THE PARENT	$3	$50	$(50)		$3	$37		$40

BASIC NET INCOME PER CLASS A SHARE
Basic weighted average Class A shares outstanding								128

Basic net income per Class A share								$0.31

DILUTED NET INCOME PER CLASS A SHARE
Diluted weighted average Class A shares outstanding								637

Diluted net income per Class A share								$0.29

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

PLAINS GP HOLDINGS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

        These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon information currently available and certain estimates and assumptions made by the management of the Company; therefore, actual results could materially differ from the pro forma information. However, the Company believes the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. The Company believes the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

(1) Completion of the BP NGL Acquisition and certain other acquisitions during 2012

  BP NGL Acquisition

        On April 1, 2012 PAA acquired all of the outstanding shares of BPCEC, an indirect subsidiary of BP Corporation North America ("BP North America") from Amoco Canada International Holdings B.V. (the "Seller"). Total consideration for this acquisition (the "BP NGL Acquisition"), which was based on an October 1, 2011 effective date, was approximately $1.68 billion in cash, including $17 million of imputed interest, subject to working capital and other adjustments.

        Upon completion of this acquisition, PAA became the indirect owner of all of BP North America's Canadian-based natural gas liquids ("NGL") business and certain of BP North America's NGL assets located in the upper-Midwest United States (collectively, the "BP NGL Assets"). The BP NGL Assets acquired include varying ownership interests and contractual rights relating to approximately 2,600 miles of NGL pipelines (including mileage supporting the NGL facilities assets); approximately 13 million barrels of net usable NGL storage capacity; seven fractionation plants with annualized fractionation volumes of over 100,000 barrels per day; four straddle gas processing plants and two field gas processing plants with an aggregate net capacity of approximately six Bcf per day; and long-term and seasonal NGL inventories of approximately 8 million barrels upon closing. The acquired business also includes various third-party supply contracts at other field gas processing plants and a supply contract relating to a third-party owned straddle plant with throughput capacity of 2.5 Bcf per day, shipping arrangements on third-party NGL pipelines and long-term leases on 720 rail cars used to move product among various locations. PAA has also entered into an Integrated Supply and Trading Agreement, pursuant to which an affiliate of BP North America will, for a period of two years following the closing of the acquisition, continue to provide sourcing services for gas supply to feed certain of the straddle plants acquired as a result of this acquisition. The results of operations and assets and liabilities from this acquisition have been included in our condensed consolidated financial statements since April 1, 2012.

        The acquisition of BPCEC presented in these pro forma statements has been accounted for as a purchase business combination in accordance with Financial Accounting Standards Board Accounting

PLAINS GP HOLDINGS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Completion of the BP NGL Acquisition and certain other acquisitions during 2012 (Continued)

Standards Codification 805, "Business Combinations." The determination of the fair value of the assets and liabilities acquired is as follows (in millions):

Description	Amount	Average Depreciable Life (in years)
Working capital	$241	N/A
Property & Equipment	1,081	5 - 70
Linefill	85	N/A
Long-term inventory	165	N/A
Intangible assets (contract)	130	13
Goodwill	236	N/A
Deferred tax liability	(236)	N/A
Environmental liability	(14)	N/A
Other long-term liabilities	(5)	N/A

Total	$1,683

        The purchase price was equal to the fair value of the net tangible and intangible assets acquired, excluding the resulting deferred tax liability and goodwill. The deferred tax liability is determined by the difference between the fair value of the acquired assets and liabilities and the tax basis for those assets and liabilities. The resulting liability gives rise to an equal and offsetting goodwill balance for this transaction.

        Intangible assets above consist of a contract with a 13 year life. Amortization of this contract under the declining balance method is estimated as follows:

2013	$30
2014	$10
2015	$8
2016	$7
2017	$6

        The BP NGL Acquisition was pre-funded through various means, including the issuance of PAA's common units and senior notes in March 2012 for net proceeds of approximately $1.69 billion. For purposes of the pro forma financial statements, we have assumed that the short-term portion of the acquisition (consisting of short-term inventory of approximately $132 million and cash acquired of approximately $120 million) was funded through short-term borrowings under PAA's credit facilities. We assumed that the $120 million of short-term borrowings discussed above was immediately repaid through the cash acquired and thus, did not incur any additional interest expense. Total long-term funding was approximately $1.43 billion and we have assumed that $455 million was funded through PAA's March 2012 equity issuance and the remaining balance of $976 was funded through PAA's March 2012 issuance of senior notes.

PLAINS GP HOLDINGS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Completion of the BP NGL Acquisition and certain other acquisitions during 2012 (Continued)

Other 2012 Acquisitions

        During the year ended December 31, 2012, PAA completed several additional acquisitions for an aggregate consideration of approximately $653 million. The assets acquired primarily included crude oil and condensate gathering pipelines, a truck unloading terminal and trailers that are utilized in our Transportation segment, and crude oil rail terminals and terminal facilities included in our Facilities segment. We recognized goodwill of approximately $436 million related to these acquisitions.

  Pro Forma Adjustments

        Since the acquisitions discussed above closed during 2012, and are already included in the balance sheet at June 30, 2013 and the statement of operations for the six months ended June 30, 2013, these pro forma adjustments only impact the statement of operations for the year ended December 31, 2012.

  a.
  Reflects the adjustments required to conform the BPCEC historical financial statements to PAA's accounting policy for inventory costing. BPCEC's inventory is valued at the lower of cost or net realizable value with cost determined by the first-in, first out method. PAA inventory is valued at the lower of cost or market with cost determined using an average cost method within specific inventory pools. The pro forma adjustments to conform the BPCEC financial statements to the PAA accounting policy impacts the cost of the inventory sold as reflected in Purchases and related costs in the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

  b.
  Reflects adjustments to eliminate the income and expenses associated with certain assets and liabilities that were included in the BPCEC historical financial statements but were disposed of prior to closing the acquisition.

  c.
  Reflects transaction and other costs that are directly attributable to the BP NGL Acquisition. Costs that had been incurred prior to closing the acquisition have been removed from General and administrative expenses on the Unaudited Pro Forma Condensed Consolidated Statement of Operations.

  d.
  Reflects the reversal of the historical depreciation and amortization recorded by BPCEC and the reversal of the depreciation and amortization included in the historical results of the other acquisitions that closed during the year ended December 31, 2012.

  e.
  Reflects the depreciation and amortization on the property and equipment acquired in the BP NGL Acquisition and the depreciation on the property and equipment acquired in our other acquisitions that closed during the year ended December 31, 2012 based on the straight-line method of depreciation over remaining average useful lives ranging from 5 to 70 years. Also reflects the amortization of the intangible asset (contract) acquired in the BP NGL Acquisition on the declining balance method resulting in amortization expense of $13 million for the year ended December 31, 2012.

  f.
  Reflects the adjustment to Interest expense for the increase in Short-term debt of $132 million to fund the BP NGL Acquisition and $628 million to fund the other acquisitions that closed during the year ended December 31, 2012 and for the increase in senior notes of $976 million

PLAINS GP HOLDINGS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Completion of the BP NGL Acquisition and certain other acquisitions during 2012 (Continued)

    to fund the BP NGL Acquisition. This adjustment assumes an interest rate applied to short-term debt of approximately 2% and an interest rate of 4.3% applied to the senior notes.

  g.
  Reflects the reversal of the interest expense included in the historical results of the other acquisitions that closed during the year ended December 31, 2012.

  h.
  Reflects the impact of the adjustments in footnotes a through g (above) on Income tax expense for the periods presented, based on the capitalization and financing structure of PAA's Canadian subsidiaries.

  i.
  Reflects the adjustment to reclassify to Net income attributable to noncontrolling interests, the proportion of (i) the historical results of the BP NGL Acquisition and the other acquisitions that closed during the year ended December 31, 2012, and (ii) the impact of the adjustments in footnotes a through h (above).

(2) Incremental Borrowings

  Pro Forma Adjustments

  j.
  Reflects the incremental borrowings in September 2013 of $300 million under the AAP term loan facility and the related distribution of the proceeds of these borrowings to the Existing Owners. Also reflects the additional interest expense associated with the term loan.

(3) Contribution Agreement Transactions

  Pro Forma Adjustments Due to this Offering

  k.
  Reflects the sale to the Company of (i) 128,000,000 AAP units representing a 21.1% limited partnership interest in AAP and (ii) an aggregate 21.1% of the membership interests in the Company's general partner, in exchange for 478,029,773 of our Class B shares and the right to receive an amount equal to the net proceeds of this offering. The transfer of the AAP units and the interest in the Company's general partner are accounted for at the historical carrying basis, similar to a common control transaction accounted for under ASC 805, as the Existing Owners have an identical indirect ownership interest in the underlying assets and liabilities before and after the contribution. After giving effect to the distribution of proceeds related to the borrowings discussed above, the historical carrying value of the net assets contributed is negative.

  l.
  Reflects the pro forma elimination of investment and equity accounts between the Company and GP LLC, AAP and PAA as appropriate in consolidation.

  m.
  Reflects the creation of a deferred tax asset and corresponding increase in partners' capital associated with the transfer of the ownership interest in AAP. This transfer will be accounted for at the historical carrying basis for U.S. GAAP accounting purposes, but will be recorded at the value of the consideration paid for U.S. federal income tax purposes. The resulting basis difference will result in a deferred tax asset that will be recorded as a component of partners' capital as it results from transactions among shareholders. The deferred tax asset will be amortized to deferred income tax expense in future periods as the associated basis step-up is realized on our future tax returns. Also reflects the impact of the adjustments in footnotes j and k (above) on Income tax expense for the periods presented.

PLAINS GP HOLDINGS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Offering Transactions

  Pro Forma Adjustments Due to this Offering

  n.
  Reflects net proceeds to the Company of $2,727 million from the issuance and sale of 128,000,000 Class A shares at an initial public offering price of $22.00 per share, after deducting assumed underwriting discounts and commissions of approximately $84 million and estimated offering and entity formation expenses of approximately $5 million.

  o.
  Reflects payments to the Existing Owners (and in the case of EMG, certain members of EMG) of the net proceeds of the offering of approximately $2,727 million. The distributions represent consideration paid to the Existing Owners (and in the case of EMG, certain members of EMG) in exchange for the equity contributions described above.

        Although not reflected in the Pro Forma Condensed Consolidated Statements of Operations, we expect to incur incremental general and administrative expenses of $3.0 million on an annual basis. This amount includes an annual fee for general and administrative services that we will pay to GP LLC. The fee will initially be $1.5 million per year and will be subject to adjustment on an annual basis based on the Consumer Price Index and for certain other events. In addition to this fee, we expect to incur direct annual expenses of approximately $1.5 million for recurring costs associated with being a separate publicly traded entity including expenses associated with (i) compensation for new directors, (ii) incremental director and officer liability insurance, (iii) listing on the NYSE, (iv) investor relations, (v) legal, (vi) tax and (vii) accounting.

        Basic net income per Class A share is determined by dividing net income attributable to the Company by the weighted average number of outstanding Class A shares during the period. Diluted net income per Class A share is determined by dividing net income attributable to the Company by the weighted average number of outstanding diluted Class A shares during the period. For the purposes of the calculation of diluted net income per Class A share, both the net income attributable to the Company and the weighted average number of outstanding diluted Class A shares consider the impact of possible future exchange of (i) certain AAP units and the associated Class B shares into our Class A

PLAINS GP HOLDINGS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Offering Transactions (Continued)

shares and (ii) certain AAP management units into our Class A shares. The following table illustrates the calculation of basic net income per Class A share and diluted net income per Class A share:

	Six months Ended June 30, 2013	Year Ended December 31, 2012
	(In millions, except per share data)
Pro forma basic earnings per share:
Pro forma net income attributable to the Parent	$25	$40
Pro forma weighted average number of basic shares outstanding	128	128

Pro forma basic earnings per share	$0.19	$0.31

Pro forma diluted earnings per share:
Earnings:
Pro forma net income attributable to the Parent	$25	$40
Incremental net income attributable to the Parent resulting from assumed conversion of AAP units	87	135
Incremental net income attributable to the Parent resulting from assumed conversion of AAP management units	6	9

Total	$118	$184
Diluted shares:
Pro forma weighted average number of basic shares outstanding	128	128
Dilutive shares resulting from assumed conversion of AAP units	478	478
Dilutive shares resulting from assumed conversion of AAP management units	42	31

Pro forma weighted average number of diluted shares outstanding	648	637

Pro forma diluted earnings per share	$0.18	$0.29

PLAINS GP HOLDINGS, L.P.

BALANCE SHEET

 Report of Independent Registered Public Accounting Firm

To the Board of Directors of the General Partner and the Limited Partners of Plains GP Holdings, L.P.:

        In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Plains GP Holdings, L.P. at July 17, 2013 in conformity with accounting principles generally accepted in the United States of America. This balance sheet is the responsibility of Plains GP Holdings, L.P.'s management. Our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit of this statement in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
July 22, 2013

 PLAINS GP HOLDINGS, L.P.

BALANCE SHEET

July 17, 2013
ASSETS
Cash	$—

Total assets	$—

LIABILITIES AND PARTNERS' CAPITAL
Partners' Capital	$—

Total liabilities and partners' capital	$—

See Note to Balance Sheet

 PLAINS GP HOLDINGS, L.P.

NOTES TO BALANCE SHEET

Nature of Operations

        Plains GP Holdings, L.P. (the "Partnership") is a Delaware limited partnership that was formed on July 17, 2013 in contemplation of becoming the sole member of Plains All American GP LLC ("GP LLC") and the owner of Class A units in Plains AAP, L.P. ("AAP"). GP LLC serves as the managing general partner of Plains All American Pipeline, L.P. ("PAA"), a publicly traded partnership, and is the general partner of AAP, a Delaware limited partnership that owns 100% of the incentive distribution rights ("IDRs") of PAA. AAP is the sole member of PAA GP LLC ("GP"), a Delaware limited liability company, which holds the 2% general partner interest in PAA. Unless the context indicates otherwise, the terms "Plains," "we," "us," "our," "ours" and similar terms refer to the Partnership, GP LLC, AAP, GP and PAA and its consolidated subsidiaries.

        PAA engages in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids ("NGL"). The term NGL includes ethane and natural gasoline products as well as propane and butane, products which are commonly referred to as liquefied petroleum gas.

        Upon the completion of the Partnership's initial public offering, the Partnership expects to become the holder of Class A units of AAP, which will entitle it to receive cash distributions from AAP. AAP currently receives all of its cash flows from distributions on its direct ownership of PAA's IDRs and its indirect interest in PAA's 2% general partner interest. AAP's ownership of these interests entitles it to receive cash distributed by PAA. We will receive our proportionate share of the distributions received by AAP from PAA, after deducting:

  •
  amounts payable to members of PAA management who hold Class B Units (representing profits interests) in AAP, which we refer to as AAP management units;

  •
  general and administrative and public company expenses that we incur and any expenses incurred by AAP or its general partner (that are not subject to reimbursement by PAA);

  •
  any amounts paid (or retained to pay) debt or interest payments owing by AAP; and

  •
  any capital contributed (or retained for future contribution) by AAP to fund any amounts necessary for AAP to maintain its indirect 2% general partner interest in PAA.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of Plains All American GP LLC:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, of changes in members' equity, of comprehensive income, and of changes in accumulated other comprehensive income present fairly, in all material respects, the financial position of Plains All American GP LLC and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
July 22, 2013

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25	$27
Trade accounts receivable and other receivables, net	3,564	3,198
Inventory	1,209	978
Other current assets	351	157

Total current assets	5,149	4,360

PROPERTY AND EQUIPMENT	11,183	9,070
Accumulated depreciation	(1,519)	(1,307)

	9,664	7,763

OTHER ASSETS
Goodwill	2,535	1,854
Linefill and base gas	707	564
Long-term inventory	274	135
Investments in unconsolidated entities	343	191
Other, net	587	547

Total assets	$19,259	$15,414

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$3,824	$3,601
Short-term debt	1,086	686
Other current liabilities	275	236

Total current liabilities	5,185	4,523

LONG-TERM LIABILITIES
Senior notes, net of unamortized discount of $15 and $13, respectively	6,010	4,262
Long-term debt under credit facilities and other	510	458
Other long-term liabilities and deferred credits	586	377

Total long-term liabilities	7,106	5,097

COMMITMENTS AND CONTINGENCIES (NOTE 15)
MEMBERS' EQUITY
Members' equity, excluding noncontrolling interests	—	—
Noncontrolling interests	6,968	5,794

Total members' equity	6,968	5,794

Total liabilities and members' equity	$19,259	$15,414

The accompanying notes are an integral part of these consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Year Ended December 31,
	2012	2011	2010
REVENUES
Supply and Logistics segment revenues	$36,438	$33,065	$24,989
Transportation segment revenues	623	572	565
Facilities segment revenues	736	638	339

Total revenues	37,797	34,275	25,893
COSTS AND EXPENSES
Purchases and related costs	34,368	31,564	23,921
Field operating costs	1,180	870	689
General and administrative expenses	342	294	260
Depreciation and amortization	483	250	257

Total costs and expenses	36,373	32,978	25,127
OPERATING INCOME	1,424	1,297	766
OTHER INCOME/(EXPENSE)
Equity earnings in unconsolidated entities	38	13	3
Interest expense (net of capitalized interest of $36, $25 and $16, respectively)	(295)	(259)	(258)
Other income/(expense), net	6	(19)	(9)

INCOME BEFORE TAX	1,173	1,032	502
Current income tax expense	(54)	(38)	(1)
Deferred income tax expense	(1)	(7)	—

NET INCOME	1,118	987	501
Net income attributable to noncontrolling interests	(1,115)	(985)	(499)

NET INCOME ATTRIBUTABLE TO GP LLC	$3	$2	$2

The accompanying notes are an integral part of these consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Year Ended December 31,
	2012	2011	2010
Net income	$1,118	$987	$501
Other comprehensive income/(loss)	29	(61)	(3)

Comprehensive income	1,147	926	498
Comprehensive income attributable to noncontrolling interests	(1,144)	(924)	(496)

Comprehensive income attributable to GP LLC	$3	$2	$2

The accompanying notes are an integral part of these consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN ACCUMULATED
OTHER COMPREHENSIVE INCOME

(in millions)

	Derivative Instruments	Translation Adjustments	Other	Total
Balance at December 31, 2009	$9	$106	$(1)	$114

Reclassification adjustments	(17)	—	—	(17)
Deferred loss on cash flow hedges, net of tax	(78)	—	—	(78)
Currency translation adjustments	—	92	—	92

2010 Activity	(95)	92	—	(3)

Balance at December 31, 2010	$(86)	$198	$(1)	$111

Reclassification adjustments	135	—	—	135
Deferred loss on cash flow hedges, net of tax	(155)	—	—	(155)
Currency translation adjustments	—	(42)	—	(42)
Proportionate share of our unconsolidated entities' other comprehensive income	—	—	1	1

2011 Activity	(20)	(42)	1	(61)

Balance at December 31, 2011	$(106)	$156	$—	$50

Reclassification adjustments	(58)	—	—	(58)
Deferred gain on cash flow hedges, net of tax	43	—	—	43
Currency translation adjustments	—	44	—	44

2012 Activity	(15)	44	—	29

Balance at December 31, 2012	$(121)	$200	$—	$79

The accompanying notes are an integral part of these consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,118	$987	$501
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	483	250	257
Equity compensation expense	101	110	98
Inventory valuation adjustments	128	4	3
Gain on sales of linefill and base gas	(19)	(21)	(21)
Net cash received/(paid) for terminated interest rate and foreign currency hedging instruments	(112)	12	—
Other	(1)	15	15
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable and other	218	83	(59)
Inventory	(180)	518	(336)
Accounts payable and other current liabilities	(504)	399	(210)

Net cash provided by operating activities	1,232	2,357	248

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid in connection with acquisitions, net of cash acquired (Note 3)	(2,156)	(1,390)	(407)
Change in restricted cash	—	20	(20)
Additions to property, equipment and other	(1,204)	(635)	(451)
Net cash received/(paid) for sales and purchases of linefill and base gas	(44)	(22)	25
Investment in unconsolidated entities	(76)	—	—
Cash received upon formation of equity-method investment	59	—	—
Proceeds from sales of assets	22	12	3
Other investing activities	7	(5)	(1)

Net cash used in investing activities	(3,392)	(2,020)	(851)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings/(repayments) on PAA's revolving credit facility	59	(793)	49
Net borrowings/(repayments) on PAA's hedged inventory facility	591	(425)	200
Net borrowings on PNG's credit agreements	61	62	260
Net borrowings/(repayments) on AAP's revolving credit facility	(7)	3	4
Proceeds from the issuance of PAA's senior notes	1,996	597	400
Repayments of PAA's senior notes	(500)	(200)	(175)
Net proceeds from the issuance of PNG common units	—	370	268
Net proceeds from the issuance of PAA common units	986	887	290
Distributions paid to noncontrolling interests	(1,005)	(822)	(679)
Distributions paid to members	(3)	(2)	(2)
Other financing activities	(19)	(14)	(2)

Net cash provided by/(used in) financing activities	2,159	(337)	613

Effect of translation adjustment on cash	(1)	(10)	(1)
Net increase/(decrease) in cash and cash equivalents	(2)	(10)	9
Cash and cash equivalents, beginning of period	27	37	28

Cash and cash equivalents, end of period	$25	$27	$37

Cash paid for:
Interest, net of amounts capitalized	$302	$261	$263
Income taxes, net of amounts refunded	$72	$11	$22

The accompanying notes are an integral part of these consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

(in millions)

	Members' Equity (excluding noncontrolling interest)	Noncontrolling Interests	Total Members' Equity
Balance at December 31, 2009	$—	$3,977	$3,977
Net income	2	499	501
Distributions	(2)	(679)	(681)
Issuance of PNG common units	—	268	268
Issuance of PAA common units	—	296	296
Issuance of PAA common units under LTIP	—	16	16
Equity compensation expense	—	16	16
Other comprehensive loss	—	(3)	(3)
Other	—	1	1

Balance at December 31, 2010	—	4,391	4,391

Net income	2	985	987
Issuance of PAA common units	—	889	889
Distributions	(2)	(822)	(824)
Issuance of PNG common units	—	370	370
Issuance of PAA common units under LTIP	—	15	15
Equity compensation expense	—	28	28
Other comprehensive loss	—	(61)	(61)
Other	—	(1)	(1)

Balance at December 31, 2011	—	5,794	5,794

Net income	3	1,115	1,118
Distributions	(3)	(1,005)	(1,008)
Issuance of PAA common units	—	979	979
Issuance of PAA common units under LTIP	—	34	34
Equity compensation expense	—	28	28
Other comprehensive income	—	29	29
Distribution equivalent right payments	—	(5)	(5)
Other	—	(1)	(1)

Balance at December 31, 2012	$—	$6,968	$6,968

The accompanying notes are an integral part of these consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Basis of Presentation

Organization

        Plains All American GP LLC (the "Company" or "GP LLC") is a Delaware limited liability company that was formed on May 2, 2001. The Company serves as the managing general partner of Plains All American Pipeline, L.P. ("PAA"), a publicly traded partnership, and is the general partner of Plains AAP, L.P. ("AAP"), a Delaware limited partnership that owns 100% of the incentive distribution rights of PAA. AAP is the sole member of PAA GP LLC ("GP"), a Delaware limited liability company, which holds the 2% general partner interest in PAA. Unless the context indicates otherwise, the terms "Plains," "we," "us," "our," "ours" and similar terms refer to the Company, AAP, GP and PAA and its consolidated subsidiaries. At December 31, 2012, our ownership structure consisted of the following members interests:

  •
  Oxy Holding Company (Pipeline), Inc.—35.00%

  •
  Kayne Anderson Investors—26.68%

  •
  EMG Investment, LLC—25.00%

  •
  PAA Management, L.P.—4.57%

  •
  Strome PAA, L.P.—1.67%

  •
  Windy, L.L.C—3.00%

  •
  Mark E. Strome Living Trust—2.07%

  •
  Lynx Holdings I, LLC—1.40%

  •
  Various Individual Investors—0.61%

        The Company manages the business and affairs of PAA. Except for situations in which the approval of the limited partners is expressly required by PAA's partnership agreement, or by non-waivable provisions of applicable law, the Company has full and complete authority, power and discretion to manage and control the business, affairs and property of PAA, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of PAA's business, including the execution of contracts and management of litigation. The Company employs all domestic officers and personnel involved in the operation and management of PAA. PAA's Canadian officers and personnel are employed by its subsidiary, Plains Midstream Canada ULC.

        PAA engages in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids ("NGL"). The term NGL includes ethane and natural gasoline products as well as propane and butane, products which are also commonly referred to as liquefied petroleum gas ("LPG"). When used in this document, NGL refers to all NGL products including LPG. PAA's business activities are conducted through three operating segments: (i) Transportation, (ii) Facilities and (iii) Supply and Logistics. See Note 17 for further discussion of these operating segments.

Basis of Consolidation and Presentation

        The accompanying financial statements and related notes present and discuss our consolidated financial position as of December 31, 2012 and 2011, and the consolidated results of our operations,

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Basis of Presentation (Continued)

cash flows, changes in members' equity, comprehensive income and changes in accumulated other comprehensive income for the years ended December 31, 2012, 2011 and 2010. All significant intercompany transactions have been eliminated in consolidation. The accompanying consolidated financial statements include the Company, all of its wholly owned subsidiaries and those entities that we control. Under GAAP, the general partner is presumed to control the partnership if the limited partners do not have a substantive ability to dissolve (liquidate) the partnership or substantive participation rights. The limited partner unit holders of PAA do not have such rights and thus PAA is consolidated. Amounts associated with the limited partner units not owned by us are reflected in our results of operations as net income attributable to noncontrolling interests and in our balance sheet equity section as noncontrolling interests.

        Investments in entities over which we have significant influence but not control are accounted for by the equity method. We evaluate our equity investments for impairment in accordance with FASB guidance with respect to the equity method of accounting for investments in common stock. An impairment of an equity investment results when factors indicate that the investment's fair value is less than its carrying value and the reduction in value is other than temporary in nature.

        Subsequent events have been evaluated through the date the financial statements were issued, which was July 22, 2013, and have been included in the following footnotes where applicable.

Two-for-One Unit Split

        In August 2012, the board of directors of the Company approved a two-for-one split of PAA's common units. The two-for-one split was effected on October 1, 2012, by a distribution of one additional PAA common unit for each PAA common unit outstanding and held by unitholders of record at the close of business on September 17, 2012 (and for each common unit issued by PAA during the period between September 18, 2012 and October 1, 2012).

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Organization and Basis of Presentation (Continued)

Definitions

        Additional defined terms are used in the following notes and shall have the meanings indicated below:

AOCI	=	Accumulated other comprehensive income
Bcf	=	Billion cubic feet
Btu	=	British thermal unit
CAD	=	Canadian dollar
CERCLA	=	Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended
DERs	=	Distribution equivalent rights
EBITDA	=	Earnings before interest, taxes, depreciation and amortization
FASB	=	Financial Accounting Standards Board
FERC	=	Federal Energy Regulatory Commission
GAAP	=	Generally accepted accounting principles in the United States
GATX	=	GATX Corporation
ICE	=	IntercontinentalExchange
IPO	=	Initial public offering
LIBOR	=	London Interbank Offered Rate
Link	=	Link Energy LLC
LLS	=	Light Louisiana Sweet
LTIP	=	Long-term incentive plan
Mcf	=	Thousand cubic feet
MLP	=	Master limited partnership
MQD	=	Minimum quarterly distribution
Nexen	=	Nexen Holdings U.S.A. Inc.
NGL	=	Natural gas liquids including ethane, natural gasoline products, propane and butane
NPNS	=	Normal purchase normal sale
NYMEX	=	New York Mercantile Exchange
NYSE	=	New York Stock Exchange
PAA/Vulcan	=	PAA/Vulcan Gas Storage, LLC
Pacific	=	Pacific Energy Partners, L.P.
PLA	=	Pipeline loss allowance
PNG	=	PAA Natural Gas Storage, L.P.
PNGS	=	PAA Natural Gas Storage, LLC
Rainbow	=	Rainbow Pipe Line Company, Ltd.
RCRA	=	Federal Resource Conservation and Recovery Act, as amended
SG Resources	=	SG Resources Mississippi, LLC
SLC Pipeline	=	SLC Pipeline LLC
SOP	=	Shell Oil Products
TNM	=	Texas New Mexico
USD	=	United States dollar
Velocity	=	Velocity South Texas Gathering, LLC
White Cliffs	=	White Cliffs Pipeline, LLC
WTI	=	West Texas Intermediate
WTS	=	West Texas Sour

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We make significant estimates with respect to (i) purchases and sales accruals, (ii) estimated fair value of assets and liabilities acquired and identification of associated goodwill and intangible assets, (iii) mark-to-market gains and losses on derivative instruments (pursuant to guidance issued by the FASB regarding fair value measurements), (iv) accruals and contingent liabilities, (v) equity compensation plan accruals, (vi) property and equipment and depreciation expense and (vii) allowance for doubtful accounts. Although we believe these estimates are reasonable, actual results could differ from these estimates.

Revenue Recognition

        Supply and Logistics Segment Revenues.    Revenues from sales of crude oil and NGL are recognized at the time title to the product sold transfers to the purchaser, which occurs upon delivery of the product to the purchaser or its designee. Sales of crude oil and NGL consist of outright sales contracts and buy/sell arrangements as well as exchanges. Inventory purchases and sales under buy/sell transactions are treated as inventory exchanges and are presented net in Supply and Logistics segment revenues in our Consolidated Statements of Operations.

        Additionally, PAA may utilize derivatives in connection with the transactions described above. For commodity derivatives that are designated as cash flow hedges, derivative gains and losses are deferred in AOCI and recognized in revenues in the periods during which the underlying physical hedged transaction impacts earnings. Also, the ineffective portion of the change in fair value of cash flow hedges is recognized in revenues each period along with the change in fair value of derivatives that do not qualify for or are not designated for hedge accounting.

        Transportation Segment Revenues.    Revenues from pipeline tariffs and fees are associated with the transportation of crude oil, NGL and refined products at a published tariff, as well as revenues associated with leases and other agreements for committed space on various assets. Tariff revenues are recognized either at the point of delivery or at the point of receipt pursuant to specifications outlined in the regulated and non-regulated tariffs. Revenues associated with lease fees are recognized in the month to which the lease applies. The majority of pipeline tariff and fee revenues are based on actual volumes and rates. As is common in the industry, tariffs incorporate a loss allowance factor that is intended to offset losses due to evaporation, measurement and other losses in transit. PAA values the variance of allowance volumes to actual losses at the estimated net realizable value (including the impact of gains and losses from derivative related activities) at the time the variance occurred and the result is recorded as either an increase or decrease to tariff revenues. In addition, certain agreements require counterparties to ship a minimum volume over an agreed-upon period. Revenue is recognized at the latter of when the volume is shipped (pursuant to specifications outlined in the tariffs) or when the counterparty's ability to make up the minimum volume has expired.

        Facilities Segment Revenues.    Facilities segment operations generally consist of fee-based activities associated with providing storage, terminalling and throughput services for crude oil, refined products, NGL and natural gas, NGL fractionation and isomerization services and natural gas processing services.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

Revenues generated in this segment include (i) storage fees that are generated when PAA leases storage capacity, (ii) terminal throughput fees that are generated when PAA receives crude oil, refined products or NGL from one connecting source and redeliver the applicable product to another connecting carrier, (iii) rail terminal loading and unloading fees, (iv) hub service fees associated with natural gas park and loan activities, interruptible storage services and wheeling and balancing services, (v) revenues from the sale of natural gas, (vi) fees from NGL fractionation and isomerization and (vii) fees from gas processing services. PAA generates revenue through a combination of month-to-month and multi-year leases and processing arrangements. Storage fees resulting from short-term and long-term contracts are typically recognized in revenue ratably over the term of the contract regardless of the actual storage capacity utilized. Terminal fees (including throughput and rail fees) are recognized as the crude oil, NGL or refined product enters or exits the terminal and is received from or delivered to the connecting carrier or third-party terminal, as applicable. Hub service fees are recognized in the period the natural gas moves across PAA's header system. Fees from NGL fractionation, isomerization services and gas processing services are recognized in the period when the services are performed. Revenues associated with the sale of natural gas are recognized at the time title to the product sold transfers to the purchaser or its designee. In addition, certain agreements require counterparties to throughput a minimum volume over an agreed upon period. Revenue is recognized at the latter of when the volume exits the terminal or when the counterparty's ability to make up the minimum volume has expired.

Purchases and Related Costs

        Purchases and related costs include (i) the cost of crude oil, NGL, natural gas and refined products obtained in outright purchases, (ii) fees incurred for third-party transportation and storage, whether by pipeline, truck, rail, ship or barge, (iii) interest cost attributable to borrowings for inventory stored in a contango market and (iv) performance-related bonus accruals. These costs are recognized when incurred except in the case of products purchased, which are recognized at the time title transfers to us.

Field Operating Costs and General and Administrative Expenses

        Field operating costs consist of various field operating expenses, including fuel and power costs, telecommunications, payroll and benefit costs (including equity compensation expense) for truck drivers and field personnel, third-party trucking transportation costs for our U.S. crude oil operations, maintenance and integrity management costs, regulatory compliance, environmental remediation, insurance, vehicle leases, and property taxes. General and administrative expenses consist primarily of payroll and benefit costs (including equity compensation expense), certain information systems and legal costs, office rent, contract and consultant costs and audit and tax fees.

Foreign Currency Transactions

        Certain of our subsidiaries use the Canadian dollar as their functional currency. Assets and liabilities of subsidiaries with a Canadian dollar functional currency are translated at period-end rates of exchange, and revenues and expenses are translated at average exchange rates prevailing for each month. The resulting translation adjustments are made directly to a separate component of other comprehensive income in Members' Equity reflected on our Consolidated Balance Sheet.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

        Certain of our subsidiaries also enter into transactions and have monetary assets and liabilities that are denominated in a currency other than the entities' respective functional currencies. Gains and losses from the revaluation of foreign currency transactions and monetary assets and liabilities are included in the Consolidated Statements of Operations. The revaluation of foreign currency transactions and monetary assets and liabilities resulted in losses of approximately $2 million for each of the years ended December 31, 2012 and 2011 and a gain of approximately $2 million for the year ended December 31, 2010.

Cash and Cash Equivalents

        Cash and cash equivalents consist of all unrestricted demand deposits and funds invested in highly liquid instruments with original maturities of three months or less and typically exceed federally insured limits. We periodically assess the financial condition of the institutions where these funds are held and believe that our credit risk is minimal. In accordance with our policy, outstanding checks are classified as accounts payable rather than negative cash. As of December 31, 2012 and 2011, accounts payable included approximately $72 million and $58 million, respectively, of outstanding checks that were reclassified from cash and cash equivalents.

Accounts Receivable

        Accounts receivable are primarily from purchasers and shippers of crude oil and, to a lesser extent, purchasers of NGL and natural gas storage. These purchasers include, but are not limited to refineries, producers, marketing and trading companies and financial institutions that are active in the physical and financial commodity markets. The majority of accounts receivable relate to crude oil supply and logistics activities that can generally be described as high volume and low margin activities, in many cases involving exchanges of crude oil volumes.

        To mitigate credit risks related to accounts receivable, we have in place a rigorous credit review process. We closely monitor market conditions to make a determination with respect to the amount, if any, of credit to be extended to any given customer and the form and amount of financial performance assurances we require. Such financial assurances are commonly provided to us in the form of standby letters of credit, parental guarantees or advance cash payments. At December 31, 2012 and 2011, we had received approximately $173 million and $186 million, respectively, of advance cash payments from third parties to mitigate credit risk. In addition, we enter into netting arrangements (contractual agreements that allow us and the counterparty to offset receivables and payables against each other) that cover a significant portion of our transactions and also serve to mitigate credit risk.

        We review all outstanding accounts receivable balances on a monthly basis and record a reserve for amounts that we expect will not be fully recovered. We do not apply actual balances against the reserve until we have exhausted substantially all collection efforts. At December 31, 2012 and 2011, substantially all of our accounts receivable (net of allowance for doubtful accounts) were less than 30 days past their scheduled invoice date. Our allowance for doubtful accounts receivable totaled approximately $4 million and $5 million at December 31, 2012 and 2011, respectively. Although we consider our allowance for doubtful trade accounts receivable to be adequate, actual amounts could vary significantly from estimated amounts.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

Equity Method of Accounting

        Our investments in the following entities are accounted for under the equity method of accounting:

Entity	Type of Operation	Our Ownership Interest
Settoon Towing, LLC	Barge Transportation Services	50%
Eagle Ford Pipeline LLC	Crude Oil Pipeline	50%
White Cliffs Pipeline, L.L.C.	Crude Oil Pipeline	36%
Frontier Pipeline Company	Crude Oil Pipeline	22%
Butte Pipe Line Company	Crude Oil Pipeline	22%

        We do not consolidate any part of the assets or liabilities of our equity investees. Our share of net income or loss is reflected as one line item on our Consolidated Statements of Operations entitled "Equity earnings in unconsolidated entities" and will increase or decrease, as applicable, the carrying value of our investments in unconsolidated entities on the balance sheet. In addition, we include a proportionate share of our equity method investees' unrealized gains and losses in other comprehensive income on our Consolidated Balance Sheet. We also adjust our investment balances in these investees by the like amount. Distributions to PAA will reduce the carrying value of our investments and will be reflected in our Consolidated Statements of Cash Flows in the line item "Equity earnings in unconsolidated entities, net of distributions." In turn, contributions will increase the carrying value of our investments and will be reflected in our Consolidated Statements of Cash Flows in investing activities.

        Formation of Eagle Ford Pipeline LLC.    In August 2012, PAA formed Eagle Ford Pipeline LLC ("EF Pipeline") with Enterprise Products Partners ("Enterprise") for the purpose of developing a crude oil pipeline system in the Eagle Ford Area of South Texas. This system will include a 175-mile crude oil and condensate pipeline, a marine terminal facility and approximately 1.8 million barrels of operational storage capacity across the system. The system is expected to be placed into service during 2013. PAA owns a 50% interest in EF Pipeline and we account for our investment under the equity method of accounting. PAA and Enterprise contributed fixed assets with estimated book values of approximately $134 million and $15 million, respectively. In addition, Enterprise contributed cash of $59 million which PAA received from EF Pipeline in conjunction with the formation. Subsequent to the formation and through December 31, 2012, PAA and Enterprise contributed $75 million each to fund continued development of the pipeline system.

Noncontrolling Interests

        We account for noncontrolling interests in subsidiaries in accordance with FASB guidance specific to noncontrolling interests. FASB guidance requires all entities to report noncontrolling interests in subsidiaries as a component of equity in the consolidated financial statements. Noncontrolling interest represents the portion of assets and liabilities in a consolidated subsidiary that is owned by a third-party. See Note 9 for additional discussion regarding our noncontrolling interests.

Asset Retirement Obligations

        FASB guidance establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including estimates related to (i) the time of the liability recognition,

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

(ii) initial measurement of the liability, (iii) allocation of asset retirement cost to expense, (iv) subsequent measurement of the liability and (v) financial statement disclosures. FASB guidance also requires that the cost for asset retirement should be capitalized as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

        Some of our assets, primarily related to our Transportation and Facilities segments, have contractual or regulatory obligations to perform remediation and, in some instances, dismantlement and removal activities when the assets are abandoned. These obligations include varying levels of activity including disconnecting inactive assets from active assets, cleaning and purging assets, and in some cases, completely removing the assets and returning the land to its original state. These assets have been in existence for many years and with regular maintenance will continue to be in service for many years to come. It is not possible to predict when demand for these transportation or storage services will cease, and we do not believe that such demand will cease for the foreseeable future. Accordingly, we believe the date when these assets will be abandoned is indeterminate. With no reasonably determinable abandonment date, we cannot reasonably estimate the fair value of the associated asset retirement obligations. We will record asset retirement obligations for these assets in the period in which sufficient information becomes available for us to reasonably determine the settlement dates.

        A small portion of our contractual or regulatory obligations is related to assets that are inactive or that we plan to take out of service and, although the ultimate timing and costs to settle these obligations are not known with certainty, we have recorded a reasonable estimate of these obligations. We have estimated that the fair value of these obligations was approximately $31 million and $9 million, respectively, at December 31, 2012 and 2011.

Fair Value Measurements

        Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, which affects the placement of assets and liabilities within the fair value hierarchy levels. The determination of the fair values includes not only the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits and letters of credit) but also the impact of our nonperformance risk on our liabilities. The fair value of our commodity derivatives, interest rate derivatives and foreign currency derivatives includes adjustments for credit risk. Our credit adjustment methodology uses market observable inputs and requires judgment. There were no changes to any of our valuation techniques during the period. See Notes 8 and 10 for further discussion.

Other Significant Accounting Policies

        See the respective footnotes for our accounting policies regarding (i) inventory, linefill, base gas and long-term inventory, (ii) property and equipment, (iii) other assets, (iv) goodwill, (v) derivatives and risk management activities, (vi) income taxes, (vii) equity compensation and (viii) environmental matters.

Recent Accounting Pronouncements

        In March 2013, the FASB issued guidance regarding the release of cumulative translation adjustments into net income when a parent either sells a part or all of its investment in a foreign entity

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. This guidance becomes effective beginning after December 15, 2013. We will adopt this guidance on January 1, 2014. Our adoption is not expected to have a material impact on our financial position, results of operations or cash flows.

        In February 2013, the FASB issued guidance requiring an entity to present either in a single note or parenthetically on the face of the financial statements (i) the amount of significant items reclassified from each component of AOCI and (ii) the income statement line items affected by the reclassification. This guidance became effective for interim and annual periods beginning after December 15, 2012. We adopted this guidance during the first quarter of 2013. Other than requiring additional disclosure, which is retroactively applied and included in Note 10, our adoption did not have an impact on our financial position, results of operations or cash flows.

        In July 2012, the FASB issued guidance intended to simplify the impairment test for indefinite-lived intangible assets other than goodwill by giving entities the option to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. The results of the qualitative assessment would be used as a basis in determining whether it is necessary to perform the two-step quantitative impairment testing. An entity can choose to perform the qualitative assessment on none, some or all of its indefinite-lived intangible assets, or may bypass the qualitative assessment and proceed directly to the quantitative impairment test. This guidance will be effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted in certain circumstances. We adopted this guidance on January 1, 2013. Our adoption did not have a material impact on our financial position, results of operations or cash flows.

        In December 2011, the FASB issued an accounting standard update that will require disclosure of information to help reconcile differences in the offsetting requirements for assets and liabilities under GAAP and IFRS. Under this new guidance, entities are required to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. Entities will need to provide the following enhanced disclosures for both assets and liabilities within the scope of the new standard: (i) the gross amounts of those recognized assets and those recognized liabilities; (ii) the amounts offset to determine the net amounts presented in the statement of financial position; (iii) the net amounts presented in the statement of financial position; (iv) the amounts subject to an enforceable master netting arrangement or similar agreement not otherwise included in (ii); and (v) the net amount after deducting the amounts in (iv) from the amounts in (iii). The standard affects all entities with balances presented on a net basis in the financial statements, derivative assets and derivative liabilities, repurchase agreements, and financial assets and financial liabilities executed under a master netting or similar arrangement. Accordingly, the adoption of this guidance is not expected to have a material impact on our financial position as this standard only impacts the presentation of such financial information. This guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. We adopted this guidance on January 1, 2013. Other than requiring additional disclosure, which is retroactively applied and included in Note 10, our adoption did not have an impact on our financial position, results of operations or cash flows.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Summary of Significant Accounting Policies (Continued)

        In September 2011, the FASB issued guidance with the purpose of simplifying the goodwill impairment test by permitting entities to perform a qualitative assessment to determine whether further impairment testing is necessary. If qualitative factors indicate that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, an entity need not perform the two-step goodwill impairment test. This guidance became effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted this guidance on January 1, 2012; however, we did not elect to apply the qualitative assessment during our 2012 goodwill impairment test. Our adoption did not have a material impact on our financial position, results of operations or cash flows.

        In June 2011, the FASB issued guidance regarding the presentation of other comprehensive income, which was later amended in December 2011, with the purpose of increasing the prominence of other comprehensive income in financial statements. This guidance, as amended, requires entities to present comprehensive income in either (i) a single continuous statement of comprehensive income or (ii) two separate but consecutive statements. This guidance became effective for interim and annual periods beginning after December 15, 2011. We adopted the guidance, as amended, on January 1, 2012 with no material impact to our financial position, results of operations or cash flows. In December 2012, the FASB further amended this guidance requiring an entity to present either in a single note or parenthetically on the face of the financial statements the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. If a component is not required to be reclassified to net income in its entirety, an entity is to instead cross-reference to the related footnote for additional information. This guidance becomes effective for interim and annual periods beginning after December 15, 2012. We adopted this guidance on January 1, 2013. Since this guidance only impacts the presentation of comprehensive income and does not change the composition or calculation of such financial information, adoption of this guidance is not expected to have a material impact on our financial position, results of operations or cash flows.

        In May 2011, the FASB issued guidance to amend certain fair value measurement and disclosure requirements in an effort to improve consistency with international reporting standards. The amendments generally clarify that the concepts of highest and best use and valuation premise in fair value measurement are relevant only when measuring the fair value of non-financial assets and are not relevant when measuring the fair value of financial assets or of liabilities. In addition, the guidance expanded disclosure requirements associated with (i) unobservable inputs for Level 3 fair value measurements and (ii) items that are not measured at fair value in the financial statements, but for which fair value is required to be disclosed. This guidance became effective prospectively for interim and annual reporting periods beginning after December 15, 2011. We adopted this guidance on January 1, 2012. Other than requiring additional disclosure, which is included in Note 8 and Note 10, our adoption did not have a material impact on our financial position, results of operations or cash flows.

Note 3—Acquisitions and Dispositions

        The following acquisitions were accounted for using the acquisition method of accounting and the determination of the fair value of the assets and liabilities acquired has been estimated in accordance with the applicable accounting guidance.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Acquisitions and Dispositions (Continued)

2012 Acquisitions

BP NGL Acquisition

        On April 1, 2012, PAA acquired all of the outstanding shares of BP Canada Energy Company ("BPCEC"), a wholly owned subsidiary of BP Corporation North America Inc. ("BP North America") from Amoco Canada International Holdings B.V. (the "Seller"). Total consideration for this acquisition (referred to herein as the "BP NGL Acquisition"), which was based on an October 1, 2011 effective date, was approximately $1.68 billion in cash, including $17 million of imputed interest, subject to working capital and other adjustments.

        Upon completion of this acquisition, PAA became the indirect owner of all of BP North America's Canadian-based NGL business and certain of BP North America's NGL assets located in the upper-Midwest United States (collectively the "BP NGL Assets"). The BP NGL Assets acquired include varying ownership interests and contractual rights relating to approximately 2,600 miles of NGL pipelines (including mileage supporting the NGL facilities assets); approximately 13 million barrels of net usable NGL storage capacity; seven fractionation plants with annualized NGL fractionation volumes of over 100,000 barrels per day; four straddle plants and two field gas processing plants with an aggregate net capacity of approximately six Bcf per day; and long-term and seasonal NGL inventories of approximately 8 million barrels upon closing. The acquired business also includes various third-party supply contracts at other field gas processing plants and a supply contract relating to a third-party owned straddle plant with throughput capacity of 2.5 Bcf per day, shipping arrangements on third-party NGL pipelines and long-term leases on 720 rail cars used to move product among various locations. PAA has also entered into an Integrated Supply and Trading Agreement, pursuant to which an affiliate of BP North America will, for a period of two years following the closing of the acquisition, continue to provide sourcing services for gas supply to feed certain of the straddle plants acquired as a result of the acquisition. The determination of the fair value of the assets and liabilities acquired is as follows (in millions):

Description	Amount	Average Depreciable Life (in years)
Working capital	$241	N/A
Property and equipment	1,081	5 - 70
Linefill	85	N/A
Long-term inventory	165	N/A
Intangible assets (contract)	130	13
Goodwill	236	N/A
Deferred tax liability	(236)	N/A
Environmental liability	(14)	N/A
Other long-term liabilities	(5)	N/A

Total	$1,683

        The purchase price was equal to the fair value of the net tangible and intangible assets acquired, excluding the resulting deferred tax liability and goodwill. The deferred tax liability is determined by the difference between the fair value of the acquired assets and liabilities and the tax basis for those

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Acquisitions and Dispositions (Continued)

assets and liabilities. The resulting liability gives rise to an equal and offsetting goodwill balance for this transaction.

        Intangible assets above consist of a contract with a 13 year life. Amortization of this contract under the declining balance method was approximately $41 million during the year ended December 31, 2012 and the future amortization is estimated as follows:

2013	$30
2014	$10
2015	$8
2016	$7
2017	$6

        The BP NGL Acquisition was pre-funded through various means, including the issuance of PAA common units and senior notes in March 2012 for net proceeds of approximately $1.69 billion. During the year ended December 31, 2012, we incurred approximately $13 million of acquisition-related costs associated with the BP NGL Acquisition. Such costs are reflected as a component of "General and administrative expenses" in our Consolidated Statement of Operations.

USD Rail Terminal Acquisition

        On December 12, 2012, PAA completed a transaction with U.S. Development Group (referred to herein as the "USD Rail Terminal Acquisition") for an aggregate consideration of approximately $503 million, paid in cash. Through the USD Rail Terminal Acquisition, PAA acquired four operating crude oil rail terminals and one terminal under development. The assets acquired include three crude oil rail loading terminals located in the Eagle Ford, Bakken and Niobrara producing regions with an aggregate daily loading capacity of approximately 75,000 barrels per day, a rail unloading terminal at St. James, Louisiana with capacity of approximately 140,000 barrels per day and a project to construct a crude oil unloading terminal near Bakersfield, California. The preliminary determination of the fair value of the assets and liabilities acquired is approximately $1 million of working capital, $76 million of property and equipment and $426 million of goodwill. The determination of the fair value of the assets and liabilities acquired is preliminary pending completion of internal valuation procedures. The goodwill arising from the USD Rail Terminal Acquisition represents anticipated opportunities to generate future cash flows from the rail facilities by utilizing them to reduce capacity constraints in certain geographic market areas.

Other 2012 Acquisitions

        During the year ended December 31, 2012, PAA completed several additional acquisitions for an aggregate consideration of approximately $150 million. The assets acquired primarily included crude oil and condensate gathering pipelines, a truck unloading terminal and trailers that are utilized in the Transportation segment, and terminal facilities included in the Facilities segment. We recognized goodwill of approximately $10 million related to these acquisitions.

Pro Forma Results

        Disclosure of the revenues and earnings from the BP NGL Acquisition, USD Rail Terminal Acquisition and other 2012 acquisitions in our results for the year ended December 31, 2012 is not

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Acquisitions and Dispositions (Continued)

practicable as they are not being operated as standalone subsidiaries. Selected unaudited pro forma results of operations for the years ended December 31, 2012 and 2011, assuming our 2012 acquisitions had occurred on January 1, 2011, are presented below (in millions, except per unit amounts):

	Year Ended December 31,
	2012	2011
Total revenues	$38,729	$37,493
Net income attributable to GP LLC	$3	$2

2011 Acquisitions

Southern Pines Acquisition

        On February 9, 2011, PNG acquired 100% of the equity interests in SG Resources from SGR Holdings, L.L.C. (the "Southern Pines Acquisition") for an aggregate purchase price of approximately $765 million in cash (approximately $750 million, net of cash and other working capital acquired). The purchase price included the release of restricted cash of approximately $20 million held in escrow prior to the closing of the acquisition. The primary asset of SG Resources is the Southern Pines Energy Center ("Southern Pines"), a FERC-regulated, salt-cavern natural gas storage facility located in Greene County, Mississippi. In connection with this acquisition, PNG obtained financing through a private placement of PNG common units to third-party purchasers and to PAA. See Note 9 for further discussion.

        The fair value of assets acquired and liabilities assumed was as follows (in millions):

Description	Amount	Average Depreciable Life (in years)
Inventory	$14	N/A
Property and equipment	340	5 - 70
Base gas	3	N/A
Other working capital (including approximately $13 million of cash acquired)	15	N/A
Intangible assets	92	2 - 10
Goodwill	301	N/A

Total	$765

        The allocation of fair value to intangible assets above is comprised of a tax abatement valued at approximately $15 million and contracts valued at approximately $77 million, which have lives ranging from 2 to 10 years. Amortization of customer contracts under the declining balance method of amortization was approximately $14 million and $13 million for the years ended December 31, 2012 and 2011, respectively, and is estimated to be approximately $13 million, $11 million and $8 million for the years ending December 31, 2013, 2014 and 2015, respectively. Goodwill or indefinite lived intangible assets will not be subject to depreciation or amortization, but will be subject to periodic impairment testing and, if necessary, will be written down to fair value should circumstances warrant.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Acquisitions and Dispositions (Continued)

        Several factors contributed to a purchase price in excess of the fair value of the net tangible and intangible assets acquired. Such factors included the strategic location of the Southern Pines facility, the limited alternative locations and the extended lead times required to develop and construct such facility, along with its operational flexibility, organic expansion capabilities and synergies anticipated to be obtained from combining Southern Pines with our existing asset base. This acquisition is reflected in the Facilities segment.

        Also in connection with the Southern Pines Acquisition, PNG became the owner, with the ability to remarket in the future, and ultimate obligor of the $100,000,000 Mississippi Business Finance Corporation Gulf Opportunity Zone Industrial Development Revenue Bonds (SG Resources Mississippi, LLC Project), Series 2009 and the $100,000,000 Mississippi Business Finance Corporation Gulf Opportunity Zone Industrial Development Revenue Bonds (SG Resources Mississippi, LLC Project), Series 2010 (collectively, the "GO Bonds"). These GO Bonds were originally issued to fund the expansion of the Southern Pines facility. PNG remarketed the GO Bonds in August 2011.

        In May 2011, PNG entered into an agreement with the former owners of SG Resources with respect to certain outstanding issues and purchase price adjustments as well as the distribution of the remaining 5% of the purchase price that was escrowed at closing (totaling $37 million). Pursuant to this agreement, PNG received approximately $10 million and the balance was remitted to the former owners. Funds received by PNG have been and will continue to be used to fund anticipated facility development and other related costs identified subsequent to closing. Approximately $3 million of capital expenditures were incurred related to matters covered by the agreement through December 31, 2012. Remaining amounts, included as a component of accounts payable and accrued liabilities as of December 31, 2012, will be utilized to offset applicable cavern development expenditures as incurred. Any remaining amounts upon completion of applicable cavern development procedures will reduce goodwill. Additionally, as part of this agreement, the parties executed releases of any existing and future claims, subject to customary carve-outs.

Other 2011 Acquisitions

        Western Acquisition.    On December 29, 2011, PAA completed two transactions with Western Refining for a combined consideration of approximately $220 million in cash. Through the first transaction, PAA acquired crude oil, refined products and NGL storage and the associated manifold and pumping equipment located at Western's Yorktown, Virginia refinery site, which PAA will operate as a terminal, as well as certain intangible assets. The second transaction included an 82-mile, 16-inch segment of pipeline that originates in Chaves County, New Mexico and connects into PAA's Basin Pipeline system at Jal, New Mexico. The transaction includes associated tankage, piping and other related assets at the Lynch and Jal Stations.

        Gardendale Gathering System Acquisition.    On November 29, 2011, PAA completed the acquisition of 100% of the member interests in Velocity from Velocity Midstream Partners, LLC for an aggregate consideration of approximately $349 million in cash. The assets acquired included approximately 120 miles of crude oil and condensate gathering and transportation pipelines (the "Gardendale Gathering System") in the Eagle Ford Shale. We recognized goodwill of approximately $155 million associated with this acquisition, which was primarily related to the potential incremental income from anticipated growth projects.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Acquisitions and Dispositions (Continued)

        Additional 2011 Acquisitions.    During 2011, PAA completed six additional acquisitions for an aggregate consideration of approximately $20 million. These acquisitions included propane storage and terminal facilities included in the Facilities segment, a trucking business included in the Transportation segment as well as the right to ship on third-party pipelines, the revenues of which are included in the Supply and Logistics segment.

        The determination of fair value of assets acquired and liabilities assumed for all other acquisitions completed during 2011, including the Western and Gardendale Gathering System acquisitions, is as follows (in millions):

Description	Amount
Inventory	$2
Linefill	2
Property and equipment	280
Other working capital, net of cash acquired	(6)
Intangible assets	142
Environmental liability	(9)
Goodwill	178

Total	$589

2010 Acquisitions

        Nexen Acquisition.    On December 30, 2010, PAA acquired from Nexen Holdings U.S.A. Inc. entities that hold crude oil gathering and transportation assets that primarily service Bakken area producers. The aggregate consideration of approximately $229 million was paid in cash and included approximately $170 million for the business and physical assets and approximately $59 million for approximately 460,000 barrels of inventory and other working capital adjustments. The assets are primarily located in Northwestern North Dakota and Northeastern Montana and include (i) a lease gathering business, (ii) the Robinson Lake pipeline, a FERC-regulated 20-mile, 8-inch pipeline, (iii) eight truck terminals and (iv) various other contractual rights. These assets are included in the Transportation and Supply and Logistics segments. We recognized goodwill of approximately $83 million associated with this acquisition.

        Other 2010 Acquisitions.    During 2010, PAA completed five additional acquisitions for aggregate consideration of approximately $178 million. These acquisitions included (i) a 34% interest in White Cliffs that is reflected in the Transportation segment, (ii) an additional 11% interest in Capline pipeline that is reflected in the Transportation segment and (iii) various other assets reflected in both the Transportation and Facilities segments. We did not recognize any goodwill for these acquisitions.

Dispositions

        During 2012, 2011 and 2010, PAA sold various property and equipment for proceeds totaling approximately $22 million, $12 million and $3 million, respectively. A gain of approximately $6 million, a loss of approximately $6 million and a gain of less than $1 million were recognized in 2012, 2011 and 2010, respectively, related to these sales. In February 2013, PAA signed a definitive agreement to sell certain refined products pipeline systems and related assets included in our Transporation segment. At

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Acquisitions and Dispositions (Continued)

December 31, 2012, these assets were classified as held for sale on our consolidated balance sheets (in "Other current assets"). A portion of this transaction closed in July 2013 and the balance is expected to close during the fourth quarter of 2013, subject to the satisfaction of customary closing conditions.

Note 4—Inventory, Linefill, Base Gas and Long-term Inventory

        Inventory primarily consists of crude oil, NGL and natural gas in pipelines, storage facilities and railcars that are valued at the lower of cost or market, with cost determined using an average cost method within specific inventory pools. At the end of each reporting period, we assess the carrying value of our inventory and make any adjustments necessary to reduce the carrying value to the applicable net realizable value. During 2012, we recorded non-cash charges of approximately $128 million related to the writedown of our crude oil and NGL inventory due to declines in prices during the period. As of December 31, 2012, a majority of the inventory subject to writedown has been liquidated and the applicable derivative instruments have been settled. The recognition of this adjustment, which is a component of "Purchases and related costs" in our accompanying Consolidated Statement of Operations, was substantially offset by the recognition of gains on derivative instruments being utilized to hedge the future sales of our crude oil and NGL inventory. Substantially all of such gains were recorded to "Supply and Logistics segment revenues" in our Consolidated Statement of Operations. See Note 10 for discussion of our derivative and risk management activities. We did not recognize material writedowns of inventory during 2011 and 2010.

        Linefill, base gas and minimum working inventory requirements in assets we own are recorded at historical cost and consist of crude oil, NGL and natural gas. We classify as linefill or base gas (i) our proportionate share of barrels used to fill a pipeline that we own such that when an incremental barrel is pumped into or enters a pipeline it forces product out at another location, (ii) barrels that represent the minimum working requirements in tanks that we own and (iii) natural gas required to maintain the minimum operating pressure of natural gas storage facilities we own. During 2012, 2011 and 2010, we recorded gains of approximately $19 million, $21 million and $21 million, respectively, on the sale of pipeline linefill for proceeds of approximately $65 million, $56 million and $72 million, respectively.

        Minimum working inventory requirements in third-party assets and other working inventory in our assets that is needed for our commercial operations are included within specific inventory pools in inventory (a current asset) in determining the average cost of operating inventory. At the end of each period, we reclassify the inventory not expected to be liquidated within the succeeding twelve months out of inventory, at the average cost of the applicable inventory pools, and into long-term inventory, which is reflected as a separate line item in "Other assets" on our Consolidated Balance Sheet.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4—Inventory, Linefill, Base Gas and Long-term Inventory (Continued)

        Inventory, linefill, base gas and long-term inventory consisted of the following (barrels in thousands, natural gas volumes in thousands and carrying value in millions):

	December 31, 2012				December 31, 2011
	Volumes	Unit of Measure	Carrying Value	Price/ Unit(1)	Volumes	Unit of Measure	Carrying Value	Price/ Unit(1)
Inventory
Crude oil	9,492	barrels	$737	$77.64	5,361	barrels	$483	$90.10
NGL	9,472	barrels	388	$40.96	6,885	barrels	438	$63.62
Natural gas(2)	20,374	Mcf	60	$2.94	16,170	Mcf	51	$3.15
Other	N/A		24	N/A	N/A		6	N/A

Inventory subtotal			1,209				978

Linefill and base gas
Crude oil	9,919	barrels	583	$58.78	9,366	barrels	514	$54.88
NGL	1,400	barrels	70	$50.00	31	barrels	2	$64.52
Natural gas(2)	15,755	Mcf	54	$3.43	14,105	Mcf	48	$3.40

Linefill and base gas subtotal			707				564

Long-term inventory
Crude oil	1,962	barrels	149	$75.94	1,714	barrels	127	$74.10
NGL	3,238	barrels	125	$38.60	150	barrels	8	$53.33

Long-term inventory subtotal			274				135

Total			$2,190				$1,677

(1)
Price per unit of measure represents a weighted average associated with various grades, qualities and locations. Accordingly, these prices may not coincide with any published benchmarks for such products.

(2)
The volumetric ratio of Mcf of natural gas to crude Btu equivalent is 6:1; thus, natural gas volumes can be approximately converted to barrels by dividing by 6.

Note 5—Property and Equipment

        In accordance with our capitalization policy, costs associated with acquisitions and improvements that expand our existing capacity, including related interest costs, are capitalized. For the years ended December 31, 2012, 2011 and 2010, capitalized interest was $36 million, $25 million and $16 million, respectively. We also capitalize expenditures for the replacement of partially or fully depreciated assets in order to maintain the service capability, level of production and/or functionality of our existing assets. Repair and maintenance expenditures incurred in order to maintain the day to day operation of our existing assets are expensed as incurred.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Property and Equipment (Continued)

        Property and equipment, net is stated at cost and consisted of the following (in millions):

		December 31,
	Estimated Useful Lives (Years)
		2012	2011
Pipelines and related facilities	10 - 70	$5,346	$4,508
Storage, terminal and rail facilities	30 - 70	4,354	3,385
Trucking equipment and other	3 - 15	136	110
Construction in progress	—	910	693
Office property and equipment	2 - 50	111	99
Land and other	N/A	326	275

		11,183	9,070
Accumulated depreciation		(1,519)	(1,307)

Property and equipment, net		$9,664	$7,763

        Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was approximately $222 million, $196 million and $235 million, respectively.

        We calculate our depreciation using the straight-line method, based on estimated useful lives and salvage values of our assets. During 2011 and 2010, we extended the depreciable lives of several of our crude oil and other storage facilities and pipeline systems based on a review to assess the useful lives of our property and equipment and to adjust those lives, if appropriate, to reflect current expectations given actual experience and current technology. These depreciable life extensions have reduced depreciation expense prospectively as various phases of the review were completed. For the years ended December 31, 2012, 2011 and 2010, these extensions reduced depreciation expense by $73 million (incrementally $13 million more than the previous year), $60 million (incrementally $37 million more than the previous year) and $23 million, respectively.

        We also classify gains and losses on sales of assets and asset impairments as a component of "Depreciation and amortization" in our Consolidated Statements of Operations. During the years ended 2012, 2011 and 2010, we recognized gains of approximately $6 million, losses of approximately $6 million and a gain of less than $1 million, respectively, on disposition of certain assets. See "Impairment of Long-Lived Assets" below for a discussion of our policy for the recognition of asset impairments.

Impairment of Long-Lived Assets

        Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written down to estimated fair value in accordance with FASB guidance with respect to the accounting for the impairment or disposal of long-lived assets. Under this guidance, a long-lived asset is tested for impairment when events or circumstances indicate that its carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset is recognized.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Property and Equipment (Continued)

        We periodically evaluate property and equipment and other long-lived assets for impairment when events or circumstances indicate that the carrying value of these assets may not be recoverable. The evaluation is highly dependent on the underlying assumptions of related cash flows. The subjective assumptions used to determine the existence of an impairment in carrying value include:

  •
  whether there is an indication of impairment;

  •
  the grouping of assets;

  •
  the intention of "holding," "abandoning" or "selling" an asset;

  •
  the forecast of undiscounted expected future cash flow over the asset's estimated useful life; and

  •
  if an impairment exists, the fair value of the asset or asset group.

        During the year ended 2012, we recognized losses on impairments of long-lived assets of approximately $168 million, primarily related to PAA's Pier 400 terminal project and the anticipated sale of certain refined products pipeline systems and related assets. The Pier 400 project, which was acquired in late 2006 by virtue of the merger with Pacific Energy Partners, involved the development of a deepwater petroleum import terminal at Pier 400 and Terminal Island in the Port of Los Angeles to handle marine receipts of crude oil and refinery feedstock. During the third quarter of 2012, PAA decided not to proceed with the development of this project. A number of factors contributed to the uncertainties with respect to financial returns and the determination not to proceed with the project, including project delays, the economic downturn, regulatory and permitting hurdles, a challenging refining environment in California and an industry shift in the outlook for availability of domestic crude oil. We assessed the recoverability of these long-lived assets and, where necessary, performed further analysis based on a projected discounted cash flow methodology. As a result of this impairment review, we wrote off a substantial portion of the carrying amount of these long-lived assets, except for the portion that we anticipate we will recover. These project assets were included in the Facilities segment.

        During the fourth quarter of 2012, we recognized a loss on impairment as a result of PAA's decision to sell certain refined products pipeline systems and related assets included in the Transportation segment. At December 31, 2012, these assets were classified as held for sale on our Consolidated Balance Sheet (in "Other current assets"). In accordance with GAAP, we wrote their book value down to their expected sales price. In February 2013, PAA signed a definitive agreement to sell these systems and related assets. A portion of this transaction closed in July 2013 and the balance is expected to close during the fourth quarter of 2013, subject to satisfaction of customary closing conditions. During 2011 and 2010, impairments of approximately $5 million and $13 million, respectively, were recognized related predominately to assets that were taken out of service. These assets did not support spending the capital necessary to continue service and, in most instances, we utilized other assets to handle these activities.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Other Assets, Net

        Other assets, net of accumulated amortization, consist of the following (in millions):

	December 31,
	2012	2011
Debt issue costs	$70	$54
Fair value of derivative instruments	10	20
Intangible assets	642	498
Other	54	59

	776	631
Accumulated amortization	(189)	(84)

	$587	$547

        Costs incurred in connection with the issuance of long-term debt and amendments to our credit facilities are capitalized and amortized using the straight-line method over the term of the related debt. Use of the straight-line method does not differ materially from the "effective interest" method of amortization. Fully amortized debt issue costs and the related accumulated amortization are written off in conjunction with the refinancing or termination of the applicable debt arrangement. We capitalized debt issue costs of approximately $21 million and $18 million in 2012 and 2011, respectively. Approximately $5 million and $11 million of gross debt issue costs primarily related to the restructuring of credit facilities were removed from our Consolidated Balance Sheet during 2012 and 2011, respectively.

        Amortization expense related to other assets (including finite-lived intangible assets) for the three years ended December 31, 2012, 2011 and 2010 was approximately $110 million, $44 million and $22 million, respectively. Our amortization expense for finite-lived intangible assets for the years ended December 31, 2012, 2011 and 2010 was approximately $101 million, $36 million and $14 million, respectively.

        Intangible assets that have finite lives are tested for impairment when events or circumstances indicate that the carrying value may not be recoverable. Our intangible assets that have finite lives consist of the following (in millions):

		December 31, 2012			December 31, 2011
	Estimated Useful Lives (Years)	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Customer contracts and relationships	1 - 20	$558	$(157)	$401	$426	$(61)	$365
Property tax abatement	7 - 13	38	(10)	28	38	(6)	32
Other agreements	25 - 70	38	(2)	36	26	(1)	25
Emission reduction credits(1)	N/A	8	—	8	8	—	8

		$642	$(169)	$473	$498	$(68)	$430

(1)
Emission reduction credits are finite-lived and are subject to surrender in exchange for environmental permits.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Other Assets, Net (Continued)

        We estimate that our amortization expense related to finite-lived intangible assets for the next five years will be as follows (in millions):

2013	$78
2014	$53
2015	$48
2016	$42
2017	$40

Note 7—Goodwill

        Goodwill represents the future economic benefits arising from assets acquired in a business combination that are not individually identified and separately recognized.

        In accordance with FASB guidance, we test goodwill at least annually (as of June 30) and on an interim basis if a triggering event occurs, such as an adverse change in business climate, to determine whether an impairment has occurred. Goodwill is tested for impairment at a level of reporting referred to as a reporting unit. A reporting unit is an operating segment or one level below an operating segment for which discrete financial information is available and regularly reviewed by segment management. Our reporting units are our operating segments. FASB guidance requires a two-step, quantitative approach to testing goodwill for impairment; however, we may first assess certain qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment test. We did not elect to apply this qualitative assessment during our 2012 annual goodwill impairment test, but proceeded directly to the two-step, quantitative test. In Step 1, we compare the fair value of the reporting unit with the respective book values, including goodwill, by using an income approach based on a discounted cash flow analysis. This approach requires us to make long-term forecasts of future revenues, expenses and other expenditures. Those forecasts require the use of various assumptions and estimates, the most significant of which are net revenues (total revenues less purchases and related costs), operating expenses, general and administrative expenses and the weighted average cost of capital. Fair value of the reporting units is determined using significant unobservable inputs, or level 3 inputs in the fair value hierarchy. When the fair value is greater than book value, then the reporting unit's goodwill is not considered impaired. If the book value is greater than fair value, then we proceed to Step 2. In Step 2, we compare the implied fair value of the reporting unit's goodwill with the book value. A goodwill impairment loss is recognized if the carrying amount exceeds its fair value.

        Through Step 1 of our annual testing of goodwill for potential impairment, which also includes a sensitivity analysis regarding the excess of our reporting unit's fair value over book value, we determined that the fair value of each reporting unit was substantially greater than its respective book value, and therefore goodwill was not considered impaired. We will continue to monitor various potential indicators (including the financial markets) to determine if a triggering event occurs and will perform another goodwill impairment analysis if necessary.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7—Goodwill (Continued)

        The table below reflects our goodwill by segment and changes during the periods presented (in millions):

	Transportation	Facilities	Supply and Logistics	Total
Balance at December 31, 2010	$640	$308	$428	$1,376

2011 Goodwill Related Activity:
Southern Pines Acquisition(1)	—	301	—	301
Gardendale Gathering System Acquisition(1)	155	—	—	155
Foreign currency translation adjustments	(5)	—	(1)	(6)
Purchase price accounting adjustments and other(1)	28	—	—	28

Balance at December 31, 2011	$818	$609	$427	$1,854

2012 Goodwill Related Activity:
BP NGL Acquisition(1)	72	136	28	236
USD Rail Terminal Acquisition(1)	—	426	—	426
Other acquisitions(1)	10	—	—	10
Foreign currency translation adjustments	5	—	2	7
Purchase price accounting adjustments and other(1)	(8)	—	10	2

Balance at December 31, 2012	$897	$1,171	$467	$2,535

(1)
Goodwill is recorded at the acquisition date based on a preliminary fair value determination. This preliminary goodwill balance may be adjusted when the fair value determination is finalized. See Note 3 for additional discussion of our acquisitions.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Debt

        Debt consisted of the following (in millions):

	December 31, 2012	December 31, 2011
SHORT-TERM DEBT
Credit Facilities(1):
PAA senior secured hedged inventory facility, bearing a weighted-average interest rate of 1.6% and 1.5% at December 31, 2012 and December 31, 2011, respectively	$665	$75
PAA senior unsecured revolving credit facility, bearing a weighted-average interest rate of 2.4% and 1.6% at December 31, 2012 and December 31, 2011, respectively(2)	92	32
AAP senior secured revolving credit facility, bearing a weighted-average interest rate of 1.3% at December 31, 2011	—	7
PNG senior unsecured revolving credit facility, bearing a weighted-average interest rate of 2.1% at both December 31, 2012 and December 31, 2011(3)	77	68
5.63% senior notes due December 2013(4)	250	—
4.25% senior notes due September 2012(5)	—	500
Other	2	4

Total short-term debt	1,086	686
LONG-TERM DEBT
Senior Notes:
5.63% senior notes due December 2013(4)	—	250
5.25% senior notes due June 2015	150	150
3.95% senior notes due September 2015	400	400
5.88% senior notes due August 2016	175	175
6.13% senior notes due January 2017	400	400
6.50% senior notes due May 2018	600	600
8.75% senior notes due May 2019	350	350
5.75% senior notes due January 2020	500	500
5.00% senior notes due February 2021	600	600
3.65% senior notes due June 2022	750	—
2.85% senior notes due January 2023	400	—
6.70% senior notes due May 2036	250	250
6.65% senior notes due January 2037	600	600
5.15% senior notes due June 2042	500	—
4.30% senior notes due January 2043	350	—
Unamortized discounts	(15)	(13)

Senior notes, net of unamortized discounts	6,010	4,262

Credit Facilities and Other:
AAP term loan, bearing a weighted-average interest rate of 1.8% and 1.3% at December 31, 2012 and December 31, 2011, respectively	200	200
PNG senior unsecured revolving credit facility, bearing a weighted-average interest rate of 2.1% at both December 31, 2012 and December 31, 2011(3)	105	54
PNG GO Bond term loans, bearing a weighted-average interest rate of 1.5% at both December 31, 2012 and December 31, 2011	200	200
Other	5	4

Total long-term debt	6,520	4,720

Total debt(2)(3)(6)	$7,606	$5,406

(1)
During 2012 and 2011, we renewed, extended or refinanced our principal bank credit facilities, including PNG's credit facility. See "Credit Facilities" below for further discussion.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Debt (Continued)

(2)
PAA classifies as short-term certain borrowings under the PAA senior unsecured revolving credit facility. These borrowings are primarily designated as working capital borrowings, must be repaid within one year and are primarily for hedged NGL and crude oil inventory and NYMEX and ICE margin deposits.

(3)
PNG classifies as short-term debt any borrowings under the PNG senior unsecured revolving credit facility that have been designated as working capital borrowings and must be repaid within one year. Such borrowings are primarily related to a portion of PNG's hedged natural gas inventory.

(4)
PAA's $250 million 5.63% senior notes will mature in December 2013 and are thus classified as short-term at December 31, 2012.

(5)
PAA's $500 million 4.25% senior notes matured in September 2012 and were repaid with proceeds from its credit facilities. The proceeds from the issuance of these senior notes were used to supplement capital available from PAA's hedged inventory facility, to fund working capital needs associated with base levels of waterborne cargos and for seasonal NGL inventory requirements. After the maturity of these senior notes, PAA is now using its expanded credit facilities for such purposes.

(6)
PAA's fixed-rate senior notes (including current maturities) had a face value of approximately $6.3 billion and $4.8 billion as of December 31, 2012 and 2011, respectively. We estimated the aggregate fair value of these notes as of December 31, 2012 and 2011 to be approximately $7.3 billion and $5.4 billion, respectively. PAA's fixed-rate senior notes are traded among institutions, and these trades are routinely published by a reporting service. Our determination of fair value is based on reported trading activity near year end. We estimate that the carrying value of outstanding borrowings under our credit facilities and agreements approximates fair value as interest rates reflect current market rates. The fair value estimates for both our senior notes and credit facilities are based upon observable market data and are classified within Level 2 of the fair value hierarchy.

Credit Facilities

        PAA senior secured hedged inventory facility.    In June 2012, PAA amended its senior secured hedged inventory facility which, among other things, increased the committed borrowing capacity from $850 million to $1.4 billion, of which $400 million (an increase from $250 million under the original facility) is available for the issuance of letters of credit. Subject to obtaining additional or increased lender commitments, the committed amount of the facility may be increased to $1.9 billion. The amendment also extended the maturity date of the facility by one year to August 2014 and provides for one or more one-year extensions, subject to applicable approval. Proceeds from the facility are being used to finance purchased or stored hedged inventory. Obligations under the committed facility are secured by the financed inventory and the associated accounts receivable and will be repaid from the proceeds of the sale of the financed inventory. Borrowings accrue interest based, at PAA's election, on either the Eurocurrency Rate or the Base Rate, in each case plus a margin based on PAA's credit rating at the applicable time. Amounts outstanding under this facility were approximately $665 million and $75 million at December 31, 2012 and December 31, 2011, respectively.

        AAP senior secured credit agreement.    In June 2012, AAP amended its credit agreement, consisting of a five-year, $200 million term loan facility and a five-year revolving credit facility, to, among other things, increase the aggregate amount of revolving credit facility commitments from $15 million to $25 million and extend the maturity date of the term loan and revolving credit facility from January 2013 to June 2017. In March 2011, AAP entered into an agreement to increase its revolving credit facility from $5 million to $15 million.

        We pay a quarterly commitment fee on the AAP revolver that is based on AAP's Consolidated Indebtedness to Consolidated EBITDA ratio ("Leverage Ratio"), as defined in the credit agreement. The commitment fee can range from 0.25% to 0.35% and is payable on the daily average unused

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Debt (Continued)

amount of the revolver. Amounts outstanding under the revolver and term loan bear interest at an annual rate as follows: (i) for Loans comprising each ABR Borrowing, a fluctuating rate equal to the Alternate Base Rate (the greater of (a) the Base Rate, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) the LIBOR in effect on such day for a deposit in dollars with a maturity of one month, plus 1% per annum) plus the Applicable Rate for ABR Loans (ranging from 0.625% to 1.25%, as determined by AAP's Leverage Ratio) and (ii) for Loans comprising each Eurodollar Borrowing, equal to the LIBOR for the interest period in effect for such Borrowing plus the Applicable Rate for Eurodollar Loans (ranging from 1.625% to 2.25%, as determined by AAP's Leverage Ratio). After giving effect to AAP's interest rate swap, the average borrowing rate was approximately 3.4% and 3.1% for the years ended December 31, 2012 and 2011, respectively. See Note 10 for information regarding AAP's interest rate swap.

        PNG senior unsecured credit agreement.    In June 2012, PNG partially exercised the accordion feature of its original senior unsecured credit agreement and increased from $250 million to $350 million the aggregate amount of revolving credit facility commitments. Also in June 2012, PNG amended this credit agreement to, among other things, provide for the further increase of the committed amount to $550 million, subject to obtaining additional or increased lender commitments. The amendment also provides for one or more one-year extensions of the revolving credit facility maturity date of August 2016 and the GO Bond mandatory put date of its two $100 million GO Bond term loans, as defined in such amendment, in each case subject to lender approvals. PNG's revolving credit facility includes the ability to issue letters of credit. Borrowings under the revolving credit facility accrue interest, at PNG's election, on either the Eurodollar Rate or the Base Rate, in each case plus an applicable margin. The GO Bond term loans accrue interest in accordance with the interest payable on the related GO Bonds purchased with respect thereto as provided in such GO Bonds and the GO Bonds Indenture pursuant to which such GO Bonds are issued and governed. Amounts outstanding under the credit agreement were approximately $382 million and $322 million at December 31, 2012 and December 31, 2011, respectively.

        PAA senior unsecured revolving credit facility.    In August 2011, PAA entered into an unsecured revolving credit agreement with a committed borrowing capacity of $1.6 billion (including a $600 million Canadian sub-facility) which contains an accordion feature that enables PAA to increase the committed capacity to $2.1 billion, subject to obtaining additional or increased lender commitments. The credit agreement provides for the issuance of letters of credit and has a maturity date in August 2016. Borrowings accrue interest based, at PAA's election, on the Eurocurrency Rate, the Base Rate or the Canadian Prime Rate, in each case plus a margin based on our credit rating at the applicable time. This facility replaced a similar $1.6 billion senior unsecured revolving credit facility that was scheduled to mature in July 2012. Amounts outstanding under this facility were approximately $92 million and $32 million at December 31, 2012 and December 31, 2011, respectively.

        Senior unsecured 364-day revolving credit agreement.    In December 2011, PAA entered into a 364-day credit facility agreement with a borrowing capacity of $1.2 billion. Pursuant to its terms, PAA had the option to activate the facility at any time over a six-month period. In March 2012, PAA elected to terminate this credit agreement.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Debt (Continued)

Senior Notes

        PAA's senior notes are co-issued, jointly and severally, by PAA and a 100%-owned consolidated finance subsidiary (neither of which have independent assets or operations) and are unsecured senior obligations of such entities and rank equally in right of payment with existing and future senior indebtedness of the issuers. PAA may, at its option, redeem any series of senior notes at any time in whole or from time to time in part, prior to maturity, at the redemption prices described in the indentures governing the senior notes. In August 2011, as permitted under the indentures governing the senior notes, PAA released the guarantees of each subsidiary guarantor in conjunction with the refinancing of our credit facilities. As such, PAA's senior notes are no longer guaranteed by any of PAA's subsidiaries.

  Senior Notes Issuances

        In December 2012, PAA completed the sale and issuance of $400 million, 2.85% senior notes due January 31, 2023 and $350 million, 4.30% senior notes due January 31, 2043. The senior notes were sold at 99.752% and 99.925% of face value, respectively. Interest payments are due on January 31 and July 31 each year beginning on July 31, 2013. PAA used the net proceeds from these offerings to repay outstanding borrowings under its credit facilities and for general partnership purposes.

        In March 2012, PAA completed the sale and issuance of $750 million, 3.65% senior notes due June 1, 2022 and $500 million, 5.15% senior notes due June 1, 2042. The senior notes were sold at 99.823% and 99.755% of face value, respectively. Interest payments are due on June 1 and December 1 each year. PAA used the net proceeds from these offerings to fund a portion of the consideration for the BP NGL Acquisition and for general partnership purposes.

        In January 2011, PAA completed the issuance of $600 million of 5.00% senior notes due February 1, 2021. The senior notes were sold at 99.521% of face value. Interest payments are due on February 1 and August 1 of each year. PAA used the net proceeds from this offering to reduce outstanding borrowings under its credit facilities and for general partnership purposes.

        In July 2010, PAA completed the issuance of $400 million of 3.95% senior notes due September 15, 2015. The senior notes were sold at 99.889% of face value. Interest payments are due on March 15 and September 15 of each year. PAA used the net proceeds from this offering to repay outstanding indebtedness under its credit facilities.

  Senior Note Repayments and Redemptions

        On September 4, 2012, PAA repaid its $500 million, 4.25% senior notes. PAA utilized cash on hand and available capacity under its credit facilities to repay these notes.

        On February 7, 2011, PAA's $200 million 7.75% senior notes due 2012 were redeemed in full. In conjunction with the early redemption, a loss of approximately $23 million was recognized to "Other income/(expense), net" in our Consolidated Statement of Operations. PAA utilized cash on hand and available capacity under its credit facilities to redeem these notes.

        On September 15, 2010, PAA's $175 million, 6.25% senior notes due 2015 were redeemed in full. In conjunction with the early redemption, we recognized a loss of approximately $6 million. PAA utilized cash on hand and available capacity under its credit facilities to redeem these notes.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Debt (Continued)

Maturities

        The weighted average life of our long-term debt outstanding at December 31, 2012 was approximately 12 years and the aggregate maturities for the next five years and thereafter are as follows (in millions):

Calendar Year	Payment
2013(1)	$—
2014	—
2015	550
2016	480
2017	600
Thereafter	4,900

Total(2)	$6,530

(1)
PAA's $250 million 5.63% senior notes will mature in December 2013 and thus are classified as short-term at December 31, 2012.

(2)
Excludes aggregate unamortized net discount of approximately $15 million and other long-term obligations of approximately $5 million.

Covenants and Compliance

        PAA Credit Agreements.    The credit agreements and the indentures governing PAA's senior notes contain cross-default provisions. PAA's credit agreements prohibit declaration or payments of distributions on, or purchases or redemptions of, units if any default or event of default is continuing. In addition, the agreements contain various covenants limiting PAA's ability to, among other things:

  •
  grant liens on certain property;

  •
  incur indebtedness, including capital leases;

  •
  sell substantially all of its assets or enter into a merger or consolidation;

  •
  engage in certain transactions with affiliates; and

  •
  enter into certain burdensome agreements.

        The PAA senior unsecured revolving credit facility and the PAA senior secured hedged inventory facility treat a change of control as an event of default and also requires PAA to maintain a debt-to-EBITDA coverage ratio that will not be greater than 5.00 to 1.00 or 5.50 to 1.00 on all outstanding debt during an acquisition period (generally, the period consisting of three fiscal quarters following an acquisition greater than $150 million).

        For covenant compliance purposes, letters of credit and borrowings to fund hedged inventory and margin requirements are excluded when calculating the debt coverage ratio.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Debt (Continued)

        AAP Credit Agreement.    In order to secure the facility, AAP pledged 100% of (i) its incentive distribution rights in PAA and (ii) its interest in PAA GP. The credit agreement contains various covenants limiting AAP's ability to, among other things:

  •
  incur additional indebtedness;

  •
  grant liens;

  •
  make fundamental changes as defined;

  •
  make restrictive payments as defined; and

  •
  enter into restrictive agreements.

        The AAP credit agreement requires AAP to maintain a Leverage Ratio of no greater than 4.0 to 1.0.

        PNG Credit Agreement.    PNG's credit agreement contains covenants and events of default provisions that are substantially consistent with those contained in PNG's previous credit facility. This new agreement restricts, among other things, PNG's ability to make distributions of available cash to unitholders if any default or event of default, as defined in the credit agreement, exists or would result therefrom. In addition, the credit agreement contains restrictive covenants, including those that restrict PNG's ability to grant liens, incur additional indebtedness, engage in certain transactions with affiliates, engage in substantially unrelated businesses, sell substantially all of its assets or enter into a merger or consolidation, and enter into certain burdensome agreements. In addition, the credit agreement contains certain financial covenants which, among other things, require PNG to maintain a debt-to-EBITDA coverage ratio that will not be greater than 5.00 to 1.00 on outstanding debt (5.50 to 1.00 during an acquisition period) and also require that PNG maintain an EBITDA-to-interest coverage ratio that will not be less than 3.00 to 1.00, as such terms are defined in the credit agreement.

        A default under the credit agreements discussed above would permit the lenders to accelerate the maturity of the outstanding debt. As long as we are in compliance with our credit agreements, our ability to make distributions of available cash is not restricted. As of December 31, 2012, we were in compliance with the covenants contained in our credit agreements and indentures.

Letters of Credit

        In connection with PAA's crude oil supply and logistics activities and PNG's natural gas storage and commercial marketing activities, certain suppliers are provided irrevocable standby letters of credit to secure the obligations for such purchases. These letters of credit are issued under the PAA senior unsecured revolving credit facility, PAA senior secured hedged inventory facility and PNG senior unsecured revolving credit facility. Our liabilities with respect to these purchase obligations are recorded in accounts payable on our balance sheet in the month the crude oil is purchased. Generally, these letters of credit are issued for periods of up to seventy days and are terminated upon completion of each transaction. At December 31, 2012 and 2011, we had outstanding letters of credit of approximately $24 million and $33 million, respectively.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Members' Equity

Distributions to Members

        The Company distributes all of the cash received from AAP distributions on a quarterly basis, less reserves established by management for future requirements. Generally, distributions are paid to our Members in proportion to their percentage interest in the Company. During the years ended December 31, 2012, 2011 and 2010, we distributed approximately $3 million, $2 million and $2 million, respectively, to our Members.

Noncontrolling Interests in Subsidiaries

        As of December 31, 2012, noncontrolling interests in our subsidiaries consisted of the following: (i) a 98% limited partner interest in PAA, (ii) a 99% limited partner interest in AAP that consists of Class A and Class B units of AAP (a profits interest), (iii) an approximate 36% interest in PNG and (iv) a 25% interest in SLC Pipeline.

  PAA Equity Offerings

        Continuous Offering Programs.    On May 9, 2012, PAA entered into an equity distribution agreement with respect to the offer and sale, through its sales agent, of PAA common units representing limited partner interests having an aggregate offering price of up to $300 million. The final sales under this equity distribution agreement occurred during September 2012. Under this agreement, PAA sold an aggregate of approximately 7.2 million PAA common units, as adjusted for the two-for-one unit split, generating proceeds of approximately $302 million, including our Members' proportionate capital contribution, net of approximately $4 million of commissions to the sales agent. The net proceeds from sales were used for general partnership purposes.

        On September 13, 2012, PAA entered into an additional equity distribution agreement with several financial institutions pursuant to which PAA may offer and sell, through its sales agents, common units representing PAA limited partner interests having an aggregate offering price of up to $500 million. Sales of such common units will be made by means of ordinary brokers' transactions on the NYSE at market prices, in block transactions or as otherwise agreed upon by PAA's sales agent and PAA. Under the terms of the agreement, PAA has the option to sell common units to any of its sales agents as principal for its own account at a price to be agreed upon at the time of the sale. For any such sales, PAA will enter into a separate terms agreement with the sales agent.

        Through December 31, 2012, PAA sold an aggregate of approximately 4.8 million PAA common units, as adjusted for the two-for-one unit split, under this agreement, generating proceeds of approximately $222 million, including our Members' proportionate capital contribution, net of approximately $2 million of commissions to the sales agents. The final sales under this equity distribution agreement occurred during May 2013. Under this agreement, PAA sold an aggregate of approximately 9.9 million common units, generating proceeds of approximately $505 million, including its general partner's proportionate capital contribution, net of approximately $5 million of commissions to PAA's sales agents. The net proceeds from sales were used for general partnership purposes of PAA.

        On May 28, 2013, PAA entered into an additional equity distribution agreement with respect to the offer and sale, through its sales agents, of common units representing limited partner interests in PAA having an aggregate offering price of up to $750 million. Sales of such common units will be made by means of ordinary brokers' transactions on the NYSE at market prices, in block transactions or as

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Members' Equity (Continued)

otherwise agreed upon by PAA and the sales agents. Under the terms of the agreement, PAA has the option to sell common units to any of its sales agents as principal for its own account at a price to be agreed upon at the time of the sale. For any such sales, PAA will enter into a separate terms agreement with the sales agent. PAA intends to use the net proceeds from sales under this equity distribution agreement for general partnership purposes of PAA.

        Other Equity Offerings.    In addition to sales of PAA common units under the Continuous Offering Programs described above, PAA completed the following offerings of PAA common units, during the three years ended December 31, 2012 (in millions, except unit and per unit data):

Period	Units Issued(2)	Gross Unit Price(2)	Proceeds from Sale	Members' Contribution	Costs	Net Proceeds
March 2012(1)	11,500,000	$40.015	$460	$9	$(14)	$455

2012 Total	11,500,000		$460	$9	$(14)	$455

November 2011(1)	12,000,000	$32.515	$390	$9	$(13)	$386
March 2011(1)	15,870,000	$32.000	508	10	(15)	503

2011 Total	27,870,000		$898	$19	$(28)	$889

November 2010(1)	9,560,000	$31.300	$299	$6	$(9)	$296

2010 Total	9,560,000		$299	$6	$(9)	$296

(1)
These offerings of common units were underwritten transactions that required PAA to pay a gross spread. The net proceeds from these offerings were used to reduce outstanding borrowings under PAA's credit facilities and for general partnership purposes. The net proceeds from the March 2012 offering were also used to fund a portion of the BP NGL Acquisition.

(2)
Units issued and gross unit price are presented as adjusted for the two-for-one unit split effected on October 1, 2012.

  PAA LTIP Vesting

        In connection with the settlement of vested LTIP awards, PAA issued approximately 1.0 million PAA common units, as adjusted for the two-for-one unit split, during 2012, which resulted in an increase to noncontrolling interest of approximately $34 million, including the Members' contribution.

  Class B Units of Plains AAP, L.P.

        In August 2007, the Company authorized the issuance of Class B units of Plains AAP, L.P. ("AAP LP Class B Units"). At December 31, 2012, approximately 182,125 AAP LP Class B Units were outstanding, of which 130,250 had been earned. A total of 17,875 AAP LP Class B Units are reserved for future issuances. See Note 14 for further discussion of the AAP LP Class B Units.

  PNG Initial Public Offering

        On May 5, 2010, PNG completed its IPO of 13,478,000 common units representing limited partner interests at $21.50 per common unit. The number of units issued at closing included 1,758,000 common

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Members' Equity (Continued)

units issued pursuant to the full exercise of the underwriters' over-allotment option. Net proceeds received by PNG from the sale of the 13,478,000 common units were approximately $268 million and were used to repay amounts outstanding under PAA's credit facilities and for general partnership purposes. The common units offered represented approximately 23% of the outstanding equity of PNG.

        Prior to the PNG IPO, PAA owned 100% of PNGS' natural gas storage business, the predecessor of PNG, and related operating entities. Immediately prior to the closing of the IPO, PAA contributed 100% of the equity interests in PNGS and its subsidiaries to PNG in exchange for approximately 18.1 million common units, approximately 13.9 million Series A subordinated units, 11.5 million Series B subordinated units and a 2% general partner interest and incentive distribution rights. In conjunction with the PNG IPO, we recorded noncontrolling interest of approximately $167 million associated with the book value of PNG sold to the public and approximately $101 million associated with the net increase from PAA's share of the proceeds received in the offering partially offset by the dilution of PAA's interest in PNG resulting from the IPO.

        PNG Series A and Series B Subordinated Units.    PNG's Series A subordinated units are not entitled to receive any distributions from PNG until PNG's common units have received the MQD ($1.35 on an annualized basis) plus any arrearages in the payment of the MQD from prior quarters. The Series A subordinated units will convert to PNG common units once certain earnings and distribution targets are met for three consecutive, non-overlapping four-quarter periods. The Series B subordinated units are not entitled to participate in quarterly distributions from PNG. Instead, the Series B subordinated units convert to Series A subordinated units in distinct tranches upon the achievement of defined benchmarks tied to the amount of capacity in service at Pine Prairie and increases in PNG's quarterly distributions. The Series B subordinated units will convert into Series A subordinated units on a one-for-one basis for each tranche when the respective benchmarks are reached for (i) the aggregate amount of working gas storage capacity at Pine Prairie that has been placed into service, (ii) the distributable cash flow generated by PNG for two consecutive quarters sufficient to pay a quarterly distribution of at least the annualized distribution benchmark on the weighted average number of outstanding common units and Series A subordinated units and all of such Series B subordinated units and (iii) the quarterly distribution of available cash of at least the annualized distribution benchmark for two consecutive quarters on all outstanding common units and Series A subordinated units and the corresponding distributions on PNG's general partner's 2% interest and the related distributions on the incentive distribution rights.

  Modifications of Holdings in and Conversion of PNG Subordinated Units

        On August 16, 2010, the Amended and Restated Agreement of Limited Partnership of PNG was amended and restated (the "Second Amended and Restated Agreement") to reduce the number of Series A subordinated units by 2.0 million and increase the number of Series B subordinated units by an equivalent amount. The Second Amended and Restated Agreement also increased the number of potential conversion tranches on Series B subordinated units from three to five. In addition, the terms of the Series B subordinated units were modified to extend the conversion period by raising the operating and financial performance benchmarks of approximately one-third of the Series B subordinated units outstanding prior to this modification. This amendment was intended to increase the distribution coverage and organic growth profile of PNG's common and Series A subordinated units and improve PNG's posture with respect to potential acquisitions. We accounted for this transaction as

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Members' Equity (Continued)

an exchange between entities under common control and accordingly, we reclassified the book value of the 2.0 million Series A subordinated units at the time of the modification to Series B subordinated units.

        The following table sets forth the changes made to PAA's holdings in the limited partner units of PNG as a result of the August 2010 modification (units in millions):

	Prior to Modification	Modification	Post Modification
PNG Units Owned by PAA:
Common Units	18.1	—	18.1
Series A Subordinated Units	13.9	(2.0)	11.9

Common & Series A Subordinated Unit Subtotal	32.0	(2.0)	30.0
Series B Subordinated Units (Performance Thresholds):
Tranche 1 ($1.44 / 29.6 Bcf)	4.6	(2.0)	2.6
Tranche 2 ($1.53 / 35.6 Bcf)	3.8	(1.0)	2.8
Tranche 3 ($1.63 / 41.6 Bcf)	3.1	(1.0)	2.1
Tranche 4 ($1.71 / 48.0 Bcf)	—	3.0	3.0
Tranche 5 ($1.80 / 48.0 Bcf)	—	3.0	3.0

Series B Subordinated Unit Subtotal	11.5	2.0	13.5

Total PNG Units Owned by PAA(1)	43.5	—	43.5

(1)
See "PNG Transaction Grants" in Note 14.

        In February 2012, PNG modified the terms of the first three tranches of the PNG Series B subordinated units held by PAA. The modification increases the quarterly distribution benchmark for Tranche 1, 2 and 3 from annualized levels of $1.44 per unit, $1.53 per unit and $1.63 per unit, respectively, to an annualized level of $1.71 per unit. The following table presents the operational and financial benchmarks, as modified, for conversion of the Series B subordinated units into Series A subordinated units for each tranche (units in millions):

	Series B Subordinated Units to Convert into Series A Subordinated Units	Working Gas Storage Capacity (Bcf)	Annualized Distribution Level
Tranche 1	2.6	29.6	$1.71
Tranche 2	2.8	35.6	$1.71
Tranche 3	2.1	41.6	$1.71
Tranche 4	3.0	48.0	$1.71
Tranche 5	3.0	48.0	$1.80

        PAA as PNG's general partner will determine whether the in-service operational tests set forth above have been satisfied. To the extent that the operational tests described above are satisfied prior to or during the two-quarter period applicable to the financial tests described above, the holder of the Series B subordinated units subject to conversion will be entitled to receive the quarterly distribution payable with respect to the second quarter of such two-quarter period. In all other circumstances,

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Members' Equity (Continued)

where the operational tests are satisfied following the two-quarter period applicable to the financial tests, the holder of the Series B subordinated units subject to conversion will be entitled to receive any distribution payable following the satisfaction of such operational tests.

        Any Series B subordinated units that remain outstanding as of December 31, 2018 will automatically be cancelled.

        Following conversion of any Series B subordinated units into Series A subordinated units, such converted Series B subordinated units will further convert into common units (together with any other outstanding Series A subordinated units) to the extent that the tests for conversion of the Series A subordinated units are satisfied. In determining whether such conversion tests have been satisfied, the Series B subordinated units that have converted into Series A subordinated units will be treated as Series A subordinated units from and after the date of their conversion into Series A subordinated units.

        If at the time the above operational and financial tests are satisfied, the subordination period has already ended and all outstanding Series A subordinated units have converted into common units, the Series B subordinated units will instead convert directly into common units on a one-for-one basis and participate in the quarterly distribution payable to common units.

  PNG Common Unit Issuance

        During February 2011, in connection with the Southern Pines Acquisition, PNG completed a private placement of approximately 17.4 million PNG common units to third-party purchasers for net proceeds of approximately $370 million. In addition, PAA purchased approximately 10.2 million PNG common units for approximately $230 million, including its proportionate general partner contribution of $12 million (collectively, "the PNG offering"). Also, during both May 2011 and May 2012, a portion of the PNG Transaction Grants vested and were settled with 58,672 PNG units, which were owned by PAA. See Note 14 for further detail. As a result of these transactions, PAA's aggregate ownership interest in PNG decreased from approximately 77% to approximately 64%. The following table sets forth PAA's ownership changes in the limited partner units of PNG from December 31, 2010 to December 31, 2012 (units in millions):

	December 31, 2010	February 2011 PNG Issuance	May 2011 and May 2012 Transaction Grants	December 31, 2012
PNG Units Owned by PAA:
Common Units	18.1	10.2	(0.1)	28.2
Series A Subordinated Units	11.9	—	—	11.9
Series B Subordinated Units	13.5	—	—	13.5

Total PNG Units Owned by PAA	43.5	10.2	(0.1)	53.6

        In addition to its limited partner interest, PAA also owns the general partner's 2% interest and the incentive distribution rights in PNG. We, as GP LLC, have indirect ownership of PNG through PAA.

        In conjunction with the PNG offering, we recorded an increase in noncontrolling interest of approximately $370 million. The increase results from the portion of the proceeds attributable to the

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Members' Equity (Continued)

respective ownership interests in PNG, adjusted for the impact of the dilution of our ownership interest resulting from the transaction.

  Noncontrolling Interests Rollforward

        The following table reflects the changes in the noncontrolling interests in members' equity (in millions):

Balance at December 31, 2009	$3,977

Net income	499
Distributions	(679)
Issuance of PNG common units	268
Issuance of PAA common units	296
Issuance of PAA common units under LTIP	16
Equity compensation expense	16
Other comprehensive loss	(3)
Other	1

Balance at December 31, 2010	4,391

Net income	985
Issuance of PAA common units	889
Distributions	(822)
Issuance of PNG common units	370
Issuance of PAA common units under LTIP	15
Equity compensation expense	28
Other comprehensive loss	(61)
Other	(1)

Balance at December 31, 2011	5,794

Net income	1,115
Distributions	(1,005)
Issuance of PAA common units	979
Issuance of PAA common units under LTIP	34
Equity compensation expense	28
Other comprehensive income	29
DER	(5)
Other	(1)

Balance at December 31, 2012	$6,968

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities

        We identify the risks that underlie our core business activities and use risk management strategies to mitigate those risks when we determine that there is value in doing so. Our policy is to use derivative instruments for risk management purposes and not for the purpose of speculating on hydrocarbon commodity (referred to herein as "commodity") price changes. We use various derivative instruments to (i) manage our exposure to commodity price risk as well as to optimize our profits, (ii) manage our exposure to interest rate risk and (iii) manage our exposure to currency exchange rate risk. Our commodity risk management policies and procedures are designed to help ensure that our hedging activities address our risks by monitoring our derivative positions, as well as physical volumes, grades, locations, delivery schedules and storage capacity. Our interest rate and currency exchange rate risk management policies and procedures are designed to monitor our derivative positions and ensure that those positions are consistent with our objectives and approved strategies. When we apply hedge accounting, our policy is to formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives used in a transaction are highly effective in offsetting changes in cash flows or the fair value of hedged items.

Commodity Price Risk Hedging

        Our core business activities contain certain commodity price-related risks that we manage in various ways, including the use of derivative instruments. Our policy is to (i) only purchase inventory for which we have a market, (ii) structure our sales contracts so that price fluctuations do not materially affect our operating income and (iii) not acquire and hold physical inventory or derivatives for the purpose of speculating on commodity price changes. The material commodity-related risks inherent in our business activities can be divided into the following general categories:

        Commodity Purchases and Sales—In the normal course of our operations, we purchase and sell commodities. We use derivatives to manage the associated risks and to optimize profits. As of December 31, 2012, net derivative positions related to these activities included:

  •
  An approximate 160,600 barrels per day net long position (total of 5.0 million barrels) associated with our crude oil purchases, which was unwound ratably during January 2013 to match monthly average pricing.

  •
  A net short spread position averaging approximately 15,700 barrels per day (total of 7.6 million barrels), which hedges a portion of our anticipated crude oil lease gathering purchases through April 2014. These derivatives are time spreads consisting of offsetting purchases and sales between two different months. Our use of these derivatives does not expose us to outright price risk.

  •
  Approximately 11,700 barrels per day on average (total of 4.2 million barrels) of WTS/WTI crude oil basis swaps through December 2013, which hedge anticipated sales of crude oil (WTI). These derivatives are grade spreads between two different grades of crude oil. Our use of these derivatives does not expose us to outright price risk.

  •
  Approximately 2,700 barrels per day on average (total of 1.0 million barrels) of LLS/WTI crude oil basis swaps from January 2013 through December 2013, which hedge anticipated sales of

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

    crude oil. These derivatives are grade spreads between two different grades of crude oil. Our use of these derivatives does not expose us to outright price risk.

  •
  An average of 1,100 barrels per day (total of 0.5 million barrels) of butane/WTI spread positions, which hedge specific butane sales contracts that are based on a percentage of WTI through March 2014.

  •
  A long swap position of approximately 4.2 Bcf through April 2016 related to anticipated base gas requirements.

  •
  A short swap position of approximately 20.4 Bcf through December 2013 related to anticipated sales of natural gas.

  •
  Approximately 800 barrels per day (total of 0.3 million barrels) of diesel swaps, which hedge anticipated purchases of diesel fuel through December 2013.

        Storage Capacity Utilization—We own approximately 96 million barrels of crude oil, NGL and refined products storage capacity other than that used in our transportation operations. This storage may be leased to third parties or utilized in our own supply and logistics activities, including for the storage of inventory in a contango market. For capacity allocated to our supply and logistics operations, we have utilization risk if the market structure is backwardated. As of December 31, 2012, we used derivatives to manage the risk of not utilizing approximately 1.9 million barrels per month of storage capacity through 2013. These positions are a combination of calendar spread options and futures contracts. These positions involve no outright price exposure, but instead enable us to profitably use the capacity to store hedged crude oil.

        Inventory Storage—From time to time, we elect to purchase and store crude oil, NGL and refined products inventory in conjunction with our supply and logistics activities. When we purchase and store inventory, we enter into physical sales contracts or use derivatives to mitigate price risk associated with the inventory. As of December 31, 2012, we had derivatives totaling approximately 12.0 million barrels hedging our inventory. These positions are a combination of futures, swaps and option contracts.

        Pipeline Loss Allowance Oil—As is common in the pipeline transportation industry, our tariffs incorporate a loss allowance factor that is intended to offset losses due to evaporation, measurement and other losses in transit. We utilize derivative instruments to hedge a portion of the anticipated sales of the allowance oil that is to be collected under our tariffs. As of December 31, 2012, our PLA hedges included (i) a net short position consisting of crude oil futures and swaps for an average of approximately 1,500 barrels per day (total of 1.7 million barrels) through December 2015, (ii) a long put option position of approximately 0.2 million barrels through December 2013 and (iii) a long call option position of approximately 0.6 million barrels through December 2015.

        Natural Gas Processing/NGL Fractionation—As part of our supply and logistics activities, we purchase natural gas for processing and NGL mix for fractionation, and we sell the resulting individual specification products (including ethane, propane, butane and condensate). In conjunction with these activities, we hedge the purchase of natural gas and the subsequent sale of the individual specification products. As of December 31, 2012, we had a long natural gas position of approximately 16 Bcf through October 2014, a short propane position of approximately 2.8 million barrels through October 2014, a short butane position of approximately 0.8 million barrels through October 2014 and a short

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

WTI position of approximately 0.3 million barrels through October 2014. In addition, we had a long power position of 0.8 million megawatt hours which hedges a portion of our power supply requirements at our natural gas processing and fractionation plants through December 2015.

        All of our commodity derivatives that qualify for hedge accounting are designated as cash flow hedges. We have determined that substantially all of our physical purchase and sale agreements qualify for the NPNS exclusion. Physical commodity contracts that meet the definition of a derivative but are ineligible, or not designated, for the NPNS scope exception are recorded on the balance sheet at fair value, with changes in fair value recognized in earnings.

Interest Rate Risk Hedging

        We use interest rate derivatives to hedge interest rate risk associated with anticipated debt issuances and outstanding debt instruments. The derivative instruments we use to manage this risk consist primarily of interest rate swaps and treasury locks. As of December 31, 2012, AOCI includes deferred losses of approximately $143 million that relate to open and terminated interest rate derivatives that were designated for hedge accounting. The terminated interest rate derivatives were cash-settled in connection with the issuance or refinancing of debt agreements. The deferred loss related to these instruments is being amortized to interest expense over the terms of the hedged debt instruments.

        PAA entered into forward starting interest rate swaps to hedge the underlying benchmark interest rate related to forecasted debt issuances through 2015. The following table summarizes the terms of PAA's forward starting interest rate swaps as of December 31, 2012 (notional amounts in millions):

Hedged Transaction	Number and Types of Derivatives Employed	Notional Amount	Expected Termination Date	Average Rate Locked	Accounting Treatment
Anticipated debt offering	5 forward starting swaps (30-year)	$125	6/16/2014	3.39%	Cash flow hedge
Anticipated debt offering	10 forward starting swaps (30-year)	$250	6/15/2015	3.60%	Cash flow hedge

        During December 2007 and January 2008 AAP entered into a total of three interest rate swaps to fix the interest rate on a portion of its outstanding debt. These swaps had an aggregate notional amount of $200 million with an average interest rate of 3.99%. Two of these swaps terminated in January 2011 and one terminated in January 2013. These swaps were designated as cash flow hedges.

        During June 2011 and August 2011, PNG entered into three interest rate swaps to fix the interest rate on a portion of PNG's outstanding debt. The swaps have an aggregate notional amount of $100 million with an average fixed rate of 0.95%. Two of these swaps terminate in June 2014 and the remaining swap terminates in August 2014. These swaps are designated as cash flow hedges.

        Concurrent with PAA's December 2012 senior note issuance, PAA terminated six thirty-year forward starting swaps. These swaps had an aggregate notional amount of $250 million and an average fixed rate of 4.24%. We made a cash payment of approximately $89 million in connection with the termination of these swaps.

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Note 10—Derivatives and Risk Management Activities (Continued)

        Concurrent with PAA's March 2012 senior note issuances, PAA terminated four ten-year forward starting interest rate swaps. These swaps had an aggregate notional amount of $200 million and an average fixed rate of 3.46%. We made a cash payment of approximately $24 million in connection with the termination of the swaps.

        Concurrent with PAA's January 2011 senior notes issuance, PAA terminated three forward starting interest rate swaps. These swaps had an aggregate notional amount of $100 million and an average fixed rate of 3.6%. We received cash proceeds of approximately $12 million in connection with the termination of these swaps.

        Concurrent with PAA's July 2009 senior notes issuance, PAA entered into four interest rate swaps for which we received fixed interest payments and paid floating-rate interest payments based on three-month LIBOR plus an average spread of 2.42% on a semi-annual basis. The swaps had an aggregate notional amount of $300 million with fixed rates of 4.25%. Two of the swaps terminated in September 2011, and the remaining two swaps terminated in September 2012.

Currency Exchange Rate Risk Hedging

        Because a significant portion of our Canadian business is conducted in CAD and, at times, a portion of our debt is denominated in CAD, we use foreign currency derivatives to minimize the risks of unfavorable changes in exchange rates. These instruments include foreign currency exchange contracts and forwards. As of December 31, 2012, AOCI includes net deferred gains of approximately $6 million that relate to foreign currency derivatives that were designated for hedge accounting.

        As of December 31, 2012, our outstanding foreign currency derivatives include derivatives we use to (i) hedge CAD-denominated interest payments on CAD-denominated intercompany notes, (ii) hedge currency exchange risk associated with USD-denominated commodity purchases and sales in Canada and (iii) hedge currency exchange risk created by the use of USD-denominated commodity derivatives to hedge commodity price risk associated with CAD-denominated commodity purchases and sales.

        The following table summarizes our open forward exchange contracts as of December 31, 2012 (in millions):

	USD	CAD	Average Exchange Rate USD to CAD
Forward exchange contracts that exchange CAD for USD:
2013	$9	$9	$1.00 to $1.00
Forward exchange contracts that exchange USD for CAD:
2013	$345	$346	$1.00 to $1.00
2014	2	2	$1.00 to $1.00

	$347	$348	$1.00 to $1.00

Net position by currency:
2013	$336	$337
2014	2	2

	$338	$339

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

Summary of Financial Impact

        We record all open derivatives on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of derivatives are recognized currently in earnings unless specific hedge accounting criteria are met. For derivatives that qualify as cash flow hedges, changes in fair value of the effective portion of the hedges are deferred in AOCI and recognized in earnings in the periods during which the underlying physical transactions impact earnings. For our interest rate swaps that qualify as fair value hedges, changes in the fair value of the derivatives are recognized in earnings each period. Additionally, the change in fair value of the hedged item, attributable to the hedged risk, is recognized as a basis adjustment to the hedged item and is also recognized in earnings. Derivatives that do not qualify for hedge accounting and the portion of cash flow hedges that are not highly effective in offsetting changes in cash flows of the hedged items are recognized in earnings each period. Cash settlements associated with our derivative activities are reflected as cash flows from operating activities in our Consolidated Statements of Cash Flows. A summary of the impact of our derivative activities recognized in earnings for the three years ended December 31, 2012 is as follows (in millions):

	Year Ended December 31, 2012
	Derivatives in Hedging Relationships
Location of gain/(loss)	Gain/(loss) reclassified from AOCI into income(1)	Other gain/(loss) recognized in income	Derivatives Not Designated as a Hedge	Total
Commodity Derivatives
Supply and Logistics segment revenues	$12	$—	$60	$72
Facilities segment revenues	3	(1)	1	3
Purchases and related costs	45	—	1	46
Field operating costs	—	—	1	1
Interest Rate Derivatives
Interest expense	(8)	1	—	(7)
Foreign Currency Derivatives
Supply and Logistics segment revenues	—	—	(1)	(1)
Other income/(expense), net	6	—	—	6

Total Gain on Derivatives Recognized in Net Income	$58	$—	$62	$120

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

	Year Ended December 31, 2011
	Derivatives in Hedging Relationships
Location of gain/(loss)	Gain/(loss) reclassified from AOCI into income(1)	Other gain/(loss) recognized in income	Derivatives Not Designated as a Hedge	Total
Commodity Derivatives
Supply and Logistics segment revenues	$(153)	$(8)	$99	$(62)
Facilities segment revenues	11	—	—	11
Purchases and related costs	6	—	—	6
Field operating costs	—	—	1	1
Interest Rate Derivatives
Interest expense	(5)	2	—	(3)
Foreign Currency Derivatives
Supply and Logistics segment revenues	—	—	1	1
Other income/(expense), net	6	—	—	6

Total Gain/(Loss) on Derivatives Recognized in Net Income	$(135)	$(6)	$101	$(40)

	Year Ended December 31, 2010
	Derivatives in Hedging Relationships
Location of gain/(loss)	Gain/(loss) reclassified from AOCI into income(1)	Other gain/(loss) recognized in income	Derivatives Not Designated as a Hedge	Total
Commodity Derivatives
Supply and Logistics segment revenues	$15	$(1)	$2	$16
Facilities segment revenues	2	—	—	2
Purchases and related costs	8	—	(12)	(4)
Field operating costs	—	—	3	3
Interest Rate Derivatives
Interest expense	(8)	1	2	(5)
Foreign Currency Derivatives
Supply and Logistics segment revenues	—	—	2	2
Purchases and related costs	—	—	2	2
Other income/(expense), net	—	—	(1)	(1)

Total Gain/(Loss) on Derivatives Recognized in Net Income	$17	$—	$(2)	$15

(1)
During the year ended December 31, 2011, we reclassified a gain of approximately $1 million from AOCI to Facilities segment revenues and a gain of approximately $1 million from AOCI to other income/(expense), net as a result of anticipated hedged transactions that were no longer considered probable of occurring.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

        The following table summarizes the derivative assets and liabilities on our Consolidated Balance Sheet on a gross basis as of December 31, 2012 (in millions):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Commodity derivatives	Other current assets	$45	Other current assets	$(23)
	Other long-term assets	11	Other long-term assets	(1)
Interest rate derivatives			Other long-term liabilities	(38)

Total derivatives designated as hedging instruments		$56		$(62)

Derivatives not designated as hedging instruments:
Commodity derivatives	Other current assets	$128	Other current assets	$(115)
	Other long-term assets	1	Other long-term assets	(3)
	Other current liabilities	4	Other current liabilities	(7)
	Other long-term liabilities	2	Other long-term liabilities	(2)

Total derivatives not designated as hedging instruments		$135		$(127)

Total derivatives		$191		$(189)

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

        The following table summarizes the derivative assets and liabilities on our Consolidated Balance Sheet on a gross basis as of December 31, 2011 (in millions):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Commodity derivatives	Other current assets	$72	Other current assets	$(47)
	Other long-term assets	20	Other long-term assets	(2)
Interest rate derivatives	Other current assets	1	Other current liabilities	(27)
			Other long-term liabilities	(114)
Foreign currency derivatives	Other current assets	1

Total derivatives designated as hedging instruments		$94		$(190)

Derivatives not designated as hedging instruments:
Commodity derivatives	Other current assets	$87	Other current assets	$(39)
	Other long-term assets	6	Other long-term assets	(3)
			Other current liabilities	(1)

Total derivatives not designated as hedging instruments		$93		$(43)

Total derivatives		$187		$(233)

        As of December 31, 2012, there was a net loss of approximately $121 million deferred in AOCI including tax effects. The total amount of deferred net loss recorded in AOCI is expected to be reclassified to future earnings contemporaneously with (i) the earnings recognition of the underlying hedged commodity transaction, (ii) interest expense accruals associated with underlying debt instruments or (iii) the recognition of a foreign currency gain or loss upon the remeasurement of certain CAD-denominated intercompany balances. Of the total net loss deferred in AOCI at December 31, 2012, a net gain of approximately $16 million is expected to be reclassified to earnings in the next twelve months. Of the remaining deferred loss in AOCI, a net loss of approximately $2 million is expected to be reclassified to earnings prior to 2015 with the remaining deferred loss of approximately $135 million being reclassified to earnings through 2045. A portion of these amounts are based on market prices at the current period end, thus actual amounts to be reclassified will differ and could vary materially as a result of changes in market conditions.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

        The net deferred gain/(loss), including tax effects, recognized in AOCI for derivatives during the years ended December 31, 2012, 2011and 2010 are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Commodity derivatives, net	$56	$(18)	$(79)
Foreign currency derivatives, net	—	—	(2)
Interest rate derivatives, net	(13)	(137)	3

Total	$43	$(155)	$(78)

        Our accounting policy is to offset derivative assets and liabilities executed with the same counterparty when a master netting arrangement exists. Accordingly, we also offset derivative assets and liabilities with amounts associated with cash margin. Our exchange-traded derivatives are transacted through brokerage accounts and are subject to margin requirements as established by the respective exchange. On a daily basis, our account equity (consisting of the sum of our cash balance and the fair value of our open derivatives) is compared to our initial margin requirement resulting in the payment or return of variation margin. As of December 31, 2012, we had a net broker receivable of approximately $41 million (consisting of initial margin of $69 million reduced by $28 million of variation margin that had been returned to us). As of December 31, 2011, we had a net broker payable of approximately $7 million (consisting of initial margin of $52 million reduced by $59 million of variation margin that had been returned to us). At December 31, 2012 and December 31, 2011, none of our outstanding derivatives contained credit-risk related contingent features that would result in a material adverse impact to us upon any change in our credit ratings. We do not require our derivative counterparties to post collateral with us.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

        The following tables present information about derivatives and financial assets and liabilities that are subject to offsetting, including enforceable master netting arrangements at December 31, 2012 and December 31, 2011:

	December 31, 2012		December 31, 2011
	Derivative Asset Positions	Derivative Liability Positions	Derivative Asset Positions	Derivative Liability Positions
Netting Adjustments:
Gross Position—Asset/(Liability)	$191	$(189)	$187	$(233)
Netting Adjustment	(148)	148	(91)	91
Cash Collateral Paid/(Received)	41	—	(7)	—

Net Position—Asset/(Liability)	$84	$(41)	$89	$(142)

Balance Sheet Location After Netting Adjustments:
Other Current Assets	$76	$—	$68	$—
Other Long-Term Assets	8	—	21	—
Other Current Liabilities	—	(3)	—	(28)
Other Long-Term Liabilities	—	(38)	—	(114)

	$84	$(41)	$89	$(142)

Recurring Fair Value Measurements

  Derivative Financial Assets and Liabilities

        The following table sets forth by level within the fair value hierarchy the financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2012 and December 31, 2011 (in millions):

	Fair Value as of December 31, 2012				Fair Value as of December 31, 2011
Recurring Fair Value Measures(1)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Commodity derivatives	$1	$35	$4	$40	$80	$1	$12	$93
Interest rate derivatives	—	(38)	—	(38)	—	(140)	—	(140)
Foreign currency derivatives	—	—	—	—	—	1	—	1

Total	$1	$(3)	$4	$2	$80	$(138)	$12	$(46)

(1)
Derivative assets and liabilities are presented above on a net basis but do not include related cash margin deposits.

  Level 1

  Level 1 of the fair value hierarchy includes exchange-traded commodity derivatives such as futures, options and swaps. The fair value of exchange-traded commodity derivatives is based on unadjusted quoted prices in active markets.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

  Level 2

  Level 2 of the fair value hierarchy includes exchange-cleared commodity derivatives and over-the-counter commodity, interest rate and foreign currency derivatives that are traded in active markets. The fair value of these derivatives is based on broker price quotations which are corroborated with market observable inputs.

  Level 3

  Level 3 of the fair value hierarchy includes over-the-counter commodity derivatives that are traded in markets that are active but not sufficiently active to warrant level 2 classification in our judgment and certain physical commodity contracts. The fair value of our level 3 over-the-counter commodity derivatives is based on broker price quotations. The fair value of our level 3 physical commodity contracts is based on a valuation model utilizing broker-quoted forward commodity prices, and timing estimates, which involve management judgment. The significant unobservable inputs used in the fair value measurement of our level 3 derivatives are forward prices obtained from brokers. A significant increase (decrease) in these forward prices would result in a proportionately lower (higher) fair value measurement.

Rollforward of Level 3 Net Assets

        The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our derivatives classified as level 3 (in millions):

	Year Ended December 31,
	2012	2011
Beginning Balance	$12	$(14)
Total gains/(losses) for the period:
Included in earnings(1)	(3)	17
Included in other comprehensive income	3	2
Settlements	(22)	21
Derivatives entered into during the period	23	3
Transfers out of level 3	(9)	(17)

Ending Balance	$4	$12

Change in unrealized gains/(losses) included in earnings relating to level 3 derivatives still held at the end of the periods	$24	$22

(1)
We reported unrealized gains and losses associated with level 3 commodity derivatives in our Consolidated Statements of Operations as Supply and Logistics segment revenues.

        During the third quarter of 2012, we transferred commodity derivatives with an aggregate fair value of a $14 million gain from level 3 to level 2. These derivatives consist of over the counter derivatives that were previously valued using forward prices obtained from a broker and are now being valued using unadjusted quoted prices in active markets. Our policy is to recognize transfers between levels as of the beginning of the reporting period in which the transfer occurred.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Derivatives and Risk Management Activities (Continued)

        During the second quarter of 2012, we transferred commodity derivatives with an aggregate fair value of a $5 million loss from level 3 to level 2. These derivatives consist of NGL derivatives that are cleared through the CME Clearport platform. This transfer resulted from additional analysis regarding the CME's pricing methodology.

        During the first quarter of 2011, we transferred interest rate and commodity derivatives with an aggregate fair value of a $17 million gain from level 3 to level 2. This transfer resulted from the implementation of additional valuation procedures, using market observable inputs, to validate the broker or dealer price quotations used for fair value measurement.

        We believe that a proper analysis of our level 3 gains or losses must incorporate the understanding that these items are generally used to hedge our commodity price risk, interest rate risk and foreign currency exchange risk and will therefore be offset by gains or losses on the underlying transactions.

Note 11—Income Taxes

        We estimate (i) income taxes in the jurisdictions in which we operate, (ii) net deferred tax assets and liabilities based on temporary differences that are expected to be recovered or settled at the enacted tax rates expected in future periods, (iii) valuation allowances for deferred tax assets and (iv) contingent tax liabilities for estimated exposures related to our current tax positions.

        Pursuant to FASB guidance related to accounting for uncertainty in income taxes, we must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the tax position and also the past administrative practices and precedents of the taxing authority. As of December 31, 2012 and 2011, we had not recognized any material amounts in connection with uncertainty in income taxes.

U.S. Federal and State Taxes

        The Company is treated as a partnership for U.S. federal income tax purposes and thus we are not subject to U.S. federal income taxes; rather the tax effect of our operations is passed through to our unitholders. Although we are subject to state income taxes in some states, the impact to the years ended December 31, 2012, 2011, and 2010 was immaterial.

Canadian Federal and Provincial Taxes

        In 2010 and prior years, PAA's Canadian operations were operated through a combination of corporate entities subject to Canadian federal and provincial taxes and a limited partnership which was treated as a flow-through entity for tax purposes. Due to changes in Canadian legislation and the Fifth Protocol to the U.S./Canada Tax Treaty, PAA restructured its Canadian investment on January 1, 2011. As of this date, all of PAA's Canadian operations are conducted within entities that are treated as corporations for Canadian tax purposes (flow through for U.S. tax purposes) and that are subject to Canadian federal and provincial taxes. Additionally, payments of interest and dividends from Canada to other Plains entities are subject to Canadian withholding tax that is treated as income tax expense.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Income Taxes (Continued)

Tax Components

        Components of income tax expense are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Current tax (benefit)/expense:
State income tax	$2	$2	$1
Canadian federal and provincial income tax	52	36	—

Total current tax (benefit)/expense	$54	$38	$1

Deferred tax (benefit)/expense:
State income tax	$—	$(2)	$1
Canadian federal and provincial income tax	1	9	(1)

Total deferred tax expense	$1	$7	$—

Total income tax (benefit)/expense	$55	$45	$1

        The difference between tax expense based on the statutory federal income tax rate and our effective tax expense is summarized as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Income before tax	$1,173	$1,032	$502
Partnership earnings not subject to current Canadian tax	(1,038)	(902)	(498)

	$135	$130	$4
Canadian federal and provincial corporate tax rate	25%	27%	28%

Income tax at statutory rate	$34	$35	$1
Current tax (benefit)/expense:
Canadian withholding tax	$18	$12	$—
Canadian period tax adjustments resulting from tax rate changes and tax return filings	(2)	(9)	2
Canadian permanent differences between book and tax	2	(2)	(3)
State income tax	2	2	1

Current income tax (benefit)/expense	$54	$38	$1

Deferred tax expense:
State deferred income tax (benefit)/expense	$—	$(2)	$1
Canadian deferred tax (benefit)/expense as a result of book versus tax differences	1	9	(1)

Deferred income tax expense	$1	$7	$—

Total income tax (benefit)/expense	$55	$45	$1

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Income Taxes (Continued)

        Deferred tax assets and liabilities, which are included net in "Other long-term liabilities and deferred credits" on our Consolidated Balance Sheet, result from the following (in millions):

	December 31,
	2012	2011
Deferred tax assets:
Book accruals in excess of current tax deductions	$28	$18

Total deferred tax assets	28	18

Deferred tax liabilities:
Property and equipment in excess of tax values	(397)	(147)

Total deferred tax liabilities	(397)	(147)

Net deferred tax liabilities	$(369)	$(129)

        The BP NGL Acquisition in 2012 increased net deferred tax liabilities by approximately $236 million. See Note 3 for additional discussion of this acquisition. Generally, tax returns for our Canadian entities are open to audit from 2008 through 2012. Our U.S. and state tax years are generally open to examination from 2009 to 2012.

Note 12—Major Customers and Concentration of Credit Risk

        Marathon Petroleum Corporation and its affiliates accounted for approximately 16%, 16% and 14% of our revenues for each of the three years ended December 31, 2012, 2011 and 2010, respectively. ConocoPhillips Company (prior to the spin-off of Phillips 66, which was effective May 1, 2012) accounted for 10% of our revenues for each of the years ended December 31, 2011 and 2010. No other customers accounted for 10% or more of our revenues during any of the three years ended December 31, 2012. The majority of revenues from these customers pertain to our supply and logistics operations. The sales to these customers occur at multiple locations and we believe that the loss of these customers would have only a short-term impact on our operating results. There is risk, however, that we would not be able to identify and access a replacement market at comparable margins.

        Financial instruments that potentially subject us to concentrations of credit risk consist principally of trade receivables. Our accounts receivable are primarily from purchasers and shippers of crude oil and, to a lesser extent, purchasers of NGL and natural gas storage. This industry concentration has the potential to impact our overall exposure to credit risk in that the customers may be similarly affected by changes in economic, industry or other conditions. We review credit exposure and financial information of our counterparties and generally require letters of credit for receivables from customers that are not considered creditworthy, unless the credit risk can otherwise be reduced. See Note 2 for additional discussion of our accounts receivable and our review of credit exposure.

Note 13—Related Party Transactions

Vulcan Energy Corporation

        In December 2010, Vulcan Energy Corporation sold its 50.1% ownership interest in the Company. Substantially all of the interest sold was acquired by our existing members or their affiliates.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Related Party Transactions (Continued)

Occidental Petroleum Corporation

        As of December 31, 2012, a subsidiary of Occidental Petroleum Corporation ("Oxy") owned approximately 35% of our member interest and had a representative on our board of directors. During the three years ended December 31, 2012, we recognized sales and transportation revenues and purchased petroleum products from companies affiliated with Oxy. These transactions were conducted at posted tariff rates or prices that we believe approximate market. See detail below (in millions):

	Year Ended December 31,
	2012	2011	2010
Revenues	$1,636	$2,568	$2,189
Purchases and related costs	$557	$361	$221

        We currently have a netting arrangement with Oxy. Our gross receivable and payable amounts with affiliates of Oxy were as follows (in millions):

	December 31,
	2012	2011
Trade accounts receivable and other receivables	$231	$132
Accounts payable	$129	$155

Other

        We also have transactions with companies in which we, through PAA, hold an investment accounted for under the equity method of accounting (see Note 2 for information related to these investments). We recorded revenues of approximately $18 million during the year ended December 31, 2012, primarily associated with sales of crude oil to Eagle Ford Pipeline LLC for its linefill requirements. These sales did not result in any gain for us. Revenues from transactions with our equity method investees in 2011 and 2010 were immaterial. During the three years ended December 31, 2012, we utilized transportation services provided by these companies. Costs related to these services totaled approximately $42 million, $33 million and $36 million for the years ended December 31, 2012, 2011 and 2010, respectively. These transactions were conducted at posted tariff rates or contracted rates or prices that we believe approximate market. Receivables from our equity method investees totaled approximately $8 million and $10 million at December 31, 2012 and 2011, respectively. Accounts payable at December 31, 2012 and 2011 were approximately $4 million and $5 million, respectively.

Note 14—Equity Compensation Plans

PAA Two-for-One Unit Split

        A two-for-one split of PAA's common units was effected on October 1, 2012. In conjunction with the split, the number of units available for issuance under each of PAA's LTIP Plans was doubled and for all outstanding unit-denominated LTIP awards, the number of unvested units and DERs (if applicable) was doubled, and the vesting requirements for such outstanding LTIP grants and related DERs, as well as awards associated with Class B units of Plains AAP, L.P. ("AAP LP Class B Units"), that are based on achievement of a specified distribution level were reduced by 50%. The remaining

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Equity Compensation Plans (Continued)

terms and conditions of the outstanding LTIP awards were not impacted. All LTIP information for PAA is presented as adjusted for the unit split.

PAA Long-Term Incentive Plan Awards

        The Company has adopted the Plains All American GP LLC 1998 Long-Term Incentive Plan (the "1998 Plan"), the 2005 Long-Term Incentive Plan (the "2005 Plan") and the PPX Successor Long-Term Incentive Plan (the "PPX Successor Plan") for employees and directors, as well as the Plains All American GP LLC 2006 Long-Term Incentive Tracking Unit Plan (the "2006 Plan") for non-officer employees. The 1998 Plan, 2005 Plan and PPX Successor Plan authorize the issuance of an aggregate of 10.8 million common units deliverable upon vesting. Although other types of awards are contemplated under the plans, currently outstanding awards are limited to "phantom units," which mature into the right to receive common units of PAA (or cash equivalent) upon vesting. Some awards also include distribution equivalent rights ("DERs"). Subject to applicable vesting criteria, a DER entitles the grantee to a cash payment equal to the cash distribution paid on an outstanding common unit. The 2006 Plan authorizes the grant of approximately 4.2 million "tracking units" which, upon vesting, represent the right to receive a cash payment in an amount based upon the market value of a common unit at the time of vesting.

        At December 31, 2012, the following LTIP awards, denominated in PAA Units, were outstanding (units in millions):

		Estimated Unit Vesting Date
LTIP Units Outstanding(1)(2)	PAA Distribution Required(3)
		2013	2014	2015	2016	Thereafter
6.0	$1.925 - $2.40	1.9	1.7	2.0	0.3	0.1

(1)
Approximately 2.9 million of the 6.0 million outstanding PAA LTIP awards also include DERs, of which 2.7 million had vested as of December 31, 2012.

(2)
LTIP units outstanding do not include AAP LP Class B Units described below.

(3)
These LTIP awards have performance conditions requiring the attainment of an annualized PAA distribution of between $1.925 and $2.40 and vest upon the later of a certain date or the attainment of such levels. If the performance conditions are not attained while the grantee remains employed by us, or the grantee does not meet employment requirements, these awards will be forfeited. For purposes of this disclosure, vesting dates are based on an estimate of future distribution levels and assume that all grantees remain employed by us through the vesting date.

Class B Units of AAP

        In August 2007, the Company authorized the issuance of up to 200,000 AAP LP Class B Units. AAP LP Class B Units become earned in various increments upon the achievement of PAA distribution levels of between $1.75 and $2.40 (or in some cases, within 180 days thereafter). When earned, the AAP LP Class B Unit awards are entitled to participate in distributions paid by AAP in excess of $11 million (as adjusted for debt service costs and excluding special distributions funded by debt) per quarter. Assuming all 200,000 AAP LP Class B Units were granted and earned, the maximum

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Equity Compensation Plans (Continued)

participation would be 8% of AAP's distribution in excess of $11 million (as adjusted) each quarter. The following table contains a summary of AAP LP Class B Unit awards:

	Reserved for Future Grants	Outstanding	Outstanding Units Earned	Grant Date Fair Value Of Outstanding Class B Units(1)
				(in millions)
Balance as of December 31, 2011	16,500	183,500	80,063	$44
Forfeitures	1,375	(1,375)	—	—
Earned	N/A	N/A	50,187	N/A

Balance as of December 31, 2012	17,875	182,125	130,250	$44

(1)
Of the grant date fair value, approximately $6 million and $9 million was recognized as expense during the years ended December 31, 2012 and 2011, respectively.

PNG Long-Term Incentive Plan Awards

        During April 2010, PAA, as PNG's general partner adopted the PAA Natural Gas Storage, L.P. 2010 Long Term Incentive Plan (the "PNG Plan") for employees, directors and consultants. The PNG Plan limits the number of PNG common units that may be delivered pursuant to awards under the plan to 3.0 million units. Although other types of awards are contemplated under the plan, currently outstanding awards are limited to phantom units, which mature into the right to receive common units of PNG (or cash equivalent) upon vesting. Some awards also include DERs.

        At December 31, 2012, the following LTIP awards, denominated in PNG Units, were outstanding (units in millions):

			Estimated Unit Vesting Date
LTIP Units Outstanding		PNG Distribution Required
			2013	2014	2015	2016	Thereafter
0.4	(1)	$1.35 - $1.55	0.1	0.1	—	0.2	—
0.2	(2)	Other	—	0.2	—		—

0.6	(3)(4)		0.1	0.3	—	0.2	—

(1)
These LTIP awards have performance conditions requiring the attainment of an annualized PNG distribution of between $1.35 and $1.55 and vest upon attainment of such levels. For purposes of this disclosure, vesting dates are based on an estimate of future distribution levels and assume that all grantees remain employed by us through the vesting date.

(2)
These LTIP awards have performance conditions requiring the conversion of PNG's Series A subordinated units (see Note 9). For purposes of this disclosure, vesting dates are based on an estimate of future distribution levels and assume that all grantees remain employed by us through the vesting date.

(3)
Approximately 0.5 million of the 0.6 million outstanding PNG LTIP awards also include DERs, of which approximately 0.2 million had vested as of December 31, 2012.

(4)
LTIP units outstanding do not include the PNG Transaction Grants or PNGS GP LLC Class B Units described below.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Equity Compensation Plans (Continued)

        PNG LTIP Modification.    In February 2012, the Board of Directors of PNG's general partner approved the modification of certain awards previously granted under the PNG Plan. As a result of the modification, 232,500 equity-classified phantom unit awards will now vest in the following manner: (i) 69,750 awards, with DERs also modified to begin payment in February 2012, will vest upon the date PNG pays an annualized distribution of at least $1.45, (ii) 69,750 awards, with DERs also modified to begin payment in May 2013, will vest upon the date PNG pays an annualized distribution of at least $1.50 and (iii) 93,000 awards, with DERs also modified to begin payment in May 2014, will vest upon the date PNG pays an annualized distribution of at least $1.55. Fifty percent of any awards that have not vested as of the November 2016 distribution date will vest at that time and the remainder will expire. Additionally, 232,500 of equity-classified phantom unit awards with vesting terms originally tied to the conversion of PNG's Series A and Series B subordinated units were modified such that all these awards will now fully vest upon conversion of the Series A subordinated units to common units. DERs were also granted with respect to these awards to begin payment in February 2012. There was no financial impact at the time of the modification; however, we anticipate that we will recognize additional equity compensation expense in the future as a result of the modification.

PNG Transaction Grants

        During September 2010, PAA entered into agreements with certain of our officers, pursuant to which these officers acquired an aggregate of 375,000 phantom common units, phantom Series A subordinated units, and phantom Series B subordinated units representing a portion of the limited partner interests of PNG issued to PAA in the PNG IPO. The awards, referred to herein as "PNG Transaction Grants," will vest upon the completion of the service period and certain performance conditions, including the conversion of PNG's Series A subordinated units into common units of PNG and the conversion of PNG's Series B subordinated units into Series A subordinated units of PNG. Upon vesting, these awards will be settled with outstanding common or Series A subordinated units of PNG currently owned by PAA, resulting in a dilution of our interest in PNG. As of December 31, 2012, 125,000 PNG Transaction Grants had vested in common units.

Class B Units of PNGS GP LLC

        During July 2010, the Board of Directors of PNG's general partner authorized the issuance of 165,000 Class B units of PNGS GP LLC ("PNGS GP LLC Class B Units"). As of December 31, 2012, 74,250 units were outstanding, and the remaining 90,750 units are reserved for future grants. The PNGS GP LLC Class B Units earn the right to participate in distributions (i.e. become "earned") in 25% increments 180 days following annualized PNG distribution levels of $2.00, $2.30, $2.50 and $2.70. In addition, 50% of the applicable earned units vest immediately upon becoming earned units and the remaining 50% vest on the fifth anniversary of the date of grant. If PNGS GP LLC Class B Units become earned units after the fifth anniversary of the date of grant, 100% of such units will vest immediately upon becoming earned units. When earned, the PNGS GP LLC Class B Units participate in quarterly distributions paid to PNG's general partner to the extent such distributions exceed $2.5 million per quarter. Assuming all 165,000 PNGS GP LLC Class B Units were granted and earned, the maximum participation rate would be 6% of PNG's quarterly general partner distribution in excess of $2.5 million. As the PNG distribution levels required for vesting are not currently considered to be probable of occurring, no expense was recognized for the PNGS GP LLC Class B Units during the years ended December 31, 2012 or 2011.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Equity Compensation Plans (Continued)

Other Consolidated Equity Compensation Information

        Our LTIP awards include both liability classified and equity classified awards. In accordance with FASB guidance regarding share-based payments, the fair value of our liability classified LTIP awards is calculated based on the closing market price of the underlying PAA or PNG Units at each balance sheet date and adjusted for the present value of any distributions that are estimated to occur on the underlying units over the vesting period that will not be received by the award recipients. The fair value of our equity classified LTIP awards is calculated based on the closing market price of the PAA or PNG Units on the respective grant dates and adjusted for the present value of any distributions that are estimated to occur on the underlying units over the vesting period that will not be received by the award recipient. This fair value is recognized as compensation expense over the service period.

        Our LTIP awards typically contain performance conditions based on the attainment of certain annualized distribution levels and vest upon the later of a certain date or the attainment of such levels. For awards with performance conditions (such as distribution targets), expense is accrued over the service period only if the performance condition is considered to be probable of occurring. When awards with performance conditions that were previously considered improbable become probable, we incur additional expense in the period that our probability assessment changes. This is necessary to bring the accrued obligation associated with these awards up to the level it would be as if we had been accruing for these awards since the grant date. Our DER awards typically contain performance conditions based on the attainment of certain annualized distribution levels and become earned upon the attainment of such levels. The DERs terminate with the vesting or forfeiture of the underlying LTIP award. For liability classified awards, we recognize DER payments in the period the payment is earned as compensation expense. For equity classified awards, we recognize DER payments in the period it is paid as a reduction of noncontrolling interest.

        Prior to PNG's IPO and adoption of the PNG Plan, certain PNG officers and other individuals were granted LTIP awards under the PAA LTIP Plans. In connection with the adoption of the PNG plan, substantially all of the then outstanding PAA LTIP awards held by PNG officers were converted to PNG LTIP awards. We recognized incremental compensation expense of less than $1 million during the twelve months ended December 31, 2010 as a result of this modification.

        Our accrued liability at December 31, 2012 related to all outstanding liability-classified LTIP awards and DERs was approximately $90 million, of which approximately $44 million was classified as short-term and approximately $46 million was classified as long-term. These short- and long-term accrued LTIP liabilities are reflected in "Accounts payable and accrued liabilities" and "Other long-term liabilities and deferred credits," respectively, on our Consolidated Balance Sheet. These liabilities include accruals associated with our assessments that the following performance conditions are probable of occurring: (i) an annualized PAA distribution of $2.45, (ii) an annualized PNG distribution of $1.45 and (iii) the conversion of PNG's Series A subordinated units. At December 31, 2011, the accrued liability was approximately $138 million, which includes accruals associated with our assessments that the following performance conditions were probable of occurring: (i) an annualized PAA distribution of $2.175, (ii) an annualized PNG distribution of $1.45 and (iii) the conversion of PNG's Series A subordinated units and the first tranche of PNG's Series B subordinated units. In February 2012, the performance conditions related to PNG's Series B subordinated units were modified. See "PNG LTIP Modification" above for further discussion.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Equity Compensation Plans (Continued)

        Our equity compensation activity for LTIP awards denominated in PAA and PNG Units is summarized in the following table (units in millions):

	PAA Units(1)(2)		PNG Units(3)(4)(5)(6)
	Units	Weighted Average Grant Date Fair Value per Unit	Units	Weighted Average Grant Date Fair Value per Unit
Outstanding, December 31, 2009	7.8	$18.20	—	$—

Granted	4.0	$22.83	1.1	$20.49
Vested	(2.2)	$16.10	—	$—
Cancelled or forfeited	(0.8)	$17.81	(0.1)	$19.22

Outstanding, December 31, 2010	8.8	$20.85	1.0	$20.55

Granted	1.0	$27.53	—	$—
Vested	(1.4)	$20.34	(0.1)	$23.62
Cancelled or forfeited	(0.4)	$20.99	(0.1)	$19.20

Outstanding, December 31, 2011	8.0	$21.77	0.8	$20.55

Granted	1.5	$33.90	0.1	$15.33
Vested	(3.2)	$19.82	—	$23.64
Cancelled or forfeited	(0.3)	$29.36	—	$—

Outstanding, December 31, 2012	6.0	$25.55	0.9	$17.49

(1)
Amounts do not include AAP LP Class B Units.

(2)
PAA Units are presented as adjusted for the two-for-one unit split effected on October 1, 2012.

(3)
Amounts do not include PNGS GP LLC Class B Units.

(4)
Amounts include PNG Transaction Grants.

(5)
Weighted average grant date fair value per unit for PNG Units outstanding at December 31, 2012 is impacted by the modification of PNG awards during the first quarter of 2012 as discussed above.

(6)
Less than 0.1 million PNG Units vested during the twelve months ended December 31, 2012.

        We refer to our LTIP Plans, PNG Transaction Grants, AAP LP Class B Units and PNGS GP LLC Class B Units collectively as "Equity compensation plans." The table below summarizes the expense

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Equity Compensation Plans (Continued)

recognized and the value of vesting (settled both in units and cash) related to our equity compensation plans (in millions):

	2012	2011	2010
Equity compensation expense(1)	$101	$110	$98
LTIP unit-settled vestings(2)	$62	$24	$26
LTIP cash-settled vestings	$66	$19	$36
DER cash payments	$7	$4	$4

(1)
Includes expense associated with equity and liability classified awards.

(2)
For the years ended December 31, 2012 and 2011, approximately $1 million and $2 million, respectively, relates to unit vestings which were settled with PNG common units.

        Approximately 1.0 million, 0.4 million, and 0.6 million PAA common units were issued net of tax withholding of approximately 0.5 million, 0.2 million and 0.4 million units, in 2012, 2011, and 2010 respectively, in connection with the settlement of vested awards. The remaining 1.7 million, 0.8 million and 1.2 million of awards that vested during 2012, 2011 and 2010 respectively, were settled in cash. Based on the December 31, 2012 fair value measurement and probability assessment regarding future distributions, we expect to recognize approximately $88 million of additional expense over the life of our outstanding awards related to the remaining unrecognized fair value. Actual amounts may differ materially as a result of a change in the market price of our units and/or probability assessments regarding future distributions. We estimate that the remaining fair value will be recognized in expense as shown below (in millions):

Year	Equity Compensation Plan Fair Value Amortization(1)(2)
2013	$49
2014	26
2015	10
2016	3
2017	—

Total	$88

(1)
Amounts do not include fair value associated with awards containing performance conditions that are not considered to be probable of occurring at December 31, 2012.

(2)
Includes unamortized fair value associated with AAP LP Class B Units, PNGS GP LLC Class B Units and PNG Transaction Grants.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Commitments and Contingencies

Commitments

        Expenditures related to leases for 2012, 2011 and 2010 were approximately $102 million, $60 million and $52 million, respectively. We have commitments, some of which are leases, related to real property, equipment and operating facilities. We also incur costs associated with leased land, rights-of-way, permits and regulatory fees. Future non-cancelable commitments related to these items at December 31, 2012, are summarized below (in millions):

	2013	2014	2015	2016	2017	Thereafter	Total
Leases(1)	$113	$110	$101	$88	$61	$343	$816
Other commitments(2)	31	21	18	15	14	37	136

Total	$144	$131	$119	$103	$75	$380	$952

(1)
Includes capital and operating leases as defined by the FASB guidance.

(2)
Primarily includes third-party storage and transportation agreements and pipeline throughput agreements.

Litigation

        General.    In the ordinary course of business, we are involved in various legal proceedings. To the extent we are able to assess the likelihood of a negative outcome for these proceedings, our assessments of such likelihood range from remote to probable. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, we accrue the estimated amount. We do not believe that the outcome of these legal proceedings, individually or in the aggregate, will have a materially adverse effect on our financial condition, results of operations or cash flows. Although we believe that our operations are presently in material compliance with applicable requirements, as we acquire and incorporate additional assets it is possible that the Environmental Protection Agency ("EPA") or other governmental entities may seek to impose fines, penalties or performance obligations on us (or on a portion of our operations) as a result of any past noncompliance whether such noncompliance initially developed before or after our acquisition.

        Pemex Exploración y Producción v. Big Star Gathering Ltd L.L.P. et al.    In two cases filed in the Texas Southern District Court in May 2011 and April 2012, Pemex Exploración y Producción ("PEP") alleges that certain parties stole condensate from pipelines and gathering stations and conspired with U.S. companies (primarily in Texas) to import and market the stolen condensate. PEP does not allege that Plains was part of any conspiracy, but that it dealt in the condensate only after it had been obtained by others and resold to Plains Marketing, L.P. PEP seeks actual damages, attorney's fees, and statutory penalties from Plains Marketing, L.P. At a hearing held on October 20, 2011, the Court ruled that Texas law (not Mexican law) governs the actions. In February 2013, the Court granted Plains Marketing, L.P.'s motion to be dismissed from the April 2012 lawsuit and Plains Marketing, L.P. filed a motion for summary judgment in the May 2011 lawsuit.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Commitments and Contingencies (Continued)

Environmental

  General

        We record environmental liabilities when environmental assessments and/or remedial efforts are probable and the amounts can be reasonably estimated. Generally, our recording of these accruals coincides with our completion of a feasibility study or our commitment to a formal plan of action. We do not discount our environmental remediation liabilities to present value. We also record environmental liabilities assumed in business combinations based on the estimated fair value of the environmental obligations caused by past operations of the acquired company. We record receivables for amounts recoverable from insurance or from third parties under indemnification agreements in the period that we determine the costs are probable of recovery.

        Environmental expenditures that pertain to current operations or to future revenues are expensed or capitalized consistent with our capitalization policy for property and equipment. Expenditures that result from the remediation of an existing condition caused by past operations and that do not contribute to current or future profitability are expensed.

        Although we believe that our efforts to enhance our leak prevention and detection capabilities have produced positive results, we have experienced (and likely will experience future) releases of hydrocarbon products into the environment from our pipeline and storage operations. These releases can result from unpredictable man-made or natural forces and may reach "navigable waters" or other sensitive environments. Whether current or past, damages and liabilities associated with any such releases from our assets may substantially affect our business.

        At December 31, 2012, our estimated undiscounted reserve for environmental liabilities, including the reserve related to our Rangeland Pipeline release as discussed further below, totaled approximately $96 million, of which approximately $13 million was classified as short-term and approximately $83 million was classified as long-term. At December 31, 2011, our estimated undiscounted reserve for environmental liabilities totaled approximately $74 million, of which approximately $12 million was classified as short-term and $62 million was classified as long-term. The short- and long-term environmental liabilities referenced above are reflected in "Accounts payable and accrued liabilities" and "Other long-term liabilities and deferred credits," respectively, on our Consolidated Balance Sheet. At December 31, 2012 and December 31, 2011, we had recorded receivables totaling approximately $42 million and $47 million, respectively, for amounts probable of recovery under insurance and from third parties under indemnification agreements, which are predominantly reflected in "Trade accounts receivable and other receivables, net" on our Consolidated Balance Sheet.

        In some cases, the actual cash expenditures may not occur for three to five years. Our estimates used in these reserves are based on information currently available to us and our assessment of the ultimate outcome. Among the many uncertainties that impact our estimates are the necessary regulatory approvals for, and potential modification of, our remediation plans, the limited amount of data available upon initial assessment of the impact of soil or water contamination, changes in costs associated with environmental remediation services and equipment and the possibility of existing legal claims giving rise to additional claims. Therefore, although we believe that the reserve is adequate, costs incurred may be in excess of the reserve and may potentially have a material adverse effect on our financial condition, results of operations or cash flows.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Commitments and Contingencies (Continued)

  Pipeline Releases

        Rainbow Pipeline Release.    On April 29, 2011, PAA experienced a crude oil release of approximately 28,000 barrels of crude oil on a remote section of its Rainbow Pipeline located in Alberta, Canada. Since the release and through December 31, 2012, we spent approximately $70 million, before insurance recoveries, in connection with site clean-up, reclamation and remediation activities, and as of December 31, 2012, we did not have any material outstanding liabilities or insurance receivables relating to this release. On February 26, 2013, the Alberta Energy Regulator (f/k/a the Energy Resources Conservation Board) ("AER") issued a report detailing four enforcement actions against Plains Midstream Canada ULC ("PMC") for failure to comply with certain regulatory requirements in connection with the release, including requirements related to operations and maintenance procedures, leak detection and response, backfill and compaction procedures and emergency response plan testing. PMC is in the process of taking appropriate actions necessary to respond to and comply with the enforcement actions set forth in the report, including the implementation of additional risk assessment procedures and the taking of other actions designed to minimize the risk that similar incidents occur in the future and enhance the effectiveness of PMC's response to any such future incidents. In addition, on April 23, 2013, the Alberta Ministry of Environment and Sustainable Resource Development filed civil charges under the Environmental Protection and Enhancement Act against PMC relating to the release. To date, PMC has not been assessed any fines or penalties related to this release; however, such fines or penalties may be assessed in the future and are not reasonably estimable at this time.

        Rangeland Pipeline Release.    On June 7, 2012, PAA experienced a crude oil release on a section of its Rangeland Pipeline located near Sundre, Alberta, Canada. Approximately 3,000 barrels were released into the Red Deer River and were contained downstream in the Gleniffer Reservoir. The pipeline, while pressurized, was shut in at the time of the incident. Clean-up and remediation activities were conducted in cooperation with the applicable regulatory agencies. Remediation activities in the reservoir area were completed by June 30, 2012, remediation of the remaining impacted areas was completed by September 30, 2012 and interim closure was received from the applicable regulatory agencies. Ongoing monitoring will continue into 2013, and a long-term monitoring plan, if required, will be developed and implemented in accordance with regulatory requirements. This release is currently under investigation by the AER, which is also performing a full audit of PMC's operations. Although the AER's final investigation is not complete, on July 4, 2013, the AER issued a report detailing four enforcement actions against PMC citing failure to inspect water crossings, failure to complete an engineering assessment to determine suitability of continued operation of the Rangeland Pipeline, failure to maintain updated emergency response plans, and failure to conduct regular public awareness programs. The AER also issued an order under Section 22 of the Oil and Gas Conservation Act imposing additional regulatory requirements on PMC with respect to obtaining operating approvals under such Act during the pendency of the AER's audit. To date, no fines or penalties have been assessed against PMC with respect to this release; however, it is possible that fines or penalties may be assessed against PMC in the future.

        We estimate that the aggregate total clean-up and remediation costs, before insurance recoveries, will be approximately $51 million. This estimate considers our prior experience in environmental investigation and remediation matters, as well as available data from, and in consultation with, our environmental specialists. Although actual remediation costs may be more than amounts accrued, we

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Commitments and Contingencies (Continued)

believe we have established adequate reserves for all probable and reasonably estimable costs. We have accrued the total estimated costs to "Field operating costs" in our Consolidated Statement of Operations.

        As of December 31, 2012, we had a remaining undiscounted gross environmental remediation liability related to this release of approximately $7 million, substantially all of which is presented as a current liability in "Accounts payable and accrued liabilities" on our Consolidated Balance Sheet. We maintain insurance coverage, which is subject to certain exclusions and deductibles, to protect us against such environmental liabilities. This coverage is adequate to cover the total remediation costs net of our deductible. As of December 31, 2012, we had a receivable of approximately $36 million for the portion of this liability that we believe is probable of recovery from insurance, net of deductibles. This receivable has been recognized as a current asset in "Trade accounts receivable and other receivables, net" on our Consolidated Balance Sheet with the offset reducing "Field operating costs" in our Consolidated Statement of Operations.

        Bay Springs Pipeline Release.    On February 5, 2013, PAA experienced a crude oil release of approximately 120 barrels on a portion of one of its pipelines near Bay Springs, Mississippi. Most of the released oil was contained within PAA's pipeline right of way, but some of the released oil entered a nearby waterway where it was contained with booms. The EPA has issued an administrative order requiring PAA to take various actions in response to the release, including remediation, reporting and other actions, and PAA may be subjected to a civil penalty. We estimate that the aggregate clean-up and remediation costs associated with this release will not exceed $10 million.

        Kemp River Pipeline Releases.    During May and June 2013, PAA discovered two separate releases on its Kemp River pipeline in Northern Alberta, Canada that, in the aggregate, resulted in the estimated release of approximately 1,250 barrels of condensate and light crude oil. Clean-up and remediation activities are being conducted in cooperation with the applicable regulatory agencies. We estimate that the aggregate clean-up and remediation costs associated with these releases will be approximately $15 million.

  Environmental Remediation

        We currently own or lease, and in the past have owned and leased, properties where hazardous liquids, including hydrocarbons, are or have been handled. These properties and the hazardous liquids or associated wastes disposed thereon may be subject to CERCLA, RCRA and state and Canadian federal and provincial laws and regulations. Under such laws and regulations, we could be required to remove or remediate hazardous liquids or associated wastes (including wastes disposed of or released by prior owners or operators) and to clean up contaminated property (including contaminated groundwater).

        We maintain insurance of various types with varying levels of coverage that we consider adequate under the circumstances to cover our operations and properties. The insurance policies are subject to deductibles and retention levels that we consider reasonable and not excessive. Consistent with insurance coverage generally available in the industry, in certain circumstances our insurance policies provide limited coverage for losses or liabilities relating to gradual pollution, with broader coverage for sudden and accidental occurrences.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Commitments and Contingencies (Continued)

        In conjunction with our acquisitions, we typically make an assessment of potential environmental exposure and determine whether to negotiate an indemnity, what the terms of any indemnity should be and whether to obtain environmental risk insurance, if available. These contractual indemnifications typically are subject to specific monetary requirements that must be satisfied before indemnification will apply, and have term and total dollar limits. For instance, in connection with the purchase of former TNM pipeline assets from Link in 2004, we identified a number of environmental liabilities for which we received a purchase price reduction from Link and recorded a total environmental reserve of $20 million, of which we agreed in an arrangement with TNM to bear the first $11 million in costs of pre-May 1999 environmental issues. TNM also agreed to pay all costs in excess of $20 million (excluding certain deductibles). TNM's obligations are guaranteed by SOP. As of December 31, 2012, we had incurred approximately $24 million of remediation costs associated with these sites, while SOP's share has been approximately $13 million.

        Other assets we have acquired or will acquire in the future may have environmental remediation liabilities for which we are not indemnified.

        We have in the past experienced and in the future likely will experience releases of crude oil into the environment from our pipeline and storage operations. We also may discover environmental impacts from past releases that were previously unidentified.

Insurance

        A pipeline, terminal or other facility may experience damage as a result of an accident, natural disaster or terrorist activity. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. We maintain various types of insurance that we consider adequate to cover our operations and certain assets. The insurance policies are subject to deductibles or self-insured retentions that we consider reasonable. Our insurance does not cover every potential risk associated with operating pipelines, terminals and other facilities, including the potential loss of significant revenues.

        The occurrence of a significant event not fully insured, indemnified or reserved against, or the failure of a party to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. We believe we are adequately insured for public liability and property damage with respect to our operations. In the future, we may not be able to maintain insurance at levels that we consider adequate for rates we consider reasonable. As a result, we may elect to self-insure or utilize higher deductibles in certain insurance programs. For example, the market for hurricane- or windstorm-related property damage coverage has remained difficult the last few years. The amount of coverage available has been limited, costs have increased substantially and deductibles have increased as well.

        In 2011, we elected not to renew our hurricane insurance, and, instead, to self-insure this risk. Our assessment of the current availability of coverage and associated rates has led us to the decision to continue to self-insure. This decision does not affect our third-party liability insurance, which still covers hurricane-related liability claims which we have renewed at our historic coverage levels. In addition, although we believe that we have established adequate reserves to the extent such risks are not insured, costs incurred in excess of these reserves may be higher and may potentially have a material adverse effect on our financial conditions, results of operations or cash flows.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16—Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total(1)
	(in millions)
2012
Revenues	$9,218	$9,786	$9,354	$9,439	$37,797
Gross margin(2)	$407	$551	$328	$479	$1,766
Operating income	$313	$462	$247	$401	$1,424
Net income	$234	$384	$171	$327	$1,118
Net income attributable to GP LLC	$—	$1	$1	$1	$3
2011
Revenues	$7,694	$8,859	$8,837	$8,884	$34,275
Gross margin(2)	$355	$371	$413	$453	$1,591
Operating income	$285	$298	$357	$359	$1,297
Net income	$183	$232	$286	$286	$987
Net income attributable to GP LLC	$—	$1	$—	$1	$2

(1)
The sum of the four quarters may not equal the total year due to rounding.

(2)
Gross margin is calculated as Total revenues less (i) Purchases and related costs, (ii) Field operating costs and (iii) Depreciation and amortization.

Note 17—Operating Segments

        We manage our operations through three operating segments: (i) Transportation, (ii) Facilities and (iii) Supply and Logistics. See "Revenue Recognition" in Note 2 for a summary of the types of products and services from which each segment derives its revenues.

        Our Chief Operating Decision Maker (our Chief Executive Officer) evaluates segment performance based on measures including segment profit and maintenance capital investment. We define segment profit as revenues and equity earnings in unconsolidated entities less (i) purchases and related costs, (ii) field operating costs and (iii) segment general and administrative expenses. Each of the items above excludes depreciation and amortization.

        As an MLP, PAA makes quarterly distributions of "available cash" (as defined in the PAA partnership agreement) to PAA unitholders. We look at each period's earnings before non-cash depreciation and amortization as an important measure of segment performance. The exclusion of depreciation and amortization expense could be viewed as limiting the usefulness of segment profit as a performance measure because it does not account in current periods for the implied reduction in value of our capital assets, such as crude oil pipelines and facilities, caused by age-related decline and wear and tear. We compensate for this limitation by recognizing that depreciation and amortization are largely offset by repair and maintenance investments, which acts to partially offset the aging and wear and tear in the value of our principal fixed assets. These maintenance investments are a component of field operating costs included in segment profit or in maintenance capital, depending on the nature of the cost. Maintenance capital, which is deducted in determining "available cash," consists of capital expenditures for the replacement of partially or fully depreciated assets in order to maintain the service capability, level of production and/or functionality of our existing assets. Capital expenditures made to expand the existing earnings capacity of our assets are considered expansion capital expenditures, not

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Operating Segments (Continued)

maintenance capital. Repair and maintenance expenditures incurred in order to maintain the day to day operation of our existing assets are charged to expense as incurred.

        The following table reflects certain financial data for each segment for the periods indicated (in millions):

	Transportation	Facilities	Supply and Logistics	Total
Twelve Months Ended December 31, 2012
Revenues:
External Customers	$623	$736	$36,438	$37,797
Intersegment(1)	793	362	2	1,157

Total revenues of reportable segments	$1,416	$1,098	$36,440	$38,954

Equity earnings in unconsolidated entities	$38	$—	$—	$38

Segment profit(2)(3)	$710	$482	$753	$1,945

Capital expenditures	$1,244	$1,724	$503	$3,471

Total assets	$6,447	$6,134	$6,678	$19,259

Maintenance capital	$108	$49	$13	$170

Twelve Months Ended December 31, 2011
Revenues:
External Customers	$572	$638	$33,065	$34,275
Intersegment(1)	593	158	3	754

Total revenues of reportable segments	$1,165	$796	$33,068	$35,029

Equity earnings in unconsolidated entities	$13	$—	$—	$13

Segment profit(2)(3)	$555	$358	$647	$1,560

Capital expenditures	$600	$1,317	$18	$1,935

Total assets	$5,189	$4,506	$5,719	$15,414

Maintenance capital	$86	$22	$12	$120

Twelve Months Ended December 31, 2010
Revenues:
External Customers	$565	$339	$24,989	$25,893
Intersegment(1)	480	151	1	632

Total revenues of reportable segments	$1,045	$490	$24,990	$26,525

Equity earnings in unconsolidated entities	$3	$—	$—	$3

Segment profit(2)(3)	$516	$270	$240	$1,026

Capital expenditures	$329	$270	$163	$762

Total assets	$4,732	$3,303	$5,699	$13,734

Maintenance capital	$67	$17	$9	$93

(1)
Segment revenues and purchases and related costs include intersegment amounts. Intersegment sales are conducted at posted tariff rates, rates similar to those charged to third parties or rates that we believe approximate market.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Operating Segments (Continued)

(2)
Supply and Logistics segment profit includes interest expense (related to hedged inventory purchases) of approximately $12 million, $20 million and $17 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(3)
The following table reconciles segment profit to net income attributable to GP LLC (in millions):

	Year Ended December 31,
	2012	2011	2010
Segment profit	$1,945	$1,560	$1,026
Depreciation and amortization	(483)	(250)	(257)
Interest expense	(295)	(259)	(258)
Other income/(expense), net	6	(19)	(9)
Income tax benefit/(expense)	(55)	(45)	(1)

Net income	1,118	987	501
Net income attributable to noncontrolling interests	(1,115)	(985)	(499)

Net income attributable to GP LLC	$3	$2	$2

Geographic Data

        We have operations in the United States and Canada. Set forth below are revenues and long-lived assets attributable to these geographic areas (in millions):

	Year Ended December 31,
Revenues(1)	2012	2011	2010
United States	$29,978	$28,181	$21,471
Canada	7,819	6,094	4,422

	$37,797	$34,275	$25,893

(1)
Revenues are primarily attributed to each region based on where the services are provided or the product is shipped.

	December 31,
Long-Lived Assets(1)	2012	2011
United States	$10,423	$9,151
Canada	3,677	1,883

	$14,100	$11,034

(1)
Excludes long-term derivative assets.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except units)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18	$25
Trade accounts receivable and other receivables, net	3,321	3,564
Inventory	892	1,209
Other current assets	430	351

Total current assets	4,661	5,149

PROPERTY AND EQUIPMENT	11,803	11,183
Accumulated depreciation	(1,602)	(1,519)

	10,201	9,664

OTHER ASSETS
Goodwill	2,503	2,535
Linefill and base gas	707	707
Long-term inventory	207	274
Investments in unconsolidated entities	442	343
Other, net	544	587

Total assets	$19,265	$19,259

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$3,550	$3,824
Short-term debt	905	1,086
Other current liabilities	288	275

Total current liabilities	4,743	5,185

LONG-TERM LIABILITIES
Senior notes, net of unamortized discount of $14 and $15, respectively	6,011	6,010
Long-term debt under credit facilities and other	502	510
Other long-term liabilities and deferred credits	558	586

Total long-term liabilities	7,071	7,106

COMMITMENTS AND CONTINGENCIES (NOTE 11)
MEMBERS' EQUITY
Members' equity, excluding noncontrolling interests	—	—
Noncontrolling interests	7,451	6,968

Total members' equity	7,451	6,968

Total liabilities and members' equity	$19,265	$19,259

The accompanying notes are an integral part of these condensed consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
REVENUES
Supply and Logistics segment revenues	$9,933	$9,442	$20,157	$18,319
Transportation segment revenues	165	158	338	307
Facilities segment revenues	197	186	420	378

Total revenues	10,295	9,786	20,915	19,004
COSTS AND EXPENSES
Purchases and related costs	9,387	8,830	18,825	17,332
Field operating costs	343	319	684	568
General and administrative expenses	91	89	196	182
Depreciation and amortization	91	86	174	147

Total costs and expenses	9,912	9,324	19,879	18,229
OPERATING INCOME	383	462	1,036	775
OTHER INCOME/(EXPENSE)
Equity earnings in unconsolidated entities	11	9	23	16
Interest expense (net of capitalized interest of $10, $10, $19 and $18, respectively)	(76)	(77)	(154)	(143)
Other income/(expense), net	(1)	—	(1)	2

INCOME BEFORE TAX	317	394	904	650
Current income tax expense	(8)	(6)	(53)	(24)
Deferred income tax expense	(10)	(4)	(17)	(7)

NET INCOME	299	384	834	619
Net income attributable to noncontrolling interests	(298)	(383)	(832)	(618)

NET INCOME ATTRIBUTABLE TO GP LLC	$1	$1	$2	$1

The accompanying notes are an integral part of these condensed consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net income	$299	$384	$834	$619
Other comprehensive loss	(92)	(107)	(137)	(47)

Comprehensive income	207	277	697	572
Comprehensive income attributable to noncontrolling interests	(206)	(276)	(695)	(571)

Comprehensive income attributable to GP LLC	$1	$1	$2	$1

The accompanying notes are an integral part of these condensed consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME

(in millions)

	Derivative Instruments	Translation Adjustments	Total
		(unaudited)
Balance at December 31, 2012	$(121)	$200	$79

Reclassification adjustments	(15)	—	(15)
Deferred gain on cash flow hedges, net of tax	62	—	62
Currency translation adjustments	—	(184)	(184)

Total period activity	47	(184)	(137)

Balance at June 30, 2013	$(74)	$16	$(58)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Six Months Ended June 30,
	2013	2012
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$834	$619
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	174	147
Inventory valuation adjustments	—	121
Equity-indexed compensation expense	78	60
Gain on sales of linefill and base gas	(3)	(16)
Net cash paid for terminated interest rate and foreign currency hedging instruments	—	(23)
(Gain)/loss on foreign currency revaluation	(5)	12
Deferred income tax expense	17	7
Other	(1)	(3)
Changes in assets and liabilities, net of acquisitions	240	(580)

Net cash provided by operating activities	1,334	344

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid in connection with acquisitions, net of cash acquired	(31)	(1,534)
Additions to property, equipment and other	(785)	(544)
Cash received for sales of linefill and base gas	14	49
Cash paid for purchases of linefill and base gas	(24)	(29)
Investment in unconsolidated entities	(112)	—
Proceeds from sales of assets	3	19
Other investing activities	3	1

Net cash used in investing activities	(932)	(2,038)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings/(repayments) on PAA's revolving credit facility (Note 7)	(65)	168
Net borrowings/(repayments) on PAA's hedged inventory facility (Note 7)	(85)	140
Net borrowings/(repayments) on PNG's credit agreements (Note 7)	(36)	37
Net borrowings/(repayments) on AAP's revolving credit facility (Note 7)	3	(5)
Proceeds from the issuance of PAA's senior notes	—	1,247
Net proceeds from the issuance of PAA's common units	329	541
Net proceeds from the issuance of PNG common units	30	—
Short-term borrowings related to cash overdraft	—	48
Distributions paid to noncontrolling interests	(579)	(482)
Distributions paid to members	(2)	(1)
Other financing activities	(1)	(11)

Net cash provided by/(used in) financing activities	(406)	1,682

Effect of translation adjustment on cash	(3)	(2)
Net decrease in cash and cash equivalents	(7)	(14)
Cash and cash equivalents, beginning of period	25	27

Cash and cash equivalents, end of period	$18	$13

Cash paid for:
Interest, net of amounts capitalized	$148	$132
Income taxes, net of amounts refunded	$18	$48

The accompanying notes are an integral part of these condensed consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY

(in millions)

	Members' Equity (Excluding Noncontrolling Interests)	Noncontrolling Interests	Members' Equity
		(unaudited)
Balance at December 31, 2012	$—	$6,968	$6,968

Net income	2	832	834
Distributions	(2)	(579)	(581)
Issuance of PAA common units	—	331	331
Issuance of PAA common units under LTIP	—	4	4
Units tendered by employees to satisfy tax withholding obligations	—	(15)	(15)
Equity-indexed compensation expense	—	20	20
Distribution equivalent right payments	—	(3)	(3)
Other comprehensive loss	—	(137)	(137)
Issuance of PNG common units	—	30	30

Balance at June 30, 2013	$—	$7,451	$7,451

The accompanying notes are an integral part of these condensed consolidated financial statements.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1—Organization and Basis of Presentation

Organization

        Plains All American GP LLC (the "Company" or "GP LLC") is a Delaware limited liability company that was formed on May 2, 2001. The Company serves as the managing general partner of Plains All American Pipeline, L.P. ("PAA"), a publicly traded limited partnership, and is the general partner of Plains AAP, L.P. ("AAP"), a Delaware limited partnership that owns 100% of the incentive distribution rights of PAA. AAP is the sole member of PAA GP LLC ("GP"), a Delaware limited liability company, which holds the 2% general partner interest in PAA. Unless the context indicates otherwise, the terms "Plains," "we," "us," "our," "ours" and similar terms refer to the Company, AAP, GP and PAA and its consolidated subsidiaries.

        The Company manages the business and affairs of PAA. Except for situations in which the approval of the limited partners is expressly required by PAA's partnership agreement, or by non-waivable provisions of applicable law, the Company has full and complete authority, power and discretion to manage and control the business, affairs and property of PAA, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of PAA's business, including the execution of contracts and management of litigation. The Company employs all domestic officers and personnel involved in the operation and management of PAA. PAA's Canadian officers and personnel are employed by its subsidiary, Plains Midstream Canada ULC.

        PAA engages in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids ("NGL"). The term NGL includes ethane and natural gasoline products as well as propane and butane, products which are also commonly referred to as liquefied petroleum gas ("LPG"). When used in this document, NGL refers to all NGL products including LPG. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P. (NYSE: PNG), PAA also owns and operates natural gas storage facilities. PAA's business activities are conducted through three operating segments: (i) Transportation, (ii) Facilities and (iii) Supply and Logistics. See Note 12 for further discussion of these operating segments.

  Potential Acquisition of PNG by PAA

        On August 27, 2013, PAA delivered a proposal to PNG to acquire all of the outstanding common units of PNG that are held by unitholders other than PAA for consideration of 0.435 PAA common units for each outstanding PNG common unit held by such unitholders. There are approximately 33.0 million PNG common units owned by unitholders other than PAA and consummation of the transaction as proposed would result in the issuance of approximately 14.3 million additional PAA common units. At the time of the proposal, PAA owned approximately 28.2 million common units of PNG, which represented approximately 46% of PNG's issued and outstanding common units. PAA also owns PNG's general partner, as well as all of PNG's incentive distribution rights, all 11.9 million of its Series A subordinated units and all 13.5 million of its Series B subordinated units.

        PAA's proposal assumes the transaction will close prior to the end of 2013 and the payment of a regular quarterly distribution by PNG in November equal to the common unit distribution paid by PNG in August 2013. Moreover, consummation of the proposed transaction is subject to a number of

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 1—Organization and Basis of Presentation (Continued)

conditions, including the approval of the Company, approval of a committee of independent directors established by the board of directors of PNG's general partner, approval of PNG's unitholders, and the negotiation and execution of a definitive agreement. There can be no assurance that a definitive agreement will be executed or that any transaction will be approved or consummated.

Basis of Consolidation and Presentation

        The accompanying unaudited condensed consolidated interim financial statements and notes thereto should be read in conjunction with our 2012 Consolidated Financial Statements. The financial statements have been prepared in accordance with the instructions for interim reporting as set forth by the SEC. All adjustments (consisting only of normal recurring adjustments) that in the opinion of management were necessary for a fair statement of the results for the interim periods have been reflected. All significant intercompany transactions have been eliminated in consolidation. The accompanying unaudited condensed consolidated financial statements include the Company, all of its wholly owned subsidiaries and those entities that we control. Under GAAP, the general partner is presumed to control the partnership if the limited partners do not have a substantive ability to dissolve (liquidate) the partnership or substantive participation rights. The limited partner unit holders of PAA do not have such rights and thus PAA is consolidated. Amounts associated with the limited partner units not owned by us are reflected in our results of operations as net income attributable to noncontrolling interests and in our balance sheet equity section as noncontrolling interests. The condensed consolidated balance sheet data as of December 31, 2012 was derived from audited financial statements, but does not include all disclosures required by GAAP. The results of operations for the three and six months ended June 30, 2013 should not be taken as indicative of results to be expected for the entire year.

        Subsequent events have been evaluated through the date the financial statements were issued, which was September 5, 2013 and have been included in the following footnotes where applicable.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 1—Organization and Basis of Presentation (Continued)

Definitions

        Additional defined terms are used in the following notes and shall have the meanings indicated below:

AOCI	=	Accumulated other comprehensive income
Bcf	=	Billion cubic feet
Btu	=	British thermal unit
CAD	=	Canadian dollar
CME	=	Chicago Mercantile Exchange
DERs	=	Distribution equivalent rights
EBITDA	=	Earnings before interest, taxes, depreciation and amortization
FASB	=	Financial Accounting Standards Board
FERC	=	Federal Energy Regulatory Commission
GAAP	=	Generally accepted accounting principles in the United States
ICE	=	IntercontinentalExchange
LIBOR	=	London Interbank Offered Rate
LLS	=	Light Louisiana Sweet
LTIP	=	Long-term incentive plan
Mcf	=	Thousand cubic feet
MLP	=	Master limited partnership
NGL	=	Natural gas liquids including ethane, natural gasoline products, propane and butane
NPNS	=	Normal purchases and normal sales
NYMEX	=	New York Mercantile Exchange
NYSE	=	New York Stock Exchange
PLA	=	Pipeline loss allowance
PNG	=	PAA Natural Gas Storage, L.P.
SEC	=	Securities and Exchange Commission
USD	=	United States dollar
WTI	=	West Texas Intermediate
WTS	=	West Texas Sour

Note 2—Recent Accounting Pronouncements

        Other than as discussed below and in our 2012 Consolidated Financial Statements, no new accounting pronouncements have become effective or have been issued during the six months ended June 30, 2013 that are of significance or potential significance to us.

        In March 2013, the FASB issued guidance regarding the release of cumulative translation adjustments into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. This guidance becomes effective beginning after December 15, 2013. We will adopt this guidance on January 1, 2014. Our adoption is not expected to have a material impact on our financial position, results of operations or cash flows.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 2—Recent Accounting Pronouncements (Continued)

        In February 2013, the FASB issued guidance requiring an entity to present either in a single note or parenthetically on the face of the financial statements (i) the amount of significant items reclassified from each component of AOCI and (ii) the income statement line items affected by the reclassification. This guidance became effective for interim and annual periods beginning after December 15, 2012. We adopted this guidance during the first quarter of 2013. During the six months ended June 30, 2013 and 2012, all reclassifications out of AOCI were related to derivative instruments. Other than requiring additional disclosure, which is included in Note 11, our adoption did not have an impact on our financial position, results of operations or cash flows.

        In July 2012, the FASB issued guidance intended to simplify the impairment test for indefinite-lived intangible assets other than goodwill by giving entities the option to first assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. The results of the qualitative assessment would be used as a basis in determining whether it is necessary to perform the two-step quantitative impairment testing. An entity can choose to perform the qualitative assessment on none, some or all of its indefinite-lived intangible assets, or may bypass the qualitative assessment and proceed directly to the quantitative impairment test. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted in certain circumstances. We adopted this guidance on January 1, 2013. Our adoption did not have a material impact on our financial position, results of operations or cash flows.

        In December 2011, the FASB issued guidance requiring disclosures of both gross and net information about recognized financial instruments and derivative instruments that are either (i) offset in accordance with the specified sections of GAAP or (ii) subject to an enforceable master netting arrangement or similar agreement. In January 2013, the FASB amended and clarified the scope of these disclosures to include only (i) derivative instruments, (ii) repurchase agreements and reverse repurchase agreements and (iii) securities lending transactions. This guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. We adopted this guidance on January 1, 2013. Other than requiring additional disclosure, which is included in Note 10, our adoption did not have an impact on our financial position, results of operations or cash flows.

Note 3—Accounts Receivable

        Accounts receivable are primarily from purchasers and shippers of crude oil and, to a lesser extent, purchasers of crude oil, NGL, natural gas and refined products terminalling and storage services. These purchasers include, but are not limited to refiners, producers, marketing and trading companies and financial institutions that are active in the physical and financial commodity markets. The majority of accounts receivable relate to crude oil supply and logistics activities that can generally be described as high volume and low margin activities, in many cases involving exchanges of crude oil volumes.

        To mitigate credit risk related to accounts receivable, we have in place a rigorous credit review process. We closely monitor market conditions in order to make a determination with respect to the amount, if any, of credit to be extended to any given customer and the form and amount of financial performance assurances we require. Such financial assurances are commonly provided to us in the form of standby letters of credit, parental guarantees or advance cash payments. At June 30, 2013 and

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 3—Accounts Receivable (Continued)

December 31, 2012, we had received approximately $152 million and $173 million, respectively, of advance cash payments from third parties to mitigate credit risk. Furthermore, at June 30, 2013 and December 31, 2012, we had received approximately $448 million and $343 million, respectively, of standby letters of credit to support obligations due from third parties, a portion of which applies to future business. In addition, we enter into netting arrangements (contractual agreements that allow us and the counterparty to offset receivables and payables against each other) that cover a significant portion of our transactions and also serve to mitigate credit risk.

        We review all outstanding accounts receivable balances on a monthly basis and record a reserve for amounts that we expect will not be fully recovered. We do not apply actual balances against the reserve until we have exhausted substantially all collection efforts. At June 30, 2013 and December 31, 2012, substantially all of our accounts receivable (net of allowance for doubtful accounts) were less than 30 days past their scheduled invoice date. Our allowance for doubtful accounts receivable totaled approximately $4 million at both June 30, 2013 and December 31, 2012. Although we consider our allowance for doubtful trade accounts receivable to be adequate, actual amounts could vary significantly from estimated amounts.

Note 4—Dispositions

        In February 2013, PAA signed a definitive agreement to sell certain refined products pipeline systems and related assets included in the Transportation segment. At June 30, 2013 and December 31, 2012, these assets were classified as held for sale on our condensed consolidated balance sheets (in "Other current assets"). A portion of the transaction closed on July 1, 2013, and closing of the balance is subject to the satisfaction of customary closing conditions.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 5—Inventory, Linefill and Base Gas and Long-term Inventory

        Inventory, linefill and base gas and long-term inventory consisted of the following (barrels and natural gas volumes in thousands and carrying value in millions):

	June 30, 2013				December 31, 2012
	Volumes	Unit of Measure	Carrying Value	Price/ Unit(1)	Volumes	Unit of Measure	Carrying Value	Price/ Unit(1)
Inventory
Crude oil	5,484	barrels	$471	$85.89	9,492	barrels	$737	$77.64
NGL	8,366	barrels	316	$37.77	9,472	barrels	388	$40.96
Natural gas	23,058	Mcf	78	$3.38	20,374	Mcf	60	$2.94
Other	N/A		27	N/A	N/A		24	N/A

Inventory subtotal			892				1,209

Linefill and base gas
Crude oil	10,026	barrels	585	$58.35	9,919	barrels	583	$58.78
NGL	1,358	barrels	64	$47.13	1,400	barrels	70	$50.00
Natural gas	16,965	Mcf	58	$3.42	15,755	Mcf	54	$3.43

Linefill and base gas subtotal			707				707

Long-term inventory
Crude oil	2,038	barrels	157	$77.04	1,962	barrels	149	$75.94
NGL	1,162	barrels	50	$43.03	3,238	barrels	125	$38.60

Long-term inventory subtotal			207				274

Total			$1,806				$2,190

(1)
Price per unit of measure represents a weighted average associated with various grades, qualities and locations. Accordingly, these prices may not coincide with any published benchmarks for such products.

        At the end of each reporting period we assess the carrying value of our inventory and make any adjustments necessary to reduce the carrying value to the applicable net realizable value. During the second quarter of 2012, we recorded a non-cash charge of approximately $121 million related to the writedown of our crude oil and NGL inventory due to declines in prices during the period. The recognition of this adjustment, which is a component of "Purchases and related costs" in our accompanying condensed consolidated statement of operations, was substantially offset by the recognition of gains on derivative instruments being utilized to hedge the future sales of our crude oil and NGL inventory. Substantially all of such gains were recorded to "Supply and Logistics segment revenues" on our condensed consolidated statement of operations. See Note 10 for discussion of our derivative and risk management activities. We did not recognize any writedowns of inventory during 2013.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 6—Goodwill

        The table below reflects our goodwill by segment and changes during the period indicated (in millions):

	Transportation	Facilities	Supply and Logistics	Total
Balance at December 31, 2012	$897	$1,171	$467	$2,535

2013 Goodwill Related Activity:
Foreign currency translation adjustments	(16)	(7)	(4)	(27)
Purchase price accounting adjustments and other(1)	(5)	—	—	(5)

Balance at June 30, 2013	$876	$1,164	$463	$2,503

(1)
Goodwill is recorded at the acquisition date based on a preliminary fair value determination. This preliminary goodwill balance may be adjusted when the fair value determination is finalized.

        We completed our annual goodwill impairment test as of June 30 and determined that there was no impairment of goodwill.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 7—Debt

        Debt consisted of the following as of the dates indicated (in millions):

	June 30, 2013	December 31, 2012
SHORT-TERM DEBT
Credit Facilities :
PAA senior secured hedged inventory facility, bearing a weighted-average interest rate of 1.3% and 1.6% at June 30, 2013 and December 31, 2012, respectively(1)	$575	$665
PAA senior unsecured revolving credit facility, bearing a weighted-average interest rate of 3.2% and 2.4% at June 30, 2013 and December 31, 2012, respectively(1)(2)	25	92
AAP senior secured revolving credit facility, bearing a weighted-average interest rate of 1.8% at June 30, 2013	3	—
PNG senior unsecured revolving credit facility, bearing a weighted-average interest rate of 2.0% and 2.1% at June 30, 2013 and December 31, 2012, respectively(1)(3)	49	77
5.63% senior notes due December 2013(4)	250	250
Other	3	2

Total short-term debt	905	1,086
LONG-TERM DEBT
Senior notes, net of unamortized discounts of $14 and $15 at June 30, 2013 and December 31, 2012, respectively	6,011	6,010
Credit Facilities and Other:
AAP term loan, bearing a weighted-average interest rate of 1.8% at both June 30, 2013 and December 31, 2012	200	200
PNG senior unsecured revolving credit facility, bearing a weighted-average interest rate of 2.0% and 2.1% at June 30, 2013 and December 31, 2012, respectively(1)(3)	97	105
PNG GO Bond term loans, bearing a weighted-average interest rate of 1.5% at both June 30, 2013 and December 31, 2012	200	200
Other	5	5

Total long-term debt	6,513	6,520

Total debt(2)(3)(5)	$7,418	$7,606

(1)
In August 2013, PAA amended its senior secured hedged inventory facility and senior unsecured revolving credit facility agreements to, among other things, extend the maturity dates of the facilities by two years. The facilities now mature in August 2016 and August 2018, respectively. Also in August 2013, PNG extended the maturity date of its senior unsecured revolving credit facility and GO Bond term loans by one year to August 2017.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 7—Debt (Continued)

(2)
PAA classifies as short-term certain borrowings under the PAA senior unsecured revolving credit facility. These borrowings are primarily designated as working capital borrowings, must be repaid within one year and are primarily for hedged NGL and crude oil inventory and NYMEX and ICE margin deposits.

(3)
PNG classifies as short-term debt any borrowings under the PNG senior unsecured revolving credit facility that have been designated as working capital borrowings and must be repaid within one year. Such borrowings are primarily related to a portion of PNG's hedged natural gas inventory.

(4)
PAA's $250 million 5.63% senior notes will mature in December 2013 and are thus classified as short-term at June 30, 2013 and December 31, 2012.

(5)
PAA's fixed-rate senior notes (including current maturities) had a face value of approximately $6.3 billion at both June 30, 2013 and December 31, 2012. We estimated the aggregate fair value of these notes as of June 30, 2013 and December 31, 2012 to be approximately $6.8 billion and $7.3 billion, respectively. PAA's fixed-rate senior notes are traded among institutions, and these trades are routinely published by a reporting service. Our determination of fair value is based on reported trading activity near quarter end. We estimate that the carrying value of outstanding borrowings under our credit facilities and agreements approximates fair value as interest rates reflect current market rates. The fair value estimates for both our senior notes and credit facilities and agreements are based upon observable market data and are classified within level 2 of the fair value hierarchy.

Senior Notes

        In August 2013, PAA completed the sale and issuance of $700 million, 3.85% senior notes due October 15, 2023. The senior notes were sold at 99.792% of face value. Interest payments are due on April 15 and October 15 each year beginning on April 15, 2014. PAA used the net proceeds from these offerings to repay outstanding borrowings under its credit facilities and for general partnership purposes.

Commercial Paper Program

        In August 2013, PAA established a commercial paper program under which it may issue, from time to time, privately placed, unsecured commercial paper notes for up to a maximum aggregate amount outstanding at any time of $1.5 billion. Such notes are backstopped by the PAA senior unsecured revolving credit facility and the PAA senior secured hedged inventory facility; as such, any borrowings under PAA's commercial paper program reduce the available capacity under these facilities. PAA intends to use proceeds from the issuance of the notes for general partnership purposes.

Borrowings and Repayments under Credit Agreements

        Total borrowings under our credit agreements for the six months ended June 30, 2013 and 2012 were approximately $7.570 billion and $4.869 billion, respectively. Total repayments under our credit agreements were approximately $7.753 billion and $4.529 billion for the six months ended June 30, 2013 and 2012, respectively.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 7—Debt (Continued)

Letters of Credit

        In connection with PAA's supply and logistics activities and PNG's natural gas storage and commercial marketing activities, certain suppliers are provided with irrevocable standby letters of credit to secure obligations for such purchases. At June 30, 2013 and December 31, 2012, PAA and PNG had outstanding letters of credit of approximately $50 million and $24 million, respectively.

Note 8—Members' Equity

Distributions to Members

        The Company distributes all of the cash received from AAP distributions on a quarterly basis, less reserves established by management for future requirements. Generally, distributions are paid to our Members in proportion to their percentage interest in the Company. During the six months ended June 30, 2013 and 2012, we distributed approximately $2 million and $1 million, respectively, to our Members.

Noncontrolling Interests in Subsidiaries

        As of June 30, 2013, noncontrolling interests in subsidiaries consisted of (i) a 98% limited partner interest in PAA, (ii) a 99% limited partner interest in AAP that consists of Class A and Class B units of AAP (a profits interest), (iii) an approximate 37% interest in PNG and (iv) a 25% interest in SLC Pipeline LLC.

  PAA Continuous Offering Programs

        During the first six months of 2013, PAA issued an aggregate of approximately 5.9 million common units under its continuous offering program, generating net proceeds of approximately $331 million, including our Members' proportionate capital contribution, net of approximately $3 million of commissions to the sales agents.

  PNG Continuous Offering Program

        During the first six months of 2013, PNG issued an aggregate of approximately 1.4 million common units under its continuous offering program, generating net proceeds of approximately $30 million.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 8—Members' Equity (Continued)

  Noncontrolling Interests Rollforward

        The following table reflects the changes in the noncontrolling interests in members' equity (in millions):

	Six Months Ended June 30,
	2013	2012
Beginning balance	$6,968	$5,794
Net income attributable to noncontrolling interests	832	618
Distributions to noncontrolling interests	(579)	(482)
Issuance of PAA common units	331	535
Issuance of PAA common units under LTIP	4	34
Units tendered by employees to satisfy tax withholding obligations	(15)	—
Equity-indexed compensation expense	20	14
Distribution equivalent right payments	(3)	—
Issuance of PNG common units	30	—
Other comprehensive income/(loss):
Reclassification adjustments	(15)	8
Net deferred gain/(loss) on cash flow hedges	62	(28)
Currency translation adjustments	(184)	(27)

Ending balance	$7,451	$6,466

Note 9—Equity-Indexed Compensation Plans

        We refer to the PAA and PNG LTIP Plans, Special PAA Awards, PNG Transaction Grants and Class B Units of Plains AAP collectively as our "Equity-indexed compensation plans." For additional discussion of our equity-indexed compensation plans and awards, please read Note 14 to our 2012 Consolidated Financial Statements.

        Class B Units of Plains AAP.    The following table contains a summary of Class B Units of AAP:

	Reserved for Future Grants	Outstanding	Outstanding Units Earned	Grant Date Fair Value of Outstanding Class B Units(1)
				(in millions)
Balance at December 31, 2012	17,875	182,125	130,250	$44
Granted	(4,500)	4,500	—	7
Earned	N/A	N/A	26,000	N/A

Balance at June 30, 2013	13,375	186,625	156,250	$51

(1)
Of the grant date fair value, approximately $2 million was recognized as expense during the six months ended June 30, 2013.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 9—Equity-Indexed Compensation Plans (Continued)

        Special PAA Awards.    In February 2013, PAA granted 143,000 Special PAA Awards to certain members of PNG's management. These awards are denominated in PAA common units and will vest 50% on PAA's August 2018 distribution date and 50% on PAA's August 2019 distribution date provided that PNG's annualized distribution averages at least $1.48 and $1.43 per unit, respectively, for the twelve months prior to each vesting date. DERs associated with these awards will vest on the date that PAA pays an annualized distribution of $2.40 per unit, provided that PNG's quarterly distribution remains at least $1.43 (annualized) per unit. Any unvested Special PAA Awards that remain outstanding on December 31, 2020 will be forfeited. These awards were granted in conjunction with the cancellation of the Class B Units of PNGS GP LLC, which were terminated in February 2013.

        PAA and PNG LTIP Awards.    Our equity compensation activity for LTIP awards denominated in PAA and PNG units is summarized in the following table (units in millions):

	PAA Units(1)(2)(3)		PNG Units(4)(5)
	Units	Weighted Average Grant Date Fair Value per Unit	Units	Weighted Average Grant Date Fair Value per Unit
Outstanding at December 31, 2012	6.0	$25.55	0.9	$17.49
Granted	4.1	$47.57	0.4	$17.34
Vested	(1.8)	$24.77	—	$14.77
Cancelled or forfeited	(0.2)	$35.70	—	$14.40

Outstanding at June 30, 2013	8.1	$36.66	1.3	$17.57

(1)
Amounts do not include Class B Units of Plains AAP.

(2)
Amounts include Special PAA Awards.

(3)
Approximately 0.5 million PAA common units were issued, net of approximately 0.3 million units withheld for taxes, for PAA units that vested during the six months ended June 30, 2013. The remaining 1.0 million PAA units that vested were settled in cash.

(4)
Amounts include PNG Transaction Grants.

(5)
Less than 0.1 million PNG units vested and less than 0.1 million units were forfeited during the six months ended June 30, 2013.

        In February 2013, PAA granted 2.4 million equity-classified phantom unit awards and 1.5 million liability-classified phantom unit awards under its LTIPs. Substantially all of the equity-classified awards vest as follows: (i) one-third will vest upon the later of the August 2016 distribution date and the date PAA pays an annualized quarterly distribution of at least $2.35 per common unit, (ii) one-third will vest upon the later of the August 2017 distribution date and the date PAA pays an annualized quarterly distribution of at least $2.50 per common unit, and (iii) one-third will vest upon the later of the August 2018 distribution date and the date PAA pays an annualized quarterly distribution of at least $2.65 per unit. Any of these equity-classified awards and associated DERs that have not vested as of the August 2019 distribution date will be forfeited. Substantially all of the liability-classified awards are expected to vest on dates ranging from the August 2015 PAA distribution date to the August 2018 PAA distribution

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 9—Equity-Indexed Compensation Plans (Continued)

date and vest dependent on PAA paying annualized quarterly distributions ranging from $2.30 per common unit to $2.65 per common unit. Certain of these phantom unit awards include DERs that will vest in one-third increments upon achieving distributions of $2.35, $2.50 and $2.65 per PAA common unit, without regard to the minimum service period.

        Other Equity-Indexed Compensation Information.    The table below summarizes the expense recognized and the value of vesting (settled both in units and cash) related to our equity-indexed compensation plans and includes both liability-classified and equity-classified awards (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Equity-indexed compensation expense	$27	$20	$78	$60
LTIP unit-settled vestings(1)	$46	$33	$46	$58
LTIP cash-settled vestings	$60	$29	$60	$65
DER cash payments	$2	$2	$4	$4

(1)
For each of the three and six months ended June 30, 2012, approximately $1 million relates to unit-settled vestings that were settled with PNG common units.

Note 10—Derivatives and Risk Management Activities

        We identify the risks that underlie our core business activities and use risk management strategies to mitigate those risks when we determine that there is value in doing so. Our policy is to use derivative instruments for risk management purposes and not for the purpose of speculating on hydrocarbon commodity (referred to herein as "commodity") price changes. We use various derivative instruments to (i) manage our exposure to commodity price risk as well as to optimize our profits, (ii) manage our exposure to interest rate risk and (iii) manage our exposure to currency exchange rate risk. Our commodity risk management policies and procedures are designed to help ensure that our hedging activities address our risks by monitoring our derivative positions, as well as physical volumes, grades, locations, delivery schedules and storage capacity. Our interest rate and currency exchange rate risk management policies and procedures are designed to monitor our derivative positions and ensure that those positions are consistent with our objectives and approved strategies. When we apply hedge accounting, our policy is to formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives used in a transaction are highly effective in offsetting changes in cash flows or the fair value of hedged items.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

Commodity Price Risk Hedging

        Our core business activities contain certain commodity price-related risks that we manage in various ways, including the use of derivative instruments. Our policy is to (i) only purchase inventory for which we have a market, (ii) structure our sales contracts so that price fluctuations do not materially affect our operating income and (iii) not acquire and hold physical inventory or derivatives for the purpose of speculating on commodity price changes. The material commodity-related risks inherent in our business activities can be divided into the following general categories:

        Commodity Purchases and Sales—In the normal course of our operations, we purchase and sell commodities. We use derivatives to manage the associated risks and to optimize profits. As of June 30, 2013, net derivative positions related to these activities included:

  •
  An average of 332,800 barrels per day net long position (total of 10.3 million barrels) associated with our crude oil purchases, which was unwound ratably during July 2013 to match monthly average pricing.

  •
  A net short spread position averaging approximately 27,800 barrels per day (total of 11.0 million barrels), which hedges a portion of our anticipated crude oil lease gathering purchases through September 2014. These derivatives are time spreads consisting of offsetting purchases and sales between two different months. Our use of these derivatives does not expose us to outright price risk.

  •
  An average of 13,000 barrels per day (total of 2.0 million barrels) of WTS/WTI crude oil basis futures through December 2013, which hedge anticipated purchases and sales of crude oil. These derivatives are grade spreads between two different grades of crude oil. Our use of these derivatives does not expose us to outright price risk.

  •
  An average of 3,400 barrels per day (total of 0.5 million barrels) of LLS/WTI crude oil basis futures through December 2013, which hedge anticipated purchases and sales of crude oil. These derivatives are grade spreads between two different grades of crude oil. Our use of these derivatives does not expose us to outright price risk.

  •
  An average of 2,300 barrels per day (total of 1.4 million barrels) of butane/WTI spread positions, which hedge specific butane sales contracts that are priced as a percentage of WTI through March 2015.

  •
  A net long position of approximately 1.9 Bcf through April 2016 related to anticipated base gas requirements.

  •
  A short position of approximately 22.9 Bcf through December 2013 related to anticipated sales of owned natural gas inventory.

        Storage Capacity Utilization—We own a significant amount of crude oil, NGL and refined products storage capacity other than that used in our transportation operations. This storage may be leased to third parties or utilized in our own supply and logistics activities, including for the storage of inventory in a contango market. For capacity allocated to our supply and logistics operations, we have utilization risk in a backwardated market structure. As of June 30, 2013, we used derivatives to manage the risk of

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

not utilizing approximately 2.4 million barrels per month of storage capacity through December 2013. These positions involve no outright price exposure, but instead enable us to profitably use the capacity to store hedged crude oil.

        Inventory Storage—From time to time, we elect to purchase and store crude oil, NGL and refined products inventory in conjunction with our supply and logistics activities. When we purchase and store inventory, we enter into physical sales contracts or use derivatives to mitigate price risk associated with the inventory. As of June 30, 2013, we had derivatives totaling approximately 6.6 million barrels hedging our inventory.

        Pipeline Loss Allowance Oil—As is common in the pipeline transportation industry, our tariffs incorporate a loss allowance factor that is intended to offset losses due to evaporation, measurement and other losses in transit. We utilize derivative instruments to hedge a portion of the anticipated sales of the allowance oil that is to be collected under our tariffs. As of June 30, 2013, our PLA hedges included (i) a net short position for an average of approximately 1,700 barrels per day (total of 1.6 million barrels) through December 2015, (ii) a long put option position of approximately 0.1 million barrels through December 2013 and (iii) a long call option position of approximately 0.4 million barrels through December 2015.

        Natural Gas Processing/NGL Fractionation—As part of our supply and logistics activities, we purchase natural gas for processing and NGL mix for fractionation, and we sell the resulting individual specification products (including ethane, propane, butane and condensate). In conjunction with these activities, we hedge the purchase of natural gas and the subsequent sale of the individual specification products. As of June 30, 2013, we had a long natural gas position of approximately 13.7 Bcf through March 2015, a short propane position of approximately 2.4 million barrels through March 2015, a short butane position of approximately 0.7 million barrels through March 2015 and a short WTI position of approximately 0.2 million barrels through March 2015. In addition, we had a long power position of 0.6 million megawatt hours which hedges a portion of our power supply requirements at our natural gas processing and fractionation plants through December 2015.

        All of our commodity derivatives that qualify for hedge accounting are designated as cash flow hedges. We have determined that substantially all of our physical purchase and sale agreements qualify for the NPNS exclusion. Physical commodity contracts that meet the definition of a derivative but are ineligible, or not designated, for the NPNS scope exception are recorded on the balance sheet at fair value, with changes in fair value recognized in earnings.

Interest Rate Risk Hedging

        We use interest rate derivatives to hedge interest rate risk associated with anticipated debt issuances and outstanding debt instruments. The derivative instruments we use to manage this risk consist primarily of interest rate swaps and treasury locks. As of June 30, 2013, AOCI includes deferred losses of approximately $90 million that relate to open and terminated interest rate derivatives that were designated for hedge accounting. The terminated interest rate derivatives were cash-settled in connection with the issuance or refinancing of debt agreements. The deferred loss related to these instruments is being amortized to interest expense over the terms of the hedged debt instruments.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

        PAA entered into forward starting interest rate swaps to hedge the underlying benchmark interest rate related to forecasted debt issuances through 2015. The following table summarizes the terms of our forward starting interest rate swaps as of June 30, 2013 (notional amounts in millions):

Hedged Transaction	Number and Types of Derivatives Employed	Notional Amount	Expected Termination Date	Average Rate Locked	Accounting Treatment
Anticipated debt offering(1)	5 forward starting swaps (30-year)	$125	6/16/2014	3.39%	Cash flow hedge
Anticipated debt offering	10 forward starting swaps (30-year)	$250	6/15/2015	3.60%	Cash flow hedge

(1)
Concurrent with PAA's August 2013 senior note issuance, PAA terminated the five thirty-year forward starting swaps. PAA received cash proceeds of approximately $11 million in connection with the termination of these swaps.

        During June 2011 and August 2011, PNG entered into three interest rate swaps to fix the interest rate on a portion of PNG's outstanding debt. The following table summarizes the terms of these swaps (notional amount in millions):

Hedged Transaction	Number and Types of Derivatives Employed	Notional Amount	Termination Dates	Average Fixed Rate	Accounting Treatment
Floating interest ratepayments associated with PNG outstanding debt	3 floating-to-fixed swaps	$100	6/6/2014 8/3/2014	0.95%	Cash flow hedge

Currency Exchange Rate Risk Hedging

        Because a significant portion of our Canadian business is conducted in CAD and, at times, a portion of our debt is denominated in CAD, we use foreign currency derivatives to minimize the risks of unfavorable changes in exchange rates. These instruments include foreign currency exchange contracts and forwards. As of June 30, 2013, AOCI includes net deferred gains of approximately $3 million that relate to foreign currency derivatives that were designated for hedge accounting.

        As of June 30, 2013, our outstanding foreign currency derivatives include derivatives we use to (i) hedge CAD-denominated interest payments on CAD-denominated intercompany notes, (ii) hedge currency exchange risk associated with USD-denominated commodity purchases and sales in Canada and (iii) hedge currency exchange risk created by the use of USD-denominated commodity derivatives to hedge commodity price risk associated with CAD-denominated commodity purchases and sales.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

        The following table summarizes our open forward exchange contracts as of June 30, 2013 (in millions):

	USD	CAD	Average Exchange Rate USD to CAD
Forward exchange contracts that exchange CAD for USD:
2013	$214	$224	$1.00 - $1.05
2014	42	44	$1.00 - $1.06
2015	9	9	$1.00 - $1.07

	$265	$277	$1.00 - $1.05

Forward exchange contracts that exchange USD for CAD:
2013	$209	$216	$1.00 - $1.03
2014	42	43	$1.00 - $1.03
2015	9	9	$1.00 - $1.06

	$260	$268	$1.00 - $1.03

Net position by currency:
2013	$5	$8
2014	—	1
2015	—	—

	$5	$9

Summary of Financial Impact

        We record all open derivatives on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of derivatives are recognized currently in earnings unless specific hedge accounting criteria are met. For derivatives that qualify as cash flow hedges, changes in fair value of the effective portion of the hedges are deferred in AOCI and recognized in earnings in the periods during which the underlying physical transactions are recognized in earnings. For our interest rate swaps that qualify as fair value hedges, changes in the fair value of the derivatives are recognized in earnings each period. Additionally, the change in fair value of the hedged item, attributable to the hedged risk, is recognized as a basis adjustment to the hedged item and is also recognized in earnings. Derivatives that do not qualify for hedge accounting and the portion of cash flow hedges that are not highly effective in offsetting changes in cash flows of the hedged items are recognized in earnings each period. Cash settlements associated with our derivative activities are reflected as cash flows from operating activities in our condensed consolidated statements of cash flows.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

        A summary of the impact of our derivative activities recognized in earnings for the three and six months ended June 30, 2013 and 2012 is as follows (in millions):

	Three Months Ended June 30, 2013				Three Months Ended June 30, 2012
	Derivatives in Hedging Relationships				Derivatives in Hedging Relationships
Location of gain/(loss)	Gain/(loss) reclassified from AOCI into income(1)	Other gain/(loss) recognized in income	Derivatives Not Designated as a Hedge	Total	Gain/(loss) reclassified from AOCI into income(1)	Other gain/(loss) recognized in income	Derivatives Not Designated as a Hedge	Total
Commodity Derivatives
Supply and Logistics segment revenues	$21	$—	$21	$42	$(97)	$1	$199	$103
Facilities segment revenues	(9)	—	—	(9)	1	—	—	1
Purchases and related costs	—	—	—	—	37	—	(1)	36
Field operating costs	—	—	4	4	—	—	(4)	(4)
Interest Rate Derivatives
Interest expense	(2)	—	—	(2)	(2)	1	—	(1)
Foreign Currency Derivatives
Supply and Logistics segment revenues	—	—	—	—	—	—	(1)	(1)
Other income/(expense), net	1	—	—	1	1	—	—	1

Total Gain on Derivatives Recognized in Net Income	$11	$—	$25	$36	$(60)	$2	$193	$135

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

	Six Months Ended June 30, 2013				Six Months Ended June 30, 2012
	Derivatives in Hedging Relationships				Derivatives in Hedging Relationships
Location of gain/(loss)	Gain/(loss) reclassified from AOCI into income(1)	Other gain/(loss) recognized in income	Derivatives Not Designated as a Hedge	Total	Gain/(loss) reclassified from AOCI into income(1)	Other gain/(loss) recognized in income	Derivatives Not Designated as a Hedge	Total
Commodity Derivatives
Supply and Logistics segment revenues	$29	$—	$59	$88	$(59)	$(2)	$161	$100
Facilities segment revenues	(12)	—	—	(12)	13	—	—	13
Purchases and related costs	—	—	—	—	41	—	—	41
Field operating costs	—	—	5	5	—	—	(2)	(2)
Interest Rate Derivatives
Interest expense	(3)	—	—	(3)	(5)	2	—	(3)
Foreign Currency Derivatives
Other income/(expense), net	2	—	—	2	2	—	—	2

Total Gain on Derivatives Recognized in Net Income	$16	$—	$64	$80	$(8)	$—	$159	$151

(1)
During the three months ended June 30, 2013, we reclassified gains of approximately $1 million and $1 million from AOCI to Supply and Logistics segment revenues and Facilities segment revenues, respectively, as a result of anticipated hedged transactions that are probable of not occurring. During the six months ended June 30, 2013, we reclassified gains of approximately $3 million and $1 million from AOCI to Supply and Logistics segment revenues and Facilities segment revenues, respectively, as a result of anticipated hedged transactions that are probable of not occurring. All of our hedged transactions were deemed probable of occurring during the three and six months ended June 30, 2012.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

        The following table summarizes the derivative assets and liabilities on our condensed consolidated balance sheet on a gross basis as of June 30, 2013 (in millions):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Commodity derivatives	Other current assets	$40	Other current assets	$(14)
	Other long-term assets	9	Other long-term assets	(4)
Interest rate derivatives	Other current assets	8	Other current assets	(3)
	Other long-term assets	10	Other long-term assets	(1)
			Other current liabilities	(1)
			Other long-term liabilities	(1)
Total derivatives designated as hedging instruments		$67		$(24)

Derivatives not designated as hedging instruments:
Commodity derivatives	Other current assets	$131	Other current assets	$(92)
	Other long-term assets	9	Other long-term assets	(2)
	Other current liabilities	1	Other current liabilities	(4)
	Other long-term liabilities	1	Other long-term liabilities	(2)
Foreign currency derivatives			Other current liabilities	(5)
Total derivatives not designated as hedging instruments		$142		$(105)

Total derivatives		$209		$(129)

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

        The following table summarizes the derivative assets and liabilities on our condensed consolidated balance sheet on a gross basis as of December 31, 2012 (in millions):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Commodity derivatives	Other current assets	$45	Other current assets	$(23)
	Other long-term assets	11	Other long-term assets	(1)
Interest rate derivatives			Other long-term liabilities	(38)

Total derivatives designated as hedging instruments		$56		$(62)

Derivatives not designated as hedging instruments:
Commodity derivatives	Other current assets	$128	Other current assets	$(115)
	Other long-term assets	1	Other long-term assets	(3)
	Other current liabilities	4	Other current liabilities	(7)
	Other long-term liabilities	2	Other long-term liabilities	(2)

Total derivatives not designated as hedging instruments		$135		$(127)

Total derivatives		$191		$(189)

        Our derivative transactions are governed through ISDA (International Swaps and Derivatives Association) master agreements and clearing brokerage agreements. These agreements include stipulations regarding the right of set off in the event that we or our counterparty default on our performance obligations. If a default were to occur, both parties have the right to net amounts payable and receivable into a single net settlement between parties.

        Our accounting policy is to offset derivative assets and liabilities executed with the same counterparty when a master netting arrangement exists. Accordingly, we also offset derivative assets and liabilities with amounts associated with cash margin. Our exchange-traded derivatives are transacted through clearing brokerage accounts and are subject to margin requirements as established by the respective exchange. On a daily basis, our account equity (consisting of the sum of our cash balance and the fair value of our open derivatives) is compared to our initial margin requirement resulting in the payment or return of variation margin. As of June 30, 2013, we had a net broker receivable of approximately $70 million (consisting of initial margin of $78 million reduced by $8 million of variation margin that had been returned to us). As of December 31, 2012, we had a net broker receivable of approximately $41 million (consisting of initial margin of $69 million reduced by $28 million of variation margin that had been returned to us).

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

        The following tables present information about derivatives and financial assets and liabilities that are subject to offsetting, including enforceable master netting arrangements at June 30, 2013 and December 31, 2012 (in millions):

	June 30, 2013		December 31, 2012
	Derivative Asset Positions	Derivative Liability Positions	Derivative Asset Positions	Derivative Liability Positions
Netting Adjustments:
Gross position—asset/(liability)	$209	$(129)	$191	$(189)
Netting adjustment	(118)	118	(148)	148
Cash collateral paid/(received)	70	—	41	—

Net position—asset/(liability)	$161	$(11)	$84	$(41)

Balance Sheet Location After Netting Adjustments:
Other current assets	$140	$—	$76	$—
Other long-term assets	21	—	8	—
Other current liabilities	—	(9)	—	(3)
Other long-term liabilities	—	(2)	—	(38)

	$161	$(11)	$84	$(41)

        As of June 30, 2013, there was a net loss of approximately $74 million deferred in AOCI including tax effects. The deferred net loss recorded in AOCI is expected to be reclassified to future earnings contemporaneously with (i) the earnings recognition of the underlying hedged commodity transaction, (ii) interest expense accruals associated with underlying debt instruments or (iii) the recognition of a foreign currency gain or loss upon the remeasurement of certain CAD-denominated intercompany balances. Of the total net loss deferred in AOCI at June 30, 2013, we expect to reclassify a net gain of approximately $14 million to earnings in the next twelve months. Of the remaining deferred loss in AOCI, a net gain of approximately $1 million is expected to be reclassified to earnings prior to 2016 with the remaining deferred loss of approximately $89 million being reclassified to earnings through 2045. A portion of these amounts are based on market prices as of June 30, 2013; thus, actual amounts to be reclassified will differ and could vary materially as a result of changes in market conditions.

        The net deferred gain/(loss), including tax effects, recognized in AOCI for derivatives during the three and six months ended June 30, 2013 and 2012 are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Commodity derivatives, net	$3	$(25)	$11	$—
Interest rate derivatives, net	32	(79)	51	(28)

Total	$35	$(104)	$62	$(28)

        At June 30, 2013 and December 31, 2012, none of our outstanding derivatives contained credit-risk related contingent features that would result in a material adverse impact to us upon any change in our

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

credit ratings. Although we may be required to post margin on our cleared derivatives as described above, we do not require our non-cleared derivative counterparties to post collateral with us.

Recurring Fair Value Measurements

  Derivative Financial Assets and Liabilities

        The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2013 and December 31, 2012 (in millions):

	Fair Value as of June 30, 2013				Fair Value as of December 31, 2012
Recurring Fair Value Measures(1)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Commodity derivatives	$27	$42	$4	$73	$1	$35	$4	$40
Interest rate derivatives	—	12	—	12	—	(38)	—	(38)
Foreign currency derivatives	—	(5)	—	(5)	—	—	—	—

Total	$27	$49	$4	$80	$1	$(3)	$4	$2

(1)
Derivative assets and liabilities are presented above on a net basis but do not include related cash margin deposits.

  Level 1

  Level 1 of the fair value hierarchy includes exchange-traded commodity derivatives such as futures and options. The fair value of exchange-traded commodity derivatives is based on unadjusted quoted prices in active markets.

  Level 2

  Level 2 of the fair value hierarchy includes exchange-cleared commodity derivatives and over-the-counter commodity, interest rate and foreign currency derivatives that are traded in active markets. The fair value of these derivatives is based on broker price quotations which are corroborated with market observable inputs.

  Level 3

  Level 3 of the fair value hierarchy includes over-the-counter commodity derivatives that are traded in markets that are active but not sufficiently active to warrant level 2 classification in our judgment and certain physical commodity contracts. The fair value of our level 3 over-the-counter commodity derivatives is based on broker price quotations. The fair value of our level 3 physical commodity contracts is based on a valuation model utilizing broker-quoted forward commodity prices, and timing estimates, which involve management judgment. The significant unobservable inputs used in the fair value measurement of our level 3 derivatives are forward prices obtained from brokers. A significant increase (decrease) in these forward prices would result in a proportionately lower (higher) fair value measurement.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 10—Derivatives and Risk Management Activities (Continued)

Rollforward of Level 3 Net Asset/(Liability)

        The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our derivatives classified as level 3 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Beginning Balance	$1	$2	$4	$12
Total gains/(losses) for the period:
Included in earnings(1)	1	12	1	8
Included in other comprehensive income	—	—	—	3
Settlements	—	(2)	(3)	(14)
Derivatives entered into during the period	2	19	2	22
Transfers out of level 3	—	5	—	5

Ending Balance	$4	$36	$4	$36

Change in unrealized gains/(losses) included in earnings relating to level 3 derivatives still held at the end of the periods	$3	$31	$3	$33

(1)
We reported unrealized gains and losses associated with level 3 commodity derivatives in our condensed consolidated statements of operations as Supply and Logistics segment revenues.

        During the second quarter of 2012, we transferred commodity derivatives with an aggregate fair value of a $5 million loss from level 3 to level 2. These derivatives consist of NGL derivatives that are cleared through the CME Clearport platform. This transfer resulted from additional analysis regarding the CME's pricing methodology. Our policy is to recognize transfers between levels as of the beginning of the reporting period in which the transfer occurred.

        We believe that a proper analysis of our level 3 gains or losses must incorporate the understanding that these items are generally used to hedge our commodity price risk, interest rate risk and foreign currency exchange risk and will therefore be offset by gains or losses on the underlying transactions.

Note 11—Commitments and Contingencies

Litigation

        General.    In the ordinary course of business, we are involved in various legal proceedings. To the extent we are able to assess the likelihood of a negative outcome for these proceedings, our assessments of such likelihood range from remote to probable. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, we accrue the estimated amount. We do not believe that the outcome of these legal proceedings, individually or in the aggregate and including the general and environmental legal proceedings described below, will have a material adverse effect on our financial condition, results of operations or cash flows.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 11—Commitments and Contingencies (Continued)

        Pemex Exploración y Producción v. Big Star Gathering Ltd L.L.P. et al.    In two cases filed in the Texas Southern District Court in May 2011 and April 2012, Pemex Exploración y Producción ("PEP") alleges that certain parties stole condensate from pipelines and gathering stations and conspired with U.S. companies (primarily in Texas) to import and market the stolen condensate. PEP does not allege that Plains was part of any conspiracy, but that it dealt in the condensate only after it had been obtained by others and resold to Plains Marketing, L.P. PEP seeks actual damages, attorney's fees, and statutory penalties from Plains Marketing, L.P. At a hearing held on October 20, 2011, the Court ruled that Texas law (not Mexican law) governs the actions. In February 2013, the Court granted Plains Marketing, L.P.'s motion to be dismissed from the April 2012 lawsuit and Plains Marketing, L.P. filed a motion for summary judgment in the May 2011 lawsuit.

Environmental

        General.    Although we believe that our efforts to enhance our leak prevention and detection capabilities have produced positive results, we have experienced (and likely will experience future) releases of hydrocarbon products into the environment from our pipeline and storage operations. These releases can result from unpredictable man-made or natural forces and may reach "navigable waters" or other sensitive environments. Whether current or past, damages and liabilities associated with any such releases from our assets may substantially affect our business.

        At June 30, 2013, our estimated undiscounted reserve for environmental liabilities totaled approximately $110 million, of which approximately $17 million was classified as short-term and approximately $93 million was classified as long-term. At December 31, 2012, our reserve for environmental liabilities totaled approximately $96 million, of which approximately $13 million was classified as short-term and approximately $83 million was classified as long-term. The short- and long-term environmental liabilities referenced above are reflected in "Accounts payable and accrued liabilities" and "Other long-term liabilities and deferred credits," respectively, on our condensed consolidated balance sheets. At June 30, 2013 and December 31, 2012, we had recorded receivables totaling approximately $15 million and $42 million, respectively, for amounts probable of recovery under insurance and from third parties under indemnification agreements, which are predominantly reflected in "Trade accounts receivable and other receivables, net" on our condensed consolidated balance sheets.

        In some cases, the actual cash expenditures may not occur for three to five years. Our estimates used in these reserves are based on information currently available to us and our assessment of the ultimate outcome. Among the many uncertainties that impact our estimates are the necessary regulatory approvals for, and potential modification of, our remediation plans, the limited amount of data available upon initial assessment of the impact of soil or water contamination, changes in costs associated with environmental remediation services and equipment and the possibility of existing legal claims giving rise to additional liabilities. Therefore, although we believe that the reserve is adequate, costs incurred may be in excess of the reserve and may potentially have a material adverse effect on our financial condition, results of operations or cash flows.

        Rainbow Pipeline Release.    On April 29, 2011, PAA experienced a crude oil release of approximately 28,000 barrels of crude oil on a remote section of its Rainbow Pipeline located in Alberta, Canada. Since the release and through June 30, 2013, PAA spent approximately $70 million,

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(unaudited)

Note 11—Commitments and Contingencies (Continued)

before insurance recoveries, in connection with site clean-up, reclamation and remediation activities, and as of June 30, 2013, we did not have any material outstanding liabilities or insurance receivables relating to this release. On February 26, 2013, the Alberta Energy Regulator (formerly known as the Energy Resources Conservation Board of Alberta) ("AER") issued a report detailing four enforcement actions against Plains Midstream Canada ULC ("PMC") for failure to comply with certain regulatory requirements in connection with the release, including requirements related to operations and maintenance procedures, leak detection and response, backfill and compaction procedures and emergency response plan testing. PMC is in the process of taking appropriate actions necessary to respond to and comply with the enforcement actions set forth in the report, including the implementation of additional risk assessment procedures and the taking of other actions designed to minimize the risk that similar incidents occur in the future and enhance the effectiveness of PMC's response to any such future incidents. In addition, on April 23, 2013, the Alberta Crown Prosecutor filed civil charges under the Environmental Protection and Enhancement Act against PMC relating to the release. To date, PMC has not been assessed any fines or penalties related to this release; however, such fines or penalties may be assessed in the future and are not reasonably estimable at this time.

        Rangeland Pipeline Release.    On June 7, 2012, PAA experienced a crude oil release on a section of its Rangeland Pipeline located near Sundre, Alberta, Canada. Approximately 3,000 barrels were released into the Red Deer River and were contained downstream in the Gleniffer Reservoir. Remediation activities in the reservoir area were completed by June 30, 2012, remediation of the remaining impacted areas was completed by September 30, 2012 and interim closure was received from the applicable regulatory agencies. Ongoing monitoring will continue into 2013, and a long-term monitoring plan, if required, will be developed and implemented in accordance with regulatory requirements. Through June 30, 2013, PAA spent approximately $45 million, before insurance recoveries, in connection with site clean-up, reclamation and remediation activities, and as of June 30, 2013, we did not have any material outstanding liabilities or insurance receivables relating to this release. This release is currently under investigation by the AER, which is also performing a full audit of PMC's operations. Although the AER's final investigation is not complete, on July 4, 2013, the AER issued a report detailing four enforcement actions against PMC citing failure to inspect water crossings, failure to complete an engineering assessment to determine suitability of continued operation of the Rangeland Pipeline, failure to maintain updated emergency response plans, and failure to conduct regular public awareness programs. The AER also issued an order under Section 22 of the Oil and Gas Conservation Act imposing additional regulatory requirements on PMC with respect to obtaining operating approvals under such Act during the pendency of the AER's audit. To date, no fines or penalties have been assessed against PMC with respect to this release; however, it is possible that fines or penalties may be assessed against PMC in the future and are not reasonably estimable at this time.

        Bay Springs Pipeline Release.    On February 5, 2013, PAA experienced a crude oil release of approximately 120 barrels on a portion of one of its pipelines near Bay Springs, Mississippi. Most of the released oil was contained within the pipeline right of way, but some of the released oil entered a nearby waterway where it was contained with booms. The EPA has issued an administrative order requiring PAA to take various actions in response to the release, including remediation, reporting and other actions, and PAA may be subjected to a civil penalty. The aggregate cost to clean up and

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 11—Commitments and Contingencies (Continued)

remediate the site was approximately $6 million, which has been recognized in "Field operating costs" on our condensed consolidated statement of operations.

        Kemp River Pipeline Release.    During May and June 2013, two separate events occurred on PAA's Kemp River pipeline in Northern Alberta, Canada that, in the aggregate, resulted in the estimated release of approximately 1,250 barrels of condensate and light crude oil. Clean-up and remediation activities are being conducted in cooperation with the applicable regulatory agencies. PAA estimates that the aggregate clean-up and remediation costs associated with these releases will be approximately $15 million which we have accrued to "Field operating costs" on our condensed consolidated statement of operations.

Note 12—Operating Segments

        PAA manages its operations through three operating segments: (i) Transportation, (ii) Facilities and (iii) Supply and Logistics. PAA's Chief Operating Decision Maker (its Chief Executive Officer) evaluates segment performance based on measures including segment profit and maintenance capital investment. PAA defines segment profit as revenues and equity earnings in unconsolidated entities less (i) purchases and related costs, (ii) field operating costs and (iii) segment general and administrative expenses. Each of the items above excludes depreciation and amortization.

        The following table reflects certain financial data for each segment for the periods indicated (in millions):

	Transportation	Facilities	Supply and Logistics	Total
Three Months Ended June 30, 2013
Revenues:
External Customers	$165	$197	$9,933	$10,295
Intersegment(1)	200	151	1	352

Total revenues of reportable segments	$365	$348	$9,934	$10,647

Equity earnings in unconsolidated entities	$11	$—	$—	$11

Segment profit(2)(3)	$160	$149	$176	$485

Maintenance capital	$23	$11	$5	$39

Three Months Ended June 30, 2012
Revenues:
External Customers	$158	$186	$9,442	$9,786
Intersegment(1)	203	101	—	304

Total revenues of reportable segments	$361	$287	$9,442	$10,090

Equity earnings in unconsolidated entities	$9	$—	$—	$9

Segment profit(2)(3)	$169	$114	$274	$557

Maintenance capital	$27	$10	$3	$40

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 12—Operating Segments (Continued)

	Transportation	Facilities	Supply and Logistics	Total
Six Months Ended June 30, 2013
Revenues:
External Customers	$338	$420	$20,157	$20,915
Intersegment(1)	394	283	1	678

Total revenues of reportable segments	$732	$703	$20,158	$21,593

Equity earnings in unconsolidated entities	$23	$—	$—	$23

Segment profit(2)(3)	$323	$300	$610	$1,233

Maintenance capital	$55	$18	$9	$82

Six Months Ended June 30, 2012
Revenues:
External Customers	$307	$378	$18,319	$19,004
Intersegment(1)	371	145	—	516

Total revenues of reportable segments	$678	$523	$18,319	$19,520

Equity earnings in unconsolidated entities	$16	$—	$—	$16

Segment profit(2)(3)	$332	$204	$402	$938

Maintenance capital	$52	$17	$7	$76

(1)
Segment revenues and purchases and related costs include intersegment amounts. Intersegment sales are conducted at posted tariff rates, rates similar to those charged to third parties or rates that we believe approximate market.

(2)
Supply and Logistics segment profit includes interest expense (related to hedged inventory) of approximately $5 million and $4 million for the three months ended June 30, 2013 and 2012, respectively, and approximately $10 million and $6 million for the six months ended June 30, 2013 and 2012, respectively.

PLAINS ALL AMERICAN GP LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

Note 12—Operating Segments (Continued)

(3)
The following table reconciles segment profit to net income attributable to GP LLC (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Segment profit	$485	$557	$1,233	$938
Depreciation and amortization	(91)	(86)	(174)	(147)
Interest expense	(76)	(77)	(154)	(143)
Other income/(expense), net	(1)	—	(1)	2
Income tax expense	(18)	(10)	(70)	(31)

Net income	299	384	834	619
Net income attributable to noncontrolling interests	(298)	(383)	(832)	(618)

Net income attributable to GP LLC	$1	$1	$2	$1

Note 13—Related Party Transactions

        For a complete discussion of our related party transactions, please read Note 13 to our 2012 Consolidated Financial Statements.

Occidental Petroleum Corporation

        As of June 30, 2013, a subsidiary of Occidental Petroleum Corporation ("Oxy") owned approximately 35% of our member interest and had a representative on our board of directors. During the three and six months ended June 30, 2013 and 2012, we recognized sales and transportation revenues and purchased petroleum products from companies affiliated with Oxy. These transactions were conducted at posted tariff rates or prices that we believe approximate market. See detail below (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$424	$597	$694	$1,051
Purchases and related costs	$214	$130	$375	$278

        We currently have a netting arrangement with Oxy. Our gross receivable and payable amounts with affiliates of Oxy were as follows (in millions):

	June 30, 2013	December 31, 2012
Trade accounts receivable and other receivables	$276	$231
Accounts payable	$192	$129

PROJECT ARGYLE

AUDITED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT OF REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of BP Canada Energy Company and its Subsidiaries

        We have audited the accompanying balance sheets of Project Argyle, a business wholly owned by BP p.l.c (the "Company") and its affiliates, as of December 31, 2011 and 2010, and the related statements of comprehensive income, change in net parent investment and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Project Argyle's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Project Argyle's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Project Argyle at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Calgary, Canada
March 22, 2012	/s/ Ernst & Young LLP
A member firm of Ernst & Young Global Limited

PROJECT ARGYLE

Balance Sheets

December 31, 2011 and 2010

(Dollars in thousand)

	2011	2010
Assets
Current assets:
Trade and other receivables—third parties (note 13)	$232,414	219,427
Trade and other receivables—related parties (note 13)	143,013	76,492
Inventories (note 12)	555,336	415,633
Prepayments	—	1,276

Total current assets	930,763	712,828

Noncurrent assets:
Property, plant and equipment (note 10)	559,774	567,068
Intangible assets	295	198
Other receivables (note 13)	—	9,976

Total noncurrent assets	560,069	577,242

Total assets	$1,490,832	1,290,070

Liabilities
Current liabilities:
Trade and other payables—third parties (note 15)	$298,256	401,761
Trade and other payables—related parties (note 15)	109,319	64,709
Provisions (note 17)	1,538	1,433

Total current liabilities	409,113	467,903

Noncurrent liabilities:
Other payables (note 15)	4,917	15,246
Deferred tax liabilities (note 9)	83,596	65,440
Provisions (note 17)	125,624	106,486

Total noncurrent liabilities	214,137	187,172

Total liabilities	623,250	655,075

Net assets	867,582	634,995

Net parent investment	867,582	634,995

Total equity	$867,582	634,995

See accompanying notes to financial statements.

PROJECT ARGYLE

Statements of Comprehensive Income

Years ended December 31, 2011 and 2010

(Dollars in thousand)

	2011	2010
Sales and other operating revenues—third parties	$2,424,100	2,151,582
Sales and other operating revenues—related parties (note 19)	962,773	687,575
Other income (note 5)	3,073	2,714
Gain on sale of fixed assets (note 4)	1,410	—

Total revenues and other income	3,391,356	2,841,871
Purchases—third parties	2,173,999	1,798,391
Purchases—related parties	614,801	558,942
Operating expenses (note 6)	214,260	163,324
Property and similar taxes	5,135	4,805
Depreciation and amortization (note 10)	30,962	30,055
Finance costs (note 8)	1,950	1,751
Losses on sale of fixed assets (note 4)	308	2
Marketing and administrative expenses (note 20)	36,121	31,358
Fair value gain on derivatives (note 16)	(1,310)	(24,066)

Profit before taxation	315,130	277,309
Taxation (note 9)	83,407	80,634

Profit for the year	231,723	196,675

Total comprehensive income	$231,723	196,675

See accompanying notes to financial statements.

PROJECT ARGYLE

Statements of Change in Net Parent Investment

Years ended December 31, 2011 and 2010

(Dollars in thousand)
Balance at January 1, 2010	598,574
Profit for the year	196,675
Net transfers to Parent	(160,254)

Balance at December 31, 2010	634,995
Profit for the year	231,723
Net transfers from Parent	864

Balance at December 31, 2011	$867,582

See accompanying notes to financial statements.

PROJECT ARGYLE

Statements of Cash Flows

Years ended December 31, 2011 and 2010

(Dollars in thousand)

	2011	2010
Operating activities:
Profit for the year	$231,723	196,675
Adjustments to reconcile profit for the year to net cash provided by operating activities:
Depreciation and amortization (note 10)	30,962	30,055
(Gain) loss on sale of fixed assets (note 4)	(1,102)	2
Finance costs (note 8)	1,950	1,751
Change in deferred income taxes (note 9)	18,156	4,632
Net charge for provisions (note 17)	(798)	3,209
(Increase) decrease in inventories	(139,703)	(90,448)
(Increase) decrease in other current and noncurrent assets	(78,256)	30,986
(Decrease) increase in other current and noncurrent liabilities	(59,224)	(14,340)

Net cash provided by operating activities	3,708	162,522

Investing activities:
Capital expenditures (note 10)	(8,443)	(5,478)
Proceeds from disposals of fixed assets (note 4)	4,553	—

Net cash used in investing activities	(3,890)	(5,478)

Financing activities:
Net transfer from (to) parent	182	(157,044)

Net cash provided by (used in) financing activities	182	(157,044)

Increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	$—	—

Supplemental disclosures of cash flow information:
Noncash activities:
Property, plant and equipment transfers with affiliates	$682	(3,210)

See accompanying notes to financial statements.

PROJECT ARGYLE

Notes to Financial Statements

December 31, 2011 and 2010

(1) Reporting Entity

        Argyle (the Business, Company, we, us, or our) is domiciled in Canada with operations in Canada and the United States. The address of the Business' registered office is 240 4th Avenue Southwest, Calgary, Alberta. The Business is 100% owned by BP p.l.c. and its affiliates (collectively, BP or the Parent). The Business is primarily involved in the processing and sale of Natural Gas Liquids (NGLs). The financial statements of the Company at and for the year ended December 31, 2011 comprise the Business and its net assets.

        On December 1, 2011 BP announced that it has agreed to sell the Business to Plains Midstream Canada ULC (Plains Midstream), a wholly-owned subsidiary of the Plains All American Pipeline, LP. Plains Midstream will pay BP a total of US$1.67 billion in cash, subject to customary adjustments, for the Business.

(2) Basis of Preparation

  (a)
  Statement of Compliance

    The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) and IFRS Interpretations Committee (IFRIC) interpretations issued and effective for the year ended December 31, 2011, or issued and early adopted. The standards and interpretations adopted in the year are described further in note 3—Significant Accounting Policies.

    The financial statements were authorized for issue on March 22, 2012.

  (b)
  Basis of Measurement

    The accompanying financial statements of Argyle have been prepared from the historical accounting records of BP in anticipation of a potential transaction to separate the Business from BP.

    Historically, financial statements have not been prepared for Argyle as it has not operated as a separate business. These financial statements reflect the carve-out financial position and the related results of operations, cash flows, and changes in the parent's net investment in Argyle described above in a manner consistent with how BP managed the Business and as though Argyle had been a stand-alone company for all periods presented. All material assets and liabilities specifically identified to Argyle have been presented in the carve-out balance sheets; all material revenues and expenses specifically identified to Argyle and allocations of overhead expenses have been presented in the carve-out statements of comprehensive income.

    Allocations of expenses related to shared assets and liabilities and overhead expenses have been allocated to Argyle in accordance with the Securities and Exchange Commission of the United States' Staff Accounting Bulletin Topic 1-B, Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity. The financials also are intended to comply with the disclosure requirements of the Ontario and Alberta Securities Commissions.

    BP's net investment in Argyle has been presented in lieu of stockholder's equity in the carve-out financial statements. Transactions between Argyle and BP have been identified as

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(2) Basis of Preparation (Continued)

    related-party transactions. It is possible that the terms of the transactions with other BP affiliates are not the same as those that would result from transactions among unrelated parties. Payments made by BP to Argyle or to BP from Argyle are presented as transfers to and from parent as a component of net parent investment in the Business. Additionally, the carve-out financial statements for Argyle include allocations of costs for certain support functions for which the balance sheet impact is accounted for through BP's net investment in Argyle. These support functions include legal, finance, human resources, and other administrative functions. As Argyle is not a separate legal entity, assets and liabilities associated with certain items that are included in the statements of comprehensive income are not included on the Argyle balance sheets. See note 20—Related Parties for further information. In the opinion of BP's management, all adjustments have been reflected that are necessary for a fair presentation of the carve-out financial statements. Also, BP's management believes that the allocations have been made on a reasonable basis and have been consistently applied for each period presented. The carve-out financial statements may not necessarily reflect the financial position, results of operations, or cash flows that Argyle might have had in the past had it existed as a separate, stand-alone business during the periods presented.

    The accounting policies that follow have been consistently applied to all years presented. The balance sheet as at January 1, 2010 is not presented as it is not affected by the retrospective adoption of any new accounting policies during the year, nor any other retrospective restatements or reclassifications.

  (c)
  Functional and Presentation Currency

    These financial statements are presented in United States Dollars (USD), which is the Business' functional currency. All financial information presented in USD has been rounded to the nearest thousand unless otherwise noted.

  (d)
  Use of Estimates and Judgments

    The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, and expenses. Actual results may differ from these estimates.

    Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

    Information about critical judgments in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements is included in the following notes:

      Note 9—Taxes

      Note 14—Valuations and Other Qualifying Accounts

      Note 16—Derivative Financial Instruments

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(2) Basis of Preparation (Continued)

      Note 17—Provisions

      Note 18—Contingencies and Commitments

      Note 20—Related Parties (Including Relationship with Parent and Corporate Allocations)

(3) Significant Accounting Policies

  (a)
  Jointly Controlled Assets

    Argyle conducts many of its activities through joint ventures where the venturers have a direct ownership interest in, and jointly control, the assets of the venture. Argyle recognizes, on a line-by-line basis in the consolidated financial statements, its share of the assets, liabilities, and expenses of these jointly controlled assets incurred jointly with the other partners, along with the group's income from the sale of its share of the output and any liabilities and expenses that the Business has incurred in relation to the venture.

  (b)
  Relationship with Parent

    BP's net investment in Argyle is shown in lieu of stockholders' equity in the financial statements as there was no direct ownership relationship between BP and the Business (as the Business is not a separate legal entity). BP's net investment in the Business is presented as "Net parent investment." Changes in net parent investment include net cash transfers and other transfers to and from Parent and the Business. BP performs cash management and other treasury-related functions on a centralized basis for nearly all of its operating units, which includes the Business. Assets and liabilities not specifically identifiable to the Business are reflected in the net parent investment account and include:

    •
    Cash transfers to and from BP and Argyle;

    •
    Accrued liabilities related to corporate allocations including administrative expenses for legal, accounting, treasury, information technology, human resources, and other services; and

    •
    Interest expense and financing-related balances such as debt that is managed centrally by the Parent and which was not secured by the Argyle's assets.

  (c)
  Related Parties

    In addition to transactions with the Parent that are discussed above, Argyle also has operating transactions, primarily purchases and sales of NGLs, with BP and other BP-owned entities (collectively, Related Parties). These purchases and sales are included in Argyle's statement of comprehensive income and are disclosed as being with related parties on the face of the statements of comprehensive income. As noted above, Argyle participates in BP's cash management and treasury-related functions. The BP policy in settling intercompany receivables and payables is automatic settlement at 30 days. Accordingly, receivables and payables aged less than 30 days are shown on the balance sheet and disclosed as being

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(3) Significant Accounting Policies (Continued)

    receivables from, and payables to, related parties. After 30 days, receivables and payables are deemed settled and reclassified to net parent investment.

  (d)
  Property, Plant, and Equipment

    Property, plant, and equipment are stated at cost, less accumulated depreciation and accumulated impairment losses.

    The initial cost of an asset comprises its purchase price or construction cost, any costs directly attributable to bringing the asset into operation, and the initial estimate of the decommissioning obligation, if any. The purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset.

    Expenditure on major maintenance refits or repairs comprises the cost of replacement assets or parts of assets, inspection costs, and overhaul costs. Where an asset or part of an asset that was separately depreciated is replaced and it is probable that future economic benefits associated with the item will flow to the Business, the expenditure is capitalized and the carrying amount of the replaced asset is derecognized. Overhaul costs for major maintenance programs and all other maintenance costs are expensed as incurred.

    Property, plant, and equipment are depreciated on a straight-line basis over their expected useful life.

    The useful lives of property, plant, and equipment are as follows:

Fixtures and office equipment	5 - 15 years
Plant, machinery, and equipment	30 years
Decommissioning assets	30 years
Transportation	5 - 15 years

    The expected useful lives of property, plant, and equipment are reviewed on an annual basis and, if necessary, changes in useful lives are accounted for prospectively.

    The carrying value of property, plant, and equipment is reviewed for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. See further discussion below.

    An item of property, plant, and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in the statement of comprehensive income in the years in which the item is derecognized.

  (e)
  Intangible Assets

    Intangible assets are limited to internally developed software. These intangible assets have a finite life and are amortized on a straight-line basis over their expected useful lives. The expected useful life of the intangible asset is four years.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(3) Significant Accounting Policies (Continued)

    The expected useful lives of intangible assets are reviewed on an annual basis and, if necessary, changes in useful lives are accounted for prospectively.

    The carrying value of intangible assets is reviewed for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable. See further discussion below.

  (f)
  Impairment of Intangible Assets and Property, Plant, and Equipment

    The Business assesses assets or groups of assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, for example, low prices or margins for an extended period. If any such indication of impairment exists, the Business makes an estimate of the asset's recoverable amount. Individual assets are grouped for impairment assessment purposes at the lowest level at which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. An asset group's recoverable amount is the higher of its fair value less costs to sell and its value in use. Where the carrying amount of an asset group exceeds its recoverable amount, the asset group is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are adjusted for the risks specific to the asset group and are discounted to their present value using a pre tax discount rate that reflects current market assessments of the time value of money.

    An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of comprehensive income. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset's revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

  (g)
  Financial Assets

    Financial assets are classified as receivables or as financial assets at fair value through profit or loss, as appropriate. Note that there are no loans or available-for-sale financial assets held by the Business. Financial assets held by the Business include trade receivables and other receivables (derivative financial instruments are held by the parent and discussed in the derivatives policy below). The Business determines the classification of its financial assets at initial recognition. Financial assets are recognized initially at fair value, normally being the transaction price plus, in the case of financial assets not at fair value through profit or loss, directly attributable transaction costs.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(3) Significant Accounting Policies (Continued)

    The subsequent measurement of financial assets depends on their classification, as follows:

    Receivables

    Receivables are nonderivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at their stated value as the time value of money is insignificant. Gains and losses are recognized in income when the receivables are derecognized or impaired. This category of financial assets includes trade and other receivables.

    Financial Assets at Fair Value through Profit and Loss

    Derivatives are included in this category. The actual derivative contracts are held by another BP entity, Integrated Sales and Trading (IST), which is not part of the Argyle Business. Accordingly, while realized gains and losses as well as the mark to market adjustments are recognized on the Argyle statement of comprehensive income, the corresponding asset is retained by the Parent.

  (h)
  Impairment of Financial Assets

    The Business assesses at each balance sheet date whether a financial asset or group of financial assets is impaired.

    Receivables

    If there is objective evidence that an impairment loss on receivables has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows. The carrying amount of the asset is reduced and the amount of the loss is recognized in the statement of comprehensive income. Argyle has no general reserve against accounts receivable and specific accounts are reserved against when necessary. Argyle believes that the creditworthiness of its clients is of a high quality.

  (i)
  Inventories

    Inventories are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out method and comprises direct purchase costs, cost of processing, and transportation expenses. Net realizable value is determined by reference to prices existing at the balance sheet date.

  (j)
  Financial Liabilities

    Financial liabilities are classified as financial liabilities at fair value through profit or loss or as other financial liabilities, as appropriate. Financial liabilities include trade and other payables, accruals, and derivative financial instruments (which are held by IST on behalf of Argyle). The

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(3) Significant Accounting Policies (Continued)

    Business determines the classification of its financial liabilities at initial recognition. The measurement of financial liabilities depends on their classification, as follows:

    Financial Liabilities Measured at Fair Value through Profit and Loss

    Derivatives are included in this category. The actual derivative contracts are held by BP and not the Argyle business. Accordingly, while realized gains and losses as well as the mark-to-market adjustments are recognized on the Argyle statement of comprehensive income, the corresponding liability is retained by the Parent.

    Other Financial Liabilities

    Other financial liabilities of the Business include trade and other payables as well as accruals. Due to the short-term nature of these financial liabilities, they are initially and subsequently measured at their stated value, which approximates fair value.

  (k)
  Leases

    Argyle evaluates whether its leases are a finance or operating lease in accordance with International Accounting Standard (IAS) 17, Leases. It was concluded all of its leases are operating leases. Operating lease payments are recognized as an expense in the statement of comprehensive income on a straight-line basis over the lease term.

  (l)
  Derivative Financial Instruments

    The Parent uses derivative financial instruments to manage certain exposures of the Business to fluctuations in energy and commodity prices. Derivative financial instruments are initially recognized at fair value on the date that a derivative contract is entered into and are subsequently remeasured at fair value.

    Gains or losses arising from changes in the fair value of derivatives are recognized in the statements of comprehensive income as the derivatives entered into by the Business are not accounted for using hedge accounting. As the derivatives are held by the Parent, the balance sheet impact of the derivatives is recorded through net parent investment.

  (m)
  Provisions and Contingencies

    Provisions are recognized when Argyle has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate can be made as to the amount of the obligation. Where appropriate, the future cash flow estimates are adjusted to reflect risks specific to the liability.

    If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax risk-free rate that reflects current market assessments of the time value of money. Where discounting is used, the increase in the provision due to the passage of time is recognized within finance costs. Provisions are split

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(3) Significant Accounting Policies (Continued)

    between amounts expected to be settled within 12 months of the balance sheet date (current) and amounts expected to be settled later (noncurrent).

    Contingent liabilities are possible obligations whose existence will only be confirmed by future events not wholly within the control of the Business, or present obligations where it is not probable that an outflow of resources will be required or the amount of the obligation cannot be measured with sufficient reliability. Contingent liabilities are not recognized in the financial statements but are disclosed unless the possibility of an outflow of economic resources is considered remote.

    Amounts that Argyle has a contractual right to recover from third parties are contingent assets. Such amounts are not recognized in the accounts unless they are virtually certain to be received.

  (n)
  Decommissioning

    Liabilities for decommissioning costs are recognized when the Business has an obligation to dismantle and remove a facility or other asset and to restore the site on which it is located, and when a reliable estimate of that liability can be made. Where an obligation exists for a new facility, the decommissioning asset and liability will be set up on construction or installation. An obligation for decommissioning may also crystallize during the period of operation of a facility through a change in legislation or through a decision to terminate operations. The amount recognized is the present value of the estimated future expenditure determined in accordance with local conditions and requirements.

    A corresponding item of property, plant, and equipment in an amount equivalent to the provision is also recognized. This is subsequently depreciated as part of the asset.

    Other than the unwinding of the discount on the provision, any change in the present value of the estimated expenditure is reflected as an adjustment to the provision and the corresponding item of property, plant, and equipment. Such changes include foreign exchange gains and losses arising on the retranslation of the liability into the functional currency of the reporting entity, when it is known that the liability will be settled in a foreign currency.

  (o)
  Environmental Expenditures and Liabilities

    Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future earnings are expensed.

    Liabilities for environmental costs are recognized when a clean-up is probable and the associated costs can be reliably estimated. Generally, the timing of recognition of these provisions coincides with the commitment to a formal plan of action or, if earlier, on divestment or on closure of inactive sites.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(3) Significant Accounting Policies (Continued)

    The amount recognized is the best estimate of the expenditure required. Where the liability will not be settled for a number of years, the amount recognized is the present value of the estimated future expenditure.

  (p)
  Employee Benefits

    Wages, salaries, and bonuses are accrued in the period in which the associated services are rendered by employees of the Business. Certain employees of the Business participate in share-based payment plans, pension plans, and other post retirement plans sponsored by the Parent. A charge for Argyle's employees' participation in these plans has been included in the statement of comprehensive income.

  (q)
  Corporate Taxes

    BP's historic consolidated financial statements included the Argyle operations. For purposes of these carve-out financial statements, Argyle's taxes are computed and reported on a "separate return" basis. Income taxes as presented herein allocate current and deferred income taxes of BP to Argyle in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by IFRS. Accordingly, the sum of the amounts allocated to the carve-out tax provisions may not equal the historical consolidated provision. Under the separate return method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards.

    Income tax expense is comprised of current and deferred tax. Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

    Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

    Deferred tax assets are recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

    For further information, see Note 9.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(3) Significant Accounting Policies (Continued)

  (r)
  Custom Duties and Sales Taxes

    Revenues, expenses, and assets are recognized net of the amount of customs duties or sales tax except:

    •
    Where the customs duty or sales tax incurred on purchase of goods and services is not recoverable from the taxation authority, in which case the customs duty or sales tax is recognized as part of the cost of acquisition of the asset or as part of the expense item, as applicable.

    •
    Receivables and payables are stated with the amount of customs duty or sales tax included.

    The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet.

  (s)
  Revenue

    Revenue arising from the sale of goods is recognized when the significant risks and rewards of ownership have passed to the buyer and it can be reliably measured.

    Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods provided in the normal course of business, net of discounts, customs duties, and sales taxes.

    Revenues associated with the sale of natural gas liquids and all other items are recognized when the title passes to the customer. Physical exchanges are reported net, as are sales and purchases made with a common counterparty, as part of an arrangement similar to a physical exchange.

    Occasionally the Business enters into contacts with customers where a portion of expected revenue is received in advance. These pre payments are recorded as liabilities until the earnings process is complete.

  (t)
  Finance Costs

    Argyle's finance costs primarily relate to the unwinding of discounts on provisions as the Business has no third-party debt. Finance costs are recognized as a component of comprehensive income during the period they are incurred.

  (u)
  Impact of New International Financial Reporting Standards

    Not Yet Adopted

    The International Accounting Standards Board (IASB) has issued amendments to several existing accounting pronouncements. These amendments will become effective for future financial reporting periods and have not yet been adopted by Argyle: amendments to IAS 1, Presentation of Financial Statements, IFRS 9, Financial Instruments, IFRS 10, Consolidated Financial Statements, IFRS 11, Joint Arrangements, IFRS 12, Disclosures of Interests in Other Entities, IFRS 13 Fair Value Measurement, IAS 19 Employee Benefits, and IAS 28 Investments in Associates and Joint Ventures. Argyle, along with the Parent, has not yet completed its

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(3) Significant Accounting Policies (Continued)

    evaluation of the effect of adoption. These financial statements are prepared in anticipation of transaction to separate the Business from BP.

(4) Disposals and Impairments

	$ thousand
	2011	2010
Proceeds from disposal of fixed assets	4,553	—

Gains on sale of businesses and fixed assets	1,410	—
Losses on sale of businesses and fixed assets	(308)	(2)

        Argyle sold two propane storage terminals in September with an effective date of October 31, 2011. The first terminal sold was the Huntington Terminal located in Indiana and the second was the Tuscola Terminal located in Illinois.

        In 2007, the Business sold its interest in a pipeline running from Alberta to Ontario. Due to specific terms, Argyle set up a receivable from, and payable to, the buyer of the pipeline. The receivable and payable were originally recorded in 2007 for $50 million and are reduced by $10 million each subsequent year. This receivable and payable have had no impact to the statements of comprehensive income in the two-year period ended December 31, 2011.

        There were no impairments of fixed assets taken during the two-year period ended December 31, 2011.

(5) Other Income

        Other income relates to Argyle performing certain services and inventory movements for other affiliates of BP. The inventory is consigned to Argyle and Argyle does not take title to the inventory related to this other income. All other income for the two-year period ended December 31, 2011 is earned through transactions with BP and its affiliates.

(6) Currency Exchange Gains and Losses

	$ thousand
	2011	2010
Currency exchange (gains)/losses charged to income	10,463	(14,730)

(7) Operating Leases

        In the case of an operating lease entered into by Argyle as the operator of a jointly controlled asset, the amounts shown in the tables below represent the net operating lease expense and net future minimum lease payments. These net amounts are after deducting amounts reimbursed, or to be reimbursed, by joint venture partners, whether the joint venture partners have co-signed the lease or not. Where Argyle is not the operator of a jointly controlled asset, Argyle's share of the lease expense and future minimum lease payments are included in the amounts shown, whether Argyle has co-signed the lease or not.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(7) Operating Leases (Continued)

        The table below shows the expense for the year in respect of operating leases:

	$ thousand
	2011	2010
Minimum lease payments	3,260	2,994
Contingent rentals	(1,178)	(970)
Sub-lease rentals	(30)	(60)

	2,052	1,964

        Argyle enters into operating leases of plant and machinery, commercial vehicles, and land and buildings.

        The future minimum lease payments at December 31, before deducting related rental income from operating sub leases of $68, are shown in the table below:

$ thousand 2011
Future minimum lease payments
Payable within
1 year	995
2 to 5 years	3,980
Thereafter	1,457

(8) Finance Costs

	$ thousand
	2011	2010
Unwinding of discounts on provisions	1,950	1,751

(9) Taxes

  (a)
  As previously discussed in the Significant Accounting Policies section, BP's historic consolidated financial statements included the Argyle operations. For purposes of these carve-out financial statements, Argyle's taxes are computed and reported on a "separate return" basis. Use of the separate return method may result in differences when the sum of the amounts allocated to carve-out tax provisions are compared with amounts presented in consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Furthermore, certain tax attributes, e.g., net operating loss carryforwards, may or may not exist at the carve-out level that were actually reflected in the consolidated financial statements.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(9) Taxes (Continued)

  (b)
  Income Tax Provision

    The following table summarizes income tax expense (benefit) for the years ended December 31, 2011 and 2010:

	$ thousand
	2011	2010
Current tax expense:
Current Period	65,251	76,002

	65,251	76,002

Deferred tax expense:
Origination and reversal of temporary differences	18,156	4,632

	18,156	4,632

Total Income tax expense / (benefit)	83,407	80,634

  (c)
  Effective and Statutory Rate Reconciliation

    The following table summarizes a reconciliation of the Canada statutory income tax rate to Argyle's effective tax rate, for the years ended December 31, 2011 and :

	2011	2010
Statutory federal income tax rates	27.1%	29.0%
Increase (decrease):
Foreign exchange adjustments	0.6%	-1.5%
Effect of tax rates in foreign jurisdictions	-0.5%	0.1%
Reduction in tax rate	-0.3%	-0.2%
Other	-0.4%	1.7%

Effective income tax rates	26.5%	29.1%

*
Included in other are adjustments mainly attributable to differences between the fiscal year-end for Canadian tax return purposes versus the financial statement calendar year-end.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(9) Taxes (Continued)

  (d)
  Deferred Income Taxes

    Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carry forwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered. In addition, certain corporate allocations were pushed-down to the carve-out financial statements, without corresponding assets / liabilities. In such cases, the related deferred tax liability (or deferred tax asset, if applicable) was deemed to remain with BP and was not recorded by Argyle.

    The following table summarizes the deferred tax assets and liabilities, as of December 31, 2011 and 2010:

	$ thousand
	2011	2010
Deferred tax assets
Provision litigation	—	26,430
Decommission provision	27,766	23,791
Other deferred tax assets	3,544	1,659

Total tax assets	31,310	51,880

Deferred tax liabilities
Property, plant and equipment	(114,405)	(116,963)
Other deferred tax liability	(501)	(357)

Total tax liabilities	(114,906)	(117,320)

Net deferred tax liabilities	(83,596)	(65,440)

  (e)
  Uncertain Tax Positions

    Argyle is subject to income tax examinations by tax authorities. Upon audit, taxing authorities may challenge all or part of an income tax position. Argyle regularly assesses the outcome of potential examinations in each of the tax jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax position, Argyle has determined it has no uncertain tax positions through December 31, 2011. However, audit outcomes and the timing of audit settlements and future events that would impact Argyle's unrecognized tax benefits are subject to significant uncertainty.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(10) Property, Plant, and Equipment

	$ thousand
	Land	Fixtures and Office Equipment	Plant, Machinery and Equipment	Decommissioning Asset	Transportation	Total
Cost
At 1 January 2011	2,979	2,168	957,404	82,073	8,469	1,053,093
Acquisitions	—	—	8,443	—	—	8,443
Transfers	—	(449)	364	—	—	(85)
Deletions	—	—	(6,130)	(927)	(94)	(7,151)
Other	—	24	(24)	19,018	—	19,018

At 31 December 2011	2,979	1,743	960,058	100,163	8,375	1,073,318

Depreciation
At 1 January 2011	—	(1,259)	(464,691)	(15,424)	(4,651)	(486,025)
Charge for the year	—	(393)	(25,760)	(4,301)	(241)	(30,695)
Deletions	—	—	2,490	190	94	2,774
Transfers	—	399	4	—	—	403

At 31 December 2011	—	(1,253)	(487,957)	(19,535)	(4,798)	(513,543)

Net book amount at 31 December 2011	2,979	489	472,101	80,628	3,577	559,774

	$ thousand
	Land	Fixtures and Office Equipment	Plant, Machinery and Equipment	Decommissioning Asset	Transportation	Total
Cost
At 1 January 2010	2,979	3,212	971,240	73,856	8,502	1,059,789
Acquisitions	—	—	5,478	—	—	5,478
Transfers	—	22	(14,470)	3	(7)	(14,452)
Deletions	—	(1,066)	(4,844)	—	(26)	(5,936)
Other	—	—	—	8,214	—	8,214

At 31 December 2010	2,979	2,168	957,404	82,073	8,469	1,053,093

Depreciation
At 1 January 2010	—	(1,999)	(457,889)	(9,541)	(4,504)	(473,933)
Charge for the year	—	(305)	(25,298)	(3,444)	(181)	(29,228)
Deletions	—	1,067	4,845	—	27	5,939
Transfers	—	(22)	13,651	(2,439)	7	11,197

At 31 December 2010	—	(1,259)	(464,691)	(15,424)	(4,651)	(486,025)

Net book amount at 31 December 2010	2,979	909	492,713	66,649	3,818	567,068

        Depreciation and amortization expense on the statements of comprehensive income is equal to depreciation of $30,695 plus amortization of $267 for the year ended December 31, 2011. For the year ended December 31, 2010, these amounts were $29,228 of depreciation and amortization of $827.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(11) Financial Instruments and Financial Risk Factors

        BP holds various financial assets and liabilities that relate to Argyle, in particular receivables, payables, accruals, and derivatives. Details of these financial assets and liabilities can be found in other notes to these financial statements. From a financial risk factor perspective, Argyle's financial instruments (specifically, its derivative portfolio) are managed by IST, which manages for the Business all financial risk factors, namely market risk, credit risk, and liquidity risk.

(12) Inventories

	$ thousand
	2011	2010
Cost of inventories expensed in the statement of comprehensive income	2,788,800	2,357,333

(13) Trade and Other Receivables

	$ thousand
	2011		2010
	Current	Non-Current	Current	Non-Current
Financial assets
Trade receivables	200,860	—	190,811	—
Amounts receivable from joint venture partners	21,554	—	18,616	—
Other receivables	10,000	—	10,000	9,976
Related party receivables	143,013	—	76,492	—

        Trade and other receivables are noninterest bearing. The receivable related to the 2007 pipeline sale (discussed in note 4—Disposals and Impairments) is included in other receivables above. These amounts are net of any allowances discussed in note 14—Valuation and Other Qualifying Accounts.

(14) Valuation and Other Qualifying Accounts

        Valuation and qualifying accounts are deducted in the balance sheet from the assets to which they apply. For the 2011 year, no such balances exist.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(15) Trade and Other Payables

	$ thousand
	2011		2010
	Current	Non-Current	Current	Non-Current
Financial liabilities
Trade payables	287,208	—	390,839	—
Amounts payable to joint controlled entities	1,048	—	922	—
Other payables	10,000	4,917	10,000	15,246
Related party payables	109,319	—	64,709	—

        The payable related to the 2007 pipeline sale (discussed in Note 4—Disposals and Impairments) is included in the current portion of other payables above.

(16) Derivative Financial Instruments

        In conducting our business, we are exposed to certain risks related to fluctuations in commodity and energy prices. Our Parent enters into certain derivative contracts to manage these risks. While derivatives contracts entered into are intended to manage specific risks associated with the Business, they have not been designated as hedging instruments.

        Changes in the fair value of these derivatives instruments are reflected in our statement of comprehensive income in accordance with SEC Staff Accounting Bulletin Topic 1B. However, as another affiliate of the Parent is our legal counterparty to the contracts, all market risk, credit risk, and liquidity risk are born by the Parent. Accordingly, the fair values of these derivative contracts are not included on our balance sheet.

        The impact of the derivative financial instruments on the statement of comprehensive income is shown in the table below:

	$ thousand
	2011	2010
Natural Gas Liquid Derivatives (gain) / loss	(327)	(25,600)
Power Derivatives (gain) / loss	(983)	1,534

Total	(1,310)	(24,066)

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(17) Provisions

	$ thousand
	Decommissioning	Environmental	Total
At 1 January 2011	102,066	5,853	107,919
Exchange adjustments	(2,508)	(52)	(2,560)
New or increased provisions	746	556	1,302
Unwinding of discount	1,836	114	1,950
Change in discount rate	20,916	180	21,096
Other	(2,114)	(431)	(2,545)

At 31 December 2011	120,942	6,220	127,162

Of which —current	—	1,538	1,538
—non-current	120,942	4,682	125,624

	120,942	6,220	127,162

	$ thousand
	Decommissioning	Environmental	Total
At 1 January 2010	92,557	2,184	94,741
Exchange adjustments	3,415	161	3,576
New or increased provisions	—	3,868	3,868
Unwinding of discount	1,653	98	1,751
Change in discount rate	4,800	25	4,825
Other	(359)	(483)	(842)

At 31 December 2010	102,066	5,853	107,919

Of which —current	50	1,383	1,433
—non-current	102,016	4,470	106,486

	102,066	5,853	107,919

        Argyle makes full provision for the future cost of decommissioning facilities and pipelines on a discounted basis at the installation of those facilities. The provision for the costs of decommissioning those facilities and pipelines at the end of the economic lives has been estimated using existing technology, at current prices or future assumptions, depending on the expected timing of the activity, and discounted using a discount rate of 0.5% at December 31, 2011 and 1.5% at December 31, 2010. These costs are generally expected to be incurred over the next 30 years. While the provision is based on the best estimate of future costs and the economic lives of the facilities and pipelines, there is uncertainty regarding both the amount and timing of these costs.

        Provisions for environmental remediation are made when a clean-up is probable and the amount of the obligation can be reliably estimated. Generally, this coincides with commitment to a formal plan of action or, if earlier, on divestment or on closure of inactive sites. The provision for environmental liabilities has been estimated using current technology at current prices and discounted using a real discount rate of 0.5% at December 31, 2011 and 1.5% at December 31, 2010. The majority of these costs are expected to be incurred over the next 10 years. The extent and cost of future remediation

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(17) Provisions (Continued)

programs are inherently difficult to estimate, they depend on the scale of any possible contamination, the timing and extent of corrective actions, and also our share of the liability.

(18) Contingencies and Commitments

        In the normal course of business, Argyle enters into commitments for product purchases from suppliers. There is one set-volume contract existing at December 31, 2011, for C3 product, with the commitment extending to March 2019. Amounts due under the contract at forecasted prices are shown in the table below:

$ thousand
2011
Amounts due under the contract;
Payable within
1 year	114,405
2 to 5 years	422,784
Thereafter	234,542

        In the normal course of business, legal proceedings are pending or may be brought against Argyle arising out of current and past operations. Argyle is subject to national and local environmental laws and regulations concerning its products, operations, and other activities. These laws and regulations may require Argyle to take future action to remediate the effects on the environment of prior disposal or release of chemicals or petroleum substances. The ultimate requirement for remediation and its costs are inherently difficult to estimate. However, the estimated cost of known environmental obligations has been provided in these accounts in accordance with Argyle's accounting policies.

        Argyle has obligations to decommission oil and natural gas facilities and related pipelines. Provision is made for the estimated cost of these activities; however, there is uncertainty regarding both the amount and timing of these costs, given the long-term nature of these obligations. Argyle believes that the impact of any reasonable foreseeable changes to these provisions on Argyle's results of operations, financial position, or liquidity will not be material.

(19) Concentrations

        Sales to BP and its affiliates made up 28%, and 24% of total sales during the years ended December 31, 2011 and 2010 respectively.

        Receivables to BP and its affiliates made up 38%, and 26% of total receivables during the years ended December 31, 2011 and 2010 respectively.

(20) Related Parties (Including Relationship with Parent and Corporate Allocations)

  (a)
  Related Parties

    Significant transactions with related parties other than those described below are disclosed on the face of the statements of comprehensive income and balance sheets. Sales to, and purchases from, related parties have terms and conditions substantially similar to sales and

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(20) Related Parties (Including Relationship with Parent and Corporate Allocations) (Continued)

    purchases with third parties. As noted previously, settlement of these transactions is automatic at 30 days.

  (b)
  Relationship with Parent

    Argyle has historically been managed and operated in the normal course of business by BP along with other BP affiliates. Accordingly, certain shared costs have been allocated to Argyle and reflected as expenses in the standalone financial statements. Management of BP and Argyle consider the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to Argyle for purposes of the carve-out financial statements; however, the expenses reflected in the Argyle financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if Argyle historically operated as a separate, standalone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by Argyle. Significant transactions with the Parent are discussed individually as follows:

    Cash Management

    Argyle participates in BP's centralized cash management programs. Disbursements are made by Argyle and funded by BP periodically. Cash receipts are transferred to centralized accounts, also maintained by BP. The cash receipts from Argyle are not kept in Argyle specific accounts and are instead comingled with cash from other BP entities. As cash is disbursed and received by the Parent, it is accounted for through net parent investment.

    Pension and Other Post retirement Benefit Plans

    Argyle does not sponsor any pension, post retirement, or employee savings plan. However, Argyle employees participate in certain funded final salary pension plans sponsored by BP. BP also provides post retirement and healthcare and life insurance benefits to its retired employees and dependants. There is no contractual agreement or stated policy between the Business and BP for charging the net defined benefit costs (note that the Business comprises parts of multiple legal entities).

    All obligations pursuant to these plans are obligations of BP and as such are not included in Argyle's balance sheets. BP allocates to Argyle the net periodic benefit costs associated with employees that are beneficiaries of pensions and other employment costs.

    These costs are included in marketing and administrative expenses in the statement of comprehensive income and totaled $6,432, and $1,608 for the years ended December 31, 2011 and 2010 respectively. The costs were allocated to the Business using various allocation methods, primarily head count and salaries. Our Parent contributes to these plans. The amount contributed to these plans by the Parent on our behalf cannot be determined.

PROJECT ARGYLE

Notes to Financial Statements (Continued)

December 31, 2011 and 2010

(20) Related Parties (Including Relationship with Parent and Corporate Allocations) (Continued)

    Derivatives

    As discussed in note 11—Derivative Financial Instruments, derivatives that relate to the Argyle business are entered into on behalf of Argyle by another BP entity.

    Other Allocated Corporate Costs

    Other allocated costs include BP charges including, but not limited to: corporate accounting, human resources, government affairs, information technology, shared real estate expenses, treasury, and legal. These costs are included in marketing and administrative expenses in the statement of comprehensive income and totaled $29,736, and $30,151 for the years ended December 31, 2011 and 2010, respectively. The costs were allocated to the Business using various allocation methods, such as head count, services rendered, space utilization, and assets assigned to the Business (e.g., certain information technology costs were allocated based on the number of computers used by the Business). Note that these expenses may have been different had Argyle been a separate, stand-alone entity during the periods presented.

(21) Subsequent Events

        Argyle sold the Griffith propane storage terminal with an effective date of January 31, 2012 located in Indiana.

APPENDIX A

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
PLAINS GP HOLDINGS, L.P.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

A-i

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

A-ii

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

A-iii

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

PLAINS GP HOLDINGS, L.P.

        This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PLAINS GP HOLDINGS, L.P. dated as of        , 2013, is entered into by and among PAA GP Holdings LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "AAP" means Plains AAP, L.P., a Delaware limited partnership.

        "AAP Agreement" means the Seventh Amended & Restated Limited Partnership Agreement of AAP, dated as of the date hereof, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

        "AAP Class A Units" means Class A Units representing limited partner interests in AAP.

        "AAP Class B Units" means Class B Units representing limited partner interests in AAP.

        "AAP Exchange" means the exchange, on a one for one basis, of (a) an equal number of AAP Class A Units and Class B Shares for (b) Class A Shares, together with the transfer of a proportionate number of General Partner Units to the Partnership; for the avoidance of doubt, an AAP Exchange includes both an "Exchange" and an exercise by the Partnership of the "Call Right," in each case as defined in the AAP Agreement.

        "AAP Units" means limited partnership interests in AAP, including AAP Class A Units and AAP Class B Units.

        "Administrative Agreement" means that certain Administrative Agreement, dated as of the Closing Date, among the General Partner, the Partnership and certain other parties, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided that the determination as to whether a Person, directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with another Person shall be made taking into account, at the time of such determination, the context and circumstances surrounding such determination, including any known agreements or understandings that may impact such Person's possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such other Person.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        For purposes of the foregoing:

        (a)   any individual who is an officer or director of the General Partner or any Group Member (excluding the Chief Executive Officer and Chairman of the Board of the General Partner) shall not be considered to be an Affiliate of the General Partner, a Departing General Partner or any Group Member solely by virtue of such Person's status as an officer or director and the possession of the powers that are within the scope of the designated or delegated authority of such officer or director;

        (b)   any individual who is an officer or director of the MLP Managing General Partner or any of its Affiliates other than the General Partner and the Group Members (excluding the Chief Executive Officer and Chairman of the Board of the MLP Managing General Partner) shall not be considered to be an Affiliate of the General Partner, a Departing General Partner, any Group Member, the MLP Managing General Partner or the MLP solely by virtue of such Person's status as an officer or director and the possession of the powers that are within the scope of the designated or delegated authority of such officer or director;

        (c)   any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total number of outstanding General Partner Units of the General Partner, shall not be considered to be an Affiliate of the General Partner, a Departing General Partner or any Group Member solely by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such General Partner Units; and

        (d)   any Person that, alone or together with any Affiliate Group of which such Person is a part, owns less than 50% of the total "Partnership Interests" (as such term is defined in the AAP Agreement) held by all partners of AAP, shall not be considered to be an Affiliate of the General Partner, a Departing General Partner, any Group Member, or the MLP solely by virtue of the ownership by such Person (and Affiliate Group, if applicable) of such interests.

        "Affiliate Group" means a Person that with or through any of its Affiliates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any General Partner Units or Partnership Interests with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, Partnership Interests.

        "Agreement" means this Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P., as it may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

          (a)   the sum, without duplication, of (i) all cash and cash equivalents of the Partnership Group (or the Partnership Group's proportionate share of cash and cash equivalents in the case of Subsidiaries of Group Members that are not wholly owned) on hand at the end of such Quarter, (ii) all cash and cash equivalents expected to be received by the Partnership from AAP or any other Group Member in respect of such Quarter and (iii) if the General Partner so determines, all

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

  or any portion of any additional cash and cash equivalents of the Partnership Group (or the Partnership Group's proportionate share of cash and cash equivalents in the case of Subsidiaries of Group Members that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter, less

          (b)   the amount of any cash reserves established by the General Partner (or the Partnership Group's proportionate share of cash reserves in the case of Subsidiaries of Group Members that are not wholly owned) to (i) comply with applicable law, (ii) comply with any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for future distributions to the Shareholders under Section 6.3, (iv) provide for future capital expenditures, debt service and other credit needs and any federal, state, provincial or other income tax that may affect the Partnership in the future, (v) provide for the Partnership's general, administrative and other expenses, (vi) permit the MLP General Partner to make capital contributions to the MLP to maintain its 2% general partner interest in the MLP upon the issuance of additional partnership securities by the MLP or (vii) otherwise provide for the proper conduct of the business of the Partnership Group subsequent to such Quarter;

  provided, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter, but on or before the date of determination of Available Cash with respect to such Quarter, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

          Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board Classification Date" means the date on which the Board of Directors is split into classes as contemplated by the Holdings GP LLC Agreement.

        "Board of Directors" means, the board of directors of the General Partner, or any of its successors and permitted assigns (or if such successor or permitted assign is a limited partnership, the board of directors of its general partner) that may be admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Texas shall not be regarded as a Business Day.

        "Capital Contribution" means any cash, cash equivalents or the fair market value of Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Shares, the amount of any underwriting discounts or commissions).

        "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

        "Certificate" means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.

        "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

Certificate of Limited Partnership may be amended, modified, supplemented or restated from time to time.

        "Citizenship Assignee" means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement who has not been admitted as a Substituted Limited Partner."

        Class A Share" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class A Shares in this Agreement.

        "Class A Shareholders" means the holders of Class A Shares.

        "Class B Share" means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Shares in this Agreement. The Class B Shares do not include any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

        "Closing Date" means the first date on which Class A Shares are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" has the meaning assigned to such term in Section 15.1(a).

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Combined Interest" has the meaning assigned to such term in Section 11.3(a).

        "Commission" means the United States Securities and Exchange Commission.

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of two or more Directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not the holder of any ownership interest in the General Partner, its Affiliates or the Partnership Group (other than (i) Class A Shares or (ii) other awards of Partnership Interests that are granted to such Director under a long-term incentive plan) or MLP Group (except that a Director shall not be precluded from serving on such committee due to the ownership of common units of the MLP or PAA Natural Gas Storage, L.P. or indirect interests in the General Partner unless the Board of Directors determines, after taking into account the totality of the specific circumstances involving such Director, that such ownership will likely have an adverse impact on the ability of such Director to act in an independent manner with respect to the matter submitted to the Conflicts Committee), (c) is not an officer, director, general partner, managing member or employee of any Existing Owner, any Affiliate of an Existing Owner or the General Partner or any Associate of any such Affiliate and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading (or, if no Partnership Interests are listed or admitted for trading on a National Securities Exchange, the New York Stock Exchange).

        "Contribution Agreement" means the Contribution and Conveyance Agreement, dated as of the Closing Date, among the General Partner, the Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        "Current Market Price" has the meaning assigned to such term in Section 15.1(a).

        "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Departing General Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

        "Depositary" means, with respect to any Shares issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "Designated Directors" means the Directors appointed by the Existing Owners or their permitted transferees pursuant to Sections 6.1 and 6.2 of the Holdings GP LLC Agreement.

        "Directors" shall mean the members of the Board of Directors.

        "Eligible Directors" shall have the meaning given such term in the Holdings GP LLC Agreement.

        "Eligibility Certificate" means a properly competed certificate in such form as may be specified by the General Partner by which a Citizenship Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Person.

        "Eligible Holder" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its real properties or interests therein.

        "Event of Withdrawal" has the meaning assigned to such term in Section 11.1(a).

        "Existing Owners" means each of the owners of General Partner Units as of the date of this Agreement, in each case for so long as they continue to own General Partner Units.

        "General Partner" means PAA GP Holdings LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership (except as the context otherwise requires).

        "General Partner Interest" means the management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), and includes any and all benefits to which a General Partner is entitled as provided in this Agreement, together with all obligations of a General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

        "General Partner Unit" means a fractional part of the membership interest of the General Partner.

        "GP Contribution Interest" means one-hundred percent of the member interests in MLP Managing General Partner.

        "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        "Group Member" means a member of the Partnership Group.

        "Group Member Agreement" means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

        "Holdings GP LLC Agreement" means the Amended and Restated Limited Liability Company Agreement dated the Closing Date of the General Partner, as such may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof.

        "Indemnitee" means (a) the General Partner, (b) any Departing General Partner, (c) any Existing Owner, (d) any Qualifying Interest Holder, (e) any Person who is or was an Affiliate of the General Partner, any Departing General Partner, any Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was a managing member, manager, general partner, director, officer, fiduciary, agent or trustee of any Group Member, the General Partner, any Departing General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of any Group Member, the General Partner, any Departing General Partner, any Existing Owner or any Qualifying Interest Holder, (f) any Person who is or was serving at the request of the General Partner, any Departing General Partner, any Existing Owner or any Qualifying Interest Holder or any Affiliate of the General Partner, any Departing General Partner, any Existing Owner or any Qualifying Interest Holder as a member, manager, partner, director, officer, fiduciary, agent or trustee of another Person in furtherance of the business of any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any Person the General Partner designates as an "Indemnitee" for purposes of this Agreement.

        "Ineligible Holder" has the meaning assigned to such term in Section 4.8(c).

        "Initial Class A Shares" means the Class A Shares sold in the Initial Offering.

        "Initial Limited Partners" means the Existing Owners (with respect to the Class B Shares, received by them as described in Section 5.2) upon being admitted to the Partnership in accordance with Section 10.1.

        "Initial Offering" means the initial offering and sale of Class A Shares to the public, as described in the Registration Statement.

        "Issue Price" means the price at which an Initial Class A Share is purchased from the Partnership net of any sales commission or underwriting discount charged to the Partnership.

        "Limited Partner" means, unless the context otherwise requires, each Initial Limited Partner, each Class A Shareholder, each additional Person that becomes a Limited Partner in accordance with the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person's capacity as a limited partner of the Partnership.

        "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Class A Shares, Class B Shares or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

        "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Shares have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

        "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

        "Merger Agreement" has the meaning assigned to such term in Section 14.1.

        "MLP" means Plains All American Pipeline, L.P., a Delaware limited partnership, and any successors thereto.

        "MLP Agreement" means the Fourth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P. dated as of May 17, 2012, as it may be amended, modified, supplemented or restated from time to time in accordance with the terms thereof, including as amended by Amendment No. 1 thereto dated as of October 1, 2012.

        "MLP General Partner" means PAA GP LLC, a Delaware limited liability company and the general partner of the MLP, and any successors thereto.

        "MLP Group" means the MLP and its Subsidiaries.

        "MLP Managing General Partner" means Plains All American GP LLC, a Delaware limited liability company.

        "National Securities Exchange" means an exchange registered with the Commission under the Securities Exchange Act or any successor to such statute.

        "Non-citizen Assignee" means a Person whom the General Partner has determined in accordance with Section 4.9(a) does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.8.

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 15.1(b).

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) in a form acceptable to the General Partner.

        "Option Closing Date" means the date or dates on which any Class A Shares are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

        "Organizational Limited Partner" means PAA Management, L.P., in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

        "Outstanding" means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner, any of the Existing Owners and their permitted transferees or their respective Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be voted on any matter and

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement (such Class A Shares shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the Partnership, the General Partner, any of the Existing Owners, any Qualifying Interest Holder or their respective Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply or (iii) any Person or Group who acquired 20% or more of any Partnership Interests with the prior approval of the Board of Directors.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

        "Partners" means the General Partner and the Limited Partners.

        "Partnership" means Plains GP Holdings, L.P., a Delaware limited partnership.

        "Partnership Group" means the Partnership and its Subsidiaries treated as a single consolidated entity, but excluding the MLP Group.

        "Partnership Interest" means any class or series of equity interest in the Partnership (but excluding any options to purchase, rights, warrants or appreciation rights or phantom or tracking interests relating to an equity interest in the Partnership), including Class A Shares and Class B Shares.

        "Percentage Interest" means, as of any date of determination, as to any Shareholder, with respect to a class or classes of Shares, as applicable, the quotient obtained by dividing (i) the number of applicable Shares held by such Shareholder by (ii) the total number of all applicable Outstanding Shares. The Percentage Interests with respect to the General Partner Interest shall at all times be zero.

        "Person" means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Plan of Conversion" has the meaning assigned to such term in Section 14.1.

        "Pro Rata" means (a) when used with respect to Shares or any class thereof, apportioned among all designated Shares in accordance with their relative Percentage Interests, and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

        "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

        "Qualifying Interest Holder" means a Person holding a 10% or greater Qualifying Interest (as such term is defined in the Holdings GP LLC Agreement).

        "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership, or with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        "Record Date" means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means (a) with respect to Partnership Interests of any class for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.9.

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-190227) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Class A Shares in the Initial Offering.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

        "Share" means a Partnership Interest that is designated as a "Share" and shall include Class A Shares and Class B Shares.

        "Share Majority" means at least a majority of the Outstanding Shares, voting together as a single class.

        "Shareholders" means the holders of Shares.

        "Special Approval" means approval by a majority of the members of the Conflicts Committee after due inquiry (as defined herein), based on a subjective belief that the course of action or determination that is the subject of such approval is fair and reasonable to the Partnership.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person. For purposes of this

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

Agreement, with respect to the Partnership Group, none of the members of the MLP Group shall be a Subsidiary of any member of the Partnership Group.

        "Substituted Limited Partner" means the General Partner, in its capacity as the holder of Limited Partner Interests on behalf of a Non-citizen Assignee, in accordance with the provisions of Section 4.8.

        "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b)(ii).

        "Trading Day" has the meaning assigned to such term in Section 15.1(a)(iii).

        "transfer" has the meaning assigned to such term in Section 4.4(a).

        "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for Partnership Interests; provided that if no Transfer Agent is specifically designated for any Partnership Interests other than the Class A Shares, the General Partner shall act in such capacity with respect to such Partnership Interests.

        "Trigger Date" shall have the meaning given such term in the Holdings GP LLC Agreement.

        "Underwriter" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Class A Shares pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement dated October 15, 2013 among the Underwriters, the Partnership and certain other parties, providing for the purchase of Class A Shares by the Underwriters.

        "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

        "Withdrawal Opinion of Counsel" means an Opinion of Counsel to the effect that the withdrawal as General Partner by the General Partner (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member.

        Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms "include," "includes" or "including" or words of like import shall be deemed to be followed by the words "without limitation;" and (d) the terms "hereof," "herein" or "hereunder" refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

        Section 2.1 Formation. The Partnership was formed on July 17, 2013 pursuant to the Certificate of Limited Partnership as filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

        Section 2.2 Name. The name of the Partnership shall be "Plains GP Holdings, L.P." The Partnership's business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words "Limited Partnership," "LP," "Ltd." or

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

        Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 333 Clay Street, Suite 1600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 333 Clay Street, Suite 1600, Houston, Texas 77002 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

        Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member or a member of the MLP Group. The General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

        Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

        Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

        Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer to the Partnership of record title to all Partnership assets held by the General Partner or its Affiliates and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

        Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or required under the Delaware Act.

        Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member or a member of the MLP Group, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

        Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group or the MLP Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

        Section 3.4 Rights of Limited Partners.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner's own expense:

            (i)  to obtain true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership's most recent annual report and any subsequent quarterly or periodic reports required to be filed with the Commission pursuant to Section 13 of the Securities Exchange Act);

           (ii)  to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

          (iii)  to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

        (b)   The rights to information granted the Limited Partners pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Partners and each other Person or Group who acquires an interest in Partnership Interests hereby agrees to the fullest extent permitted by law that their rights as Partners to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise is restricted solely to the information identified in Section 3.4(a).

        (c)   Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group or the MLP Group, (B) could damage the Partnership Group or the MLP Group or either of their consolidated businesses or (C) that any Group Member is required by law or by agreement with any third party to keep confidential.

        (d)   Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

        Section 4.1 Certificates. The General Partner may cause some or all of any or all classes of Partnership Interests to be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

        Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

        (a)   If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Shares, evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

        (b)   The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate, or shall deliver other evidence of

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

the issuance of uncertificated Shares, in place of any Certificate previously issued if the Record Holder of the Certificate:

            (i)  makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

           (ii)  requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim (as such term is construed under the Uniform Commercial Code of the State of Delaware);

          (iii)  if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

          (iv)  satisfies any other reasonable requirements imposed by the General Partner.

        (c)   If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate, or other evidence of the issuance of uncertificated Shares.

        (d)   As a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Shares, under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3 Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder and as, and to the extent, provided for herein.

        Section 4.4 Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise, (ii) by which the holder of a Class A Share assigns such Class A Share to another Person who is or becomes a Class A Shareholder, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage or (iii) by which the holder of a Class B Share assigns such Class B Share to another Person who is or becomes a Class B Shareholder, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or other disposition by law or otherwise.

        (b)   No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the issued and outstanding equity interests or other ownership interests in the General Partner, including through a merger or consolidation of the General Partner.

        Section 4.5 Registration and Transfer of Limited Partner Interests.

        (a)   The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Class A Shares, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Shares, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as otherwise provided in Section 4.8, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests, or other evidence of the issuance of uncertificated Shares, are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such other Person when any such transfer or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall be deemed to agree to be bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Limited Partner Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement and (v) makes the consents and waivers contained in this Agreement. The transfer of any Limited Partner interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (d)   Subject to (i) the provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or amendment to this Agreement establishing such series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

        (e)   Except for transfers that are necessary in order to give effect to an AAP Exchange, a Limited Partner shall be prohibited from transferring any of its Class B Shares (a "Class B Transfer") unless such Limited Partner simultaneously transfers to the transferee of such Class B Shares the same number of shares of AAP Class A Units in accordance with the applicable terms of the AAP Agreement, including compliance with any transfer restriction, right of first refusal or change in control provisions, and a proportionate number of General Partner Units in accordance with the applicable terms of the Holdings GP LLC Agreement. If for any reason the transfer of such AAP Class A Units or General Partner Units does not occur simultaneously with the Class B Transfer, then the Class B Transfer shall be null and void and of no force and effect.

        Section 4.6 Transfer of the General Partner Interest.

        (a)   Subject to Section 4.6(b) below, the General Partner shall be free to transfer all or any part of its General Partner Interest to another Person at any time.

        (b)   Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership or limited liability company interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

        Section 4.7 Restrictions on Transfers.

        (a)   Notwithstanding the other provisions of this Article IV, except as provided in Section 4.8(d), no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer or (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation.

        (b)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

        Section 4.8 Eligibility Certificates; Ineligible Holders.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Citizenship Assignee, the General Partner

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

may request any Limited Partner or Citizenship Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Eligibility Certificate or such proof of the nationality, citizenship or other related status (or, if the Limited Partner or Citizenship Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Citizenship Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Eligibility Certificate or other requested information or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Citizenship Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Citizenship Assignee shall be subject to redemption in accordance with the provisions of Section 4.9. In addition, the General Partner may require that the status of any such Limited Partner or Citizenship Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of such Limited Partner's Limited Partner Interests.

        (b)   The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

        (c)   Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after a Non-citizen Assignee can and does certify that such Non-citizen Assignee has become an Eligible Citizen, such Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.9 and upon such Non-citizen Assignee's admission pursuant to Section 12.4, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Limited Partner Interests.

        Section 4.9 Redemption of Partnership Interests of Ineligible Holders.

        (a)   If at any time a Limited Partner or Citizenship Assignee fails to furnish an Eligibility Certificate or other information requested within the 30-day period specified in Section 4.8(a), or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Citizenship Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Citizenship Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Citizenship Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Citizenship Assignee as follows:

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

            (i)  The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Citizenship Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests or other evidence of the issuance of uncertificated Limited Partnership Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Citizenship Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

           (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Limited Partner or Citizenship Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or other evidence of the issuance of uncertificated Limited Partnership Interests, the Limited Partner or Citizenship Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

        (b)   The provisions of this Section 4.9 shall also be applicable to Limited Partner Interests held by a Limited Partner or Citizenship Assignee as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.9 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in an Eligibility Certificate that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

        Section 5.1 Organizational Issuances. In connection with the formation of the Partnership under the Delaware Act, the General Partner received a non-economic General Partner Interest in the Partnership, and has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner received a Limited Partner Interest in the Partnership equal to a one-hundred percent Percentage Interest and has been admitted as a Limited Partner of the Partnership. As of the Closing Date and effective with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        Section 5.2 Contributions by Initial Limited Partners. Immediately prior to or as of the Closing Date, the General Partner and the Existing Owners shall make the contributions contemplated by the Contribution Agreement, (i) in the case of the General Partner in exchange for a continuation of its non-economic General Partner Interest, subject to all of the rights, privileges and duties of the General Partner under this Agreement, and (ii) in the case of the Existing Owners, in exchange for (a) the number of Class B Shares set forth in the Contribution Agreement, (b) the right to receive a cash distribution from the Partnership and (c) all of the rights, privileges and duties of holders of Class B Shares under this Agreement.

        Section 5.3 Contributions by the Underwriters.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Class A Share multiplied by the number of Class A Shares specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Class A Shares to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Class A Share.

        (b)   Upon the exercise of the Over-Allotment Option, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Initial Class A Share, multiplied by the number of Class A Shares to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Class A Shares to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Class A Share. The Partnership shall use the proceeds from such Capital Contributions to purchase a number of Class B Shares and AAP Class A Units from the holders thereof equal to the number of Class A Shares purchased by the Underwriters at the Option Closing Date.

        Section 5.4 Interest and Withdrawal. No interest on Capital Contributions shall be paid by the Partnership. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

        Section 5.5 Issuances of Additional Partnership Interests.

        (a)   The Partnership may issue additional Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests (including pursuant to Section 7.4(c), but subject to Article XIV) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

        (b)   Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) or security authorized to be issued pursuant to Section 7.4(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership distributions; (ii) the

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

rights upon dissolution and liquidation of the Partnership; (iii) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions) or other security; (iv) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Partnership Interest or other security will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the Percentage Interest as to such Partnership Interest; and (vii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative preferences, rights, powers and duties of such Partnership Interest.

        (c)   The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.5 or Section 7.4(c), (ii) the admission of additional Limited Partners and (iii) all additional issuances of Partnership Interests. The General Partner shall (aa) determine the relative preferences, rights, powers and duties of the holders of the Shares or other Partnership Interests being so issued and (bb) reflect the admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any, National Securities Exchange on which the Shares or other Partnership Interests are listed or admitted to trading.

        (d)   No fractional Shares shall be issued by the Partnership.

        Section 5.6 AAP Exchanges.

        (a)   Upon any exchange of AAP Class B Units for AAP Class A Units pursuant to the AAP Agreement, the Partnership shall issue to the exchanging holder of such AAP Class B Units a number of Class B Shares equal to the number of AAP Class A Units issued in connection with such exchange.

        (b)   Upon any AAP Exchange, the Partnership shall issue to AAP (or, if the Call Right (as defined in the AAP Agreement) is exercised, the party exchanging AAP Class A Units) a number of Class A Shares equal to the number of AAP Class A Units being exchanged. Simultaneous with the consummation of such exchange, the Class B Shares involved in such exchange shall automatically be cancelled and shall cease to be outstanding.

        Section 5.7 No Preemptive Right. No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created.

        Section 5.8 Splits and Combinations.

        (a)   Subject to Section 5.8(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Share basis or stated as a number of Shares are proportionately adjusted. Any such distribution, subdivision or combination of the Class A Shares shall be accompanied by a simultaneous and proportionate distribution, subdivision or combination of the Class B Shares pursuant to this Agreement, General Partner Units pursuant to the Holdings GP LLC Agreement, and the AAP Class A Units or AAP Class B Units, respectively,

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

pursuant to the AAP Agreement, and vice versa. This provision shall not be amended unless corresponding changes are made to the Holdings GP LLC Agreement and the AAP Agreement.

        (b)   Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates, or other evidence of the issuance of uncertificated Shares, to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Shares, the surrender of any Certificate, or other evidence of the issuance of uncertificated Shares, held by such Record Holder immediately prior to such Record Date.

        (d)   The Partnership shall not issue fractional Shares upon any distribution, subdivision or combination of Shares. If a distribution, subdivision or combination of Shares would result in the issuance of fractional Shares but for the provisions of this Section 5.8(d), each fractional Share shall be rounded to the nearest whole Share (and a 0.5 Share shall be rounded to the next higher Share).

        Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI

DISTRIBUTIONS

        Section 6.1 Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Within 55 days following the end of each Quarter commencing with the Quarter ending on December 31, 2013, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All distributions required to be made under this Agreement shall be made subject to Section 17-607 and 17-804 of the Delaware Act.

        (b)   Notwithstanding Section 6.1(a), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

        (c)   Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        (d)   For the avoidance of doubt, no holder of Class A Shares issued in connection with an AAP Exchange shall be entitled to receive, in respect of the same Quarter, distributions or dividends both on such Class A Shares and the AAP Class A Units that were conveyed to the Partnership as part of such AAP Exchange.

        Section 6.2 Distributions of Available Cash. Available Cash shall, subject to Section 17-607 of the Delaware Act, be distributed, except as otherwise contemplated by Section 5.5 in respect of other Partnership Interests issued pursuant thereto, 100% to the Class A Shareholders Pro Rata.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1 Management.

        (a)   The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement or required by law, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs or property of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

            (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Interests, and the incurring of any other obligations;

           (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

          (iv)  the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership, its Subsidiaries and the MLP Group, the lending of funds to other Persons; the repayment or guarantee of obligations of the Partnership, its Subsidiaries and the MLP Group; and the making of capital contributions to any member of the Partnership, its Subsidiaries and the MLP Group;

           (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

  have no recourse against the General Partner or its assets other than its interest in the Partnership, even if such lack of recourse results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

          (vi)  the distribution of Partnership cash;

         (vii)  the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

        (viii)  the maintenance of insurance for the benefit of the Partnership, the Partners and Indemnitees;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the MLP and its Subsidiaries from time to time);

           (x)  the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

         (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

        (xiii)  the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Interests; and

        (xiv)  the undertaking of any action in connection with the Partnership's participation and management of the MLP through its ownership of the MLP Managing General Partner, including the approval or disapproval on behalf of the Partnership in its capacity as the sole member of the MLP Managing General Partner, of any proposed actions that may not be effected or authorized without the prior written consent of the Partnership pursuant to the terms of the limited liability company agreement of the MLP Managing General Partner, including any modification, amendment, waiver or other action affecting the 2% general partner interest or incentive distribution rights provided for in the MLP Agreement.

        (b)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Interests or is otherwise bound by the provisions of this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Administrative Agreement, the Contribution Agreement, and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (which approval, ratification and confirmation shall not, with respect to each such agreement, be considered to cover or include any amendments or supplements thereof entered into after the date such Person becomes bound by the provisions of this Agreement, except for amendments or supplements made to this Agreement in accordance with the

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

provisions hereof); (ii) agrees that the General Partner (on its own behalf or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by the provisions of this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement and any amendment of such agreements in accordance with the terms thereof (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty otherwise existing at law, in equity or otherwise.

        Section 7.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

        Section 7.3 Restrictions on General Partner's Authority. Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of holders of a Share Majority; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.4 Reimbursement of the General Partner.

        (a)   Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as general a partner or managing member of any Group Member.

        (b)   The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation, directors fees and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group's business (including expenses

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

        (c)   The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership Group employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any one of its Affiliates, in each case for the benefit of employees and directors of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group or the MLP Group. The Partnership agrees to issue to the General Partner, any Group Member or any of their Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner's General Partner Interest.

        Section 7.5 Outside Activities.

        (a)   The General Partner, for so long as it is the general partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner or managing member of one or more Group Members or as described in or contemplated by the Registration Statement or (ii) the acquiring, owning or disposing of debt or equity securities in any Group Member.

        (b)   Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member or any member of the MLP Group, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member or any member of the MLP Group, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member, any member of the MLP Group or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, the constituent documents of any Group Member, the MLP Agreement or the partnership relationship established hereby or thereby in any business ventures of any Group Member or Indemnitee.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (c)   Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitee (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of any Indemnitee (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership Group or the members of the MLP Group and the Indemnitee shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. The doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee. No Indemnitee who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and, except as otherwise provided in Section 7.5(a) or Section 7.5(b), such Indemnitee shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of duty (including any fiduciary duty) or any other obligation by reason of the fact that such Indemnitee pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided such Indemnitee does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to Indemnitee; provided further, however, that when an Indemnitee engages in such activities, there shall be no presumption of misuse of such confidential information solely because a Person associated with the Indemnitee may retain a mental impression of any such confidential information.

        (d)   The General Partner, Existing Owners and each of their respective Affiliates may acquire Shares or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of a General Partner or Limited Partner, as applicable, relating to such Shares or Partnership Interests. The term "Affiliates," when used in this Section 7.5(d) with respect to the General Partner, shall not include any Group Member or any Subsidiary of the Group Member.

        (e)   Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted (i) to have the effect of modifying, limiting or restricting the duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or (ii) to constitute a waiver or consent by the Limited Partners to any such modification, limitation or restriction, such provisions shall be deemed to have been approved by the Partners and to replace such duties of the General Partner; provided, however, that nothing in this Section 7.5 shall limit or otherwise affect the effectiveness of any Group Member Agreement, the Holdings GP LLC Agreement or any separate contractual obligations of any Person (including any Indemnitee) to the Partnership or any of its Affiliates pursuant to agreements entered into following the date of this Agreement.

        Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership.

        (a)   The General Partner or any of its Affiliates may lend to any Group Member or a member of the MLP Group, and any Group Member or a member of the MLP Group may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member or member of the MLP Group for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm's-length basis (without reference to the lending party's financial abilities or guarantees) all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term "Group Member" shall include any Affiliate of a Group Member that is controlled by the Group Member and the term "member of the MLP Group" shall include any Affiliate of a member of the MLP Group that is controlled by a member of the MLP Group.

        (b)   The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

        Section 7.7 Indemnification.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, to the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall be indemnified and held harmless unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Indemnitee (other than a Group Member or an individual Person) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Administrative Agreement, the Contribution Agreement or the Holdings GP LLC Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

        (c)   The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, any vote by the Board of Directors, as a matter of law or otherwise, both as to actions in the Indemnitee's status as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to hold the status with respect to which it was Indemnitee and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee; provided, that if an Indemnitee is also an Affiliate of a voting Person, the vote of such Person will be disregarded in the vote.

        (d)   The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

Persons as the General Partner shall determine, including the purchase and maintenance of insurance pursuant to the terms of the Administrative Agreement, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the activities of the Group Member or its Affiliates or such Person's activities on behalf of the Group Member or its Affiliates, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (e)   For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

        (f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement or have any obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

        (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (h)   The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the any Group Member or any Affiliate of a Group Member, nor the obligations of the Group Member or such Affiliate to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or-in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.8 Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Interests, for losses sustained solely due to the fact that the Indemnitee holds the status which respect to which it is an Indemnitee or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was criminal.

        (b)   Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to a Group Member, the MLP or any of its Subsidiaries, the Partners or any other Indemnitee acting in connection with the business or affairs of the Group Member or the MLP and its Subsidiaries, such Indemnitee shall not be liable to the Group Member or the MLP or its Subsidiaries or to any Partner or other Indemnitee for its reliance in good faith on the provisions of this Agreement.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, any Existing Owner or any of their respective Affiliates or any Affiliate of the Partnership that may "control" (as that term is defined in the definition of "Affiliate" hereunder) the Partnership, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a Share Majority (excluding Shares owned by the General Partner and its Affiliates), (iii) determined by the General Partner (after due inquiry) to be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) approved by the General Partner (after due inquiry) based on a subjective belief that the course of action or determination that is the subject of such approval is fair and reasonable to the Partnership, which may include taking into account the circumstances and the relationships among the parties involved (including the short-term or long-term interests of the Partnership and other arrangements or relationships that could be considered favorable or advantageous to the Partnership), including (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. In making any determination under this Section 7.9(a), it shall be presumed that the Conflicts Committee, the General Partner and the Board of Directors (as applicable) have satisfied the contractual standards set forth in this Agreement and any Person challenging such determination shall have the burden of overcoming such presumption as provided in Section 7.9(e). Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (b)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, or any other agreement contemplated hereby or otherwise, then unless another express standard is provided for in this Agreement or such other agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in "good faith" for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must subjectively believe that the determination, other action or anticipated result thereof is in, or not opposed to, the best interests of the Partnership, and in connection therewith such Person or Persons may take into account the circumstances and relationships involved (including the short-term or long-term interests of the Partnership and other arrangements or relationships that could be considered favorable or advantageous to the Partnership). Without limiting the generality of the foregoing, in considering whether to approve, on behalf of the Partnership in its capacity as the sole member of MLP Managing General Partner, any concession with respect to, or modification, amendment or elimination of, any incentive distribution rights held by AAP, the General Partner and the Board of Directors shall be entitled to take into account all relevant factors, including (without limitation), to the extent that it believes relevant, (i) anticipated increases in distributions to the Partnership or any of its Subsidiaries expected to be received as a result of the issuance of any securities by the MLP in connection therewith, (ii) any increase in value of such incentive distribution rights associated with any such expected increase in distributions and (iii) the effect of such action on the long-term distribution growth prospects of the MLP or any of the MLP's subsidiaries.

        (c)   Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, and any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, "at the option of the General Partner," or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

        (d)   Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (e)   Except as expressly set forth in this Agreement or required by the Delaware Act, to the maximum extent permitted by the Delaware Act or other applicable law, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner notwithstanding anything to the contrary in existing law, in equity or otherwise; and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee. To the fullest extent permitted by law, in connection with any action or inaction of, or determination made by, the General Partner or any other Indemnitee with respect to any matter relating to the Partnership, it shall be presumed that the General Partner and other Indemnitees acted in a manner that satisfied the contractual standards set forth in this Agreement, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging any such action or inaction of, or determination made by, of the General Partner or any other Indemnitee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption.

        (f)    The Shareholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

        (g)   Where a determination requires "due inquiry," the Person or Persons making such determination or taking or declining to take such action must subjectively believe that such Person or Persons had available adequate information to make such determination or to take or decline to take such action in accordance with the applicable contractual standard.

        Section 7.10 Other Matters Concerning the General Partner.

        (a)   The General Partner and any Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

        (b)   The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon and in accordance with the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith.

        (c)   The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers or agents of the Partnership or any Group Member.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of this Section 7.11 and Articles IV and X.

        Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person (other than the General Partner and its Affiliates) dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person (other than the General Partner or its Affiliates) dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Shares or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year ending December 31.

        Section 8.3 Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be furnished or made available, by any reasonable means (including posting on or accessible through the Partnership's or the SEC's website),

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

to each Record Holder of a Share as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be furnished or made available, by any reasonable means (including posting on or accessible through the Partnership's or the SEC's website), to each Record Holder of a Share, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Shares are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

        Section 9.1 Tax Elections and Information.

        (a)   The Partnership is authorized and has elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

        (b)   Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

        (c)   The tax information reasonably required by Record Holders for U.S. federal income tax reporting purposes shall be furnished to Record Holders on or before the date required under the Code and treasury regulations thereunder, but in any event no later than 90 days after the close of each calendar year.

        Section 9.2 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount with respect to a distribution or payment to or for the benefit of any Partner, the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.2 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

        Section 10.1 Admission of Limited Partners.

        (a)   Upon the issuance by the Partnership of Class B Shares to the Initial Limited Partners as described in Article V, such parties shall automatically be admitted to the Partnership as Initial Limited Partners in respect of the Class B Shares issued to them.

        (b)   Upon the issuance by the Partnership of Class A Shares to the Underwriters as described in Article V in connection with the Initial Offering, such parties shall automatically be admitted to the Partnership as Limited Partners in respect of the Class A Shares issued to them.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (c)   By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or such other Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interest for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9 hereof.

        (d)   The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

        (e)   Any transfer of a Limited Partner Interest shall not entitle the transferee to distributions or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(c).

        Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.

        Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

 ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

        Section 11.1 Withdrawal of the General Partner.

        (a)   The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

            (i)  the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

           (ii)  the General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

          (iii)  the General Partner is removed pursuant to Section 11.2;

          (iv)  the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

           (v)  a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

          (vi)  (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

        If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or 11.1(a)(vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

        (b)   Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Shareholders, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Share Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. If, prior to the effective date of the General Partner's withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Shareholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with and subject to Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

        Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Shareholders holding at least 66 2/3% of the Outstanding Shares (including Shares held by the General Partner, the Existing Owners and their permitted transferees and their respective Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Shareholders holding a Share Majority (including Shares held by the General Partner, the Existing Owners and their permitted transferees and their respective Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. The right of the holders of Outstanding Shares to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

        Section 11.3 Interest of Departing General Partner and Successor General Partner.

        (a)   In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Shares under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing General Partner shall have the option exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner to require its successor to purchase (x) its General Partner Interest and (y) its general partner interest (or equivalent interest), if any, in the other Group Members ((x) and (y) collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Shareholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

(or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive (y) all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members and (z) any other out-of-pocket expenses or liabilities directly or indirectly relating to the withdrawal or removal of the General Partner.

        For purposes of this Section 11.3(a), the fair market value of the Departing General Partner's Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner's withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Shares on any National Securities Exchange on which Shares are then listed or admitted to trading, the value of the Partnership's assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

        (b)   If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Class A Shares pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Class A Shares will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Class A Shares.

        (c)   If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, be issued the General Partner Interest.

        Section 11.4 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

 ARTICLE XII

DISSOLUTION AND LIQUIDATION

        Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 10.3, 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

        (a)   an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership in accordance with this Agreement;

        (b)   an election to dissolve the Partnership by the General Partner that is approved by the holders of a Share Majority;

        (c)   the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

        (d)   at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

        Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon an Event of Withdrawal caused by (a) the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or 11.1(a)(iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), 11.1(a)(iv) or 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Share Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Share Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i)  the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

           (ii)  if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

          (iii)  the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Share Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner.

        Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

Class A Shares. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Class A Shares. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a Share Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

        Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

        (a)    Disposition of Assets.    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

        (b)    Discharge of Liabilities.    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)    Liquidation Distributions.    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed 100% to the Class A Shareholders Pro Rata.

        Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

        Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Shareholders, or any

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

        Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

        Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

        (a)   a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

        (b)   the admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

        (c)   a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state;

        (d)   a change that the General Partner determines: (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect (such determination to be made taking into account the overall net impact of the proposed change or amendment); (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are or will be listed or admitted to trading; (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8; (iv) is necessary or appropriate, in the sole discretion of the General Partner, to properly effect or clarify the changes in governance procedures contemplated hereunder or under the Holdings GP LLC Agreement following the Trigger Date, including arrangements regarding the division of the Directors into classes, the nomination of Eligible Directors and the election of Eligible Directors; or (v) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

        (e)   a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

        (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (g)   an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Interests or rights to acquire Partnership Interests pursuant to Section 5.6;

        (h)   any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

        (i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

        (j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or 7.1(a);

        (k)   a merger, conveyance or conversion pursuant to Section 14.3(d);

        (l)    any amendment effected, necessitated or contemplated by an amendment to the MLP Agreement that requires the MLP's unitholders to provide a statement, certificate or other proof of evidence to the MLP regarding whether such unitholder is subject to United States federal income tax on the income generated by the MLP; or

        (m)  any other amendments substantially similar to the foregoing.

        Section 13.2 Amendment Procedures. Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the requirements of this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement and, in declining to propose an amendment to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Share Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Shares shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Shares or call a meeting of the Shareholders to consider and vote on such proposed amendment, in each case in accordance with the other provisions of this Article XIII. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

        Section 13.3 Amendment Requirements.

        (a)   Notwithstanding the provisions of Sections 13.1 (other than Section 13.1(d)(v)) and Section 13.2, and in addition to any other approvals required hereby, no provision of this Agreement that establishes a percentage of Outstanding Shares (including Shares deemed owned by the General Partner and its Affiliates) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Shares whose aggregate Outstanding

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

Shares constitute not less than the percentage of Outstanding Shares required to take such action sought to be reduced or increased, as applicable.

        (b)   Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to the General Partner or any of its Affiliates without the General Partner's consent, which consent may be given or withheld at its option.

        (c)   Except as provided in Section 14.3, and without limitation of the General Partner's authority to adopt amendments to this Agreement without the approval of any Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class adversely affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Shares voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

        (e)   Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Shares.

        Section 13.4 Meetings.

        (a)   All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. At any meeting of the Limited Partners pursuant to this Agreement, subject to eligibility criteria and voting rights as provided hereunder or under applicable law, each Limited Partner shall be entitled to one vote for each Share that is registered in the name of such Limited Partner on the record date for such meeting.

        (b)   Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Shares of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing, agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent.

        (c)   After the Board Classification Date, an annual meeting of the Limited Partners for the election of Eligible Directors and such other matters as the Board of Directors shall submit to a vote of the Limited Partners shall be held on such date and at such time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of such annual meeting shall be given in accordance with Section 16.1 not less than 10 days nor more than 60 days prior to the date of such meeting.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

            (i)  After the Board Classification Date, the Limited Partners entitled to vote shall have the right to vote for the election of Eligible Directors whose term is expiring at each annual meeting. The holders of Class A Shares and Class B Shares, acting as a single class, shall elect by a plurality of the votes cast at such meeting (not counting abstentions) persons to serve as Eligible Directors on the Board of Directors who are nominated in accordance with the provisions of this Section 13.4(c).

           (ii)  (A) (1) Nominations of persons for election as Eligible Directors may be made at an annual meeting of the Limited Partners only (a) by or at the direction of the Directors (other than the Eligible Directors subject to election at the meeting) or any committee thereof or (b) by any Limited Partner (other than a Limited Partner who has the right to designate a Designated Director) who was a Record Holder of at least 10% of the Outstanding Shares at the time the notice provided for in this Section 13.4(c)(ii) is delivered to the General Partner, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 13.4(c)(ii); provided, that any such Limited Partner who is entitled to nominate as provided in clause (b) immediately preceding shall only be entitled to nominate a single person for election as an Eligible Director.

            (2)   For any nomination brought before an annual meeting by a Limited Partner pursuant to clause (b) of paragraph (A)(1) of this Section 13.4(c)(ii) the Limited Partner must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner's notice must be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the Limited Partner must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). Notwithstanding the foregoing, for purposes of the first annual meeting following the Board Classification Date, the Board of Directors shall determine, and make a public announcement of, the time period within which a Limited Partner's notice must be delivered to the General Partner in order to comply with this Section 13.4(c)(ii). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner's notice as described above.

            (3)   Such Limited Partner's notice shall set forth: (a) as to the person whom the Limited Partner proposes to nominate for election as an Eligible Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act and (ii) such person's written consent to being named in the proxy statement as a nominee and to serving as an Eligible Director if elected; and (b) as to the Limited Partner giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Limited Partner, as they appear on the Partnership's books and records, and of such beneficial owner, (ii) the number of Shares which are owned beneficially and of record by

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

    such Limited Partner and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Limited Partner and such beneficial owner, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned Shares) that has been entered into as of the date of the Limited Partner's notice by, or on behalf of, such Limited Partner and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of Share price changes for, or increase or decrease the voting power of, such Limited Partner and such beneficial owner, with respect to Shares, (v) a representation that the Limited Partner is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (vi) a representation whether the Limited Partner or the beneficial owner, if any, intends or is part of a group which intends (AA) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership's Shares required to elect the nominee and/or (BB) otherwise to solicit proxies from Limited Partners in support of such nomination. The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an Eligible Director.

            (B)  After the Board Classification Date, nominations of persons for election as Eligible Directors may be made at a special meeting of Limited Partners at which Eligible Directors are to be elected pursuant to the General Partner's notice of meeting (1) by or at the direction of the Directors (other than Eligible Directors subject to election at the meeting) or (2) by any Limited Partner who is the Record Holder of at least 10% of the Outstanding Shares at the time the notice provided for in this Section 13.4(c)(ii) is delivered to the General Partner, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 13.4(c)(ii)(B). In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Eligible Directors, any Limited Partner who is eligible as provided in clause (2) of the immediately preceding sentence may nominate a single person for election as specified in the General Partner's notice of meeting, if the Limited Partner's notice, which must satisfy the requirements set forth in paragraph (A)(3) of this Section 13.4(c)(ii) with respect to nominations brought before an annual meeting, shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or, if the first public announcement of the date of such meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner's notice as described above.

            (C)  (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13.4(c)(ii) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as Eligible Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.10 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(c)(ii) (including whether the Limited Partner or beneficial owner, if any, on whose behalf the nomination is made or solicited (or is part of a group which

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

    solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner's nominee in compliance with such Limited Partner's representation as required by clause (A)(3)(b)(vi) of this Section 13.4(c)(ii)) and (b) if any proposed nomination was not made in compliance with this Section 13.4(c)(ii), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.4(c)(ii) unless otherwise required by law, if the Limited Partner (or a qualified representative of the Limited Partner) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 13.4(c)(ii), to be considered a qualified representative of the Limited Partner, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

            (2)   For purposes of this Section 13.4(c)(ii), "public announcement" shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Partnership or the General Partner with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act and the rules and regulations thereunder.

            (3)   Notwithstanding the foregoing provisions of this Section 13.4(c)(ii), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.4(c)(ii); provided however, that any references in this Agreement to the Securities Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(c)(ii) (including paragraphs (A) and (B) hereof), and compliance with paragraphs (A) and (B) of this Section 13.4(c)(ii) shall be the exclusive means for a Limited Partner to make nominations.

          (iii)  This Section 13.4(c) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a "poison pill" or shareholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains "dead hand" provisions, "no hand" provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

          (iv)  The General Partner shall use commercially reasonable efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(c), including, without limitation, amending the Holdings GP LLC Agreement such that at all times the Holdings GP LLC Agreement shall provide that following the Board Classification Date the Eligible Directors shall be nominated and elected in accordance with the terms of this Agreement.

           (v)  If the General Partner delegates to an existing or newly formed wholly-owned subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(c) shall be applicable with respect to the board of directors or other governing body of such subsidiary.

        (d)   Any meeting of Limited Partners shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (e)   The exercise by a Limited Partner of the right to vote in an election of the Eligible Directors and any other rights afforded to a Limited Partner under this Article XIII shall be taken in such Limited Partner's capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner's limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

        Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Shares for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

        Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (i) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day immediately preceding the day on which notice is given, and (ii) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

        Section 13.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

        Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

        Section 13.9 Quorum. The holders of a majority of the Outstanding Shares of the class or classes for which a meeting has been called (including Shares deemed owned by the General Partner) represented, in person or by proxy, shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Shares, in which case the quorum shall be such greater percentage. At any meeting

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Shares that in the aggregate represent a majority of the Outstanding Shares entitled to vote and present, in person or by proxy, at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Shares that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Shares specified in this Agreement (including Outstanding Shares deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Shares entitled to vote at such meeting (including Outstanding Shares deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

        Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals, proxies and votes in writing.

        Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners (other than the election of Eligible Directors following the Board Classification Date) may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Shares (including Shares deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Shares are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Shares held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Shares that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

(c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Shares acting by written consent without a meeting.

        Section 13.12 Voting and Other Rights.

        (a)   Only those Record Holders of the Outstanding Shares on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Shares.

        (b)   With respect to Shares that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Shares are registered, such other Person shall, in exercising the voting rights in respect of such Shares on any matter, and unless the arrangement between such Persons provides otherwise, vote such Shares in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

        Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation ("Merger Agreement") or a written plan of conversion ("Plan of Conversion"), as the case may be, in accordance with this Article XIV.

        Section 14.2 Procedure for Merger, Consolidation or Conversion.

        (a)   Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (b)   If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

            (i)  the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

           (ii)  the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

          (iii)  the terms and conditions of the proposed merger or consolidation;

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

           (v)  a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (vi)  the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

         (vii)  such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

        (c)   If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

            (i)  the name of the converting entity and the converted entity;

           (ii)  a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

          (iii)  a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

          (iv)  the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;

           (v)  in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

          (vi)  in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

         (vii)  the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

        (viii)  such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

        Section 14.3 Approval by Limited Partners.

        (a)   Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

        (b)   Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or the Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Share Majority; provided, that in the case of a Merger Agreement or Plan of Conversion, as the case may be, containing any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Shares or of any class of Limited Partners, such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

        (c)   Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or a certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

        (d)   Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the Delaware Act, (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

        (e)   Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the Delaware Act, (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Share outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Share of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

        (f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

        Section 14.4 Certificate of Merger.

        (a)   Upon the required approval by the General Partner and the Shareholders of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        Section 14.5 Effect of Merger, Consolidation or Conversion.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        (b)   At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:

            (i)  the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

           (ii)  all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

          (iii)  all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

          (iv)  all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity; and

           (v)  the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

        (c)   A merger, consolidation or conversion effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

        Section 14.6 Amendment of Partnership Agreement. Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with Section 17-211(b) of the Delaware Act may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for a limited partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.6 shall be effective at the effective time or date of the merger or consolidation.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

        Section 15.1 Right to Acquire Limited Partner Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time the General Partner, the Existing Owners and their permitted transferees and their respective Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding (and treating the Class A Shares and Class B Shares as a single class of Limited Partner Interest), the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any other designee, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class (treating the Class A Shares and Class B Shares as a single class of Limited Partner Interest) then Outstanding held by Persons other than the General Partner, the Existing Owners and their permitted transferees and their respective Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner, the Existing Owners or any of their respective Affiliates for any such Limited Partner Interest of such class purchased during the 90-day

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by any quotation system then in use with respect to such Limited Partner interests, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        (b)   If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Shares, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Shares, shall not have been

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles III, IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Shares, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles III, IV, V, VI and XII).

        (c)   At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest, or other evidence of the issuance of uncertificated Shares, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

        Section 16.1 Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

        Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

        Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 16.7 Third-Party Beneficiaries. Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

        Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest pursuant to Section 10.1(a) without execution hereof.

        Section 16.9 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

        (a)   This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        (b)   Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

            (i)  irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

           (ii)  irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

          (iii)  agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

          (iv)  expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and

           (v)  consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

        Section 16.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

        Section 16.12 Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Class A Shares is expressly permitted by this Agreement.

[Signature page follows.]

Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above:

GENERAL PARTNER: PAA GP HOLDINGS LLC
By:

Signature Page to
Amended and Restated Agreement of Limited Partnership
of Plains GP Holdings, L.P.

APPENDIX B

GLOSSARY OF SELECTED TERMS

        AAP:    Plains AAP, L.P.

        AAP management units:    Class B Units (representing profits interests) in AAP held by members of PAA management.

        AAP units:    Class A Units of AAP.

        Backwardated or Backwardated market:    The price of crude oil for future deliveries is lower than current prices.

        Barrel:    One barrel of crude oil equals 42 U.S. gallons.

        Bbls/d:    Barrels per day.

        Bcf:    One billion cubic feet of natural gas.

        Btu:    British thermal unit.

        CAD:    Canadian dollar.

        CERCLA:    Federal Comprehensive Environmental Response, Compensation and Liability Act.

        Common carrier pipeline:    A pipeline engaged in the transportation of petroleum products as a public utility and common carrier for hire.

        Condensate:    A natural gas liquid with a low vapor pressure, mainly composed of propane, butane, pentane and heavier hydrocarbon fractions.

        Contango or Contango market:    The price of crude oil for future deliveries is higher than current prices.

        DERs:    Distribution equivalent rights.

        DOT:    Department of Transportation.

        EIA:    Energy Information Administration.

        EPA:    Environmental Protection Agency.

        Existing Owners:    The entities and individuals that own capital interests in AAP and GP LLC as of the date of this prospectus, including, but not limited to, PAA Management, L.P. and certain entities affiliated with Occidental Petroleum Corporation, The Energy & Minerals Group, and Kayne Anderson Investment Management Inc.

        Feedstock:    A raw material required for an industrial process such as in petrochemical manufacturing.

        FERC:    Federal Energy Regulatory Commission.

        Field:    The general area encompassed by one or more oil or gas reservoirs or pools that are located on a single geologic feature, that are otherwise closely related to the same geologic feature (either structural or stratigraphic).

        Fractionation:    The process by which a mixed stream of natural gas liquids is separated into its constituent products.

        GAAP:    Generally accepted accounting principles in the United States.

        General partner:    PAA GP Holdings LLC.

        GP LLC:    Plains All American GP LLC, the general partner of AAP.

        Henry Hub:    A pipeline interchange near Erath, Louisiana, where a number of interstate and intrastate pipelines interconnect through a header system operated by Sabine Pipe Line. It is the standard delivery point for the NYMEX natural gas futures contract in the U.S.

        Hydrocarbon:    An organic compound containing only carbon and hydrogen.

        ICA:    Interstate Commerce Act.

        ICE:    IntercontinentalExchange.

        IPO:    Initial public offering.

        LIBOR:    London Interbank Offered Rate.

        Link:    Link Energy LLC.

        LNG:    Liquefied natural gas.

        LTIP:    Long-term incentive plan.

        Midstream:    The industry term for the parts of the energy industry in between the production of oil and gas (upstream) and the distribution of refined and finished products (downstream).

        MLP:    Master limited partnership.

        Natural gas:    Hydrocarbon gas found in the earth, composed of methane, ethane, butane, propane and other gases.

        NEB:    National Energy Board.

        NGA:    Natural Gas Act of 1938.

        Nexen:    Nexen Holdings U.S.A. Inc.

        NGL:    Natural gas liquids including ethane, natural gasoline products, propane and butane.

        NYMEX:    New York Mercantile Exchange.

        NYSE:    New York Stock Exchange.

        OCS:    Outer Continental Shelf.

        OSHA:    Occupational Safety and Health Act.

        PAA:    Plains All American Pipeline, L.P. and its operating subsidiaries collectively, or Plains All American Pipeline,  L.P., individually, as the context may require.

        Pacific:    Pacific Energy Partners, L.P.

        Partnership agreement:    The Amended and Restated Agreement of Limited Partnership of Plains GP Holdings, L.P., to be adopted in connection with the closing of this offering.

        PNG:    PAA Natural Gas Storage, L.P.

        PNGS:    PAA Natural Gas Storage, LLC.

        Rainbow:    Rainbow Pipe Line Company, Ltd.

        RCRA:    Resource Conservation and Recovery Act, as amended.

        SEC:    Securities and Exchange Commission.

        Shares:    Class A shares and Class B shares representing limited partner interests in us following this offering.

        Shareholders:    The persons holding shares.

        SLC Pipeline:    SLC Pipeline LLC.

        SOP:    Shell Oil Products.

        Terminalling:    The receipt of crude oil from one connecting pipeline and redelivery of the crude oil to another connecting carrier in volumes that allow the refinery to receive its crude oil on a ratable basis throughout a delivery period.

        Throughput:    The volume of product transported or passing through a pipeline, plant, terminal or other facility.

        Trigger date:    The date that the overall direct and indirect economic interest of the Existing Owners and their permitted transferees in AAP falls below 40%. The 40% threshold will be calculated on a fully diluted basis that takes into account any Class A shares owned by the Existing Owners and their affiliates and permitted transferees, assumes the exchange of all AAP management units for AAP units based on the applicable conversion factor and attributes the ownership of such AAP units to the Existing Owners.

        TNM:    Texas New Mexico.

        USD:    United States dollar.

        Velocity:    Velocity South Texas Gathering, LLC.

        Wellhead:    The equipment at the surface of a well-used to control the pressure; the point at which the hydrocarbons and water exit the ground.

        White Cliffs:    White Cliffs Pipeline, LLC.

128,000,000 Class A Shares
Representing Limited Partner Interests

Prospectus

October 15, 2013

Barclays
Goldman, Sachs & Co.
J.P. Morgan
BofA Merrill Lynch
Citigroup
UBS Investment Bank
Wells Fargo Securities

Deutsche Bank Securities	Morgan Stanley	Raymond James	RBC Capital Markets

Baird	Oppenheimer & Co.		Stifel
BBVA	BNP PARIBAS	DNB Markets	ING

Mitsubishi UFJ Securities	Mizuho Securities	Piper Jaffray	PNC Capital Markets LLC
Scotiabank / Howard Weil	SMBC Nikko	SOCIETE GENERALE	SunTrust Robinson Humphrey
BB&T Capital Markets	CIBC	Ladenburg Thalmann & Co. Inc.	Regions Securities LLC
Simmons & Company International	Stephens Inc.	Tudor, Pickering, Holt & Co.	U.S. Capital Advisors

Until November 9, 2013 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.